As filed with the Securities and Exchange Commission on May 14, 2007
Registration No. 333- 141289

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Beneficial Mutual Bancorp, Inc.
Beneficial Mutual Savings Bank 401(k) Plan
Beneficial Insurance Services, LLC 401(k) Plan
(Exact name of registrant as specified in its charter)

United States	6035	56-2480744
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

510 Walnut Street, 19th Floor
Philadelphia, Pennsylvania 19106
(215) 864-6000
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Gerard P. Cuddy
President and Chief Executive Officer
Beneficial Mutual Bancorp, Inc.
510 Walnut Street, 19th Floor
Philadelphia, Pennsylvania 19106
(215) 864-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Gary R. Bronstein, Esquire	Eric Luse, Esq.
Lori M. Beresford, Esquire	Luse Gorman Pomerenk &
Muldoon Murphy & Aguggia LLP	Schick, P.C.
5101 Wisconsin Avenue, NW	5335 Wisconsin Avenue, NW
Washington, DC 20016	Suite 500
(202) 362-0840	Washington, DC 20016
(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.
/ X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
  / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

Calculation of Registration Fee
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock $.01 par value	36,439,975 (1)	$10.00	$364,399,750	(3)
Participation Interests	(4)	—	$11,136,530	(4)

(1)	Includes shares of common stock to be issued to The Beneficial Foundation, a private foundation.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	The registration fee of $11,187 was previously paid upon the initial filing of the Form S-1 on March 14, 2007.
(4)
The securities of Beneficial Mutual Bancorp, Inc. to be purchased by the Beneficial Mutual Savings Bank 401(k) Plan and the Beneficial Insurance Services, LLC 401(k) Plan are included in the amount shown for common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plans.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS	[LOGO]
Beneficial Mutual Bancorp, Inc. (Holding Company for Beneficial Mutual Savings Bank) Up to 20,527,500 Shares of Common Stock

          This is the initial public offering of shares of common stock of Beneficial Mutual Bancorp, Inc. In addition to the shares we are offering to the public in our initial public offering, Beneficial Mutual Bancorp will be offering shares of its common stock to shareholders of FMS Financial Corporation in connection with the merger of FMS Financial with and into Beneficial Mutual Bancorp. FMS Financial shareholders may elect to exchange their FMS Financial shares for either $28.00 in cash, 2.80 shares of Beneficial Mutual Bancorp stock for each share of FMS Financial or a combination thereof, subject to the election and proration procedures set forth in the merger agreement. In the event that we are unable to complete the merger we will terminate the offering. Additionally, we will contribute $500,000 in cash and 950,000 shares to The Beneficial Foundation, a charitable foundation to be formed in connection with the initial public offering, which represents between 1.69% and 1.30% of our outstanding common stock at the minimum and maximum of the offering range, respectively. Beneficial Savings Bank MHC, our federally chartered mutual holding company parent, will own at least a majority of our outstanding common stock following the initial public offering and the merger of FMS Financial with Beneficial Mutual Bancorp. We expect that our shares of common stock will be quoted on the Nasdaq Global Select Market under the symbol “BNCL.”

          If you are or were a depositor of Beneficial Mutual Savings Bank, you may have priority rights to purchase shares of common stock. If you are a participant in the Beneficial Mutual Savings Bank 401(k) Plan or the Beneficial Insurance Services, LLC 401(k) Plan, you may direct that up to 50% of your 401(k) Plan account balance be invested in shares of Beneficial Mutual Bancorp common stock. You will receive a separate supplement to this prospectus that describes your rights under your 401(k) Plan. If you are a shareholder of FMS Financial, you may elect to receive shares of Beneficial Mutual Bancorp common stock in exchange for your FMS Financial common stock in connection with the merger subject to election and proration procedures set forth in the merger agreement. A maximum of 11,883,350 shares of Beneficial Mutual Bancorp common stock will be issued to FMS Financial shareholders. You will receive a separate proxy statement explaining the merger in more detail. If you fit none of the categories above, but are interested in purchasing shares of our common stock, you may have an opportunity to purchase shares of common stock after priority orders are filled.

          We are offering up to 20,527,500 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must issue a minimum of 15,172,500 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines our market value has increased, we may sell up to 23,606,625 shares without giving you further notice or the opportunity to change or cancel your order.

          The offering is scheduled to terminate at 4:00 p.m., Eastern time, on [DATE1], 2007. We may extend this termination date without notice to you until [DATE2], 2007, unless the Office of Thrift Supervision approves a later date. Funds received before completion of the offering will be maintained at Beneficial Mutual Savings Bank or, at our discretion, in an escrow account at an independent insured depository institution. All subscriptions received will earn interest at our passbook savings rate, which is currently 0.75% per annum.

          The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [DATE2], 2007. If we extend the offering beyond [DATE2], 2007, we will promptly return the funds of all subscribers who do not reconfirm their subscriptions. If we terminate the offering because we fail to sell the minimum number of shares, the merger is terminated, or for any other reason, we will promptly return your funds with interest at our passbook savings rate.

          Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

          We expect our current directors and executive officers, together with their associates, to subscribe for 326,500 shares, which equals an aggregate 1.59% of the shares offered for sale at the maximum of the offering range.

          The Office of Thrift Supervision conditionally approved our plan of stock issuance on _____________, 2007. However, such approval does not constitute a recommendation or endorsement of this offering.

This investment involves a degree of risk, including the possible loss of principal.
Please read “Risk Factors” beginning on page ___.

OFFERING SUMMARY
Price Per Share: $10.00

	Minimum	Maximum	Maximum As Adjusted

Number of shares	15,172,500	20,527,500	23,606,625
Gross cash offering proceeds	$151,725,000	$205,275,000	$236,066,250
Estimated offering expenses, excluding underwriting fees	$2,445,000	$2,445,000	$2,445,000
Estimated underwriting fees	$790,000	$1,095,000	$1,271,000
Estimated net cash proceeds	$148,490,000	$201,735,000	$232,350,250
Estimated net cash proceeds per share	$9.79	$9.83	$9.84

          These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

          Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Sandler O’Neill + Partners, L.P.

The date of this prospectus is ______________, 2007

[Map of applicable Pennsylvania and New Jersey counties showing office locations of Beneficial Mutual Savings Bank and separately identifying the branch offices of Farmers & Mechanics Bank appears here]

Table of Contents

Page

Summary
Risk Factors
A Warning About Forward-Looking Statements
Selected Consolidated Financial and Other Data of Beneficial Mutual Bancorp
Selected Consolidated Financial and Other Data of FMS Financial
Recent Developments of Beneficial Mutual Bancorp
Recent Developments of FMS Financial
Use of Proceeds
Our Dividend Policy
Market for Common Stock of Beneficial Mutual Bancorp
Capitalization
Regulatory Capital Compliance
Pro Forma Data
Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation
Business of Beneficial Mutual Bancorp
Management’s Discussion and Analysis of Beneficial Mutual Bancorp
Business of FMS Financial
Management’s Discussion and Analysis of FMS Financial
Our Management
Subscriptions by Executive Officers and Directors
Regulation and Supervision
Federal and State Taxation
The Acquisition of FMS Financial
The Stock Offering
The Beneficial Foundation
Restrictions on Acquisition of Beneficial Mutual Bancorp, Beneficial Savings Bank MHC and Beneficial Mutual Savings Bank
Description of Beneficial Mutual Bancorp Common Stock
Transfer Agent and Registrar
Registration Requirements
Legal and Tax Opinions
Experts
Change in FMS Financial Accountants
Where You Can Find More Information
Index to Consolidated Financial Statements of Beneficial Mutual Bancorp
Index to Consolidated Financial Statements of FMS Financial

Summary

          This summary highlights material information from this document and may not contain all the information that is important to you. To understand the stock offering and merger fully, you should read this entire document carefully. For assistance, please call our Stock Information Center at _____________.

The Companies

Beneficial Savings Bank MHC
Beneficial Mutual Bancorp, Inc.
Beneficial Mutual Savings Bank
510 Walnut Street
Philadelphia, Pennsylvania 19106
(215) 864-6000

          Beneficial Savings Bank MHC is our federally chartered mutual holding company parent. As a mutual holding company, Beneficial Savings Bank MHC is a non-stock company. Upon completion of the offering and merger, Beneficial Savings Bank MHC will own at least a majority of Beneficial Mutual Bancorp’s common stock. So long as Beneficial Savings Bank MHC exists, it will own a majority of the voting stock of Beneficial Mutual Bancorp and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. Following the offering and merger, Beneficial Savings Bank MHC is not expected to engage in any business activity other than owning a majority of the common stock of Beneficial Mutual Bancorp. The officers of Beneficial Savings Bank MHC are also the officers of Beneficial Mutual Bancorp and Beneficial Mutual Savings Bank. The directors of Beneficial Savings Bank MHC are the directors of Beneficial Mutual Bancorp and Beneficial Mutual Savings Bank. Beneficial Savings Bank MHC has no members.

          Beneficial Mutual Bancorp, Inc. is a federally chartered mid-tier stock holding company that was formed in 2004 by Beneficial Mutual Savings Bank to be its holding company. This offering is made by Beneficial Mutual Bancorp. Beneficial Mutual Bancorp owns all of Beneficial Mutual Savings Bank’s capital stock and directs, plans and coordinates Beneficial Mutual Savings Bank’s business activities.

          In October 2006, Beneficial Mutual Bancorp entered into an Agreement and Plan of Merger pursuant to which Beneficial Mutual Bancorp will acquire FMS Financial Corporation, a New Jersey corporation and sole stockholder of Farmers & Mechanics Bank, a federal savings bank headquartered in Burlington, New Jersey with $1.2 billion in assets as of December 31, 2006. In the future, Beneficial Mutual Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so. At December 31, 2006, Beneficial Mutual Bancorp had total assets of $2.3 billion, deposits of $1.7 billion and total equity of $280.0 million on a consolidated basis.

          Beneficial Mutual Savings Bank is a Pennsylvania chartered savings bank that operates from 39 full-service locations in Chester, Delaware, Montgomery, Philadelphia and Bucks Counties in Pennsylvania and one full-service location in each of Burlington and Camden Counties, New Jersey. We offer a variety of deposit and loan products to individuals and small businesses, most of which are located in our primary market, which consists of Chester, Delaware, Montgomery, Philadelphia and Bucks Counties, Pennsylvania and Burlington, Camden and Gloucester Counties, New Jersey. The acquisition of FMS Financial and its wholly owned subsidiary, Farmers & Mechanics Bank, will expand our market presence in Burlington, Camden and Mercer Counties, New Jersey.

          Our website address is www.beneficialsavings.com. Information on our website should not be considered a part of this prospectus.

Acquisition of FMS Financial

          In connection with the offering, we will acquire FMS Financial in a merger, whereby FMS Financial will be merged with and into Beneficial Mutual Bancorp and FMS Financial’s wholly owned subsidiary, Farmers & Mechanics Bank, will be merged with and into Beneficial Mutual Savings Bank. In connection with the merger, FMS Financial’s shareholders will be given the opportunity to exchange their shares of FMS Financial common stock for $28.00 in cash, 2.80 shares of Beneficial Mutual Bancorp common stock for each share of FMS Financial, or a combination thereof, subject to the election and proration procedures set forth in the merger agreement.

          Completion of the merger is expected to increase Beneficial Mutual Savings Bank’s deposit base and its loan portfolio, and provide Beneficial Mutual Savings Bank with greater access to customers in New Jersey, particularly in Burlington County, New Jersey. In addition, the merger, in combination with the offering, will permit Beneficial Mutual Savings Bank to utilize a significant portion of its capital, while continuing to be a well capitalized institution for regulatory purposes. The merger is also expected to reduce the pressure to leverage Beneficial Mutual Savings Bank’s balance sheet that typically exists when a “well capitalized” institution raises capital.

          Immediately following the acquisition of FMS Financial, Beneficial Mutual Bancorp will appoint Craig W. Yates and Roy D. Yates, currently directors of FMS Financial, to the Boards of Directors of Beneficial Mutual Bancorp and Beneficial Savings Bank MHC and the Board of Trustees of Beneficial Mutual Savings Bank.

Impact of the Termination of the Acquisition of FMS Financial on the Offering

          The merger agreement sets forth many conditions to the completion of the merger that must be met. In the event those conditions cannot be met or are not waived, or other termination events occur that result in the merger agreement being terminated and the merger is not completed, the offering will be terminated and we will promptly return your funds with interest at our passbook savings rate.

Our Corporate Structure

          The following diagram depicts our corporate structure after the offering and merger:

Our Business Strategy (page ___)

          Our business strategy is to operate and grow a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:

•	expanding our franchise through acquisition opportunities, including our merger with FMS Financial, and through the opening of additional branch offices in our primary market area;

•	pursuing opportunities to increase commercial lending in our primary market area;

•	continuing to use conservative underwriting practices to maintain the high quality of our loan portfolio;

•	growing non-interest income by expanding the products and services we offer our customers, including the expansion of our insurance services; and

•	building profitable business and consumer relationships by providing superior customer service with an emphasis on growing transaction deposit accounts and deposit balances.

Regulation and Supervision (page __)

          Beneficial Savings Bank MHC and Beneficial Mutual Bancorp are subject to regulation, supervision and examination by the Office of Thrift Supervision. Beneficial Mutual Savings Bank is also subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation.

The Offering

Purchase Price

          The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold

          We are offering for sale between 15,172,500 and 20,527,500 shares of Beneficial Mutual Bancorp common stock in this offering. The amount of capital being raised is based on an appraisal of Beneficial Mutual Bancorp. Most of the terms of this offering are required by Office of Thrift Supervision regulations. With regulatory approval, we may increase the number of shares to be issued to 23,606,625 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.

How We Determined the Offering Range (page ___)

          We decided to offer between 15,172,500 and 20,527,500 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by RP Financial, LC, an appraisal firm experienced in appraisals of financial institutions. RP Financial will receive fees totaling $140,000 for the preparation and delivery of the original appraisal report, plus reimbursement of out-of-pocket expenses and $15,000 for the preparation and delivery of each required updated appraisal report. RP Financial estimates that as of February 23, 2007, our pro forma market value on a fully converted basis, which includes: (1) the total number of shares that will be issued to Beneficial Savings Bank MHC; (2) the total number of shares that will be sold in the offering; (3) the total number of shares that will be issued to FMS Financial shareholders in connection with the merger; and (4) the 950,000 shares that will be issued to The Beneficial Foundation, was between $560,871,940 and $728,758,900, with a midpoint of $644,031,030. The term “fully converted” means that RP Financial assumed that 100% of our common stock had been sold to the public, rather than the minority percentage of the total outstanding shares that will be held publicly by individuals and entities other than Beneficial Savings Bank MHC. The percentage of stock that will be held publicly by individuals and entities other than Beneficial Savings Bank MHC will be 47.49%, 46.20% and 45.32% if the shares in the offering are sold at the minimum, midpoint and maximum of the offering range, respectively. In the event we increase the number of shares we issue in the offering to 23,606,625 shares, the percentage of shares publicly outstanding will decrease to 44.30%.

          Based upon our pro forma market value, and taking into consideration: (1) the number of shares that must be issued to FMS Financial shareholders pursuant to the merger agreement; (2) the 950,000 shares that will be issued to The Beneficial Foundation; and (3) the need to ensure that less than 49.9% of the total shares that will be issued by us will be issued to individuals and entities other than Beneficial Savings Bank MHC, the board of directors determined how many shares would be issued in the offering. In the event the offering were not being made in connection with the merger and the related issuance of shares to FMS Financial shareholders as partial merger consideration, and had no shares been issued to The Beneficial Foundation, the percentage of shares being offered to the public would have equaled 34% of the outstanding shares at each point in the offering range. The contribution of 950,000 shares to The Beneficial Foundation at each point in the offering range causes the percentage of stock that is being offered as a percentage of the total outstanding shares to be different at each point in the offering range because the contribution of 950,000 shares is more dilutive at the minimum of the offering range than at the maximum of the offering range. The issuance of the shares in the merger further decreases the percentage that the shares being offered will represent of the total outstanding shares because the issuance of the merger shares causes further dilution to the interests of those purchasing shares in the offering. For a more detailed discussion of how many shares will be issued in connection with the offering and the merger, see “Pro Forma Data—Analysis of Pro Forma Outstanding Shares of Beneficial Mutual Bancorp Common Stock.”

          In preparing its appraisal, RP Financial considered the information in this prospectus, including our consolidated financial statements, as well as the impact of the merger with FMS Financial and the impact of the contribution of shares of Beneficial Mutual Bancorp and cash to The Beneficial Foundation. RP Financial also considered the following factors, among others:

•	our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

•

a comparative evaluation of the operating and financial statistics of Beneficial Mutual Savings Bank with those of other similarly-situated, publicly-traded savings associations and savings association holding companies;

•	the effect of the capital raised in this offering on our net worth and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

          Our Board of Directors determined that the common stock should be sold at $10.00 per share and that a maximum of 36,439,975 shares of our common stock should be issued through the exchange of Beneficial Mutual Bancorp shares for shares of FMS Financial in the merger, the sale of common stock to the public through the offering and the issuance of shares to The Beneficial Foundation.

          Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “tangible book value” and the ratio of the offering price to the issuer’s annual core earnings. RP Financial considered these ratios in preparing its appraisal, among other factors. Tangible book value is the same as total equity, less intangibles, and represents the difference between the issuer’s tangible assets and liabilities. Core earnings, for purposes of the appraisal, was defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded fully converted savings associations and fully converted savings association holding companies that RP Financial considered to be comparable to us.

          The following table presents a summary of selected pricing ratios for the peer group companies, which were all “first step” mutual holding companies, and for us utilized by RP Financial in its appraisal. These ratios are based on earnings for the 12 months ended December 31, 2006 and book value as of December 31, 2006 and are shown on a fully-converted equivalent basis.

	Price To Earnings Multiple	Price To Book Value Ratio	Price to Tangible to Book Value Ratio

Beneficial Mutual Bancorp (pro forma):
Minimum	32.04x	74.25%	91.37%
Maximum	36.96x	80.98%	96.08%
Maximum, as adjusted	39.26x	83.88%	98.02%

Peer group companies as of February 23, 2007:
Average	32.61x	103.72%	106.37%
Median	32.94x	102.10%	103.60%

          Compared to the average pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a premium of 13.3% to the peer group on a price-to-earnings basis, a discount of 21.9% to the peer group on a price-to-book basis and a discount of 9.7% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on an earnings per share basis and less expensive than the peer group based on a book value per share basis and a tangible book value per share basis.

          The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the public offering.

Mutual Holding Company Data

          The following table presents a summary of selected pricing ratios for publicly traded mutual holding companies and the pricing ratios for us, without the ratios being adjusted to the hypothetical case of being fully converted.

	Non-Fully Converted Price To Earnings Multiple	Non-Fully Converted Price To Book Value Ratio	Non-Fully Converted Price to Tangible Book Value

Beneficial Mutual Bancorp (pro forma):
Minimum	40.00x	111.98%	155.76%
Maximum	50.00x	131.41%	176.06%
Maximum, as adjusted	55.56x	141.04%	185.87%

Peer group companies as of February 23, 2007 (1):
Average	32.04x	237.58%	253.53%
Median	32.04x	225.91%	258.09%

(1)

The information for publicly traded mutual holding companies may not be meaningful for investors because it presents average and median information for mutual holding companies that issued a different percentage of their stock in their offerings than the 47.49%, 46.20%, 45.32% and 44.30% that we are issuing to the public if we sell our shares at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively. In addition, the effect of stock repurchases also affects the ratios to a greater or lesser degree depending upon repurchase activity.

Possible Change in Offering Range (page ____)

          RP Financial will update its appraisal before we complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 23,606,625 shares without further notice to you. If our pro forma market value including shares issued to FMS Financial and contributed to The Beneficial Foundation at that time is either below $560.9 million or above $822.6 million, then, after consulting with the Office of Thrift Supervision, we may: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to modify or rescind their purchase orders for shares of Beneficial Mutual Bancorp’s common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Possible Termination of the Offering

          We must sell a minimum of 15,172,500 shares to complete the offering. If we terminate the offering because the merger is terminated or because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our passbook savings rate.

After-Market Performance of “First-Step” Mutual Holding Company Offerings

          The following table provides information regarding the after-market performance of the “first-step” mutual holding company offerings completed from January 1, 2005 through February 23, 2007. “First-step” mutual holding company offerings are initial public offerings by companies in the mutual holding company form of organization.

		Appreciation From Initial Offering Price

Issuer (Market/Symbol)	Date of IPO	After 1 Day	After 1 Week	After 4 Weeks	Through 2/23/07

Oritani Financial Corp. (Nasdaq: ORIT)	1/24/2007	59.7	53.5	54.8	55.0
Polonia Bancorp (OTCBB: PBCP)	1/16/2007	1.0	0.1	1.0	2.0
MSB Financial Corp. (Nasdaq: NSBF)	1/5/2007	23.0	21.0	19.3	17.5
Mainstreet Financial Corp. (OTCBB: MSFN)	12/27/2006	10.0	10.0	(2.5)	(1.5)
Ben Franklin Financial, Inc. (OTCBB: BFFI)	10/19/2006	7.0	5.7	6.5	10.0
ViewPoint Financial Group (Nasdaq: VPFG)	10/03/2006	49.9	50.7	54.0	72.3
Fox Chase Bancorp, Inc. (Nasdaq: FXCB)	10/02/2006	29.5	28.1	29.4	42.6
Roma Financial Corporation (Nasdaq: ROMA)	07/12/2006	41.0	42.4	44.5	53.5
Seneca-Cayuga Bancorp, Inc. (OTCBB: SCAY)	07/12/2006	0.0	(4.0)	(7.0)	(6.5)
Northeast Community Bancorp, Inc. (Nasdaq: NECB)	07/06/2006	10.0	12.8	11.5	23.9
Mutual Federal Bancorp, Inc. (OTCBB: MFDB)	04/06/2006	11.3	10.0	14.0	44.1
Lake Shore Bancorp, Inc. (Nasdaq: LSBK)	04/04/2006	7.0	4.8	2.8	24.5
United Community Bancorp (Nasdaq: UCBA)	03/31/2006	8.0	7.0	5.5	21.5
Magyar Bancorp, Inc. (Nasdaq: MGYR)	01/24/2006	6.5	5.5	6.0	47.5
Greenville Federal Financial Corporation (OTCBB: GVFF)	01/10/2006	2.5	0.0	0.0	4.5
Equitable Financial Corporation (OTCBB: EQFC)	11/09/2005	0.0	0.0	(6.0)	5.0
Investors Bancorp, Inc. (Nasdaq: ISBC)	10/12/2005	0.2	1.0	5.2	56.7
Wauwatosa Holdings, Inc. (Nasdaq: WAUW)	10/05/2005	12.5	7.3	8.0	77.9
Ottawa Savings Bancorp, Inc. (OTCBB: OTTW)	07/15/2005	10.0	2.5	5.0	36.0
United Financial Bancorp, Inc. (Nasdaq: UBNK)	07/13/2005	17.5	16.0	17.7	48.4
Heritage Financial Group (Nasdaq: HBOS)	06/30/2005	7.5	7.5	9.0	65.8
Colonial Bankshares, Inc. (Nasdaq: COBK)	06/30/2005	6.0	9.9	7.5	37.8
North Penn Bancorp, Inc. (OTCBB: NPEN)	06/02/2005	10.0	2.5	1.5	11.5
Rockville Financial, Inc. (Nasdaq: RCKB)	05/28/2005	4.8	11.4	21.1	53.2
FedFirst Financial Corporation (Nasdaq: FFCO)	04/07/2005	(6.6)	(9.3)	(14.9)	(5.0)
Brooklyn Federal Bancorp, Inc. (Nasdaq: BFSB)	04/06/2005	(0.5)	(1.0)	(4.5)	44.0
Prudential Bancorp, Inc. of PA (Nasdaq: PBIP)	03/30/2005	(1.5)	(6.5)	(12.0)	37.0
Kentucky First Federal Bancorp (Nasdaq: KFFB)	03/03/2005	7.9	12.0	12.1	2.5
Kearny Financial Corp. (Nasdaq: KRNY)	02/24/2005	13.9	15.0	11.3	47.5
Home Federal Bancorp, Inc. of LA (OTCBB: HFBL)	01/21/2005	(1.0)	0.5	(0.8)	3.5
BV Financial, Inc. (OTCBB: BVFL)	01/14/2005	(6.5)	(5.0)	(1.5)	(7.5)
Georgetown Bancorp, Inc. (OTCBB: GTWN)	01/06/2005	2.0	(0.5)	0.1	(11.9)
All Transactions:
Average		10.7	9.7	9.3	28.5
Median		7.3	6.4	5.8	30.3
Nasdaq Traded Companies:
Average		14.8	14.5	14.4	41.2
Median		8.0	10.7	10.2	45.8
OTCBB Traded Companies:
Average		3.9	1.8	0.9	7.4
Median		2.3	0.3	0.1	4.0

          This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies. Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Beneficial Mutual Bancorp, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Beneficial Mutual Bancorp’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the “Risk Factors” section beginning on page ___.

          You should be aware that, in certain market conditions, stock prices of thrift initial public offerings have decreased. For example, as the above table illustrates, the stock of several companies traded at or below their initial offering price at various times through February 23, 2007. We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent mutual to stock conversions.

Conditions to Completing the Offering

          We are conducting the offering under the terms of our plan of stock issuance. We cannot complete the offering unless we sell at least the minimum number of shares offered and we receive the final approval of the Office of Thrift Supervision to complete the offering, and we consummate the merger.

Reasons for the Offering (page ___)

          Our primary reasons for this offering are to:

•	issue stock and raise capital to provide the stock and funds necessary to acquire FMS Financial and support future expansion through branching and possibly through acquisition;

•	enhance profitability and earnings through investing and leveraging the proceeds, primarily through the acquisition of FMS Financial and also through traditional funding and lending activities; and

•	implement equity compensation plans to retain and attract qualified directors, officers and staff and to enhance our current compensation programs.

          As part of our business planning process, our board of directors concluded that additional capital was needed in order to increase our profitability and support asset growth and that the best way to accomplish this would be through a stock offering. The board of directors determined that a minority offering by Beneficial Mutual Bancorp was appropriate because engaging in a full mutual-to-stock conversion would raise more capital than we had current plans to deploy. Further, the minority stock issuance permits us to control the amount of capital being raised by selecting the percentage of shares to be sold in the offering. Additionally, the board of directors preferred to remain in the mutual holding company structure because it provides for the continued control of Beneficial Mutual Bancorp by Beneficial Savings Bank MHC through its majority ownership position. We chose to offer up to 20,527,500 shares, subject to adjustment up to 23,606,625 shares, rather than a smaller number of shares, which, when combined with the shares we are exchanging in the merger and issuing to The Beneficial Foundation will result in 33,028,390 shares, or 45.32% of our total outstanding stock, being issued to the public at the maximum of the offering range, because we believe that we are raising the amount of capital we can effectively deploy and because the sale of a smaller number of shares would make it less likely that an active trading market for the shares would develop. We chose not to issue more shares to the public so that we would have the flexibility to issue authorized but unissued shares to fund future stock benefit plans without exceeding the regulatory limit on the percentage of shares that can be owned by persons other than Beneficial Savings Bank MHC.

We Will Form The Beneficial Foundation

          To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, named “The Beneficial Foundation,” as part of the offering. The charitable foundation will be funded with up to 950,000 shares of Beneficial Mutual Bancorp common stock and $500,000 in cash. The common stock contributed to the charitable foundation is in addition to the shares being offered for sale and exchanged in the merger and will not be included in determining whether the minimum number of shares of common stock has been sold to complete the offering. Our contribution to the charitable foundation would reduce net earnings by up to $6.5 million, after tax, in the year in which the charitable foundation is established, which is expected to be fiscal 2007. The Beneficial Foundation will make charitable grants and donations and support projects located within our market areas.

          The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the formation of The Beneficial Foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering and on the shares issued to stockholders of Beneficial Mutual Bancorp, see “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Benefits of the Offering to Management (page __)

          We intend to adopt the benefit plans and employment agreements described below. Beneficial Mutual Bancorp will recognize compensation expense related to the employee stock ownership plan and the equity incentive plan. The actual expense will depend on the market value of Beneficial Mutual Bancorp’s common stock and, with respect to the employee stock ownership plan, will fluctuate in response to changes in the trading price of Beneficial Mutual Bancorp’s common stock, increasing if the trading price increases. As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual filer-tax expense related to the employee stock ownership plan and the equity incentive plan would be $928,000 and $1.9 million, respectively, assuming shares are sold in the offering at the maximum of the offering range. See “Pro Forma Data” for a detailed analysis of the effects of each of these plans.

          Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 3.92% of the shares sold in the offering, as well as shares issued to Beneficial Savings Bank MHC, shares issued in connection with the merger and contributed to The Beneficial Foundation. The plan will use the proceeds from a 20-year loan from Beneficial Mutual Bancorp to purchase these shares. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

          Equity Incentive Plan. We intend to implement an equity incentive plan no earlier than six months after completion of the offering. Under current Office of Thrift Supervision regulations, this plan must be approved by a majority of the total votes eligible to be cast by our stockholders, other than Beneficial Savings Bank MHC. Under this plan, we may grant stock options in an amount up to 4.9% of the number of shares sold in the offering, as well as shares issued to Beneficial Savings Bank MHC, shares issued in connection with the merger and contributed to The Beneficial Foundation and restricted stock awards in an amount equal to 1.96% of the shares issued in the offering, as well as shares issued to Beneficial Savings Bank MHC, shares issued in connection with the merger and shares contributed to The Beneficial Foundation. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data”for an illustration of the effects of this plan. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations.

          The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that are intended to clarify and simplify such regulations. Specifically, the amendments would clarify that we may grant options and award shares of common stock under one or more equity incentive plans in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the equity incentive plans are adopted more than one year following the stock offering, provided shares used to fund the plans in excess of these amounts are obtained through stock repurchases. The proposed amendments would also require that if the equity incentive plans are adopted less than one year following the stock offering, the equity incentive plans must be approved by a majority of the votes of Beneficial Mutual Bancorp stockholders cast at an annual or special meeting of stockholders, excluding votes eligible to be cast by Beneficial Savings Bank MHC. Under the proposed amendments, there would be no separate vote required of minority shareholders if the equity incentive plans are adopted more than one year following the stock offering. The proposed amendments would further clarify that the current regulatory restrictions set forth above regarding the amount of individual and group awards, and restrictions on accelerated vesting of awards, would not apply if the equity incentive plans are adopted more than one year following the stock offering.

          In the event the Office of Thrift Supervision adopts these regulations as proposed, or otherwise changes its existing regulations or policies, we may implement equity incentive plans that exceed the current limits applicable to the overall size of such plans and individual awards thereunder, and otherwise grant awards with terms that are different than those required by current Office of Thrift Supervision regulations and policy. Moreover, to the extent that any new regulations or policies contain a more flexible voting standard for stockholder approval than that currently required, we intend to use the more flexible voting standard, which could result in the vote of Beneficial Savings Bank MHC controlling the outcome of a stockholder vote on our equity incentive plans.

          The following tables are based upon current Office of Thrift Supervision regulations and policy. Proposed Office of Thrift Supervision regulations would clarify that the amount of stock options and stock awards available for grant under the equity incentive plan could be greater than the amounts reflected in the tables below, provided shares used to fund the equity incentive plan are excess of the amounts reflected below are obtained through stock purchases.

          The following table presents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of

Share Price	1,099,309 Shares Awarded at Minimum of Range	1,262,301 Shares Awarded at Midpoint of Range	1,428,367 Shares Awarded at Maximum of Range	1,612,386 Shares Awarded at 15% Above Maximum of Range

	(In thousands)
$8.00	$8,794	$10,098	$11,427	$12,899
10.00	10,993	12,623	14,284	16,124
12.00	13,192	15,148	17,140	19,349
14.00	15,390	17,672	19,997	22,573

          The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

		Value of

Exercise Price	Option Value	2,748,273 Options Granted at Minimum of Range	3,155,752 Options Granted at Midpoint of Range	3,570,919 Options Granted at Maximum of Range	4,030,965 Options Granted at 15% Above Maximum of Range

		(In thousands)
$8.00	$3.05	$8,382	$9,625	$10,891	$12,294
10.00	3.81	10,471	12,023	13,605	15,358
12.00	4.57	12,560	14,422	16,319	18,422
14.00	5.34	14,676	16,852	19,069	21,525

          The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan. At the maximum of the offering range, we will sell 20,527,500 shares and have 72,875,890 shares outstanding. The number of shares reflected for the benefit plans in the table below assumes that Beneficial Mutual Savings Bank’s tangible capital will be 10% or more following the completion of the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased

(Dollars in thousands)	At Maximum of Offering Range	As a % of Common Stock Issued at Maximum of Offering Range (1)	As a % of Common Stock Outstanding (2)	Total Estimated Value of Grants

				(In thousands)
Employee stock ownership plan (3)	2,856,735	13.92%	3.92%	$28,567
Restricted stock awards (3)	1,428,367	6.96	1.96	14,284
Stock options (4)	3,570,919	17.40	4.90	13,605

Total	7,856,021	38.27%	10.78%	$56,456

(1)	Reflects the amount of shares in the respective plans as a percentage of total sold in the offering.

(2)

Reflects the amount of shares in the respective plans as a percentage of total issued and outstanding shares immediately subsequent to the offering and merger, including shares sold in the offering and issued in the merger, issued to Beneficial Savings Bank MHC and contributed to The Beneficial Foundation.

(3)	Assumes the value of Beneficial Mutual Bancorp common stock is $10.00 per share for purposes of determining the total estimated value of the grants.

(4)	Assumes the value of a stock option is $3.81, which was determined using the Black-Scholes option-pricing formula assuming a share price of $10.00 as of the date of grant. See “Pro Forma Data.”

          Employment Agreement. We intend to enter into a new employment agreement with Gerard P. Cuddy that will replace his existing contract in its entirety. The new employment agreement will provide for severance benefits if Mr. Cuddy is terminated following a change in control of Beneficial Mutual Bancorp or Beneficial Mutual Savings Bank. Based solely on current cash compensation and excluding any benefits that would be payable under any employee benefit plan, if a change in control of Beneficial Mutual Bancorp or Beneficial Mutual Savings Bank occurred on December 31, 2006 and we terminated Mr. Cuddy’s employment at that time, the total cash payments due under Mr. Cuddy’s employment agreement would be approximately $448,352.

The Offering Will Not Be Taxable to Persons Receiving Subscription Rights (page ___)

          As a general matter, the offering will not be a taxable transaction for purposes of federal or state income taxes to persons who receive or exercise subscription rights. We have received an opinion from our counsel, Muldoon Murphy & Aguggia LLP that, for federal and state income tax purposes:

•	it is more likely than not that the depositors of Beneficial Mutual Savings Bank will not realize any income upon the issuance or exercise of the subscription rights;

•

it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the offering; and

•	the holding period for shares of common stock purchased in the direct community offering or syndicated community offering will begin on the day after the date of the purchase.

Persons Who Can Order Stock in the Offering (page ____)

          We have granted rights to subscribe for shares of Beneficial Mutual Bancorp common stock in a “subscription offering” to the following persons in the following order of priority:

1.	Persons with $50 or more on deposit at Beneficial Mutual Savings Bank as of November 30, 2005.

2.	Our employee stock ownership plan, which provides retirement benefits to our employees.

3.	Persons with $50 or more on deposit at Beneficial Mutual Savings Bank as of [March 31, 2007].

4.	Beneficial Mutual Savings Bank’s depositors as of [April 30, 2007], who were not able to subscribe for shares under categories 1 and 3.

          If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of stock issuance. Generally, shares first will be allocated so as to permit each eligible subscriber, if possible, to purchase a number of shares sufficient to make the subscriber’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining eligible subscribers whose subscriptions remain unfilled in proportion to the amounts their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible subscribers whose subscriptions remain unfilled. If we increase the number of shares to be sold in the offering above 20,527,500, Beneficial Mutual Savings Bank’s employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

          We may offer shares not sold in the subscription offering to the general public in a “direct community offering” that can begin concurrently with, during or immediately following the subscription offering. Orders received in the direct community offering will be subordinate to subscription offering orders. Natural persons who are residents of Bucks, Chester, Philadelphia, Montgomery and Delaware Counties, Pennsylvania and Burlington, Camden and Gloucester Counties, New Jersey will have first preference to purchase shares in the direct community offering. Shares of common stock not purchased in the subscription offering or the direct community offering may be offered for sale through a “syndicated community offering” managed by Sandler O’Neill & Partners, L.P. We have the right to accept or reject, in our sole discretion, orders we receive in the direct community offering and syndicated community offering.

Subscription Rights are Not Transferable

          You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution. With the exception of IRA and Keogh account stock purchases, shares purchased in the subscription offering must be registered in the names of all depositors on the qualifying account(s). Deleting names of depositors or adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will result on the loss of your subscription rights.

How to Purchase Common Stock (page ____)

In the subscription offering and the community offering, you may pay for your shares by:

1.	personal check, bank check or money order made payable directly to Beneficial Mutual Bancorp (third-party checks of any type will not be accepted); or

2.

authorizing us to withdraw money from your Beneficial Mutual Savings Bank deposit account(s) other than checking accounts or individual retirement accounts (“IRAs”). To use funds from accounts with check writing privileges, please submit a check. To use IRA funds, please see the next section.

          Beneficial Mutual Savings Bank is not permitted to lend funds (including funds drawn on a Beneficial Mutual Savings Bank line of credit) to anyone for the purpose of purchasing shares of common stock in the offering. Also, payment may not be made by wire transfer.

          Checks and money orders will be immediately cashed, so the funds must be available within the account when we receive your stock order form. Do not overdraw your account. The funds will be deposited by us into a Beneficial Mutual Savings Bank segregated escrow account. We will pay interest at Beneficial Mutual Savings Bank’s passbook savings rate from the date those funds are received until completion or termination of the offering. Withdrawals from certificates of deposit at Beneficial Mutual Savings Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Beneficial Mutual Savings Bank must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.

          You may submit your order form in one of three ways: by mail, using the reply envelope provided; by overnight courier to the address indicated on the order form; or by taking the stock order form and payment to our Stock Information Center, located at 510 Walnut Street, Philadelphia, Pennsylvania 19106. Stock order forms may not be hand-delivered to our branch offices. Our branch offices will not have stock offering materials on hand. Once submitted, your order is irrevocable. We are not required to accept copies or facsimiles of order forms.

Using IRA Funds to Purchase Shares in the Offering (page ___)

          You may be able to subscribe for shares of common stock using funds in your individual retirement account(s), or IRA, provided that such IRAs are not maintained at Beneficial Mutual Savings Bank. If you wish to use some or all of the funds in your Beneficial Mutual Savings Bank IRA, the applicable funds must first be transferred to a self-directed account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm. If you do not have such an account, you will need to establish one and transfer your funds before placing your stock order. Our Stock Information Center can give you guidance in this regard. Because processing this type of order takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [DATE1], 2007 offering deadline. Whether you may use retirement funds for the purchase of shares in the stock offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Purchase Limitations (page ____)

          Our plan of stock issuance establishes limitations on the purchase of stock in the public offering. These limitations include the following:

•	The minimum purchase is 25 shares.

•

The maximum purchase of common stock by an individual, through one or more individual and/or joint deposit accounts, is $250,000 of common stock (which equals 25,000 shares in the public offering). The maximum purchase of common stock by a group of persons through a single deposit account is $250,000 of common stock (which equals 25,000 shares) in the public offering.

•

No individual, together with any associates, and no group of persons acting in concert may purchase more than $500,000 of common stock (which equals 50,000 shares) in the public offering. For purposes of applying this limitation, your associates include:

	•	your spouse, or any relative of your spouse, who either lives in your home or who is a director or officer of Beneficial Mutual Savings Bank;

	•	companies or other entities in which you are a director, officer or partner or have a 10% or greater beneficial ownership interest; and

	•	trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

          Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

          Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase limitations at any time. Our tax-qualified employee benefit plans, including our employee stock ownership plan, are authorized to purchase up to 3.92% of the shares sold in the offering, as well as shares issued to Beneficial Savings Bank MHC, shares issued in the merger and shares contributed to The Beneficial Foundation without regard to these purchase limitations.

Deadline for Ordering Stock (page ____)

          The subscription offering will end at 4:00 p.m., Eastern time, on [DATE1], 2007. If you wish to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received by us (not postmarked) no later than this time. We expect that the direct community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date. No single extension may be for more than 90 days. If we extend the offering beyond [DATE2], 2007, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at our passbook rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 15,172,500 shares or more than 23,606,625 shares (in each case after taking into account shares to be exchanged in the merger), we will promptly return all funds, set a new offering range and all subscribers will be notified and given the opportunity to confirm, change or cancel their orders.

How We Will Use the Proceeds of this Offering (page ____)

          The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

(In thousands)	Minimum 15,172,500 Shares at $10.00 Per Share	Maximum 20,527,500 Shares at $10.00 Per Share

Gross offering proceeds	$151,725	$205,275
Less: offering expenses	(3,235)	(3,540)

Net offering proceeds	148,490	201,735

Less:
Proceeds contributed to Beneficial Mutual Savings Bank	(29,073)	(60,889)
Proceeds used for loan to employee stock ownership plan	(21,986)	(28,567)
Proceeds contributed to The Beneficial Foundation	(500)	(500)
Cash needed to pay cash portion of merger consideration	(90,344)	(79,957)

Proceeds remaining for Beneficial Mutual Bancorp	$6,587	$31,822

          Initially, Beneficial Mutual Bancorp intends to invest the proceeds not used to acquire FMS Financial in short-term liquid investments. In the future, Beneficial Mutual Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Beneficial Mutual Savings Bank intends to use the proceeds it receives for investment in short-term liquid investments. In the future, Beneficial Mutual Savings Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. Beneficial Mutual Bancorp and Beneficial Mutual Savings Bank may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time.

Purchases and Stock Elections by Directors and Executive Officers (page ___)

          We expect that our directors and executive officers, together with their associates, will subscribe for 326,500 shares, which equals 0.448% of the shares that would be outstanding assuming shares are sold at the maximum of the offering range. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of stock issuance. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering. In addition, Craig W. Yates and Roy D. Yates, who are currently directors of FMS Financial and will become directors of Beneficial Mutual Bancorp following the merger, own 1,854,045 shares of FMS Financial in the aggregate. In the event Messrs. Craig Yates and Roy Yates choose to elect shares of Beneficial Mutual Bancorp in exchange for their FMS Financial stock in the merger, they could receive a maximum of 5,191,325 shares of Beneficial Mutual Bancorp stock in the merger, which equals 7.12% of the total shares of Beneficial Mutual Bancorp that would be outstanding following the offering and the merger.

Market for Beneficial Mutual Bancorp’s Common Stock (page ___)

          We intend to have the common stock of Beneficial Mutual Bancorp quoted on the Nasdaq Global Select Market. Sandler O’Neill currently intends to become a market maker in the common stock, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $10.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

Beneficial Mutual Bancorp’s Dividend Policy (page ___)

          We have not determined whether we will pay dividends on the common stock. After the offering, we will consider a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition. Initially, our ability to pay dividends will be limited to the net proceeds of the offering retained by Beneficial Mutual Bancorp and earnings from the investment of such proceeds. At the maximum of the offering range, Beneficial Mutual Bancorp will retain approximately $31.8 million of the net proceeds. Additionally, funds could be contributed from Beneficial Mutual Savings Bank through dividends; however, the ability of Beneficial Mutual Savings Bank to dividend funds to Beneficial Mutual Bancorp is subject to regulatory limitations described in more detail in “Our Dividend Policy.” We anticipate that Beneficial Savings Bank MHC will waive receipt of any dividends that we pay.

Possible Conversion of Beneficial Savings Bank MHC to Stock Form (page __)

          In the future, we may undertake a transaction commonly known as a “second-step conversion” in which we would sell to the public the shares held by Beneficial Savings Bank MHC. In a second-step conversion, members of Beneficial Savings Bank MHC would have subscription rights to purchase common stock of Beneficial Mutual Bancorp or its successor, and the public stockholders of Beneficial Mutual Bancorp would be entitled to exchange their shares of common stock for an equal percentage of shares of the new holding company. This percentage may be adjusted to reflect any assets owned by Beneficial Savings Bank MHC. Beneficial Mutual Bancorp’s public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned before the second-step conversion.

Each Share of FMS Financial Common Stock Will Be Exchanged for $28.00 in Cash, 2.80 Shares of Beneficial Mutual Bancorp Stock for Each Share of FMS Financial, or a Combination of Cash and Stock

          Upon the completion of the merger, each share of FMS Financial common stock will automatically be converted into the right to receive $28.00 in cash, 2.80 shares of Beneficial Mutual Bancorp stock for each share of FMS Financial, or a combination of cash and stock, subject to the election and proration procedures set forth in the merger agreement. Pursuant to the merger agreement, 57.5% of FMS Financial common stock may be exchanged for Beneficial Mutual Bancorp stock; provided that, to the extent necessary to maintain the aggregate pro forma tangible book value of the shares of Beneficial Mutual Bancorp stock to be issued in the merger at $65.6 million, up to 65% of FMS Financial common stock will be exchanged for Beneficial Mutual Bancorp common stock. However, under no circumstances will FMS Financial shareholders receive more than 49% of the Beneficial Mutual Bancorp shares issued in the offering to persons other than Beneficial Savings Bank MHC. It is expected that 10,512,194, 10,953,103, 11,550,890 and 11,883,350 shares of Beneficial Mutual Bancorp will be exchanged for FMS Financial shares in connection with the merger assuming shares are sold at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively.

          Neither we nor FMS Financial make any recommendation about whether FMS Financial shareholders should elect to receive cash or stock in the merger. The United States federal income tax treatment will depend primarily on whether a shareholder exchanges FMS Financial shares solely for cash, stock or a combination of both. FMS Financial shareholders must make their own decision with respect to their elections.

          Options to purchase FMS Financial common stock will be cancelled in the merger and option holders will receive a cash payment equal to the difference between $28.00 and the exercise price of each stock option multiplied by the number of options held.

Conditions to Completing the Merger (page ___)

          We cannot complete the merger unless we receive the approval of the Office of Thrift Supervision, Federal Deposit Insurance Corporation and Pennsylvania Department of Banking. We have made the necessary filings with the Office of Thrift Supervision, Federal Deposit Insurance Corporation and Pennsylvania Department of Banking and [received the requisite approvals.]

          In addition, we cannot complete the merger unless FMS Financial’s shareholders approve the merger agreement. FMS Financial’s shareholders will vote on the merger at a meeting to be held on June 28, 2007. Each director of FMS Financial has signed an agreement to vote his or her shares of FMS Financial common stock in favor of the merger. In the aggregate, FMS Financial directors own ____% of the outstanding FMS Financial common stock. In addition, a shareholder with a 9.15% ownership interest in FMS Financial also signed a voting agreement.

Delivery of Prospectus

          To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the offering deadline in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we will not mail a prospectus any later than five days prior to such date or hand-deliver a prospectus later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than United States mail.

          We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 4:00 p.m., Eastern time, on [DATE1], 2007 whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates (page ___)

          Certificates representing shares of common stock issued in the offering will be mailed to purchasers at the address provided on the order form as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals.

Stock Information Center

          If you have any questions regarding the offering, please call the Stock Information Center at ________________ to speak to a registered representative of Sandler O’Neill. The stock information center is open Monday through Friday, except bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

Risk Factors

          You should consider carefully the following risk factors before purchasing Beneficial Mutual Bancorp common stock.

Risks Related to Our Business

Rising interest rates may hurt our profits and asset values.

          Interest rates have recently been at historically low levels. However, between June 30, 2004 and December 31, 2006, the United States Federal Reserve increased its target for the federal funds rate 17 times in 25 basis point increments from 1.00% to 5.25%. The increase in the federal funds rate has had the effect of increasing short-term market interest rates. While short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not, which has recently resulted in short-term rates being higher than long-term rates. This “inversion” of the market yield curve has had a negative impact on our interest rate spread and net interest margin, which has reduced our profitability. If short-term interest rates continue to rise, and if rates on our deposits continue to reprice upwards faster than the rates on our long-term loans and investments, we would continue to experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Risk Management—Interest Rate Risk Management.”

Our increased emphasis on commercial real estate loans and commercial business loans may expose us to increased lending risks.

          At December 31, 2006, $409.7 million, or 24.4%, of our loan portfolio consisted of commercial real estate loans, including loans for the acquisition and development of property. Commercial real estate loans constitute a greater percentage of our loan portfolio than any other loan category, including one-to-four family loans, which totaled only $279.0 million, or 16.6%, of our total loan portfolio at December 31, 2006. In addition, at December 31, 2006, $98.6 million, or 5.87%, of our loan portfolio consisted of commercial business loans. We have increased the percentage of commercial real estate and commercial business loans in our loan portfolio in recent years and intend to continue to emphasize these types of lending. Commercial real estate loans and commercial business loans generally expose a lender to a greater risk of loss than one-to-four family residential loans. Repayment of commercial real estate and commercial business loans generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one-to-four family residential mortgage loans. Changes in economic conditions that are out of the control of the borrower and lender could impact the value of the security for the loan, the future cash flow of the affected property, or the marketability of a construction project with respect to loans originated for the acquisition and development of property. Additionally, any decline in real estate values may be more pronounced with respect to commercial real estate properties than residential properties.

A substantial portion of our loan portfolio consists of consumer loans secured by rapidly depreciable assets.

          At December 31, 2006, our loan portfolio included $232.7 million in automobile loans representing 13.8% of our total loan portfolio. In addition, at December 31, 2006, other consumer loans totaled $265.9 million, or 15.8%, of our loan portfolio. Included in other consumer loans is $14.8 million in automobile lease financing, $9.3 million in loans secured by manufactured housing, $70.0 million in loans secured by recreational vehicles and $84.1 million in loans secured by boats. Consumer loans secured by rapidly depreciable assets such as automobiles, recreational vehicles and boats, may subject us to greater risk of loss than loans secured by real estate because any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance.

A downturn in the local economy or a decline in real estate values could hurt our profits.

          A majority of our loans, including our commercial real estate and commercial loans, are secured by real estate or made to businesses in areas where our offices are located. As a result of this concentration, a downturn in the local economy could cause significant increases in nonperforming loans, which would hurt our profits. In recent years, there has been a significant increase in real estate values in our market area. As a result of rising real estate prices in recent years, our loans have been well collateralized. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. Additionally, a decline in real estate values could adversely impact our portfolio of commercial real estate loans and could result in a decline in the origination of such loans. For a discussion of our market areas, see “Our Business—Market Area.”

Strong competition within our market area could hurt our profits and slow growth.

          We face intense competition in making loans, attracting deposits and hiring and retaining experienced employees. This competition has made it more difficult for us to make new loans and attract deposits. Price competition for loans and deposits sometimes results in us charging lower interest rates on our loans and paying higher interest rates on our deposits, which reduces our net interest income. Competition also makes it more difficult and costly to attract and retain qualified employees. At June 30, 2006, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held 0.66% of the deposits in the Philadelphia metropolitan statistical area. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area. For more information about our market area and the competition we face, see “Our Business—Market Area” and “Our Business—Competition.”

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

          We are subject to extensive regulation, supervision and examination by the Federal Deposit Insurance Corporation, as insurer of our deposits, and by the Pennsylvania Department of Banking as our primary regulator. Beneficial Savings Bank MHC and Beneficial Mutual Bancorp are subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Beneficial Mutual Savings Bank rather than for holders of Beneficial Mutual Bancorp common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

The Federal Deposit Insurance Corporation has issued new rules on how it imposes deposit insurance assessments that will increase our deposit insurance assessments and will reduce our income.

          Under its current rules, the Federal Deposit Insurance Corporation does not impose a deposit insurance assessment on financial institutions, such as Beneficial Mutual Savings Bank, that are, among other criteria, well-capitalized. On November 2, 2006, the Federal Deposit Insurance Corporation adopted final regulations establishing a risk-based assessment system that will enable the Federal Deposit Insurance Corporation to more closely tie each financial institution’s premiums to the risk it poses to the Deposit Insurance Fund. Under the new risk-based assessment system, which becomes effective in the beginning of 2007, the Federal Deposit Insurance Corporation will evaluate the risk of each financial institution based on three primary sources of information: (1) its supervisory rating; (2) its financial ratios; and (3) its long-term debt issuer rating, if the institution has one. The new rates for nearly all of the financial institution industry will vary between five and seven cents for every $100 of domestic deposits. Once effective, this increased assessment will reduce our income.

Risks Related to the Merger

There is a possibility Beneficial Mutual Savings Bank will be unable to effectively integrate Farmers & Mechanics Bank with and into its operations.

          The future growth of Beneficial Mutual Savings Bank and Beneficial Mutual Bancorp will depend, in part, on the success of the merger of FMS Financial with Beneficial Mutual Bancorp. The success of the merger will, in turn, depend on a number of factors, including: Beneficial Mutual Savings Bank’s ability to integrate the Farmers & Mechanics Bank’s branches into the current operations of Beneficial Mutual Savings Bank; Beneficial Mutual Savings Bank’s ability to limit the outflow of deposits held by customers of the Farmers & Mechanics Bank branches; Beneficial Mutual Savings Bank’s ability to control the incremental non-interest expense from the merger in a manner that enables Beneficial Mutual Savings Bank to improve its overall operating efficiencies; and Beneficial Mutual Savings Bank’s ability to retain and integrate the appropriate personnel of Farmers & Mechanics Bank into the operations of Beneficial Mutual Savings Bank.

Subscribers who purchase shares in the offering will experience dilution of their investment as a result of the intangible assets resulting from the merger.

          The acquisition of FMS Financial culminates with the recording of new intangible assets totaling approximately $132.3 million and, combined with existing intangible assets from Beneficial Mutual Savings Bank, result in total pro forma intangible assets of $141.0 million. As a result, subscribers to the offering will experience per share dilution in tangible capital of $2.51, $2.19, $1.93 and $1.71 at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range.

Subscribers who purchase shares in the offering will have their interests diluted by the issuance of shares in the merger.

          Upon completion of the merger, each issued and outstanding share of FMS Financial common stock will be converted into the right to receive $28.00 in cash, 2.80 shares of Beneficial Mutual Bancorp stock for each share of FMS Financial common stock, or a combination thereof, subject to election and proration procedures set forth in the merger agreement. At the midpoint of the offering range, assuming 10,953,103 of the shares are issued to former FMS Financial shareholders in the merger, then the issuance of the shares in the merger would dilute the interests of purchasers in the offering by approximately 17.0%.

          Following the offering and the merger, at the maximum of the offering range, of the 72,875,890 shares that will be outstanding, a total of 39,847,500 shares, or 54.68% of the total outstanding shares, will be held by Beneficial Savings Bank MHC and 33,028,390 shares, or 45.32% of the total outstanding shares, will be issued to the public. At the maximum of the offering range, a total of 11,550,890 shares of Beneficial Mutual Bancorp stock may be exchanged for FMS Financial stock in the merger. Craig W. Yates and Roy D. Yates currently own 1,386,889 and 467,156 shares of FMS Financial stock, respectively, which would entitle them to exchange their FMS Financial stock for a maximum of 3,883,289 and 1,308,036 shares of Beneficial Mutual Bancorp stock in connection with the merger, respectively. In the event Craig W. Yates and Roy D. Yates were able to receive 3,883,289 and 1,308,036 shares of Beneficial Mutual Bancorp stock, respectively, in connection with the merger, they would own 5.329% and 1.795% of the outstanding common stock of Beneficial Mutual Bancorp, respectively, or 6.924% and 2.332% of the publicly held shares, respectively, immediately following the offering. However, because the maximum amount of Beneficial Mutual Bancorp stock that can be issued in the merger at the maximum of the offering range is 11,550,890 shares and all stock elections are subject to the proration procedures set forth in the merger agreement, it is possible Craig W. Yates and Roy D. Yates would not receive all of their merger consideration in the form of Beneficial Mutual Bancorp stock.

Risks Related to this Offering

Additional expenses following the offering from new equity benefit plans will adversely affect our profitability.

          Following the offering, we will recognize additional annual employee compensation expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $5.3 million on a filer-tax basis at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the plans. For further discussion of these plans, see “Our Management—Benefit Plans.”

We may need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements, which may increase our operating expenses.

          As a result of the completion of this offering, we will become a public reporting company. The federal securities laws and the regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, may require significant expenditures and place additional demands on our management team. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which may require us to upgrade our accounting systems. These reporting and compliance obligations may increase our operating expenses.

Our return on equity will initially be low compared to other publicly traded financial institutions. A low return on equity may negatively impact the trading price of our common stock.

          Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers. For the year ended December 31, 2006, our return on equity was 4.04%. Although we expect that our net income will increase following the offering, as well as the merger, we expect that our return on equity will be reduced as a result of the additional capital that we will raise in the offering. For example, our pro forma return on equity for the year ended December 31, 2006 is 2.50%, assuming the sale of shares at the maximum of the offering range and giving effect to the merger. In comparison, the peer group used by RP Financial in its appraisal had an average return on equity of 4.41% for the year ended December 31, 2006. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held companies. This goal could take a number of years to achieve, and we cannot assure you that it will be attained. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.

Issuance of shares for benefit programs may dilute your ownership interest.

          We intend to adopt an equity incentive plan following the offering. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers, employees and directors through this plan. We may fund the equity incentive plan through the purchase of common stock in the open market, subject to regulatory restrictions, by a trust established in connection with the plan, or from authorized but unissued shares of Beneficial Mutual Bancorp common stock. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 1.9%, assuming awards of common stock equal to 1.96% of the shares issued in the offering, including shares issued to Beneficial Savings Bank MHC, issued in connection with the merger and contributed to The Beneficial Foundation are awarded under the plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 4.7%, assuming stock option grants equal to 4.9% of the shares issued in the offering, including shares issued to Beneficial Savings Bank MHC, issued in connection with the merger and contributed to The Beneficial Foundation are granted under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

The contribution of shares to the charitable foundation will dilute your ownership interests and adversely affect net income in fiscal year 2007.

          We intend to establish a charitable foundation in connection with the stock offering. We will make a contribution to the charitable foundation in the form of shares of Beneficial Mutual Bancorp common stock and will contribute $500,000 in cash. The contribution of cash and shares of common stock will total $10.0 million. The aggregate contribution will also have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income in our 2007 fiscal year by approximately $6.5 million. We had net income of $11.6 million for the fiscal year ended December 31, 2006. Persons purchasing shares in the stock offering will have their ownership and voting interests in Beneficial Mutual Bancorp diluted by up to ______% due to the issuance of 950,000 shares of common stock to the charitable foundation.

          Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (income before income taxes) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution was made. Accordingly, a charitable contribution by an entity to a charitable foundation could, if necessary, be deducted over a six-year period. Based on $14.0 million of income before income tax expense for the fiscal year ended December 31, 2006, and assuming that our income before income tax expense remained at that level in future years following the stock offering, we estimate that we would only be able to deduct for federal income tax purposes $8.4 million of the contribution to the charitable foundation. This would result in after-tax expense of $5.5 million and not $6.5 million as we currently estimate.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

          We believe that the contribution to The Beneficial Foundation will be deductible for federal income tax purposes. However, we cannot assure you that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. The value of the contribution would be $10.0 million in cash and shares of common stock, which would result in after-tax expense of approximately $6.5 million during the fiscal year ended December 31, 2007. In the event that the Internal Revenue Service does not grant tax-exempt status to the charitable foundation or the contribution to the charitable foundation is otherwise not tax deductible, we would recognize as after tax expense the value of the entire contribution, or $10.0 million.

Beneficial Savings Bank MHC’s majority control of our common stock will enable it to exercise voting control over most matters put to a vote of stockholders and will prevent stockholders from forcing a sale or a second-step conversion transaction you may find advantageous.

          Beneficial Savings Bank MHC will own a majority of Beneficial Mutual Bancorp’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The members of the boards of Beneficial Mutual Bancorp, Beneficial Savings Bank MHC and Beneficial Mutual Savings Bank are the same. As a federally chartered mutual holding company, the board of directors of Beneficial Savings Bank MHC must ensure that the interests of depositors of Beneficial Mutual Savings Bank are represented and considered in matters put to a vote of stockholders of Beneficial Mutual Bancorp. Therefore, the votes cast by Beneficial Savings Bank MHC may not be in your personal best interests as a stockholder. For example, Beneficial Savings Bank MHC may exercise its voting control to defeat a stockholder nominee for election to the board of directors of Beneficial Mutual Bancorp. Beneficial Savings Bank MHC’s ability to control the outcome of the election of the board of directors of Beneficial Mutual Bancorp restricts the ability of minority stockholders to effect a change of management. In addition, stockholders will not be able to force a merger or second-step conversion transaction without the consent of Beneficial Savings Bank MHC, as such transactions require the approval of at least two-thirds of all outstanding voting stock, which can only be achieved if Beneficial Savings Bank MHC voted to approve such transactions. Some stockholders may desire a sale or merger transaction, since stockholders typically receive a premium for their shares, or a second-step conversion transaction, since fully converted institutions tend to trade at higher multiples than mutual holding companies.

A significant percentage of our common stock held publicly will be held by directors and officers of Beneficial Mutual Bancorp and our benefit plans.

          Assuming we sell our stock at the maximum of the offering range, we will have 33,028,390 shares, or 45.32% of our total outstanding stock, publicly issued to individuals and entities other than Beneficial Savings Bank MHC. We expect our current directors and executive officers, together with their associates, to subscribe for 326,500 shares. In addition, we intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 3.92% of the shares sold in the offering, as well as shares issued to Beneficial Savings Bank MHC, shares issued in connection with the merger and shares contributed to The Beneficial Foundation, which would total 28,567,000 shares at the maximum of the offering range. Additionally, Craig W. Yates and Roy D. Yates, who are currently directors of FMS Financial and will become directors of Beneficial Mutual Bancorp following the merger, own 1,854,045 shares of FMS Financial in the aggregate, which would entitle them to exchange their FMS Financial stock for up to 5,191,325 shares of Beneficial Mutual Bancorp stock in connection with the merger. As a result, a total of up to ______ shares, or ___% of our publicly held shares, will be held by our officers and directors and our employee stock ownership plan immediately following the offering and merger. Further, shares will be held by management following the implementation of an equity incentive plan, which we intend to implement no earlier than six months following completion of the offering.

Office of Thrift Supervision policy on remutualization transactions could prevent acquisition of Beneficial Mutual Bancorp, which may adversely affect our stock price.

          Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in what is commonly called a “remutualization” transaction. In the past, remutualization transactions often resulted in minority stockholders receiving a premium for their shares. However, in 2003, the Office of Thrift Supervision issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision tends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or further restrict these transactions in the future, our per share stock price may be adversely affected. For further information, see “Restrictions on Acquisition of Beneficial Mutual Bancorp and Beneficial Mutual Savings Bank—Regulatory Restrictions.”

Office of Thrift Supervision regulations and anti-takeover provisions in our charter restrict the accumulation of our common stock, which may adversely affect our stock price.

          Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the stock offering, no person, acting alone, together with associates or in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. In addition, Beneficial Mutual Bancorp’s charter provides that, for a period of five years from the date of the stock offering, no person, other than Beneficial Savings Bank MHC may acquire directly or indirectly the beneficial ownership of more than 10% of any class of any equity security of Beneficial Mutual Bancorp. In the event a person acquires shares in violation of this charter provision, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. These restrictions make it more difficult and less attractive for stockholders to acquire a significant amount of our common stock, which may adversely affect our stock price.

Proposed Office of Thrift Supervision regulations may permit us to adopt stock-based benefit plans that exceed limits applicable under current regulations, and may permit us to approve stock benefit plans without a separate vote of minority stockholders.

          The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that are intended to clarify and simplify such regulations. Specifically, the amendments would clarify that we may grant options and award shares of common stock under our stock-based benefit plans in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering, provided shares used to fund the plans in excess of these amounts are obtained through stock repurchases. The proposed amendments would also require that, if the stock-based plans are adopted less than one year following the stock offering, the stock-based benefit plans must be approved by a majority of the votes of Beneficial Mutual Bancorp shareholders and cast at an annual or special meeting of shareholders, excluding votes eligible to be cast by Beneficial Savings Bank MHC. Under the proposed amendments, there would be no separate vote required of minority shareholders if the stock-based benefit plans are adopted more than one year following the stock offering. The proposed amendments would further clarify that the restrictions set forth above regarding the maximum amount of individual and group awards and restrictions on accelerated vesting of awards, would not apply of the stock-based benefit plans are adopted more than one year following the stock offering.

          In the event the Office of Thrift Supervision adopts these regulations as proposed, or otherwise changes its existing regulations or policies, we may implement stock-based benefit plans that exceed the current limits applicable to the overall size of such plans, the relative amounts of stock options and stock awards and individual awards thereunder, and otherwise grant awards with terms that are different than those required by current Office of Thrift Supervision regulations and policy. Implementing stock-based benefit plans that exceed current limits could result in expense that exceeds the amounts we have estimated based up on the current limitations imposed by the Office of Thrift Supervision. However, until we implement our stock-based benefit plans, and until the proposed Office of Thrift Supervision regulations are adopted in final form, we cannot estimate the cost of stock-based benefit plans that we may adopt in the future.

          Moreover, to the extent that any new regulations or policies contain a more flexible voting standard for shareholder approval than that currently required, we intend to use the more flexible voting standard, which could result in the vote of Beneficial Savings Bank MHC controlling the outcome of a shareholder vote on stock-based benefit plans.

Our stock price may decline when trading commences.

          You may not be able to sell the shares you purchase in the offering at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There may be a limited market for our common stock, which may adversely affect our stock price.

          We have applied to have our shares of common stock listed for trading on the Nasdaq Global Select Market under the symbol “BNCL.” Sandler O’Neill currently intends to become a market maker in the common stock, but is under no obligation to do so. There is no way of determining at this time whether other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop or if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

A Warning About Forward-Looking Statements

          This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of goals, intentions and expectations;

•	statements regarding business plans, prospects, growth and operating strategies;

•	statements regarding the quality of loan and investment portfolios; and

•	estimates of risks and future costs and benefits.

          These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or locally, that are worse than expected;

•	changes in the interest rate environment that reduce interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect business;

•	Beneficial Mutual Savings Bank’s ability to integrate successfully the operations of FMS Financial following the merger;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

          Any of the forward-looking statements made in this prospectus and in other public statements may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that cannot be foreseen. Consequently, no forward-looking statement can be guaranteed.

Selected Consolidated Financial and Other Data of
Beneficial Mutual Bancorp

          The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with our consolidated financial statements and notes beginning on page F-1. The information at December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 is derived in part from our audited consolidated financial statements that appear in this prospectus. The information at December 31, 2004 and at and for the years ended December 31, 2003 and 2002 is derived in part from our audited consolidated financial statements that do not appear in this prospectus.

At and For the Year Ended December 31, (Dollars in thousands)	2006	2005	2004	2003	2002

Financial Condition Data:
Total assets	$2,300,219	$2,392,394	$2,332,730	$2,255,277	$2,164,898
Cash and cash equivalents	23,147	32,930	32,358	25,125	22,398
Investment securities available-for-sale	346,411	359,441	434,736	379,697	369,421
Investment securities held-to-maturity	130,357	163,320	205,584	264,812	314,749
Loans receivable, net	1,671,457	1,716,057	1,558,159	1,481,223	1,374,770
Deposits	1,667,876	1,655,033	1,597,933	1,546,412	1,506,967
Federal Home Loan Bank	196,550	312,797	395,104	371,484	356,100
Other borrowed funds	98,346	95,414	14,232	20,000	—
Stockholders’ equity	280,415	278,372	270,116	258,414	243,577

Operating Data:
Interest income	$127,326	$117,091	$108,080	$113,629	$125,178
Interest expense	62,899	51,366	41,947	46,494	55,745

Net interest income	64,427	65,725	66,133	67,135	69,433
Provision for loan losses	1,575	1,703	2,400	2,775	1,950

Net interest income after provision for loan losses	62,852	64,022	63,733	64,360	67,483
Other income	10,531	10,862	3,168	7,073	6,735
Operating expenses	59,436	56,956	50,573	49,651	46,087

Income before income taxes	13,947	17,928	16,328	21,782	28,131
Income taxes	2,322	4,728	4,704	6,322	8,075

Net income	$11,625	$13,200	$11,624	$15,460	$20,056

	At or For the Year Ended December 31,

Selected Financial Ratios and Other Data	2006	2005	2004	2003	2002

Performance Ratios:
Return on average assets	0.49%	0.56%	0.51%	0.69%	0.96%

Return on average equity	4.04	4.83	4.44	6.24	8.71

Interest rate spread (1)	2.45	2.57	2.73	2.81	3.03

Net interest margin (2)	2.87	2.90	3.03	3.15	3.47

Other expenses to average assets	2.51	2.40	2.22	2.23	2.20

Efficiency ratio (3)	79.29	74.37	72.98	66.91	60.51

Average interest-earning assets to average interest-bearing liabilities	114.86	114.80	115.75	115.43	115.42

Average equity to average assets	12.20	11.52	11.49	11.12	11.03

Capital Ratios (4):
Tier 1 capital to average assets	11.73	11.37	11.40	11.29	10.99

Tier 1 capital to risk-weighted assets	17.66	16.83	17.95	17.77	17.17

Total risk-based capital to risk-weighted assets	18.78	17.91	19.18	18.99	18.38

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.03	0.99	1.09	1.13	1.21

Allowance for loan losses as a percent of non-performing loans	213.09	331.32	278.17	252.90	256.67

Net charge-offs to average outstanding loans during the period	0.07	0.10	0.14	0.18	0.11

Non-performing loans as a percent of total loans	0.48	0.30	0.39	0.45	0.47

Non-performing assets as a percent of total assets	0.48	0.35	0.39	0.44	0.45

Other Data:
Number of offices (5)	39	38	35	33	33
Number of deposit accounts	163,140	163,740	164,827	169,915	177,182
Number of loans	61,478	67,242	70,430	73,327	73,264

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.

(2)	Represents net interest income as a percent of average interest-earning assets.

(3)	Represents other non-interest expenses divided by the sum of net interest income and non-interest income.

(4)	Ratios are for Beneficial Mutual Savings Bank.

(5)	Two additional offices were opened in the first quarter of 2007.

Selected Consolidated Financial and Other Data of FMS Financial

          The following tables set forth certain financial and other data of FMS Financial at and for the periods indicated. The summary financial information presented below is derived in part from FMS Financial’s consolidated financial statements. The following is only a summary and you should read it in conjunction with the FMS Financial consolidated financial statements and notes beginning on page ____. The information at December 31, 2006 and 2005 and for each of the three years ended December 31, 2006 is derived in part from the audited consolidated financial statements of FMS Financial that appear in this prospectus. The information at December 31, 2004 and at and for the years ended December 31, 2003 and 2002 is derived in part from audited consolidated financial statements of FMS Financial that do not appear in this prospectus.

At and For the Year Ended December 31, (In thousands)	2006	2005	2004	2003	2002

Financial Condition Data:
Total assets	$1,188,112	$1,231,263	$1,250,006	$1,225,557	$1,126,557
Cash and cash equivalents	109,761	93,841	110,577	72,335	88,410
Investment securities available-for-sale	146,006	155,632	141,999	149,231	118,613
Investment securities held-to-maturity	428,441	483,536	524,056	545,299	506,350
Loans receivable, net	450,099	442,571	418,799	402,606	361,674
Deposits	933,103	947,067	941,507	893,006	800,340
Federal Home Loan Bank advances	—	—	10,000	11,191	11,232
FMS Statutory Trust I and II debentures	51,548	25,774	25,774	25,774	25,000
Other borrowed funds	115,000	175,000	195,000	225,000	225,000
Stockholders’ equity	78,361	75,082	70,337	62,830	57,638

Operating Data:
Interest income	$60,993	$57,906	$55,819	$50,814	$57,748
Interest expense	27,415	21,537	18,414	19,362	24,756

Net interest income	33,578	36,369	37,405	31,452	32,992
Provision for loan losses	330	360	330	270	149

Net interest income after provision for loan losses	33,248	36,009	37,075	31,182	32,843
Other income	7,164	5,423	6,060	6,056	4,504
Operating expenses	31,726	30,067	28,385	26,970	24,580

Income before income taxes	8,686	11,365	14,750	10,268	12,767
Income taxes	3,367	4,647	5,982	4,067	4,806

Net income	5,319	6,718	8,768	6,201	7,961

Basic earnings per common share	0.82	1.03	1.35	0.96	1.22
Diluted earnings per common share	0.81	1.03	1.34	0.95	1.21

	At or For the Year Ended December 31,

	2006	2005	2004	2003	2002

Performance Ratios:
Return on average assets	0.45%	0.55%	0.71%	0.49%	0.77%
Return on average equity	6.95	9.22	13.21	9.52	14.61
Dividend payout ratio	14.81	11.65	8.95	12.63	9.92
Interest rate spread (1)	3.05	3.23	3.29	2.98	3.44
Net interest margin (2)	3.03	3.22	3.26	2.92	3.40
Other expenses to average assets	2.62	2.47	2.29	2.30	2.34
Efficiency ratio (3)	77.87	71.94	65.30	71.90	65.56
Average interest-earning assets to average interest-bearing liabilities	99.30	99.29	98.57	96.80	98.71
Average equity to average assets	6.60	6.10	5.63	5.13	5.12

Capital Ratios (4):
Tier 1 capital to average assets	7.98	7.29	6.60	6.10	6.34
Tier 1 capital to risk-weighted assets	18.31	17.24	16.35	15.60	17.10
Tier 1 capital to adjusted tangible assets	7.28	7.29	6.60	6.10	6.34
Total capital to risk-weighted assets	19.27	18.13	17.21	16.43	18.04

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.18	1.13	1.11	1.08	1.18
Allowance for loan losses as a percent of non-performing loans	189	285	262	260	157
Net charge-offs to average outstanding loans during the period	0.0004	0.005	0.005	0.046	0.017
Non-performing loans as a percent of total loans	0.63	0.40	0.43	0.42	0.76
Non-performing assets as a percent of total assets	0.24	0.16	0.20	0.23	0.37

Other Data:
Number of offices	42	42	41	40	39
Number of deposit accounts	152,611	154,146	155,198	157,705	155,914
Number of loans	6,320	6,317	6,426	6,720	7,063

(1)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. (Tax exempt income is reported on a tax-equivalent basis using a combined federal and state marginal tax rate of 34%.)

(2)	Represents net interest income as a percent of average interest-earning assets. (Tax exempt income is reported on a tax-equivalent basis using a combined federal and state marginal tax rate of 34%.)

(3)	Represents other expenses divided by the sum of net interest income and other income.

(4)	Ratios are for Farmers & Mechanics Bank.

Recent Developments of Beneficial Mutual Bancorp

          The following tables contain certain information concerning the consolidated financial position and results of operations of Beneficial Mutual Bancorp. The data at December 31, 2006 is derived from Beneficial Mutual Bancorp’s audited financial statements. You should read this information in connection with the audited financial statements included in this prospectus. The data at March 31, 2007 and for the three months ended March 31, 2007 and March 31, 2006 was not audited but, in the opinion of our management, reflects all adjustments necessary for a fair presentation. No adjustments were made other than normal recurring entries. The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results of operation that may be expected for the entire year.

(Dollars in thousands)	At March 31, 2007 (unaudited)	At December 31, 2006	% Change

Financial Condition Data:
Total assets	$2,277,324	$2,300,219	(1.00)%
Cash and cash equivalents	31,475	23,147	35.98
Investment securities available-for-sale	339,373	346,411	(2.03)
Investment securities held-to-maturity	125,428	130,357	(3.78)
Loans receivable, net	1,644,148	1,671,457	(1.63)
Deposits	1,633,525	1,667,876	(2.06)
Federal Home Loan Bank advances	196,550	196,550	0.00
Other borrowed funds	102,646	98,346	4.37
Stockholders’ equity	282,776	280,415	0.84

	Three Months Ended March 31,

	2007	2006	% Change

	(unaudited)
Operating Data:
Interest income	$31,381	$30,491	2.92%
Interest expense	15,994	14,419	10.92

Net interest income	15,387	16,072	(4.26)
Provision for loan losses	300	600	(50.00)

Net interest income after provision for loan losses	15,087	15,472	(2.49)
Other income	2,844	3,068	(7.30)
Operating expenses	15,981	14,843	7.67

Income before income taxes	1,950	3,697	(47.25)
Income taxes	200	927	(78.43)

Net income	$1,750	$2,770	(36.82)

	At or for the Three Months Ended March 31,

	2007	2006	% Change

Performance Ratios:
Return on average assets	0.31%	0.47%	(34.71)%
Return on average equity	2.49	3.95	(36.95)
Interest rate spread (1)	2.40	2.46	(2.44)
Net interest margin (2)	2.85	2.84	0.35
Other expenses to average assets	2.79	2.51	11.26
Efficiency ratio (3)	89.12	80.06	11.32
Average interest-earning assets to average interest-bearing liabilities	115.06	114.95	0.10
Average equity to average assets	12.27	11.85	3.55

Capital Ratios (4):
Tier I capital to average assets	12.11	11.56	4.76
Tier I capital to risk-weighted assets	17.89	17.19	4.07
Total risk-based capital to risk-weighted assets	19.03	18.30	3.99

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.05	0.99	6.20
Allowance for loan losses as a percent of non-performing loans	207.44	204.31	1.53
Net charge-offs to average outstanding loans during the period	0.05	0.10	(52.30)
Non-performing loans as a percent of total loans	0.51	0.48	6.25
Non-performing assets as a percent of total assets	0.50	0.49	1.00

Other Data:
Number of offices	41	39	5.13
Number of deposit accounts	161,856	158,978	1.81
Number of loans	59,148	65,654	(9.91)

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on interest-bearing liabilities.

(2)	Represents net interest income as a percent of average interest-earning assets.

(3)	Represents other non-interest expenses divided by the sum of net interest income and non-interest income.

(4)	Ratios are for Beneficial Mutual Savings Bank.

Comparison of Financial Condition at March 31, 2007 and December 31, 2006

          At March 31, 2007, total assets decreased $22.9 million, or 1.00% to $2.28 billion from $2.30 billion at December 31, 2006. This decrease was primarily due to decreases of $12.0 million or 2.51% in investment securities and $27.3 million, or 1.63% in net loans receivable, partially offset by an increase in cash and cash equivalents of $8.3 million, or 35.98%, which was due to an increase in federal funds sold. Deposits decreased to $1.63 billion at March 31, 2007 from $1.67 billion at December 31, 2006 as reductions in time deposits, including brokered time deposits, were partially offset by increases in money market, savings and checking accounts, and total borrowings increased from $294.9 million at December 31, 2006 to $299.2 million at March 31, 2007, while Federal Home Loan Bank advances remained constant at $196.6 million. Equity increased $2.4 million or 0.84% between December 31, 2006 and March 31, 2007 due to net income of $1.8 million, along with a decrease in unrealized losses in the available for sale investment portfolio.

Comparison of Operating Results for the Three Months Ended March 31, 2007 and March 31, 2006

          General. Net income decreased by $1.1 million, or 36.82% to $1.8 million for the three months ended March 31, 2007, compared to $2.8 million for the same period in 2006. The change in net income was primarily due to decreases in net interest income and non-interest income, and an increase in non-interest expenses, partially offset by decreases in the provisions for loan losses and income taxes.

          Net Interest Income. Net interest income decreased $685,000 or 4.26% to $15.4 million for the three months ended March 31, 2007, compared to $16.1 million for the same period in 2006. The decrease in net interest income in the 2007 period compared to the same period in 2006 was primarily due to continued pressure on the Bank’s interest rate spread. The Bank’s interest rate spread equaled 2.40% for the three months ended March 31, 2007, compared to 2.46% for the three months ended March 31, 2006.

          Analysis of Net Interest Income.

			Change 2007/2006
March 31, (Dollars in thousands)	2007	2006	$ Change	% Change

Components of net interest income
Loans	$25,766	$24,786	$980	3.95%
Investment securities	5,516	5,637	(121)	(2.15)
Other interest-earning assets	99	68	31	45.59
Total interest income	31,381	30,491	890	2.92
Deposits	12,288	9,886	2,402	24.30
Borrowings	3,706	4,533	(827)	(18.24)
Total interest expense	15,994	14,419	1,575	10.92
Net interest income	15,387	16,072	(685)	(4.26)
Average yield and rates paid
Interest-earning assets	5.81%	5.40%	0.41	7.59
Interest-bearing liabilities	3.41%	2.93%	0.48	16.38
Interest rate spread	2.40%	2.46%	(0.06)	(2.44)
Net interest margin	2.85%	2.84%	0.01	0.35
Average balances
Loans	1,679,741	1,740,222	(60,481)	(3.48)
Investment securities	471,350	513,694	(42,344)	(8.24)
Other interest-earning assets	7,911	6,354	1,557	24.50
Deposits	1,577,271	1,571,489	5,782	0.37
Borrowings	299,176	394,895	(95,719)	(24.24)

          The following table summarizes average balances and average yields and costs for the three month periods ended March 31, 2007 and 2006.

	2007			2006

March 31, (Dollars in thousands)	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost

Assets:
Interest-bearing demand deposits	$7,000	$87	4.97%	$2,049	$22	4.29%
Loans	1,679,741	25,766	6.14	1,740,222	24,786	5.70
Investment securities	151,267	1,625	4.30	153,051	1,424	3.72
Mortgage-backed securities	184,682	2,190	4.74	210,383	2,379	4.52
Collateralized mortgage obligations	135,401	1,701	5.03	150,260	1,834	4.88
Other interest-earning assets	911	12	5.27	4,305	46	4.27
Total interest-earning assets	2,159,002	31,381	5.81	2,260,270	30,491	5.40

Non-interest earning assets	131,751			106,999

Total assets	2,290,753	31,381		2,367,269	30,491

Liabilities and stockholders’ equity:
Interest-earning checking accounts	164,912	424	1.03	167,175	429	1.03
Money market accounts	292,323	2,215	3.03	264,928	1,513	2.28
Savings accounts	247,421	454	0.73	280,926	516	0.73
Time deposits	872,615	9,195	4.21	858,460	7,428	3.46
Total interest-bearing deposits	1,577,271	12,288	3.12	1,571,489	9,886	2.52

Federal Home Loan Bank advances	195,272	2,436	4.99	253,597	2,919	4.60
Repurchase agreements	88,600	1,082	4.88	92,646	1,049	4.53
Federal Home Loan Bank overnight borrowings	—	—	0.00	37,288	420	4.51
Other borrowings	15,304	188	4.91	11,364	145	5.10
Total interest-bearing liabilities	1,876,447	15,994	3.41	1,966,384	14,419	2.93

Non-interest-bearing deposits	73,541			80,811
Other non-interest-bearing liabilities	59,711			39,587
Total liabilities	2,009,699	15,994		2,086,782	14,419

Total stockholders’ equity	281,054			280,487
Total liabilities and stockholders’ equity	2,290,753			2,367,269
Net interest income		15,387			16,072
Interest rate spread			2.40			2.46
Net interest margin			2.85			2.84
Average interest-earning assets to average interest-bearing liabilities			115.06%			114.95%

          Provision for Loan Losses. The provision for loan losses amounted to $300,000 for three months ended March 31, 2007, compared to $600,000 for the same period in 2006, and was determined by management to be an amount necessary to maintain a balance of allowance for loan losses at a level that considers all known and current losses in the loan portfolio. The change in the provision for loan losses in the 2007 period compared to the same period in 2006 reflects the lower level of net charge-offs and the decrease in average loans outstanding.

          Non-interest Income. Non-interest income decreased $224,000 or 7.30% from $3.1 million for the three months ended March 31, 2007, to $2.8 million for the same period in 2006. This change was primarily due to a decrease in profit on the sale of available for sale equity securities to $313,000 during the quarter ended March 31, 2007 from $617,000 during the period ended March 31, 2006. This decrease was partially offset by a $107,000 reduction in losses on other assets, including operating losses on limited partnerships established to support low to moderate income housing in the local market.

          Non-interest Expense. Non-interest expenses increased $1.1 million, or 7.67% to $15.9 million for the three months ended March 31, 2007 from $14.8 million during the same period in 2006. The increase was primarily due to an increase of $507,000 or 5.88% in salary and employee benefits, an increase of $308,000 or

120.30% in professional fees and an increase of $245,000 or 55.53% in advertising expense. The increase in salaries and employee benefits was primarily attributable to increases in post-retirement and pension benefits expense and the salary and benefits expense of sales and marketing personnel. The increase in professional fees relates primarily to expenses related to Sarbanes Oxley and to expenses associated with the acquisition of FMS Financial. The increase in advertising expense can be attributed to the Bank’s increased efforts to promote its products and services.

          Income Tax Expense. The provision for income taxes was $200,000 for the period ended March 31, 2007, reflecting an effective tax rate of 10.26%, compared to $927,000 for the period ended March 31, 2006, reflecting an effective tax rate of 25.08%. The change in 2007 from 2006 was primarily due to a decrease in income before income taxes of $1.7 million, while tax-exempt income on tax-exempt securities and Bank-owned life insurance, and federal income tax credits remained fairly constant.

Recent Developments of FMS Financial

          The financial information and other data in this section is derived in part from and should be read in conjunction with FMS Financial’s Form 10-K for the year ended December 31, 2006. Financial information at or for the three-month periods ended March 31, 2007 and 2006 was derived from our unaudited consolidated financial statements, which in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The unaudited results of operations and other data presented for the three month period ended March 31, 2007 do not necessarily indicate the results that may be expected for the year ending December 31, 2007 or any other period.

(Dollars in thousands)	At March 31, 2007	December 31, 2006

	(unaudited)
Financial Condition:
Assets	$1,169,314	$1,188,112
Loans receivable, net	447,466	450,099
Deposits	942,798	933,103
Stockholders’ equity	79,458	78,361

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006

	(unaudited)	(unaudited)
Operations:
Interest income	$14,912	$15,177
Interest expense	7,249	6,345
Net interest income	7,663	8,832
Net income	886	1,334
Basic earnings per common share	0.14	0.20
Diluted earnings per common share	0.14	0.20
Dividends declared per common share	0.03	0.03
Weighted average common shares outstanding	6,536	6,515
Weighted average common shares outstanding and common stock equivalents outstanding	6,540	6,530

Other selected data:
Net interest rate spread	2.83%	3.15%
Net interest margin	2.83	3.15
Return on average assets	0.30	0.44
Return on average equity	4.32	6.75
Dividend payout ratio	21.43	15.00
Equity-to-asset ratio	6.80	6.60
Number of employees (full-time equivalents)	477	547

Comparisons of Financial Condition at March 31, 2007 and December 31, 2006

          Total assets of FMS Financial decreased $18.8 million or 1.6% to $1.17 billion at March 31, 2007 from $1.19 billion at December 31, 2006. Investment securities held to maturity decreased $13.4 million or 3.1% to $415.0 million at March 31, 2007 from $428.4 million at December 31, 2006 primarily due to $8.8 million in principal paydowns and $4.6 million in investment maturities during this period. Investment securities available for sale decreased $4.9 million or 3.4% to $141.1 million at March 31, 2007 from $146.0 million at December 31, 2006, due to principal paydowns of $2.7 million and investment calls of $2.6 million during this period. Loans receivable decreased $2.6 million or 0.6% to $447.5 million at March 31, 2007 from $450.1 million at December 31, 2006 primarily due to $17.8 million of principal collected on loans, partially offset by $15.1 million of loans originated during this period. Short-term funds increased $9.2 million or 17.2% to $62.6 million at March 31, 2007 from $53.4 million at December 31, 2006, primarily due to an increase in short-term money market accounts.

          Total liabilities decreased $19.9 million or 1.8% to $1.09 billion at March 31, 2007 from $1.11 billion at December 31, 2006. FMS Statutory Trust I and II debentures decreased $25.8 million or 50% to $25.8 million at March 31, 2007 from $51.5 million at December 31, 2006. In March 2007, FMS Financial redeemed FMS Statutory Trust 1, which had issued $25.0 million of floating rate capital securities and $774,000 of common securities. These debentures were redeemed at par and required the mandatory redemption of the Trust’s capital and common securities. Deposits increased $9.7 million or 1.0% to $942.8 million at March 31, 2007 from $933.1 million at December 31, 2006. The increase in total deposits during the year was due to increases in time deposits of $24.9 million and savings accounts of $1.2 million, partially offset by decreases in checking accounts of $10.3 million, money market accounts of $3.1 million and non-interest checking accounts of $3.0 million during this period. Securities sold under agreements to repurchase decreased $5.0 million or 4.4% to $110.0 million at March 31, 2007 from $115.0 million at December 31, 2006 due to the repayment of these borrowings during the period. These borrowings are collateralized by U.S. Government agency notes, MBSs and CMOs and had a weighted average rate of 5.31% and 5.24% at March 31, 2007 and December 31, 2006, respectively.

          Stockholders’ equity increased $1.1 million or 1.4% to $79.5 million at March 31, 2007 from $78.4 million at December 31, 2006. The increase was due to net income of $886,000, an increase in accumulated comprehensive income of $277,000 and the exercise of stock options of $130,000, partially offset by $196,000 of dividends declared on common stock.

Results of Operations for the Three Months Ended March 31, 2007 and 2006

          General. The earnings of FMS Financial depend primarily upon the level of net interest income, which is the difference between interest earned on its interest-earning assets such as loans and investments, and the interest paid on interest-bearing liabilities, such as deposits including non-interest checking accounts, long-term debts and borrowings. Net interest income is a function of the interest rate spread, which is the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as well as the average balance of interest-earning assets as compared to interest-bearing liabilities. Net income is also affected by non-interest income, such as gains (losses) on the sale of loans and investments, provision for loan losses and real estate owned, service charges and other fees, and operating expenses, such as salaries, employee benefits, deposit insurance premiums, depreciation, occupancy and equipment expense and purchased services expense.

          FMS Financial recorded net income for the three months ended March 31, 2007 of $886,000, or $0.14 diluted earnings per share as compared to $1.3 million, or $0.20 diluted earnings per share for the comparable period in 2006.

          Interest Rate Spread. FMS Financial’s interest income is affected by the difference or “interest rate spread” between yields received by FMS Financial on its interest-earning assets and the interest rates paid by FMS Financial on its interest-bearing liabilities including non-interest checking accounts. Net interest income is affected by (i) the spread between the yield earned on interest-earning assets and the interest rates paid on interest-bearing savings deposits including non-interest checking accounts and borrowings (liabilities) and (ii) the relative amounts of interest-earning assets versus interest-bearing liabilities. FMS Financial’s interest rate spread varies over time because money fund accounts and other flexible rate accounts have become significant sources of savings deposits.

Income from investment securities and mortgage-backed securities depends upon the amount invested during the period and the yields earned on such securities. The yield on loans changes principally as a result of existing mortgage loan repayments, adjustable rate loan adjustments, sales and the interest rates and volume of new mortgage loans. The average yields and rates are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented.

          The following table sets forth certain information relating to FMS Financial’s average balance sheet and reflects the average yield on assets and average rates paid on liabilities for the periods indicated. Such yields and rates are derived by dividing interest income or expense, on a tax-equivalent basis, by the average balance of interest-earning assets or liabilities, respectively for the periods presented.

	2007			2006

	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate

Interest-earning assets:
Loans receivable	$453,991	$6,915	6.09%	$454,145	$6,805	5.99%
Interest-bearing deposits	54,750	704	5.14	24,108	260	4.31
Mortgage-backed securities	225,270	2,847	5.06	274,898	3,472	5.05
Investment securities	349,203	4,459	5.11	375,518	4,684	4.99

Total interest-earning assets	1,083,214	14,925	5.51	1,128,669	15,221	5.39

Interest-bearing liabilities:
Checking deposits	392,654	1,634	1.66	401,228	1,469	1.46
Savings deposits	172,968	302	0.70	189,662	279	0.59
Money market deposits	111,630	369	1.32	130,297	344	1.06
Time deposits	243,209	2,433	4.00	212,554	1,562	2.94
Borrowings	110,376	1,463	5.30	171,614	2,124	4.95
Long-term debt	49,890	1,048	8.40	25,774	567	8.80

Total interest-bearing liabilities	$1,080,727	7,249	2.68%	$1,131,129	6,345	2.24%

Net interest income		$7,676			$8,876

Interest rate spread			2.83%			3.15%

Net yield on average interest-earning assets			2.83%			3.15%

Ratio of average interest-earning assets to average interest-bearing liabilities			100.23%			99.78%

          Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected FMS Financial’s interest income and interest expense, on a tax equivalent basis, during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in rate, (ii) changes in volume and (iii) total changes in rate and volume (the combined effect of changes in both volume and rate, not separately identified, has been allocated to rate). A higher level of non-performing loans affects the changes in both volume and rate.

	Three Months Ended March 31, 2007 vs. 2006 Increase (Decrease) due to Change in:

	Rate	Volume	Total
	(In thousands)

Interest income:
Loans receivable	$112	($2)	$110
Interest-bearing deposits	114	330	444
Mortgage-backed securities	2	(627)	(625)
Investment securities	103	(328)	(225)

Total change - interest income	331	(627)	(296)

Interest expense:
Checking deposits	196	(31)	165
Savings deposits	48	(25)	23
Money market deposits	74	(49)	25
Time deposits	646	225	871
Borrowings	97	(758)	(661)
Long-Term Debt	(50)	531	481

Total change - interest expense	1,011	(107)	904

Net change in net interest income	($680)	($520)	($1,200)

          Net Income. FMS Financial and its subsidiary recorded net income of $886,000 for the quarter ended March 31, 2007, or $0.14 diluted earnings per share, as compared to net income of $1.3 million, or $0.20 diluted earnings per share for the quarter ended March 31, 2006. Net interest income on a tax equivalent basis was $7.7 million for the three months ended March 31, 2007 compared to $8.9 million for the same period in 2006. Provisions for loan losses were $15,000 and $90,000 for the quarters ended March 31, 2007 and 2006, respectively. Non-interest income was $1.4 million for the three months ended March 31, 2007 and 2006. Total noninterest expense for the quarter ended March 31, 2007 was $7.5 million compared to $7.9 million for the same quarter in 2006.

          Interest Income. Total interest income on a tax equivalent basis decreased $296,000 to $14.9 million for the quarter ended March 31, 2007 from $15.2 million for the same period in 2006. The decrease is attributable to decreases in interest income on mortgage-backed securities (MBS’s) of $625,000 and investment securities of $225,000, partially offset by increases in interest income on interest-bearing deposits of $444,000 and loans receivable of $110,000. Interest income on mortgage-backed securities decreased by $625,000 to $2.8 million for the three months ended March 31, 2007 from $3.5 million for the same period in 2006. The average balance of MBS’s decreased $49.6 million to $225.3 million for the three months ended March 31, 2007 from $274.9 million for the same period in 2006, which resulted in an interest income volume decrease of $627,000. The decrease in the average balance during this period was due to principal paydowns of $29.2 million and calls and maturities of $12.0 million, partially offset by purchases of MBS’s of $3.1 million from the first quarter of 2006. The average yield of the MBS portfolio increased 1 basis points to 5.06% for the quarter ended March 31, 2007 from 5.05% for the same period in 2006, which resulted in an interest income increase of $2,000 due to changes in rates.

          Interest income on investment securities decreased $225,000 to $4.5 million for the three months ended March 31, 2007 from $4.7 million for the same period in 2006. The average balance of investment securities decreased $26.3 million to $349.2 million for the three months ended March 31, 2007 from $375.5 million for the same period in 2006, which resulted in a volume decrease in interest income of $328,000. The decrease in the average volume during this period is due to investment principal paydowns of $23.8 million and calls and maturities of $22.5 million, partially offset by investment purchases of $8.1 million since the first quarter 2006. The average yield of the investment portfolio increased 12 basis points to 5.11% for the quarter ended March 31, 2007 from 4.99% for the same period in 2006, which resulted in an interest income increase of $103,000 due to rate changes.

          Interest income on interest-bearing deposit investments increased $444,000 to $704,000 for the three months ended March 31, 2007 from $260,000 for the same period in 2006. The average balance of interest-bearing deposit investments increased $30.7 million to $54.8 million for the quarter ended March 31, 2007 from $24.1 million for the same period in 2006, which resulted in a volume increase in interest income of $330,000. The average yield of interest-bearing deposit investments increased 83 basis points to 5.14% for the three months ended March 31, 2007 from 4.31% for the same period in 2006, which resulted in an increase in interest income of $114,000 due to rate changes.

          Interest income on loans increased $110,000 to $6.9 million for the three months ended March 31, 2007 from $6.8 million for the same period in 2006. The average rate on loans increased 10 basis points to 6.09% for the three months ended March 31, 2007 from 5.99% for the same period in 2006, which resulted in an increase in interest income of $112,000 due to rate changes. The average balance of the loan portfolio decreased $154,000 to $454.0 million for the three months ended March 31, 2007 from $454.1 million for the same period in 2006, which resulted in a volume decrease in interest income of $2,000. The decrease in the average balance is primarily due to principal collected on loans of $89.0 million, partially offset by $86.3 of loan originated since the first quarter of 2006.

          Interest Expense. Total interest expense increased $904,000 to $7.2 million for the three months ended March 31, 2007 from $6.3 million for the same period in 2006. The increases in interest expense on time deposits, long-term debt, checking deposits, money market deposits and savings deposits were partially offset by a decrease in interest expense on borrowings.

          Interest expense on time deposits increased $871,000 to $2.4 million for the three months ended March 31, 2007 from $1.6 million for the same period in 2006. The average rate on time deposits increased 106 basis points to 4.00% for the quarter ended March 31, 2007 from 2.94% for the same period in 2006, which resulted in a rate increase in interest expense of $646,000. The average balance of time deposits increased $30.6 million to $243.2 million for the quarter ended March 31, 2007 from $212.6 million for the same period in 2006, which resulted in an increase in interest expense of $225,000. The increase in the average balance of time deposits is the result of a promotional 5 month and 13 month certificate of deposit program that began in September 2006.

          Interest expense on long-term debt increased $481,000 to $1.0 million for the three months ended March 31, 2007 from $567,000 for the same period in 2006. The average balance on debentures increased $24.1 million to $49.9 million for the quarter ended March 31, 2007 from $25.8 million for the same period in 2006, which resulted in an increase in interest expense of $531,000. This increase is primarily due to the Trust II issuance in June 2006 of $25.0 million of floating rate debentures. The average rate decreased 40 basis points to 8.40% for the three months ended March 31, 2007 from 8.80% for the same period in 2006, which decreased interest expense on long-term debt $50,000.

          Interest expense on checking deposits increased $165,000 to $1.6 million for the three months ended March 31, 2007 from $1.5 million for the same period in 2006. The average rate on checking deposits increased 20 basis points to 1.66% for the quarter ended March 31, 2007 from 1.46% for the same period in 2006, which resulted in an increase in interest expense of $196,000. This increase was primarily due to an increase in the average rate paid on municipal government checking accounts to 5.25% for the three months ended March 31, 2007 from 4.67% for the same period in 2006. The average balance of checking deposits decreased $8.5 million to $392.7 million for the three months ended March 31, 2007 from $401.2 million for the same period in 2006, which resulted in a volume decrease in interest expense of $31,000.

          Interest expense on money market deposits increased $25,000 to $369,000 for the three months ended March 31, 2007 from $344,000 for the same period in 2006. The average rate on money market deposits increased 26 basis points to 1.32% for the quarter ended March 31, 2007 from 1.06% for the same period in 2006, which resulted in an increase in interest expense of $74,000. The average balance of money market deposits decreased $18.7 million to $111.6 million for the three months ended March 31, 2007 from $130.3 million for the same period in 2006, which resulted in a volume decrease in interest expense of $49,000.

          Interest expense on savings deposits increased $23,000 to $302,000 for the three months ended March 31, 2007 from $279,000 for the same period in 2006. The average rate on savings deposits increased 11 basis points to 0.70% for the quarter ended March 31, 2007 from 0.59% for the same period in 2006, which resulted in an increase in interest expense of $48,000. The average balance of savings deposits decreased $16.7 million to $173.0 million for the three months ended March 31, 2007 from $189.7 million for the same period in 2006, which resulted in a volume decrease in interest expense of $25,000.

          Interest expense on borrowings decreased $661,000 to $1.5 million for the three months ended March 31, 2007 from $2.1 million for the same period in 2006. The average balance of borrowings decreased $61.2 million to $110.4 million at March 31, 2007 from $171.6 million for the same period in 2006, which resulted in a volume decrease in interest expense of $758,000. The average rate paid on borrowings increased 35 basis points to 5.30% for the quarter ended March 31, 2007 from 4.95% for the same period in 2006, which resulted in an increase in interest expense of $97,000 due to rate changes.

          Critical Accounting Estimate-Provision for Loan Losses. A critical accounting estimate is the provision for loan losses. The provision decreased to $15,000 for the three months ended March 31, 2007 compared to $90,000 for the same period in 2006. The allowance for loan losses amounted to $5.4 million at March 31, 2007 and December 31, 2006. The determination of the allowance level for loan losses is based on management’s analysis of the risk characteristics of various types of loans, levels of classified loans, previous loan loss experience, the estimated fair market value of the underlying collateral and current economic conditions. Additionally, the mix within the FMS Financial’s portfolio continues to change as FMS Financial offers a wider variety of products. Within the loan portfolio, a change is also occurring as a shift is made from lower yielding loans (i.e., one-to-four family loans) to higher yielding loans (i.e., commercial real estate mortgages, commercial construction, consumer and commercial business loans). These types of loans contain a higher degree of risk. FMS Financial will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as changing conditions dictate. Although FMS Financial maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods due to the higher degree of credit risk which might result from the change in the mix of the loan portfolio or changes in economic conditions. Most of FMS Financial’s lending activity is with customers located within southern New Jersey. Generally, the loans are secured by real estate consisting of single-family residential properties. While this represents a concentration of credit risk, the credit losses arising from this type of lending compare favorably with FMS Financial’s credit loss experience on its portfolio as a whole. The ultimate repayment of these loans is dependent to a certain degree on the local economy and real estate market.

          Deferred Tax Assets and Liabilities. FMS Financial recognizes deferred tax assets and liabilities for the future tax effects of temporary differences. Deferred tax assets are subject to management’s judgment based upon available evidence that future realization is more likely than not. If management determines that FMS Financial may be unable to realize all or part of net deferred tax assets in the future, a direct charge to income tax expense may be required to reduce the recorded value of the net deferred tax asset to the expected realizable amount.

          Non-interest Income. Non-interest income remained constant at $1.4 million for the three month period ended March 31, 2007 and 2006.

          Non-interest Expense. Non-interest expense decreased $400,000 to $7.5 million for the three month period ended March 31, 2007 from $7.9 million for the same period in 2006 primarily due to a decrease in salaries and employee benefits expense, partially offset by an increase in occupancy and equipment expense.

          Salaries and Employee Benefits. Salaries and employee benefits decreased $356,000 to $4.5 million for the three month period ended March 31, 2007 compared to $4.8 million for the same period in 2006. The decrease was due to a reduction in overtime pay of $69,000 as well as a current moratorium on hiring is in effect. Average full time equivalent employees were 477 at March 31, 2007 as compared to 547 at March 31, 2006.

          Occupancy and Equipment. Occupancy and equipment increased $116,000 to $1.6 million for the three month period ended March 31, 2007 compared to $1.5 million for the same period in 2006 due primarily to increases in maintenance expense of $77,000, equipment expense of $18,000 and property taxes of $12,000.

          Branch Closings. On March 7, 2007, FMS Financial announced that it intends to close eleven New Jersey branch locations of its wholly-owned bank subsidiary, Farmers & Mechanics Bank, including all seven Wal-Mart branch locations, at an estimated net cost of approximately $1.5 million or $.23 per share, substantially all of which is expected to be incurred and recorded during the quarter ending June 30, 2007. The costs associated with the branch closings consist primarily of employee costs, fixed assets and early lease cancellation fees as all of the Wal-Mart branches are operated under long-term leases. FMS Financial also announced that it had entered into an agreement with Beneficial Mutual Saving Bank to indemnify FMS Financial for any and all costs associated with the branch closures in the event that the proposed merger with Beneficial Mutual Bancorp is not consummated for any reason.

Use of Proceeds

          The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering and merger and the number of shares of FMS Financial that are exchanged for shares of Beneficial Mutual Bancorp common stock. Payments for shares made through withdrawals from deposit accounts at Beneficial Mutual Savings Bank will reduce Beneficial Mutual Savings Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range (1)		Midpoint of Offering Range (1)		Maximum of Offering Range (1)		Adjusted Maximum (1)

(Dollars in thousands)	15,172,500 Shares at $10.00 Per Share	Percent of Net Proceeds	17,850,000 Shares at $10.00 Per Share	Percent of Net Proceeds	20,527,500 Shares at $10.00 Per Share	Percent of Net Proceeds	23,606,625 Shares at $10.00 Per Share (3)	Percent of Net Proceeds

Gross offering proceeds	$151,725		$178,500		$205,275		$236,066
Less: offering expenses	(3,235)		(3,387)		(3,540)		(3,716)

Net offering proceeds	148,490	100.00%	175,113	100.00%	201,735	100.00%	232,350	100.00%

Less:
Proceeds contributed to Beneficial Mutual Savings Bank (2)	(106,977)	(72.04)	(118,084)	(67.43)	(128,406)	(63.65)	(142,051)	(61.14)
Merger costs and restructing charges (3)	(12,440)	(8.38)	(12,440)	(7.10)	(12,440)	(6.17)	(12,440)	(5.35)
Proceeds used for loan to employee stock ownership plan	(21,986)	(14.81)	(25,246)	(14.42)	(28,567)	(14.16)	(32,248)	(13.88)
Proceeds contributed to The Beneficial Foundation	(500)	(0.34)	(500)	(0.29)	(500)	(0.25)	(500)	(0.22)

Proceeds remaining for Beneficial Mutual Bancorp	$6,587	4.44%	$18,843	10.76%	$31,822	15.77%	$45,111	19.42%

(1)

Assumes that 57.5%, 59.7%, 63.0% and 65.0% of the shares of FMS Financial are exchanged for Beneficial Mutual Bancorp common stock at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively.

(2)

Approximately $77.9 million, $73.5 million, $67.5 million and $64.2 million of the funds contributed to Beneficial Mutual Savings Bank at the minimum, midpoint, maximum and adjusted maximum, respectively, will be used to fund the cash portion of the purchase price for FMS Financial.

(3)	Includes $3.5 million, $4.0 million and $4.9 million, respectively, of non-tax deductible merger costs, tax deductible merger costs and restructuring costs.

          The net offering proceeds will be used primarily to pay the cash portion of the merger consideration to FMS Financial stockholders and merger expenses. Beneficial Mutual Bancorp intends to contribute between 72.04% and 61.4% of the net offering proceeds to Beneficial Mutual Savings Bank. Beneficial Mutual Bancorp intends to invest the remaining proceeds in short-term, liquid investments, such as United States treasury and government agency securities, mortgage-backed securities and cash and cash equivalents, in order to supplement the interest income of Beneficial Mutual Savings Bank and increase consolidated interest income. The actual amounts to be invested in different instruments will depend on the interest rate environment and Beneficial Mutual Bancorp’s liquidity requirements. In the future, Beneficial Mutual Bancorp may liquidate its investments and use those funds:

•	to pay dividends to stockholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; and

•	for general corporate purposes.

          Under current Office of Thrift Supervision regulations, Beneficial Mutual Bancorp may not repurchase shares of its common stock during the first year following the offering, except to fund equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

          Beneficial Mutual Savings Bank intends to invest the proceeds it receives from the offering initially in short-term liquid investments. Over time, Beneficial Mutual Savings Bank may use the proceeds that it receives from the offering, which are shown in the table above as the amount contributed to Beneficial Mutual Savings Bank:

•	to fund new loans;

•	to invest in securities, primarily obligations of U.S. government agencies and mortgage-backed securities;

•	to finance the possible expansion of its business activities, including developing new branch locations; and

•	for general purposes.

          Beneficial Mutual Savings Bank may need regulatory approval to engage in some of the activities listed above.

          Except as described above, neither Beneficial Mutual Bancorp nor Beneficial Mutual Savings Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Stock Offering—Reasons for the Stock Offering.”

Our Dividend Policy

          We have not yet determined whether we will pay a dividend on the common stock. After the offering, our board of directors will consider a policy of paying regular cash dividends. The board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by Beneficial Mutual Savings Bank to us discussed below will also be considered. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

          If Beneficial Mutual Bancorp pays dividends to its stockholders, it also will be required to pay dividends to Beneficial Savings Bank MHC, unless Beneficial Savings Bank MHC elects to waive the receipt of dividends. We anticipate that Beneficial Savings Bank MHC will waive any dividends that Beneficial Mutual Bancorp may pay. Any decision to waive dividends will be subject to regulatory approval.

          We will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, our ability to pay dividends may depend, in part, upon dividends we receive from Beneficial Mutual Savings Bank because we initially will have no source of income other than dividends from Beneficial Mutual Savings Bank and earnings from the investment of the net proceeds from the offering that we retain. We expect that Beneficial Mutual Bancorp will retain approximately $31.8 million from the net proceeds raised in the offering at the maximum of the offering range based upon our estimate of offering and merger-related expenses and other assumptions described in “Pro Forma Data.” Office of Thrift Supervision regulations limit dividends and other distributions from Beneficial Mutual Savings Bank to us. In addition, Beneficial Mutual Savings Bank may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the offering. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Regulation of Federal Savings Associations—Limitation on Capital Distributions.”

          Any payment of dividends by Beneficial Mutual Savings Bank to us that would be deemed to be drawn out of Beneficial Mutual Savings Bank’s bad debt reserves would require Beneficial Mutual Savings Bank to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note ____ of the notes to the consolidated financial statements included in this prospectus. We do not contemplate any distribution by Beneficial Mutual Savings Bank that would result in this type of tax liability.

Market for Common Stock of Beneficial Mutual Bancorp

          We have not previously issued common stock and there is currently no established market for the common stock. Upon completion of the offering, we expect that our shares of common stock will trade on the Nasdaq Global Select Market under the symbol “BNCL.” Sandler O’Neill intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

          The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

Capitalization

          The following table presents the historical capitalization of Beneficial Mutual Bancorp and FMS Financial at December 31, 2006 and the capitalization of Beneficial Mutual Bancorp after giving effect to the offering proceeds and the merger (referred to as “pro forma” information). The table depicts adjustments to capitalization resulting first from the offering and then from the merger only at the minimum of the offering range and then depicts Beneficial Mutual Bancorp’s capitalization following the offering and merger at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range. The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 15,172,500 shares to complete the offering.

						Pro Forma Capitalization Based Upon the Sale of (1)

(Dollars in thousands)	Beneficial Mutual Bancorp	Offering Adjustments: 15,172,500 at Minimum of Offering Range	Beneficial Mutual Bancorp Post-offering	FMS Financial	Merger Adjustments	Minimum 15,172,500 Shares at $10.00 per share (2)	Midpoint 17,850,000 Shares at $10.00 per share (2)	Maximum 20,527,500 Shares at $10.00 per share (2)	Maximum, as adjusted, 23,606,625 Shares at $10.00 per share (2)

Deposits (3)	$1,667,876	$—	$1,667,876	$933,103	$(870)	$2,600,109	$2,600,109	$2,600,109	$2,600,109
Borrowings	294,896	—	294,896	115,000	1,690	411,586	411,586	411,586	411,586
Subordinated debt	—	—	—	51,548	(144)	51,404	51,404	51,404	51,404

Total deposits and borrowed funds	1,962,772	—	1,962,772	1,099,651	676	3,063,099	3,063,099	3,063,099	3,063,099

Stockholders’ equity:
Preferred stock	$—	$—	$—	$—	$—	$—	$—	$—	—
Common stock (4)	—	456	456	802	(697)	561	644	729	823
Additional paid-in capital	—	157,534	157,534	8,931	96,086	262,551	293,500	326,015	359,861
Stockholders’ equity (5)	293,157	—	293,157	82,120	(85,337)	289,940	289,940	289,940	289,940
Accumulated other comprehensive income	(12,742)	—	(12,742)	(2,485)	2,485	(12,742)	(12,742)	(12,742)	(12,742)
Treasury shares	—	—	—	(11,007)	11,007	—	—	—	—
Less: Contribution to foundation	—	(10,000)	(10,000)	—	—	(10,000)	(10,000)	(10,000)	(10,000)
Plus: Tax benefit of contribution to foundation	—	3,500	3,500	—	—	3,500	3,500	3,500	3,500
Less: Common stock acquired by employee stock ownership plan (6)	—	(21,986)	(21,986)	—	—	(21,986)	(25,246)	(28,567)	(32,248)
Less: Common stock acquired by equity incentive plan (7)	—	(10,993)	(10,993)	—	—	(10,993)	(12,623)	(14,284)	(16,124)

Total stockholders’ equity	$280,415	$118,511	$398,926	$78,361	$23,544	$500,831	$526,973	$554,591	$583,010

(1)

For a discussion of the assumptions used in calculating the expenses of the offering, see “Pro Forma Data.” Shares issued and outstanding total 56,087,194, 64,403,103, 72,875,890 and 82,264,600, respectively, at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range including shares sold in the offering, issued to Beneficial Savings Bank MHC, issued to FMS Financial stockholders, and contributed to The Beneficial Foundation.

(2)	Reflects the issuance of shares to FMS Financial shareholders in the merger as follows:

	Shares issued to FMS Financial Shareholders	Percent of Merger Consideration in the Form of Beneficial Mutual Bancorp Shares

Minimum	10,512,194	57.500%
Midpoint	10,953,103	59.912%
Maximum	11,550,890	63.182%
Adjusted Maximum	11,883,350	65.000%

(3)

Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.

(4)

Reflects total shares issued, including shares sold in the offering, as well as all shares to be issued in the merger; issued to Beneficial Savings Bank MHC and contributed to The Beneficial Foundation.

(5)	Stockholders’ equity are restricted by applicable regulatory capital requirements.

(6)

Assumes that 3.92% of the outstanding common stock, including shares issued to Beneficial Savings Bank MHC, issued in the merger and contributed to The Beneficial Foundation will be acquired by the employee stock ownership plan in the offering with funds borrowed from Beneficial Mutual Bancorp. Under United States generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with a related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized. Since the funds are borrowed from Beneficial Mutual Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of Beneficial Mutual Bancorp. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(7)

Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 1.96% of the outstanding shares of common stock, including shares issued to Beneficial Savings Bank MHC, issued in the merger and contributed to The Beneficial Foundation. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the offering. See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

Regulatory Capital Compliance

          At December 31, 2006, Beneficial Mutual Savings Bank exceeded all regulatory capital requirements. The following table presents Beneficial Mutual Savings Bank’s regulatory capital position relative to the regulatory capital requirements at December 31, 2006, on a historical and a pro forma basis assuming completion of the merger with FMS Financial and completion of the public offering. The table reflects receipt by Beneficial Mutual Savings Bank of 50% of the net proceeds of the offering after funding the expenses and cash costs of the merger with FMS Financial. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan (3.92% of the shares of common stock outstanding, including shares issued to Beneficial Savings Bank MHC, shares issued to FMS Financial shareholders in the merger, and shares contributed to The Beneficial Foundation) are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” For a discussion of the capital standards applicable to Beneficial Mutual Savings Bank and Farmers & Mechanics Bank, see “Regulation and Supervision—Bank Regulation—Regulatory Capital Requirements.”

			Pro Forma (giving effect to the offering and merger) at December 31, 2006

	Beneficial Mutual Savings Bank Historical at December 31, 2006		Minimum of Offering Range 15,172,500 Shares at $10.00 Per Share (2)		Midpoint of Offering Range 17,850,000 Shares At $10.00 Per Share (2)		Maximum of Offering Range 20,527,500 Shares at $10.00 Per Share (2)		15% Above Maximum of Offering Range 23,606,625 Shares at $10.00 Per Share (2)

(Dollars in thousands)	Amount	Percent of Assets (1)	Amount (4)	Percent of Assets (2)	Amount (4)	Percent of Assets (2)	Amount (4)	Percent of Assets (2)	Amount (4)	Percent of Assets (2)

Capital under generally accepted accounting principles	$268,470	11.50%	$477,682	13.42%	$489,938	13.71%	$502,917	14.01%	$516,206	14.31%

Tier I Leverage Capital:
Actual	273,711	11.73%	349,858	9.83%	362,114	10.13%	375,093	10.45%	388,382	10.77%
Requirement	116,712	5.00%	177,950	5.00%	178,726	5.00%	179,541	5.00%	180,389	5.00%

Excess	156,999	6.73%	171,908	4.83%	183,389	5.13%	195,553	5.45%	207,993	5.77%

Tier I Risk-Based Capital:
Actual	273,711	17.66%	349,858	17.30%	362,114	17.88%	375,093	18.49%	388,382	19.12%
Requirement	92,974	6.00%	121,314	6.00%	121,500	6.00%	121,696	6.00%	121,899	6.00%

Excess	180,737	11.66%	228,544	11.30%	240,614	11.88%	253,397	12.49%	266,483	13.12%

Total Risk-Based Capital:
Total risk-based capital	291,079	18.78%	372,203	18.41%	384,459	18.99%	397,438	19.60%	410,727	20.22%
Requirement (3)	154,956	10.00%	161,752	8.00%	162,000	8.00%	162,261	8.00%	162,533	8.00%

Excess	136,123	8.78%	210,451	10.41%	222,459	10.99%	235,177	11.60%	248,195	12.22%

(1)	Shown as percent of assets under generally accepted accounting principles, adjusted total, or adjusted risk-weighted assets as appropriate.

(2)	Reflects the issuance of shares to FMS Financial shareholders in the merger.

	Shares issued to FMS Financial Shareholders	Percent of Merger Consideration in the Form of Beneficial Mutual Bancorp Shares

Minimum	10,512,194	57.500%
Midpoint	10,953,103	59.912%
Maximum	11,550,890	63.182%
Adjusted Maximum	11,883,350	65.000%

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

(4)	Reconciliation of capital adjustment for Beneficial Mutual Savings Bank

	Minimum	Midpoint	Maximum	Maximum, As Adjusted

	(In thousands)
Gross offering proceeds	$151,725	$178,500	$205,275	$236,066
Less: offering expenses	(3,235)	(3,387)	(3,540)	(3,716)
Less: cash to fund the acquisition of FMS Financial	(90,344)	(85,934)	(79,957)	(76,632)
Less: cash retained by the holding company	(29,073)	(44,589)	(60,889)	(77,859)

Net cash infused into the Bank	29,073	44,589	60,889	77,859
Less: ESOP adjustment at Bank	(21,986)	(25,246)	(28,567)	(32,248)

Net increase in capital resulting from the offering	7,087	19,343	32,322	45,611
Net increase in capital resulting from the merger*	202,125	202,125	202,125	202,125

Increase in GAAP capital	209,212	221,468	234,447	247,736

Less: increase in disallowed intangible assets	(132,319)	(132,319)	(132,319)	(132,319)
Less: increase in minority interests in consolidated subsidiaries	(746)	(746)	(746)	(746)

Increase in Tier 1 capital	76,147	88,403	101,382	114,671

Plus: increase in allowable Tier 2 capital	4,977	4,977	4,977	4,977

Increase in risk-based capital	81,124	93,380	106,359	119,648

*

Includes purchase price of $183.0 million, effect on Bank capital of trust preferred securities acquired with FMS Financial and other accounting entries related to the application of purchase accounting.

Pro Forma Data

          The following pro forma unaudited condensed consolidated statements of financial condition and the pro forma unaudited consolidated statements of income give effect to the proposed offering and the merger with FMS Financial, based on the assumptions set forth below. As a result, the pro forma data assumes the completion of the offering and the merger with FMS Financial. The condensed pro forma unaudited consolidated financial statements are based, in part, on the audited consolidated financial statements of Beneficial Mutual Bancorp and FMS Financial for the year ended December 31, 2006. The pro forma unaudited condensed consolidated financial statements give effect to the offering at historical cost and the merger using purchase accounting as required by accounting principles generally accepted in the United States of America.

          The pro forma adjustments in the tables assume the issuance of 15,172,500 shares, which is the minimum of the offering range, and 23,606,625 shares, which is the maximum of the offering range, as adjusted, in the offering and the merger. FMS Financial stockholders will receive in the merger $28.00 in cash, 2.80 shares of Beneficial Mutual Bancorp common stock for each share of FMS Financial stock, or a combination thereof with the amount of common stock ranging from 57.5% to 65.0% of merger consideration based on the terms of the merger agreement. At the minimum and maximum, as adjusted, of the offering range, pro forma data is presented under the assumption that FMS Financial stockholders exchange 57.5% and 65.0%, respectively, of their FMS Financial stock for shares of Beneficial Mutual Bancorp common stock. The remainder of the merger consideration is assumed to consist of cash. For a more detailed discussion of how many shares will be issued in connection with the offering and the merger, see “Pro Forma Data—Analysis of Pro Forma Outstanding Shares of Beneficial Mutual Bancorp Common Stock.” The purchase price for purposes of the pro forma presentation for FMS Financial was calculated as follows:

December 31, 2006 (In thousands)

Net assets acquired	$78,361
Fair value adjustments:
Estimated non-tax deductible merger costs (1)	(3,465)
Estimated tax deductible merger costs (1)	(4,025)
Loans (2)	(5,809)
Investments held-to-maturity (2)	(6,814)
Deposits (2)	870
Borrowings (2)	(1,546)
Increase in core deposit intangible asset (3)	33,626
Tax impact of purchase accounting adjustments	(5,705)
Goodwill	97,533

Purchase price	$183,026

(1)	The non-tax deductible merger costs and the tax deductible merger costs will be incurred in the first twelve months following consummation of the offering and merger.

(2)

Loans, investments held-to-maturity, certificates of deposit and borrowings adjustments reflect the market value adjustment assigned to each class of these items. Fair value adjustments were reflected in note 14 to the consolidated financial statements of FMS Financial as of December 31, 2006. Fair value adjustments are amortized using the estimated lives of the respective assets and liabilities.

(3)

Core deposit intangible was calculated at $34.8 million. Figure shown is the net increase to the $1.2 million core deposit intangible acquired with FMS Financial. Core deposit intangible reflects the present value benefit to Beneficial Mutual Bancorp of utilizing the acquired core deposits as a funding source relative to wholesale funding costs based on the rates of Federal Home Loan Bank advances. The core deposit intangible is calculated using deposit balances and interest rates as of December 31, 2006. Costs of the acquired core deposits include interest costs, plus estimated operating expenses, less estimated non-interest income to be derived from the core deposits. Acquired core deposits are projected to decay based on assumptions promulgated by the Office of Thrift Supervision. The yield benefit for each period is discounted to present value using a weighted average cost of capital. The core deposit intangibles are amortized over the estimated lives of the core deposits using a straight line amortization method.

          The net proceeds are based upon the following assumptions:

•	Beneficial Mutual Bancorp will sell all shares of common stock offered in the subscription offering;

•

Beneficial Mutual Bancorp’s employee stock ownership plan will purchase a number of shares equal to 3.92% of the total number of outstanding shares of Beneficial Mutual Bancorp, which includes shares sold in the offering, shares issued in the merger, shares issued to Beneficial Savings Bank MHC and shares contributed to The Beneficial Foundation, with a loan from Beneficial Mutual;

•	expenses of the offering, other than the fees to be paid to Sandler O’Neill, are estimated to be $2,445,000;

•	450,000 shares of common stock will be purchased by the 401(k) plan;

•	326,500 shares of common stock will be purchased by Beneficial Mutual Bancorp’s executive officers and directors, and their immediate families; and

•

Sandler O’Neill will receive fees equal to 0.65% of the aggregate purchase price of the shares of stock sold in the offering, excluding any shares purchased by any employee benefit plans, any charitable foundation established by Beneficial Mutual Bancorp and any of Beneficial Mutual Bancorp’s directors, officers or employees or members of their immediate families.

          In addition, the expenses of the offering and the merger may vary from those estimated, and the fees paid to Sandler O’Neill will vary from the amounts estimated if the amount of shares of Beneficial Mutual Bancorp common stock sold varies from the amounts assumed above or if a syndicated community offering becomes necessary. These items, net of income tax effects, are shown as a reduction in shareholders’ equity in the following tables, but are not shown as a reduction in net income for the periods shown in the following tables.

          Pro forma net earnings has been calculated for the year ended December 31, 2006 as if the shares of Beneficial Mutual Bancorp common stock to be issued in the offering had been sold and the merger exchange shares had been issued as of the beginning of the period. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Beneficial Mutual Bancorp common stock.

          The unaudited condensed consolidated pro forma balance sheets assume the offering and merger were consummated on December 31, 2006.

          The pro forma unaudited statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the offering and merger been consummated on December 31, 2006, and is not indicative of future results. The pro forma unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of Beneficial Mutual Bancorp and FMS Financial contained elsewhere in this document.

          The shareholders’ equity represents the resulting book value of the common shareholders’ ownership of Beneficial Mutual Bancorp and FMS Financial computed in accordance with accounting principles generally accepted in the United States of America. Pro forma shareholders’ equity and book value are not intended to represent the fair market value of the common stock and, due to the existence of the tax bad debt reserve and intangible assets, may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

          The unaudited pro forma net earnings and common shareholders’ equity derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Beneficial Mutual Bancorp common stock or the actual results of operations of Beneficial Mutual Bancorp and FMS Financial for any period. Such pro forma data may be materially affected by the actual gross proceeds from the sale of shares of Beneficial Mutual Bancorp in the offering and the actual expenses incurred in connection with the offering and the merger. Pro forma merger adjustments to stockholders’ equity include $4.95 million of one-time expense estimated to be incurred to consolidate the operations of FMS Financial, including the closure of branch offices as follows:

Amount (in thousands)

Consolidation of branches	$2,500
Retention bonuses	1,650
Conversion of systems	580
Insurance	75
Consulting for integration	145

Total one-time expenses	$4,950

          Pro forma merger adjustments to net income include entries to reflect the estimated fair value adjustments on financial assets and liabilities and the amortization of identifiable intangible assets created in the acquisition. Excluded from the calculation of pro forma net income are any adjustments to reflect the estimated interest income to be earned on the net proceeds of the offering, the estimated interest income to be foregone on the cash required to fund the merger with FMS Financial and related expenses, and other estimated expense reductions from consolidating the operations of FMS Financial with those of Beneficial Mutual Bancorp. Such entries will be recorded as incurred, are non-recurring and are thus not reflected in the calculations of pro forma income. See “Use of Net Proceeds.”

          The following table presents pro forma balance sheet information at December 31, 2006 assuming the issuance of a total of 26,634,694 shares to the public, including the issuance of 15,172,500 shares in the offering at the minimum of the offering range, and that 10,512,194 shares are issued in exchange for FMS Financial stock in the merger.

Unaudited Pro Forma Combined Statements of Financial Condition
December 31, 2006

(Dollars in thousands)	Beneficial Mutual Bancorp	Offering Adjustments (1)		Beneficial Mutual Bancorp Pro Forma	FMS Financial	Merger Adjustments (2)		Beneficial Mutual Bancorp Pro Forma Consolidated

Assets:
Cash and cash equivalents	$23,147	$115,011	(3)	$138,158	$109,761	$(90,344)	(11)	$157,575
Investment securities:
Available for sale	330,867	—		330,867	146,006	—		476,873
Held for maturity	130,357	—		130,357	428,441	(6,814)	(12)	551,984
Federal Home Loan Bank stock	15,544	—		15,544	6,313	—		21,857

Loans receivable	1,671,457	—		1,671,457	450,099	(5,809)	(13)	2,115,747

Bank premises and equipment, net	33,168	—		33,168	33,739	—		66,907

Other assets:
BOLI	28,003	—		28,003	—	—		28,003
Goodwill	6,679	—		6,679	—	97,533	(14)	104,212
Core deposit intangible	—	—		—	1,160	33,626	(15)	34,786
Other amortizing intangible assets	1,956	—		1,956	—	—		1,956
Other	59,041	3,500	(4)	62,541	12,593	(3,972)	(16)	71,162

Total assets	$2,300,219	$118,511		$2,418,730	$1,188,112	$24,220		$3,631,062

Liabilities:
Deposits	$1,667,876	—		$1,667,876	$933,103	$(870)	(17)	$2,600,109
Borrowed funds	294,896	—	(5)	294,896	115,000	1,690	(18)	411,586
Other liabilities	57,032	—		57,032	10,100	—		67,132
Subordinated debtenturees	—	—		—	51,548	(144)	(18)	51,404

Total liabilities	2,019,804	—		2,019,804	1,109,751	676		3,130,231

Stockholders’ equity:
Common stock	—	456	(6)	456	802	(697)	(19)	561
Additional paid-in capital	—	157,534	(7)	157,534	8,931	96,086	(20)	262,551
Retained earnings	293,157	(6,500)	(8)	286,657	82,120	(85,337)	(21)	283,440
Accumulated other comprehensive (loss) income	(12,742)	—		(12,742)	(2,485)	2,485	(22)	(12,742)
Treasury stock	—	—		—	(11,007)	11,007	(22)	—
Employee stock ownership plan	—	(21,986)	(9)	(21,986)	—	—		(21,986)
Restricted stock	—	(10,993)	(10)	(10,993)	—	—		(10,993)

Total equity	280,415	118,511		398,926	78,361	23,544		500,831

Total liabilities and equity	$2,300,219	$118,511		$2,418,730	$1,188,112	$24,220		$3,631,062

(Footnotes follow tables)

(1)

Shows the effect of the minority stock offering of Beneficial Mutual Bancorp, assuming gross proceeds of $151.7 million, the minimum of the valuation range, offering expenses of $3.2 million, a contribution to the foundation of $10.0 million of conversion stock and cash, and establishment of an ESOP and equity incentive plan that will acquire 3.92% and 1.96%, respectively, of the pro forma shares outstanding. See “Pro Forma Data — Analysis of Pro Forma Outstanding Shares of Beneficial Mutual Bancorp Common Stock.” The ESOP will purchase its shares in the offering and possibly open market purchases. The equity incentive plan will purchase shares in the open market after receiving shareholder approval to adopt the plan. Open market purchased by the ESOP and the equity incentive plan are assumed at $10.00 per share. The reduction in stockholders’ equity reflects the contribution to the foundation net of a deferred tax asset.

(2)

Reflects the purchase accounting and acquisition adjustments related to the acquisition of FMS Financial for a price of $28.00 per share in cash and newly issued conversion stock. The stock portion of the merger consideration varies based upon the aggregate tangible stockholders’ equity represented by the shares issued to FMS Financial. At the minimum of the offering range, the stock component of the merger is 57.5% of the total merger consideration.

(3)	Calculated as follows:

Gross proceeds of offering	$151,725
Estimated expenses	(3,235)
Cash contribution to foundation	(500)
Common stock acquired by employee stock ownership plan	(21,986)
Common stock acquired by incentive plan	(10,993)

Pro forma adjustment	$115,011

(4)	Deferred tax asset resulting from the contribution to the foundation based on marginal tax rate of 35%.

(5)

The ESOP loan is assumed to be funded internally with a loan from Beneficial Mutual Bancorp, thus no borrowing liability will be recorded on the consolidated balance sheet of Beneficial Mutual Bancorp.

(6)	Par value $0.01 per share and the issuance of 15,172,500 shares in the offering, 29,452,500 shares to the MHC and 950,000 shares to the foundation.

(7)	Calculated as follows:

Net proceeds of offering	$148,490
Stock contribution to foundation	9,500
Less: par value (footnote 6)	(456)

Pro forma adjustment	$157,534

(8)	After-tax impact to stockholders’ equity from the $10.0 million expense for funding the foundation based on a marginal tax rate of 35%.

(9)

Contra-equity account established to reflect the obligation to repay the loan to the ESOP to purchase 3.92% of pro forma shares outstanding. See “Pro Forma Data — Analysis of Pro Forma Outstanding Shares of Beneficial Mutual Bancorp Common Stock.”

(10)

Contra-equity account established to reflect the equity incentive plan equal to 1.96% of the pro forma shares outstanding. See “Pro Forma Data — Analysis of Pro Forma Outstanding Shares of Beneficial Mutual Bancorp Common Stock.”

(11)

Includes the cash portion of the merger consideration paid to FMS Financial, non-tax deductible transaction costs remaining to be paid at December 31, 2006, tax deductible one time acquisition costs, and one time expenses that will be incurred by Beneficial Mutual Bancorp to consolidate FMS Financial. See the introduction to “Pro Forma Data” for detail regarding pro forma merger adjustments.

Cash portion of merger consideration	$77,904
Non-tax deductible transaction expenses	3,465
Tax deductible transaction expenses	4,025
One time expenses to consolidate operations of FMS Financial	4,950

Total cash adjustment	$90,344

(12)

Adjustment to reflect unrealized losses in securities held to maturity. The adjustment, along with the unrealized losses in securities held as available for sale, will be accreted into income as an increase in interest income over the lives of the related securities.

(13)

Yield adjustment to reflect the difference between portfolio yields and market rates as of December 31, 2006 for loans acquired in the merger. For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as fixed rate residential mortgages, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities.

(14)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

FMS Financial

(In thousands, except per share data)

Purchase price per share ($)	$28.00
Number of FMS Financial shares acquired	6,529,313
Number of FMS Financial options acquired	17,500
Average exercise price of options ($)	10.00
Cost of purchasing shares	182,821
Cost of purchasing options	315
Tax effect of purchasing options	(110)

Purchase price	183,026
Less: acquired stockholders’ equity	(78,361)
Plus: non-tax deductible transaction costs	3,465
Plus: taxable purchase accounting adjustments tax deductible transaction expenses	4,025
Yield adjustment for acquired certificates of deposit	(870)
Yield adjustment for acquired borrowings	1,690
Yield adjustment for subordinated debentures	(144)
Yield adjustment for acquired investments held-to-maturity	6,814
Yield adjusted for acquired loans	5,809
Core deposit intangible net of existing FMS Financial entry	(33,626)
Tax effect at 35% marginal tax rate	5,705

Goodwill	$97,533

(15)

Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired FMS Financial deposit base, calculated as the present value benefit of funding operations with the acquired deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on a straight line basis over 9.4 years.

(16)	Calculated as follows:

Deferred tax entry for taxable transaction costs (footnote 14)	$(5,705)
Deferred tax entry for one time merger charges (footnote 21)	1,733

Pro forma adjustment	$(3,972)

(17)

Yield adjustment to reflect the difference between portfolio yields and market rates as of December 31, 2006 for time deposits acquired in the merger. Yield adjustment is estimated using the rates currently offered for deposits with similar remaining maturities.

(18)

Fair value is calculated for securities sold under agreements to repurchase acquired with FMS Financial. For investment securities with a quoted market price, fair value is equal to quoted market prices. If a quoted price is not available, fair value is estimated using quoted market prices for similar securities. For the FMS Statutory Trust I and II debentures acquired with FMS Financial, the fair value is estimated using quoted market prices for similar securities.

(19)	Calculated as follows:

Eliminate existing FMS Financial common stock	$(802)
Par value of common stock issued in acquisition at $0.01 per share	105

Adjustment to common stock	$(697)

(20)	Calculated as follows:

Eliminate existing FMS Financial paid-in capital	$(8,931)
Stock issued to FMS Financial stockholders in the merger	105,122
Less par value of common stock issued in merger	(105)

Adjustment to paid-in capital	$96,086

(21)	Calculated as follows:

Eliminate existing FMS Financial retained earnings	$(82,120)
Expenses to consolidate FMS Financial	(4,950)
Tax effect at marginal rate of 35%	1,733

Adjustment to retained earnings	$(85,337)

(22)	Calculated to eliminate the capital account entries of FMS Financial pursuant to purchase accounting.

          The following table presents pro forma balance sheet information at December 31, 2006 assuming the issuance of a total of 36,439,975 shares publicly, including the issuance of 23,606,625 shares in the offering at the maximum, as adjusted, of the offering range and that 11,883,350 shares are issued in exchange for FMS Financial stock in the merger.

Unaudited Pro Forma Combined Statements of Financial Condition
December 31, 2006

(Dollars in thousands)	Beneficial Mutual Bancorp	Offering Adjustments (1)		Beneficial Mutual Bancorp Pro Forma	FMS Financial	Merger Adjustments (2)		Beneficial Mutual Bancorp Pro Forma Consolidation

Assets:
Cash and cash equivalents	$23,147	$183,478	(3)	$206,625	$109,761	$(76,632	) (11)	$239,754
Investment securities:
Available for sale	330,867	—		330,867	146,006	—		476,873
Held for maturity	130,357	—		130,357	428,441	(6,814	) (12)	551,984
Federal Home Loan Bank stock	15,544	—		15,544	6,313	—		21,857

Loans receivable	1,671,457	—		1,671,457	450,099	(5,809	) (13)	2,115,747

Bank premises and equipment, net	33,168	—		33,168	33,739	—		66,907

Other assets:
BOLI	28,003	—		28,003	—	—		28,003
Goodwill	6,679	—		6,679	—	97,533	(14)	104,212
Core deposit intangible	—	—		—	1,160	33,626	(15)	34,786
Other amortizing intangible assets	1,956	—		1,956	—	—		1,956
Other	59,041	3,500	(4)	62,541	12,593	(3,972	) (16)	71,162

Total assets	$2,300,219	$186,978		$2,487,197	$1,188,112	$37,932		$3,713,241

Liabilities:
Deposits	$1,667,876	$—		$1,667,876	$933,103	$(870	) (17)	$2,600,109
Borrowed funds	294,896	—	(5)	294,896	115,000	1,690	(18)	411,586
Other liabilities	57,032	—		57,032	10,100	—		67,132
Subordinated debtenturees	—	—		—	51,548	(144	) (18)	51,404

Total liabilities	2,019,804	—		2,019,804	1,109,751	676		3,130,231

Stockholders’ equity:
Common stock	—	704	(6)	704	802	(683	) (19)	823
Additional paid-in capital	—	241,146	(7)	241,146	8,931	109,784	(20)	359,862
Retained earnings	293,157	(6,500	) (8)	286,657	82,120	(85,337	) (21)	283,440
Accumulated other comprehensive (loss) income	(12,742)	—		(12,742)	(2,485)	2,485	(22)	(12,742)
Treasury stock	—	—		—	(11,007)	11,007	(22)	—
Employee stock ownership plan	—	(32,248	) (9)	(32,248)	—	—		(32,248)
Restricted stock	—	(16,124	) (10)	(16,124)	—	—		(16,124)

Total equity	280,415	186,978		467,393	78,361	37,256		583,010

Total liabilities and equity	$2,300,219	$186,978		$2,487,197	$1,188,112	$37,932		$3,713,241

(Notes follow tables)

(1)

Shows the effect of the minority stock offering of Beneficial Mutual Bancorp, assuming gross proceeds of $236.1 million, the adjusted maximum of the valuation range, offering expenses of $3.7 million, a contribution to the foundation of $10.0 million of conversion stock and cash, and establishment of an ESOP and equity incentive plan that will acquire 3.92% and 1.96%, respectively, of the pro forma shares outstanding. See “Pro Forma Data — Analysis of Pro Forma Outstanding Shares of Beneficial Mutual Bancorp Common Stock.” The ESOP will purchase its shares in the offering and possibly open market purchases. The equity incentive plan will purchase shares in the open market after receiving shareholder approval to adopt the plan. Open market purchased by the ESOP and the equity incentive plan are assumed at $10.00 per share. The reduction in stockholders’ equity reflects the contribution to the foundation net of a deferred tax asset.

(2)

Reflects the purchase accounting and acquisition adjustments related to the acquisition of FMS Financial for a price of $28.00 per share in cash and newly issued conversion stock. The stock portion of the merger consideration varies based upon the aggregate tangible stockholders’ equity represented by the shares issued to FMS Financial. At the adjusted maximum of the offering range, the stock component of the merger is 65.0% of the total merger consideration.

(3)	Calculated as follows:

Gross proceeds of offering	$236,066
Estimated expenses	(3,716)
Cash contribution to foundation	(500)
Common stock acquired by employee stock ownership plan	(32,248)
Common stock acquired by incentive plan	(16,124)

Pro forma adjustment	$183,478

(4)	Deferred tax asset resulting from the contribution to the foundation based on marginal tax rate of 35%.

(5)

The ESOP loan is assumed to be funded internally with a loan from Beneficial Mutual Bancorp, thus no borrowing liability will be recorded on the consolidation balance sheet of Beneficial Mutual Bancorp.

(6)	Par value $0.01 per share and the issuance of 23,606,625 shares in the offering, 45,824,625 shares to Beneficial Savings Bank MHC and 950,000 shares to the foundation.

(7)	Calculated as follows:

Net proceeds of offering	$232,350
Stock contribution to foundation	9,500
Less: par value (footnote 6)	(704)

Pro forma adjustment	$241,146

(8)	After-tax impact to stockholders’ equity from the $10.0 million expense for funding the foundation based on a marginal tax rate of 35%.

(9)

Contra-equity account established to reflect the obligation to repay the loan to the ESOP to purchase 3.92% of pro forma shares outstanding. See “Pro Forma Data — Analysis of Pro Forma Outstanding Shares of Beneficial Mutual Bancorp Common Stock.”

(10)

Contra-equity account established to reflect the equity incentive plan equal to 1.96% of the pro forma shares outstanding. See “Pro Forma Data — Analysis of Pro Forma Outstanding Shares of Beneficial Mutual Bancorp Common Stock.”

(11)

Includes the cash portion of the merger consideration paid to FMS Financial, non-tax deductible transaction costs remaining to be paid at December 31, 2006, tax deductible one time acquisition costs, and one time expense that will be incurred by Beneficial Mutual Bancorp to consolidate FMS Financial. See the introduction to “Pro Forma Data” for detail regarding pro forma merger adjustments.

Cash portion of merger consideration	$64,192
Non-tax deductible transaction expenses	3,465
Tax deductible transaction expenses	4,025
One time expenses to consolidate operations of FMS Financial	4,950

Total cash adjustment	$76,632

(12)

Adjustment to reflect unrealized losses in securities held to maturity. The adjustment, along with the unrealized losses in securities held as available for sale, will be accreted into income as an increase in interest income over the lives of the related securities.

(13)

Yield adjustment to reflect the difference between portfolio yields and market rates as of December 31, 2006 for loans acquired in the merger. For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as fixed rate residential mortgages, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities.

(14)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

(In thousands, except per share data)	FMS Financial

Purchase price per share ($)	$28.00
Number of FMS Financial shares acquired	6,529,313
Number of FMS Financial options acquired	17,500
Average exercise price of options ($)	10.00
Cost of purchasing shares	182,821
Cost of purchasing options	315
Tax effect of purchasing options	(110)

Purchase price	183,026
Less: acquired stockholders’ equity	(78,361)
Plus: non-tax deductible transaction costs	3,465
Plus: taxable purchase accounting adjustments tax deductible transaction expenses	4,025
Yield adjustment for acquired certificates of deposit	(870)
Yield adjustment for acquired borrowings	1,690
Yield adjustment for subordinated debentures	(144)
Yield adjustment for acquired investments held-to-maturity	6,814
Yield adjusted for acquired loans	5,809
Core deposit intangible net of existing FMS Financial balance	(33,626)
Tax effect at 35% marginal tax rate	5,705

Goodwill	$97,533

(15)

Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired FMS Financial deposit base, calculated as the present value benefit of funding operations with the acquired deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on a straight line basis over 9.4 years.

(16)	Calculated as follows:

Deferred tax entry for taxable transaction costs (footnote 14)	$(5,705)
Deferred tax entry for one time merger charges (footnote 21)	1,733

Pro forma adjustment	$(3,972)

(17)

Yield adjustment to reflect the difference between portfolio yields and market rates as of December 31, 2006 for time deposits acquired in the merger. Yield adjustment is estimated using the rates currently offered for deposits with similar remaining maturities.

(18)

Fair value is calculated for securities sold under agreements to repurchase acquired with FMS Financial. For investment securities with a quoted market price, fair value is equal to quoted market prices. If a quoted price is not available, fair value is estimated using quoted market prices for similar securities. For the FMS Statutory Trust I and II debentures acquired with FMS Financial, the fair value is estimated using quoted market prices for similar securities.

(19)	Calculated as follows:

Eliminate existing FMS Financial common stock	$(802)
Par value of common stock issued in acquisition at $0.01 per share	119

Adjustment to common stock	$(683)

(20)	Calculated as follows:

Eliminate existing FMS Financial paid-in capital	$(8,931)
Stock issued to FMS Financial stockholders in the merger	118,834
Less par value of common stock issued in merger	(119)

Adjustment to paid-in capital	$109,784

(21)	Calculated as follows:

Eliminate existing FMS Financial retained earnings	$(82,120)
Expenses to consolidate FMS Financial	(4,950)
Tax effect at marginal rate of 35%	1,733

Adjustment to retained earnings	$(85,337)

(22)	Calculated to eliminate the capital account entries of FMS Financial pursuant to purchase accounting.

          The following table presents pro forma income assuming the issuance of 15,172,500 shares in the offering at the minimum of the offering range and that 10,512,194 shares are issued in exchange for FMS Financial stock in the merger.

Unaudited Pro Forma Combined Statements of Income
For the Year Ended December 31, 2006

(Dollars in thousands)	Beneficial Mutual Bancorp	Offering Adjustments (1)		Beneficial Mutual Bancorp As Converted	FMS Financial	Merger Adjustments (3)		Beneficial Mutual Bancorp Pro Forma Consolidated

Interest income	$127,326	$—		$127,326	$60,993	$2,728	(4)	$191,047
Interest expense	(62,899)	—		(62,899)	(27,415)	(271	) (5)	(90,585)

Net interest income before provision for loan losses	64,427	—		64,427	33,578	2,457		100,462
Provision for loan losses	(1,575)	—		(1,575)	(330)	—		(1,905)

Net interest income after provision for loan losses	62,852	—		62,852	33,248	2,457		98,557
Non-interest income	10,531	—		10,531	7,164	—		17,695
Non-interest expense	(59,436)	(1,100	) (2)	(60,536)	(31,726)	(2,985	) (6)	(95,247)

Income before provision for income taxes	13,947	(1,100)		12,847	8,686	(528)		21,005
Provision for income taxes	(2,322)	385		(1,937)	(3,367)	185	(7)	(5,119)

Net income	$11,625	$(715)		$10,910	$5,319	$(343)		$15,886

Basic EPS	—	—		$0.25	$0.82	—		$0.29
Diluted EPS	—	—		$0.25	$0.81	—		$0.29

(1)

Shows the effect of the minority stock offering of Beneficial Mutual Bancorp, assuming gross proceeds of $151.7 million, the minimum of the offering range, offering expenses of $3.2 million, a contribution to the foundation of $10.0 million of stock and cash, and establishment of an ESOP that will acquire 3.92% of the pro forma shares outstanding. The ESOP will purchase its shares in the offering and in open market purchases. The loan taken down by the ESOP will be amortized over 20 years on a straight line basis. The ESOP expense shown reflects the estimated amortization expense on a pretax basis for the period shown. Beneficial Mutual Bancorp also intends to adopt an equity incentive plan that will purchase 1.96% of the pro forma shares outstanding. The equity incentive plan will purchase shares in the open market after receiving shareholder approval. Open market purchases are assumed at $10.00 per share. Beneficial Mutual Bancorp also intends to adopt a stock option plan that will include 4.90% of the pro forma shares outstanding. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $3.81 per option. The option value is assumed to be expensed over the five year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock option plan is subject to shareholder approval. Adjustments to record estimated equity incentive plan expense, stock option plan expense, and interest income to be earned on net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $115.0 million from the offering are invested at an average pretax yield of 4.99 percent for the year ended December 31, 2006 would be approximately $5.7 million pretax. The yield utilized approximates the yield on a one year U.S. Treasury security as of December 31, 2006. The estimated expense for the equity incentive plan assuming gross proceeds of $151.7 million is $2.2 million pretax for the year ended December 31, 2006. The estimated expense for the stock option plan ESOP shares are assumed to be released at $10.00 per share. Equity incentive plan shares are assumed to vest over 5 years on a straight-line basis. Taxes are calculated on an assumed marginal rate of 35%. No expenses are included for the shares issued to the foundation or other merger-related charges, all of which are one time expenses.

(2)

ESOP loan with a balance of $22.0 million and an amortization period of 20 years straight line. ESOP loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for Beneficial Mutual Bancorp. ESOP expense thus reflects only the amortization of principal for the period shown.

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of FMS Financial for a price of $28.00 per share in cash and newly issued conversion stock.

(4)

Adjustment to interest income is the accretion of the loan discount on the FMS Financial loans resulting from purchase accounting and the accretion of the discount on investment securities held-to-maturity and available for sale. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of FMS Financial and the expenses of the acquisition will be recorded as incurred. These are non-recurring, they are not reflected in the Pro Forma Income Statements. The estimated reduction in interest income assuming total funding requirements of $90.3 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 4.99 percent for the year ended December 31, 2006, would be approximately $4.5 million. The yield approximates the yield on the one year U.S. Treasury security on December 31, 2006. The adjustment to interest income is calculated as follows:

Accretion of loan discount from purchase accounting	$1,452
Accretion of investment securities discount from purchase accounting	1,276

Adjustment to interest income	$2,728

(5)	Adjustment to interest expense is calculated as follows:

Amortization of deposit premium from purchase accounting	$580
Accretion of borrowings discount from purchase accounting	(338)
Amortization of subordinated debenture discount from purchase accounting	29

Adjustment to interest expense	$271

(6)	Adjustment to non-interest expense is calculated as follows:

Amortization of new core deposit intangible	$(3,701)
Elimination of historical amortization of core deposit intangible	716

Adjustment to non-interest expense	$(2,985)

(7)	Marginal tax rate of 35%.

          The following table presents pro forma income assuming the issuance of 23,606,625 shares in the offering at the maximum, as adjusted, of the offering range and that 11,883,350 shares are issued in exchange for FMS Financial stock in the merger.

Unaudited Pro Forma Combined Statements of Income
For the Year Ended December 31, 2006

(Dollars in thousands)	Beneficial Mutual Bancorp	Offering Adjustments (1)		Beneficial Mutual Bancorp As Converted	FMS Financial	Merger Adjustments (3)		Beneficial Mutual Bancorp Pro Forma Consolidated

Interest income	$127,326	$—		$127,326	$60,993	$2,728	(4)	$191,047
Interest expense	(62,899)	—		(62,899)	(27,415)	(271	)(5)	(90,585)

Net interest income before provision for loan losses	64,427	—		64,427	33,578	2,457		100,462
Provision for loan losses	(1,575)	—		(1,575)	(330)	—		(1,905)

Net interest income after provision for loan losses	62,852	—		62,852	33,248	2,457		98,557
Non-interest income	10,531	—		10,531	7,164	—		17,695
Non-interest expense	(59,436)	(1,612	)(2)	(61,048)	(31,726)	(2,985	)(6)	(95,759)

Income before provision for income taxes	13,947	(1,612)		12,335	8,686	(528)		20,493
Provision for income taxes	(2,322)	564		(1,758)	(3,367)	185	(7)	(4,940)

Net income	$11,625	$(1,048)		$10,577	$5,319	$(343)		$15,553

Basic EPS	—	—		$0.16	$0.82	—		$0.20
Diluted EPS	—	—		$0.16	$0.81	—		$0.20

(1)

Shows the effect of the minority stock offering of Beneficial Mutual Bancorp, assuming gross proceeds of $236.1 million, the adjusted maximum of the offering range, offering expenses of $3.7 million, a contribution to the foundation of $10.0 million of stock and cash, and establishment of an ESOP that will acquire 3.92% of the pro forma shares outstanding. The ESOP will purchase its shares in the offering and in open market purchases. The loan taken down by the ESOP will be amortized over 20 years on a straight line basis. The ESOP expense shown reflects the estimated amortization expense on a pretax basis for the period shown. Beneficial Mutual Bancorp also intends to adopt an equity incentive plan that will purchase 1.96% of the pro forma shares outstanding. The equity incentive plan will purchase shares in the open market after receiving shareholder approval. Open market purchases are assumed at $10 per share. Beneficial Mutual Bancorp also intends to adopt a stock option plan that will include 4.90% of the pro forma shares outstanding. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $3.81 per option. The option value is assumed to be expensed over the five year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock option plan is subject to shareholder approval. Adjustments to record estimated equity incentive plan expense, stock option plan expense, and interest income to be earned on net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $183.5 million from the offering are invested at an average pretax yield of 4.99 percent for the year ended December 31, 2006 would be approximately $9.2 million pretax. The yield utilized approximates the yield on a one year U.S. Treasury security as of December 31, 2006. The estimated expense for the equity incentive plan assuming gross proceeds of $236.1 million is $3.2 million pretax for the year ended December 31, 2006. The estimated expense for the stock option plan ESOP shares are assumed to be released at $10.00 per share. Equity incentive plan shares are assumed to vest over 5 years on a straight-line basis. Taxes are calculated on an assumed marginal rate of 35.0%. No expenses are included for the shares issued to the foundation or other merger-related charges, all of which are one time expenses.

(2)

ESOP loan with a balance of $32.2 million and an amortization period of 20 years straight line. ESOP loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for Beneficial Mutual Bancorp. ESOP expense thus reflects only the amortization of principal for the period shown.

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of FMS Financial for a price of $28.00 per share in cash and newly issued conversion stock.

(4)

Adjustment to interest income is the accretion of the loan discount on the FMS Financial loans resulting from purchase accounting and the accretion of the discount on investment securities held-to-maturity and available for sale. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of FMS Financial and the expenses of the acquisition will be recorded as incurred. These are non-recurring, they are not reflected in the Pro Forma Income Statements. The estimated reduction in interest income assuming total funding requirements of $76.6 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 4.99 percent for the year ended December 31, 2006, would be approximately $3.8 million. The yield approximates the yield on the one year U.S. Treasury security on December 31, 2006. The adjustment to interest income is calculated as follows:

Accretion of loan discount from purchase accounting	$1,452
Accretion of investment securities discount from purchase accounting	1,276

Adjustment to interest income	$2,728

(5)	Adjustment to interest expense is calculated as follows:

Amortization of deposit premium from purchase accounting	$580
Accretion of borrowings discount from purchase accounting	(338)
Amortization of subordinated debenture discount from purchase accounting	29

Adjustment to interest expense	$271

(6)	Adjustment to non-interest expense is calculated as follows:

Amortization of new core deposit intangible	$(3,701)
Elimination of historical amortization of core deposit intangible	716

Adjustment to non-interest expense	$(2,985)

(7)	Marginal tax rate of 35%.

Analysis of Pro Forma Outstanding Shares of Beneficial Mutual Bancorp Common Stock

Offering Range	Total Shares Outstanding	Shares Issued to Beneficial Savings Bank MHC	Total Public Shares (1)	Shares Sold in the Offering	Shares Issued to FMS Financial Shareholders (2)	Shares Issued to The Beneficial Foundation	Cash Issued In Connection with the Merger (3)

Minimum	56,087,194	29,452,500	26,634,694	15,172,500	10,512,194	950,000	$90,344,000
Midpoint	64,403,103	34,650,000	29,753,103	17,850,000	10,953,103	950,000	$85,934,000
Maximum	72,875,890	39,847,500	33,028,390	20,527,500	11,550,890	950,000	$79,957,000
Maximum, as adjusted	82,264,600	45,824,625	36,439,975	23,606,625	11,883,350	950,000	$76,632,000

Outstanding Percentage of Shares

Minimum	100%	52.51%	47.49%	27.05%	18.74%	1.69%
Midpoint	100%	53.80%	46.20%	27.72%	17.01%	1.48%
Maximum	100%	54.68%	45.32%	28.17%	15.85%	1.30%
Maximum, as adjusted	100%	55.70%	44.30%	28.70%	14.45%	1.15%

__________________

(1)	Includes all shares issued in the offerings, merger, and to The Beneficial Foundation.
(2)

These shares will be issued regardless of the elections made by FMS Financial shareholders. All shareholders’ elections are subject to the election and proration procedures set forth in the merger agreement and described in more detail in “The Acquisition of FMS Financial.”

(3)	Cash amount includes one-time transaction and restructuring costs of $12.4 million on a pre-tax basis.

Additional Pro Forma Data

          The following tables show information about Beneficial Mutual Bancorp’s and FMS Financial’s historical combined consolidated net income and stockholders’ equity prior to the offering and merger and Beneficial Mutual Bancorp’s pro forma consolidated net income and shareholders’ equity following the offering and merger. The information provided illustrates our consolidated pro forma net income and stockholders’ equity based on the sale of common stock at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	all shares of stock will be sold in the subscription and direct community offerings;

•

our employee stock ownership plan will purchase a number of shares equal to 3.92% of the shares outstanding, including shares issued to FMS Financial shareholders in connection with the merger, shares issued to Beneficial Savings Bank MHC and shares contributed to The Beneficial Foundation, with a loan from Beneficial Mutual Bancorp that will be repaid in equal installments over 20 years;

•	450,000 shares of common stock will be purchased by the 401(k) plan;

•	326,500 shares of common will be purchased by Beneficial Mutual Bancorp executive officers and directors and their immediate families; and

•

total expenses of the offering, including fees paid to Sandler O’Neill, will range from $3.2 million and the minimum of the offering range to $3.7 million at the maximum, as adjusted, of the offering range.

          Actual expenses may vary from this estimate, and the amount of fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares (which would increase offering expenses), and other factors.

          Consolidated pro forma net income for the year ended December 31, 2006 has been calculated as if the offering were completed at the beginning of the period, and the net proceeds had been invested at 4.99% for the year ended December 31, 2006, which represents the one-year treasury rate. We believe that the one-year treasury rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.

          A pro forma after-tax return of 3.24% is used for the year ended December 31, 2006, after giving effect to a combined federal and state income tax rate of 35.00%. The actual rate experienced by Beneficial Mutual Bancorp may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables, you should consider the following:

•

The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if RP Financial increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations, or changes in market conditions after the offering begins. See “The Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price.”

•

Since funds on deposit at Beneficial Mutual Savings Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•

Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values of intangible assets, or amounts available for distribution to stockholders, in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Beneficial Mutual Savings Bank’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

•	The pro forma tables do not reflect the impact of the new expenses that we expect to incur as a result of operating as a public company.

          The following consolidated pro forma data, which are based on Beneficial Mutual Savings Bank’s and FMS Financial’s equity at December 31, 2006 and net income for the year ended December 31, 2006, may not represent the actual financial effects of the offering or our operating results after the offering. The consolidated pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The consolidated pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to stockholders if we were to be liquidated after the offering.

          We are offering our common stock on a best efforts basis. We must issue a minimum of 15,172,500 shares in the offering and in connection with the merger to complete the offering.

At or For the Year Ended December 31, 2006

Minimum	Midpoint	Maximum	Maximum, as adjusted,

(Dollars in thousands, except per share amounts)	15,172,500 at $10.00 per share	17,850,00 at $10.00 per share	20,527,500 at $10.00 per share	23,606,625 at $10.00 per share

Gross proceeds of offering	$151,725	178,500	205,275	$236,066
Fair value of shares issued in merger with FMS Financial (1)	105,122	109,531	115,509	118,833

Pro forma value	256,847	288,031	320,784	354,900
Plus: foundation shares	9,500	9,500	9,500	9,500

Pro forma value including foundation shares	266,347	297,531	330,284	364,400

Gross proceeds of offering	151,725	178,500	205,275	236,066
Less: estimated expenses	3,235	3,387	3,540	3,716

Estimated net proceeds	148,490	175,113	201,735	232,350
Less: common stock acquired by employee stock ownership plan	(21,986)	(25,246)	(28,567)	(32,248)
Less: common stock to be acquired by equity incentive plan	(10,993)	(12,623)	(14,284)	(16,124)
Less: cash contribution to foundation	(500)	(500)	(500)	(500)

Net investable proceeds from offering	115,011	136,744	158,384	183,478

Funds required to effect the merger with FMS Financial (2)	(90,344)	(85,934)	(79,957)	(76,632)

Consolidated pro forma net income:
Pro forma net income:
Historical combined	16,601	16,601	16,601	16,601
Pro forma income on net investable proceeds	3,730	4,435	5,137	5,951
Pro forma impact of funding the merger with FMS Financial	(2,930)	(2,787)	(2,593)	(2,486)
Pro forma employee stock ownership plan adjustments (4)	(715)	(820)	(928)	(1,048)
Pro forma restricted stock award expense (5)	(1,429)	(1,641)	(1,857)	(2,096)
Pro forma stock option expense (6)	(1,911)	(2,194)	(2,483)	(2,803)

Pro forma net income (7)	13,346	13,594	13,877	14,119

Pro forma net income per share (3):
Historical combined	0.31	0.27	0.25	0.21
Pro forma income on net investable proceeds	0.07	0.07	0.07	0.08
Pro forma impact of funding the merger with FMS Financial	(0.05)	(0.05)	(0.04)	(0.03)
Pro forma employee stock ownership plan adjustments (4)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma restricted stock award expense (5)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock option expense (6)	(0.04)	(0.04)	(0.04)	(0.04)

Pro forma net income per share (7)	0.25	0.22	0.20	0.18

Offering price as a multiple of pro forma net income per share	40.00	x	45.45	x	50.00x	55.56	x

Number of shares used to calculate pro forma earnings per share (3)	53,998,507	62,004,731	70,161,992	79,201,066

Pro forma stockholders’ equity:
Pro forma stockholders’ equity (book value):
Historical combined including merger adjustments	382,320	386,729	392,707	396,032
Estimated net proceeds	148,490	175,113	201,735	232,350
Less: common stock acquired by employee stock ownership plan (4)	(21,986)	(25,246)	(28,567)	(32,248)
Less: common stock to be acquired by equity incentive plan (5)	(10,993)	(12,623)	(14,284)	(16,124)
Less: stock and cash contribution to the foundation	(10,000)	(10,000)	(10,000)	(10,000)
Plus: tax benefit of contribution to the foundation	3,500	3,500	3,500	3,500
Plus: shares issued to the foundation	9,500	9,500	9,500	9,500

Pro forma stockholders’ equity	500,831	526,973	554,591	583,010
Intangible assets (8)	(140,954)	(140,954)	(140,954)	(140,954)

Pro forma tangible stockholders’ equity	359,877	386,019	413,637	442,056

Pro forma stockholders’ equity per share (9):
Historical combined including merger adjustments	6.82	6.00	5.39	4.81
Estimated net proceeds	2.65	2.73	2.77	2.83
Less: common stock acquired by employee stock ownership plan (4)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock to be acquired by equity incentive plan (5)	(0.20)	(0.20)	(0.20)	(0.20)
Plus: tax benefit of contribution to the foundation	0.06	0.05	0.05	0.04
Plus: shares issued to the foundation	0.17	0.15	0.13	0.12
Less: shares issued to the foundation	(0.18)	(0.16)	(0.14)	(0.12)

Pro forma stockholders’ equity per share	8.93	8.18	7.61	7.09
Intangible assets (8)	(2.51)	(2.19)	(1.93)	(1.71)

Pro forma tangible stockholders’ equity per share	6.42	5.99	5.68	5.38

Offering price as a percentage of pro forma equity per share	111.98%	122.25%	131.41%	141.04%

Offering price as a percentage of pro forma tangible equity per share	155.76%	166.94%	176.06%	185.87%

Shares used for pro forma stockholders’ equity per share (9)	56,087,194	64,403,103	72,875,890	82,264,600

(footnotes on following page)

(1)	Reflects the issuance of shares to FMS Financial shareholders in the merger as follows:

	Shares issued to FMS Financial Shareholders	Percent of Merger Consideration in the Form of Beneficial Mutual Bancorp Shares

Minimum	10,512,194	57.50%
Midpoint	10,953,103	59.91
Maximum	11,550,890	63.18
Maximum, as adjusted	11,883,350	65.00

(2)

For the purposes of this presentation, the funds required to effect the merger with FMS Financial, pre-tax, which are expected to be paid upon consummation of the offering and merger (which are to occur simultaneously) or shortly thereafter, are reflected as an adjustment for purposes of the pro forma net income and pro forma net income per share information. Funds required to effect the merger include the cash portion of the merger consideration and one-time transaction and restructuring costs of $12.4 million on a pre-tax basis.

(3)

Per share income data is based on weighted average shares outstanding, which represents shares sold in the offering, shares issued to Beneficial Savings Bank MHC, shares issued in the merger, shares to be contributed to The Beneficial Foundation and shares to be allocated or distributed under Beneficial Mutual Bancorp’s employee stock ownership plan and stock-based incentive plan for the year presented. For the year ended December 31, 2006, the weighted average shares outstanding for purposes of computing earnings per share have been calculated as follows:

	15,172,500 Shares at Minimum of Offering Range	17,850,000 Shares at Midpoint of Offering Range	20,527,500 Shares at Maximum of Offering Range	23,606,625 Shares at Maximum, as Adjusted of Offering Range

Shares issued	56,087,194	64,403,103	72,875,890	82,264,600
Shares acquired by the employee stock ownership plan	(2,198,618)	(2,524,602)	(2,856,735)	(3,224,772)
Employee stock ownership plan shares allocated or committed to be released	109,931	126,320	142,837	161,239

Weighted-average shares outstanding	53,998,507	62,004,731	70,161,992	79,201,066

(4)

Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 3.92% of the shares outstanding, including shares issued in the offering to Beneficial Savings Bank MHC and shares issued in connection with the merger and contributed to The Beneficial Foundation (2,198,618, 2,524,602, 2,856,735 and 3,224,772 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds retained by Beneficial Mutual Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 8.25%, and a term of 20 years. Beneficial Mutual Savings Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Beneficial Mutual Bancorp will earn on the loan will offset a portion of the compensation expense recorded by Beneficial Mutual Savings Bank as it contributes to the ESOP. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (5.0% of the total, based on a 20-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released will be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(5)

Assumes that Beneficial Mutual Bancorp will purchase in the open market a number of shares of stock equal to 1.96% of the shares outstanding, including shares issued to FMS Financial shareholders in the merger, to Beneficial Savings Bank MHC and contributed to The Beneficial Foundation (1,099,309, 1,262,301, 1,428,367 and 1,612,386 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at Beneficial Mutual Bancorp or with dividends paid to Beneficial Mutual Bancorp by Beneficial Mutual Savings Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 1.9%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Beneficial Mutual Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 35%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(6)

The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan to be adopted following the offering. If the equity incentive plan is approved by stockholders, a number of shares equal to 4.9% of the number of shares outstanding, including shares issued to Beneficial Savings Bank MHC and shares issued in connection with the merger and contributed to The Beneficial Foundation (2,748,273, 3,155,752, 3,570,919 and 4,030,965) shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. We will follow Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment, to account for stock options issued. This standard requires compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $3.81 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 9.39%; and risk-free interest rate, 4.71%. Because there currently is no market for Beneficial Mutual Bancorp common stock, the assumed expected volatility is based on the SNL Index for all publicly-traded mutual holding company thrifts. The dividend yield is assumed to be 0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded is an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate is 35%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders, other than Beneficial Savings Bank MHC, by approximately 4.7%.

(7)	Does not give effect to the non-recurring expense that will be recognized in fiscal 2007 as a result of the contribution of 950,000 shares of common stock to The Beneficial Foundation.

The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net income (loss) and pro forma net income (loss) per share assuming the contribution to the foundation was expensed during the periods presented.

(Dollars in thousands, except per share amounts)	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range

After-tax expense of contribution to foundation:	$(6,500)	$(6,500)	$(6,500)	$(6,500)

Pro forma net income:
Year ended December 31, 2006	6,846	7,094	7,377	7,619

Pro forma net income per share:
Year ended December 31, 2006	0.13	0.11	0.11	0.10

(8)	Includes $8.7 million of intangible assets from Beneficial Mutual Savings Bank and $132.3 million of goodwill and core deposit intangibles resulting from the acquisition of FMS Financial.

(9)	Includes the following:

Shares issued to the Beneficial Savings Bank MHC	29,452,500	34,650,000	39,847,500	45,824,625
Shares issued in the offering	15,172,500	17,850,000	20,527,500	23,606,625
Shares issued to FMS Financial	10,512,194	10,953,103	11,550,890	11,883,350
Shares issued to The Beneficial Foundation	950,000	950,000	950,000	950,000

Shares used for pro forma stockholders’ equity per share	56,087,194	64,403,103	72,875,890	82,264,600

Comparison of Independent Valuation and Pro Forma
Financial Information With and Without the Foundation

          As set forth in the following table, if we do not establish and fund The Beneficial Foundation as part of the offering, RP Financial estimates that our pro forma valuation would be greater, which would have resulted in an increase in the amount of common stock offered for sale in the offering. If the foundation is not established, there is no assurance that the updated appraisal that RP Financial will prepare at the closing of the offering would conclude that our pro forma market value would be the same as the estimate set forth in the table below. The updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

          The information presented in the following table is for comparative purposes only. It assumes that the offering was completed at December 31, 2006, based on the assumptions set forth under “Pro Forma Data.”

	At the Minimum of Estimated Valuation Range		At the Midpoint of Estimated Valuation Range		At the Maximum of Estimated Valuation Range		At the Maximum, as Adjusted, of Estimated Valuation Range

(Dollars in thousands, except per share amounts)	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation

Estimated offering amount (1)	$151,725	$154,615	$178,500	$181,900	$205,275	$209,185	$236,066	240,563
Pro forma market capitalization (excluding Beneficial Savings Bank MHC)	266,347	259,737	297,531	291,431	330,284	324,694	364,400	359,396

Estimated pro forma valuation	560,872	559,872	644,031	644,531	728,759	730,759	822,646	826,371
Pro forma total assets	3,631,062	3,630,992	3,657,205	3,657,553	3,684,822	3,686,589	3,713,241	3,714,491
Pro forma total liabilities	3,130,231	3,130,231	3,130,231	3,130,231	3,130,231	3,130,231	3,130,231	3,130,231
Pro forma stockholders’ equity	501,831	500,761	526,973	527,321	554,591	555,358	583,010	584,260
Pro forma net income	13,346	13,466	13,594	13,715	13,877	14,001	14,119	14,245
Pro forma stockholders’ equity per share	8.93	8.94	8.18	8.18	7.61	7.60	7.09	7.07
Pro forma tangible stockholders’ equity per share	6.42	6.42	5.99	5.99	5.68	5.67	5.38	5.36
Pro forma net income per share	0.25	0.25	0.22	0.22	0.20	0.20	0.18	0.18

Pro Forma Pricing Ratios:
Offering price as a percentage of pro forma stockholders’ equity	111.98%	111.86%	122.25%	122.25%	131.41%	131.58%	141.04%	141.44%
Offering price as a percent of pro forma tangible stockholders’ equity per share	155.76	155.76	166.94	166.94	176.06	176.37	185.87	186.57
Offering price as a multiple of pro forma net income per share	40.00	40.00	45.45	45.45	50.00	50.00	55.56	55.56
Offering price to assets	15.45	15.42	17.61	17.62	19.78	19.83	22.15	22.25

Pro Forma Financial Ratios:
Return on assets	0.37%	0.37%	0.37%	0.37%	0.38%	0.38%	0.38%	0.38%
Return on stockholders’ equity	2.66	2.69	2.58	2.60	2.50	2.52	2.42	2.44
Stockholders’ equity to total assets	13.79	13.79	14.41	14.42	15.05	15.07	15.70	15.73
Tangible stockholders’ equity to assets	10.31	10.31	10.98	10.99	11.67	11.69	12.37	12.41

(1)	Based on the independent valuation prepared by RP Financial as of February 23, 2007.

Business of Beneficial Mutual Bancorp

General

          Beneficial Mutual Bancorp is a federally chartered savings and loan holding company established in 2004 to be the holding company for Beneficial Mutual Savings Bank. Beneficial Mutual Bancorp’s primary business activity is the ownership of the outstanding capital stock of Beneficial Mutual Savings Bank. Beneficial Mutual Bancorp does not own or lease any property but instead uses the premises, equipment and other property of Beneficial Mutual Savings Bank with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement. In connection with the offering, Beneficial Mutual Bancorp is acquiring FMS Financial, a New Jersey chartered corporation and sole stockholder of Farmers & Mechanics Bank, a federally chartered savings bank located in Burlington, New Jersey. Farmers & Mechanics Bank was founded in 1871 under the name of Farmers & Mechanics Building and Loan Association. Farmers & Mechanics Bank is headquartered in Burlington, New Jersey and serves greater Burlington County and parts of Camden and Mercer Counties, New Jersey.

          In the future, Beneficial Mutual Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

          Beneficial Mutual Savings Bank is a Pennsylvania chartered savings bank originally founded in 1853. In 2004, we reorganized into the mutual holding company structure, forming Beneficial Mutual Bancorp as our holding company and Beneficial Mutual Savings MHC as the sole stockholder of Beneficial Mutual Bancorp. As a Pennsylvania chartered savings bank, Beneficial Mutual Savings Bank never had members. When we reorganized into the mutual holding company structure, Beneficial Savings Bank MHC was organized with no members as well. We have served the financial needs of our depositors and the local community since our founding. We are a community-minded, customer focused institution based on quality customer service. We offer traditional financial services to consumers and businesses in our market areas. We attract deposits from the general public and use those funds to originate a variety of loans, including commercial real estate loans, consumer loans, particularly home equity loans and automobile loans, one-to -four family real estate loans, commercial business loans and construction loans. We also maintain an investment portfolio.

          Our website address is www.beneficialsavings.com. We plan to make available on our website, free of charge, our annual report on Form 10-K, quarterly report on Form 10-Q and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Information on our website should not be considered a part of this prospectus.

Market Area

          We are headquartered in Philadelphia, Pennsylvania. In addition to our main office, we operate 38 full-service branch offices in Chester, Delaware, Montgomery, Philadelphia and Bucks Counties, Pennsylvania and one full-service office in each of Burlington and Camden Counties, New Jersey.

          Philadelphia Market Area. The economy of our Philadelphia market area is predominated by the service sector. According to published statistics, the population of the five-county area served by our branches totaled 3.9 million. The economy in the Philadelphia market area has grown in recent years due to the presence of a highly-educated workforce and the diversity of the local economy as traditional employers in the manufacturing and financial services industry have been bolstered by growth in the life services and health care industries, as well as the information technology and communication sectors. The median household and per capita income in Bucks, Chester, Delaware and Montgomery Counties significantly exceeds the comparable figures for Pennsylvania as a whole, while the median household and per capita income in Philadelphia County trailed the comparable figures for Pennsylvania. The difference reflects the suburban location of Bucks, Chester, Delaware and Montgomery Counties compared to the urban location of Philadelphia County.

          New Jersey Market Area. We currently consider our New Jersey market area to include the counties of Burlington, Camden and Gloucester. The acquisition of FMS Financial will substantially enhance our market share in Burlington County and increase our presence in Camden and Mercer Counties. The median household income in

Burlington County, New Jersey exceeds the median household income for New Jersey as a whole. However, the per capita income of both Gloucester and Burlington Counties, as well as the median household income of Gloucester County are below the comparable figures for New Jersey. Growth trends for the New Jersey market area ranged from 1.3% in Burlington County to 0.4% in Camden County. Burlington County exceeded the state and MSA trends, while mirroring the national trend. Camden County fell below the comparative growth trends and Mercer County fell below the comparative national trend, but exceeded the trends for the State of New Jersey and the MSA.

          Overall, the nine counties that will comprise our Philadelphia and New Jersey market areas provide attractive growth potential by demonstrating relatively strong population and household growth trends; and by exhibiting above average wealth in terms of income levels and median home value.

Competition

          We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the many financial institutions operating in our market area and, to a lesser extent, from other financial service companies such as brokerage firms, credit unions and insurance companies. Several large holding companies operate banks in our market area, including Bank of America, Wachovia, Commerce Bank and PNC Bank. These institutions are significantly larger than us and, therefore, have significantly greater resources. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2006, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 0.66% of the deposits in the Philadelphia metropolitan statistical area, which was the 18th largest market share out of the 158 institutions with offices in that metropolitan statistical area.

          Our competition for loans comes primarily from financial institutions in our market area and, to a lesser extent, from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

          We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

          We offer a variety of loans. Historically, we have had a substantial portion of our loan portfolio concentrated in consumer loans, including primarily automobile loans and automobile lease financing, as well as home equity loans and lines of credit. In 2004, we stopped providing automobile lease financing and our automobile loan portfolio has decreased in recent years. We intend that our automobile loan portfolio will continue to decline as we place greater emphasis on originating commercial real estate and commercial business loans. Since 2002, our commercial real estate loan portfolio has grown steadily and at December 31, 2006 and 2005 comprised 24.38% and 21.48% of our total loan portfolio, respectively, which was greater than any other loan category.

          In the future, we intend to continue to emphasize home equity lending, while concentrating on ways to compete for a greater share of commercial real estate and commercial business loan originations in our primary market area.

          One-to-Four Family Residential Loans. We offer two types of residential mortgage loans: fixed-rate loans and adjustable-rate loans. We offer fixed-rate mortgage loans with terms of up to 40 years, although we generally do not originate fixed-rate mortgages with terms in excess of 30 years. We offer adjustable-rate mortgage loans with interest rates and payments that adjust annually after an initial fixed period of one, three or five years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate equal to a percentage above the U.S. Treasury Security Index. The maximum amount by which the interest rate may be increased or decreased is generally 2.0% per adjustment period and the lifetime interest rate cap is generally 6.0% over the initial interest rate of the loan. We generally sell all fixed rate loans we originate with terms in excess of 15 years with servicing retained.

          Borrower demand for adjustable-rate loans compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to the interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

          While one-to-four family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. We do not offer loans with negative amortization or interest only loans.

          It is our general policy not to make high loan-to-value loans (defined as loans with a loan-to-value ratio of 80% or more) without private mortgage insurance; however, we do offer loans with loan-to-value ratios of up to 90% under a special low income loan program. The maximum loan-to-value ratio we generally permit is 95% with private mortgage insurance, although occasionally we do originate loans with loan-to-value ratios as high as 97% under special loan programs, including our first time home owner loan program. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We generally require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone.

          Commercial Real Estate Loans. At December 31, 2006, we had commercial real estate loans totaling $409.7 million, or 24.4%, of our total loan portfolio, which was greater than any other loan category, including one-to-four family loans.

          We offer commercial real estate loans secured by real estate primarily with adjustable rates. We originate a variety of commercial real estate loans generally for terms up to 25 years and payments based on an amortization schedule of up to 25 years. These loans are typically based on either the Federal Home Loan Bank of Pittsburgh’s borrowing rate or U.S. Treasury rate and adjust every five years. Commercial real estate loans also are originated for the acquisition and development of land. Commercial real estate loans for the acquisition and development of land are typically based upon the prime rate as published in The Wall Street Journal and/or LIBOR. Commercial real estate loans for developed real estate and for real estate acquisition and development are originated with loan-to-value ratios of up to 75%, while loans for the acquisition of land are originated with a maximum loan to value ratio of 65%.

          As of December 31, 2006, our largest commercial real estate loan was a $20.0 million revolving line of credit for the acquisition and development of land into a development of 170 homes. The loan is secured by the land being developed. The loan balance was $10.5 million at December 31, 2006. This loan was performing in accordance with its original terms at December 31, 2006.

          Commercial Loans. We offer commercial business loans to professionals, sole proprietorships and small businesses in our market area. We offer installment loans for capital improvements, equipment acquisition and long-term working capital. These loans are typically based on the prime rate as published in The Wall Street Journal and/or LIBOR. These loans are secured by business assets other than real estate, such as business equipment and inventory, or are backed by the personal guarantee of the borrower. We originate lines of credit to finance the working capital needs of businesses to be repaid by seasonal cash flows or to provide a period of time during which the business can borrow funds for planned equipment purchases. We also offer accounts receivable lines of credit.

          When making commercial business loans, we consider the financial statements of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the industry in which the customer operates and the value of the collateral.

          At December 31, 2006, our largest commercial business loan relationship was a $4.2 million loan secured by common stock. This loan was performing in accordance with its original terms at December 31, 2006.

          Consumer Loans. We offer a variety of consumer loans, including home equity loans and lines of credit, automobile loans, including loans for recreational vehicles, marine loans for the purchase of new and used boats, guaranteed student loans and loans secured by passbook accounts and certificates of deposit. We also offer unsecured lines of credit.

          We generally offer home equity loans and lines of credit with a maximum combined loan-to-value ratio of 80%. Home equity loans have fixed-rates of interest and are originated with terms of up to 20 years. Home equity lines of credit have adjustable rates and are based upon the prime rate as published in The Wall Street Journal. Home equity lines of credit require that 2.0% of the principal and interest be paid each month. We hold a first mortgage position on the majority of the homes that secure our home equity loans.

          We offer loans secured by new and used automobiles. These loans have fixed interest rates and generally have terms up to six years. We offer automobile loans with loan-to-value ratios of up to 100% of the purchase price of the vehicle depending upon the credit history of the borrower and other factors. Loans on recreational vehicles are originated for terms of up to 20 years depending upon the loan amount and the loan-to-value ratio on such loans generally does not exceed 90%. We generally offer marine loans for up to $500,000 for the purchase of new and used boats with terms up to 20 years. The maximum loan-to-value ratio for such a loan is 85% for loans up to $249,999 and 80% for loans over $249,999. Although we continue to hold some automobile leases, we no longer originate or purchase automobile lease financing. At December 31, 2006, we had 769 leases totaling $14.8 million.

          We offer consumer loans secured by passbook accounts and certificates of deposit held at Beneficial Mutual Savings Bank based upon the prime rate as published in The Wall Street Journal with terms up to four years. We will offer such loans up to 100% of the principal balance of the certificate of deposit or balance in the passbook account. We also offer unsecured loans and lines of credit with terms up to five years. Our unsecured loans and lines of credit bear a substantially higher interest rate than our secured loans and lines of credit. For more information on our loan commitments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management—Liquidity Management.”

          The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

          Loan Underwriting Risks.

          Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

          Commercial Real Estate Loans. Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one-to-four family residential mortgage loans. Of primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on commercial real estate loans and rent rolls where applicable. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x. An environmental report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

          Commercial Business Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property, the value of which tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

          Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as motor vehicles, recreational vehicles and boats. In the latter case, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

          Loan Originations and Purchases. Loan originations come from a number of sources. The primary source of loan originations are existing customers, walk-in traffic, advertising and referrals from customers. We also purchase home equity, automobile, recreational vehicle and marine loans.

          From time to time, we will purchase participations in loans from local banks to supplement our lending portfolio. Loan participations totaled $40.3 million at December 31, 2006. Loan participations are also subject to the same credit analysis and loan approvals as loans we originate. We are permitted to review all of the documentation relating to any loan in which we participate. However, in a purchased participation loan, we do not service the loan and thus are subject to the policies and practices of the lead lender with regard to monitoring delinquencies, pursuing collections and instituting foreclosure proceedings.

          Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of trustees and management. The board of trustees has granted loan approval authority to certain officers or groups of officers up to prescribed limits, based on the officer’s experience and tenure. Individual loans or lending relationships with aggregate exposure of $5.0 million must be approved by the senior loan committee, which is comprised of senior bank officers and five non-employee directors. All loans in excess of $20.0 million must be approved by the senior loan committee of the board, as well as the executive committee of the board, which includes six non-employee directors.

          Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of our stated capital and reserves. At December 31, 2006, our regulatory limit on loans to one borrower was $40.3 million. At that date, our largest lending relationship was $20.0 million and was secured by real estate being developed with 170 homes. This loan was performing in accordance with its original terms at December 31, 2006.

          Loan Commitments. We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 60 days.

Investment Activities

          We have authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various U.S. government sponsored enterprises, federal agencies and state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate securities and mutual funds. As a member of the Federal Home Loan Bank of Pittsburgh, we also are required to maintain an investment in Federal Home Loan Bank of Pittsburgh stock. While we have the authority under applicable law to invest in derivative instruments for hedging activities, we had no such investments at December 31, 2006.

          At December 31, 2006, our investment portfolio excluding Federal Home Loan Bank stock totaled $461.2 million and consisted primarily of mortgage-backed securities, including collateralized mortgage obligations, United States government and agency securities, including securities issued by government sponsored enterprises, municipal and other bonds and equity securities.

          Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. Our board of trustees has the overall responsibility for the investment portfolio, including approval of our investment policy, which is reviewed and approved at least annually. The Investment Oversight Committee of the board of trustees is responsible for implementation of the investment policy, and monitoring our investment performance. Our board of trustees reviews the status of our investment portfolio on a monthly basis.

Deposit Activities and Other Sources of Funds

          General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

          Deposit Accounts. Deposits are primarily attracted from within our market area through the offering of a broad selection of deposit instruments, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), savings accounts and certificates of deposit. From time to time, we solicit brokered time deposits as an alternative source of funds.

          We also offer a variety of deposit accounts designed for the businesses operating in our market area. Our business banking deposit products include a commercial checking account and a checking account specifically designed for small businesses. Additionally, we offer cash management, including lockbox service and sweep accounts.

          Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, the rates on borrowings, brokered deposits, our liquidity needs, profitability to us, and customer preferences and concerns. We generally review our deposit mix and pricing bi-weekly. Our deposit pricing strategy has generally been to offer competitive rates on all types of deposit products, and to periodically offer special rates in order to attract deposits of a specific type or term.

          Borrowings. We have the ability to utilize advances from the Federal Home Loan Bank of Pittsburgh to supplement our investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. We also utilize securities sold under agreements to repurchase and overnight repurchase agreements to supplement our supply of investable funds and to meet deposit withdrawal requirements.

Properties

          The following table sets forth certain information relating to our properties as of December 31, 2006.

Location	Date Opened	Square Footage	Owned/ Leased	Lease Expiration Date	Net Book Value at December 31, 2006 (In thousands)

Executive Office 510 Walnut Street Philadelphia, Pennsylvania 19106	4/1/2001	3,014	Leased	3/31/2011	$232

Corporate Office 510-530 Walnut Street Philadelphia, Pennsylvania 19106	4/1/2001	84,517	Leased	3/31/2011	946

Branch Offices

Philadelphia

Center City Area

1139 Chestnut Street Philadelphia, Pennsylvania 19107	1/1/2006	3,000	Leased	12/31/2011	951

1600 Chestnut Street Philadelphia, Pennsylvania 19103	4/10/1967	4,000	Leased	10/31/2016	644

530 Walnut Street Philadelphia, Pennsylvania 19106	4/1/2001	1,832	Leased	3/31/2011	23

2500 Aramingo Street Philadelphia, Pennsylvania 19125	10/12/2004	3,000	Owned		1,155

North

5700 N. Broad Street Philadelphia, Pennsylvania 19141	9/9/1946	4,354	Owned		110

Northeast

Academy Plaza Shopping Center Academy & Red Lion Roads Philadelphia, Pennsylvania 19114	10/14/1968	2,750	Owned		177

Bell’s Corner 8400 Bustleton Avenue Philadelphia, Pennsylvania 19152	4/20/1966	1,895	Leased	7/31/2009	275

6244 Bustleton Avenue Philadelphia, Pennsylvania 19149	2/2/1953	1,820	Leased	12/31/2007	3

6918 Brous Avenue Philadelphia, Pennsylvania 19149	4/14/2005	2,400	Owned		1,089

1411 Rhawn Street Philadelphia, Pennsylvania 19111	4/18/2005	3,000	Leased	4/30/2025	342

7262-64 Frankford Avenue Philadelphia, Pennsylvania 19135	10/23/1974	3,800	Leased	6/30/2016	4

Location	Date Opened	Square Footage	Owned/ Leased	Lease Expiration Date	Net Book Value at December 31, 2006 (In thousands)

Holme Circle Shopping Center 2845 Holme Avenue Philadelphia, Pennsylvania 19152	8/20/2001	2,400	Leased	8/31/2011	146

826 E. Allegheny Avenue Philadelphia, Pennsylvania 19134	12/8/1924	5,922	Owned		95

Morrell Plaza Shopping Center 9910 Frankford Avenue Philadelphia Pennsylvania 19114	12/22/1997	2,000	Leased	10/15/2007	8

Parkwood Shopping Center 12377 Academy Road Philadelphia, Pennsylvania 19154	1/18/2005	2,280	Leased	12/31/2015	829

Northwest

Ivy Ridge Shopping Center 7124 Ridge Avenue Philadelphia, Pennsylvania 19128	4/5/1999	2,000	Leased	12/31/2008	32

South

2037 S. Broad Street Philadelphia, Pennsylvania 19148	11/27/1928	4,248	Owned		89

Southwest

6401 Woodland Avenue Philadelphia, Pennsylvania 19142	4/10/1954	1,800	Leased	12/31/2009	42

West

City Line Shopping Center 7622 City Line Avenue Philadelphia, Pennsylvania 19151	4/27/1949	2,340	Leased	6/30/2012	2

Bucks County

Bensalem

Bensalem Shopping Center Street & Hulmeville Roads Bensalem, Pennsylvania 19020	1/29/1975	2,000	Leased	1/31/2008	26

Newtown

Summit Square Shopping Center 2A Route 413 & Doublewood Road Newtown, Pennsylvania 19047	4/12/1995	2,400	Leased	3/31/2010	1

Warminster

Rosemore Shopping Center 1043 W. County Line Road Warminster, Pennsylvania 19040	9/14/1970	2,000	Leased	6/30/2010	29

Location	Date Opened	Square Footage	Owned/ Leased	Lease Expiration Date	Net Book Value at December 31, 2006 (In thousands)

Warrington

Stone Manor Corporate Center 1560 Easton Road Warrington, Pennsylvania 18976	1/30/2006	3,200	Owned		900

Chester County

Exton

Main Street at Exton 267 Main Street Exton, Pennsylvania 19341	1/27/2003	2,950	Leased	1/26/2018	327

Delaware County

Broomall

Lawrence Park Shopping Center 1991 Sproul Road, Ste. 22 Broomall, Pennsylvania 19008	10/31/1960	2,640	Leased	4/30/2009	1

Clifton Heights

Baltimore Pike & Oak Avenue Clifton Heights, Pennsylvania 19018	12/09/1968	2,572	Leased	4/30/2009	14

Drexel Hill

1200 Township Line Road Drexel Hill, Pennsylvania 19026	03/27/2006	3,200	Owned		1,701

Eddystone

Eddystone Crossings Shopping Center 1571 Chester Pike Eddystone, Pennsylvania 19022	12/18/2000	3,000	Leased	12/31/2015	198

Edgmont

Edgmont Square Shopping Center 4733 West Chester Pike Edgmont, Pennsylvania 19073	5/6/1997	3,000	Leased	5/5/2012	411

Folcroft

Delcroft Shopping Center 1862-64 Delmar Drive Folcroft, Pennsylvania 19032	4/23/1971	2,000	Leased	1/31/2011	34

Yeadon

727 Church Lane Yeadon, Pennsylvania 19050	3/23/1973	1,450	Owned		49

Location	Date Opened	Square Footage	Owned/ Leased	Lease Expiration Date	Net Book Value at December 31, 2006 (In thousands)

Montgomery County

Ardmore

Ardmore West Shopping Center 177 West Lancaster Avenue Ardmore, Pennsylvania 19003	2/20/1974	1,839	Leased	8/03/2009	2

Conshohocken

Giant Market, 12 E. Ridge Pike Whitemarsh Shopping Center Conshohocken, Pennsylvania 19428	4/16/1997	500	Leased	4/15/2012	8

East Norriton

2905 Whitehall Road East Norriton, Pennsylvania 19403	8/2/2004	3,000	Leased	8/31/2025	773

Jenkintown

Baederwood Shopping Center The Fairway Jenkintown, Pennsylvania 19046	1/5/1976	2,000	Leased	12/31/2010	109

Montgomeryville

Five Points Plaza Shopping Center 640 Cowpath Road Montgomeryville, Pennsylvania 19446	6/7/1999	2,738	Leased	12/31/2008	32

Narberth

901 Montgomery Avenue Narberth, Pennsylvania 19072	9/29/1972	2,197	Owned		97

Springhouse

509 Springhouse Village Center Springhouse, Pennsylvania 19477	4/26/1999	2,750	Leased	1/31/2009	34

New Jersey

Burlington County

Mt. Laurel

Larchmont Commons Shopping Center 3113 Route 38 Mt. Laurel, New Jersey 08054	4/22/1998	3,612	Leased	12/31/2008	1

Other Properties

325 Chestnut Street Suite 1200 Philadelphia, Pennsylvania 19106	10/01/2002	7,848	Leased	10/31/2012	—

470 John Young Way Exton, Pennsylvania 19341	3/11/2002	15,085	Owned		2,680

          During 2006, we opened one new branch office and relocated two branch offices to more modern facilities. Three additional branch offices were opened in 2007.

Personnel

          As of December 31, 2006, we had 515 full-time employees and 62 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

          Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

          Beneficial Mutual Savings Bank has six wholly owned subsidiaries and a minority interest in another company. Beneficial Investment Center, LLC is a Pennsylvania Limited Liability Company formed in 2000 for the purpose of offering investment and insurance related products, including, but not limited to, fixed- and variable-rate annuities and the sale of mutual funds and securities through INVEST, a third party broker dealer.

          Neumann Corporation, which was formed in 1990, is a Delaware Investment Holding Company and holds title to various Beneficial Mutual Savings Bank securities and other investments. At December 31, 2006, Neumann Corporation held $431.2 million in assets.

          Beneficial Insurance Services, LLC is a Pennsylvania Limited Liability Company formed in 2004. In 2005, Beneficial Insurance Services LLC acquired the assets of a Philadelphia-based insurance brokerage firm, Paul Hertel & Co., Inc., which provides property, casualty, life, health and benefits insurance services to individuals and businesses. Beneficial Insurance Services, LLC conducts business under the trade name of Paul Hertel & Company Beneficial Insurance Services, LLC also acquired a majority interest in Graphic Arts Insurance Agency, Inc. through its acquisition of the assets of Paul Hertel & Co. Inc.

          BSB Union Corporation was formed in 1994 for the purpose of engaging in the business of owning and leasing automobiles. In 1998, BSB Union Corporation obtained approval to hold an interest in a “titling trust.”

          St. Ignatius Senior Housing I, L.P. is a limited partnership formed in 2002 and sponsored by St. Ignatius Nursing Home, a subsidiary of which is the general partner. Beneficial Mutual Savings Bank owns 99.99% of the partnership. The limited partnership was sponsored as an affordable housing project providing low income housing tax credits pursuant to Section 42 of the Internal Revenue Code.

          Beneficial Abstract, LLC is a title insurance company in which Beneficial Mutual Savings Bank purchased a 40% ownership interest in 2006. In January 2007, Beneficial Mutual Savings Bank made the decision to discontinue its participation in Beneficial Abstract, LLC. It is anticipated that Beneficial Mutual Savings Bank will liquidate its investment in Beneficial Abstract, LLC in the second quarter of 2007.

          Beneficial Equity Holdings, LLC was formed in 2004 and is currently inactive.

Management’s Discussion and Analysis of
Beneficial Mutual Bancorp

          The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear at the end of this prospectus.

Overview

          Our principal business is to acquire deposits from individuals and businesses in the communities surrounding our offices and to use these deposits to fund loans. We focus on providing our products and services to two segments of customers: individuals and small businesses.

          The history of Beneficial Mutual Bancorp dates back to 1853. Over the years, we have expanded primarily through internal growth, reaching $2.3 billion in assets at December 31, 2006. In 2004, Beneficial Mutual Savings Bank reorganized into the mutual holding company structure, forming Beneficial Mutual Bancorp as its holding company and Beneficial Savings Bank MHC as the sole stockholder of Beneficial Mutual Bancorp. In 2005, we completed the acquisition of Northwood Savings Bank, located in the Fishtown area of Philadelphia and acquired the insurance firm Paul Hertel & Co., Inc. through our subsidiary Beneficial Insurance Services, to provide property, casualty, life, heath and benefits insurance to individual and business customers with a focus on strengthening our fee income and overall earnings. In 2007, we will complete our minority stock offering and acquire FMS Financial. FMS Financial has total assets of over $1.2 billion and is characterized by a lower loan to deposit ratio than Beneficial Mutual Bancorp, providing us with an additional source of funds for our rising loan activity.

          Beneficial Mutual Bancorp was established to serve the financing needs of the public and has expanded its services over time to offer personal and business checking accounts, home equity loans and lines of credit, commercial real estate loans and other types of commercial and consumer loans. We also provide insurance services through our wholly owned subsidiary, Beneficial Insurance Services, LLC. Our retail market area primarily includes all of the area surrounding our 41 offices located in Bucks, Chester, Delaware, Montgomery and Philadelphia Counties in Pennsylvania and Burlington and Camden Counties in New Jersey, while our lending market also includes Gloucester, Camden and Burlington Counties in New Jersey. We serve our customers through our four offices in Bucks County, seven offices in each of Delaware and Montgomery Counties, nineteen offices in Philadelphia County, and single offices in Chester County, Pennsylvania and Burlington and Camden County, New Jersey.

          In addition to expanding relationships with current customers, we plan to increase the number of households and customers we serve by continuing to expand our branch network. Branch expansions will focus on suburban Philadelphia with a particular emphasis on the New Jersey market. Acquisitions are a strategic objective, as evidenced by the planned acquisition of FMS Financial, and we will continue to evaluate other opportunities.

          We have focused on attaining and maintaining a sound financial position and recognize that maintaining a strong financial position is a major consideration in strategic planning. We are aware that our vision must be pursued in conjunction with key financial objectives to ensure overall sound financial performance. The recent interest rate environment, which has caused short-term market interest rates to rise, while longer term interest rates have not, has had a negative impact on our interest rate spread and net interest margin, which has reduced profitability and caused a decrease in our return on average assets and return on average equity. To offset the negative impact the current interest rate environment is having on our profitability, we are seeking to find means of increasing interest income and non-interest income while controlling expenses. As a result, we have identified five key financial objectives, which are described in the Business Strategy section that begins on page ____.

          Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Changes in levels of interest rates affect our net interest income. In recent periods, short-term interest rates (which influence the rates we pay on deposits) have increased, while longer-term interest rates (which influence the rates we earn on loans) have not. The narrowing of the spread between the interest we earn on loans and investments and the interest we pay on deposits has negatively affected our net interest income.

          A secondary source of income is non-interest income, which is revenue that we receive from providing products and services. The majority of our non-interest income generally comes from service charges (mostly from service charges on deposit accounts). In some years, we recognize income from the sale of loans and securities. We have recently sought to increase non-interest income by expanding the insurance and investment products we can offer our customers. In 2005, Beneficial Insurance Services, LLC, a subsidiary of Beneficial Mutual Savings Bank, acquired the assets of Paul Hertel & Co., Inc., an insurance agency and brokerage that has provided insurance services since 1908.

          Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

          Expenses. The non-interest expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy expenses, depreciation, amortization and maintenance expenses and other miscellaneous expenses, such as advertising, insurance, professional services and printing and supplies expenses.

          Our largest non-interest expense is salaries and employee benefits, which consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for health insurance, retirement plans and other employee benefits. Our salaries and employee benefits expense has increased in recent periods as a result of the addition of staff for our new branch offices. Following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new equity benefit plans. For an illustration of expenses associated with new equity benefit plans, see “Pro Forma Data.”

          Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Our occupancy expenses have increased in recent periods because of the new branch offices we have opened in our market area. We expect non-interest expense to continue to increase, as we have added one branch office in Camden County, New Jersey and one in Montgomery County, Pennsylvania. Beneficial Mutual Savings Bank expects to open one additional branch office in Montgomery County, Pennsylvania in 2007.

          Effective at the beginning of 2007, the Federal Deposit Insurance Corporation began assessing most insured depository institutions for deposit insurance at a rate between five cents and seven cents for every $100 of deposits. Assessment credits have been provided to institutions that paid high premiums in the past. According to information provided by the Federal Deposit Insurance Corporation, Beneficial Mutual Savings Bank will receive an assessment credit of approximately $1.72 million. We expect this credit will offset our deposit insurance premiums in 2007.

          Following the offering, we will incur additional non-interest expenses as a result of operating as a public company. These additional expenses will consist primarily of legal and accounting fees, expenses of shareholder communications and meetings and expenses related to the addition of personnel.

Critical Accounting Policies

          In the preparation of our consolidated financial statements, we have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States. Our significant accounting policies are described in the notes to our consolidated financial statements, beginning on page _____ of this prospectus.

          Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of our assets and liabilities and our results of operations.

          Allowance for Loan Losses. We consider the allowance for loan losses to be a critical accounting policy. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: value of collateral; loss exposure at default; the amount and timing of future cash flows on impacted loans; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance at least quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on judgments about information available to them at the time of their examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See note 5 of the notes to the consolidated financial statements included in this prospectus.

          Deferred Income Taxes. We use the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.

Business Strategy

          Our business strategy is to operate and grow a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:

•	Expanding our franchise through acquisition opportunities, including our merger with FMS Financial, and through the opening of additional branch offices in our primary market area;

•	Pursuing opportunities to increase commercial lending in our primary market area;

•	Continuing to use conservative underwriting practices to maintain the high quality of our loan portfolio;

•	Growing non-interest income by expanding the products and services we offer our customers, including the expansion of our insurance services; and

•	Building profitable business and consumer relationships by providing superior customer service with an emphasis on growing transaction deposit accounts and deposit balances.

          Expanding our franchise through acquisition opportunities, including our merger with FMS Financial, and through the opening of additional branch offices in our primary market area

          Beneficial Mutual Savings Bank has sought to expand its franchise in recent years through acquisition opportunities and by opening new branch offices. In November 2005, we acquired Northwood Savings Bank, an $8.8 million Pennsylvania-chartered mutual savings bank with one branch office located in Philadelphia, Pennsylvania. This acquisition enabled Beneficial Mutual Savings Bank to acquire nearly $8.0 million in deposits. Beneficial Mutual Savings Bank has actively sought to expand its franchise through the opening of new branch offices. In 2005, we opened three new branch offices in Northeast Philadelphia. In 2006, we opened one new branch in Bucks County, Pennsylvania and relocated two branches, one to Philadelphia, Pennsylvania and another to Delaware County, Pennsylvania. Our branch expansion has been within our existing market area as we have sought to penetrate more of our primary market area. We opened a new branch office in Camden County, New Jersey in January 2007 and another in Montgomery County, Pennsylvania in March 2007. We intend to open one additional branch office in Montgomery County, Pennsylvania in 2007 as well.

          On October 12, 2006, we entered into a merger agreement pursuant to which FMS Financial will merge with and into Beneficial Mutual Bancorp. In connection with the merger, FMS Financial’s wholly owned subsidiary, Farmers & Mechanics Bank, will merge with and into Beneficial Mutual Savings Bank. Farmers & Mechanics Bank has a network of 42 branch offices located primarily in Burlington County, New Jersey. Farmers & Mechanics Bank also has branches in parts of Camden and Mercer Counties, New Jersey. The merger will solidify Beneficial’s position as the largest Philadelphia-based bank operating solely in the greater metropolitan area, with more than $3.5 billion in assets and a greatly expanded network of neighborhood banking offices throughout the region. Farmers & Mechanics Bank intends to close ten branch offices located in Burlington County, New Jersey, and one branch office located in Mercer County, New Jersey, prior to consummation of the merger. Many of the offices to be closed are very close to other existing Farmers & Mechanics Bank offices. Notwithstanding the closure of these offices, a substantial branch network will exist for the convenience of our customers. The combined bank will offer a full array of financial products encompassing retail and commercial banking, real estate, consumer and commercial lending, insurance and brokerage operations.

          Pursuing opportunities to increase commercial lending in our primary market area

          We have a diversified loan portfolio which includes commercial real estate and commercial business loans. At December 31, 2006, we had $409.7 million and $98.6 million of commercial real estate and commercial business loans representing 24.38% and 5.87% of total loans, respectively. Commercial loans provide diversification to our loan portfolio and, because our commercial loans are based upon rate indices that are higher than those used for one-to -four family loans, improve the interest sensitivity of our assets. With the additional capital raised in the offering, we intend to continue to pursue the larger lending relationships associated with commercial lending.

          Continuing to use conservative underwriting practices to maintain the high quality of our loan portfolio

          We believe that maintaining high asset quality is a key to long-term financial success. We have sought to grow and diversify our loan portfolio while keeping nonperforming assets to a minimum. We use underwriting standards that we believe are conservative and we diligently monitor collection efforts. At December 31, 2006, our nonperforming loans were 0.48% of our total loan portfolio. Although we intend to continue our efforts to originate commercial real estate and commercial business loans after the offering, we intend to maintain our philosophy of managing large loan exposures through our conservative approach to lending.

          Growing non-interest income by expanding the products and services we offer our customers, including the expansion of our insurance services

          We are seeking to expand the non-traditional financial products that we offer to serve the insurance and investment needs of our customers. In 2005, Beneficial Insurance Services, LLC, a wholly owned subsidiary of Beneficial Mutual Savings Bank, acquired the assets of Philadelphia-based Paul Hertel & Co., Inc., an insurance brokerage firm that provides property, casualty, life, health and benefits insurance services to individuals and business customers. We intend to continue to seek opportunities to expand the products and services we make available to our customers.

          We are currently in acquisition discussions with an insurance agency located in our market area which generated revenues of approximately $5 million in 2006. We have not agreed to the terms of an acquisition, including price, with this party. Following these discussions, there can be no assurances that we will agree to the terms of a transaction with this insurance agency.

          Building profitable business and consumer relationships by providing superior customer service with an emphasis on growing transaction deposit accounts and deposit balances

          We are a full-service financial services company offering our customers a broad range of loan and deposit products. On the lending side, we continue to seek to increase the commercial real estate and commercial business loans we originate and hope to serve a greater percentage of the small businesses in our market area. Following our merger with FMS Financial, we intend to aggressively seek lending relationships with the former customers of Farmers & Mechanics Bank and to capitalize on the reputation of Farmers & Mechanics Bank in the market area it serves throughout Burlington County and parts of Camden and Mercer Counties, New Jersey, particularly with small businesses throughout those counties. On the deposit side, we offer a broad array of services, including internet banking, which enables our customers to pay bills on-line, among other conveniences. We recently began offering remote deposit, an electronic device that is essentially a virtual branch office, to our commercial loan customers, which enables businesses to make deposits and conduct other banking business with us at their place of business.

          As a community-oriented financial institution, we emphasize providing superior customer service as a means to attract and retain customers. We deliver personalized service and respond with flexibility to customer needs. We believe that our community orientation is attractive to our customers and distinguishes us from the large banks that operate in our area.

          Finally, we believe a solid banking relationship is best expressed in the form of the primary transaction account. For consumers, this is the household checking account from which they pay their bills. For businesses, it is one or more operating accounts and related cash management services. The primary transaction account provides us with a low-cost source of funds and enables us to build relationships with our customers. We intend to focus our resources on growing profitable business and consumer relationships by emphasizing the primary transaction account. This is becoming increasingly difficult as more of our competitors realize the inherent value of the primary consumer and business transaction account in solidifying banking relationships and growing the products and services that can be provided to a customer. The primary transaction account becomes linked to automated payment links in the form of direct debits and direct deposits and, coupled with superior customer service, tend to create a relationship between the bank and the customer. We believe that many opportunities remain to deliver what our customers want in the form of exceptional service and convenience and intend to continue to promote our transaction accounts, particularly when we originate loans for our customers.

Balance Sheet Analysis

          Loans. At December 31, 2006, total loans, net, were $1.67 billion, or 72.7% of total assets. In recent years, we have sought to decrease the automobile loans we originate and purchase for portfolio, which carry a lower yield than our real estate loans, and have placed an emphasis on originating commercial real estate and commercial business loans. In 2005, our total loan portfolio increased 10%, while our commercial real estate loan portfolio increased 31.69%, as we increased marketing efforts designed towards commercial real estate and commercial business loan origination. In 2006, although our total loan portfolio decreased, our commercial real estate and commercial business loan portfolios continued to increase. In the year ended December 31, 2006, the loan portfolio decreased $42.5 million, or 2.5%, while commercial real estate loans and commercial business loans increased 10.70% and 47.58%, respectively, resulting from a 50% increase in our commercial lending staff as well as continued marketing efforts. Our one-to-four family loan portfolio decreased slightly to 16.6% of our loan portfolio at December 31, 2006 compared to 17.1% at December 31, 2005. Our home equity loan portfolio also remained relatively stable at 22.9% of our loan portfolio at December 31, 2006 compared to 22.9% and 22.2% at December 2005 and 2004, respectively.

December 31, (Dollars in thousands)	2006		2005		2004		2003		2002

	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Real estate loans:
One-to-four family	$278,970	16.61%	$294,960	17.12%	$278,011	17.75%	$292,708	19.66%	$279,837	20.24%
Commercial real estate (1)	409,702	24.38	370,086	21.48	281,038	17.95	208,090	13.98	157,773	11.41
Residential construction	9,967	0.59	16,529	0.96	10,404	0.67	7,102	0.48	2,913	0.21

Total real estate loans	698,639	41.58	681,575	39.56	569,453	36.37	507,900	34.11	440,523	31.86

Commercial business loans	98,612	5.87	66,818	3.88	48,898	3.12	31,429	2.11	34,086	2.47

Consumer loans:
Home equity loans and lines of credit	384,370	22.88	394,432	22.90	347,727	22.20	263,079	17.67	212,569	15.37
Automobile loans	232,675	13.85	271,209	15.74	265,048	16.93	269,533	18.10	254,790	18.43
Other consumer loans (2)	265,878	15.82	308,605	17.92	334,834	21.38	417,066	28.01	440,686	31.87

Total consumer loans	882,923	52.55	974,246	56.56	947,609	60.51	949,678	63.78	908,045	65.67

Total loans	1,680,174	100.00%	1,722,639	100.00%	1,565,960	100.00%	1,489,007	100.00%	1,382,654	100.00%

Net deferred loan costs	8,651		10,514		9,340		9,160		8,920
Allowance for losses	(17,368)		(17,096)		(17,141)		(16,944)		(16,804)

Loans, net	$1,671,457		$1,716,057		$1,558,159		$1,481,223		$1,374,770

__________

(1)	At December 31, 2006, includes loans totaling $95.7 originated for the acquisition and development of real estate.

(2)

At December 31, 2006, includes $1.5 million in personal loans, $14.8 million in automobile lease financing, $9.3 million in loans secured by manufactured housing, $70.0 million in loans secured by recreational vehicles, $84.1 million in loans secured by boats and $84.6 million in guaranteed student loans.

Loan Maturity

          The following tables set forth certain information at December 31, 2006 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The amounts shown below exclude applicable loans in process and unearned interest in consumer loans and include net deferred loan costs. Our adjustable-rate mortgage loans generally do not provide for downward adjustments below the initial discounted contract rate. When market interest rates rise, as has occurred in recent periods, the interest rates on these loans may increase based on the contract rate (the index plus the margin) exceeding the initial interest rate floor.

December 31, 2006 (In thousands)	One-to-Four Family	Commercial Real Estate	Residential Construction	Commercial Business	Home Equity	Auto- mobile	Other Consumer	Total Loans

Amounts due in:
One year or less	$19,282	$100,146	$9,967	$24,104	$2,097	$7,007	$15,371	$177,974
More than one to five years	46,412	61,713	—	14,854	47,458	209,784	10,600	390,821
More than five to ten years	28,663	17,203	—	4,141	139,410	20,987	49,786	260,190
More than ten years	184,406	228,390	—	54,972	197,211	13	194,848	859,840
Total	$278,763	$407,452	$9,967	$98,071	$386,176	$237,791	$270,605	$1,688,825

          The following table sets forth the dollar amount of all loans at December 31, 2006 that are due after December 31, 2007 and have either fixed interest rates or floating or adjustable interest rates.

(In thousands)	Fixed Rates	Floating or Adjustable Rates	Total

One-to-four family	$199,709	$59,772	$259,481
Commercial real estate	20,827	286,479	307,306
Construction	—	—	—
Commercial business	13,135	60,832	73,967
Consumer	865,630	4,467	870,097
Total	$1,099,301	$411,550	$1,510,851

Loan Activity

          The following table shows loans originated, purchased and sold during the periods indicated.

Year Ended December 31, (In thousands)	2006	2005	2004	2003	2002

Total loans at beginning of period	$1,733,153	$1,575,300	$1,498,167	$1,391,574	$1,333,754
Originations:
Real estate loans:
One-to-four family	27,306	43,505	65,205	160,085	100,080
Commercial real estate	185,246	176,874	147,612	96,393	60,141
Residential construction	8,978	18,048	14,317	9,398	5,167

Total real estate loans	221,530	238,427	227,134	265,876	165,388

Commercial business loans	44,588	31,926	25,682	14,557	12,997

Consumer:
Home equity loans and lines of credit	87,377	153,824	199,099	207,217	147,677
Automobile loans	92,926	148,738	139,570	152,786	159,266
Other consumer loans	64,469	102,041	63,548	154,523	173,860

Total consumer loans	244,772	404,603	402,217	514,526	480,803

Total loans originated	510,890	674,956	655,033	794,959	659,188

Purchases	5,064	38,283	—	1,744	653
Less:
Principal payments and repayments	551,351	545,565	561,693	648,949	574,167
Loan sales	8,592	9,371	16,066	40,841	27,566
Transfers to foreclosed real estate	339	450	141	320	288
Total loans at end of period	$1,688,825	$1,733,153	$1,575,300	$1,498,167	$1,391,574

          Securities. At December 31, 2006, the investment securities portfolio excluding FHLB stock was $461.2 million, or 20.05% of total assets. At December 31, 2006, 69.94% of the investment portfolio was invested in mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation (“FHLMC”), the Federal National Mortgage Association (“FNMA”) and government agency mortgage-backed securities (“GNMA”), including collateralized mortgage obligations (“CMO”) securities issued by the FHLMC, FNMA, and private issuer CMOs securities rated AAA by Standard & Poor’s. Private issuer CMOs totaled $106 million or 22.98% of our total securities portfolio at December 31, 2006. The remainder was invested primarily in United States government sponsored enterprises and agency note securities, municipal bonds, corporate bonds and equity securities.

	2006		2005		2004

December 31, (In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Securities available for sale:
U.S. Government sponsored enterprise and agency notes	$72,644	$71,786	$54,507	$53,649	$31,624	$31,722

Mortgage-backed securities:
GNMA guaranteed mortgage certificates	26,438	26,348	37,332	36,972	45,800	45,990
FNMA and FHLMC mortgage-backed securities	53,759	52,962	54,988	53,967	60,002	60,552
Collateralized mortgage obligations	144,339	140,400	156,196	152,480	237,218	237,297

Total mortgage-backed securities	224,536	219,710	248,516	243,419	343,020	343,839

Municipal and other bonds	31,632	31,732	29,875	29,917	13,273	13,694
Equity securities	6,453	7,639	13,066	14,119	18,646	21,465

Total available for sale	335,265	330,867	345,964	341,104	406,563	410,720

Securities held to maturity:
U.S. Government sponsored enterprise and agency notes	27,499	26,880	37,494	36,550	42,494	42,148

Mortgage-backed securities:
GNMA guaranteed mortgage certificates	912	881	1,300	1,289	2,014	2,058
FNMA and FHLMC mortgage-backed securities	101,946	99,472	122,757	120,355	159,257	159,984

Total mortgage-backed securities	102,858	100,353	124,057	121,644	161,271	162,042

Municipal and other bonds	—	—	1,769	1,756	1,819	1,792

Total held to maturity	130,357	127,233	163,320	159,950	205,584	205,982
Total	$465,622	$458,100	$509,284	$501,054	$612,147	$616,702

          Mortgage-backed securities are a type of asset-backed security that is secured by a mortgage, or a collection of mortgages. These securities must also be grouped in one of the top two ratings as determined by an accredited credit rating agency, and usually pay periodic payments that are similar to coupon payments. Furthermore, the mortgage must have originated from regulated and authorized financial institutions. The contractual cash flows of those investments in government sponsored enterprises mortgage-backed securities are debt obligations of FHLMC and FNMA. The cash flows related to GNMA securities are direct obligations of the U.S. Government. Mortgage-backed securities are also known as mortgage pass-throughs. CMOs are a type of mortgage-backed security that creates separate pools of pass-through rates for different classes of bondholders with varying maturities, called tranches. The repayments from the pool of pass-through securities are used to retire the bonds in the order specified by the bonds’ prospectus. At December 31,2006, we had no investments in a single company or entity (other than United States government sponsored enterprise securities) that had an aggregate book value in excess of 10% of our equity at December 31, 2006.

          As with any type of investment there are risk factors to consider. The risks included with mortgage-backed securities and CMOs but not limited to include interest rate risk, which would affect the market value of the security, and prepayment risk, which would affect the cash flow and average life of the security. All of these risk factors are taken into consideration during prepurchase analysis of a security.

          The following table sets forth the stated maturities and weighted average yields of the investment securities at December 31, 2006. Certain securities have adjustable interest rates and will reprice monthly, quarterly or annually within the various maturity ranges. These repricing schedules are not reflected in the table below. All but approximately $75.3 million of the securities listed have fixed rates.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total

December 31, 2006 (Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield

Securities available-for-sale:
U.S. Government sponsored enterprise and agency notes	$18,914	4.90%	$50,699	4.21%	$2,173	6.48%	$—	—%	$71,786	4.46%
Mortgage-backed securities	—		34,985	4.07	5,292	4.16	179,433	5.06	219,710	4.88
Municipal and other bonds	50	4.93	7,104	5.24	24,578	3.81	—		31,732	4.13
Equity securities	—		—		—		7,639	2.01	7,639	2.01

Total available for sale	18,964	4.90	92,788	4.24	32,043	4.05	187,072	4.94	330,867	4.65

Securities held to maturity:
U.S. Government sponsored enterprise and agency notes	—	—	27,499	4.15	—	—	—	—	27,499	4.15
Mortgage-backed securities	703	4.01	18,341	4.08	13,382	4.56	70,432	5.04	102,858	4.80

Total held to maturity	703	4.01	45,840	4.12	13,382	4.56	70,432	5.04	130,357	4.66
Total	$19,667	4.86%	$138,628	4.20%	$45,425	4.20%	$257,504	4.97%	$461,224	4.66%

          Deposits. Our deposit base is comprised of demand deposits, money market and passbook accounts and time deposits. We consider demand deposits and money market and passbook accounts to be core deposits. At December 31, 2006, core deposits were 46.4% of total deposits. Deposits increased $12.8 million, or 0.78%, in the year ended December 31, 2006, as core deposits decreased $33.2 million, and time deposits increased $46.0 million. Our efforts to grow core deposits have been focused on the promotion of interest earning checking accounts. We have experienced an increase in our time deposit accounts as we have selectively competed for certain deposit maturities by adjusting our rates. However, we believe we are most successful attracting and retaining deposits by offering superior customer service.

	2006		2005		2004

At December 31, (Dollars in thousands)	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits

Non-interest bearing deposits	$79,862	5%	$84,989	5%	$75,019	5%
Interest-earning checking accounts	162,955	10	170,712	10	137,590	9
Money market accounts	281,044	17	263,973	16	373,563	23
Savings accounts	250,109	15	287,444	18	312,672	19
Time deposits	893,906	53	847,915	51	699,089	44
Total	$1,667,876	100%	$1,655,033	100%	$1,597,933	100%

          The following table indicates the amount of certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 2006. From time to time we have solicited brokered time deposits as an alternative source of funds. The table below excludes brokered deposits. At December 31, 2006, we had $35.0 million in brokered deposits.

December 31, 2006 (In thousands)	Certificates of Deposit

Maturity Period:
Three months or less	$70,594
Over three through six months	30,889
Over six through twelve months	37,161
Over twelve months	25,283
Total	$163,927

          The following table sets forth the time deposits classified by rates at the dates indicated.

At December 31, (In thousands)	2006	2005	2004

0.00 - 1.00%	$7	$2,564	$72,148
1.01 - 2.00%	108	30,389	236,011
2.01 - 3.00%	93,997	269,875	203,004
3.01 - 4.00%	264,228	404,457	97,658
4.01 - 5.00%	267,819	139,222	71,205
5.01 - 6.00%	267,687	1,181	2,755
6.01 - 7.00%	60	227	16,308
Total	$893,906	$847,915	$699,089

          The following table sets forth the amount and maturities of time deposits classified by rates at December 31, 2006.

		Amount Due
(In thousands)	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total

0.00 - 1.00%	$4	$3	$—	$—	$7
1.01 - 2.00%	99	—	—	9	108
2.01 - 3.00%	84,519	7,005	2,429	44	93,997
3.01 - 4.00%	191,522	43,101	11,373	18,232	264,228
4.01 - 5.00%	243,747	23,503	124	445	267,819
5.01 - 6.00%	226,164	41,497	26	—	267,687
6.01 - 7.00%	39	—	—	21	60
Total	$746,094	$115,109	$13,952	$18,751	$893,906

          The following table sets forth the deposit activity for the periods indicated.

Year Ended December 31, (In thousands)	2006	2005	2004

Beginning balance	$1,655,033	$1,597,933	$1,546,412
Increase (decrease) before interest credited	(31,545)	25,109	25,991
Interest credited	44,388	31,991	25,530
Net increase (decrease) in deposits	12,843	57,100	51,521
Ending balance	$1,667,876	$1,655,033	$1,597,933

          Borrowings. We use borrowings from the Federal Home Loan Bank of Pittsburgh, as well as repurchase agreements and other sources of borrowings, to supplement our supply of funds for loans and investments.

Year Ended December 31, (Dollars in thousands)	2006	2005	2004

Maximum amount outstanding at any month-end during period:
Federal Home Loan Bank advances	$255,697	$340,397	$371,484
Repurchase agreements	125,350	92,918	19,869
Federal Home Loan Bank overnight borrowings	70,000	102,507	49,770
Other	52,496 (1)	2,496	—
Average outstanding balance during period:
Federal Home Loan Bank advances	$231,604	$324,966	$354,861
Repurchase agreements	101,883	45,650	17,607
Federal Home Loan Bank overnight borrowings	9,880	47,634	13,171
Other	29,930	2,496	—
Weighted average interest rate during period:
Federal Home Loan Bank advances	4.88%	4.67%	4.47%
Repurchase agreements	4.92	3.77	1.41
Federal Home Loan Bank overnight borrowings	4.63	3.24	1.90
Other	5.05	2.40	—
Balance outstanding at end of period:
Federal Home Loan Bank advances	$196,550	$262,897	$345,334
Repurchase agreements	88,600	92,918	14,232
Federal Home Loan Bank overnight borrowings	—	49,900	49,770
Other	9,746	2,496	—
Weighted average interest rate at end of period:
Federal Home Loan Bank advances	5.01%	4.68%	4.48%
Repurchase agreements	4.93	4.43	2.26
Federal Home Loan Bank overnight borrowings	—	4.17	2.21
Other	4.47	2.38	—

(1)	The $50.0 million increase in borrowings during the period ended December 31, 2006 related to the federal funds purchased on May 31, 2006 to fund temporary liquidity needs.

Results of Operations for the Years Ended December 31, 2006, 2005 and 2004

          Financial Highlights. Net income decreased $1.6 million to $11.6 million for the year ended December 31, 2006, from $13.2 million for the year ended December 31, 2005. The decrease reflected a $1.3 million decrease in net interest income and a $2.5 million increase in higher non-interest expenses, which were partially offset by a $2.4 million decrease in income tax expense. In 2005, net income increased $1.6 million from $11.6 million for the year ended December 31, 2004. The increase reflected a $7.7 million increase in non-interest income and a $700,000 decrease in the provision for loan losses, which were partially offset by a decrease in net interest income of $408,000 and an increase of $6.4 million in non-interest expense.

Summary Income Statements

				Change 2006/2005		Change 2005/2004

Year Ended December 31, (Dollars in thousands)	2006	2005	2004	$ Change	% Change	$ Change	% Change

Net interest income	$64,427	$65,725	$66,133	$(1,298)	(1.97)%	$(408)	(0.62)%
Provision for loan losses	1,575	1,703	2,400	(128)	(7.52)	(697)	(29.04)
Non-interest income	10,531	10,862	3,168	(331)	(3.05)	7,694	242.87
Non-interest expenses	59,436	56,956	50,573	2,480	4.35	6,383	12.62
Net income	11,625	13,200	11,624	(1,575)	(11.93)	1,576	13.56

Return on average equity	4.04%	4.83%	4.44%
Return on average assets	0.49%	0.56%	0.51%

          Net Interest Income.

          2006 vs. 2005. Net interest income decreased $1.3 million or 2.0%, to $64.4 million for 2006 from $65.7 million for 2005. Total interest income increased $10.2 million or 8.7% to $127.3 million for 2006 as increases in interest and fees on loans were partially offset by decreases in interest and dividends on investment securities. Interest income and fees on loans increased 12.9% to $104.1 million primarily due to an increase in the average balance of loans and a 49 basis point increase in the yield. Total interest expense increased $11.5 million or 22.5% to $63.0 million for 2006 primarily due to an increase in the average balance of interest-bearing deposits of $29.7 million, and an increase in yields on interest-bearing deposits of 70 basis points. During 2006, the average balance of our time deposits increased $96.4 million and the yield on time deposits increased 85 basis points.

          2005 vs. 2004. Net interest income decreased by $408,000 or 0.62% to $65.7 million in 2005. Total interest income increased $9.0 million or 8.34% to $117.1 million for 2005 as increases in interest and fees on loans were partially offset by decreases in interest and dividends on investment securities. Interest income and fees on loans increased 11.9% to $92.2 million primarily due to an increase in the average balance of loans and a 16 basis point increase in the yield. Interest and dividends on investment securities decreased 3.7% to $24.5 million due to a decrease in the average balance of investment securities, and an increase in the yield on investment securities of 13 basis points. Total interest expense increased $9.4 million, or 22.5% to $51.4 million for 2005 primarily due to an increase in the average balance of interest-bearing deposits of $53.3 million and an increase in yields on interest-bearing deposits of 41 basis points. During 2005, the average balance of our time deposits increased $84.9 million and the yield on time deposits increased 54 points.

Analysis of Net Interest Income

				Change 2006/2005		Change 2005/2004

December 31, (Dollars in thousands)	2006	2005	2004	$ Change	% Change	$ Change	% Change

Components of net interest income
Loans	$104,143	$92,208	$82,432	$11,935	12.94%	$9,776	11.86%
Investment securities	23,012	24,450	25,379	(1,438)	(5.88)	(929)	(3.66)
Other interest-earning assets	171	433	269	(262)	(60.51)	164	60.97
Total interest income	127,326	117,091	108,080	10,235	8.74	9,011	8.34
Deposits	44,622	32,878	25,592	11,744	35.72	7,286	28.47
Borrowings	18,277	18,488	16,355	(211)	(1.14)	2,133	13.04
Total interest expense	62,899	51,366	41,947	11,533	22.45	9,419	22.45
Net interest income	64,427	65,725	66,133	(1,298)	(1.97)	(408)	(0.62)
Average yield and rates paid
Interest-earning assets	5.67%	5.17%	4.95%	0.50%	9.67%	0.22%	4.44%
Interest-bearing liabilities	3.21	2.60	2.22	0.61	23.46	0.38	17.12
Interest rate spread	2.45	2.57	2.73	(0.12)	(4.67)	(0.16)	(5.86)
Net interest margin	2.87	2.90	3.03	(0.03)	(1.03)	(0.13)	(4.29)
Average balances
Loans	1,740,606	1,678,697	1,546,377	61,909	3.69	132,320	8.56
Investment securities	502,623	575,146	616,471	(72,523)	(12.61)	(41,325)	(6.70)
Other interest-earning assets	4,207	12,915	20,247	(8,708)	(67.43)	(7,332)	(36.21)
Deposits	1,583,450	1,553,735	1,500,456	29,715	1.91	53,279	3.55
Borrowings	373,297	420,746	385,639	(47,449)	(11.28)	35,107	9.10

          Provision for Loan Losses.

          Based on our evaluation of loan loss factors, management made a provision of $1.6 million for the year ended December 31, 2006, a provision of $1.7 million for the year ended December 31, 2005, and a provision of $2.4 million for the year ended December 31, 2004. We had $1.3 million in net charge-offs for the year ended December 31, 2006 compared to net charge-offs of $1.7 million for the year ended December 31, 2005 and $2.2 million for the year ended December 31, 2004. We used the same methodology and generally similar assumptions to determine the provision for all three periods. The provision for loan losses was determined by management to be an amount necessary to maintain a balance of allowance for loan losses at a level that considers all known and current losses in the loan portfolio. Changes in the provision were based on management’s analysis of various factors such as estimated fair value of underlying collateral, recent loss experience in particular segments of the portfolio, levels and trends in delinquent loans, and changes in general economic and business conditions.

          The allowance for loan losses was $17.4 million, or 1.03% of total loans outstanding as of December 31, 2006, as compared with $17.1 million, or 0.99% as of December 31, 2005 and $17.1 million, or 1.09% as of December 31, 2004. An analysis of the changes in the allowance for loan losses is presented under “Risk Management – Analysis and Determination of the Allowance for Loan Losses.”

          Non-interest Income. Non-interest income decreased $331,000 to $10.5 million in fiscal 2006. The decrease in non-interest income in 2006 was primarily a result of a decrease in the gain on sales of $398,000 compared to 2005. Offsetting the decrease in the gain on sale of securities was a $495,000 increase in income from service charges and fees, which increased to $7.9 million, or 6.7%, compared to 2005 primarily due to an increase in insurance commission income. Non-interest income increased in 2005 compared to 2004 due primarily to a $3.3 million increase in service charges and fees due to an increase in the insurance commission income generated by our insurance services subsidiary, Beneficial Insurance Services, LLC, which acquired the assets of the insurance brokerage firm of Paul Hertel & Co., Inc. in 2005, and the lack of an impairment change on securities, which occurred in 2004 due to the write-down of our holdings of FNMA and FHLMC preferred stock of $3.25 million.

Non-interest Income Summary

				Change 2006/2005		Change 2005/2004

Year Ended December 31, (Dollars in thousands)	2006	2005	2004	$ Change	% Change	$ Change	% Change

Service charges and fees	$7,910	$7,415	$4,071	$495	6.68%	$3,344	82.14%
Gain (loss) on sale of securities	672	1,070	1,262	(398)	(37.20)	(192)	(15.21)
Impairment charge on securities	—	—	(3,250)	—	—	3,250	100.00
Other	1,949	2,377	1,085	(428)	(18.01)	1,292	119.08
Totals	$10,531	$10,862	$3,168	$(331)	(3.05)	$7,694	242.87%

          Non-interest Expenses. Non-interest expenses increased $2.5 million, or 4.35%, in fiscal 2006 over the prior year and $6.4 million or 12.62% from 2004 to 2005. The increase in salaries and employee benefits, as well as occupancy expense, which accounted for much of the increase, was due primarily to the opening of one and three additional branch offices in 2006 and 2005, respectively. Advertising and printing and supplies also increased as a result of our expansion efforts.

Non-interest Expense Summary

				Change 2006/2005		Change 2005/2004

Year Ended December 31, (Dollars in thousands)	2006	2005	2004	$ Change	% Change	$ Change	% Change

Salaries and employee benefits	$34,412	$32,589	$28,318	$1,823	5.59%	$4,271	15.08%
Occupancy expense	7,566	7,339	6,301	227	3.09	1,038	16.47
Depreciation, amortization and maintenance	5,269	5,093	4,526	176	3.46	567	12.53
Advertising	2,049	1,994	1,881	55	2.76	113	6.01
Insurance and protection	1,531	1,700	1,669	(169)	(9.94)	31	1.86
Professional fees	1,439	1,345	1,003	94	6.99	342	34.10
Printing and supplies	1,041	1,034	994	7	0.68	40	4.02
Correspondent Bank/ATM charges	1,086	1,030	1,111	56	5.44	(81)	(7.29)
Postage	595	544	538	51	9.38	6	1.12
Other	4,448	4,288	4,232	160	3.73	56	1.32
Total	$59,436	$56,956	$50,573	$2,480	4.35%	$6,383	12.62%

          Income Tax Expense. The provision for income taxes was $2.3 million for 2006, reflecting an effective tax rate of 16.6%, compared to $4.7 million for 2005, reflecting an effective tax rate of 26.4% and $4.7 million for 2004, reflecting an effective tax rate of 28.8%. The change in 2006 from 2005 is due primarily to a decrease in income before income taxes of $4.0 million along with increased tax-exempt income and federal income tax credits. Tax-exempt income increased $700,000 to $2.7 million in 2006 from $2.0 million in 2005 while income tax credits increased to $1.6 million in 2006 from $1.5 million in 2005. These credits relate to investments maintained by Beneficial Mutual Savings Bank as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing tax credits pursuant to section 42 of the Internal Revenue Code.

Average Balance Table

          The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average daily balances of assets or liabilities, respectively, for the periods presented. Loan fees are included in interest income on loans and are not material. In addition, non-accrual loans are included in the average balances but are not deemed material.

	2006			2005			2004

(Dollars in thousands)	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost

Assets:
Interest-bearing demand deposits	$2,519	$93	3.69%	$865	$51	5.90%	$259	$6	2.32%
Loans	1,740,606	104,143	5.98	1,678,697	92,208	5.49	1,546,377	82,432	5.33
Investment securities	160,493	6,755	4.21	144,769	5,201	3.59	122,737	3,969	3.23
Mortgage-backed securities	200,967	9,249	4.60	241,216	10,478	4.34	337,015	15,451	4.58
Collateralized mortgage obligations	141,163	7,008	4.96	189,161	8,771	4.64	156,719	5,959	3.80
Other interest-earning assets	1,688	78	4.62	12,050	382	3.17	19,988	263	1.32
Total interest-earning assets	2,247,436	127,326	5.67	2,266,758	117,091	5.17	2,183,095	108,080	4.95

Non-interest-earning assets	114,102			105,778			94,471

Total assets	2,361,538	127,326		2,372,536	117,091		2,277,566	108,080

Liabilities and stockholders’ equity:
Interest-earning checking accounts	165,278	1,750	1.06	147,979	1,088	0.74	134,586	719	0.53
Money market accounts	263,703	6,906	2.62	316,202	5,973	1.89	345,317	5,283	1.53
Savings accounts	267,426	1,991	0.74	298,958	2,243	0.75	314,834	2,342	0.74
Time deposits	887,043	33,975	3.83	790,596	23,574	2.98	705,719	17,248	2.44
Total interest-bearing deposits	1,583,450	44,622	2.82	1,553,735	32,878	2.12	1,500,456	25,592	1.71

Federal Home Loan Bank advances	231,604	11,294	4.88	324,966	15,164	4.67	354,861	15,856	4.47
Repurchase agreements	101,883	5,014	4.92	45,650	1,722	3.77	17,607	249	1.41
Federal Home Loan Bank overnight borrowings	9,880	457	4.63	47,634	1,542	3.24	13,171	250	1.90
Other borrowings	29,930	1,512	5.05	2,496	60	2.40	—	—	—
Total interest-bearing liabilities	1,956,747	62,899	3.21	1,974,481	51,366	2.60	1,886,095	41,947	2.22
Non-interest-bearing deposits	80,380			77,317			70,968
Other non-interest-bearing liabilities	36,379			47,544			58,704
Total liabilities	2,073,506	62,899		2,099,342	51,366		2,015,767	41,947

Total stockholders’ equity	288,032			273,194	—		261,799	—
Total liabilities and stockholders’ equity	$2,361,538			$2,372,536			$2,277,566

Net interest income		$64,427			$65,725			$66,133

Interest rate spread			2.45%			2.57%			2.73%

Net interest margin			2.87%			2.90%			3.03%

Average interest-earning assets to average interest-bearing liabilities			114.86%			114.80%			115.75%

          Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Year Ended December 31, 2006 Compared to Year Ended December 31, 2005			Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

	Increase (Decrease) Due to			Increase (Decrease) Due to

(In thousands)	Volume	Rate	Net	Volume	Rate	Net

Interest income:
Interest-bearing deposits	$61	$(19)	$42	$36	$9	$45
Loans receivable	3,704	8,238	11,942	7,264	2,497	9,761
Investment securities	662	898	1,560	791	442	1,233
Mortgage-backed securities	(1,851)	627	(1,224)	(4,158)	(809)	(4,967)
Collateralized mortgage obligations	(2,383)	605	(1,778)	1,504	1,316	2,820
Other interest-earning assets	(479)	172	(307)	(252)	371	119

Total interest-earning assets	(286)	10,521	10,225	5,185	3,826	9,011
Interest expense:
Interest-earning checking accounts	183	474	657	99	283	382
Money market	(1,375)	2,308	933	(550)	1,243	693
Savings accounts	(235)	(30)	(265)	(119)	31	(88)
Time deposits	3,694	6,725	10,410	2,531	3,768	6,299

Total interest-bearing deposits	2,267	9,477	11,744	1,961	5,325	7,286

Federal Home Loan Bank advances	(4,556)	687	(3,869)	(1,395)	703	(692)
Repurchase agreements	2,768	524	3,292	1,058	415	1,473
Federal Home Loan Bank overnight borrowings	(1,748)	663	(1,085)	1,116	176	1,292
Other borrowings	1,385	66	1,451	60	—	60

Total interest-bearing liabilities	116	11,417	11,533	2,800	6,619	9,419
Net change in net interest income	$(402)	$(896)	$(1,298)	$2,385	$(2,793)	$(408)

Risk Management

          Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

          Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans.

          When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status, including contacting the borrower by letter and phone at regular intervals beginning on the seventh day of delinquency. When the borrower is in default, we may commence collection proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. Generally, when a consumer loan becomes 45 days past due, we institute collection proceedings and attempt to repossess any personal property that secures the loan. Management informs the Board of Trustees monthly of the amount of nonperforming loans to total loans and regarding charge-offs. More detailed information regarding delinquencies by loan type is provided to the Board of Trustees on a quarterly basis.

          Analysis of Nonperforming and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due, except guaranteed student loans, to be nonperforming assets. Residential real estate loans are generally placed on nonaccrual status when they become 90 days delinquent and are not well secured and in the process of collection at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Commercial loans are placed on non-accrual when the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Typically, payments received on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

          Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure less estimated costs to sell. Holding costs and declines in fair value after acquisition of the property result in charges against income.

          We had no troubled debt restructurings in the periods presented.

December 31, (Dollars in thousands)	2006	2005	2004	2003	2002

Nonaccrual loans:
Real estate loans:
One-to-four family	—	—	—	—	—
Commercial real estate	363	—	—	—	—
Residential construction	—	—	—	—	—

Total real estate loans	363	—	—	—	—

Commercial business loans	—	—	—	—	—

Consumer loans:
Home equity lines of credit	—	—	—	—	—
Automobile loans	171	385	363	500	336
Other consumer loans	—	—	74	26	136

Total consumer loans	171	385	437	526	472

Total nonaccrual loans	534	385	437	526	472

Accruing loans past due 90 days or more:
Real estate loans:
One-to-four family	2,425	2,540	3,185	3,374	3,005
Commercial real estate	2,662	—	52	752	25
Residential construction	—	—	—	—	—

Total real estate loans	5,087	2,540	3,237	4,126	3,030

Commercial business loans	83	—	12	50	—

Consumer loans:
Home equity lines of credit	54	1	1	41	29
Automobile loans	130	179	102	112	134
Other consumer loans	2,263	2,055	2,373	1,845	2,882

Total consumer loans	2,447	2,235	2,476	1,998	3,045

Total accruing loans past due 90 days or more	7,617	4,775	5,725	6,174	6,075

Total of nonaccrual and 90 days or more past due loans	8,151	5,160	6,162	6,700	6,547

Real estate owned	2,809	3,146	2,939	3,167	3,159

Total nonperforming assets	10,960	8,306	9,101	9,867	9,706

Total nonperforming loans to total loans	0.48%	0.30%	0.39%	0.45%	0.47%
Total nonperforming loans to total assets	0.35%	0.22%	0.26%	0.30%	0.30%
Total real estate owned to total assets	0.12%	0.13%	0.13%	0.14%	0.15%

          Interest income that would have been recorded for the year ended December 31, 2006, had nonaccruing loans been current according to their original terms, amounted to approximately $260,000. No interest related to nonaccrual loans was included in interest income for the year ended December 31, 2006.

          Federal regulations require us to review and classify our assets on a regular basis. In addition, the Federal Deposit Insurance Corporation has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard or doubtful we establish a specific allowance for loan losses. If we classify an asset as loss, we charge off an amount equal to 100% of the portion of the asset classified loss.

          The following table shows the aggregate amounts of our criticized assets at the dates included.

At December 31, (In thousands)	2006	2005	2004

Special mention assets	$—	$1,000	$1,000
Substandard assets	7,015	1,056	1,111
Doubtful assets	—	—	—
Loss assets	—	—	—
Total classified assets	$7,015	$2,056	$2,111

          Other than disclosed in the above tables, there are no other loans that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

          Loan Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	December 31,

	2006		2005		2004		2003		2002

December 31, (In thousands)	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due

Real estate loans:
One-to-four family	$2,712	$1,281	$2,474	$859	$3,566	$1,611	$4,720	$1,452	$7,091	$2,543
Commercial real estate	673	666	45	3	2,452	620	399	327	927	278
Residential construction	—	—

Total real estate	3,385	1,947	2,519	862	6,018	2,231	5,119	1,779	8,018	2,821

Commercial business	5,700	—	8	1	427	108	60	49	200	60

Consumer:
Home equity lines of credit	68	7	183	16	53	68	151	18	163	8
Automobile loans	1,028	217	1,014	310	963	194	799	295	880	277
Other consumer loans	2,756	1,147	2,728	1,148	2,700	1,269	2,447	1,144	3,285	1,057

Total consumer	3,852	1,371	3,925	1,474	3,716	1,531	3,397	1,457	4,328	1,342
Total	$12,937	$3,318	$6,452	$2,337	$10,161	$3,870	$8,576	$3,285	$12,546	$4,223

          Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the adequacy of the allowances for loan losses balance on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

          Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a specific valuation allowance on identified problem loans; (2) a general valuation allowance on the remainder of the loan portfolio; and (3) an unallocated component. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available to absorb losses in the loan portfolio.

          We evaluate all classified loans and establish a specific reserve if a determination is made that full collectibility may not be reasonably assured. When this occurs, we consider the estimated fair value of the underlying collateral, less selling costs and other market conditions. If a shortfall exists, we establish a specific allowance amount. In previous years, we established a specific reserve balance based on our asset review and classified loan list. Each loan category was assigned a percentage. Loans classified as “loss” were assigned a percentage of 100%, loans classified as “doubtful” were assigned a percentage of 50%, and loans classified as “substandard” were assigned a percentage of 25%.

          We establish a general allowance for loans that are not evaluated separately for impairment to recognize the inherent losses associated with lending activities. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages to each category. The percentages may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant risk factors may include recent loss experience in particular segments of the portfolio, trends in loan volumes, levels and trends in delinquent loans, changes in existing general economic and business conditions affecting our primary lending areas, as well as other factors such as: concentrations, seasoning of the loan portfolio, and bank regulatory examination results. The applied loss factors are reevaluated periodically to ensure their relevance in the current economic environment. An unallocated component covers uncertainties that could affect our estimate of probable losses.

          We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans and other loans that management may have concerns about collectibility. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan as well as a shortfall in collateral value may result in a write down to management’s estimate of net realizable value. Personal loans are typically charged off at 120 days delinquent.

          The Federal Deposit Insurance Corporation and Pennsylvania Department of Banking, as an integral part of their examination process, periodically review our allowance for loan losses. The Federal Deposit Insurance Corporation and Pennsylvania Department of Banking may require us to make additional provisions for loan losses based on judgments different from ours.

          At December 31, 2006, our allowance for loan losses represented 1.03% of total gross loans. The allowance for loan losses increased 1.59% from December 31, 2005 to December 31, 2006, following the provision for loan losses of $1.6 million. The increase in the allowance reflected the increase in the commercial loan portfolio by 16.34% and the softening in our local housing market.

          The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	2006		2005		2004

December 31, (Dollars in thousands)	Amount of Allowance Allocated to Loan Category	Loan Category as a % of Total Loans	Amount of Allowance Allocated to Loan Category	Loan Category as a % of Total Loans	Amount of Allowance Allocated to Loan Category	Loan Category as a % of Total Loans

Real estate loans:
One-to-four family	$970	16.61%	$942	17.12%	$894	17.75%
Commercial real estate	8,124	24.38	7,261	21.48	6,905	17.95
Residential construction	—	0.59	—	0.96	—	0.67

Total real estate	9,094	41.58	8,203	39.56	7,799	36.37

Commercial business	1,955	5.87	1,311	3.88	1,201	3.12

Consumer:
Home equity loans and lines of credit	2,326	22.88	2,623	22.90	2,659	22.20
Automobile loans	2,532	13.85	3,150	15.74	3,081	16.93
Other consumer loans	1,304	15.82	1,735	17.92	1,752	21.38

Total consumer	6,162	52.55	7,508	56.56	7,492	60.51

Unallocated	157		74		649
Total allowance for loan losses	$17,368	100.00%	$17,096	100.00%	$17,141	100.00%

	2003		2002

December 31, (Dollars in thousands)	Amount of Allowance Allocated to Loan Category	Loan Category as a % of Total Loans	Amount of Allowance Allocated to Loan Category	Loan Category as a % of Total Loans

Real estate loans:
One-to-four family	$1,074	19.66%	$882	20.24%
Commercial real estate	5,907	13.98	5,310	11.41
Residential construction	—	0.48	—	0.21

Total real estate	6,981	34.11	6,192	31.86

Commercial business	892	2.11	1,148	2.47

Consumer:
Home equity loans and lines of credit	2,815	17.67	2,249	15.37
Automobile loans	3,138	18.10	3,619	18.43
Other consumer loans	2,026	28.01	2,428	31.87

Total consumer	7,979	63.78	8,296	65.67

Unallocated	1,092		1,168
Total allowance for loan losses	$16,944	100.00%	$16,804	100.00%

          Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Year Ended December 31, (Dollars in thousands)	2006	2005	2004	2003	2002

Allowance at beginning of period	$17,096	$17,141	$16,944	$16,804	$16,324

Provision for loan losses	1,575	1,703	2,400	2,775	1,950
Charge offs:
Real estate loans:
One-to-four family	44	76	42	68	90
Commercial real estate	—	47	—	—	—

Total real estate loans	44	123	42	68	90

Commercial business loans	12	110	109	120	—

Consumer:
Home equity lines of credit	81	93	185	134	117
Automobile loans	1,347	1,427	1,915	1,760	1,986
Other consumer loans	813	1,157	904	1,554	274

Total consumer loans	2,241	2,677	3,004	3,448	2,377

Total charge-offs	2,297	2,910	3,155	3,636	2,467

Recoveries:
Real estate loans:
One-to-four family	36	8	59	23	63
Commercial real estate	—	47	76	7	57

Total real estate loans	36	55	135	30	120

Commercial business	1	8	1	20	1

Consumer:
Home equity lines of credit	123	223	90	160	198
Automobile loans	467	586	510	533	532
Other consumer loans	367	290	216	258	146

Total consumer loans	957	1,099	816	951	876

Total recoveries	994	1,162	952	1,001	997

Net charge-offs	$1,303	$1,748	$2,203	$2,635	$1,470

Allowance at end of period	$17,368	$17,096	$17,141	$16,944	$16,804

Allowance to nonperforming loans	213.09%	331.32%	278.17%	252.90%	256.67%
Allowance to total loans outstanding at the end of the period	1.03%	0.99%	1.09%	1.13%	1.21%
Net charge-offs (recoveries) to average loans outstanding during the period	0.07%	0.10%	0.14%	0.18%	0.11%

          Interest Rate Risk Management. Interest rate risk is defined as the expose of current and future earnings, and capital that arises from adverse movements in interest rates. Depending on a bank’s asset/liability structure, adverse movements in interest rates could be either rising or falling interest rates. For example, a bank with predominantly long-term fixed-rate loans, and short-term deposits could have an adverse earnings exposure to a rising rate environment. Conversely, a short-term or variable-rate asset base funded by longer-term liabilities could be negatively affected by falling rates. This is referred to as repricing or maturity mismatch risk.

          Interest rate risk also arises from changes in the slope of the yield curve (yield curve risk); from imperfect correlations in the adjustment of rates earned and paid on different instruments with otherwise similar repricing characteristics (basis risk); and from interest rate related options imbedded in the bank’s assets and liabilities (option risk).

          Our goal is to manage our interest rate risk by determining whether a given movement in interest rates affects our net income and the market value of our portfolio equity in a positive or negative way, and to execute strategies to maintain interest rate risk within established limits.

          Model Simulation Analysis. We view interest rate risk from two different perspectives. The traditional accounting perspective, which defines and measures interest rate risk as the change in net interest income and earnings caused by a change in interest rates, provides the best view of short-term interest rate risk exposure. We also view interest rate risk from an economic perspective, which defines and measures interest rate risk as the change in the market value of portfolio equity caused by changes in the values of assets and liabilities, which were changed due to changes in interest rates. The market value of portfolio equity, also referred to as the economic value of equity is defined as the present value of future cash flows from exiting assets, minus the present value of future cash flows from existing liabilities.

          These two perspectives give rise to income simulation and economic value simulation, each of which presents a unique picture of our risk of any movement in interest rates. Income simulation identifies the timing and magnitude of changes in income resulting from changes in prevailing interest rates over a short-term time horizon (usually one year). Economic value simulation captures more information and reflects the entire asset and liability maturity spectrum. Economic value simulation reflects the interest rate sensitivity of assets and liabilities in a more comprehensive fashion, reflecting all future time periods. It can identify the quantity of interest rate risk as a function of the changes in the economic values of assets and liabilities, and the equity of Beneficial Mutual Savings Bank. Both types of simulation assist in identifying, measuring, monitoring and controlling interest rate risk and are employed by management to ensure that variations in interest rate risk exposure will be maintained within policy guidelines.

          The Asset/Liability Management Committee produces reports on a quarterly basis, which compare baseline (no interest rate change) current positions showing forecasted net income, the economic value of equity and the duration of individual asset and liability classes, and of equity. Duration is defined as the weighted average time to the receipt of the present value of future cash flows. These baseline forecasts are subjected to a series of interest rate changes, in order to demonstrate or model the specific impact of the interest rate scenario tested on income, equity and duration. The model, which incorporates all asset and liability rate information, simulates the effect of various interest rate movements on income and equity value. The reports identify and measure our interest rate risk exposure present in our current asset/liability structure. If the results produce quantifiable interest rate risk exposure beyond our limits, then the testing will have served as a monitoring mechanism to allow us to initiate asset/liability strategies designed to reduce and therefore control interest rate risk.

          The tables below set forth an approximation of our interest rate risk exposure. The simulation uses projected repricing of assets and liabilities at December 31, 2006 and at December 31, 2005. The primary interest rate exposure measurement applied to the entire balance sheet is the effect on net interest income and earnings of a gradual change in market interest rates of plus or minus 200 basis points over a one year time horizon, and the effect on economic value of equity of an instantaneous, parallel change in market interest rates of plus or minus 200 basis points for all projected future chase flows. Various assumptions are made regarding the prepayment speed and optionality of loans, investments and deposits, which are based on analysis, market information and in-house studies. The assumptions regarding optionality, such as prepayments of loans and the effective maturity of non-maturity deposit products are documented periodically through evaluation under varying interest rate scenarios.

          Because prospective effects of hypothetical interest rate changes are based on a number of assumptions, these computations should not be relied upon as indicative of actual results. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security, collateralized mortgage obligation and loan repayment activity. Further the computation does not reflect any actions that management may undertake in response to changes in interest rates. Management periodically reviews its rate assumptions based on existing and projected economic conditions.

As of December 31, 2006:

Basis point change in rates	-200	Base Forecast	+200

Net Interest Income at Risk:
Net Interest Income	$71,952	$70,480	$69,612
% change	2.09%		(1.23)%

Net Income at Risk:
Net income	$11,773	$10,841	$10,277
% change	8.60%		(5.20)%

Economic Value at Risk:
Equity	$393,596	$378,781	$321,776
% change	3.91%		(15.05)%

As of December 31, 2005:

Basis point change in rates	-200	Base Forecast	+200

Net Interest Income at Risk:
Net Interest Income	$70,269	$71,806	$72,242
% change	(2.14)%		(0.61)%

Net Income at Risk:
Net income	$13,133	$14,133	$14,416
% change	(7.08)%		2.00%

Economic Value at Risk:
Equity	$334,897	$396,247	$409,368
% change	(15.48)%		3.31%

          As of December 31, 2006, based on the scenarios above, net interest income, net income and economic value would be adversely affected over a one-year time horizon in a rising rate environment.

          The net interest income at risk results indicate a slightly liability sensitive profile, which provides net interest margin benefits and a decline in risk in declining rate scenarios. The economic value at risk remains limited in magnitude and indicates potential moderate exposures in increasing rate environments.

          As of December 31, 2005, based on the scenarios above, net interest income, net income and economic value would be adversely affected over a one-year time horizon in a declining rate environment.

          The net interest income profile as of December 31, 2005 is indirect and indicates an increase in income when interest rates rise and a decrease in income when rates decline. Our economic value of equity risk profile was also direct and indicates that economic value declines when rates decline and increases when rates increase.

          For both years, the present value of equity remains at a premium to book value and our results indicate that we are well positioned with limited net interest income and economic value at risk and that all interest risk results continue to be within our policy guidelines.

          Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities of and payments on investment securities and borrowings from the Federal Home Loan Bank of Pittsburgh. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

          We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

          Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At December 31, 2006, cash and cash equivalents totaled $23.1 million. In addition, at December 31, 2006, we had arrangements to borrow up to $969.8 million from the Federal Home Loan Bank of Pittsburgh. On December 31, 2006, we had $196.6 million of advances outstanding.

          A significant use of our liquidity is the funding of loan originations. At December 31, 2006, we had $118.8 million in loan commitments outstanding, which consisted of $52.5 million and $2.5 million in commercial and consumer commitments to fund loans, respectively, $46.1 million and $12.2 million in commercial and consumer unused lines of credit, respectively, and $5.5 million in standby letters of credit. Historically, many of the commitments expire without being fully drawn; therefore, the total commitment amounts do not necessarily represent future cash requirements. Another significant use of our liquidity is the funding of deposit withdrawals. Certificates of deposit due within one year of December 31, 2006 totaled $746.1 million, or 83.5% of certificates of deposit. The large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the recent low interest rate environment. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2007. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

          The following table presents certain of our contractual obligations at December 31, 2006.

		Payments due by period

(In thousands)	Total	Less than One Year	One to Three Years	Three to Five Years	More Than Five Years

Commitments to fund loans	$55,077	$55,077	$—	$—	$—
Unused lines of credit	58,275	42,276	3,842	—	12,157
Standby letters of credit	5,492	5,033	459	—	—
Operating lease obligations	25,871	4,247	8,034	5,050	8,540
Purchase obligations	2,948	1,488	941	519	—
Total	$147,663	$108,121	$13,276	$5,569	$20,697

          Our primary investing activities are the origination and purchase of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

          The following table presents our primary investing and financing activities during the periods indicated.

Year Ended December 31, (In thousands)	2006		2005	2004

Investing activities:
Loan purchases	$		$(38,283)	$—
Loan originations		(507,085)	(661,965)	(637,847)
Principal repayments on loans		550,048	544,164	559,473
Purchases of investment securities available for sale		(55,779)	(61,767)	(371,067)
Purchases of investment securities held to maturity		(474)	(555)	(10,952)
Proceeds from sales and maturities of investment securities available for sale		67,130	129,593	315,654
Proceeds from maturities, calls or repayments of investment securities held to maturity		33,162	42,345	69,472

Financing activities:
Increase (decrease) in deposits		12,925	49,679	51,520
Increase (decrease) in Federal Home Loan Bank advances		(66,347)	(82,437)	(26,150)
Increase (decrease) in repurchase agreements		(4,318)	78,686	(5,768)
Increase (decrease) in Federal Home Loan Bank overnight borrowings		(49,900)	130	49,770
Increase (decrease) in other borrowings		7,250	—	—

          Capital Management. We are subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2006, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Bank Regulation—Prompt Corrective Regulatory Action,” “Regulatory Capital Compliance” and note 11 of the notes to the consolidated financial statements.

          This offering is expected to increase our equity by $247.7 million to $555.1 million. See “Capitalization.” Following completion of this offering, we also will manage our capital for maximum stockholder benefit. The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and common share repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except: (1) in extraordinary circumstances, we may make open market repurchases of up to 5% of our outstanding stock if we receive the prior non-objection of the Office of Thrift Supervision of such repurchases; (2) repurchases of qualifying shares of a director or if we conduct an Office of Thrift Supervision-approved offer to repurchase made to all shareholders; (3) if we repurchase to fund a restricted stock award plan that has been approved by shareholders; or (4) if we repurchase stock to fund a tax-qualified employee stock benefit plan. All repurchases are prohibited, however, if the repurchase would reduce Beneficial Mutual Savings Bank’s regulatory capital below regulatory required levels.

          Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see note 14 of the notes to the consolidated financial statements.

          For the year ended December 31, 2006, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

          For a discussion of the impact of recent accounting pronouncements, see note 2 of the notes to the consolidated financial statements included in this prospectus.

Effect of Inflation and Changing Prices

          The consolidated financial statements and related financial data presented in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Business of FMS Financial

General

          FMS Financial, a New Jersey corporation, headquartered in Burlington, New Jersey, is the holding company for Farmers & Mechanics Bank. FMS Financial conducts no significant business or operations of its own other than holding all of the outstanding common stock of Farmers & Mechanics Bank. As a result, references to FMS Financial generally refer to the consolidated entity which includes the main operating company, Farmers & Mechanics Bank, unless the context indicates otherwise.

          FMS Financial principally operates through its 42 banking offices located in Burlington, Camden and Mercer Counties, New Jersey. FMS Financial is primarily engaged in the business of attracting deposits from the general public and originating loans which are secured by residential real estate. To a lesser extent, FMS Financial also originates consumer, commercial business loans and construction loans and invests in United States government securities and mortgage-related securities.

Competition

          FMS Financial’s primary market area consists of Burlington, Camden and Mercer Counties, New Jersey, and is one of many financial institutions serving this market area. The competition for deposit products comes from other insured financial institutions such as commercial banks, thrift institutions and credit unions in FMS Financial’s market area. Deposit competition also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition comes from other insured financial institutions such as commercial banks, thrift institutions and credit unions.

Lending Activities

Analysis of Loan Portfolio

          The following table sets forth the composition of FMS Financial’s loan portfolio in dollar amounts and in percentages of the respective portfolios at the dates indicated. Except as shown below, there were no concentrations of loans exceeding 10% of FMS Financial’s assets.

	2006		2005		2004		2003		2002

December 31, (Dollars in thousands)	Carrying Value	Percent of Total	Carrying Value	Percent of Total	Carrying Value	Percent of Total	Carrying Value	Percent of Total	Carrying Value	Percent of Total

Mortgage loans:
One-to-four family	$288,052	63.24%	$286,476	63.97%	$275,843	65.08%	$280,664	68.84%	$272,777	74.38%
Commercial real estate	132,217	29.02	127,704	28.52	116,380	27.46	104,352	25.60	76,354	20.82
Commercial construction	2,956.65		6,942	1.55	11,971	2.82	5,994	1.47	1,157.32
Construction	3,760.83		1,775.40		897.21		1,324.32		306.08

Total mortgage loans	426,985	93.74	422,897	94.44	405,091	95.57	392,334	96.23	350,594	95.60

Consumer and other loans:
Consumer	2,251.49		2,356.53		2,472.58		3,187.78		3,522.96
Commercial business	26,276	5.77	22,550	5.03	16,312	3.85	12,180	2.99	12,621	3.44

Total consumer and other loans	28,527	6.26	24,906	5.56	18,784	4.43	15,367	3.77	16,143	4.40
Total loans	$455,512	100.00%	$447,803	100.00%	$423,875	100.00%	$407,701	100.00%	$366,737	100.00%

Loan Maturity

          The following table sets forth maturities and interest rate sensitivity for all categories of loans as of December 31, 2006. Scheduled repayments are reported in the maturity category in which payment is due. Demand loans, loans having no stated maturity, and overdrafts are reported as due in one year or less.

December 31, 2006 (In thousands)	One-to-Four Family	Commercial Real Estate	Commercial Construction	Construction	Consumer	Commercial Business	Total Construction	Total Loans

Amounts due in:
One year or less	$ 2,603	$ 5,095	$2,493	$3,760	$ 876	$13,635	$6,253	$ 28,462
One to five years	12,551	7,759	463	—	785	6,692	463	28,250
More than five years	272,898	119,363	—	—	590	5,949	—	398,800
Total due after one year	285,449	127,122	463	—	1,375	12,641	463	427,050
Total	$288,052	$132,217	$2,956	$3,760	$2,251	$26,276	$6,716	$455,512

Loan Sensitivity

          The following table sets forth, as of December 31, 2006, the dollar amount of all loans due after December 31, 2007, based upon fixed rates of interest or floating or adjustable interest rates.

(In thousands)	Fixed Rates	Floating or Adjustable Rates	Total

One-to-four family	$248,500	$36,949	$285,449
Commercial real estate	47,830	79,292	127,122
Commercial construction	457	6	463
Construction	—	—	—
Consumer	1,040	335	1,375
Commercial business	10,286	2,355	12,641
Total	$308,113	$118,937	$427,050

          One-to-Four Family Loans. FMS Financial’s primary lending activity consists of the origination of one- to-four family residential mortgage loans (“residential loans”) secured by the property in its market area. FMS Financial’s residential loan portfolio also includes second mortgage loans and home equity loans (including home equity lines of credit loans). FMS Financial generally originates mortgage loans with terms of 15 to 30 years, amortized on a monthly basis, with principal and interest due each month. Typically, residential loans remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option.

          FMS Financial presently offers residential loans that adjust every year after an initial fixed term of one, two, five or seven years, at an interest rate indexed higher than the corresponding United States Treasury security index. The interest rates on these mortgages adjust annually after the one, two, five or seven-year anniversary date of the loan with an interest rate adjustment cap of 1.5% per year and presently not to exceed a rate of 11.5% over the life of the loan. At December 31, 2006, adjustable-rate residential first mortgage loans amounted to $21.9 million or 4.82% of the total residential loan portfolio. These loans are generally not originated under terms, conditions and documentation which permit their sale in the secondary mortgage market to FreddieMac and FannieMae.

          Fixed-rate mortgage loans are generally underwritten according to FreddieMac and FannieMae guidelines. FMS Financial periodically sells selected fixed-rate residential loans, without recourse, to provide additional funds for lending and to restructure the loan portfolio to improve interest rate risk. Generally, if the property is not owner-occupied, a higher rate of interest is charged on such loans. At December 31, 2006, $225.2 million, or 49.45% of the total residential loan portfolio, consisted of long-term fixed-rate first mortgage loans, none of which were classified as held for sale.

          FMS Financial’s lending policies generally limit the maximum loan-to-value ratio on owner-occupied residential first mortgage loans to 97% of the lesser of the appraised value or purchase price, with the condition that private mortgage insurance is required on loans with loan-to-value ratios in excess of 80%. Mortgage loans on investment properties are made at loan-to-value ratios up to 70%. The loan-to-value ratio, maturity and other provisions of the loans made by FMS Financial have generally reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with established lending practices, market conditions and underwriting standards maintained by FMS Financial. FMS Financial requires fire and casualty insurance on all properties securing real estate loans and also performs title searches to ensure its lien position.

          FMS Financial actively solicits and originates home equity loans and home equity lines of credit secured by the equity in the borrower’s primary residence. These loans generally have terms of 10 to 15 years, some of which are fixed rates and some of which have rates that adjust based upon the prime rate. At December 31, 2006, FMS Financial had home equity loans in the amount of $25.7 million, or 5.64%, of its residential loan portfolio and approved $38.2 million in home equity lines of credit, of which $15.2 million was outstanding.

          Commercial Real Estate Loans. Commercial real estate loans are loans secured by commercial real estate (e.g., shopping centers, medical buildings, retail offices) and multi-family dwelling units (e.g., apartment projects with more than four units), in FMS Financial’s market area. Commercial real estate loans and multi-family residential loans have been made in amounts up to $6.6 million, with most of such loans ranging in size from $100,000 to $2.0 million. Loans on commercial properties are generally originated in amounts up to 75% of the appraised value of the property. Commercial real estate loans and multi-family residential loans are generally made at rates which adjust above the prime interest rate (generally 1% to 2%) or a specified treasury index or are balloon loans with fixed interest rates which mature in three to five years with principal amortization for a period of up to 25 years. At December 31, 2006, FMS Financial’s commercial real estate loan portfolio consisted of $128.3 million of commercial real estate and $3.9 million of multi-family loans.

          Loans secured by commercial real estate are generally larger and involve a greater degree of risk than one- to -four family residential mortgage loans. Of primary concern, in commercial and multi-family real estate lending, is the borrower’s creditworthiness and the feasibility and cash flow potential of the property. Loans secured by income producing properties are generally larger and involve greater risks than residential mortgage loans because payments on loans secured by income producing properties are often dependent on successful operation or management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy.

          Construction Loans. FMS Financial originates loans to finance the construction of one-to-four family dwellings and/or commercial real estate. Construction loans to builders are generally made only if FMS Financial makes the permanent mortgage loan or if the builder has a contract for sale and the purchaser has received a permanent mortgage commitment. Interim construction loans to builders generally have terms of up to nine months and interest rates which adjust above the prime interest rate (generally 1% to 2%).

          Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value at completion of construction and development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, FMS Financial may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, FMS Financial may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment.

          Consumer Loans. Regulations permit federally chartered thrift institutions to make secured and unsecured consumer loans up to 35% of the institution’s assets. FMS Financial makes various types of secured and unsecured consumer loans including education loans, lines of credit, automobile loans (new and used) and loans secured by deposit accounts. Consumer loans generally have terms of six months to five years, some of which are at fixed rates and some of which have rates that adjust periodically.

          Consumer loans may entail greater risk than residential loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not be sufficient for repayment of the outstanding loan, and the remaining deficiency may not be collectible.

          Commercial Business Loans. Commercial business loans are underwritten on the basis of the borrower’s ability to service such debt from income and are generally made to small and mid-sized companies located within FMS Financial’s primary lending area. Generally, FMS Financial requires additional collateral of equipment, chattel or other assets before making a commercial business loan.

          Loan Commitments. FMS Financial issues loan origination commitments to real estate developers and qualified borrowers primarily for the construction, purchase and refinancing of residential real estate and commercial real estate. Such commitments are made on specified terms and conditions, including in most cases, the payment of a non-refundable commitment fee based on a percentage of the amount of committed funds. Generally, the commitment requires acceptance within 15 days of the date of issuance. At December 31, 2006, FMS Financial had $6.0 million of commitments to cover originations and $29.5 million in undisbursed funds on outstanding lines of credit. Management believes that virtually all of FMS Financial’s commitments will be funded.

Origination of Loans

          Commercial loan origination comes from a variety of sources, including FMS Financial’s existing customer base, referrals from real estate offices, accountants, financial advisers, attorneys, builders and walk in business as well as solicitations by FMS Financial’s business development officers. Residential mortgage loan customers are derived in a similar manner. Consumer loans are directly obtained through FMS Financial’s network of branch offices and advertising.

          All applications are processed in accordance with established policies of FMS Financial, including the review of credit references, verification of information provided and, where real estate is involved, the review of an appraisal completed by an independent third party appraiser from a list of approved appraisers that FMS Financial maintains.

          Loan approvals may be approved by loan officers up to their individually assigned lending limit, which are established and modified periodically to reflect the officer’s expertise and experience. Certain officers have joint lending authorities that exceed their individual authorities. The board of directors approves loans above the individual and joint authorities of the officers. The board reviews on an annual basis the loan approval authorities.

Non-Performing and Problem Assets

          When a loan is more than 30 days delinquent, the borrower is contacted by mail or phone and payment is requested. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower. In certain instances, FMS Financial may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize their financial affairs. If the loan continues in a delinquent status for 90 days or more, FMS Financial generally will initiate foreclosure proceedings.

          Loans are generally placed on non-accrual status when either principal or interest is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Such interest, when ultimately collected, is credited to income in the period received. At December 31, 2006, Farmers & Mechanics Bank had $2.9 million of loans that were held on a non-accrual basis. Gross interest income of $184,000 would have been recorded during the year ended December 31, 2006 if these loans had been performing in accordance with their terms. Interest income of $142,000 was recorded on these loans during the year ended December 31, 2006.

          Non-Performing Assets. The following table sets forth information regarding non-accrual loans, troubled debt restructured and real estate owned assets by FMS Financial at the dates indicated.

At December 31, (Dollars in thousands)	2006	2005	2004	2003	2002

Loans accounted for on a non-accrual basis:
Mortgage loans:
One-to-four family	$1,056	$794	$819	$507	$960
Commercial real estate	1,800	985	985	1,189	1,786
Consumer and other	—	—	—	—	12

Total mortgage non-accrual loans	2,856	$1,779	$1,804	$1,696	$2,758

Troubled debt restructurings	33	$176	$718	$1,027	$987
Real estate owned, net	—	—	—	48	291
Other non-performing assets	—	—	—	—	88

Total non-performing assets	$2,889	$1,955	$2,522	$2,771	$4,124

Total non-accrual loans to net loans	0.63%	0.40%	0.43%	0.42%	0.76%
Total non-accrual loans to total assets	0.24%	0.14%	0.14%	0.14%	0.24%
Total non-performing assets to total assets	0.24%	0.16%	0.20%	0.23%	0.37%

          Classified Assets.The Office of Thrift Supervision regulations provide for a classification system for problem assets of insured institutions which covers all problem assets. Under this classification system, problem assets of insured institutions are classified as “substandard,” “doubtful,” or “loss.” An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as loss are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated “special mention” because of potential weaknesses that do not currently warrant classification in one of the aforementioned categories.

          When an insured institution classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision.

          Management’s evaluation of the classification of assets and the adequacy of the reserve for loan losses is reviewed by the board on a regular basis and by the regulatory agencies as part of their examination process.

          The following table sets forth FMS Financial’s classified assets in accordance with its classification system.

At December 31, (In thousands)	2006	2005

Special mention	$860	$3,134
Substandard	5,659	4,917
Doubtful	755	—
Total	$7,274	$8,051

          At December 31, 2006, FMS Financial did not have any loans not classified as non-accrual, 90 days past due or restructured, but where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as non-accrual, 90 days past due or restructured.

          Provision for Loan Losses. A provision for loan losses is charged to operations based on management’s evaluation of the probable losses in FMS Financial’s loan portfolio. Such evaluation, which includes a review of all loans of which full collectibility of interest and principal may not be reasonably assured, considers

FMS Financial’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and current economic conditions.

          Management will continue to review the entire loan portfolio to determine the extent, if any, to which further additional loss provisions may be deemed necessary. There can be no assurance that the allowance for losses will be adequate to cover losses which may in fact be realized in the future and that additional provisions for losses will not be required.

          The following table sets forth an analysis of FMS Financial’s allowance for loan losses for the periods indicated.

Year Ended December 31, (Dollars in thousands)	2006	2005	2004	2003	2002

Balance at beginning of period	$5,063	$4,719	$4,408	$4,317	$4,231
Loans charged-off:
One-to-four family	—	(9)	(3)	—	(10)
Commercial real estate	—	—	—	—	—
Construction	—	—	—	—	—
Consumer	(9)	(45)	(6)	(4)	(10)
Commercial business	—	(4)	(14)	(184)	(58)

Total charge-offs	(9)	(58)	(23)	(188)	(78)
Recoveries	7	42	4	9	15

Net loans charged-off	(2)	(16)	(19)	(179)	(63)

Provision for loan losses	330	360	330	270	149

Balance at end of period	$5,391	$5,063	$4,719	$4,408	$4,317
Ratio of net charge-offs to average loans outstanding during the period	.0004%	0.005%	0.005%	0.046%	0.017%

Analysis of the Allowance for Loan Losses

          The following table sets forth the breakdown of the allowance for loan losses by loan category and the percent of loans in each category to total loans receivable for the periods indicated. The allocation of the allowance to each category is not necessarily indicative of future losses.

	2006		2005		2004		2003		2002

December 31, (Dollars in thousands)	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans

Loans:
One-to-four family	$1,580	63.24%	$1,694	63.97%	$986	65.08%	$1,446	68.84%	$1,672	74.38%
Commercial real estate	3,243	29.02	2,792	28.52	2,883	27.46	2,540	25.60	2,284	20.82
Commercial construction	107	0.65	279	1.55	582	2.82	194	1.47	69	0.32
Construction	90	0.83	8	0.40	2	0.21	25	0.32	34	0.08
Consumer and other	18	0.49	19	0.53	22	0.58	24	0.78	28	0.96
Commercial business	353	5.77	271	5.03	244	3.85	179	2.99	230	3.44

Total allowance for loan losses	$5,391	100.00%	$5,063	100.00%	$4,719	100.00%	$4,408	100.00%	$4,317	100.00%

Investment Activities

          FMS Financial is required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short-term securities and certain other investments. The level of liquid assets varies depending upon several factors, including: (i) the yields on investment alternatives, (ii) management’s judgment as to the attractiveness of the yields then available in relation to other opportunities, (iii) expectation of future yield levels, and (iv) management’s projections as to the short-term demand for funds to be used in loan origination and other activities. Investment securities, including mortgage-backed securities, are classified at the time of purchase, based upon management’s intentions and abilities, as securities “held to maturity” or securities “available for sale.” Debt securities acquired with the intent and ability to hold to maturity are classified as held to maturity and are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using the level yield method and recognized as adjustments of interest income. All other debt securities are classified as available for sale to serve principally as a source of liquidity.

          Current regulatory and accounting guidelines regarding investment securities (including mortgage-backed securities) require FMS Financial to categorize securities as “held to maturity,” “available for sale,” or “trading.” As of December 31, 2006, FMS Financial had securities classified as “held to maturity” and “available for sale” in the amount of $428.4 million and $146.0 million, respectively, and had no securities classified as “trading.” Securities classified as “available for sale” are reported for financial reporting purposes at the fair market value with their net unrealized gain or loss included as a separate component of stockholders’ equity, net of income taxes. At December 31, 2006, FMS Financial’s securities available for sale had an amortized cost of $148.1 million and market value of $146.0 million (net unrealized loss of $1.2 million, net of income taxes). The changes in market value in FMS Financial’s available for sale portfolio reflect normal market conditions and vary, either positively or negatively, based primarily on changes in general levels of market interest rates relative to the yields of the portfolio. Additionally, changes in the market value of securities available for sale do not affect FMS Financial’s income nor does it affect Farmers & Mechanics Bank’s regulatory capital requirements or its loan-to-one borrower limit.

          FMS Financial’s investment securities “available-for-sale” and “held-to-maturity” portfolios at December 31, 2006, did not contain securities of any issuer with an aggregate book value in excess of 10% of FMS Financial’s equity, excluding those issued by the United States government agencies.

          At December 31, 2006, FMS Financial’s investment portfolio policy allowed investments in instruments such as: (i) United States Treasury obligations, (ii) United States federal agency or federally sponsored agency obligations, (iii) local municipal obligations, (iv) mortgage-backed securities, (v) banker’s acceptances, (vi) certificates of deposit, and (vii) investment grade corporate bonds and commercial paper. The board of directors may authorize additional investments.

          As a source of liquidity and to supplement its lending activities, FMS Financial has invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors, like FMS Financial. The quasi-governmental agencies guarantee the payment of principal and interest to investors and include Federal National Mortgage Association (“FNMA”), Government National Mortgage Association (“GNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”).

          Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed-rate or adjustable-rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties. Mortgage-backed securities issued by GNMA, FNMA and FHLMC make up a majority of the pass-through certificates market.

          FMS Financial also invests in mortgage-related securities, primarily collateralized mortgage obligations (“CMOs”), issued or sponsored by GNMA, FNMA and FHLMC, as well as private issuers. CMOs are a type of debt security that aggregates pools of mortgages and mortgage-backed securities and creates different classes of CMO securities with varying maturities and amortization schedules as well as a residual interest with each class having different risk characteristics. The cash flows from the underlying collateral are usually divided into “tranches” or classes whereby tranches have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages and mortgage-backed securities as opposed to pass-through mortgage-backed securities where cash flows are distributed pro rata to all security holders. Unlike mortgage-backed securities from which cash flow is received and prepayment risk is shared pro rata by all securities holders, cash flows from the mortgages and mortgage-backed securities underlying CMOs are paid in accordance with a predetermined priority to investors holding various tranches of such securities or obligations. A particular tranche or class may carry prepayment risk which may be different from that of the underlying collateral and other tranches. CMOs attempt to moderate reinvestment risk associated with conventional mortgage-backed securities resulting from unexpected prepayment activity. Management believes these securities represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available.

          The following table sets forth the carrying value of FMS Financial’s investment securities held to maturity, securities available for sale, Federal Home Loan Bank stock and interest-bearing deposits and overnight investments at the dates indicated.

At December 31, (In thousands)	2006	2005	2004

Investment securities held to maturity:
United States government and agency securities	$197,326	$192,328	$164,381
CMOs	60,058	71,621	87,413
Municipal bonds	6,591	11,391	3,039
Mortgage-backed securities	164,467	208,196	269,222

Investment securities available for sale:
United States government and agency securities	64,481	59,581	30,317
CMOs	18,420	21,990	37,602
Mortgage-backed securities	63,104	74,060	74,081

Total investment securities	574,447	639,167	666,055
Federal Home Loan Bank stock	6,314	8,248	10,250
Interest-bearing deposits and overnight investments	54,491	39,296	64,142
Total investments	$635,252	$686,711	$740,447

          The following table sets forth the scheduled maturities, carrying values, market values and average yields for FMS Financial’s investment securities at December 31, 2006. The following table does not take into consideration the effects of unscheduled repayments or the effects of possible prepayments.

	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Securities

(Dollars in thousands)	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Market Value	Average Yield

Investment securities held to maturity:
U.S. Government and agency obligations	$9,999	4.00%	$19,996	4.66%	$76,749	5.29%	$90,582	5.91%	$197,326	$194,548	5.45%
Municipal bonds	6,491	4.00	100	4.30					6,591	6,592	4.00
CMOs			1,004	4.00	4,669	3.93	54,385	4.49	60,058	58,155	4.44
Mortgage-backed securities			19,076	4.29	5,704	5.53	94,134	5.45	118,914	117,980	5.27
Pass through certificates	—	—	—	—	—	—	45,553	4.74	45,553	44,354	4.74
Investment securities available for sale:
U.S. Government and agency obligations			34,746	4.50	14,359	5.04	15,376	5.47	64,481	64,481	4.85
CMOs			404	4.25	2,836	4.59	15,180	4.78	18,420	18,420	4.74
Mortgage-backed securities			2,378	4.72	1,508	5.00	39,920	5.37	43,806	43,806	5.32
Pass through certificates	—	—	—	—	—	—	19,298	5.07	19,298	19,298	5.07
Federal Home Loan Bank stock							6,314	6.25	6,314	6,314	6.25
Interest-bearing deposits and overnight investments	54,491	5.20							54,491	54,491	5.20
Total	$70,981		$77,704		$105,825		$380,742		$635,252	$628,439

Sources of Funds

          General. Deposits are the major external source of FMS Financial’s funds for lending and other investment purposes. Funds are derived from amortization and prepayment of loans and maturities of investment securities, borrowings, mortgage-backed securities and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

          Deposits.Deposits are attracted from within FMS Financial’s market areas of Burlington, Camden and Mercer Counties, New Jersey, through the offering of a broad selection of deposit instruments including regular checking accounts, noninterest checking accounts, money market accounts, regular passbook accounts, certificates of deposit and IRA accounts. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. FMS Financial regularly evaluates the internal cost of funds, surveys rates offered by competing institutions, reviews FMS Financial’s cash flow requirements for lending and liquidity and executes rate changes when deemed appropriate. FMS Financial does not have any brokered deposits and has no present intention to accept or solicit such deposits.

          Certificates of Deposit in Excess of $100,000.The following table indicates the amount of FMS Financial’s certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 2006.

Maturity Period of Deposits (In thousands)	Certificates of Deposit

Three months or less	$17,332
Three through six months	14,291
Six through twelve months	5,705
Over twelve months	6,620
Total	$43,948

          Deposit Rate. The following table sets forth the distribution of FMS Financial’s average balance of deposit accounts at the dates indicated and the weighted average nominal interest rates on each category of deposits presented.

	2006			2005			2004

At December 31, (Dollars in thousands)	Average Balance	Percent of Total Deposits	Weighted Average Nominal Rate	Average Balance	Percent of Total Deposits	Weighted Average Nominal Rate	Average Balance	Percent of Total Deposits	Weighted Average Nominal Rate

Passbook and regular savings	$177,914	19.14%	0.45%	$185,680	19.61%	0.43%	$182,873	19.95%	0.43%
Checking accounts	214,569	23.09	2.93	219,153	23.14	1.88	198,700	21.68	0.86
Non-interest checking	185,343	19.94	—	180,803	19.09	—	167,638	18.29	—
Money market deposit accounts	127,365	13.70	1.22	142,137	15.01	0.89	139,038	15.17	0.72
Certificates of deposit	214,651	23.09	3.31	208,825	22.05	2.34	216,906	23.67	1.83
Surrogate statement	9,687	1.04	3.45	10,350	1.10	3.45	11,373	1.24	2.55
Total deposits	$929,529	100.00%	1.73%	$946,948	100.00%	1.21%	$916,528	100.00%	0.84%

          Securities Sold Under Agreements to Repurchase. The following table sets forth information regarding the balances and rates on our securities sold under agreement to repurchase.

	At or For the Year Ended December 31,

(In thousands)	2006	2005	2004

Average balance outstanding during the period	$152,709	$164,513	$211,725
Maximum amount outstanding at any month-end during the period	175,000	175,000	225,000
Balance outstanding at the end of period	115,000	175,000	195,000
Weighted average interest rate during the period	5.01%	4.93%	4.24%
Weighted average interest rate at end of period	5.24%	4.93%	4.49%

Personnel

          As of December 31, 2006, FMS Financial had 344 full-time employees and 240 part-time employees. The employees are not represented by a collective bargaining unit. Management believes its relationship with its employees is good.

Regulation of FMS Financial

          Set forth below is a brief description of certain laws which relate to the regulation of FMS Financial. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

          General. FMS Financial is a unitary savings and loan holding company, subject to regulation and supervision by the OTS. In addition, the OTS has enforcement authority over FMS Financial and any non-savings institution subsidiaries. This permits the OTS to restrict or prohibit activities that it determines to be a serious risk to Farmers & Mechanics Bank. This regulation is intended primarily for the protection of the depositors and not for the benefit of stockholders of FMS Financial.

          Activities Restrictions. As a grandfathered unitary savings and loan holding company under the Gramm-Leach-Bliley Act (the “GLB Act”), FMS Financial is generally not subject to any restrictions on its business activities or those of its non-savings institution subsidiaries. However, if FMS Financial were to fail to meet the Qualified Thrift Lender Test, then it would become subject to the activities restrictions of the Home Owners’ Loan Act applicable to multiple holding companies. See “— Qualified Thrift Lender Test.”

          If FMS Financial were to acquire control of another savings association, it would lose its grandfathered status under the GLB Act and its business activities would be restricted to certain activities specified by OTS regulation, which include performing services and holding properties used by a savings institution subsidiary, certain activities authorized for savings and loan holding companies as of March 5, 1987, and nonbanking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 (the “BHC Act”) or authorized for financial holding companies pursuant to the GLB Act. Furthermore, no company may acquire control of FMS Financial unless the acquiring company was a unitary savings and loan holding company on May 4, 1999 (or became a unitary savings and loan holding company pursuant to an application pending as of that date) or the acquiring company is only engaged in activities that are permitted for multiple savings and loan holding companies or for financial holding companies under the BHC Act as amended by the GLB Act.

          Mergers and Acquisitions. FMS Financial must obtain approval from the OTS before acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company or acquiring such an institution or holding company by merger, consolidation or purchase of its assets. In evaluating an application for FMS Financial to acquire control of a savings institution, the OTS would consider the financial and managerial resources and future prospects of FMS Financial and the target institution, the effect of the acquisition on the risk to the insurance funds, the convenience and the needs of the community and competitive factors.

          The USA Patriot Act. In response to the events of September 11, 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA Patriot Act, was signed into law on October 26, 2001. The USA Patriot Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA Patriot Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

          Among other requirements, Title III of the USA Patriot Act imposes the following requirements with respect to financial institutions:

•

Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.

•

Section 326 authorizes the Secretary of the Department of Treasury, in conjunction with other bank regulators, to issue regulations that provide for minimum standards with respect to customer identification at the time new accounts are opened.

•

Section 312 requires financial institutions that establish, maintain, administer or manage private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures and controls designed to detect and report money laundering.

•

Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain record keeping obligations with respect to correspondent accounts of foreign banks.

•	Bank regulators are directed to consider a holding company’s effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

          Sarbanes-Oxley Act of 2002. On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 (the “Act”), which implemented legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board to enforce auditing, quality control and independence standards and which is funded by fees from all publicly traded companies, the Act places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company’s audit committee. In addition, the Act makes certain changes to the requirements for partner rotation after a period of time. The Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Act, counsel is required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

          Under the Act, longer prison terms apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restatement of a company’s consolidated financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the SEC as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the SEC to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company’s securities within two business days of the change.

          The Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the SEC) and if not, why not. Under the Act, a company’s registered public accounting firm will be prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company’s consolidated financial statements for the purpose of rendering the consolidated financial statements materially misleading. The Act also requires the SEC to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. The Act requires the company’s registered public accounting firm that issues the audit report to attest to and report on management’s assessment of the company’s internal controls. It is anticipated that FMS Financial will be subject to all of the requirements of the Act during 2008.

Regulation of Farmers & Mechanics Bank

          General. As a federally chartered savings bank with deposits insured by the FDIC, Farmers & Mechanics Bank is subject to extensive regulation by the OTS and FDIC. Lending activities and other investments must comply with federal and state statutory and regulatory requirements. Farmers & Mechanics Bank is also subject to reserve requirements of the Federal Reserve System. Federal regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the Deposit Insurance Fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

          The OTS regularly examines Farmers & Mechanics Bank and prepares reports for consideration by Farmers & Mechanics Bank’s Board of Directors on deficiencies, if any, found in Farmers & Mechanics Bank’s operations. Farmers & Mechanics Bank’s relationship with its depositors and borrowers is also regulated by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of Farmers & Mechanics Bank’s mortgage documents.

          Farmers & Mechanics Bank must file reports with the OTS concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Any change in such regulations, whether by the OTS, the FDIC or the United States Congress, could have a material adverse impact on Farmers & Mechanics Bank, FMS Financial, and their operations.

          Deposit Insurance. Farmers & Mechanics Bank’s deposits are insured to applicable limits by the Federal Deposit Insurance Corporation. Although the FDIC is authorized to assess premiums under a risk-based system for such deposit insurance, most insured depository institutions have not been required to pay premiums for the last ten years. The Federal Deposit Insurance Reform Act of 2005, which was signed into law on February 15, 2006, has resulted in significant changes to the federal deposit insurance program: (i) effective March 31, 2006, the Bank Insurance Fund (which formerly insured the deposits of banks) and the Savings Association Insurance Fund (which formerly insured the deposits of savings associations like Farmers & Mechanics Bank) were merged into a new combined fund, called the Deposit Insurance Fund; (ii) the current $100,000 deposit insurance coverage will be indexed for inflation (with adjustments every five years, commencing January 1, 2011); and (iii) deposit insurance coverage for retirement accounts has been increased to $250,000 per participant subject to adjustment for inflation. The FDIC has been given greater latitude in setting the assessment rates for insured depository institutions, which could be used to impose minimum assessments.

          The FDIC is authorized to set the reserve ratio for the Deposit Insurance Fund annually at between 1.15% and 1.5% of estimated insured deposits. If the Deposit Insurance Fund’s reserves exceed the designated reserve ratio, the FDIC is required to pay out all or, if the reserve ratio is less than 1.5%, a portion of the excess as a dividend to insured depository institutions based on the percentage of insured deposits held on December 31, 1996 adjusted for subsequently paid premiums. Insured depository institutions that were in existence on December 31, 1996 and paid assessments prior to that date (or their successors) are entitled to a one-time credit against future assessments based on their past contributions to the Bank Insurance Fund or the Savings Association Insurance Fund.

          In addition, all FDIC-insured institutions are required to pay assessments to the FDIC to fund interest payments on bonds issued by the Financing Corporation (“FICO”), an agency of the Federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. The FICO assessment rates, which are determined quarterly, averaged 0.0128% of insured deposits in fiscal 2006. These assessments will continue until the FICO bonds mature in 2017.

          Pursuant to the Reform Act, the FDIC has determined to maintain the designated reserve ratio at its current 1.25%. The FDIC has also adopted a new risk-based premium system that provides for quarterly assessments based on an insured institution’s ranking in one of four risk categories based on their examination ratings and capital ratios. Beginning in 2007, well-capitalized institutions with the CAMELS ratings of 1 or 2 will be grouped in Risk Category I and will be assessed for deposit insurance at an annual rate of between five and seven basis points with the assessment rate for an individual institution to be determined according to a formula based on a weighted average of the institution’s individual CAMEL component ratings plus either five financial ratios or the average ratings of its long-term debt. Institutions in Risk Categories II, III and IV will be assessed at annual rates of 10, 28 and 43 basis points, respectively.

          Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of adjusted total assets, (2) Tier 1, or “core,” capital equal to at least 4% (3% if the institution has received the highest rating, “composite 1 CAMELS,” on its most recent examination) of adjusted total assets, and (3) risk-based capital equal to 8% of total risk-weighted assets.

          Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as common stockholders’ equity (including stockholders’ equity), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, certain mortgage servicing rights, certain investments and unrealized gains and losses on certain available-for-sale securities.

          The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital (which is defined as core capital plus supplementary capital) of 8% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses (up to a maximum of 1.25% of risk-weighted assets) and up to 45% of unrealized gains on equity securities. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

          Dividend and Other Capital Distribution Limitations. The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions including cash dividends.

          A savings association that is a subsidiary of a savings and loan holding company, such as Farmers & Mechanics Bank, must file an application or a notice with the OTS at least 30 days before making a capital distribution. A savings association is not required to file an application for permission to make a capital distribution and need only file a notice if the following conditions are met: (1) it is eligible for expedited treatment under OTS regulations, (2) it would remain adequately capitalized after the distribution, (3) the annual amount of its capital distributions does not exceed net income for that year to date added to retained net income for the two preceding years, and (4) the capital distribution would not violate any agreements between the OTS and the savings association or any OTS regulations. Any other situation would require an application to the OTS.

          In addition, the OTS could prohibit a proposed capital distribution if, after making the distribution, which would otherwise be permitted by the regulation, the OTS determines that the distribution would constitute an unsafe or unsound practice.

          A federal savings institution is prohibited from making a capital distribution if, after making the distribution, the institution would be unable to meet any one of its minimum regulatory capital requirements. Further, a federal savings institution cannot distribute regulatory capital that is needed for its liquidation account.

          Qualified Thrift Lender Test. Savings institutions must meet a qualified thrift lender (“QTL”) test or they become subject to the business activity restrictions and branching rules applicable to national banks. To qualify as a QTL, a savings institution must either (i) be deemed a “domestic building and loan association” under the Internal Revenue Code by maintaining at least 60% of its total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) satisfy the statutory QTL test set forth in the Home Owners’ Loan Act by maintaining at least 65% of its “portfolio assets” in certain “Qualified Thrift Investments” (defined to include residential mortgages and related equity investments, certain mortgage-related securities, small business loans, student loans and credit card loans, and 50% of certain community development loans). For purposes of the statutory QTL test, portfolio assets are defined as total assets minus intangible assets, property used by the institution in conducting its business, and liquid assets up to 20% of total assets. A savings institution must maintain its status as a QTL on a monthly basis in at least nine out of every 12 months. As of December 31, 2006, Farmers & Mechanics Bank was in compliance with its QTL requirement.

          Federal Home Loan Bank System. Farmers & Mechanics Bank is a member of the FHLB of New York, which is one of 12 regional FHLBs that administer the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

          As a member, Farmers & Mechanics Bank is required to purchase and maintain stock in the FHLB of New York in an amount equal to the greater of 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year, or 5% of its outstanding advances.

          Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the liquidity requirements that are imposed by the OTS. At December 31, 2006, Farmers & Mechanics Bank was in compliance with these requirements.

Management’s Discussion and Analysis
of FMS Financial

General

          The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words “believes,” “anticipates,” “contemplates,” “expects,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, credit risk, risks associated with the effect of opening a new branch, the ability to control costs and expenses and general economic conditions.

          Earnings of FMS Financial are primarily dependent on the earnings of Farmers & Mechanics Bank because FMS Financial engages in no significant operations of its own. Accordingly, the earnings of FMS Financial are largely dependent on the receipt of earnings from Farmers & Mechanics Bank in the form of dividends.

          The earnings of Farmers & Mechanics Bank depend primarily on its net interest income. Net interest income is affected by: (i) the volume of interest-earning assets and interest-bearing liabilities (see “—Rate/Volume Analysis”), (ii) rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities, and (iii) the difference (“interest rate spread”) between average rates of interest earned on interest-earning assets and average rates paid on interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. In recent years, FMS Financial’s interest rate spread, like that of most financial institutions, has narrowed significantly due to a flattening of the yield curve which has made it difficult to obtain interest earning assets at rates significantly higher than the rates it must pay on its interest bearing liabilities. FMS Financial anticipates that this will continue in 2007 and has tried to offset the impact of this interest rate environment by increasing its non-interest income.

          Farmers & Mechanics Bank also derives income from service charges on customer deposit accounts and fees on loans. In addition to interest expense, Farmers & Mechanics Bank incurs operating expenses such as salaries, employee benefits, deposit insurance premiums, depreciation, property maintenance and advertising.

Market and Liquidity Risk

          Market risk is the risk of loss from adverse changes in market prices and rates. Farmers & Mechanics Bank’s market risk arises primarily from interest rate risk inherent in its lending, investment and deposit-taking activities. Farmers & Mechanics Bank’s profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact Farmers & Mechanics Bank’s earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure. Farmers & Mechanics Bank does not participate in hedging programs including interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments. Farmers & Mechanics Bank’s investment policy allows investment only in securities which have a rating of AA or better. United States government agency investments are callable notes issued by Fannie Mae, Freddie Mac and the Federal Home Loan Bank, which carry either a direct government or quasi-government guarantee. Farmers & Mechanics Bank holds a substantial component of its investment portfolio in mortgage-backed securities and collateralized mortgage obligations (collectively, “MBS and CMO”). At the end of 2006, the total investment in MBSs and CMOs amounted to $307.2 million, or 48.4%, of total investments. These are instruments collateralized by pools of residential and commercial mortgages which return interest and principal payments to the investor when performing in accordance with their terms. Approximately 53.1% of Farmers & Mechanics Bank’s MBS holdings are United States government agency securities, which carry either direct government or quasi-government guarantees and are rated AAA in terms of credit quality. Farmers & Mechanics Bank also owns non-agency CMOs, issued by major financial institutions, which are rated AAA or AA. CMOs are generally very liquid issues with major brokerage houses providing ready markets. However, CMOs are subject to prepayment and extension risk, which can adversely affect their yields and expected average life. MBS’s, CMO’s and agency notes of $49.0 million and $54.1 million were used to secure public funds on deposit at December 31, 2006 and 2005, respectively. At December 31, 2006, FMS Financial had total unrealized losses of $9.5 million on its investment portfolio. The unrealized losses were due to changes in market value stemming from changes in the general level of interest rates and are considered to be temporary and not material to FMS Financial.

Interest Rate Risk

          Interest rate risk is the risk of loss in value due to changes in interest rates. This risk is addressed by the Funds Management Committee (“FMC”), which includes senior management. The FMC monitors and considers methods of managing interest rate risk by monitoring changes in the interest rate repricing gap (“GAP”), the net portfolio values (“NPV”) and net interest income under various interest rate scenarios. The FMC attempts to manage the various components of Farmers & Mechanics Bank’s balance sheet to minimize the impact of sudden and sustained changes in interest rates through GAP, NPV and net interest income scenarios.

          Farmers & Mechanics Bank’s exposure to interest rate risk is reviewed on a periodic basis by the board of directors and the FMC. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time.

          The difference, or the interest rate repricing GAP, provides an indication of the extent to which an institution’s interest rate spread will be affected by changes in interest rates over a period of time. A GAP is considered positive when the amount of interest rate sensitive assets maturing or repricing over a specified period of time exceeds the amount of interest rate sensitive liabilities maturing or repricing within that period and is considered negative when the amount of interest rate sensitive liabilities maturing or repricing over a specified period of time exceeds the amount of interest rate sensitive assets maturing or repricing within that period. Generally, during a period of rising interest rates, a negative GAP within a given period of time would adversely affect net interest income, while a positive GAP within such period of time may result in an increase in net interest income; during a period of falling interest rates, a negative GAP within a given period of time may result in an increase in net interest income while a positive GAP within such period of time may have the opposite effect. At December 31, 2006, Farmers & Mechanics Bank’s GAP position for net assets repricing for one year cumulative totaled a negative $151.8 million or 12.8%.

          Interest rate risk exposure is also measured using interest rate sensitivity analysis to determine Farmers & Mechanics Bank’s change in NPV in the event of hypothetical changes in interest rates. The board of directors may direct management to adjust its asset and liability mix to bring interest rate risk within board approved limits if potential changes to NPV and net interest income resulting from hypothetical interest rate changes are not within the limits established.

          Farmers & Mechanics Bank has developed strategies to manage its liquidity, shorten the effective maturities of certain interest-earning assets and increase the effective maturities of certain liabilities to reduce the exposure to interest rate fluctuations. These strategies include focusing its investment activities on short and medium-term securities, maintaining and increasing the transaction deposit accounts, as these accounts are considered to be relatively resistant to changes in interest rates, and utilizing Federal Home Loan Bank (“FHLB”) borrowings and deposit marketing programs to adjust the repricing intervals of its liabilities.

          Farmers & Mechanics Bank measures its interest rate risk using the Office of Thrift Supervision’s NPV method. NPV is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources. An institution’s interest rate risk is measured as the change to its NPV as a result of a hypothetical immediate 200 basis point change in market interest rates. Based on this analysis at December 31, 2006, Farmers & Mechanics Bank would experience a 390 basis point decrease in its NPV as a percent of assets if rates rise by 200 basis points in comparison to a flat rate scenario.

	December 31, 2006 Net Portfolio Value

Changes in Interest Rates (basis points)	$ Amount	$ Change	% Change	NPV Ratio (1)

+300	$79,524	$(79,184)	(50)%	6.84%
+200	104,835	(53,873)	(34)	8.81
+100	133,522	(25,186)	(16)	10.94
0	158,708	0	0	12.71
(100)	166,976	8,269	5	13.24
(200)	163,170	4,463	3	12.92

	December 31, 2005 Net Portfolio Value

Changes in Interest Rates (basis points)	$ Amount	$ Change	% Change	NPV Ratio (1)

+300	$69,534	$(84,249)	(55)%	5.78%
+200	98,609	(55,174)	(36)	8.00
+100	128,179	(25,604)	(17)	10.14
0	153,783	0	0	11.89
(100)	161,736	7,953	(5)	12.37
(200)	153,229	(554)	0	11.73

(1)	Calculated as the estimated NPV divided by present value of total assets.

          Although the NPV calculation provides an indication of Farmers & Mechanics Bank’s interest rate risk at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on Farmers & Mechanics Bank’s net interest income and will differ from actual results.

Financial Condition

          Total assets of FMS Financial decreased $43.2 million or 3.5% to $1.19 billion at December 31, 2006 from $1.23 billion at December 31, 2005. Short-term funds increased $14.2 million or 36.1% to $53.4 million at December 31, 2006 from $39.3 million at December 31, 2005, primarily due to an increase in short-term money market accounts. Investment securities held to maturity decreased $55.1 million or 11.4% to $428.4 million at December 31, 2006 from $483.5 million at December 31, 2005 primarily due to $43.1 million in principal paydowns and $27.8 million in investment calls and maturities, partially offset by purchases of $5.0 million of United States government agency notes and $11.0 million of municipal bonds. Investment securities available for sale decreased $9.6 million or 6.2% to $146.0 million during the year ended December 31, 2006 from $155.6 million at December 31, 2005, due to principal paydowns of $14.2 million and calls and maturities of $5.0 million, partially offset by purchases of $10.0 million in United States government agency notes. Loans receivable increased $7.5 million or 1.7% to $450.1 million at December 31, 2006 from $442.6 million at December 31, 2005 primarily due to $105.1 million of loans originated, partially offset by $97.0 million of principal collected on loans. Federal Home Loan Bank stock decreased $1.9 million or 23.5% to $6.3 million at December 31, 2006 from $8.2 million at December 31, 2005 due to mandatory redemption by the Federal Home Loan Bank as a result of Farmers & Mechanics Bank’s repayment of Federal Home Loan Bank borrowings during the year.

          Total liabilities decreased $46.4 million or 4.0% to $1.11 billion at December 31, 2006 from $1.16 billion at December 31, 2005. Deposits decreased $14.0 million or 1.5% to $933.1 million at December 31, 2006 from $947.1 million at December 31, 2005. The decrease in total deposits during the year was due to decreases in money market accounts of $18.3 million, savings accounts of $13.8 million and checking accounts of $1.8 million, partially offset by an increase in time deposits of $19.9 million. Securities sold under agreements to repurchase decreased $60.0 million or 34.3% to $115.0 million at December 31, 2006 from $175.0 million at December 31, 2005 due to the repayment of these borrowings during the year. These borrowings are collateralized by United States government agency notes, MBSs and CMOs and had a weighted average rate of 5.24% and 4.93% at December 31, 2006 and 2005, respectively. FMS Statutory Trust I and II debentures increased $25.8 million or 100% to $51.5 million at December 31, 2006 from $25.8 million at December 31, 2005. FMS Financial established FMS Statutory Trust II in June 2006 and issued $25.0 million of floating rate capital securities to institutional investors and $774,000 of common securities to FMS Financial.

          Stockholders’ equity increased $3.3 million or 4.4% to $78.4 million at December 31, 2006 from $75.1 million at December 31, 2005. The increase was due to net income of $5.3 million and the exercise of stock options of $165,000 partially offset by $782,000 of dividends declared on common stock and a decrease of $1.4 million in accumulated comprehensive income ($136,000 increase in the net unrealized loss on available for sale securities and a $1.3 million net increase in underfunded pension and post-retirement liabilities).

Results of Operations

Net Interest Income

          The earnings of FMS Financial depend primarily upon the level of net interest income, which is the difference between interest earned on its interest-earning assets, such as loans and investments, on a tax equivalent basis and the interest paid on interest-bearing liabilities, such as deposits including noninterest-bearing checking accounts and borrowings. Net interest income is a function of the interest rate spread, which is the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as well as the average balance of interest-earning assets as compared to interest-bearing liabilities. Net income is also affected by non-interest income and expenses, such as gains and losses on the sale of investments, provision for loan losses, service charges and other fees, and operating expenses.

          The following table sets forth certain information relating to FMS Financial’s average balance sheet and reflects the average yield on assets and average rates paid on liabilities for the periods indicated. Such yields and rates are derived by dividing interest income or expense, on a tax-equivalent basis, by the average balance of interest-earning assets or interest-bearing liabilities, respectively for the periods presented.

		2006			2005			2004

Years Ended December 31, (Dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate

Interest-earning assets:
Loans receivable	$456,185	$27,082	6.09%	$436,338	$25,906	5.94%	$418,354	$24,634	5.89%
Interest-bearing deposits	40,739	2,107	5.17	46,693	1,338	2.87	50,928	667	1.31
Mortgage-backed securities	250,778	12,559	5.01	308,078	14,630	4.75	396,962	17,389	4.38
Investment securities	366,474	18,719	5.11	340,922	16,124	4.73	281,314	13,149	4.67

Total interest-earning assets	1,114,176	61,187	5.49	1,132,031	57,998	5.12	1,147,558	55,839	4.87

Interest-bearing liabilities:
Checking deposits	399,912	6,293	1.57	399,956	4,125	1.03	366,338	1,717	0.47
Savings deposits	187,601	1,138	0.61	196,030	1,149	0.59	194,246	1,071	0.55
Money market deposits	127,365	1,548	1.22	142,137	1,266	0.89	139,038	1,001	0.72
Time deposits	214,651	7,105	3.31	208,825	4,878	2.34	216,906	3,965	1.83
Borrowings	152,725	7,753	5.08	167,402	8,293	4.95	221,883	9,291	4.19
Long-term debt	39,735	3,578	9.00	25,774	1,826	7.08	25,774	1,369	5.31

Total interest-bearing liabilities	$1,121,989	27,415	2.44	$1,140,124	21,537	1.89	$1,164,185	18,414	1.58

Net interest income		$33,772			$36,461			$37,425

Interest rate spread			3.05			3.23			3.29

Net yield on average interest-earning assets			3.03			3.22			3.26

Ratio of average interest-earning assets to average interest-bearing liabilities			99.30%			99.29%			98.57%

Rate/Volume Analysis

          The table below sets forth certain information regarding changes in Farmers & Mechanics Bank’s interest income and interest expense, on a tax-equivalent basis, for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).

	2006 vs. 2005			2005 vs. 2004

	Increase (Decrease) Due to change in			Increase (Decrease) Due to change in

Years Ended December 31, (In thousands)	Rate	Volume	Total	Rate	Volume	Total

Interest income:
Loans	$718	$1,178	$1,896	$213	$1,059	$1,272
Interest-bearing deposits	940	(171)	769	726	(55)	671
Mortgage-backed securities	650	(2,721)	(2,071)	1,135	(3,894)	(2,759)
Investment securities	1,387	1,208	2,595	189	2,786	2,975

Total change – interest income	3,695	(506)	3,189	2,263	(104)	2,159

Interest expense:
Checking deposits	2,168	—	2,168	2,250	158	2,408
Savings deposits	38	(49)	(11)	68	10	78
Money market deposits	414	(132)	282	243	22	265
Time deposits	2,091	136	2,227	1,061	(148)	913
Borrowings	187	(727)	(540)	1,283	(2,281)	(998)
Long-term debt	763	989	1,752	457	—	457

Total change - interest expense	5,661	217	5,878	5,362	(2,239)	3,123

Net change in net interest income	$(1,966)	$(723)	$(2,689)	$(3,099)	$2,135	$(964)

Comparisons of Years Ended December 31, 2006 and 2005

Net Income

          FMS Financial and its subsidiary recorded net income of $5.3 million for the year ended December 31, 2006, or $0.81 diluted earnings per share, as compared to net income of $6.7 million, or $1.03 diluted earnings per share for the year ended December 31, 2005. Net interest income on a tax equivalent basis was $33.8 million in 2006 compared to $36.5 million in 2005. Provisions for loan losses were $330,000 in 2006 and $360,000 in 2005. Non-interest income was $7.2 million in 2006 compared to $5.4 million in 2005. Total non-interest expenses for the year ended December 31, 2006 were $31.7 million compared to $30.1 million in the previous year. During 2006, FMS Financial declared cash dividends, which totaled $782,000 or $0.12 per share, which resulted in a dividend payout ratio of 14.81%.

Interest Income

          Total interest income on a tax-equivalent basis increased $3.2 million to $61.2 million in 2006 from $58.0 million in 2005. The increase in 2006 is attributable to increases in interest income on investment securities of $2.6 million, loans of $1.9 million and interest-bearing deposits of $769,000, partially offset by a decrease in interest income on mortgage-backed securities of $2.1 million.

          Interest income on investment securities increased $2.6 million to $18.7 million in 2006 from $16.1 million in 2005. The average yield on the portfolio increased 38 basis points to 5.11% in 2006 from 4.73% in 2005, which resulted in an increase in interest income of $1.4 million. The average balance of the portfolio increased $25.6 million to $366.5 million in 2006 from $340.9 million in 2005, which resulted in an increase in interest income of $1.2 million in 2006. The investment portfolio increased primarily due to purchases of $15.0 million of United States government agency notes and $11.0 million in municipal bonds during the year ended December 31, 2006. These increases were partially offset by principal paydowns of CMO’s of $15.0 million and calls of $5.0 million of United States government agency notes during the year.

          Interest income on loans increased $1.9 million to $27.8 million in 2006 from $25.9 million in 2005. The average balance of the loan portfolio increased $19.9 million to $456.2 million in 2006 from $436.3 million in 2005. The increase in the average balance in 2006 was primarily due to $105.1 million in loans originated, partially offset by $97.0 million in principal collected. The increase in the loan volume during 2006 resulted in a volume increase in interest income of $1.2 million. The average yield on the loan portfolio increased 15 basis points to 6.09% in 2006 from 5.94% in 2005, which resulted in an increase in interest income of $718,000.

          Interest income on interest-bearing deposits increased $769,000 to $2.1 million in 2006 from $1.3 million in 2005. The increase was primarily due to an increase in the average yield on the portfolio of 230 basis points to 5.17% in 2006 from 2.87% in 2005, which resulted in an increase in interest income of $940,000. The average balance decreased $6.0 million to $40.7 million in 2006 from $46.7 million in 2005, which resulted in a decrease in interest income of $171,000.

          Interest income on mortgage-backed securities decreased $2.0 million to $12.6 million in 2006 from $14.6 million in 2005. The average balance of the portfolio decreased $57.3 million to $250.8 million in 2006 from $308.1 million in 2005, resulting in a decrease in interest income of $2.7 million. The average balance decrease in 2006 was due to $31.6 million in principal paydowns on mortgage-backed securities and security sales of $12.0 million. The average yield on the portfolio increased 26 basis points to 5.01% in 2006 from 4.75% in 2005, which resulted in an increase in interest income of $650,000.

Interest Expense

          Total interest expense increased $5.9 million to $27.4 million in 2006 from $21.5 million in 2005. The increase in interest expense on time deposits of $2.2 million, checking deposits of $2.2 million, long-term debt of $1.8 million and money market deposits of $282,000 were partially offset by decreases in interest expense on borrowings of $540,000 and savings deposits of $11,000.

          Interest expense on time deposits increased $2.2 million to $7.1 million in 2006 from $4.9 million in 2005. The average rate on time deposits increased 97 basis points to 3.31% in 2006 from 2.34% in 2005, resulting in a $2.1 million increase in interest expense due to changes in rate. The average balance of time deposits increased $5.9 million to $214.7 million in 2006 from $208.8 million in 2005, resulting in a $136,000 increase in interest expense due to volume.

          Interest expense on checking deposits increased $2.2 million to $6.3 million in 2006 from $4.1 million in 2005. The average rate on checking deposits increased 54 basis points to 1.57% in 2006 from 1.03% in 2005, which resulted in an increase in interest expense of $2.2 million from higher rates. The average balance of checking deposits remained constant at $400.0 million in 2006 and 2005.

          Interest expense on long-term debt increased $1.8 million to $3.6 million in 2006 from $1.8 million in 2005. The average balance on debentures increased $13.9 million to $39.7 million in 2006 from $25.8 million in 2005, which resulted in an increase in interest expense of $989,000. This increase is primarily due to the Trust II issuance in June 2006 of $25.0 million of floating rate debentures. The average rate increased 192 basis points to 9.00% in 2006 from 7.08% in 2005, which increased interest expense on long-term debt $763,000.

          Interest expense on money market deposits increased $282,000 to $1.5 million in 2006 from $1.3 million in 2005. The average rate on money market deposits increased 33 basis points to 1.22% in 2006 from 0.89% in 2005, which resulted in an increase in interest expense of $414,000. The average balance of money market deposits decreased $14.7 million to $127.4 million in 2006 from $142.1 million in 2005, which resulted in a volume decrease in interest expense of $132,000.

          Interest expense on borrowings decreased $540,000 to $7.8 million in 2006 from $8.3 million in 2005. The average balance of borrowings decreased $14.7 million to $152.7 million in 2006 from $167.4 million in 2005, which resulted in a decrease in interest expense of $727,000. The average rate paid on borrowings increased 13 basis points to 5.08% in 2006 from 4.95% in 2005, which resulted in an increase in interest expense of $187,000 due to rate changes.

          Interest expense on savings deposits decreased $11,000 to $1.1 million in 2006 from $1.1 million in 2005. The average balance of savings deposits decreased $8.4 million to $187.6 million in 2006 from $196.0 million in 2005, which resulted in a decrease in interest expense of $49,000. The average rate on savings deposits increased 2 basis points to 0.61% in 2006 from 0.59% in 2005, which resulted in an increase in interest expense of $38,000.

Critical Accounting Estimate—Provision For Loan Losses

          A critical accounting estimate of Farmers & Mechanics Bank is the provision for loan losses. The provision for loan losses decreased $30,000 to $330,000 in 2006 from $360,000 in 2005. The decrease in the provision was due to the moderate to low actual loan loss experienced over the last several years along with allowance for loan loss approaching 1.20% of total loans. The amount of the allowance for loan losses is based on management’s analysis of risk characteristics of various classifications of loans, previous loan loss experience, estimated fair value of the underlying collateral and current economic conditions. The net charge-offs for 2006 and 2005 totaled $2,000 and $16,000, respectively. Farmers & Mechanics Bank will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses. Management continues to offer a wider variety of loan products coupled with the continued change in the mix of the products offered in the loan portfolio from lower yielding loans (i.e., one-to-four family loans) to higher yielding loans (i.e., commercial real estate mortgage, commercial construction, consumer, and commercial business) which have a higher degree of risk than one-to-four family loans. Although Farmers & Mechanics Bank maintains its allowance for loan losses at a level that it considers to be adequate to provide for the probable existing loss in the loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods due to the higher degree of credit risk which might result from the change in the mix of the loan portfolio.

          Most of Farmers & Mechanics Bank’s lending activity is with customers located within southern New Jersey. Generally, the loans are secured by real estate consisting of single-family residential properties. While this represents a concentration of credit risk, the credit losses arising from this type of lending compare favorably with the Farmers & Mechanics Bank’s credit loss experience on its portfolio as a whole. The ultimate repayment of these loans is dependent to a certain degree on the local economy and real estate market.

          FMS Financial recognizes deferred tax assets and liabilities for the future tax effects of temporary differences. Deferred tax assets are subject to management’s judgment based upon available evidence that future realization is more likely than not. If management determines that FMS Financial may be unable to realize all or part of net deferred tax assets in the future, a direct charge to income tax expense may be required to reduce the recorded value of the net deferred tax asset to the expected realizable amount.

Non-interest Income

          Non-interest income from operations increased $1.8 million to $7.2 million in 2006 compared with $5.4 million in 2005. The increase is primarily due to the gain on the sale of fixed assets of $837,000 and the gain on the sale of investment securities of $365,000 during 2006.

          Service charges on accounts increased $537,000 to $5.8 million in 2006 from $5.3 million in 2005. This is primarily due to a new fee structure for retail banking fees, effective April 2006, resulting in an increase of $362,000 to $3.3 million in 2006 from $2.9 million in 2005. Check card income increased $175,000 to $1.8 million in 2006 from $1.6 million in 2005 due to increased customer activity.

Non-interest Expense

          Non-interest expense increased $1.6 million to $31.7 million in 2006 from $30.1 million in 2005.

          Salaries and benefits increased $1.0 million to $19.0 million in 2006 from $18.0 million in 2005. The increase was primarily due to a $981,000 increase in retirement and health insurance costs in 2006. Average full time equivalent employees were 519 during 2006 as compared to 525 during 2005.

          Occupancy and equipment expense increased $516,000 to $6.1 million in 2006 from $5.6 million in 2005. Maintenance expense increased $259,000, property taxes increased $152,000 and light, heat and utilities expense increased $93,000 during 2006.

          Telecommunications expense increased $100,000 to $556,000 in 2006 from $456,000 in 2005. This increase was due to enhancing our network lines to provide more efficient service to our customers.

Comparisons of Years Ended December 31, 2005 and 2004

Net Income

          FMS Financial and its subsidiary recorded net income of $6.7 million for the year ended December 31, 2005, or $1.03 diluted earnings per share, as compared to net income of $8.8 million, or $1.34 diluted earnings per share for the year ended December 31, 2004. Net interest income on a tax equivalent basis was $36.4 million in 2005 compared to $37.4 million in 2004. Provisions for loan losses were $360,000 in 2005 and $330,000 in 2004. Non-interest income was $5.4 million in 2005 compared to $6.1 million in 2004. Total non-interest expenses for the year ended December 31, 2005 were $30.1 million compared to $28.4 million in the previous year. During 2005, FMS Financial declared cash dividends of 780,000 or $0.12 per share, which resulted in a dividend payout ratio of 11.65%.

Interest Income

          Total interest income on a tax equivalent basis increased $2.2 million to $58.0 million in 2005 from $55.8 million in 2004. The increase in 2005 is attributable to increases in interest income on investment securities of $3.0 million, loans of $1.3 million and interest-bearing deposits of $671,000, partially offset by a decrease in interest income on mortgage-backed securities of $2.8 million.

          Interest income on investment securities increased $3.0 million in 2005. The average balance of the portfolio increased $59.6 million to $340.9 million in 2005 from $281.3 million in 2004. The investment portfolio increased in 2005 primarily due to purchases of $123.0 million of U. S. Government agency notes and $9.4 million of CMOs. These increases in 2005 were partially offset by calls of $94.7 million of United States government agency notes and principal paydowns of CMOs of $25.2 million. The increase in the average balance of investment securities resulted in an increase in interest income of $2.8 million in 2005. The average yield on the portfolio increased 6 basis points to 4.73% in 2005 from 4.67% in 2004, which resulted in an increase in interest income of $189,000.

          Interest income on loans increased $1.3 million to $25.9 million in 2005 from $24.6 million in 2004. The average balance of the loan portfolio increased $17.9 million to $436.3 million in 2005 from $418.4 million in 2004. Loans originated during the year totaled $117.4 million and principal collected on loans totaled $93.3 million in 2005. The increase in the loan volume during 2005 resulted in a volume increase in interest income of $1.1 million. The average yield on the loan portfolio increased 5 basis points to 5.94% in 2005 from 5.89% in 2004, which resulted in an increase in interest income of $213,000.

          Interest income on interest-bearing deposits increased $671,000 to $1.3 million in 2005 from $667,000 in 2004. The increase was due to an increase in the average yield on the portfolio of 156 basis points to 2.87% in 2005 from 1.31% in 2004, which resulted in an increase in interest income of $726,000. The average balance decreased $4.2 million to $46.7 million in 2005 from $50.9 million in 2004. This decrease was primarily due to a $5.8 million decline in the average balance of the money market investment account during the year, which resulted in a decrease in interest income of $55,000.

          Interest income on mortgage-backed securities decreased $2.8 million in 2005 due to volume decreases in the portfolio. The average balance of the portfolio decreased $88.9 million to $308.1 million in 2005 from $397.0 million in 2004, resulting in a decrease in interest income of $3.9 million. The average balance decrease in 2005 was due to principal paydowns on mortgage-backed securities of $63.1 million, partially offset by purchases of $3.0 million in FHLMC securities. The average yield on the portfolio increased 37 basis points to 4.75% in 2005 from 4.38% in 2004, which resulted in an increase in interest income of $1.1 million.

Interest Expense

          Total interest expense increased $3.1 million to $21.5 million in 2005 from $18.4 million in 2004. The increase in interest expense on checking deposits of $2.4 million, time deposits of $913,000, long-term debt of $457,000, money market deposits of $265,000 and savings deposits of $78,000, was partially offset by a decrease in interest expense on borrowings of $998,000.

          Interest expense on checking deposits increased $2.4 million to $4.1 million in 2005 from $1.7 million in 2004. The average rate on time deposits increased 56 basis points to 1.03% in 2005 from 0.47% in 2004, which resulted in an increase in interest expense of $2.3 million from higher rates. The average balance of checking deposits increased $33.7 million to $400.0 million in 2005 from $366.3 million in 2004, which resulted in an increase in interest expense of $158,000.

          Interest expense on time deposits increased $913,000 to $4.9 million in 2005 from $4.0 million in 2004. The average rate on time deposits increased 51 basis points to 2.34% in 2005 from 1.83% in 2004, resulting in a $1.1 million increase in interest expense due to changes in rate. The average balance of time deposits decreased $8.1 million to $208.8 million in 2005 from $216.9 million in 2004, resulting in a $148,000 decrease in interest expense due to volume.

          Interest expense on long-term debt increased $457,000 to $1.8 million in 2005 from $1.4 million in 2004. The average rate on long-term debt increased 177 basis points to 7.08% in 2005 from 5.31% in 2004, which resulted in an increase in interest expense of $457,000. The average balance of long-term debt remained constant at $25.8 million in 2005 and 2004.

          Interest expense on money market deposits increased $265,000 to $1.3 million in 2005 from $1.0 million in 2004. The average rate on money market deposits increased 17 basis points to 0.89% in 2005 from 0.72% in 2004, which resulted in an increase in interest expense of $243,000. The average balance of money market deposits increased $3.1 million to $142.1 million in 2005 from $139.0 million in 2004, which resulted in an increase in interest expense of $22,000.

          Interest expense on savings deposits increased $78,000 to $1.1 million in 2005 from $1.1 million in 2004. The average rate on savings deposits increased 4 basis points to 0.59% in 2005 from 0.55% in 2004, which resulted in an increase in interest expense of $68,000. The average balance of savings deposits increased $1.8 million to $196.0 million in 2005 from $194.2 million in 2004, which resulted in an increase in interest expense of $10,000.

          Interest expense on borrowings decreased $998,000 to $8.3 million in 2005 from $9.3 million in 2004. The average balance of borrowings decreased $54.5 million to $167.4 million in 2005 from $221.9 million in 2004, resulting in a $2.3 million volume decrease in interest expense. The average rate on borrowings increased 76 basis points to 4.95% in 2005 from 4.19% in 2004, resulting in a $1.3 million increase in interest expense due to rate changes.

Critical Accounting Estimate—Provision For Loan Losses

          A critical accounting estimate of Farmers & Mechanics Bank is the provision for loan losses. The provision for loan losses increased $30,000 to $360,000 in 2005 from $330,000 in 2004. The increase in the provision was due to increases in the total loan portfolio and particularly increases in commercial construction and commercial real estate loans, which have a higher risk of loss than residential mortgages. The net charge-offs for 2005 and 2004 totaled $16,000 and $19,000, respectively.

Non-interest Income

          Non-interest income from operations decreased $636,000 to $5.4 million in 2005 compared with $6.1 million in 2004. The decrease is primarily due to the absence of a $683,000 gain on the sale of investment securities recorded in 2004.

          Service charges on accounts increased $109,000 to $5.3 million in 2005 from $5.2 million in 2004. This is primarily the result of an increase in check card income of $218,000 to $1.6 million in 2005 from $1.4 million in 2004, partially offset by a $90,000 reduction in returned item charges to $1.8 million in 2005 from $1.9 million in 2004.

Non-interest Expense

          Non-interest expense increased $1.7 million to $30.1 million in 2005 from $28.4 million in 2004.

          Salaries and benefits increased $1.1 million to $18.0 million in 2005 from $16.9 million in 2004. The increase was primarily due to annual pay rate increases of $359,000 and an increase of $472,000 in retirement and health insurance costs in 2005. Average full time equivalent employees during 2005 were 525 as compared to 515 during 2004.

          Occupancy and equipment expense increased $203,000 to $5.6 million in 2005 from $5.4 million in 2004. Furniture, fixture and equipment expense increased $104,000, light, heat and utilities expense increased $58,000 and maintenance expense increased $57,000. These increases were due to the addition of the Cherry Hill Walmart branch opened in 2005, and other facility and equipment additions and improvements during the year.

          Telecommunications expense increased $153,000 to $456,000 in 2005 from $303,000 in 2004. This increase was due to enhancing our network to provide more efficient service to our customers.

Impact of Inflation and Changing Prices

          Unlike most industrial companies, substantially all the assets of FMS Financial are monetary in nature. As a result, movements in interest rates have a greater impact on FMS Financial’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Liquidity and Capital Resources

          Farmers & Mechanics Bank’s liquidity is a measure of its ability to fund loans, withdrawals of deposits and other cash outflows in a cost effective manner. Farmers & Mechanics Bank’s primary sources of funds are deposits and scheduled repayments and prepayments of loan principal. Farmers & Mechanics Bank also obtains funds from the sale and maturity of investment securities and short-term investments as well as the maturity of mortgage-backed securities and funds provided by operations. During the past several years, Farmers & Mechanics Bank has used such funds primarily to meet its ongoing commitments to fund maturing time deposits and savings withdrawals, to fund existing and continuing loan commitments and to maintain liquidity. Farmers & Mechanics Bank has periodically supplemented its funding needs with securities sold under agreements to repurchase (“repurchase agreements”) and advances from the Federal Home Loan Bank. At December 31, 2006, Farmers & Mechanics Bank had $115.0 million in repurchase agreements. While loan payments, maturing investments and mortgage-backed securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Farmers & Mechanics Bank’s liquidity is also influenced by the level of demand for funding loan originations. Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the banking industry and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on FMS Financial’s commitment to make loans and management’s assessment of FMS Financial’s ability to generate funds.

          Farmers & Mechanics Bank is also subject to federal regulations that impose certain minimum capital requirements. At December 31, 2006 and 2005, Farmers & Mechanics Bank was in compliance with all of these requirements. A reconciliation of GAAP capital to regulatory capital is as follows:

	December 31, 2006	December 31, 2005

Bank GAAP Capital	$94,220,043	$91,137,726
Accumulated other comprehensive loss	2,485,410	1,099,630
Less:
Subsidiary investments not includable	(745,645)	(745,645)
Core deposit intangible	(1,159,614)	(1,875,822)

Tier 1, Tier 1 Risk-Based and Tangible Capital	$94,800,194	$89,615,889

General Valuation allowance	4,977,001	4,649,217

Risk-Based Capital	$99,777,195	$94,265,106

          The amount of time deposit accounts which are scheduled to mature during the twelve months ending December 31, 2007 is approximately $180.4 million. To the extent these deposits do not remain at Farmers & Mechanics Bank upon maturity, Farmers & Mechanics Bank believes it can replace these funds with deposits, FHLB advances or outside borrowings. It has been Farmers & Mechanics Bank’s experience that a substantial portion of such maturing deposits remain with Farmers & Mechanics Bank.

Contractual Obligations

          FMS Financial is subject to certain contractual obligations at December 31, 2006 as shown in the table below:

Contractual Obligations (In thousands)	Less than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total

Securities sold under agreements to repurchase (1)	$20,000	$—	$80,000	$15,000	$115,000
FMS Statutory Trust I and II debentures	—	—	—	51,548	51,548
Operating leases	375	557	217	609	1,758
Commitments to fund loans	6,017	—	—	—	6,017
Unused lines of credit	—	—	—	29,531	29,531
Standby letters of credit	6,569	—	—	—	6,569
Software maintenance contracts	90	—	—	—	90

(1)	Subject to prepayment calls, which may accelerate the payment of these obligations.

Our Management

Boards of Directors and Trustees

          Currently, the boards of directors of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp and the board of trustees of Beneficial Mutual Savings Bank are each composed of fourteen (14) persons who are elected for a term of one year, and re-elected annually. Upon consummation of the offering and the merger, the boards of directors of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp will be placed in classes and serve for three year terms. The board of trustees of Beneficial Mutual Savings Bank, who are elected for a one year term, are elected by Beneficial Mutual Bancorp, as the sole shareholder of Beneficial Mutual Savings Bank. The board of directors of Beneficial Mutual Bancorp is currently elected by Beneficial Savings Bank MHC, as the sole shareholder of Beneficial Mutual Bancorp; however, following the offering, all shareholders will have the opportunity to elect Beneficial Mutual Bancorp’s directors. Beneficial Savings Bank MHC has no members. Consequently, the Board of Directors of Beneficial Savings Bank MHC has the sole power to elect directors and amend Beneficial Savings Bank MHC’s charter and bylaws. The same individuals comprise the boards of Beneficial Savings Bank MHC, Beneficial Mutual Bancorp and Beneficial Mutual Savings Bank. Upon consummation of our merger with FMS Financial, Messrs. Craig W. Yates, the current President and Chief Executive Officer of FMS Financial, and Roy D. Yates, a current director of FMS Financial, will be appointed to the boards of Beneficial Savings Bank MHC, Beneficial Mutual Bancorp and Beneficial Mutual Savings Bank. All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. George Nise, whom we employed as President and Chief Executive Officer until January 1, 2007, and Mr. Gerard Cuddy, whom we currently employ as President and Chief Executive Officer. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of December 31, 2006.

          R. Joseph Barnes, Jr. is the retired President of R.J. Barnes & Son, Inc., a commodities futures company, and Tidewater Grain Company, a grain export company. Age 81. Trustee of Beneficial Mutual Savings Bank since 1968 and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since their formation.

          Edward G. Boehne is a Senior Economic Advisor for Haverford Trust Company, an asset management company. Age 66. Trustee of Beneficial Mutual Savings Bank since 2000 and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since their formation. He is also a director of Toll Brothers, Inc. (NYSE: TOL) and the privately held companies of Haverford Trust Company, Penn Mutual Life Insurance Company and AAA Mid-Atlantic. Mr. Boehne also served as the President of Federal Reserve Bank of Philadelphia.

          Gerard P. Cuddy is our President and Chief Executive Officer, effective January 1, 2007, and also serves as the Chairman of the Board. Mr. Cuddy is a twenty-five year veteran with broad experience in commercial and private banking. From May 2005 to November 2006, Mr. Cuddy was a senior lender at Commerce Bank and from 2002 to 2005, Mr. Cuddy served as a Senior Vice President of Fleet/Bank of America. Prior to Mr. Cuddy’s service with Fleet/Bank of America, Mr. Cuddy held senior management positions with First Union National Bank and Citigroup. Age 47. Trustee of Beneficial Mutual Savings Bank and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since December 2006.

          Frank A. Farnesi is a retired partner of KPMG, LLP. Age 59. Trustee of Beneficial Mutual Savings Bank and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since 2004.He is also a director of RAIT Investment Trust (NYSE: RAS) and a Trustee of Immaculata College.

          Elizabeth H. Gemmill serves as the President of the Warwick Foundation, a private family foundation. Age 61. Trustee of Beneficial Mutual Savings Bank and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since 2005. She is also a director of Universal Display Corporation (Nasdaq: PANL), a director of Philadelphia Insurance Companies (Nasdaq: PHLY) and the Chairman of the board of directors of Philadelphia University.

          Thomas F. Hayes is the retired President of Philadelphia Gear Corporation, a power transmission company. Age 84. Trustee of Beneficial Mutual Savings Bank since 1974 and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since their formation.

          Paul M. Henkels serves as the Chairman of Henkels & McCoy, Inc., an engineering and construction company. Age 82. Trustee of Beneficial Mutual Savings Bank since 1978 and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since their formation.

          William J. Henrich, Jr., Esq. is a partner at the law firm of Dilworth Paxson LLP. Age 77. Trustee of Beneficial Mutual Savings Bank since 1989 and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since their formation.

          Charles Kahn, Jr. serves as the Chairman of Kahn & Co., Inc., a real estate company. Age 82. Trustee of Beneficial Mutual Savings Bank since 1974 and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since their formation.

          Thomas J. Lewis is the President and Chief Executive Officer of Thomas Jefferson University Hospitals, Inc. Age 54. Trustee of Beneficial Mutual Savings Bank and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since 2005.

          Joseph J. McLaughlin is the retired President of Beneficial Mutual Savings Bank. Age 78. Trustee of Beneficial Mutual Savings Bank since 1974 and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since their formation.

          Michael J. Morris is the retired President and Chief Executive Officer of Transport International Pool Inc., a transport trailer company. Age 72. Trustee of Beneficial Mutual Savings Bank since 1989 and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since their formation. He is also a director of Philadelphia Insurance Companies (Nasdaq: PHLY) and Met-Pro Corporation (NYSE: MPR).

          George W. Nise served as our President and Chief Executive Officer until his retirement effective January 1, 2007. Age 64. Trustee of Beneficial Mutual Savings Bank since 2000 and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since their formation.

          Donald F. O’Neill is the Chairman of PM Company, a paper converting company. Age 67. Trustee of Beneficial Mutual Savings Bank since 1988 and director of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp since their formation.

          Craig W. Yates has been the President and Chief Executive Officer of FMS Financial and Farmers & Mechanics Bank since 1990. Age 64.

          Roy D. Yates serves as the Chairman of the Board of FMS Financial. Mr. Yates is a Professor of Electrical and Computer Engineering at Rutgers University in Piscataway, New Jersey. Age 44. Roy D. Yates is the nephew of Craig W. Yates.

Executive Officers

          The executive officers of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp are elected annually by their respective boards of directors and serve at the boards’ discretion. There will be no change in the management structure of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp in connection with the offering and merger. Currently, the executive officers of Beneficial Savings Bank MHC and Beneficial Mutual Bancorp are:

Name	Position

Gerard P. Cuddy	President and Chief Executive Officer
Joseph F. Conners	Executive Vice President and Chief Financial Officer
Paul R. Driscoll	Executive Vice President, Secretary
Andrew J. Miller	Executive Vice President and Chief Lending Officer
Robert J. Bush	Senior Vice President

          The officers of Beneficial Mutual Savings Bank are elected annually by the board of trustees and serve at the board’s discretion. There will be no change in the management structure of Beneficial Mutual Savings Bank in connection with the offering and merger. The executive officers and key employees of Beneficial Mutual Savings Bank are:

Name	Position

Gerard P. Cuddy	President and Chief Executive Officer
Joseph F. Conners	Executive Vice President and Chief Financial Officer
Paul R. Driscoll	Executive Vice President, Secretary
Andrew J. Miller	Executive Vice President and Chief Lending Officer
Robert J. Bush	Senior Vice President

          Below is information regarding our executive officers who are not also directors. Each executive officer has held his or her current position for at least the last five years, unless otherwise stated. Ages presented are as of December 31, 2006.

          Joseph F. Conners has been Executive Vice President and Chief Financial Officer of Beneficial Mutual Savings Bank since 2000. He joined Beneficial Mutual Savings Bank in 1994. Age 49.

          Paul R. Driscoll has been Executive Vice President of Beneficial Mutual Savings Bank since 2000. He joined Beneficial Mutual Savings Bank in 1972. Age 57.

          Andrew J. Miller has been Executive Vice President and Chief Lending Officer of Beneficial Mutual Savings Bank since 2000. He joined Beneficial Mutual Savings Bank in 1973. Age 51.

          Robert J. Bush has been Senior Vice President of Beneficial Mutual Savings Bank and President of Beneficial Insurance Services since our acquisition of Paul Hertel & Co., Inc. in January 2005. Prior to that time, Mr. Bush served as the President and Chief Executive Officer of Paul Hertel & Co., Inc. Age 48.

Meetings and Committees of the Boards of Directors and Trustees

          We conduct business through meetings of our boards of directors and trustees and their committees. During the year ended December 31, 2006, the board of directors of Beneficial Mutual Bancorp and the board of trustees of Beneficial Mutual Savings Bank met three and 14 times, respectively.

Committees of Beneficial Mutual Savings Bank

          The board of trustees of Beneficial Mutual Savings Bank has standing Audit, Corporate Governance/ Compensation and Executive Committees, among others.

          The Audit Committee, consisting of Messrs. Farnesi, McLaughlin, Boehne, O’Neill and Henrich and Ms. Gemmill, is responsible for assisting the board in fulfilling its responsibilities concerning Beneficial Mutual Savings Bank’s accounting and reporting practices, and facilitating open communication among the committee, board, internal auditor, independent auditors and management. Mr. Farnesi is the Audit Committee Chairman. This committee met five times during the year ended December 31, 2006.

          The Corporate Governance/Compensation Committee, consisting of Messrs. Lewis, Boehne, Henkels, Henrich and Kahn, is responsible for both (i) determining annual grade and salary levels for employees and establishing personnel policies, and (ii) selecting management’s nominees for election as trustees. Mr. Boehne is the

Corporate Governance/Compensation Committee Chairman. This committee met 13 times during the year ended December 31, 2006.

          The Executive Committee, consisting of Messrs. Morris, Farnesi, Hayes, Kahn, O’Neill and Cuddy and Ms. Gemmill, is responsible for overseeing Beneficial Mutual Savings Bank’s strategic direction. Mr. Morris is the Executive Committee Chairperson. This committee met eight times during the year ended December 31, 2006.

          In addition, the board of trustees has other committees, including Community Reinvestment, Investment Oversight, Pension, Real Estate and Senior Loan Committees.

Committees of Beneficial Mutual Bancorp

          In connection with our stock offering, we are forming the following committees:

          The Audit Committee will consist of Messrs. Farnesi, McLaughlin, Boehne, O’Neill and Henrich and Ms. Gemmill. The Audit Committee will be responsible for providing oversight relating to our consolidated financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The board of directors of Beneficial Mutual Bancorp has designated Mr. Farnesi as an audit committee financial expert under the rules of the Securities and Exchange Commission.

          The Corporate Governance Committee will consist of Messrs. Lewis, Boehne, Farnesi, Henkels, Henrich and Kahn. The Corporate Governance Committee will be responsible for the annual selection of management’s nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to our corporate governance policy. Mr. Boehne will be the Corporate Governance Committee Chairman. Each member of the Corporate Governance Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

          The Compensation Committee will consist of Messrs. Lewis, Boehne, Farnesi, Henkels, Henrich and Kahn. The Compensation Committee will be responsible for determining annual grade and salary levels for our employees and establishing our personnel policies. Mr. Boehne will be the Compensation Committee Chairman. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

          Each of the committees listed above will operate under a written charter, which will govern their composition, responsibilities and operations.

Corporate Governance Policies and Procedures

          In addition to establishing committees of the board of directors, Beneficial Mutual Bancorp will also adopt several policies to govern our activities, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy will set forth:

(1)	the duties and responsibilities of each director;

(2)	the composition, responsibilities and operation of the board of directors;

(3)	the establishment and operation of board committees;

(4)	succession planning;

(5)	convening executive sessions of independent directors;

(6)	the board of directors’ interaction with management and third parties; and

(7)	the evaluation of the performance of the board of directors and of the chief executive officer.

          The code of business conduct and ethics, which will apply to all employees, officers and board members, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Compensation Discussion and Analysis

Our Compensation Philosophy

          Our compensation philosophy starts from the premise that the success of Beneficial Mutual Bancorp depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to satisfy the demands of our business model by providing our management team with incentives tied to the successful implementation of our corporate objectives. However, we recognize that the company operates in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

          We intend to base our compensation decisions as a public company on four basic principles:

•

Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•

Aligning with Shareholders – We intend to use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interest with the interests of our shareholders.

•	Driving Performance – We will structure compensation around the attainment of company-wide, business unit and individual targets that return positive results to our bottom line.

•	Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve.

          Prior to our initial public offering, our compensation program relied on two primary elements: (i) base compensation or salary and (ii) discretionary cash-based, short-term incentive compensation. Following our initial public offering, we expect that equity-based, long-term incentive compensation will also become an important element of our executive compensation program. Our ability to introduce equity awards to our compensation mix will be depend on shareholder approval of an equity compensation program and compliance with applicable regulatory guidelines relating to such programs. As a public company, we believe that we can meet the objectives of our compensation philosophy by achieving a balance among these three elements that is competitive with our industry peers and creates appropriate incentives for our management team. To achieve the necessary balance, we expect that the Compensation Committee of our board of directors will work closely with Pearl Meyer and Associates independent compensation consultants who provide us with their special expertise on competitive compensation practices and help us to benchmark our compensation program and our financial performance to our peers.

          Base Compensation. The salaries of our executive and other officers are reviewed at least annually to assess our competitive position and make any necessary adjustments. Our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions at our peers. To further that goal, we obtain peer group information from a variety of sources including survey data gathered by Peter R. Johnson & Company, an independent compensation consultant. We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of specific commitments we made when a specific officer was hired. Individual performance and retention risk are also considered as part of our annual assessment.

          Cash-Based Incentive Compensation. During 2006, the board of directors of Beneficial Mutual Savings Bank authorized bonuses for key personnel on an occasional and discretionary basis utilizing incentive compensation survey data provided by Peter R. Johnson & Company. For 2007, Beneficial Mutual Savings Bank has established a formal short-term, cash-based incentive program to reward the attainment of annual company-wide financial objectives at specified levels and individual performance relative to the specific tasks we expect members of our senior management team to accomplish during the year. The objective of the new management incentive plan is to drive annual performance at both the company, bank and individual levels to the highest attainable levels by establishing floor, target and ceiling thresholds tied to increasing levels of incentive awards. See “Executive Compensation – Management Incentive Plan” for a discussion of the terms and conditions of the new plan.

          Long-Term Equity-Based Compensation. Following our initial public offering, we intend to establish a long-term incentive compensation program based on the delivery of competitive equity awards to our management team. We expect to use an equity-based, long-term incentive compensation program to reward outstanding performance with incentives that focuses our management team on the task of creating long-term shareholder value. By increasing the equity holdings of our management team, we will provide them with a continuing stake in our long-term success. The nature and size of awards under our equity-based program will be based on a number of factors including regulatory guidelines, awards made to those holding comparable positions in our peer group and the tax or accounting treatment of specific equity compensation techniques.

Role of the Compensation Committee

          Prior to our initial public offering, the Compensation Committee of the Board of Directors of Beneficial Mutual Savings Bank developed and administered the executive compensation program with the assistance of an independent compensation consultant. See “— Role of Compensation Consultant” below. The Beneficial Mutual Savings Bank Compensation Committee does not operate under a formal charter. As a public company, we have established a Compensation Committee of the Board of Directors of Beneficial Mutual Bancorp to work with the Beneficial Mutual Savings Bank Compensation Committee to monitor the success of the overall compensation program in achieving the objectives of our compensation philosophy. The Beneficial Mutual Bancorp Compensation Committee consists of six independent directors. The Compensation Committees will be responsible for the administration of our compensation programs and policies, including the administration of our cash-based and future equity-based incentive programs. Our Compensation Committee will review and approve all compensation decisions relating to our named executive officers. Our Compensation Committee will operate under the mandate of a formal charter that establishes a framework for the fulfillment of its responsibilities.

Role of the Compensation Consultant

          Prior to our initial public offering, Beneficial Mutual Savings Bank engaged Peter R. Johnson & Company, an independent compensation consultant, to gather cash compensation data for peer institutions to assist the Beneficial Mutual Savings Bank Compensation Committee in benchmarking base salary and bonus levels. See “— Peer Group Analysis” below. In 2007, Beneficial Mutual Savings Bank engaged Pearl Meyer & Partners to prepare an annual cash-based incentive plan to recognize and reward executives for their collective and individual contributions to Beneficial Mutual Savings Bank. See “Executive Compensation— Management Incentive Plan.” We intend to continue to work closely with Pearl Meyer & Partners to ensure that our compensation program is consistent with prevailing practice in our industry. During 2007, Pearl Meyer & Partners will prepare a comprehensive executive compensation review which will cover all aspects of compensation for our senior management team, including our chief executive officer, chief financial officer and other named executive officers, as well as a review of board compensation.

Role of Management

          Our CEO and other named executive officers will, from time to time, make recommendations to the Compensation Committee regarding the appropriate mix and level of compensation for their subordinates. Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our senior management team will not participate in Committee discussions or the review of Committee documents relating to the determination of their own compensation.

Peer Group Analysis

          We firmly believe that the cornerstone of our compensation program is the maintenance of a competitive compensation program relative to the companies with whom we compete for talent. During 2006, we engaged Peter R. Johnson & Company, an independent consulting firm, to benchmark base compensation and cash bonuses for the chief executive officer of Beneficial Mutual Savings Bank, as well as other named executive officers. The 2006 survey sources included the Economic Research Institute – Executive Compensation Assessor, proxy statement data for publicly traded commercial banks and thrifts located in Pennsylvania, Maryland, Delaware and New Jersey ranging in asset size between $2 billion and $12 billion, and the Watson Wyatt Data Services – Financial Institutions Compensation Survey for national institutions ranging between $2 billion and $9.9 billion. Beneficial Mutual Savings Bank used this data to set base salaries at the lowest third of the salary range for new hires and incumbents in a learning stage or newly promoted officers. Competent incumbent performers were set at the midpoint or middle third of the salary range and top performers who consistently exceed expectations were set at the highest third of the salary range. In 2007, Beneficial Mutual Savings Bank engaged Pearl Meyer & Partners to establish a peer group in connection with the implementation of a cash-based incentive plan. The peer group was designed to include publicly-traded institutions of the same asset size, geographic location, operating characteristics and financial performance. The Compensation Committee utilized the peer group data on net income and efficiency ratios to establish competitive cash incentives under the management incentive plan. See “Executive Compensation – Management Incentive Plan” for a discussion of the terms and conditions of the new cash-based incentive plan. Cash awards will be made under the new plan based on how Beneficial Mutual Savings Bank performs relative to its peers. The following institutions constitute the peer group for purposes of the management incentive program:

NewAlliance Bancshares,, Inc.
Northwest Bancorp, Inc (MHC)
First Commonwealth Financial Corp.
Provident Financial Services, Inc.
Investors Bancorp, Inc. (MHC)
National Penn Bancshares, Inc.
NBT Bancorp Inc.
Community Bank System, Inc.
Partners Trust Financial Group, Inc.
Community Banks, Inc.
Harleysville National Corporation
S&T Bancorp, Inc.
Sun Bancorp, Inc.
Sterling Financial Corporation
Dime Community Bancshares, Inc.
U.S.B. Holding Co., Inc.
Yardville National Bancorp
TrustCo Bank Corp NY
WSFS Financial Corporation
KNBT Bancorp, Inc.
Provident New York Bancorp
Flushing Financial Corporation

We intend to continue to utilize this peer group for our overall cash-based compensation program.

Allocation Among Compensation Components

          Under our present structure, base salary has represented the largest component of compensation for our executive officers. As a public company, we expect that the mix of base salary, bonus and equity compensation will vary depending upon the role of the individual officer in the organization. In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management should be predominately performance-based, while lower levels of management should receive a greater portion of their compensation in base salary.

Severance and Change in Control Benefits

          Prior to our initial public offering, we generally did not maintain formal employment or severance agreements with our executive officers, other than in connection with the hiring of our new chief executive officer in 2006. As a public company, we expect to enter into a new employment agreement with out chief executive officer similar to his current agreement. The severance payments under the employment agreement with our chief executive officer, which will be contingent on the occurrence of certain termination events, are intended to provide our chief executive officer with a sense of security in making the commitment to dedicate his professional career to the success of our company and Beneficial Mutual Savings Bank.

Tax and Accounting Considerations

          In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirement. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Retirement Benefits; Employee Welfare Benefits

          We offer our employees tax-qualified retirement and savings plans. Our primary pension vehicle is our defined benefit pension plan, which is funded on an annual basis at levels recommended by our actuaries. The pension plan is complemented by a 401(k) plan that enables our employees to supplement their retirement savings with elective deferral contributions that we match at specified levels. Consistent with industry practice, we supplement our tax-qualified plans with nonqualified arrangements that provide benefits to certain officers who are affected by Internal Revenue Code limits applicable to tax-qualified plans.

          In addition to retirement programs, we provide our employees with coverage under medical, life insurance and disability plans on terms consistent with industry practice.

Perquisites

          We annually review the perquisites that we make available to our senior management. The primary perquisites for senior managers include an automobile allowance, computer and communications equipment and certain club dues.

Director Compensation

          Our outside directors are compensated through a combination of retainers and meeting fees. Directors who are also employees of Beneficial Mutual Bancorp do not receive additional compensation for service on the board. The level and mix of director compensation is revised by the Compensation Committee on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy. We expect that, in the future, our review of director compensation will also consider the increased responsibility and liability of directors at publicly traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices.

Stock Compensation Grant and Award Practices

          As a mutual holding company without public shareholders, we have not been able to make equity-based awards to our officers and employees. As a public company, we expect that, following our implementation of an equity compensation program, our Compensation Committee’s grant-making process will be independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will never be timed with the purpose or intent to affect the value of executive compensation

Stock Ownership Requirements

          We have not adopted formal stock ownership requirements for our senior officers and board members. We expect that, following our initial public offering, the Compensation Committee will review prevailing practices among peer companies with respect to stock ownership guidelines and determine whether such guidelines are appropriate.

Compensation for the Named Executive Officers in 2006

          Chief Executive Officer Compensation. In 2006, Mr. Nise announced that he would be retiring as chief executive officer of Beneficial Mutual Savings Bank effective January 31, 2007. Following Mr. Nise’s retirement announcement, the Compensation Committee initiated an executive search for a new chief executive officer. After interviewing several candidates, Beneficial Mutual Savings Bank offered Mr. Cuddy the position of president and chief executive officer in November 2006. Mr. Cuddy was offered a compensation package similar to the compensation package provided to Mr. Nise prior to his retirement. The terms and conditions of Mr. Cuddy’s employment with Beneficial Mutual Savings Bank were outlined in a letter agreement. See “Executive Compensation—Current Employment Agreement” for a description of the compensation and benefits provided to Mr. Cuddy in connection with his employment as president and chief executive officer of Beneficial Mutual Savings Bank. On November 30, 2006, the Compensation Committee met to discuss salary adjustments for 2007 and 2006 bonuses. In recognition of his leadership and assistance in facilitating the FMS Financial merger, Mr. Nise was awarded a $50,000 bonus. The Compensation Committee believes that the market is highly competitive for executive talent and that our CEO compensation package ensures stability in the chief executive officer position. The difference between the compensation paid to our CEO versus the other named executive officers is reflective of historical differences between the compensation of our CEO and our other named executive officers. The differences also reflect the strategic role of the CEO in developing and implementing our business plan as compared to the roles played by the other named executive officers. Our CEO is our chief spokesperson for Beneficial Mutual Savings Bank and works directly with our board of directors on the strategic plans and growth opportunities for Beneficial Mutual Savings Bank and its affiliates.

          Compensation for our Other Named Executive Officers. In determining compensation for Messrs. Conners, Driscoll, Keddie, Jr. and Miller the Compensation Committee reviewed the performance appraisals presented by Mr. Nise and the salary and bonus survey data provided by Peter R. Johnson & Company. On November 30, 2006, the Compensation Committee adjusted base salaries for Messrs. Conners, Driscoll and Miller by 10.2%, 4.36%, and 10.2%, respectively. Based on these adjustments, Messrs. Conners, Driscoll and Miller currently receive a base salary of $270,000, $239,556 and $270,000, respectively. The salary increases became effective January 31, 2007. Mr. Keddie, Jr. retired effective January 1, 2007, therefore the Compensation Committee took no action with regards to his compensation. In addition to a salary increase, the Board of Directors awarded Messrs. Conners, Driscoll and Miller a cash bonus in 2006. See “Executive Compensation-Summary Compensation Table” for the bonuses paid in 2006. The cash bonuses awarded in 2006 were in recognition of the executives’ work in connection with the FMS Financial merger. The Compensation Committee believes that the compensation for our named executive officers is consistent with our compensation objectives and rewards the individuals for their contribution to the overall performance of Beneficial Mutual Savings Bank.

Executive Compensation

Summary Compensation Table

          The following information is furnished for all individuals serving as the principal executive officer and principal financial officer of Beneficial Mutual Bancorp or its subsidiaries for the 2006 fiscal year and the three most highly compensated executive officers of Beneficial Mutual Bancorp or its subsidiaries whose total compensation for the 2006 fiscal year exceeded $100,000.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Gerard P. Cuddy Chief Executive Officer	2006	49,038	(1)	50,000	(6)	—	—	99,038
George W. Nise (2) Chief Executive Officer	2006	485,000		50,000		510,088	5,232	1,050,320
Joseph F. Conners Chief Financial Officer	2006	245,000		50,000		128,648	1,728	425,376
Paul R. Driscoll Executive Vice President of the Bank	2006	229,362		15,000		149,422	2,383	396,167
Robert W. Keddie, Jr. (3) Senior Executive Vice President of the Bank	2006	275,000		—		211,481	4,167	490,648
Andrew J. Miller Executive Vice President and Chief Lending Officer of the Bank	2006	245,000		15,000		122,387	1,883	384,270

(1)	While Mr. Cuddy’s annual base salary in 2006 was $425,000, the amount shown represents his partial year compensation from his start date on November 13, 2006.

(2)	Mr. Nise retired as Chief Executive Officer effective January 2007.

(3)	Mr. Keddie, Jr. retired effective January 2007.

(4)

Represents the actuarial change in pension value in the executives’ accounts from December 31, 2005 to December 31, 2006 under the Beneficial Mutual Savings Bank Employees’ Pension and Retirement Plan, the Beneficial Mutual Savings Bank Supplemental Pension and Retirement Plan and the life insurance portion of each executive’s salary continuation agreement. See the “Pension Benefits” for a further discussion of these arrangements.

(5)

Consists of a $1,000 employer contribution to the 401(k) Plan for each of the officers participating in the plan. Also includes income recognized under the Bank’s split dollar life insurance arrangements for Messrs. Nise, Conners, Driscoll, Keddie, Jr. and Miller equal to $4,232, $728, $1,383, $3,167, and $883, respectively. Excludes perquisites, which were less than $10,000 for each executive officer.

(6)	Mr. Cuddy received a $50,000 hiring bonus pursuant to his written offer of employment from Beneficial Mutual Savings Bank

          Current Employment Arrangement. In connection with the hiring of Gerard P. Cuddy as our new President and Chief Executive Officer, we outlined in writing the key terms of Mr. Cuddy’s at-will employment arrangement. In his capacity as President and Chief Executive Officer of Beneficial Mutual Savings Bank, Mr. Cuddy is paid an annual salary of $425,000, and in connection with his hiring, received a $50,000 cash bonus. Mr. Cuddy is also eligible for additional cash compensation upon satisfaction of certain performance-based goals established by us in coordination with Mr. Cuddy. Upon satisfaction of the performance goals, Mr. Cuddy’s incentive compensation potential would be $75,000, $100,000 and $125,000 for the 2007, 2008 and 2009 calendar years, respectively. In addition to cash compensation, Mr. Cuddy is eligible to participate in all standard benefit programs sponsored by us, including family health insurance coverage. Mr. Cuddy is also entitled to certain fringe benefits including use of a bank-owned automobile, payment of membership fees for certain social clubs, a laptop computer and cellular phone. In the event Mr. Cuddy’s employment is terminated by us for reasons other than cause or in connection with a change in control of Beneficial Mutual Savings Bank that is initiated by us prior to the third anniversary of the commencement of his employment, or if Mr. Cuddy voluntarily terminates his employment as a result of a job demotion at any time through the third anniversary of his employment, we shall provide Mr. Cuddy with the following severance benefits: (i) one year’s base salary payable in installments as of Mr. Cuddy’s termination of employment, (ii) continued health insurance coverage (including family coverage) for one year following his termination of employment and (iii) continued payment of membership dues in Mr. Cuddy’s social clubs for one year following his termination of employment. In the event a change in control occurs during the period commencing on November 13, 2006 and ending on November 12, 2009 and Mr. Cuddy’s employment is terminated, he will be entitled to change in control benefits equal to the greater of: (i) Mr. Cuddy’s base salary or projected base salary for three years, less any gross salary actually paid during his employment, and/or (ii) Mr. Cuddy’s base salary for 18 months. All change in control benefits are payable in installments in accordance with our regular payroll practices. In addition to Mr. Cuddy’s employment arrangement, we have entered into a non-competition and non-solicitation agreement with Mr. Cuddy which restricts him from competing with us and soliciting business and employees from us during the period he is employed by us and for one year thereafter.

          Proposed Employment Agreement. Upon completion of the offering, Beneficial Mutual Savings Bank and Beneficial Mutual Bancorp intend to enter into a new employment agreement with Mr. Cuddy which will replace his current employment agreement in its entirety. The new employment agreement will provide for a three-year term, subject to annual renewal by the board of directors for an additional year beyond the then-current expiration date. The initial base salary under the new employment agreement will be $425,000. All other terms of the new agreement will be substantially similar to Mr. Cuddy’s current employment arrangement. Mr. Cuddy’s new employment agreement provides for the reduction of any change in control payments to the executive to the extent necessary to ensure that the executive will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code, and therefore will not be subject to the 20% excise tax imposed on such payments under Section 4999 of the Internal Revenue Code. If Mr. Cuddy had been terminated in connection with a change of control on December 31, 2006, under the terms of the new employment agreement, he would have been entitled to receive his base salary of $425,000 for one year in monthly installments, continued health insurance coverage for one year valued at $16,752 and continued payment of club dues for a year valued at $6,600. The payment of these benefits in December 2006 would not have resulted in any “excess parachute payments” under Section 280G of the Internal Revenue Code.

Pension Benefits

          The following table sets forth the actuarial present value of each executive’s accumulated benefit under our tax-qualified and non tax-qualified defined benefit plans, along with the number of years of credited service under the Pension Plan. No payments were made under the plans in 2006. Mr. Cuddy was ineligible to participate in the plans in 2006.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)

George W. Nise	Employees’ Pension and Retirement Plan of Beneficial Mutual Savings Bank	36	$1,020,403
	Supplemental Pension and Retirement Plan of Beneficial Mutual Savings Bank		1,045,051
	Salary Continuation Agreement		186,110
Joseph F. Conners	Employees’ Pension and Retirement Plan of Beneficial Mutual Savings Bank	24	340,772
	Supplemental Pension and Retirement Plan of Beneficial Mutual Savings Bank		35,252
	Salary Continuation Agreement		7,255
Paul R. Driscoll	Employees’ Pension and Retirement Plan of Beneficial Mutual Savings Bank	34	598,743
	Supplemental Pension and Retirement Plan of Beneficial Mutual Savings Bank		20,248
	Salary Continuation Agreement		31,743
Robert W. Keddie, Jr.	Employees’ Pension and Retirement Plan of Beneficial Mutual Savings Bank	30	1,020,403
	Supplemental Pension and Retirement Plan of Beneficial Mutual Savings Bank		303,163
	Salary Continuation Agreement		131,038
Andrew J. Miller	Employees’ Pension and Retirement Plan of Beneficial Mutual Savings Bank	33	421,068
	Supplemental Pension and Retirement Plan of Beneficial Mutual Savings Bank		28,897
	Salary Continuation Agreement		12,367

(1)	Number of years of credited service used only to determine the benefit under the Pension Plan.

(2)	The present value of each executive’s accumulated benefit assumes normal retirement (age 65), the election of a single life form of pension and is based on a 6% discount rate.

Benefit Plans

          Beneficial Mutual Savings Bank 401(k) Plan. We maintain the Beneficial Mutual Savings Bank 401(k) Plan, a tax-qualified defined contribution plan, for all salaried employees of Beneficial Mutual Savings Bank who have satisfied the 401(k) Plan’s eligibility requirements. Salaried eligible employees can begin participation in the 401(k) Plan on the January 1st or July 1st that coincides with or next follows their attainment of age 21 and completion of one year of service. Participants may contribute up to 20% of their compensation to the 401(k) Plan on a pre-tax basis, subject to limitations imposed by the Internal Revenue Code of 1986, as amended. For 2007, the salary deferral contribution limit is $15,500; provided, however, that participants over age 50 may contribute an additional $5,000 to the 401(k) Plan. Participants are always 100% vested in their salary deferral contributions. In addition to salary deferral contributions, the 401(k) Plan provides that we can make matching contributions and nonelective employer contributions to the accounts of plan participants. During the 2006 plan year, we matched 60% of the first $1,000 a participant deferred into the 401(k) Plan and 40% of an additional $1,000. We did not make any nonelective contributions during 2006. Participants are 100% vested in their employer matching contributions and other employer contributions upon the earlier of: three years of service with Beneficial Mutual Savings Bank, or upon their death, termination of employment due to a disability or attainment of age 65.

          Participants have individual accounts under the 401(k) Plan and may direct the investment of their accounts among a variety of investment funds. In connection with the offering, the 401(k) Plan has added another investment alternative, the Beneficial Mutual Bancorp Stock Fund. The Stock Fund permits participants to invest their 401(k) Plan funds in Beneficial Mutual Bancorp common stock. A participant who elects to purchase Beneficial Mutual Bancorp common stock in the offering through the 401(k) Plan will receive the same subscription priority, and be subject to the same individual purchase limitations, as if the participant had elected to purchase the common stock using funds outside the 401(k) Plan. See “The Stock Offering—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares.” An independent trustee will purchase the common stock in the offering on behalf of plan participants, to the extent that shares are available. Participants have the right to direct the trustee regarding the voting of shares purchased for their plan accounts.

          Beneficial Insurance Services LLC 401(k) Plan. Beneficial Insurance Services LLC, a subsidiary of Beneficial Mutual Savings Bank, maintains a tax-qualified defined contribution plan for the benefit of its employees. An employee can begin participation in the 401(k) Plan on the January 1st or July 1st following the employee’s attainment of age 21 and completion of two months of service with Beneficial Insurance Services LLC. Participants may contribute up to 20% of their compensation to the 401(k) plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code of 1986, as amended. See “—Beneficial Mutual Savings Bank 401(k) Plan” for a discussion of the elective deferral limitations. Participants are always 100% vested in their elective deferrals. Beneficial Insurance Services LLC will match up to 10% of the first 6% of a participant’s elective deferrals for a maximum matching contribution of 0.6% of a participant’s compensation. In addition, the 401(k) Plan provides for discretionary profit-sharing contributions. In 2006, Beneficial Insurance Services, LLC made a profit-sharing contribution equal to approximately 2% of each participant’s plan compensation. Employer matching contributions and profit-sharing contributions vest over a 6 year period at the rate of 20% after the first two years and 20% each year thereafter.

          Like the Beneficial Mutual Savings Bank 401(k) Plan, participants in the Beneficial Insurance Services LLC 401(k) plan have individual accounts under their plan and may direct the investment of their accounts in a variety of investment funds. The Beneficial Mutual Bancorp Stock Fund investment will also be added to the Beneficial Insurance Services LLC 401(k) Plan in connection with the offering. See “ – Beneficial Mutual Savings Bank 401(k) Plan” for a discussion of the Beneficial Mutual Bancorp Stock Fund and the terms and conditions of investing in the offering.

          Employees’ Pension and Retirement Plan. We maintain the Employees’ Pension and Retirement Plan of Beneficial Mutual Savings Bank to provide retirement benefits for eligible employees. Employees are eligible to participate in the retirement plan on the January 1st or July 1st that coincides with or next follows their attainment of age 21 and completion of 1,000 hours of service during a twelve consecutive month period. For plan years beginning prior to July 1, 1994, an active participant may retire on or after the date the participant attains age 65 and upon retirement, after twenty accrual years of service as a participant, receive a monthly pension in the form of a straight life annuity equal to 50% (60% if any portion of the participant’s service commenced before December 8, 1960) of the participant’ average monthly compensation. If the participant’s service is less than 20 years, his or her pension will be adjusted by the ratio of service to 20 years. For plan years beginning after July 1, 1994, an active participant may retire on or after the date the participant attains age 65 and upon retirement, after twenty-five accrual years of service as a participant, receive a monthly pension in the form of a straight life annuity equal to 50% of his or her average monthly compensation. If the participant’s service is less than 25 years, his or her pension will be adjusted by the ratio of service to 25 years. After attainment of age 55 and the completion of five years of service, an active participant may elect early retirement. Upon early retirement a participant will be entitled to receive his or her accrued pension commencing on his or her normal retirement date or, if the participant desires, he or she may elect to receive a reduced pension which can commence on the first day of the month concurrent with or next following the participant’s early retirement date. If the employment of an active participant is terminated because of total and permanent disability, the participant will be entitled to receive a disability pension equal to the participant’s accrued pension, without actuarial reduction, commencing on the date the participant terminates employment due to disability and continuing until his death or until recovery from his total and permanent disability, if prior to age 65.

          Participants generally have no vested interest in retirement plan benefits prior to the completion of five years of service. Following the completion of five years of vesting service, or in the event of a participant’s attainment of age 65, death or termination of employment due to disability, a participant will become 100% vested in the accrued benefit under the retirement plan. The retirement plan provides that a participant may receive his or her pension benefit in any of the following forms: (i) life annuity, (ii) reduced life annuity for the participant’s life with 120 monthly payments guaranteed if the participant dies prior to receiving the 120 payments, (iii) a 100%, 75% or 50% joint and survivor annuity, or (iv) a lump sum distribution if the value of the accrued pension benefit is less than $5,000.

          Employee Stock Ownership Plan. In connection with the offering, Beneficial Mutual Savings Bank has adopted an employee stock ownership plan for eligible salaried employees. Eligible salaried employees who have attained age 21 and are employed by us as of the closing date of the offering will begin participation in the 401(k) Plan on the later of: the effective date of the 401(k) Plan or upon the eligible employees completion of an hour of service with Beneficial Mutual Savings Bank. Thereafter, new employees who have attained age 21 and completed 1,000 hours of service during a continuous 12-month period will enter the 401(k) Plan on the January 1st or July 1st following satisfaction of the 401(k) Plan’s eligibility requirements.

          We expect to engage a third party trustee to purchase, on behalf of the employee stock ownership plan, 3.92% of the total number of shares of Beneficial Mutual Bancorp common stock issued in the offering and in connection with the merger, including shares issued to Beneficial Savings Bank MHC and The Beneficial Foundation (15,172,500, 17,850,000, and 20,527,500 shares at the minimum, midpoint and maximum of the offering range, respectively). We anticipate that the employee stock ownership plan will fund its stock purchase through a loan from Beneficial Mutual Bancorp equal to 100% of the aggregate purchase price of the common stock. The loan will be repaid principally through Beneficial Mutual Savings Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the 401(k) Plan over the anticipated 20-year term of the loan. The fixed interest rate for the employee stock ownership plan loan is expected to be the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”

          The trustee will hold the shares purchased by the employee stock ownership plan in a loan suspense account, and shares will be released from the suspense account on a pro rata basis as Beneficial Mutual Savings Bank repays the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation. Participants will vest in their employee stock ownership plan allocations over a 6-year period at the rate of 20% after the first two years and 20% each year thereafter. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the 401(k) Plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The 401(k) Plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants in the 401(k) Plan.

          The employee stock ownership plan permits participants to direct the 401(k) Plan trustee how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

          Under applicable accounting requirements, Beneficial Mutual Savings Bank will record a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants’ accounts under the 401(k) Plan.

          Supplemental Pension and Retirement Plan. We established the Supplemental Pension and Retirement Plan of Beneficial Mutual Savings Bank for the purpose of providing benefits which would have been payable to certain officers under the Employees’ Pension and Retirement Plan of Beneficial Mutual Savings Bank but for certain IRS limitations. Currently, Messrs. Nise, Conners, Driscoll, Keddie and Miller are participants in the 401(k) Plan. The supplemental pension and retirement plan is intended to constitute an unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Upon termination of employment with Beneficial Mutual Savings Bank, a plan participant who is eligible to receive benefits under the Employees’ Pension and Retirement Plan of Beneficial Mutual Savings Bank immediately upon his or termination of employment will receive benefits under our supplemental pension and retirement plan equal to the excess, if any, of (i) the benefits which would have been payable to the participant under the Employees’ Pension and Retirement Plan of Beneficial Mutual Savings Bank if (A) the IRS limitations were not applicable and (B) the participant’s deferred compensation under the Elective Deferred Compensation Plan were counted as compensation under the Employees’ Pension and Retirement Plan of Beneficial Mutual Savings Bank, over (ii) benefits actually paid under the Employees’ Pension and Retirement Plan of Beneficial Mutual Savings Bank. We established a grantor trust to hold the assets of the supplemental pension and retirement plan. The assets of the 401(k) Plan trust are subject to the claims of our creditors in the event of insolvency until paid to the 401(k) Plan participants and their beneficiaries as set forth in the 401(k) Plan.

          Salary Continuation Arrangements. We have entered into salary continuation agreements with Messrs. Nise, Conners, Driscoll, Keddie and Miller to provide the executives with additional compensation at retirement or upon termination of employment by reason of death. In the event death occurs while an executive is in active service with Beneficial Mutual Savings Bank and prior to attaining age 55, the beneficiary for Messrs. Nise, Conners, Driscoll, Keddie and Miller shall receive a monthly death benefit equal to $40,417, $20,417, $19,130, $22,917 and $20,417, respectively for the twelve months commencing with the first month following the date of his death and $26,958, $13,618, $12,759, $15,285 and $13,618 per month, respectively commencing with the thirteenth month following his death through the month the executive would have attained age 65 had the executive lived to such date. In the event death occurs after attaining age 55, but prior to attaining age 65, the beneficiaries for Messrs. Nise, Conners, Driscoll, Keddie and Miller shall receive a monthly death benefit equal to $40,417, $20,417, $19,130, $22,917 and $20,417 per month, respectively, for the twelve months commencing with the first month following the date of the executive’s death and $26,958, $13,618, $12,759, $15,285 and $13,618 per month, respectively commencing on the thirteenth month following his death through the one hundred and twentieth month following his death. In addition to the death benefit, the salary continuation agreements provide the executives with a life insurance benefit upon retirement at or after attainment of age 65. Messrs. Nise, Conners, Driscoll, Keddie and Miller shall receive a life insurance benefit in the form of a life insurance policy in the amount of $970,000, $490,000, $459,112, $550,000 and $490,000 respectively. In the event an executive terminates employment for reasons other than death or retirement at or after attainment of 65, the agreements will terminate and the executive will receive his accrued benefits as of his termination date. Beneficial Mutual Savings Bank has purchased several insurance policies to fund the benefits provided under the salary continuation arrangements.

          Management Incentive Plan. Beneficial Mutual Savings Bank maintains the Management Incentive Plan to recognize and reward executives for their individual and collective contributions to the success of Beneficial Mutual Savings Bank. The management incentive plan focuses on performance measures that are critical to the profitability and growth of Beneficial Mutual Savings Bank. Only senior management who are in a position to successfully execute the Beneficial Mutual Savings Bank strategic plan may participate in the management incentive plan. The performance measurement period for incentive awards will be January 1st through December 31st each year. Awards will be determined based on a combination of the financial performance of Beneficial Mutual Savings Bank and a participant’s individual performance. Each plan participant will have a target incentive opportunity based on competitive market practice for his or her position. The target incentive will reflect a percentage of base salary and be determined consistent with competitive market practices. Actual awards will vary based on performance and range from 0% of target (no achieving minimal performance) to 15-% of target for exception performance. If awards are earned, payouts will be made in cash at the completion of the annual performance period. No payouts will be made until Beneficial Mutual Savings Bank can determine its annual financial performance.

Nonqualified Deferred Compensation

          The following table discloses contributions made under the Beneficial Mutual Savings Bank Elective Deferred Compensation Plan, a non-qualified defined contribution plan, for each named executive officer who participated in the plan in 2006, along with the earnings and balances on each executive’s account as of December 31, 2006. We made no contributions to the plan on behalf of the executives during 2006 and no distributions or withdrawals were made from the plan in 2006.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)

Gerard P. Cuddy (1)	—	—	—

George W. Nise	133,510	39,898	464,954

Joseph F. Conners	14,735	1,015	15,751

Robert W. Keddie	43,985	27,664	339,059

(1)	Mr. Cuddy was ineligible to participate in the Elective Deferred Compensation Plan in 2006.

          Elective Deferred Compensation Plan. We established the Beneficial Mutual Savings Bank Elective Deferred Compensation Plan, amended and restated effective January 1, 2004, to assist certain employees designated by a committee of the board of trustees as participants in maximizing their ability to save on a tax-deferred basis. The plan is intended to constitute an unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The committee has designated Messrs. Nise, Keddie and Conners as participants in the elective deferred compensation plan. Each participant has submitted a deferral election agreement and distribution form to the Human Resources department outlining the amount of their deferrals and form of distribution. Each participant is 100% vested in his deferred compensation account. Participants receive distributions under the plan upon separation of service on account of disability, early, normal or late retirement. Messrs. Nise and Keddie retired in January 2007 and are currently receiving monthly distributions from the plan. We established a grantor trust to hold the assets of the elective deferred compensation plan. The assets of the plan trust are subject to the claims of our creditors in the event of insolvency until paid to the plan participants and their beneficiaries as set forth in the plan.

          Stock-Based Deferral Plan. In connection with the offering, we established a stock-based deferral plan for participants in the Elective Deferred Compensation Plan that wanted to direct the investment of their accumulated Elective Deferred Compensation Plan balances to purchase shares of Beneficial Mutual Bancorp common stock. Under the terms of the stock-based deferral plan, participants are permitted to make a one time election to transfer all or a portion of their account balances from the Elective Deferred Compensation Plan into the stock-based deferral plan to purchase common stock in the offering. For purposes of the stock purchase priorities in the offering, the stock purchases by participants through the new stock-based deferral plan will be treated in the same manner as an individual stock purchase outside the plan and will be subject to each participant’s individual eligibility to purchase stock in the offering.

          Future Equity Incentive Plan. Following the stock offering, Beneficial Mutual Bancorp plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, Beneficial Mutual Bancorp anticipates that the plan will authorize a number of stock options equal to 4.9% of the total shares issued in the stock offering and in connection with the merger, including shares issued to Beneficial Savings Bank MHC and The Beneficial Foundation, and a number of shares of restricted stock equal to 1.96% of the total shares issued in the stock offering and in connection with the merger. Therefore, the number of shares reserved under the plan will range from 1,099,309 shares, assuming 15,172,500 shares are issued in the offering, to 1,428,367 shares, assuming 20,527,500 shares are issued in the offering.

          The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that are intended to clarify and simplify such regulations. Specifically, the amendments would clarify that we may grant options and award shares of common stock under one or more equity incentive plans in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the equity incentive plans are adopted more than one year following the stock offering, provided shares used to fund the plans in excess of these amounts are obtained through stock repurchases. The proposed amendments would also require that if the equity incentive plans are adopted less than one year following the stock offering, the equity incentive plans must be approved by a majority of the votes of Beneficial Mutual Bancorp stockholders cast at an annual or special meeting of stockholders, excluding votes eligible to be cast by Beneficial Saving Bank MHC. Under the proposed amendments, there would be no separate vote required of minority shareholders if the equity incentive plans are adopted more than one year following the stock offering. The proposed amendments would further clarify that the current regulatory restrictions set forth above regarding the amount of individual and group awards, and restrictions on accelerated vesting of awards, would not apply if the equity incentive plans are adopted more than one year following the stock offering.

          In the event the Office of Thrift Supervision adopts these regulations as proposed, or otherwise changes its existing regulations or policies, we may implement equity incentive plans that exceed the current limits applicable to the overall size of such plans and individual awards thereunder, and otherwise grant awards with terms that are different than those required by current Office of Thrift Supervision regulations and policy. Moreover, to the extent that any new regulations or policies contain a more flexible voting standard for stockholder approval than that currently required, we intend to use the more flexible voting standard, which could result in the vote of Beneficial Savings Bank MHC controlling the outcome of a stockholder vote on our equity incentive plans.

Director Compensation

          The following table provides the compensation received by individuals who served as non-employee directors of Beneficial Mutual Savings Bank during the 2006 fiscal year.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($) (1)	Total ($)

R. Joseph Barnes, Jr.	$37,100	$1,399	$38,499
Edward G. Boehne	72,300	2,727	75,027
Frank A. Farnesi	67,200	2,535	69,735
Elizabeth H. Gemmill	57,200	2,157	59,357
Thomas F. Hayes	42,500	1,603	44,103
Paul M. Henkels	50,500	1,905	52,405
William J. Henrich, Jr. Esq.	59,300	2,237	61,537
Charles Kahn, Jr.	65,700	2,478	68,178
Thomas J. Lewis	42,600	1,607	44,207
James J. Maguire (2)	67,000	2,527	69,527
Joseph J. McLaughlin	41,400	1,561	42,961
Michael J. Morris	66,800	2,519	69,319
Donald F. O’Neill	50,000	1,886	51,886

(1)

These amounts represent the Philadelphia city wage tax that the directors incurred in connection with their board and committee fees. Beneficial Mutual Savings Bank reimbursed the directors for the wage tax.

(2)	Mr. Maguire retired from the board of directors in April 2007.

          Cash Retainer and Meeting Fees For Non-Employee Directors. The following table sets forth the applicable retainers and fees that will be paid in 2007 to the non-employee directors of Beneficial Mutual Savings Bank for their service on the board of directors during 2007. Directors do not receive any additional fees for their service on the boards of directors of Beneficial Savings Bank MHC or Beneficial Mutual Bancorp.

Board of Trustees of Beneficial Mutual Savings Bank:

Annual Retainer	$16,000
Fee per Board Meeting	1,000
Fee per Committee Meeting:
Executive Committee	1,000
Audit Committee	1,000
All Other Committees	900

          Board of Trustees’ Non-vested Deferred Compensation Plan. We maintain a non-qualified plan that provides all members of the Board of Trustees with the opportunity to defer all or a portion of the board and committee fees the members earn in connection with their service on the Board of Trustees. Participating members can elect to have interest paid on their deferrals at a rate and method of computation consistent with the Beneficial Mutual Savings Bank Employees’ Savings Plan or, with board permission, direct their deferrals to be invested in an investment vehicle of their choice. Participating members are not vested in their deferral accounts until the earlier of: (i) the first day of the calendar year following the participant’s attainment of age 70; (ii) separation of service from the board due to illness rendering the participant unable to perform his or her duties as a board member; (iii) the participant’s death; or (iv) termination of board service due to a change in control, a change in the composition of the board, or any other event beyond the participant’s control. Participants may elect to receive their plan benefits in a lump sum, or in annual installments not to exceed ten years, or any other reasonable, board approval schedule. In connection with the offering, we established a parallel stock-based deferral plan for members of the Board of Trustees that would like to direct the investment of their accumulated plan deferrals to purchase shares of Beneficial Mutual Bancorp common stock. See “Executive Compensation – Stock-Based Deferral Plan” for a discussion of the new stock-based deferral arrangement for officers and directors. Currently, only one member of the Board of Trustees participates in the Non-vested Deferred Compensation Plan. The trustee has elected to invest his account balance at Beneficial Mutual Savings Bank and currently earns 4% on his plan funds.

Corporate Governance/Compensation Committee Interlocks and Insider Participation

          The members of the Corporate Governance/Compensation Committee of Beneficial Mutual Savings Bank for the fiscal year ended December 31, 2006 included Messrs. Lewis, O’Neill, Boehne, Henkels, Henrich and Kahn. No committee member serves or has served as an officer and/or employee of Beneficial Mutual Savings Bank. No executive officer of Beneficial Mutual Bancorp or Beneficial Mutual Savings Bank serves or has served as a member of the compensation committee of another entity, one of whose executive officers serves on the compensation committee or as a director of Beneficial Mutual Bancorp. No executive officer of Beneficial Mutual Bancorp or Beneficial Mutual Savings Bank serves or has served as a director of another entity one of whose executive officers serves on the Corporate Governance Committee or Compensation Committee of Beneficial Mutual Bancorp.

Transactions with Management

          Loans and Extensions of Credit. The aggregate amount of loans by Beneficial Mutual Savings Bank to its executive officers and directors, and members of their immediate families, was $592,000 at December 31, 2006. As of that date, these loans were performing according to their original terms. The outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Beneficial Mutual Savings Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. For information about restrictions on our ability to make loans to insiders, see “Regulation and Supervision—Bank Regulation—Transactions with Related Parties.”

          Other Transactions. Executive officer Robert Bush, as a former selling shareholder of Paul Hertel & Co., Inc., received final payments of $125,000 in the aggregate in 2006 related to the purchase of Paul Hertel & Co., Inc. pursuant to the asset purchase agreement dated January 14, 2005 by and among Beneficial Insurance Services, LLC, as buyer, and Paul Hertel & Co., Inc., as seller, and the shareholders of Paul Hertel & Co., Inc., as the selling shareholders. Mr. Bush owned 21,045 shares of common stock, or 43.2%, of the former company and had served as its President and Chief Executive Officer prior to its acquisition by Beneficial Insurance Services, LLC.

Indemnification for Directors and Officers

          Beneficial Mutual Bancorp’s bylaws provide that Beneficial Mutual Bancorp shall indemnify all officers, directors and employees of Beneficial Mutual Bancorp to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Beneficial Mutual

Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under federal law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Beneficial Mutual Bancorp pursuant to its bylaws or otherwise, Beneficial Mutual Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

          The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 25% in the aggregate of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories.

Name	Proposed Purchases of Stock in the Offering		Percentage of Shares at the Minimum of the Offering Range	Percentage of Shares at the Maximum of the Offering Range	Percentage of Total Outstanding Shares at the Minimum of the Offering Range	Percentage of Total Outstanding Shares at the Maximum of the Offering Range

	Number of Shares	Dollar Amount

Directors:
R. Joseph Barnes, Jr.	2,500	$25,000	0.01%	0.01%	.004%	.003%
Edward G. Boehne	10,000	100,000	0.07	0.05	.018	.014
Gerard P. Cuddy	20,000	200,000	0.13	0.10	.036	.027
Frank A. Farnesi	20,000	200,000	0.13	0.10	.036	.027
Elizabeth H. Gemmill	14,000	140,000	0.09	0.07	.025	.019
Thomas F. Hayes	20,000	200,000	0.13	0.10	.036	.027
Paul M. Henkels	10,000	100,000	0.07	0.05	.018	.014
William J. Henrich, Jr., Esq.	2,500	25,000	0.01	0.01	.004	.003
Charles Kahn, Jr.	30,000	300,000	0.20	0.15	.053	.041
Thomas J. Lewis	7,500	75,000	0.05	0.04	.013	.010
Joseph J. McLaughlin	10,000	100,000	0.07	0.05	.018	.014
Michael J. Morris	50,000	500,000	0.33	0.24	.089	.069
George W. Nise	40,000	400,000	0.26	0.19	.071	.055
Donald F. O’Neill	20,000	200,000	0.13	0.10	.036	.027

Executive Officers Who Are Not Directors:
Robert J. Bush	40,000	400,000	0.26	0.19	.071	.055
Joseph F. Conners	10,000	100,000	0.07	0.04	.018	.014
Paul R. Driscoll	10,000	100,000	0.07	0.04	.018	.014
Andrew J. Miller	10,000	100,000	0.07	0.04	.018	.014

All directors and executive officers as a group (18 persons)	326,500	$3,265,000	2.15%	1.59%	0.582%	0.448%

Directors of FMS Financial Who Will Become Directors of Beneficial Mutual Bancorp:
	Maximum Number of Shares That Could Be Received in Exchange for FMS Financial Shares				Percentage of Total Outstanding Shares at the Minimum of the Offering Range	Percentage of Total Outstanding Shares at the Maximum of the Offering Range

Craig W. Yates (1)	3,883,289	—			6.924%	5.329%

Roy D. Yates (1)	1,308,036	—			2.332	1.795

(1)

It is expected that Craig W. Yates and Roy D. Yates, both directors of FMS Financial who will become directors of Beneficial Mutual Bancorp following the consummation of the merger, will elect to receive shares of Beneficial Mutual Bancorp in exchange for their FMS Financial common stock in the merger. Based upon their ownership of FMS Financial shares, Craig W. Yates and Roy D. Yates may receive up to a maximum of 3,883,289 and 1,308,036 shares, respectively, in the merger, however, there can be no guarantee that their elections will be fully satisfied. Neither Craig W. Yates nor Roy D. Yates will purchase stock in the offering.

Regulation and Supervision

          The following discussion describes elements of an extensive regulatory framework applicable to savings and loan holding companies and banks and specific information about Beneficial Mutual Savings Bank, Beneficial Mutual Bancorp and Beneficial Savings Bank MHC. Federal and state regulation of banks and bank holding companies is intended primarily for the protection of depositors and the Deposit Insurance Fund, rather than for the protection of potential shareholders and creditors.

General

          Beneficial Mutual Savings Bank is a Pennsylvania-chartered savings bank that is subject to extensive regulation, examination and supervision by the Pennsylvania Department of Banking (the “Department”), as its primary regulator, and the Federal Deposit Insurance Corporation, as its deposits insurer. Beneficial Mutual Savings Bank is a member of the Federal Home Loan Bank system and, with respect to deposit insurance, of the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. Beneficial Mutual Savings Bank must file reports with the Department and the Federal Deposit Insurance Corporation concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other savings institutions. The Department and/or the Federal Deposit Insurance Corporation conduct periodic examinations to test Beneficial Mutual Savings Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in the regulatory requirements and policies, whether by the Department, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on Beneficial Mutual Savings Bank, Beneficial Mutual Bancorp, Beneficial Savings Bank MHC and their operations.

          Certain regulatory requirements applicable to Beneficial Mutual Savings Bank, Beneficial Mutual Bancorp and Beneficial Savings Bank MHC are referred to below or elsewhere herein. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Beneficial Mutual Savings Bank, Beneficial Mutual Bancorp and Beneficial Savings Bank MHC and is qualified in its entirety by reference to the actual statutes and regulations.

Bank Regulation

          Pennsylvania Savings Bank Law. The Pennsylvania Banking Code of 1965, as amended (the “1965 Code”), and the Pennsylvania Department of Banking Code, as amended (the “Department Code,” and collectively, the “Codes”), contain detailed provisions governing the organization, location of offices, rights and responsibilities of directors, officers and employees, as well as corporate powers, savings and investment operations and other aspects of the Bank and its affairs. The Codes delegate extensive rule-making power and administrative discretion to the Department so that the supervision and regulation of state-chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices. Specifically, under the Department Code, the Department is given the authority to exercise such supervision over state-chartered savings banks as to afford the greatest safety to creditors, shareholders and depositors, ensure business safety and soundness, conserve assets, protect the public interest and maintain public confidence in such institutions.

          The 1965 Code provides, among other powers, that state-chartered savings banks may engage in any activity permissible for a national banking association or federal savings association, subject to regulation by the Department (which shall not be more restrictive than the regulation imposed upon a national banking association or federal savings association, respectively). Before it engages in such an activity allowable for a national banking association or federal savings association, a state-chartered savings bank must either obtain prior approval from the Department or provide at least 30 days’ prior written notice to the Department. The authority of Beneficial Mutual Savings Bank under Pennsylvania law, however, may be constrained by federal law and regulation. See “—Investments and Activities.”

          Regulatory Capital Requirements. Under Federal Deposit Insurance Corporation regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as Beneficial Mutual Savings Bank, are required to comply with minimum leverage capital requirements. For an institution determined by the Federal Deposit Insurance Corporation to not be anticipating or experiencing significant growth and to be in general a strong banking institution, rated composite 1 under the Uniform Financial Institutions Rating System established by the Federal Financial Institutions Examinations Council, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3%. For all other institutions, the minimum leverage capital ratio is not less than 4%. Tier 1 capital is the sum of common stockholders’ equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and a percentage of certain nonfinancial equity investments.

          Beneficial Mutual Savings Bank must also comply with the Federal Deposit Insurance Corporation risk-based capital guidelines. The Federal Deposit Insurance Corporation guidelines require state non-member banks to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital being required for the categories perceived as representing greater risk.

          State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock, long-term preferred stock, hybrid capital instruments, including mandatory convertible debt securities, term subordinated debt and certain other capital instruments and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital. At December 31, 2006, Beneficial Mutual Savings Bank met each of these capital requirements. As savings and loan holding companies regulated by the Office of Thrift Supervision, Beneficial Mutual Bancorp and Beneficial Savings Bank MHC are not subject to any separate regulatory capital requirements.

          Restrictions on Dividends. Beneficial Mutual Bancorp’s ability to declare and pay dividends may depend in part on dividends received from Beneficial Mutual Savings Bank. The 1965 Code regulates the distribution of dividends by savings banks and provides that dividends may be declared and paid only out of accumulated net earnings and may be paid in cash or property other than its own shares. Dividends may not be declared or paid unless stockholders’ equity is at least equal to contributed capital.

          Interstate Banking and Branching. Federal law permits a bank, such as Beneficial Mutual Savings Bank, to acquire an institution by merger in a state other than Pennsylvania unless the other state has opted out. Federal law also authorizes de novo branching into another state if the host state enacts a law expressly permitting out of state banks to establish such branches within its borders. Beneficial Mutual Savings Bank currently has two full-service locations in Burlington and Camden Counties, New Jersey. Additionally, the Bank expects to acquire additional New Jersey branch locations in connection with its merger with Farmers & Mechanics Bank. See “The Acquisition of FMS Financial” for further discussion of the merger. At its interstate branches, Beneficial Mutual Savings Bank may conduct any activity that is authorized under Pennsylvania law that is permissible either for a New Jersey savings bank (subject to applicable federal restrictions) or a New Jersey branch of an out-of-state national bank. The New Jersey Department of Banking and Insurance may exercise certain regulatory authority over the Bank’s New Jersey branches.

          Prompt Corrective Regulatory Action. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes three categories of capital deficient institutions: undercapitalized, significantly undercapitalized and critically undercapitalized.

          The Federal Deposit Insurance Corporation has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of

4% or greater and generally a leverage ratio of 4% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or generally a leverage ratio of less than 4% (3% or less for institutions with the highest examination rating). An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%. As of December 31, 2006, Beneficial Mutual Savings Bank met the conditions to be classified as a “well capitalized” institution.

          “Undercapitalized” banks must adhere to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. No institution may make a capital distribution, including payment as a dividend, if it would be “undercapitalized” after the payment. A bank’s compliance with such plans is required to be guaranteed by its parent holding company in an amount equal to the lesser of 5% of the institution’s total assets when deemed undercapitalized or the amount needed to comply with regulatory capital requirements. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the Federal Deposit Insurance Corporation to sell sufficient voting stock to become adequately capitalized, requirements to reduce assets and cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions must comply with additional sanctions including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

          Investments and Activities. Under federal law, all state-chartered Federal Deposit Insurance Corporation-insured banks have generally been limited to activities as principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law. The Federal Deposit Insurance Corporation Improvement Act and the Federal Deposit Insurance Corporation permit exceptions to these limitations. For example, state chartered banks, such as Beneficial Mutual Savings Bank, may, with Federal Deposit Insurance Corporation approval, continue to exercise grandfathered state authority to invest in common or preferred stocks listed on a national securities exchange or the Nasdaq Global Select Market and in the shares of an investment company registered under federal law. All non-subsidiary equity investments, unless otherwise authorized or approved by the Federal Deposit Insurance Corporation, must have been divested by December 19, 1996, under a Federal Deposit Insurance Corporation-approved divesture plan, unless such investments were grandfathered by the Federal Deposit Insurance Corporation. Beneficial Mutual Savings Bank received grandfathering authority from the Federal Deposit Insurance Corporation to invest in listed stocks and/or registered shares. The maximum permissible investment is 100% of Tier I capital, as specified by the Federal Deposit Insurance Corporation’s regulations, or the maximum amount permitted by Pennsylvania Banking Law, whichever is less. Such grandfathering authority may be terminated upon the Federal Deposit Insurance Corporation’s determination that such investments pose a safety and soundness risk to Beneficial Mutual Savings Bank or if Beneficial Mutual Savings Bank converts its charter or undergoes a change in control. In addition, the Federal Deposit Insurance Corporation is authorized to permit such institutions to engage in other state authorized activities or investments (other than non-subsidiary equity investments) that meet all applicable capital requirements if it is determined that such activities or investments do not pose a significant risk to the Deposit Insurance Fund. As of December 31, 2006, Beneficial Mutual Savings Bank held no marketable equity securities under such grandfathering authority.

          Transactions with Related Parties. Federal law limits Beneficial Mutual Savings Bank’s authority to lend to, and engage in certain other transactions with (collectively, “covered transactions”), “affiliates” (e.g., any company that controls or is under common control with an institution, including Beneficial Mutual Bancorp, Beneficial Savings Bank MHC and their non-savings institution subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must generally be on terms and under circumstances, that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

          The Sarbanes-Oxley Act of 2002 generally prohibits loans by Beneficial Mutual Savings Bank to its executive officers and directors. However, the law contains a specific exception for loans by Beneficial Mutual Savings Bank to its executive officers and directors in compliance with federal banking laws. Under such laws, Beneficial Mutual Savings Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The law limits both the individual and aggregate amount of loans Beneficial Mutual Bancorp may make to insiders based, in part, on Beneficial Mutual Bancorp’s capital position and requires certain board approval procedures to be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees.

          Enforcement. The Federal Deposit Insurance Corporation has extensive enforcement authority over insured savings banks, including Beneficial Mutual Savings Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices. The Federal Deposit Insurance Corporation has authority under federal law to appoint a conservator or receiver for an insured bank under limited circumstances.

          Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Federal Deposit Insurance Corporation determines that a savings institution fails to meet any standard prescribed by the guidelines, the Federal Deposit Insurance Corporation may require the institution to submit an acceptable plan to achieve compliance with the standard.

          Insurance of Deposit Accounts. Beneficial Mutual Savings Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. The Deposit Insurance Fund is the successor to the Bank Insurance Fund and the Savings Association Insurance Fund, which were merged in 2006. The Federal Deposit Insurance Corporation recently amended its risk-based assessment system for 2007 to implement authority granted by the Federal Deposit Insurance Reform Act of 2005 (the “Reform Act”). Under the revised system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution’s assessment rate depends upon the category to which it is assigned. Risk Category I, which contains the least risky depository institutions, is expected to include more than 90% of all institutions. Unlike the other categories, Risk Category I contains further risk differentiation based on the Federal Deposit Insurance Corporation’s analysis of financial ratios, examination component ratings and other information. Assessment rates are determined semi-annually by the Federal Deposit Insurance Corporation and currently range from five to seven basis points for the healthiest institutions (Risk Category I) to 43 basis points of assessable deposits for the riskiest (Risk Category IV). The Federal Deposit Insurance Corporation may adjust rates uniformly from one quarter to the next, except that no single adjustment can exceed three basis points.

          The Reform Act also provides for a one-time credit for eligible institutions based on their assessment base as of December 31, 1996. Subject to certain limitations with respect to institutions that are exhibiting weaknesses, credits can be used to offset assessments until exhausted. Beneficial Mutual Savings Bank’s one-time credit is expected to approximate $1.7 million. The Reform Act also provides for the possibility that the Federal Deposit Insurance Corporation may pay dividends to insured institutions once the Deposit Insurance Fund reserve ratio equals or exceeds 1.35% of estimated insured deposits.

          In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. This payment is established quarterly and during the calendar year ending December 31, 2006 averaged 1.28 basis points of assessable deposits.

          The Reform Act provides the Federal Deposit Insurance Corporation with authority to adjust the Deposit Insurance Fund ratio to insured deposits within a range of 1.15% and 1.50%, in contrast to the prior statutorily fixed ratio of 1.25%. The ratio, which is viewed by the Federal Deposit Insurance Corporation as the level that the fund should achieve, was established by the agency at 1.25% for 2007.

          The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Beneficial Mutual Savings Bank. Management cannot predict what insurance assessment rates will be in the future.

          Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of Beneficial Mutual Savings Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

          Federal Home Loan Bank System. Beneficial Mutual Savings Bank is a member of the Federal Home Loan Bank system, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Beneficial Mutual Savings Bank, as a member of the Federal Home Loan Bank of Pittsburgh, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Beneficial Mutual Savings Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at December 31, 2006 of $15.5 million.

          Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by the Federal Deposit Insurance Corporation regulations, a state non-member bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The Community Reinvestment Act neither establishes specific lending requirements or programs for financial institutions nor limits an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The Community Reinvestment Act requires the Federal Deposit Insurance Corporation, in connection with its examination of an institution, to assess the institution’s record of meeting the credit needs of its community and to consider such record when it evaluates applications made by such institution. The Community Reinvestment Act requires public disclosure of an institution’s Community Reinvestment Act rating. Beneficial Mutual Savings Bank’s latest Community Reinvestment Act rating received from the Federal Deposit Insurance Corporation was “satisfactory.”

Other Regulations

          Interest and other charges collected or contracted for by Beneficial Mutual Savings Bank are subject to state usury laws and federal laws concerning interest rates. Beneficial Mutual Savings Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Practices Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Beneficial Mutual Savings Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), and the related regulations of the Office of Thrift Supervision, which require savings associations operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering; and

•	The Gramm-Leach-Bliley Act, which placed limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties.

Holding Company Regulation

          General. Beneficial Mutual Bancorp and Beneficial Savings Bank MHC are savings and loan holding companies within the meaning of federal law. As such, they are registered with the Office of Thrift Supervision and are subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Office of Thrift Supervision has enforcement authority over Beneficial Mutual Bancorp and Beneficial Savings Bank MHC and their non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to Beneficial Mutual Savings Bank.

          The OTS also takes the position that its capital distribution regulations apply to state savings banks in savings and loan holding company structures. Those regulations impose limitations upon all capital distributions by an institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and prior approval of the Office of Thrift Supervision is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Beneficial Mutual Savings Bank, it is a subsidiary of a holding company. In the event Beneficial Mutual Savings Bank’s capital fell below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, Beneficial Mutual Savings Bank’s ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice.

          To be regulated as a savings and loan holding company by the Office of Thrift Supervision (rather than as a bank holding company by the Federal Reserve Board), Beneficial Mutual Savings Bank must qualify as a Qualified

Thrift Lender. To qualify as a Qualified Thrift Lender, Beneficial Mutual Savings Bank must maintain compliance with the test for a “domestic building and loan association,” as defined in the Internal Revenue Code, or with a Qualified Thrift Test. Under the Qualified Thrift Lender Test, a savings institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (1) specified liquid assets up to 20% of total assets; (2) intangibles, including goodwill; and (3) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed and related securities) in at least nine months out of each 12-month period. At year end 2006, Beneficial Mutual Savings Bank maintained __% of its portfolio assets in qualified thrift investments. Beneficial Mutual Savings Bank also met the QTL test in each of the prior four quarters.

          Restrictions Applicable to Mutual Holding Companies. According to federal law and Office of Thrift Supervision regulations, a mutual holding company, such as Beneficial Savings Bank MHC, may generally engage in the following activities: (1) investing in the stock of a stock savings association; (2) acquiring a mutual association through the merger of such association into a stock savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (3) merging with or acquiring another mutual or stock savings and loan holding company; (4) investing in a corporation the capital stock of which could be purchased by a federal savings association or a state savings association under Pennsylvania law; and (5) any activity approved by the Federal Reserve Board for a bank holding company or financial holding company or approved by Office of Thrift Supervision for multiple savings and loan holding companies.

          Federal law prohibits a savings and loan holding company, including a federal mutual holding company, from directly or indirectly, or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings institution, or its holding company, without prior written approval of the Office of Thrift Supervision. Federal law also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by federal law; or acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

          The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

          If the savings institution subsidiary of a savings and loan holding company fails to meet the qualified thrift lender test, the holding company must register with the Federal Reserve Board as a bank holding company within one year of the savings institution’s failure to so qualify.

          Stock Holding Company Subsidiary Regulation. The Office of Thrift Supervision has adopted regulations governing the two-tier mutual holding company form of organization and subsidiary stock holding companies that are controlled by mutual holding companies. We have adopted this form of organization and it will continue in place after the proposed offering. Beneficial Mutual Bancorp is the stock holding company subsidiary of Beneficial Savings Bank MHC. Beneficial Mutual Bancorp is permitted to engage in activities that are permitted for Beneficial Savings Bank MHC subject to the same restrictions and conditions.

          Waivers of Dividends by Beneficial Savings Bank MHC. Office of Thrift Supervision regulations require Beneficial Savings Bank MHC to notify the Office of Thrift Supervision if it proposes to waive receipt of dividends from Beneficial Mutual Bancorp. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to a waiver if: (1) the waiver would not be detrimental to the safe and sound operation of the savings association; and (2) the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members. We anticipate that Beneficial Savings Bank MHC will waive dividends that Beneficial Mutual Bancorp may pay, if any.

          Conversion of Beneficial Savings Bank MHC to Stock Form. Office of Thrift Supervision regulations permit Beneficial Savings Bank MHC to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and the board of directors has no current intention or plan to undertake a conversion transaction. In a conversion transaction, a new holding company would be formed as the successor to Beneficial Mutual Bancorp, Beneficial Savings Bank MHC’s corporate existence would end, and certain depositors of Beneficial Mutual Savings Bank would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of common stock held by stockholders other than Beneficial Savings Bank MHC would be automatically converted into a number of shares of common stock of the new holding company based on an exchange ratio determined at the time of conversion that ensures that stockholders other than Beneficial Savings Bank MHC own the same percentage of common stock in the new holding company as they owned in Beneficial Mutual Bancorp immediately before conversion. The total number of shares held by stockholders other than Beneficial Savings Bank MHC after a conversion transaction would be increased by any purchases by such stockholders in the stock offering conducted as part of the conversion transaction.

          Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

          Federal Securities Laws. Beneficial Mutual Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the offering. Upon completion of the offering, Beneficial Mutual Bancorp common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Beneficial Mutual Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

          The registration, under the Securities Act of 1933, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Beneficial Mutual Bancorp may be resold without registration. Shares purchased by an affiliate of Beneficial Mutual Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Beneficial Mutual Bancorp meets the current public information requirements of Rule 144, each affiliate of Beneficial Mutual Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Beneficial Mutual Bancorp or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Beneficial Mutual Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Federal and State Taxation

Federal Income Taxation

          General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been either audited or closed under the statute of limitations through tax year 2002. For its 2006 fiscal year, Beneficial Mutual Savings Bank’s maximum federal income tax rate was 35%.

          Beneficial Mutual Bancorp and Beneficial Mutual Savings Bank have entered into a tax allocation agreement. Because Beneficial Mutual Bancorp owns 100% of the issued and outstanding capital stock of Beneficial Mutual Savings Bank, Beneficial Mutual Bancorp and Beneficial Mutual Savings Bank are members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group Beneficial Mutual Bancorp is the common parent corporation. As a result of this affiliation, Beneficial Mutual Savings Bank may be included in the filing of a consolidated federal income tax return with Beneficial Mutual Bancorp and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

          Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and required savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves as of December 31, 1987. Approximately $2.3 million of our accumulated bad debt reserves would not be recaptured into taxable income unless Beneficial Mutual Savings Bank makes a “non-dividend distribution” to Beneficial Mutual Bancorp as described below.

          Distributions. If Beneficial Mutual Savings Bank makes “non-dividend distributions” to Beneficial Mutual Bancorp, the distributions will be considered to have been made from Beneficial Mutual Savings Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Beneficial Mutual Savings Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Beneficial Mutual Savings Bank’s taxable income. Non-dividend distributions include distributions in excess of Beneficial Mutual Savings Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Beneficial Mutual Savings Bank’s current or accumulated earnings and profits will not be so included in Beneficial Mutual Savings Bank’s taxable income.

          The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Beneficial Mutual Savings Bank makes a non-dividend distribution to Beneficial Mutual Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 35% federal corporate income tax rate. Beneficial Mutual Savings Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

          Pennsylvania Taxation. Beneficial Mutual Savings Bank, as a savings bank conducting business in Pennsylvania, is subject to tax under the Pennsylvania Mutual Thrift Institutions Tax Act, as amended to include thrift institutions having capital stock. Pursuant to the Mutual Thrift Institutions Tax, the tax rate is 11.5%. The Mutual Thrift Institutions Tax exempts Beneficial Mutual Savings Bank from other taxes imposed by the Commonwealth of Pennsylvania for state income tax purposes and from all local taxation imposed by political subdivisions, except taxes on real estate and real estate transfers. The Mutual Thrift Institutions Tax is a tax upon net income, determined in accordance with generally accepted accounting principles with certain adjustments. The Mutual Thrift Institutions Tax, in computing income according to generally accepted accounting principles, allows for the deduction of interest earned on state, federal and local obligations, while disallowing a portion of a thrift’s interest expense associated with tax-exempt income. Net operating losses, if any, can be carried forward a maximum of three years for Mutual Thrift Institutions Tax purposes.

          Philadelphia Taxation. In addition, as a savings bank conducting business in Philadelphia, Beneficial Mutual Savings Bank is also subject to the City of Philadelphia Business Privilege Tax. The City of Philadelphia Business Privilege Tax is a tax upon net income or taxable receipts imposed on persons carrying on or exercising for gain or profit certain business activities within Philadelphia. Pursuant to the City of Philadelphia Business Privilege Tax, the 2006 tax rate is 6.5% on net income and 0.1665% on gross receipts. For regulated industry taxpayers, the tax is the lesser of the tax on net income or the tax on gross receipts. The City of Philadelphia Business Privilege Tax allows for the deduction by financial businesses from receipts of (a) the cost of securities and other intangible property and monetary metals sold, exchanged, paid at maturity or redeemed, but only to the extent of the total gross receipts from securities and other intangible property and monetary metals sold, exchanged, paid out at maturity or redeemed; (b) moneys or credits received in repayment of the principal amount of deposits, advances, credits, loans and other obligations; (c) interest received on account of deposits, advances, credits, loans and other obligations made to persons resident or having their principal place of business outside Philadelphia; (d) interest received on account of other deposits, advances, credits, loans and other obligations but only to the extent of interest expenses attributable to such deposits, advances, credits, loans and other obligations; and (e) payments received on account of shares purchased by shareholders. An apportioned net operating loss may be carried forward for three tax years following the tax year for which it was first reported.

The Acquisition of FMS Financial

General

          On October 12, 2006, Beneficial Mutual Bancorp entered into an Agreement and Plan of Merger pursuant to which FMS Financial will merge with and into Beneficial Mutual Bancorp, with Beneficial Mutual Bancorp as the surviving entity. Immediately following the merger of FMS Financial with Beneficial Mutual Bancorp, Farmers & Mechanics Bank will merge with and into Beneficial Mutual Savings Bank, with Beneficial Mutual Savings Bank as the surviving entity.

Legal Steps of the Proposed Transaction

          In connection with the merger, FMS Financial’s shareholders will be given the opportunity to exchange their shares of FMS Financial common stock for $28.00 in cash, 2.80 shares of Beneficial Mutual Bancorp common stock for each share of FMS Financial stock, or a combination thereof, subject to the election and proration procedures set forth in the merger agreement. Pursuant to the terms of the merger agreement, at the effective time of the merger, FMS Financial will merge with and into Beneficial Mutual Bancorp with Beneficial Mutual Bancorp as the surviving entity. The charter and bylaws of Beneficial Mutual Bancorp will continue to be the charter and bylaws of the surviving corporation. Immediately following the merger of FMS Financial with and into Beneficial Mutual Bancorp, Farmers & Mechanics Bank with merge with and into Beneficial Mutual Savings Bank with Beneficial Mutual Savings Bank as the surviving entity.

          To be able to offer FMS Financial shareholders shares of Beneficial Mutual Bancorp common stock as part of the merger consideration, Beneficial Mutual Bancorp is conducting an initial public offering. The offering and the merger will occur simultaneously. Failure to complete either the offering or the merger will result in the termination of both transactions. Among the conditions that must be satisfied before the merger can be consummated is the receipt of all required regulatory approvals and the approval of FMS Financial shareholders. Beneficial Mutual Bancorp has filed applications with the Office of Thrift Supervision, Federal Deposit Insurance Corporation and Pennsylvania Department of Banking in connection with the merger.

          Beneficial Mutual Bancorp intends to conduct its offering at the same time FMS Financial is soliciting the approval of the merger from its shareholders. Beneficial Mutual Bancorp is mailing this prospectus to potential investors on or around May ___, 2007. FMS Financial mailed its proxy statement to its shareholders soliciting their votes in favor of the merger on or around May ___, 2007. The offering will terminate on June ___, 2007 unless extended to a later date. FMS Financial’s stockholder meeting is scheduled for June 28, 2007. Assuming FMS

Financial shareholders approve the merger and Beneficial Mutual Bancorp receives sufficient subscriptions to complete this offering, it is expected the offering and merger will be consummated in early July 2007.

Reasons for the Merger

          Our board of directors believes that the merger will enhance the competitive position of Beneficial Mutual Bancorp by enabling us to expand into Burlington and Camden Counties, New Jersey where we currently only have one branch office in each such County, as well as into Mercer County, New Jersey.

          The merger with FMS Financial will facilitate a key step in the execution of Beneficial Mutual Savings Bank’s management strategy; that is to increase market share in Beneficial Mutual Bank’s primary market area through the acquisition or purchase of deposits. The combination of both Beneficial Mutual Savings Bank and Farmers & Mechanics Bank will provide customers of both with convenient access to their accounts by increasing the number of branches available in Beneficial Mutual Savings Bank’s primary market area. Farmers & Mechanics Bank intends to close eleven of its existing branch offices prior to consummation of the merger. Notwithstanding the closing of these offices, many of which are located near other Farmers & Mechanics Bank offices that will remain open, a substantial branch network will exist for the convenience of our customers, including access to our convenient internet banking and substantial branch network throughout the Delaware Valley.

          The merger with FMS Financial will increase Beneficial Mutual Savings Bank’s deposit base and its loan portfolio. In addition, the merger, combined with the stock offering, will permit Beneficial Mutual Savings Bank to use a significant portion of its capital, while continuing to well exceed each of its regulatory capital requirements. In addition to enabling Beneficial Mutual Savings Bank to expand its franchise, which will enhance its ability to compete in its market area, the merger is also expected to reduce the pressure to leverage its balance sheet that typically exists when institutions with high capital levels engage in stock offerings. Accordingly, the stock offering is contingent upon the satisfaction or waiver of each of the conditions to the completion of the merger. In the event that such conditions are not satisfied or waived and the merger cannot be completed, Beneficial Mutual Bancorp will terminate the public stock offering and promptly return your funds with interest at our passbook savings rate.

          The terms of the merger agreement were the result of arm’s length negotiations between the representatives of Beneficial Mutual Bancorp and FMS Financial. In its deliberations and in making its determination, Beneficial Mutual Bancorp’s board of directors considered many factors including, without limitation, the factors described above, as well as the following:

•

information concerning the financial condition, results of operations, capital levels, asset quality and prospects of Beneficial Mutual Bancorp and FMS Financial, including consideration of both companies’ historical and projected results of operation and financial condition and a review of FMS Financial’s financial performance by comparison to peer group;

•	Beneficial Mutual Bancorp’s access to capital and managerial resources relative to that of FMS Financial;

•	the anticipated short-term and long-term impact the offering and merger will have on Beneficial Mutual Bancorp’s consolidated results of operations;

•

the general structure of the transaction and the perceived compatibility of the respective management teams and business philosophies of Beneficial Mutual Savings Bank and Farmers & Mechanics Bank, which Beneficial Mutual Savings Bank’s board believed would make it easier to integrate the operations of the two companies;

•

the belief that the merger will enhance Beneficial Mutual Savings Bank’s franchise value by the expansion of its branch network (on a consolidated basis) in the New Jersey market and by enhancing its ability to compete in its primary market area; and

•	Beneficial Mutual Savings Bank’s long-term growth strategy.

          The discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes all material factors considered by our board of directors. In reaching its determination to approve the merger, out board of directors did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

Consideration to be Received in the Merger

          When the merger becomes effective, each share of FMS Financial common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, subject to the election and proration procedures outlined in the merger agreement, (a) $28.00 in cash without interest, (b) 2.80 shares of Beneficial Mutual Bancorp common stock for each share of FMS Financial stock, or (c) a combination of cash and shares of Beneficial Mutual Bancorp common stock.

          Although shareholders of FMS Financial are being given the option to elect whether to receive cash, Beneficial Mutual Bancorp common stock, or a combination of the two, in exchange for their shares of FMS Financial common stock, all cash and stock elections will be subject to the allocation and proration procedures, as well as other provisions in the merger agreement. In particular, subject to adjustment, the maximum number of FMS Financial shares converted into the right to receive cash consideration will be 42.5% of the total outstanding FMS Financial stock and the total number of FMS Financial shares converted into the right to receive stock consideration shall be 57.5% of the total outstanding FMS Financial shares. To the extent necessary to maintain the aggregate pro forma tangible book value of the shares of Beneficial Mutual Bancorp common stock issued in the merger at not less than $65.6 million, the amount of FMS Financial common stock that will be converted into the right to receive cash will decrease to 35% and the maximum amount of FMS Financial common stock that may be converted into the right to receive Beneficial Mutual Bancorp common stock will increase to up to 65% of the outstanding FMS Financial shares. Based upon the current offering range, a maximum of 10,512,194, 10,953,103, 11,550,890 and 11,883,350 shares of Beneficial Mutual Bancorp stock will be issued in exchange for FMS Financial stock at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range.

          Neither Beneficial Mutual Bancorp nor FMS Financial is making any recommendation as to whether FMS Financial shareholders should elect to receive cash or Beneficial Mutual Bancorp common stock in the merger. Each holder of FMS Financial common stock must make his or her own decision with respect to such election.

          FMS Financial’s shareholders will not receive fractional shares of Beneficial Mutual Bancorp common stock. Instead, they will receive a cash payment for any fractional shares in an amount equal to the product of such fractional amount multiplied by $28.00.

Treatment of FMS Financial Stock Options

          Immediately prior to the effective time of the merger (after all of the conditions to the consummation of the merger, as described in the merger agreement, have been satisfied) each outstanding option to purchase shares of FMS Financial common stock will be cancelled in exchange for a cash payment from Beneficial Mutual Bancorp. The cash payment for each option will be equal to the excess of the $28.00 merger consideration over the exercise price per share of each option, net of any cash that must be withheld under the federal and state income and employment tax requirements.

Accounting Treatment

          Beneficial Mutual Bancorp will account for the merger under the “purchase” method of accounting in accordance with United States generally accepted accounting principles. Using the purchase method of accounting, the assets and liabilities of FMS Financial will be recorded by Beneficial Mutual Bancorp at their respective fair values at the time of the completion of the merger. The excess of FMS Financial’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

Tax Aspects

          Muldoon Murphy & Aguggia LLP, our counsel, has delivered to us its opinion, dated as of the date of this prospectus, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that, consequently, the merger will be tax-free to Beneficial Savings Bank MHC, Beneficial Mutual Bancorp, FMS Financial, Farmers & Mechanics Bank, Beneficial Mutual Savings Bank and Beneficial Mutual Savings Bank’s account holders.

Regulatory Approvals Needed to Complete the Merger and Offering

          General. The merger cannot proceed in the absence of the requisite regulatory approvals. See “The Acquisition of FMS Financial—Conditions to Completion of the Merger” and “—Termination.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “The Acquisition of FMS Financial—Conditions to Completion of the Merger.”

          The approval of an application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting FMS Financial common stock to Beneficial Mutual Bancorp common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

          Merger Approvals. Completion of the merger is subject to prior approval of the Federal Deposit Insurance Corporation, the Office of Thrift Supervision and the Pennsylvania Department of Banking. In reviewing applications for transactions of this type, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, and competitive factors. Similarly, the Pennsylvania Department of Banking must consider, among other factors, whether the merger will be consistent with adequate and sound banking practices and in the public interest on the basis of the following: (i) the financial history and condition of the parties; (ii) their prospects; (iii) the character of their management; (iv) the potential effect of the merger on competition; and (v) the convenience and needs of the area primarily to be served by the resulting institution. In addition, the Federal Deposit Insurance Corporation may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. Beneficial Mutual Bancorp filed applications with the Federal Deposit Insurance Corporation, the Office of Thrift Supervision and the Pennsylvania Department of Banking on March 14, 2007.

          Under the Community Reinvestment Act of 1977, the Federal Deposit Insurance Corporation must take into account the record of performance of Farmers & Mechanics Bank and Beneficial Mutual Savings Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. Farmers & Mechanics Bank received an “Outstanding” rating during its last Community Reinvestment Act examination by the Office of Thrift Supervision and Beneficial Mutual Savings Bank received a “Satisfactory” rating during its last Community Reinvestment Act examination conducted by the Federal Deposit Insurance Corporation.

          In addition, a period of 15 to 30 days must expire following approval by the Federal Deposit Insurance Corporation before completion of the merger of Beneficial Mutual Savings Bank and Farmers & Mechanics Bank is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While FMS Financial and Beneficial Mutual Bancorp believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger of the two banks, or that the Attorney General of the State of Pennsylvania will not challenge the merger of the two banks, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

          Offering Approvals. We have adopted a plan of stock issuance pursuant to which we are offering a minority of shares to the public and shareholders of FMS Financial. Consummation of the merger is subject to certain conditions, including the receipt of Beneficial Mutual Bancorp of all approvals necessary to complete its stock offering. Specifically, the offering must be approved by the Office of Thrift Supervision. Beneficial Mutual Bancorp’s offering applications were filed with the Office of Thrift Supervision on March 14, 2007. Beneficial Mutual Bancorp also filed a Registration Statement on Form S-1 with the Securities and Exchange Commission on March 14, 2007.

Interests of Certain Persons in the Merger

          As described below, certain of FMS Financial’s officers and directors have interests in the merger that are in addition to, or different from, the interests of FMS Financial’s shareholders generally. FMS Financial’s board of directors was aware of these conflicts of interest and took them into account in approving the merger.

          Appointment of Directors to the Beneficial Mutual Bancorp Board of Directors. Beneficial Mutual Bancorp will appoint two members of FMS Financial’s directors to the board of trustees of Beneficial Mutual Savings Bank and the boards of directors of Beneficial Mutual Bancorp and Beneficial Savings Bank MHC. Those individuals will be Craig W. Yates and Roy D. Yates.

          Creation of an Advisory Board. Beneficial Mutual Savings Bank has agreed to establish an advisory board for the purposes of both (i) assisting and advising in the integration of the operations of Farmers & Mechanics Bank with and into those of Beneficial Mutual Bancorp, and (ii) advising with respect to the operations of Beneficial Mutual Savings Bank. Each director of FMS Financial, other than Craig W. Yates and Roy D. Yates, will be invited to serve on the advisory board. Each advisory director will be paid an amount equal to the aggregate regular board fees paid to a member of both the FMS Financial and Farmers & Mechanics Bank boards of directors for the 12-month period immediately prior to the effectiveness of the merger. Beneficial Mutual Savings Bank has agreed to maintain the advisory board for a term of one year.

          Retention/Change in Control Bonuses. In connection with the merger, Beneficial Mutual Bancorp has agreed to pay change in control bonuses or retention bonuses to certain officers and key employees of FMS Financial or Farmers & Mechanics Bank (including Chief Executive Officer Craig Yates and other senior officers) totaling $2.05 million in aggregate. In addition, by June 1, 2007 or an otherwise mutually agreed upon time, FMS Financial will identify to Beneficial Mutual Bancorp certain additional employees of FMS Financial or Farmers & Mechanics Bank to receive change in control or retention bonuses in an aggregate amount not to exceed an additional $750,000.

          With respect to officers and employees scheduled to receive a change in control bonus, Beneficial Mutual Bancorp expects to enter into a separate agreement prior to the closing of the merger related to the payment of the agreed upon bonus within 30 days of the effective time of the merger. Such agreements will be guaranteed as long as the employee continues employment through the effective time of the merger. However, no change in control bonus would be payable to any officer or employee who terminates employment with FMS Financial or Farmers & Mechanics Bank prior to the effective time of the merger.

          With respect to officers and employees scheduled to receive a retention bonus, Beneficial Mutual Bancorp expects to enter into a separate retention agreement prior to the closing of the merger relating to the payment of the agreed upon bonus upon the completion of a period of employment specified by Beneficial Mutual Bancorp, in its sole discretion, but not to exceed six months after the merger. Such agreement will provide for payment of the bonus upon completion of the specified period of employment except in the event of the employee’s termination for cause on terms to be specified in the agreement. The agreement will further provide for payment of the bonus in the event of the employee’s termination without cause or by reason of death or disability prior to the expiration of the specified employment period. Except to the extent of any specific rights created by an individual retention agreement, an officer or employee covered by a retention bonus agreement would be an at-will employee of Beneficial Mutual Bancorp or one of its subsidiaries following the effective time of the merger. However, no retention bonus would be payable to any officer or employee covered by an agreement who terminates employment with FMS Financial or Farmers & Mechanics Bank prior to the effective time of the merger.

          Employee Severance. Except in the circumstances described below, an employee of FMS Financial or Farmers & Mechanics Bank who continues as an employee of Beneficial Mutual Bancorp or any of its subsidiaries but is involuntarily terminated, other than for cause (as defined in the preceding section), within twelve months of the effective time of the merger, will receive a lump sum payment within five business days of their termination date equal to the product of two weeks base pay (as defined below) and the employee’s years of service with FMS Financial, Farmers & Mechanics Bank and Beneficial Mutual Bancorp or any of its subsidiaries (including partial years of service), but not exceeding a total severance amount equal to 26 weeks of base pay. However, unless otherwise specified in an individual retention agreement or change in control bonus agreement, a senior officer or officer of FMS Financial or Farmers & Mechanics Bank who is eligible to receive a retention bonus or a change in control bonus will not be eligible to receive a separate severance benefit regardless of when such officer terminates employment with FMS Financial, Farmers & Mechanics Bank, Beneficial Mutual Bancorp or any of its subsidiaries and without regard to the reasons for such termination.

          With respect to the severance benefits described above, “base pay” means (i) the employee’s weekly salary at the rate in effect immediately prior to the termination date or (ii) in the case of an hourly employee, an amount equal to the product of the employee’s hourly wage rate at the rate in effect immediately prior to the termination date and the average number of hours such employee worked in each of the six weeks of 2007.

          Continued Director and Officer Liability Coverage. For a period of six years following the effective time of the merger, Beneficial Mutual Bancorp has agreed to indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors or officers of FMS Financial, Farmers & Mechanics Bank or any of their subsidiaries with respect to liabilities and claims (and related expenses, including fees and disbursements of counsel) made against them resulting from their service as such prior to the effective time of the merger to the same extent as FMS Financial currently provides for indemnification of its officers and directors. Beneficial Mutual Bancorp has also agreed to purchase and keep in force for a period of six years following the effective time of the merger directors’ and officers’ liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by FMS Financial’s and Farmers & Mechanics Bank’s existing directors’ and officers’ liability insurance for acts or omissions occurring on or prior to the effective time of the merger.

Employee Matters

          Cost efficiencies are being identified by management of Beneficial Mutual Bancorp and as decisions are made regarding the consolidation of certain Farmers & Mechanics Bank branch offices, decisions will also be made regarding certain FMS Financial and Farmers & Mechanics Bank management and employee positions that may be eliminated. Each person who is an employee of Farmers & Mechanics Bank as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of Beneficial Mutual Savings Bank. Beneficial Mutual Bancorp or its subsidiaries will make available employer provided health and other employee welfare benefit plans to each continuing employee on the same basis that such employees received coverage from Farmers & Mechanics Bank until Beneficial Mutual Savings Bank alters such benefits to make them consistent with the benefits being offered by Beneficial Mutual Savings Bank. Former employees of Farmers & Mechanics Bank who become employees of Beneficial Mutual Savings Bank in connection with the merger will be eligible to participate in the Beneficial Mutual Savings Bank’s Employees’ Savings Plan and the Beneficial Mutual Savings Bank Employee Stock Ownership Plan in accordance with the eligibility provisions of the respective plans. The FMS Financial defined benefit plan shall continue, except to the extent inconsistent with law, after the merger, for former Farmers & Mechanics Bank employees, until Beneficial Mutual Bancorp elects to take alternative action. Beneficial Mutual Bancorp has also agreed to honor all vested benefits or other vested amounts earned or accrued under Farmers & Mechanics Bank employee benefit plans, contracts and arrangements.

Time of Completion

          The closing of the merger will take place on a date the parties agree upon that occurs as promptly as practicable following the date on which the conditions to closing as described in the merger agreement have been satisfied. See “—Conditions to Completion of the Merger.” On the closing date, FMS Financial will merge with and into Beneficial Mutual

Bancorp. Beneficial Mutual Bancorp will file articles of combination with the Office of Thrift Supervision merging FMS Financial into Beneficial Mutual Bancorp and a certificate of merger with the New Jersey Secretary of State. The merger will become effective at the time stated in such articles of combination and certificate of merger.

          Beneficial Mutual Bancorp and FMS Financial are working hard to complete the merger quickly. It is currently expected that the merger will be completed at the beginning of the third calendar quarter of 2007. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing. Furthermore, either company may terminate the merger agreement if, among other reasons, the merger has not been completed on or before December 31, 2007, unless failure to complete the merger by that time is due to a failure to fulfill any material obligation under the merger agreement by the party seeking to terminate the agreement. See “—Terminating the Merger Agreement.”

Conditions to Completing the Merger

          Beneficial Mutual Bancorp’s and FMS Financial’s obligations to consummate the merger are conditioned on the following:

•	approval of the merger agreement by FMS Financial shareholders;

•

receipt of all required regulatory approvals, the satisfaction of all conditions required by the terms of such approvals and the expiration of all statutory waiting periods (and further, that no such approval shall contain any condition applicable to Beneficial Mutual Bancorp that is, in the reasonable judgment of Beneficial Mutual Bancorp, materially burdensome upon its conduct of business or would so adversely impact the economic and business benefits of the merger to Beneficial Mutual Bancorp so as to render it inadvisable to proceed with the merger);

•

no party to the merger being subject to any pending or overtly threatened suit, action or other proceeding before any court in which the consummation of the transactions contemplated by the merger agreement are restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of such transaction and, in either case, where in the reasonable judgment of either Beneficial Mutual Bancorp or FMS Financial, such suit, action or other proceeding is likely to have a material adverse effect with respect to such party’s interest;

•	the occurrence of the minority stock offering;

•

the registration statement of which this prospectus is a part of being declared effective by the Securities and Exchange Commission and the absence of any instituted or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement;

•	each party having performed and complied in all material respect with all of its covenants, agreements and other obligations under the merger agreement;

•

each party having ensured that all proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by the merger agreement, and all related documents, shall be reasonably satisfactory in form and substance to the other party, and shall have been made available to the other party for examination the originals or true and correct copies of all documents the other party may reasonably request in connection with the transactions contemplated by the merger agreement;

•

each party’s representations and warranties being true and correct (except to the extent any breaches of a representation or warranty, either individually or in the aggregate, do not or would not be reasonably likely to have a material adverse effect on the other party);

•	neither party having sustained a material adverse effect or change to its financial condition or results of operations since the execution of the merger agreement;

•

each party’s receipt of such certificates and documents of officers of the other party and public officials as shall be reasonably requested to establish the existence of the other party and the due authorization of the merger agreement and the transactions contemplated thereby;

•	the receipt by Beneficial Mutual Bancorp of a customary “comfort” letter from FMS Financial’s independent auditors regarding the financial condition of FMS Financial;

•	FMS Financial’s continued listing on the Nasdaq Global Market;

•	Beneficial Mutual Bancorp’s approval for listing on the Nasdaq Global Market or Nasdaq Global Select Market;

•	FMS Financial having used its best efforts to cause all of its outstanding stock options to have been terminated or cancelled;

•	Beneficial Mutual Bancorp’s cash payment for the outstanding FMS Financial options;

•	each party having received all required third party consents, the absence of which would materially and adversely affect such party;

•

receipt by Beneficial Mutual Bancorp and FMS Financial of an opinion from Beneficial Mutual Bancorp’s legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code;

•

receipt by FMS Financial of an opinion from Ryan Beck dated as of the date of the proxy statement to be used in connection with the FMS Financial stockholders’ meeting that the merger consideration to be paid to FMS Financial’s shareholders in the merger is fair from a financial point of view; and

•	the exchange agent shall have certified receipt of the aggregate merger consideration for all shares of FMS Financial common stock to be acquired in connection with the merger.

          Beneficial Mutual Bancorp and FMS Financial cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

          FMS Financial has agreed that, until completion of the merger and unless permitted by Beneficial Mutual Bancorp, it and its subsidiaries will:

          General Business

•

conduct its business in the usual, regular and ordinary course consistent with past practice (including ongoing review, testing, maintenance and assessment of disclosure controls and procedures and internal control over financial reporting);

•	maintain its books in accordance with GAAP;

•	conduct its business and operations only in accordance with safe and sound banking and business practices;

•

preserve intact its business organization, generally keep available the services of its officers and employees and preserve its relationships with customers, suppliers, agents, brokers and others having business dealings with them to the end that its goodwill and going businesses will be unimpaired at the effective time of the merger;

•

promptly advise Beneficial Mutual Bancorp orally and in writing of any event or series of events which has a material adverse effect on the financial condition or results of operations of FMS Financial;

Compliance with Law

•	use its best efforts to comply promptly with all requirements imposed by state or federal law with respect to the merger;

•	promptly cooperate with and furnish information to Beneficial Mutual Bancorp in connection with any such requirements imposed upon any of them in connection with the merger;

•

use its best efforts to obtain (and cooperate with Beneficial Mutual Bancorp in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the merger or the taking of any action contemplated thereby;

•	not knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this merger agreement;

          In addition to maintaining its business in the usual and ordinary course and complying with applicable laws, FMS Financial and Farmers & Mechanics Bank have agreed to restrict certain activities including, but not limited to the following:

          Cash Dividends

•

not declare or pay any cash dividends on or make other distributions with respect to capital stock, except that FMS Financial will be permitted to declare and pay a regular quarterly cash dividend not exceeding $0.03 per share;

Assets

•

not sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of FMS Financial on a consolidated business, nor acquire the assets of another entity;

Capital Stock

• not increase the shares of capital stock FMS Financial has outstanding;

Liabilities

•

not create or incur any liabilities, in a single transaction or series of related transaction, in excess of $50,000 other than liabilities incurred in the ordinary course of business or consistent with past practices;

Compensation

• generally not increase the compensation paid to its directors, officers and employees, except in accordance with past practices for those employees who are not executive or senior management;

Properties

•

not take steps to relocate operations from existing locations, nor enter into, renew, extend, amend or modify any lease or license with respect to any property, whether real or personal, with a term of more than one year or payments greater than $50,000;

• must use its best efforts to maintain its properties and assets in their present states of repair, order and condition;

Governing Documents

• not amend its articles of incorporation or bylaws;

Loans

•

Farmers & Mechanics Bank’s lending activities are restricted and Farmers & Mechanics Bank may not enter into, renew, modify or increase (i) any loan secured by lease receivables; (ii) any loan secured by commercial real estate involving an amount in excess of $1.25 million or any amount that, when aggregated with any and all loans to the same or related borrowers, would be in excess of $2.5 million (and in any event only if such loan has an existing debt service coverage ratio of not less than 1.20 and a loan value ratio in accordance with regulatory guidelines); (iii) any business loan involving an amount in excess of $250,000, or any amount that, aggregated with any and all loans to the same or related borrowers, would be in excess of $500,000 (and in any event only if such loan has an existing debt service coverage ratio of not less than 1.20); (iv) any loan or credit commitment (including letters of credit) which is secured by property located outside of New Jersey and Pennsylvania: and (v) any loan or credit commitment (including letters of credit) to, or make any investment in, any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of an existing loan, credit commitment or investment that (1) involves an amount in excess of $1.25 million or in any amount that, when aggregated with any and all loans or credit commitments to such person, would be in excess of $2.5 million (and in any event only if such loan has a loan-to-value ratio of not greater than 80% unless private mortgage insurance is purchased); (2) is to any person other than in accordance with its lending policies as in effect at the date of the merger agreement; or (3) involves any of the loans or other extensions of credit to which, or investments in which, are delinquent, non-performing or on a “watch-list” or similar internal report of FMS Financial;

•

there are also restrictions on making fixed rate loans, purchasing loans and loan participations and increasing or renewing any loan commitment to an executive officer, director of only 5% or greater shareholder of FMS Financial;

Taxation

•

not take any action which would, or fail to take any action contemplated by the merger agreement if such failure would disqualify the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

Portfolio

•

not materially restructure or change its investment securities portfolio through purchases, sales or otherwise, or change the manner in which the portfolio is classified or reported (in accordance with FAS 115 or otherwise);

Policies

• not implement or adopt any material change in its interest rate and other risk management policies, procedures or practices;

•

must follow its existing policies and practices with respect to managing its exposure to interest rate and other risk and may not change in any material respect any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspects of its business or operations, except for such changes as may be required by the rules of the AICPA or the FASB or by governmental authorities or by law;

Contracts

•

not knowingly default under the terms of any material contract, enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, derivative or synthetic mortgage product or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreement relating to the hedging of interest rate risks, or enter into any contract or agreement to buy, sell, exchange or otherwise deal in any tangible assets in a single transaction or a series of transactions in excess of $75,000 in aggregate value;

Indebtedness

•

not create or incur any mortgage, lien, pledge or security interest, against or in respect of any property or right of FMS Financial securing any obligation in excess of $75,000, except for any pledge or security interests given in connection with the acceptance of repurchase agreements or government deposits or if in the ordinary course of business consistent with past practice;

•

not discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with the terms thereof, or except in the ordinary course of business, if the cost to FMS Financial to do so is in excess of $75,000, unless such discharge or satisfaction is covered by general or specific reserves;

Settling Claims

• not settle or agree to settle any claim, action or proceeding, whether or not initiated in a court of law, against it for more than $75,000; and

Capital Expenditures

•

not make any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which is in excess of $75,000, and provided further that any computer or network equipment acquired by FMS Financial or its subsidiaries shall satisfy certain standards and specifications acceptable to Beneficial Mutual Bancorp.

Covenants of Beneficial Mutual Bancorp and FMS Financial in the Merger Agreement

          Agreement Not to Solicit Other Proposals. FMS Financial has agreed not to solicit, initiate or encourage any acquisition proposal by a third party, to participate in discussions or negotiations regarding an acquisition proposal or to enter into any agreement requiring it to abandon or terminate the merger agreement with Beneficial Mutual Bancorp. An acquisition proposal includes the making of a proposal by a third party with respect to the following:

•	any merger, consolidation, share exchange, business combination, or other similar transaction involving FMS Financial or Farmers & Mechanics Bank;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 24.9% or more of the assets of FMS Financial or Farmers & Mechanics Bank in a single transaction or a series of related transactions, excluding from this calculation such transactions undertaken in the ordinary course of business and consistent with past practice;

•

any sale of 24.9% or more of the outstanding shares of capital stock of FMS Financial or Farmers & Mechanics Bank (or securities convertible or exchangeable into or otherwise evidencing, or an agreement or instrument evidencing, the right to acquire capital stock);

•

the filing of an acquisition application (or the giving of an acquisition notice), whether in draft or final form, under the Home Owners’ Loan Act or under any other applicable law with respect to FMS Financial or Farmers & Mechanics Bank;

•

any person who has acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations of the Securities Exchange Commission promulgated thereunder) which has been formed which beneficially owns or has the right to acquire beneficial ownership of, 24.9% or more of the then outstanding shares of capital stock of FMS Financial; or

•	any public announcement of a proposal, plan or intention to do any of the foregoing.

          Notwithstanding these provisions, if FMS Financial receives an unsolicited acquisition proposal that its board of directors believes is superior to the terms of the merger with Beneficial Mutual Bancorp, then FMS Financial may furnish non-public information concerning FMS Financial to the person making the proposal and may engage in discussions with that person, but only if FMS Financial’s board of directors determines in good faith, based on advice of legal counsel, that failure to take such action would constitute a breach of its fiduciary duties to FMS Financial stockholders. If FMS Financial determines that it desires to accept a superior proposal, it shall notify Beneficial Mutual Bancorp in writing of its intent to terminate the merger agreement with Beneficial Mutual Bancorp in order to enter into an agreement in connection with the superior proposal. Beneficial Mutual Bancorp shall have three calendar days to evaluate and respond to FMS Financial’s notice. If Beneficial Mutual Bancorp notifies FMS Financial in writing within the three calendar days that it will at least match the terms of the superior proposal, then FMS Financial may not accept the superior proposal.

          Certain Other Covenants. The merger agreement also contains other agreements relating to the conduct of Beneficial Mutual Bancorp and FMS Financial before consummation of the merger, including the following:

•

each party shall afford to the other’s officers, employees, accountants, legal counsel and other representatives access, during normal business hours, to all of its and its subsidiaries, properties, books, contracts, commitments and records; provided that FMS Financial may redact any information from such materials which relates to assessments, analyses or discussions of a possible acquisition prior to the date of the merger agreement with Beneficial Mutual Bancorp, or which relates to matters or issues concerning its evaluation of the merger with Beneficial Mutual Bancorp or that would impair the ability of its board of directors to discharge its fiduciary duties;

•

each party shall (a) to the extent within its control, use best efforts to cause all of its representations and warranties contained in the merger agreement to be true and correct in all material respects at the effective time of the merger as if such representations and warranties had been made on and as of the effective time of the merger and (b) use best efforts to cause all of the conditions precedent set forth in the merger agreement to be satisfied;

•

neither party shall take any action, nor agree or commit to take any action, which would reasonably be expected to (a) adversely affect the ability of either party to obtain necessary regulatory approvals; (b) adversely affect a party’s ability to perform its covenants or agreements under the merger agreement; or (c) result in any of the conditions to the merger set forth in the merger agreement not being satisfied;

•

each party shall furnish to the other (a) a copy of each significant report, schedule and other document filed by or received by it or its subsidiaries pursuant to the requirements of federal or state securities laws or banking laws promptly after such documents are available; (b) its consolidated monthly consolidated financial statements (as prepared in accordance with its normal accounting procedures) promptly after such consolidated financial statements are available; (c) a summary of any action taken by its, or its subsidiaries’, boards of directors, or any committees thereof; and (d) all significant information concerning it and its subsidiaries’ business, properties and personnel as the other may reasonably request;

•

each party shall (a) confer with one another on a regular and frequent basis to report on operational matters and the general status of their respective ongoing business operations; (b) discuss with one another any matters directly affecting them in which any state or federal regulator of FMS Financial or Beneficial Mutual Bancorp is involved; and (c) provide prompt notice to the other of any litigation, arbitration, proceeding, governmental investigation, citation or action of any kind which may be commenced, threatened or proposed by any person concerning the legality, validity or propriety of the transactions contemplated by the merger agreement and, if any such litigation is commenced against any party to the merger agreement, the parties shall cooperate in all respects in connection with such litigation;

•

each party shall (a) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the merger (including making all filings and requests in connection with necessary regulatory approvals and furnishing all information in connection therewith); (b) promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon any of them in connection with the merger; and (c) take all reasonable actions necessary to obtain (and will cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private person, required to be obtained by the parties in connection with the merger or the taking of any action contemplated by the merger agreement;

•

each party will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary or advisable to consummate the transactions contemplated by the merger agreement including, but not limited to, the merger;

•

each party, subject to disclosure obligations imposed under applicable law, will cooperate with the other in the development and distribution of all news releases and other public information disclosures with respect to the merger and shall not issue any public announcement or statement with respect to the merger without prior consultation with the other party;

•	FMS Financial shall use its reasonable best efforts to maintain the listing of FMS Financial common stock on the Nasdaq Global Market though the effective time of the merger;

•

Beneficial Mutual Bancorp shall use its best efforts to cause the shares of Beneficial Mutual Bancorp to be issued pursuant to the merger agreement to be approved for listing on the Nasdaq Global Market or Nasdaq Global Select Market prior to the effective time of the merger;

•

Beneficial Mutual Bancorp will file a registration statement, of which this proxy statement/prospectus forms a part, with the Securities and Exchange Commission registering the shares of Beneficial Mutual Bancorp common stock to be issued pursuant to the merger agreement;

•

FMS Financial will use its best efforts to cause to be delivered to Beneficial Mutual Bancorp a letter from Grant Thornton LLP, FMS Financial’s independent auditors, and/or a letter from PricewaterhouseCoopers LLP, FMS Financial’s former independent auditors, each dated within three business days before the registration statement is declared effective by the Securities and Exchange Commission, and each addressed to Beneficial Mutual Bancorp, in form and substance reasonably satisfactory to Beneficial Mutual Bancorp, and each customary in scope and substance for letters delivered by independent public accountants in connection with similar registration statements;

•

FMS Financial, between the date of the merger agreement and the effective date of the merger, shall maintain disclosure controls and procedures that are effective to ensure that material information relating to FMS Financial and its shareholders are made known to the President and Chief Executive Officer and Chief Financial Officer of FMS Financial to record, process, summarize and report financial data in a timely and accurate manner and FMS Financial shall take appropriate corrective actions to address any significant deficiencies or material weaknesses identified in the internal controls;

•

FMS Financial will take all actions necessary to convene a meeting of its shareholders to vote on the merger agreement and the FMS Financial board of directors will recommend at the shareholder meeting that the shareholders vote to approve the merger and will use its reasonable best efforts to solicit shareholder approval, unless it determines that such actions would not comply with its fiduciary obligations to FMS Financial shareholders; and

•

FMS Financial will use its reasonable best efforts to cause each person who is an affiliate of it under Rule 145 of the Securities Act to deliver to Beneficial Mutual Bancorp a letter to the effect that such person will comply with Rule 145.

          For information on additional covenants made by Beneficial Mutual Bancorp and FMS Financial in connection with the merger, see “—Conditions to Completing the Merger” and “—Conduct of Business Before the Merger.”

Representations and Warranties Made by Beneficial Mutual Bancorp and FMS Financial in the Merger Agreement

          Beneficial Mutual Bancorp and FMS Financial have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. The representations and warranties must be true in all material respects (except to the extent any breaches of a representation or warranty, either individually or in the aggregate, do not or would not reasonably be likely to have a material adverse effect on the other party) through the completion of the merger. For more information, see “—Conditions to Completing the Merger.”

          The representations and warranties contained in the merger agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purpose of allocating risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors as statements of factual information.

Terminating the Merger Agreement

          The merger agreement may be terminated at any time prior to the completion of the merger, either before or after approval of the merger agreement by FMS Financial shareholders, as follows:

•	by the mutual written consent of the parties;

•	by either party if the shareholders of FMS Financial fail to approve the merger agreement;

•	by either party if regulatory approval of the merger or the minority offering has been denied;

•

by either party if the merger is not consummated by December 31, 2007; provided, however, that this right is not available to any party who failed to comply with a provision of the merger agreement that causes the delay;

•

by either party if the other breaches a representation or warranty or breaches a covenant or agreement so that the conditions of closing the merger cannot be satisfied and the breach is not cured within 30 days following written notice to the party committing the breach;

•	by either party if any of the conditions precedent to the obligations of such party cannot be satisfied by December 31, 2007;

•

by Beneficial Mutual Bancorp if FMS Financial fails to call a shareholder meeting and/or fails to recommend the merger or, after recommending approval, the board of directors of FMS Financial withdraws, qualifies or revises such recommendation;

•

by Beneficial Mutual Bancorp if a tender offer or exchange offer for 25% or more of FMS Financial common stock is commenced and the FMS Financial board of directors recommends that FMS Financial shareholders tender their shares or otherwise fails to recommend rejection of the tender offer;

•	by FMS Financial in the event that FMS Financial receives a superior proposal; or

•	by FMS if any required approval or non-objection from the Office of Thrift Supervision relating to change in control filings relating to FMS Financial have not been obtained.

Termination Fee

          FMS Financial Termination Fee. The merger agreement requires FMS Financial to pay Beneficial Mutual Bancorp a fee of up to $7.3 million if:

(i)

the merger agreement is terminated by Beneficial Mutual Bancorp because FMS Financial’s board of directors fails to recommend the merger to shareholders, withdraws such recommendation or fails to call a meeting of shareholders to vote on the merger, or supports a tender offer for FMS Financial’s common stock (except by Beneficial Mutual Bancorp) or fails to recommend that FMS Financial shareholders reject such a tender offer;

(ii)

the merger agreement is terminated by Beneficial Mutual Bancorp because FMS Financial breaches a representation or warranty or covenant that cannot be cured and within 18 months following the termination FMS Financial enters into an agreement with respect to or consummates an acquisition;

(iii)	the merger agreement is terminated by Beneficial Mutual Bancorp because of a willful breach by FMS Financial of any of its representations or warranties or covenants;

(iv)

the merger agreement is terminated by either Beneficial Mutual Bancorp or FMS Financial because FMS Financial’s shareholders fail to approve the merger and a third party acquisition proposal shall have been publicly announced;

(v)	FMS Financial terminates the merger agreement upon receipt of a superior proposal; or

(vi)

FMS Financial terminates the merger agreement because it is unable to receive the approval or non-objection of the Office of Thrift Supervision of change in bank control filings described in the merger agreement and FMS Financial enters into an agreement with respect to or consummates an acquisition within 18 months of termination.

          In the event that the termination fee becomes payable pursuant to (i), (iii) or (iv) above, FMS Financial shall pay a fee of $3.7 million immediately following termination and, if within 18 months FMS Financial enters into an agreement with respect to or consummates an acquisition, FMS Financial must pay the balance of the termination fee (i.e., $3.6 million).

          In the event that the termination fee becomes payable pursuant to (ii) above, the entire $7.3 million will be payable to Beneficial Mutual Bancorp upon the earliest of the date of execution of the agreement related to an acquisition or consummation of the acquisition; provided that, if the breach results from FMS Financial’s intentional or willful conduct or gross negligence, a fee of $3.7 million will be immediately payable upon termination and an additional fee of $3.6 million will become payable if within 18 months FMS Financial enters into an agreement with respect to or consummates an acquisition.

          In the event that the termination fee becomes payable pursuant to (v) above, the termination fee is due upon termination.

          In the event that the termination fee becomes payable pursuant to (vi) above, an amount equal to $1,800,000 shall be due upon the earliest of entering into an agreement related to or upon consummation of an acquisition.

          Beneficial Mutual Bancorp Special Payment. The merger agreement provides that Beneficial Mutual Bancorp will pay FMS Financial a termination fee of $5.5 million in the event FMS Financial terminates the merger agreement because Beneficial Mutual Bancorp fails to receive regulatory approval of the merger or the minority stock offering or fails to consummate the merger by December 31, 2007.

          Further, Beneficial Mutual Bancorp will pay FMS Financial a termination fee of $3.7 million in the event FMS Financial terminates the merger agreement because of a willful or intentional breach of a representation, warranty or covenant by Beneficial Mutual Bancorp.

Expenses

          Each of Beneficial Mutual Bancorp and FMS Financial will pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Merger Agreement

          The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the FMS Financial shareholders, except that after such approval no amendment shall be made without the further approval of the FMS Financial shareholders if such amendment: (a) alters or changes the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of FMS Financial common stock; (b) alters or changes any term of Beneficial Mutual Bancorp, Inc’s charter other than as provided in the merger agreement; or (c) alters or changes any of the terms and conditions of the merger agreement if such alteration or change would adversely affect the FMS Financial shareholders. No amendment, supplement, modification, waiver or termination of the merger agreement shall be binding unless executed in writing by the party to be bound thereby.

The Stock Offering

          This stock offering is being conducted pursuant to a plan of stock issuance approved by the board of directors of Beneficial Mutual Bancorp. The Office of Thrift Supervision also conditionally approved the plan of stock issuance; however, such approval does not constitute a recommendation or endorsement of the plan of stock issuance by such agency.

General

          On November 30, 2006, the board of directors of Beneficial Mutual Bancorp unanimously adopted a plan of stock issuance pursuant to which Beneficial Mutual Bancorp will offer a minority percentage of its common stock to qualifying depositors of Beneficial Mutual Savings Bank in a subscription offering and to shareholders of FMS Financial in accordance with the merger agreement, and, if necessary, to members of the general public through a direct community offering and/or a syndicate of registered broker-dealers. The plan of stock issuance was subsequently amended and restated on March 8, 2007. The amount of capital being raised in the offering is based on an appraisal of Beneficial Mutual Bancorp. Most of the terms of this offering are required by the regulations of the Office of Thrift Supervision. The Office of Thrift Supervision approved our plan of stock issuance, subject to the fulfillment of certain conditions.

          The following is a brief summary of the pertinent aspects of the offering. A copy of the plan of stock issuance is available from Beneficial Mutual Savings Bank upon request and is available for inspection at the offices of Beneficial Mutual Savings Bank and at the Office of Thrift Supervision. The plan of stock issuance is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Offering

          Our primary reasons for this offering are to:

•	issue stock and raise capital to provide the stock and funds necessary to acquire FMS Financial and support future expansion through branching and possibly through acquisition;

•	enhance profitability and earnings through investing and leveraging the proceeds, primarily through the acquisition of FMS Financial, and also through traditional funding and lending activities; and

•	implement equity compensation plans to retain and attract qualified directors, officers and staff and to enhance our current incentive-based compensation programs.

          As part of our business planning process, our board of directors concluded that additional capital was needed in order to increase our profitability and support asset growth and that the best way to accomplish this would be through a stock offering. The board of directors determined that a minority offering by Beneficial Mutual Bancorp was appropriate, because engaging in a full mutual-to-stock conversion would raise more capital than we had current plans to deploy. Further, the minority stock issuance permits us to control the amount of capital being raised by selecting the percentage of shares to be sold in the offering. Additionally, the board of directors preferred to remain in the mutual holding company structure because it provides for the continued control of Beneficial Mutual Bancorp by Beneficial Savings Bank MHC through its majority ownership position.

          The offering will afford our directors, officers and employees the opportunity to become stockholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The offering also will provide our customers and local community members with an opportunity to acquire our stock.

          The disadvantages of the offering considered by the board of directors are the additional expense and effort of operating as a public company, the inability of stockholders other than Beneficial Savings Bank MHC to obtain majority ownership of Beneficial Mutual Bancorp and Beneficial Mutual Savings Bank, which may result in the perpetuation of our management and board of directors, and that new forms of corporate ownership and regulatory policies relating to the mutual holding company structure may be adopted from time to time which may have an adverse impact on stockholders other than Beneficial Savings Bank MHC.

          Following the offering, a majority of our voting stock will still be owned by Beneficial Savings Bank MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. Beneficial Savings Bank MHC will be able to elect all of the members of Beneficial Mutual Bancorp’s board of directors, and will be able to control the outcome of most matters presented to our stockholders for resolution by vote. The matters as to which stockholders other than Beneficial Savings Bank MHC will be able to exercise voting control are limited and include any proposal to implement a stock-based incentive plan. No assurance can be given that Beneficial Savings Bank MHC will not take action adverse to the interests of other stockholders. For example, Beneficial Savings Bank MHC could prevent the sale of control of Beneficial Mutual Bancorp or defeat a candidate for the board of directors of Beneficial Mutual Bancorp or other proposals put forth by stockholders.

          This offering does not preclude the conversion of Beneficial Savings Bank MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, Beneficial Savings Bank MHC will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See “Risk Factors” and “Summary– Possible Conversion of Beneficial Savings Bank MHC to Stock Form.”

Subscription Offering and Subscription Rights

          Under the plan of stock issuance, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.

Persons with deposits in Beneficial Mutual Savings Bank with balances aggregating $50 or more (“qualifying deposits”) as of November 30, 2005 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts;

2.	Our employee stock ownership plan;

3.	Persons with qualifying deposits in Beneficial Mutual Savings Bank as of [March 31, 2007] (“supplemental eligible account holders”), other than our officers, directors and their associates; and

4.	Depositors of Beneficial Mutual Savings Bank as of [April 30, 2007], who are not eligible or supplemental eligible account holders (“other depositors”).
          The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of: the exchange of shares of FMS Financial required by the merger agreement; and all subscriptions having prior rights in the subscription offering up to the maximum and minimum purchase limitations set forth in the plan of stock issuance. See “The Stock Offering—Limitations on Purchases of Shares.” Under the merger agreement, FMS Financial shareholders may elect to exchange each share of FMS Financial common stock for $28.00 in cash, 2.80 shares of Beneficial Mutual Bancorp common stock in exchange for FMS Financial common stock, or a combination thereof.

          All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account. Joint account holders will be required to register stock subscribed for in the offering in the names of all of the joint account holders. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

          Priority 1: Eligible Account Holders. Subject to the purchase limitations as described below under “The Stock Offering—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$250,000 of common stock (which equals 25,000 shares);

•	one-tenth of 1% of the total offering of common stock in the subscription offering to persons other than Beneficial Savings Bank MHC; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holders and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $_____ million.

          If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of Beneficial Mutual Bancorp or Beneficial Mutual Savings Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Beneficial Mutual Savings Bank in the one year period preceding November 30, 2005.

          To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at November 30, 2005. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

          Priority 2: Tax-Qualified Employee Benefit Plans. Subject to the purchase limitations as described below under “The Stock Offering—Limitations on Purchases of Shares,” our tax-qualified employee benefit plans have the right to purchase up to 10% of the shares of common stock issued in the offering, including shares issued to Beneficial Savings Bank MHC, issued in the merger and contributed to The Beneficial Foundation. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 3.92% of the shares issued in the offering, including shares issued to Beneficial Savings Bank MHC, issued in the merger and contributed to The Beneficial Foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of stock issuance. If eligible account holders subscribe for all of the shares being sold, no shares will be available for our tax-qualified employee benefit plans. However, if we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to the amount of its subscription. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the Office of Thrift Supervision.

          Priority 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “The Stock Offering—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$250,000 of common stock (which equals 25,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons in the subscription offering other than Beneficial Savings Bank MHC; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $_______ million.

          If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

          To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at [March 31, 2007]. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

          Priority 4: Other Depositors. Subject to the purchase limitations as described below under “The Stock Offering—Limitations on Purchases of Shares,” each other depositor has the right to purchase up to the greater of $250,000 of common stock (which equals 25,000 shares) or one-tenth of 1% of the total offering of common stock to persons in the subscription offering other than Beneficial Savings Bank MHC. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other depositors. If shares are available for other depositors but there are not sufficient shares to satisfy all subscriptions by other depositors, shares first will be allocated so as to permit each subscribing other depositor, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other depositors in the proportion that each other depositor’s subscription bears to the total subscriptions of all such subscribing other depositors whose subscriptions remain unfilled.

          To ensure a proper allocation of stock, each other depositor must list on his or her stock order form all deposit accounts in which such other depositor had an ownership interest at April 30, 2007. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation.

          Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of stock issuance, will terminate at 4:00 p.m., Eastern time, on [DATE1], 2007. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

          Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our passbook rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days.

          Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of stock issuance reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable or unduly burdensome for reasons of cost or otherwise.

          Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of stock issuance or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. With the exception of IRA and Keogh account stock purchases, shares purchased in the subscription offering must be registered in the names of all depositors on the qualifying account(s). Deleting names of depositors or adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights. When registering your stock purchase on the order form, you should not add the name(s) of persons who have no subscription rights or who qualify in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the offering.

          If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States government. Illegal transfers of subscription rights, including agreements made prior to completion of the offering to transfer shares after the offering, have been subject to enforcement actions by the Securities and Exchange Commission as violations of Rule 10b-5 of the Securities Exchange Act of 1934.

          We intend to report to the Office of Thrift Supervision and the Securities and Exchange Commission anyone who we believe sells or gives away their subscription rights. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Direct Community Offering

          To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may, in our discretion, offer shares to the general public in a direct community offering. In the direct community offering, preference will be given to natural persons and trusts of natural persons who are residents of Chester, Delaware, Montgomery, Philadelphia and Bucks Counties, Pennsylvania and Burlington, Gloucester and Camden Counties, New Jersey.

          We will consider a person to be resident of Chester, Delaware, Montgomery, Philadelphia and Bucks Counties, Pennsylvania and Burlington, Gloucester and Camden Counties, New Jersey if he or she occupies a dwelling in the county, has the intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to a person’s resident status. In all cases, the determination of residence status will be made by us in our sole discretion.

          Purchasers in the community offering are eligible to purchase up to $250,000 of common stock (which equals 25,000 shares). If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.

          The community offering, if held, may commence concurrently with or subsequent to the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to modify or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

          The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering or Underwritten Public Offering

          The plan of stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill, acting as our agent. In such capacity, Sandler O’Neill may form a syndicate of other brokers-dealers who are NASD member firms. Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Sandler O’Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “The Stock Offering—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

          The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

          Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Purchasers in the syndicated community offering are eligible to purchase up to $250,000 of common stock (which equals 25,000 shares). We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

          If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of stock issuance and in excess of the proposed director and executive officer purchases discussed earlier, although no such purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of Beneficial Mutual Bancorp common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Limitations on Purchases of Shares

          In addition to the purchase limitations described above under “The Stock Offering—Subscription Offering and Subscription Rights,” “—Community Offering” and “—Syndicated Community Offering or Underwritten Public Offering,” the plan of stock issuance provides for the following purchase limitations:

•

The aggregate amount of our outstanding common stock owned or controlled by persons other than Beneficial Savings Bank MHC at the close of the offering must be less than 50% of our total outstanding common stock.

•

The maximum purchase of common stock by an individual, through one or more individual and/or joint deposit accounts, is $250,000. The maximum purchase of common stock by a group of persons through a single deposit account is $250,000, subject to increase as described below.

•

Except for our tax-qualified employee benefit plans, no person together with associates of or persons acting in concert with such person may purchase in the aggregate more than $500,000 of common stock (which equals 50,000 shares), subject to increase as described below.

•	Each subscriber must subscribe for a minimum of 25 shares.

•

The aggregate amount of common stock acquired in the offering by any non-tax-qualified employee plan or any management person and his or her associates may not exceed 4.9% of the (i) outstanding shares of common stock at the conclusion of the offering or (ii) the stockholders’ equity of Beneficial Mutual Bancorp at the conclusion of the offering. In calculating the number of shares held by management persons and their associates, shares held by any tax-qualified or non-tax-qualified employee stock benefit plan that are attributable to such person will not be counted.

•

The aggregate amount of common stock acquired in the offering by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, may not exceed 4.9% of (i) the outstanding shares of common stock at the conclusion of the offering or (ii) the stockholders’ equity of the Beneficial Mutual Bancorp at the conclusion of the offering.

•

The aggregate amount of common stock acquired in the offering by all of our stock benefit plans, other than employee stock ownership plans, may not exceed 25% of the outstanding common stock held by persons other than Beneficial Savings Bank MHC.

•

The aggregate amount of common stock acquired in the offering by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or persons in the secondary market, may not exceed 25% of (i) the outstanding shares of common stock held by persons other than Beneficial Savings Bank MHC at the conclusion of the offering or (ii) the stockholders’ equity of Beneficial Mutual Bancorp held by persons other than Beneficial Savings Bank MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates, shares held by any tax-qualified or non-tax-qualified employee stock benefit plan that are attributable to such persons will not be counted.

          We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering to persons other than Beneficial Savings Bank MHC. We do not intend to increase the maximum purchase limitation unless market conditions warrant. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

          In the event that we increase the maximum purchase limitation to more than 2% of the shares sold in the offering, orders for common stock in the syndicated community offering will be filled first to a maximum of 2% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all available shares have been allocated.

          In the event that we increase the maximum purchase limitation to 5% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering.

          The plan of stock issuance defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of stock issuance, our directors are not deemed to be acting in concert solely by reason of their board membership.

          The plan of stock issuance defines “associate,” with respect to a particular person, to mean:

•

a corporation or organization other than Beneficial Savings Bank MHC, Beneficial Mutual Bancorp or Beneficial Mutual Savings Bank or a majority-owned subsidiary of Beneficial Savings Bank MHC, Beneficial Mutual Bancorp or Beneficial Mutual Savings Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•

any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of Beneficial Savings Bank MHC, Beneficial Mutual Bancorp or Beneficial Mutual Savings Bank or any of their subsidiaries.

          For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of stock issuance. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing Arrangements

          Offering materials have been initially distributed through mailings to those eligible to subscribe in the subscription offering. To assist in the marketing of our common stock, we have retained Sandler O’Neill, which is a broker-dealer registered with the National Association of Securities Dealers, Inc. Sandler O’Neill will assist us in the offering by:

•

Consulting as to the financial and securities market implications of the plan of stock offering and any related corporate documents, including the percentage of common stock, to be offered in the offering;

•	Reviewing with the board the financial impact of the offering on Beneficial Mutual Bancorp, based upon the independent appraiser’s appraisal of the common stock;

•

Reviewing all offering documents, including this prospectus, stock order forms and related offering materials (although the preparation and filing of such documents is the responsibility of Beneficial Mutual Bancorp and its counsel);

•	Assisting in the design and implementation of a marketing strategy for the offering;

•	Assisting management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the offering; and

•	Providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

          For these services, Sandler O’Neill will receive a fee of sixty-five basis points (0.65%) of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan, to The Beneficial Foundation, and to our officers, employees and directors and their immediate families. In the event that Sandler O’Neill sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to sixty-five basis points of the dollar amount of total shares sold in the syndicated community offering, which fee, along with the fee payable to selected dealers (which may include Sandler O’Neill for the shares it sells) for the shares they sell, shall not exceed 5.0% of the aggregate dollar amount of shares sold in the syndicated offering. The maximum fee payable to Sandler O’Neill at the maximum, as adjusted of the offering range is $1,271,000 assuming all shares are sold in the subscription and community offerings. In the subscription and direct community offerings, Sandler O’Neill will also be reimbursed for its allocable expenses, including legal fees and expenses, advertising, syndication and travel expenses, in an amount not to exceed $75,000.

          We will indemnify Sandler O’Neill against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Description of Sales Activities

          Beneficial Mutual Bancorp will offer the common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at our stock information center. The stock information center is expected to operate during normal business hours throughout the subscription offering and community offering. It is expected that at any particular time one or more Sandler O’Neill employees will be working at the stock information center. Employees of Sandler O’Neill will be responsible for mailing materials relating to the offering, responding to questions regarding the offering and processing stock orders.

          Sales of common stock will be made by registered representatives affiliated with Sandler O’Neill or by the selected dealers managed by Sandler O’Neill Beneficial Mutual Savings Bank’s officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Beneficial Mutual Savings Bank’s officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Beneficial Mutual Savings Bank’s officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

          None of Beneficial Mutual Savings Bank’s officers, directors or employees will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the reorganization.

          None of Beneficial Mutual Savings Bank’s personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Beneficial Mutual Savings Bank’s personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Rule 3a4-1 generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Community Offerings

          Prospectus Delivery. To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than United States Mail. Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only if preceded or accompanied by a prospectus.

          Termination of Offering; Rejection of Orders. We reserve the right in our sole discretion to terminate the offering at any time and for any reason. We will terminate the offering in the event the merger with FMS Financial is terminated. In the event we terminate the offering for any reason, we will cancel any deposit account withdrawal holds and promptly return all funds submitted, with interest calculated at Beneficial Mutual Savings Bank’s applicable passbook savings rate from the date of receipt.

          We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of stock issuance.

          Use of Order Forms. In order to purchase shares of common stock in the subscription offering and direct community offering, you must submit a properly completed and signed original stock order form. We will not be required to accept orders submitted on photocopied or facsimiled stock order forms. All order forms must be received by our stock information center (not postmarked) prior to 4:00 p.m. Eastern time on [DATE1], 2007. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Beneficial Mutual Savings Bank. You may submit your order form and payment in one of three ways: by mail using the reply envelope provided; by overnight delivery to the indicated address noted on the form; or by hand delivery to the stock information center located at our main office. Order forms may not be delivered to Beneficial Mutual Savings Bank’s branch offices. Our interpretation of the terms and conditions of the plan of stock issuance and of the acceptability of the order forms will be final.

          We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed within 45 days after the end of the subscription offering, unless extended.

          To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest. When entering the stock registration on your stock order form, you should not add the name(s) of persons without subscription rights, or who qualify only in a lower purchase priority than you. Joint registration of shares purchased in the subscription offering will be allowed only if the qualifying deposit account is so registered.

          The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms where the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

          Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made only by:

•

Personal check, bank draft or money order made payable directly to Beneficial Mutual Bancorp (you may not remit Beneficial Mutual Savings Bank line of credit checks, and we will not accept third party checks, including those payable to you and endorsed over to Beneficial Mutual Bancorp); or

•	Authorization of withdrawal from the types of Beneficial Mutual Savings Bank deposit account(s) provided for on the stock order form.

          In the case of payments made by check or money order, these funds must be available in the account(s) when the order is received. Please do not overdraft your Beneficial Mutual Savings Bank account(s). No wire transfers will be accepted.

          Checks and money orders will be cashed immediately and the subscription funds will be held by Beneficial Mutual Savings Bank or, at our discretion, in an escrow account at an independent insured depository institution.

          Interest will be paid on payments made by check, bank draft or money order at our passbook rate from the date payment is received at the stock information center until the completion or termination of the offering. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the offering, unless the certificate matures after the date of receipt of the order form but before closing or termination of the offering, in which case funds will earn interest at the passbook rate from the date of maturity until the offering is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the offering. When the offering is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the offering is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

          If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription order is received. On your stock order form, please do not designate a withdrawal from accounts with check-writing privileges. Please submit a check instead. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate. You may not authorize direct withdrawal from a Beneficial Mutual Savings Bank IRA. If you wish to use funds in your Beneficial Mutual Savings Bank IRA to purchase shares of our common stock, please refer to the following section.

          The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the offering; provided that there is in force from the time of its subscription until the completion of the offering a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

          We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the offering. This payment may be made by wire transfer.

          Using IRA Funds To Purchase Shares. Our individual retirement accounts (IRAs) do not permit investment in common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that the funds will be used to purchase our common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an IRA with us to purchase common stock should contact the stock information center at least two weeks before [DATE1], 2007 because processing such transactions takes additional time.

How We Determined the Offering Range and the $10.00 Purchase Price

          Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma value on a fully converted basis, as determined by an independent appraisal. The term “fully converted” means that the appraiser assumed that 100% of our stock had been sold to the public. We have retained RP Financial, which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. RP Financial will receive fees totaling $140,000 for the preparation and delivery of the original appraisal report, plus reimbursement of reasonable out-of-pocket expenses and $15,000 for the preparation and delivery of each required updated appraisal report. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering.

          RP Financial prepared the appraisal taking into account the pro forma impact of the offering, as well as the merger. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual consolidated financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our stock issuance application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

          In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the impact of the acquisition of FMS Financial by Beneficial Mutual Bancorp;

•	our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

•

a comparative evaluation of the operating and financial statistics of Beneficial Mutual Savings Bank with those of other similarly-situated, publicly-traded savings associations and savings association holding companies;

•	the effect of the capital raised in this offering on our net worth and earnings potential;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities;

•	the aggregate size of the offering of common stock; and

•	our proposed dividend policy.

          Consistent with the Office of Thrift Supervision appraisal guidelines, the independent appraisal applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value after deducting intangible assets; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach, all of which are described in its report. RP Financial’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us after completion of the merger and the offering, subject to valuation adjustments applied by RP Financial to account for differences between Beneficial Mutual Bancorp and the peer group. The peer group analysis conducted by RP Financial included a total of ten publicly-traded mutual holding company institutions with assets between $750 million and $8.3 billion. The peer group is comprised of the largest mutual holding company institutions that have been in public ownership for at least one year. In preparing its appraisal, RP Financial considered the fully converted pricing ratios of the peer group and placed the greatest emphasis on the price-to-earnings approach and price-to-tangible book value approach with lesser emphasis on the price-to-book value and price-to-assets approaches in estimating pro forma market value. The peer group included companies with:

•	average assets of $2.8 billion;

•	average non-performing assets of 0.44% of total assets;

•	average loans of 69.0% of total assets;

•	average equity of 14.79% of total assets; and

•	average net income of 0.57% of average assets.

          On the basis of the analysis in its report, RP Financial has advised us that, in its opinion, as of February 23, 2007, our estimated pro forma market value on a fully converted basis, including shares issued in the merger with FMS Financial and issued to The Beneficial Foundation, was within the valuation range of $560,871,940 and $728,758,900 with a midpoint of $644,031,030.

          The following table presents a summary of selected pricing ratios for Beneficial Mutual Bancorp on a fully-converted basis, for the peer group companies on a fully-converted basis and for all publicly traded thrifts. Compared to the average pricing ratios of the peer group, Beneficial Mutual Bancorp’s pro forma pricing ratios at the midpoint of the offering range indicated a premium of 6.2% on a price-to-earnings basis and a discount of 11.7% on a price-to-tangible book value basis.

	Price to Earnings Multiple(1)		Price to Book Value Ratio(2)	Price to Tangible Book Value Ratio(2)

Beneficial Mutual Bancorp (pro forma):
Minimum	32.04	x	74.25%	91.37%
Midpoint	34.63	x	77.88%	93.95%
Maximum	36.96	x	80.98%	96.08%
Maximum, as adjusted	39.26	x	83.88%	98.02%

Peer Group (on a fully-converted basis):
Average	32.61	x	103.72%	106.37%
Median	32.94	x	102.10%	103.60%

All fully-converted, publicly-traded thrifts:
Average	19.51	x	150.95%	170.33%
Median	16.77	x	138.52%	161.35%

(1)	Ratios are based on earnings for the 12 months ended December 31, 2006 and share prices as of February 23, 2007.

(2)	Ratios are based on book value as of December 31, 2007 and share prices as of February 23, 2007.

          Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the valuation range was reasonable and adequate. Our board of directors determined that up to 33,028,390 shares of our common stock should be issued in connection with the merger, contributed to The Beneficial Foundation and sold in the offering at a purchase price of $10.00 per share. This would result in 45.32% of Beneficial Mutual Bancorp’s common stock being issued publicly following the offering and merger. This percentage may change slightly to conform with certain aspects of the merger agreement and the fixed number of shares being issued to The Beneficial Foundation. In addition, in the event less stock is sold in the offering, the percentage of stock that would be publicly issued following the offering would increase. See “Pro Forma Data—Analysis of Pro Forma Outstanding Shares of Beneficial Mutual Bancorp.” RP Financial’s valuation range yielded an offering range of $151,725,000 to $205,275,000, with a midpoint of $178,500,000. Dividing these dollar amounts by the purchase price resulted in an offering range of between 15,172,500 and 20,527,500 shares, with a midpoint of 17,850,000 shares. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

          Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

          If, upon completion of the subscription offering, a number of shares are subscribed for that is, when combined with the shares to be issued in connection with the merger, at least the minimum number of shares, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 23,606,625 shares without any further notice to you. In the event we sell up to 23,606,625 shares in the offering, we would be required to increase the number of shares we exchange for FMS Financial stock under the merger agreement to 11,883,350 shares.

          No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held. Under those circumstances, all funds would be promptly returned and all subscribers would be given the opportunity to place a new order. If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

          In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the consolidated financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

          Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Delivery of Certificates

          Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the offering. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Restrictions on Repurchase of Stock

          Under Office of Thrift Supervision regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Beneficial Mutual Savings Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Reorganization Applicable to Officers and Directors

          Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers. Purchases by directors and officers will be for investment purposes only and not for resale.

          Shares of common stock purchased by our directors and executive officers and their associates may not be sold for a period of one year following the offering, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

          Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Beneficial Mutual Savings Bank as account holders. While this aspect of the offering makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

          Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of stock issuance, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

          We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Material Income Tax Consequences

          In connection with the stock offering we have received an opinion of counsel with respect to federal tax laws that no gain or loss will be recognized by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinion summarized below addresses all material federal income tax consequences that are generally applicable to persons receiving subscription rights.

          Muldoon Murphy & Aguggia LLP has issued an opinion to us that, for federal income tax purposes:

•

it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Beneficial Mutual Bancorp to be issued to eligible account holders, supplemental eligible account holders and other depositors is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other depositors upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

•

it is more likely than not that the tax basis to the holders of shares of common stock purchased in the stock offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the stock offering; and

•	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

          The statements set forth in the first and second bullet points above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

          Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

          The opinion of Muldoon Murphy & Aguggia LLP is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See“Where You Can Find More Information.”

Interpretation, Amendment and Termination

          To the extent permitted by law, all interpretations by us of the plan of stock issuance will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of stock issuance provides that, if deemed necessary or desirable, we may substantively amend the plan of stock issuance as a result of comments from regulatory authorities or otherwise.

          Completion of the offering requires the sale of all shares of the common stock within 90 days following approval of the plan of stock issuance by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of stock issuance will be terminated and we will continue our business as a wholly owned subsidiary of Beneficial Savings Bank MHC. We may terminate the plan of stock issuance at any time. See “The Acquisition of FMS Financial—Terminating the Merger Agreement.”

The Beneficial Foundation

General

          In furtherance of our commitment to our local community, the plan of stock issuance provides that we will establish a charitable foundation in connection with the offering. We have established The Beneficial Foundation as a nonstock Pennsylvania corporation to serve as the charitable foundation. The foundation will be funded with up to

$500,000 in cash and 950,000 shares of Beneficial Mutual Bancorp common stock. By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of our community banking franchise. We believe the offering presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits.

Purpose of the Charitable Foundation

          We emphasize community lending and community activities. The Beneficial Foundation is being formed to complement, not to replace, our existing community activities. Although we intend to continue to emphasize community lending and community activities following the offering, such activities are not our sole corporate purpose. The Beneficial Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that The Beneficial Foundation will enable us to assist the communities within our market areas in areas beyond community development and lending and may enhance our current activities under the Community Reinvestment Act.

          We further believe that the funding of The Beneficial Foundation with our common stock will allow our community to share in our potential growth and success long after the offering. The Beneficial Foundation will accomplish that goal by providing for continued ties between our community and us, thereby forming a partnership within the communities in which we operate.

          The contribution to The Beneficial Foundation is intended to complement our traditional community lending and charitable activities. For the years ended December 31, 2006 and December 31, 2005, we contributed $552,809 and $501,784 respectively, to community organizations. We expect to continue making charitable contributions and donations within our community. In connection with the closing of the offering, we intend to contribute $500,000 in cash and 950,000 shares of our common stock to The Beneficial Foundation.

Structure of the Charitable Foundation

          The Beneficial Foundation will be incorporated under Pennsylvania law as a non-stock corporation. The Articles of Incorporation of The Beneficial Foundation will provide that The Beneficial Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Articles of Incorporation will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors or officers.

          The directors of The Beneficial Foundation will be elected by the existing board of directors of The Beneficial Foundation. We have selected four of our employees, one of whom is also a director, one of our independent directors, and one employee of FMS Financial to serve on the initial board of directors of the foundation. The employees who will serve as directors of the foundation are James J. Connor, Cheryl Giles, Loretta T. Ross and Gerard P. Cuddy, who is also a director. Elizabeth H. Gemmill, an independent director of Beneficial Mutual Bancorp and James E. Igo, a current employee of FMS Financial, will also serve as directors of the foundation. We also will select one additional person to serve on the foundation’s board of directors who will not be one of our officers or directors. As required by Office of Thrift Supervision regulations, this other director will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the offering, following the first anniversary of the offering, the foundation may alter the size and composition of its board of directors. However, for five years after the offering, one seat on the foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the foundation’s board of directors will be reserved for one of our directors. It is currently not anticipated that directors of the foundation will receive compensation for their service.

          The board of directors of The Beneficial Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a non-profit corporation, directors of The Beneficial Foundation will always be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of The Beneficial Foundation also will be responsible for directing the activities of the foundation, including the management and voting of our common stock held by the foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by The Beneficial Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our stockholders.

          The Beneficial Foundation’s place of business will be located at our administrative offices. The board of directors of The Beneficial Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between us and the foundation.

          The Beneficial Foundation will receive working capital from: (1) any cash on hand and any dividends that may be paid on our common stock in the future; (2) within the limits of applicable federal and state laws, loans collateralized by the common stock; or (3) the proceeds of the sale of any of the common stock in the open market from time to time. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, The Beneficial Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by us is that the amount of common stock that may be sold by The Beneficial Foundation in any one year shall not exceed 5% of the average market value of the assets held by The Beneficial Foundation, except where the board of directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

          Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Beneficial Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as The Beneficial Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether The Beneficial Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by The Beneficial Foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by our stockholders.

          We are authorized under federal law to make charitable contributions. We believe that the offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to The Beneficial Foundation on the amount of common stock to be sold in the offering. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.” The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

          We have received an opinion from our independent tax advisor that our contribution of our stock and cash to The Beneficial Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction under federal law in the amount of the fair market value of the stock at the time of the contribution, less the nominal amount that The Beneficial Foundation is required to pay us for such stock, plus the amount of cash contributed. Under the Internal Revenue Code, we are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five year period following the contribution to The Beneficial Foundation. We estimate that we will have sufficient income in the year in which the contribution is made and for the five-year period thereafter so that substantially all of the contribution should be deductible under federal law over the six-year period. Pennsylvania law does not provide a similar deduction. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible under federal law, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to The Beneficial Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

          Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction under federal law for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize The Beneficial Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to The Beneficial Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. See “Risk Factors—Risks Related to the Formation of the Charitable Foundation.”

          As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. The Beneficial Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Beneficial Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation

          Office of Thrift Supervision regulations impose the following conditions on the establishment of The Beneficial Foundation:

•	the Office of Thrift Supervision may examine the foundation at the foundation’s expense;

•	the foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•	the foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the Internal Revenue Service;

•	the foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

          In addition, within six months of completing the reorganization, The Beneficial Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

Restrictions on Acquisition of Beneficial Mutual Bancorp,
Beneficial Savings Bank MHC and
Beneficial Mutual Savings Bank

General

          Certain provisions in the charter and bylaws of Beneficial Mutual Bancorp may have antitakeover effects. In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Mutual Holding Company Structure

          Beneficial Savings Bank MHC will own a majority of the outstanding common stock of Beneficial Mutual Bancorp after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. For example, Beneficial Savings Bank MHC may exercise its voting control to prevent a sale or merger transaction or to defeat a stockholder nominee for election to the board of directors of Beneficial Mutual Bancorp. It will not be possible for another entity to acquire Beneficial Mutual Bancorp without the consent of Beneficial Savings Bank MHC. Beneficial Savings Bank MHC, as long as it remains in the mutual form of organization, will control a majority of the voting stock of Beneficial Mutual Bancorp.

Charter and Bylaws of Beneficial Mutual Bancorp

          Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by our board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in our charter and bylaws. See “Where You Can Find More Information” as to where to obtain a copy of these documents.

          Beneficial Ownership Limitation. Our charter provides that for a period of five years from the date of the consummation of the initial stock offering of Beneficial Mutual Bancorp, no person other than Beneficial Savings Bank MHC may acquire directly or indirectly the beneficial ownership of more than 10% of any class of an equity security of Beneficial Mutual Bancorp. In the event a person acquires shares in violation of this provision, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. This provision does not apply to a transaction in which Beneficial Mutual Bancorp fully converts from the mutual holding company form of organization.

          Board of Directors.

          Classified Board. Our board of directors is divided into three classes as nearly as equal in number as possible. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Beneficial Mutual Bancorp.

          Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the remaining directors although less than a quorum of the board of directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next election of directors by the stockholders. Our bylaws provide that a director may be removed from the board of directors prior to the expiration of his or her term only for cause and only upon the vote of a majority of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

          Elimination of Cumulative Voting. The charter of Beneficial Mutual Bancorp provides that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a stockholder group to elect a director nominee.

          Qualification. The bylaws provide that no person will be eligible to serve on the board of directors who (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, or (2) is a person against who a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

          Stockholder Action by Written Consent; Special Meetings of Stockholders. Our stockholders must act only through an annual or special meeting or by unanimous written consent. The bylaws provide that the president, a majority of the board of directors or holders of 10% or more of our outstanding shares may request the calling of a special meeting. The provisions of our charter and bylaws limiting stockholder action by written consent and calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called in accordance with the provisions of the bylaws. These provisions also would prevent the holders of a majority of common stock from unilaterally using the written consent procedure to take stockholder action.

          Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. Advance notice of nominations or proposed business by stockholders gives the board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.

          Stockholder Nominations. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the board of directors or by a stockholder who has given appropriate notice to Beneficial Mutual Bancorp before the meeting. Stockholder nominations must be in writing and delivered to the Secretary of Beneficial Mutual Bancorp at least 30 days prior to the date of the annual meeting, provided however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is given or made, notice by a stockholder of his or her intention to nominate a director must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure of the annual meeting was made.

          Stockholder Proposals. A stockholder may not bring new business before an annual meeting unless the stockholder has given Beneficial Mutual Bancorp appropriate notice of its intention to bring that business before the meeting. A stockholder may propose new business at an annual meeting; however, such business must be stated in writing and filed with Beneficial Mutual Bancorp’s Secretary at least 30 days before the date of the annual meeting, provided however, that when public notice of the date of the annual meeting is less than 40 days, notice by the stockholder of a proposal must not be received later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was made to the public. Additionally, if such proposal is not presented, in writing, to Beneficial Mutual Bancorp’s Secretary at least 30 days prior to such meeting, such nomination or proposal shall be laid over for action at an adjourned, special or annual meeting taking place 30 days or more thereafter. A stockholder who desires to raise new business must provide certain information to Beneficial Mutual Bancorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter.

          Authorized but Unissued Shares of Capital Stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our charter authorizes the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, it is anticipated that such uses will be unlikely given that Beneficial Savings Bank MHC must always own a majority of our common stock.

Regulatory Restrictions

          Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

          Restrictions on Remutualization Transactions. Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. However, in June 2003 the Office of Thrift Supervision issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. The Office of Thrift Supervision will require empirical data that demonstrates that the minority stockholders are receiving a reasonable value in proportion to their interest in the company. If any of the pricing parameters specified by the Office of Thrift Supervision are exceeded, the Office of Thrift Supervision will consider requiring that the transaction be approved by a majority of the votes eligible to be cast by the members of the acquiring mutual and the target mutual holding company without the use of running proxies.

          Since the Office of Thrift Supervision policy on remutualization transactions was issued, there has been only one such transaction announced. It is likely that the pricing parameters imposed by the Office of Thrift Supervision policy will make remutualization transactions less attractive to mutual holding companies.

          Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

          The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of Beneficial Mutual Bancorp Capital Stock

The common stock of Beneficial Mutual Bancorp represents nonwithdrawable capital, is not an account of any type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

General

          Beneficial Mutual Bancorp is currently authorized to issue 100,000 shares of common stock. Following completion of the offering and merger, Beneficial Mutual Bancorp will be authorized to issue four hundred (400) million shares, of which three hundred (300) million shares shall be common stock having a par value of $0.01 per share and one hundred (100) million shares shall be preferred stock having a par value of $.01 per share. Each share of Beneficial Mutual Bancorp’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of stock issuance, all stock will be duly authorized, fully paid and nonassessable. Beneficial Mutual Bancorp will not issue any shares of preferred stock in the offering.

Common Stock

          Dividends. Beneficial Mutual Bancorp can pay dividends if, as and when declared by its board of directors. The payment of dividends by Beneficial Mutual Bancorp is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of Beneficial Mutual Bancorp will be entitled to receive and share equally in dividends declared by the board of directors of Beneficial Mutual Bancorp. If Beneficial Mutual Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

          Voting Rights. After the offering, the holders of common stock of Beneficial Mutual Bancorp will possess exclusive voting rights in Beneficial Mutual Bancorp. They will elect Beneficial Mutual Bancorp’s board of directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of Beneficial Mutual Bancorp and Beneficial Mutual Savings Bank,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Beneficial Mutual Bancorp issues preferred stock, holders of Beneficial Mutual Bancorp preferred stock may also possess voting rights.

          Liquidation. If there is any liquidation, dissolution or winding up of Beneficial Mutual Savings Bank, Beneficial Mutual Bancorp, as the sole holder of Beneficial Mutual Savings Bank’s capital stock, would be entitled to receive all of Beneficial Mutual Savings Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Beneficial Mutual Savings Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Beneficial Mutual Bancorp, the holders of its common stock would be entitled to receive all of the assets of Beneficial Mutual Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If Beneficial Mutual Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

          Preemptive Rights; Redemption. Holders of the common stock of Beneficial Mutual Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

          Beneficial Mutual Bancorp will not issue any preferred stock in the offering and it has no current plans to issue any preferred stock after the offering. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

          We have registered our common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

          The legality of our common stock has been passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, D.C. The federal tax consequences of the stock offering have been opined upon by Muldoon Murphy & Aguggia LLP. Muldoon Murphy & Aguggia LLP has consented to the references to its opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill by Luse Gorman Pomerenk & Schick, P.C.

Experts

          The consolidated financial statements of Beneficial Mutual Bancorp as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, included in this prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph related to the application of Statement of Financial Accounting Standards No. 158 on December 31, 2006), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The consolidated financial statements of FMS Financial and subsidiary as of December 31, 2006 and for the year then ended have been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in their report with respect thereto, which is included in this prospectus and registration statement in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

          The financial statements of FMS Financial Corporation as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independence registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

          RP Financial has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

Change in FMS Financial Accountants

          On June 19, 2006, the Audit Committee of the board of directors of FMS Financial dismissed PricewaterhouseCoopers LLP as its independent registered public accounting firm.

          PricewaterhouseCoopers’ reports on FMS Financial’s consolidated financial statements for the fiscal years ended December 31, 2005 and 2004, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

          During the fiscal years ended December 31, 2005 and 2004 and through June 19, 2006, there were no disagreements with PricewaterhouseCoopers on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused them to make a reference thereto in their reports on the consolidated financial statements for such years. During the fiscal years ended December 31, 2005 and 2004 and through June 19, 2006 there were no reportable events described in Item 304(a) (1) (v) of Regulation S-K. FMS Financial has received a letter from PricewaterhouseCoopers stating that it agrees with the foregoing disclosure, which letter was filed as Exhibit 16 to the Form 8-K filed by FMS Financial with the Securities and Exchange Commission on June 23, 2006.

          Effective June 19, 2006, the Audit Committee of FMS Financial’s board of directors approved the engagement of Grant Thornton LLP as its independent registered public accounting firm. During the fiscal years ended December 31, 2005 and 2004 and through June 19, 2006, FMS Financial did not consult with Grant Thornton LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Where You Can Find More Information

          We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the stock offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at http://www.sec.gov.

          Beneficial Mutual Bancorp has filed an application for approval of the plan of stock issuance with the Office of Thrift Supervision. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

          A copy of the plan of stock issuance and each of Beneficial Mutual Savings Bank’s and Beneficial Mutual Bancorp’s charter and bylaws are available without charge from Beneficial Mutual Savings Bank.

          The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its website as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

Index to Consolidated Financial Statements of
Beneficial Mutual Bancorp

* * *

All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

* * *

All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

[LETTERHEAD OF DELOITTE & TOUCHE LLP]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Beneficial Mutual Bancorp, Inc. and Subsidiaries
Philadelphia, Pennsylvania

We have audited the accompanying consolidated statements of financial condition of Beneficial Mutual Bancorp, Inc. and Subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in retained earnings, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Beneficial Mutual Bancorp, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, on December 31, 2006, the Company adopted the provisions of the Statement of Financial Accounting Standards No. 158.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

March 12, 2007

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (dollars in thousands)

As of December 31, 2006 and 2005

	2006	2005
ASSETS
CASH AND CASH EQUIVALENTS
Cash and due from banks	$20,320	$27,766
Interest-bearing deposits	2,325	2,664
Federal funds sold	502	2,500
TOTAL CASH AND CASH EQUIVALENTS	23,147	32,930
INVESTMENT SECURITIES:
Available for sale (amortized cost of $335,265, 2006; $345,964, 2005)	330,867	341,104
Held to maturity (estimated fair value of $127,233, 2006; $159,950, 2005)	130,357	163,320
Federal Home Loan Bank stock, at cost	15,544	18,337
Total investment securities	476,768	522,761
LOANS	1,688,825	1,733,153
Allowance for loan losses	(17,368)	(17,096)
Net loans	1,671,457	1,716,057
ACCRUED INTEREST RECEIVABLE	11,565	10,028
BANK PREMISES AND EQUIPMENT, Net	33,168	31,466
OTHER ASSETS
Bank owned life insurance	28,003	26,562
Goodwill and other intangibles	8,635	9,061
Other assets	47,476	43,529
Total other assets	84,114	79,152

TOTAL ASSETS	$2,300,219	$2,392,394
LIABILITIES AND RETAINED EARNINGS
LIABILITIES:
Deposits:
Non-interest bearing deposits	$79,862	$84,989
Interest bearing deposits	1,588,014	1,570,044
Total deposits	1,667,876	1,655,033
Borrowed funds	294,896	408,211
Other liabilities	57,032	50,778
Total liabilities	2,019,804	2,114,022
COMMITMENTS AND CONTINGENCIES (Note 1 5 )
RETAINED EARNINGS:
Common Stock — $1 par value, 100,000 shares authorized; 100 shares issued and outstanding
Retained earnings (partially restricted)	293,157	281,532
Accumulated other comprehensive loss	(12,742)	(3,160)
Total retained earnings	280,415	278,372
TOTAL LIABILITIES AND RETAINED EARNINGS	$2,300,219	$2,392,394

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME (dollars in thousands)

For the Years Ended December 31, 2006 ,2005 and 2004

	2006	2005	2004
INTEREST INCOME:
Interest and fees on loans:
Personal	$50,910	$49,205	$48,813
Business	36,080	25,857	17,184
Residential mortgages	17,153	17,146	16,435
Total	104,143	92,208	82,432

Interest on federal funds sold	78	382	263
Interest and dividends on investment securities:
Taxable	22,160	24,087	25,064
Tax-exempt	945	414	321
Total interest income	127,326	117,091	108,080
INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	1,747	1,085	715
Money market and savings deposits	8,898	8,215	7,625
Time deposits	33,974	23,575	17,248
Total	44,619	32,875	25,588

Interest on borrowed funds	18,280	18,491	16,359
Total interest expense	62,899	51,366	41,947
NET INTEREST INCOME	64,427	65,725	66,133
PROVISION FOR LOAN LOSSES	1,575	1,703	2,400

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	62,852	64,022	63,733
OTHER INCOME:
Service charges and other income	7,910	7,415	4,071
Impairment charge on securities available for sale	—	—	(3,250)
Gains on sale of investment securities available for sale	672	1,070	1,262
Other	1,949	2,377	1,085
Total other income	10,531	10,862	3,168
OPERATING EXPENSES:
Salaries and employee benefits	34,412	32,589	28,318
Occupancy expense	7,566	7,339	6,301
Depreciation, amortization and maintenance	5,269	5,093	4,526
Advertising	2,049	1,994	1,881
Intangible amortization expense	426	408	—
Other	9,714	9,533	9,547
Total operating expenses	59,436	56,956	50,573

INCOME BEFORE INCOME TAXES	13,947	17,928	16,328
INCOME TAX EXPENSE	2,322	4,728	4,704
NET INCOME	$11,625	$13,200	$11,624

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN RETAINED EARNINGS (dollars in thousands)

For the Years Ended December 31, 2006, 2005 and 2004

		Accumulated
		Other	Total
	Retained	Comprehensive	Retained	Comprehensive
	Earnings	Income (Loss)	Earnings	Income

BEGINNING BALANCE, JANUARY 1, 2004	$255,790	$2,524	$258,314
Comprehensive income:
Net income	11,624		11,624	$11,624
Other comprehensive income:
Net unrealized holding loss on available
for sale securities arising during the year
(net of income taxes benefit of $600)				(1,115)
Reclassification adjustment for net losses
included in net income (net of income
tax benefit of $696)				1,293
Total other comprehensive income		178	178	178
Comprehensive income				$11,802
BALANCE, DECEMBER 31, 2004	267,414	2,702	270,116
Comprehensive income:
Net income	13,200		13,200	$13,200
Other comprehensive income:
Net unrealized holding loss on available
for sale securities arising during the year
(net of income taxes benefit of $2,781)				(5,166)
Reclassification adjustment for net gains
included in net income (net of income
tax of $375)				(696)
Total other comprehensive loss		(5,862)	(5,862)	(5,862)
Other - increase due to merger with Northwood Savings	918		918	918
Comprehensive income				$8,256
BALANCE, DECEMBER 31, 2005	$281,532	($3,160)	$278,372
Comprehensive income:
Net income	11,625		11,625	$11,625
Other comprehensive income:
Net unrealized holding gain on available
for sale securities arising during the year
(net of income taxes of $593)				1,101

Reclassification adjustment for net gains
included in net income (net of income
tax of $235)				(436)
Total other comprehensive income		665	665	665
Comprehensive income				$12,290
Adjustment to initially apply SFAS No. 158, net of tax		(10,247)	(10,247)

BALANCE, DECEMBER 31, 2006	$293,157	($12,742)	$280,415

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
OPERATING ACTIVITIES:
Net income	$11,625	$13,200	$11,624
Adjustments to reconcile net income to
net cash provided by operating activities:
Provision for loan losses	1,575	1,703	2,400
Depreciation and amortization	3,520	3,522	3,062
Intangible amortization	426	408
Gain on sale of investments	(672)	(1,070)	(1,262)
Impairment charge on securities available for sale			3,250
Accretion of discount	(285)	(308)	(369)
Amortization of premium	417	671	1,022
Origination of loans held for sale	(8,869)	(7,933)	(17,188)
Proceeds from sales of loans	8,634	9,471	16,226
Deferred income taxes	(12,497)	(14,045)	(7,270)
Gain from sales of premises and equipment	(72)	(361)
Changes in assets and liabilities that provided (used) cash:
Accrued interest receivable	(1,538)	(1,361)	(158)
Accrued interest payable	(51)	783	93
Income taxes payable	1,522	(887)	6,240
Other liabilities	(2,948)	5,752	3,048
Other assets	5,845	(2,659)	2,042
Net cash provided by operating activities	6,632	6,886	22,760

INVESTING ACTIVITIES:
Cash paid in excess of cash equivalents for business acquired	(1,000)	(6,570)
Loans originated or acquired	(507,085)	(700,248)	(637,847)
Principal repayment on loans	550,048	544,164	559,473
Purchases of investment securities available for sale	(55,779)	(61,767)	(371,067)
Purchases of investment securities held to maturity	(474)	(555)	(10,952)
Proceeds from sales and maturities
of investment securities available for sale	67,130	129,593	315,654
Proceeds from maturities, calls or repayments
of investment securities held to maturity	33,162	42,345	69,472
Redemption of Federal Home Loan Bank stock	2,794	5,646	(1,380)
Net decrease/(increase) in other real estate owned	336	(207)	229
Purchases of premises and equipment	(5,429)	(5,936)	(8,480)
Proceeds from sale of premises and equipment	272	1,163
Net cash provided by (used in) investing activities	83,975	(52,372)	(84,898)

FINANCING ACTIVITIES:
Net increase/(decrease) in borrowed funds	(113,315)	(3,621)	17,852
Net increase/(decrease) in checking, savings and demand accounts	(33,065)	(94,944)	61,495
Net increase/(decrease) in time deposits	45,990	144,623	(9,975)
Net cash (used in) provided by financing activities	(100,390)	46,058	69,372

NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(9,783)	572	7,234

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	32,930	32,358	25,124

CASH AND CASH EQUIVALENTS, END OF YEAR	$23,147	$32,930	$32,358

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
AND NON-CASH INFORMATION:
Cash payments for interest	$62,950	$50,583	$41,854
Cash payments of income taxes	13,861	19,641	5,750
Transfers of loans to other real estate owned	339	450	141

See accompanying notes to consolidated financial statements.

Beneficial Mutual Bancorp, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 and 2004
(All dollar amounts are presented in thousands, except per share data)

1.	NATURE OF OPERATIONS

Effective August 20, 2004, Beneficial Mutual Savings Bank (the “Bank”) restructured as part of a Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company (“Holding Company Plan”). Pursuant to the Holding Company Plan, the Bank became a Pennsylvania-chartered stock savings bank, which is wholly owned by Beneficial Mutual Bancorp, Inc. (“Bancorp” or the “Company”), a federally chartered stock holding company. The Stock Holding Company is wholly owned by Beneficial Savings Bank MHC (“MHC”), a federally chartered mutual holding company. The Bank’s depositors approved the Reorganization and all applicable regulatory approvals were received from the Pennsylvania Department of Banking (“Department”), the Federal Deposit Insurance Corporation (“FDIC”) and the Office of Thrift Supervision (“OTS”).

In connection with the Reorganization, the Stock Holding Company issued 100 shares, par value $1.00 per share, to the MHC. The Stock Holding Company currently has 100,000 shares of common stock, par value $1.00 per share, authorized.

The Bank offers a variety of consumer and commercial banking services to individuals, businesses, and nonprofit organizations through 39 offices throughout the Philadelphia metropolitan area. The Bank is supervised and regulated by the Department and the OTS regulates Beneficial Mutual Bancorp, Inc. The deposits of the Bank are insured by the Deposit Insurance Fund and are subject to regulation by the FDIC.

In December 2004, the Bank formed a new wholly owned subsidiary, Beneficial Insurance Services LLC (“Beneficial Insurance”). On January 14, 2005, Beneficial Insurance acquired the assets of Philadelphia-based insurance brokerage firm, Paul Hertel & Co. Inc., which provides property, casualty, life, health and benefits insurance services to individual and business customers. The acquisition was accounted for under the purchase method of accounting for business combinations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations.” Consideration for the purchase consisted of cash, a portion of which was deferred. The transaction did not have a significant impact on the Bank’s consolidated statement of financial condition or results of operations or cash flows. Therefore, pro forma information regarding the acquisition is not included.

During 2005, Northwood Savings Bank was acquired in a mutual-to-mutual combination with MHC and subsidiaries in a transaction accounted for under the pooling of interests method. The assets and liabilities were merged into the Bank. Assets equaled $8,778 and liabilities equaled $7,913 and no consideration was paid. Due to immaterial impact, prior periods were not restated and the impact was adjusted through 2005.

Merger and Minority Stock Offerring

On October 13, 2006, the MHC announced that they had signed a definitive merger agreement with FMS Financial Corporation, the parent of Farmers and Mechanics Bank (together, “FMS”). Under the terms of the agreement, approved by the Boards of Directors of both companies, Bancorp will conduct a minority stock offering to its depositors and the public and immediately thereafter will acquire FMS. Upon completion of the merger, Farmers and Mechanics Bank will be merged with and into the Bank.

FMS shareholders will receive $28.00 per share, in the form of stock, cash or a combination of cash and stock, subject to the election and proration procedures set forth in the merger agreement. To the extent necessary to maintain the aggregate pro forma tangible book value of the shares Bancorp,  common stock is to be issued in the merger at not less than $65,609 and to fulfill the intention of Bancorp and of FMS that the transaction qualify as a tax-free transaction for both parties, the percentage of shares of FMS common stock to be exchanged for cash will not be less than 35 percent nor more than 42.5 percent and the percentage of shares of FMS common stock to be exchanged for shares of Bancorp common stock will not be less than 57.5 percent nor more than 65 percent. The aggregate transaction value is approximately $183,000.

Following the completion of the minority stock offering and the merger, a majority of Bancorp’s outstanding common stock will be held by its parent, MHC, and the remaining portion will be held by subscribers to Bancorp’s minority stock offering and the former shareholders of FMS Financial Corporation. As such, Bancorp will remain in a mutual holding company structure.
Following completion of the offering and merger, the Stock Holding Company will be authorized to issue four hundred million shares, of which three hundred million shares shall be common stock having a par value of $0.01 per share and of which one hundred million shares shall be preferred stock having a par value of $0.01 per share. Each share of the Stock Holding Company’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

In the event the Stock Holding Company pays dividends to its stockholders, it will also be required to pay dividends to the MHC, unless the MHC elects to waive the receipt of dividends.

The definitive merger agreement is subject to the approval of FMS shareholders and regulatory authorities, along with the completion of Bancorp’s minority stock offering. During the fourth quarter of 2006, Bancorp adopted a Plan of Minority Stock Issuance. Management believes that both the minority stock issuance and the merger will close in July 2007.

The costs associated with the stock offering will be deferred and will be deducted from the proceeds upon sale of the stock.  To date, no stock offering expenses have been expensed.  At December 31, 2006, $24 of costs had been incurred and deferred. If the stock offering is not completed, these costs will be expensed. The cost associated with the acquisition of FMS will be recorded as part of the purchase accounting entries and at December 31, 2006, $391 of costs had been incurred and deferred. If the acquisition is not consummated, these costs will be expensed.

In March 2007, FMS announced the closing of eleven branch locations at an estimated net cost of $1.5 million. The Company has entered into an agreement with FMS to indemnify FMS for any and all costs associated with the branch closures in the event that the proposed merger is not consummated.

The Company intends to establish a charitable foundation, named “The Beneficial Foundation,” as part of the offering. The charitable foundation will be funded by a combination of Bancorp common stock and cash, subject to the completion of the initial public offering. The Beneficial Foundation will make charitable grants and donations and support projects located within the Company’s market area.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and a variable interest entity (“VIE”) where the Company is the primary beneficiary. The financial statements include Beneficial Savings Bank and its wholly owned subsidiaries. The Bank’s wholly owned subidaries are as follows: Beneficial Investment Center, LLC, which offers non-deposit products, Neumann Corporation, a Delaware corporation, which was formed for the purpose of managing certain investment securities, Beneficial Insurance Services, LLC, which was formed to provide insurance services to individual and business customers and BSB Union Corporation, a leasing company. All significant intercompany accounts and transactions have been eliminated. In addition, a VIE was consolidated in the financial statements. See Note 19 for further discussion. Under Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information”, the Company determined it operates in one reporting segment which is community banking.

Certain reclassifications to prior period amounts have been reclassified to conform to current period presentation.

Use of Estimates in the Preparation of Financial Statements - These consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates include the allowance for loan losses, goodwill, other intangible assets and deferred tax asset valuation allowance. Actual results could differ from those estimates and assumptions.

Investment Securities - The Company classifies and accounts for debt and equity securities as follows:

Held to Maturity - Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and are recorded at amortized cost. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

Available for Sale - Debt securities that will be held for indefinite periods of time, including equity securities with readily determinable fair values, that may be sold in response to changes to market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported net of tax in other comprehensive income. Realized gains and losses on the sale of investment securities are recorded as of trade date, reported in the consolidated statement of income and determined using the adjusted cost of the specific security sold.

In accordance with Financial Accounting Standards Board (“FASB”) FASB Staff Position 115-1/124-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”, the Company evaluates its securities portfolio for other-than-temporary impairment throughout the year. Each investment, which has an indicative market value less than the book value is reviewed on a quarterly basis by management. Management considers at a minimum the following factors that, both individually or in combination, could indicate that the decline is other-than-temporary: (1) the length of time and the extent to which the fair value has been less than book value, (2) the financial condition and the near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Among the other factors that are considered in determining intent and ability is a review of capital adequacy, interest rate risk profile and liquidity position of the Company. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. During 2004, the Company recorded an other-than-temporary impairment charge of $3,250 as described in Note 4.

The unrealized losses associated with U.S. Treasury securities and agency debentures, and mortgage-backed securities, are not considered to be other-than-temporary because their unrealized losses are related to changes in interest rates and do not affect the credit quality of the underlying collateral or issuer. The Company has the ability and intent to hold these securities for a period of time sufficient to recover all unrealized losses. Accordingly, the Company has not recognized any other-than-temporary impairment for these securities in 2006 and 2005.

The Company invests in Federal Home Loan Bank of Pittsburgh (“FHLB”) stock to support borrowing activities as detailed in Note 11 . FHLB stock is issued only to FHLB member institutions and is redeemable only by another member institution or the FHLB at its $100 per share par value. The Company reports its investment in FHLB stock at cost in the consolidated statements of financial condition.

Loans - The portfolio consists of personal loans, business loans and residential mortgage loans. Personal loans consist primarily of home equity loans and automobile loans. Business loans include commercial real estate loans. The residential mortgage portfolio includes loans secured primarily by first liens on 1-4 family residential properties. Loan balances are stated at their principal balances, net of unamortized fees/costs.

Origination fees, net of certain direct origination costs, on real estate and business loans, as well as deferred commission expenses on indirect personal loans are deferred and the balance is amortized to income as a yield adjustment over the contractual life of the loans using the interest method.

Personal loans are typically charged off at 120 days delinquent. Business loans are placed on nonaccrual when the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Business loans are charged off when the loan is deemed uncollectible. Residential mortgage loans are typically placed on nonaccrual only when the loan becomes 90 days delinquent and not well secured and in the process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans placed on nonaccrual or charged off is charged to interest income. Payments received on nonaccrual loans are generally applied first to principal balances and then to interest income. Loans are returned to accrual status when all of the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame.

Allowance for Loan Losses - The allowance for loan losses is determined by management based upon past experience, evaluation of estimated loss and impairment in the loan portfolio, current economic conditions and other pertinent factors. The allowance for loan losses is maintained at a level that management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. Loan impairment is evaluated based on the fair value of collateral or estimated net realizable value. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

The allowance for loan losses is established through a provision for loan losses charged to expense which is based upon past loan and loss experience and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans.

Under SFAS No. 114, “Accounting by Creditors for Impairment of a Loan- an amendment of FASB Statements No.5 and 15”, a loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. The measurement is based either on the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral-dependent. Impairment losses are included in the provision for loan losses.

  Mortgage Banking Activities - The Company originates mortgage loans held for investment and for sale. At origination, mortgage loans are identified as either held for sale or held for investment. Mortgage loans held for sale are carried at the lower of cost or forward committed contracts (which approximates market), determined on a net aggregate basis.

The Company originates mortgage loans for sale to institutional investors. In accordance with SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, the cost of the loan sold is allocated between the servicing rights, the retained portion of the loan and the sold portion of the loan based on the relative fair values of each. The fair value of the loan servicing rights is determined by valuation techniques. The mortgage servicing rights are reviewed for impairment on a quarterly basis.

The servicing asset or liability is amortized in proportion to and over the period of, estimated net servicing income. At December 31, 2006 and 2005, mortgage servicing rights totaling $468 and $464, respectively, were included in Other Assets in the consolidated statements of financial condition.

At December 31, 2006 and 2005, loans serviced for others totaled $71,724 and $70,469, respectively. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and processing foreclosures. Loan servicing income is recorded when earned and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The Company has fiduciary responsibility for related escrow and custodial funds aggregating approximately $902 and $899 at December 31, 2006 and 2005, respectively.

Bank Premises and Equipment - Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using a straight-line method over the estimated useful lives of 10 to 40 years for buildings and 3 to 20 years for furniture, fixtures and equipment. Leasehold improvements are amortized using the straight-line method over the terms of the respective leases or the useful lives of the respective assets, whichever is less.

Real Estate Owned - Real estate owned includes properties acquired by foreclosure or deed in-lieu of foreclosure and premises no longer used in operations. These assets are initially recorded at the lower of carrying value of the loan or estimated fair value less selling costs at the time of foreclosure and at the lower of the new cost basis or net realizable value thereafter. Losses arising from foreclosure transactions are charged against the allowance for loan losses. The amounts recoverable from real estate owned could differ materially from the amounts used in arriving at the net carrying value of the assets at the time of foreclosure because of future market factors beyond the control of the Company. Costs relating to the development and improvement of real estate owned properties are capitalized and those relating to holding the property are charged to expense.

Income Taxes - Deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A deferred tax liability is recognized for temporary differences that will result in taxable amounts in future years. A deferred tax asset is recognized for temporary differences that will result in deductible amounts in future years and for carryforwards. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Bank Owned Life Insurance - The Company has purchased life insurance policies on certain key officers and employees. These policies are recorded at their cash surrender value, or the amount that can be realized. Income from these policies and changes in the cash surrender value are recorded in Other Income in the consolidated statements of income.

Goodwill and Other Intangibles - Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition, as such, the historical cost basis of individual assets and liabilities are adjusted to reflect their fair value. Identified intangibles are amortized on an accelerated or straight-line basis over the period benefited. Goodwill is not amortized but is reviewed for potential impairment on an annual basis, or if events or circumstances indicate a potential impairment, at the reporting unit level. The impairment test is performed in two phases. The first step of the Goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including Goodwill. If the fair value of the reporting unit exceeds its carrying amount, Goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit’s Goodwill (as defined in SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142)) with the carrying amount of that Goodwill. An impairment loss is recorded to the extent that the carrying amount of Goodwill exceeds its implied fair value. In 2006, and 2005, Goodwill was tested for impairment and no impairment charges were recorded.

Other intangible assets subject to amortization are evaluated for impairment in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. An impairment loss will be recognized if the carrying amount of the intangible asset is not recoverable and exceeds fair value. The carrying amount of the intangible is considered not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the asset. At December 31, 2006, intangible assets included customer relationships and other related intangibles that are amortized on a straight-line basis using estimated lives of 9 years for customer relationships and 2 to 4 years for other intangibles.

Cash Surrender Value  of Life Insurance - The Company funds the purchase of insurance policies on the lives of certain officers and employees of the Company. The Company has recognized any increase in cash surrender value of life insurance, net of insurance costs in the consolidated statements of income. The cash surrender value of the insurance policies is recorded in Other Assets in the consolidated statements of financial condition.

Comprehensive Income - The Company presents as a component of comprehensive income amounts from transactions and other events currently excluded from the consolidated statements of income and recorded directly to retained earnings.

Benefit Plans - The Company sponsors a noncontributory defined benefit pension plan that covers most of its employees. Additionally, the Company sponsors a nonqualified supplemental employee retirement plan for certain participants, a portion of which is in excess of limits imposed on qualified plans by federal tax law.

The Company also sponsors 401(k) savings plans, which are qualified defined contribution plans covering substantially all employees.

Postretirement Benefits - The Company currently provides certain postretirement benefits to qualified retired employees. These postretirement benefits principally pertain to health insurance coverage. The cost of such benefits is accrued during the years the employee provides service.

Accounting for Derivatives - The Company’s derivative instruments outstanding during fiscal year end December 31, 2006 and 2005 include commitments to fund loans held for sale and forward loan sale arrangements. Currently, the Company does not have any embedded derivatives that require bifurcation and does not employ hedging activities.

Consolidation of Variable Interest Entities - At December 31, 2006 and 2005, the assets and liabilities of the Corporation’s investment as a limited partner in a partnership that sponsors affordable housing projects utilizing low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code (“LIHTC investments”) have been consolidated in accordance with FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”. The Company’s involvement in variable interest entities is further described in Note 19.

Cash and Cash Equivalents - For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold.

Earnings per share - The Company has 100 shares of common stock issued and outstanding at December 31, 2006, 2005, and 2004.  Earnings per share is not presented on the income statement for any of the periods because it is not considered meaningful.  Earnings per share will be presented upon completion of the minority stock offering as discussed in Note  1.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115.” SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007 with early adoption permitted as of the beginning of a fiscal year that begins on or before November 15, 2007. Management is currently evaluating the effect of SFAS 159 on the Company’s financial condition and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)”, (SFAS 158) which requires the recognition of a plan’s over-funded or under-funded status as an asset or liability with an offsetting adjustment to Accumulated Other Comprehensive Income (Loss) (AOCI). SFAS 158 requires the determination of the fair values of a plan’s assets at a company’s year-end and recognition of actuarial gains and losses, prior service costs or credits, and transition assets or obligations as a component of AOCI. This statement is effective as of December 31, 2006. If the provisions of SFAS 158 had been applied as of December 31, 2005, retained earnings would have been reduced by approximately $10,193 before tax and approximately $6,625 after tax. Additionally, the initial adoption of SFAS 158 did not have a significant impact on the Company’s regulatory capital. For additional information on the Company’s pension and postretirement plans, see Note 14 of the Consolidated Financial Statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value under GAAP and enhances disclosures about fair value measurements. SFAS 157 retains the exchange price notion and clarifies that the exchange price is the price that would be received for an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. SFAS 157 is effective for the Company’s financial statements for the year beginning on January 1, 2008, with earlier adoption permitted. Management is currently evaluating the effect of SFAS 157 on the Company’s financial condition and results of operations.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108 (SAB 108). SAB 108 expresses the SEC Staff’s views regarding the process of quantifying financial statement misstatements. SAB 108 states that in evaluating the materiality of financial statement misstatements a corporation must quantify the impact of correcting misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. SAB 108 is effective January 1, 2007. Under certain circumstances, prior year financial statements will not have to be restated and the effects of initially applying SAB 108 on prior years will be recorded as a cumulative effect adjustment to beginning retained earnings, with disclosure of the items included in the cumulative effect. The adoption of SAB 108 is not expected to have an impact on the Company’s financial condition and results of operations.

In June 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. The cumulative effect, if any, of applying FIN 48 will be recorded as an adjustment to the beginning balance of Retained Earnings. Management is currently evaluating the effect of FIN 48 but does not believe the adoption will have a material impact on the Company’s financial condition and results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 133 and 140” (SFAS 156), which permits, but does not require, an entity to account for one or more classes of servicing rights (i.e., mortgage servicing rights, or MSRs) at fair value, with the changes in fair value recorded in the Consolidated Statement of Income.  SFAS No. 156 is effective for years beginning after September 15, 2006. The adoption of this standard is not expected to have a material impact on the Company’s financial condition and results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments” (SFAS 155), which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with SFAS 133. The statement also subjects beneficial interests issued by securitization vehicles to the requirements of SFAS 133. The statement is effective for years beginning after September 15, 2006. This standard is not expected to have a material impact on the Company’s financial condition and results of operations.

3.	CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances in accordance with federal requirements. Cash and due from banks in the consolidated statements of financial condition include $2,572 and $2,213 at December 31, 2006 and 2005, respectively, relating to this requirement.

Cash and due from banks also includes fiduciary funds of $1,372 and $1,326 at December 31, 2006 and 2005, respectively, relating to insurance services.

4.	INVESTMENT SECURITIES

The amortized cost and estimated fair value of investments in debt and equity securities at December 31, 2006 and 2005 are as follows:

	Available for Sale - 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Equity securities	$6,453	$1,252	($66)	$7,639
U.S. Government Sponsored Enterprise (“ GSE”)
and Agency Notes	72,644	6	(864)	71,786
GNMA guaranteed mortgage certificates	26,438	24	(114)	26,348
Collateralized mortgage obligations	144,339	118	(4,057)	140,400
Other mortgage-backed securities	53,759	203	(1,000)	52,962
Municipal and other bonds	31,632	192	(92)	31,732
Total	$335,265	$1,795	($6,193)	$330,867

	Held to Maturity - 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government Sponsored Enterprise (“ GSE”)
and Agency Notes	$27,499	$0	($619)	$26,880
GNMA guaranteed mortgage certificates	912	$0	(31)	881
Other mortgage-backed securities	101,946	352	(2,826)	99,472
Total	$130,357	$352	($3,476)	$127,233

	Available for Sale - 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Equity securities	$13,066	$1,260	($207)	$14,119
U.S. Government Sponsored Enterprise (“ GSE”)
and Agency Notes	54,507	1	(859)	53,649
GNMA guaranteed mortgage certificates	37,332	11	(371)	36,972
Collateralized mortgage obligations	156,196	112	(3,828)	152,480
Other mortgage-backed securities	54,988	179	(1,200)	53,967
Municipal and other bonds	29,875	193	(151)	29,917
Total	$345,964	$1,756	($6,616)	$341,104

	Held to Maturity - 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

U.S. Government Sponsored Enterprise (“GSE”)
and Agency Notes	$37,494		($944)	$36,550
GNMA guaranteed mortgage certificates	1,300	$6	(17)	1,289
Municipal and other bonds	1,769		(13)	1,756
Other mortgage-backed securities	122,757	547	(2,949)	120,355
Total	$163,320	$553	($3,923)	$159,950

The Company sold available for sale securities of $8,669, $32,014 and $5,406 resulting in gross realized gains of $833, $1,172 and $1,262 and gross realized losses of $161, $102 and $0 in 2006, 2005 and 2004, respectively. The tax provision applicable to these net realized gains amounted to $235, $375 and $442, respectively.

Investments that have been in a continuous unrealized loss position for periods of less than 12 months and 12 months or longer at December 31, 2006 and 2005 are summarized in the following table:

	2006
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government Sponsored
Enterprise (“GSE”) and Agency Notes	$6,859	$17	$73,385	$1,466	$80,244	$1,483
Other mortgage-backed securities	9,869	30	126,346	3,941	136,215	3,971
Municipal and other bonds	4,804	16	5,891	76	10,695	92
Collateralized mortgage obligations	0	0	116,164	4,057	116,164	4,057
Subtotal, debt securities	21,532	63	321,786	9,540	343,318	9,603
Equity securities	1,434	66	0	0	1,434	66
Total temporarily
impaired securities	$22,966	$129	$321,786	$9,540	$344,752	$9,669

	2005
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government Sponsored
Enterprise (“GSE ”) and Agency Notes	$48,984	$759	$40,915	$1,044	$89,899	$1,803
Other mortgage-backed securities	83,716	1,461	83,668	3,076	167,384	4,537
Municipal and other bonds	15,037	151	1,757	13	16,794	164
Collateralized mortgage obligations	76,385	1,738	59,113	2,090	135,498	3,828
Subtotal, debt securities	224,122	4,109	185,453	6,223	409,575	10,332
Equity securities	1,892	207			1,892	207
Total temporarily
impaired securities	$226,014	$4,316	$185,453	$6,223	$411,467	$10,539

United States Government Sponsored Enterprise (“GSE”) and Agency Notes

The Company’s investments in GSE Notes consist of debt obligations of the Federal Home Loan Mortgage Corporation (“FHLMC”), the Federal National Mortgage Association (“FNMA”), the Federal Home Loan Bank (“FHLB”), and the Federal Farm Credit Bank (“FFCB”). The Company’s investments in Agency Notes consist of debt obligations of the Department of Housing and Urban Development (“HUD”). The decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2006.

Mortgage-Backed Securities

The Company’s investments in mortgage-backed securities consist of GSE mortgage-backed securities and government agency mortgage-backed securities. The unrealized losses on the Company’s investments in mortgage-backed securities were caused by interest rate increases. The contractual cash flows of those investments in GSE mortgage-backed securities are debt obligations of the Federal Home Loan Mortgage Corporation (“FHLMC”) and the Federal National Mortgage Association (“FNMA”). The cash flows related to government agency mortgage-backed securities are direct obligations of the U.S. Government. The decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2006.

Municipal and other bonds

The Company’s investments in this category are comprised of municipal bonds and corporate bonds. The municipal bonds consist of general obligation and revenue bonds of entities located in the state of Pennsylvania. These bonds are rated AAA by S&P and/or Aaa by Moody’s. Other bonds consist of corporate bonds, which are rated investment grade at December 31, 2006. The unrealized losses on the Company’s municipal and other bonds were caused by interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2006.

Collateralized Mortgage Obligations

The Company’s investments in this category consist of collateralized mortgage obligations issued by FHLMC, FNMA, and whole loan mortgage-backed securities rated AAA by S&P. The decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2006.

Equity Securities

The Company’s investments in equity securities consist of bank issued common stocks. The Company evaluated the near-term prospects of the issuers in relation to the severity and duration of the impairment. Based on that evaluation, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2006.

The amortized cost and estimated fair value of debt securities at December 31, 2006 and 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	2006		2005
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Available for sale:
Due in one year or less	$18,966	$18,964	$8,740	$8,729
Due after one year through five years	61,138	60,287	54,205	53,472
Due after five years through ten years	26,716	26,760	24,226	24,095
Due after ten years	141,795	137,907	153,407	149,749
Mortgage-backed securities	80,197	79,311	92,321	90,940
Total	$328,812	$323,229	$332,899	$326,985

Held to maturity:
Due in one year or less			$1,769	$1,756
Due after one year through five years	$27,499	$26,880	32,498	31,655
Due after five years through ten years			4,996	4,895
Due after ten years
Mortgage-backed securities	102,858	100,353	124,057	121,644
Total	$130,357	$127,233	$163,320	$159,950

The Company pledges securities to secure its Treasury Tax and Loan account. At December 31, 2006, securities with an amortized cost of $4,301 and an estimated fair value of $4,172 were pledged. At December 31, 2005, securities with an amortized cost of $5,059 and an estimated fair value of $4,927 were pledged.

5.	LOANS

The Company provides loans to borrowers throughout the continental United States. The majority of these loans are to borrowers located in the Mid-Atlantic region. The ultimate repayment of these loans is dependent to a certain degree on the economy of this region.

Major classifications of loans at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Real estate loans:
One- to four-family	$278,970	$294,960
Commercial real estate	409,702	370,086
Residential construction	9,967	16,529
Total real estate loans	698,639	681,575

Commercial business loans	98,612	66,818

Consumer loans:
Home equity loans and lines
of credit	384,370	394,432
Auto loans	232,675	271,209
Other consumer loans	265,878	308,605
Total consumer loans	882,923	974,246
Total loans	1,680,174	1,722,639

Net deferred loan costs	8,651	10,514
Allowance for loan losses	(17,368)	(17,096)
Loans, net	$1,671,457	$1,716,057

The activity in the allowance for loan losses for the years ended December 31, 2006, 2005 and 2004, is as follows:

	2006	2005	2004

Balance, beginning of year	$17,096	$17,141	$16,944
Provision for loan losses	1,575	1,703	2,400
Charge-offs	(2,297)	(2,910)	(3,155)
Recoveries	994	1,162	952
Balance, end of year	$17,368	$17,096	$17,141

The provision for loan losses charged to expense is based upon past loan and loss experiences and an evaluation of estimated losses in the current loan and lease portfolio, including the evaluation of impaired loans. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in a loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. As of December 31, 2006 and 2005, 100% of the impaired loan balance was measured for impairment based on the fair value of the loans’ collateral. Impairment losses are included in the provision for loan losses. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include personal loans and most residential mortgage loans, and are not included in the data that follows. Average impaired loans were $3,264 and $18 during the years ended December 31, 2006 and 2005, respectively.

Nonperforming loans (which includes nonaccrual loans and loans past 90 days or more and still accruing) at December 31, 2006 and 2005 amounted to approximately $8,151 and $5,160, respectively.

Nonaccrual loans at December 31, 2006 and 2005 amounted to approximately $534 and $385, respectively.

Interest income on impaired loans other than nonaccrual loans is recognized on an accrual basis. Interest income on nonaccrual loans is recognized only as collected.

In the ordinary course of business, the Company has granted loans to executive officers and directors and their affiliates amounting to $592, $833 and $1,984 at December 31, 2006, 2005 and 2004, respectively. The amount of repayments during the years ended December 31, 2006, 2005 and 2004 totaled $577, $678 and $377, respectively. There were $336, $0 and $382 of new loans granted during fiscal years 2006, 2005 and 2004, respectively.

6.	ACCRUED INTEREST RECEIVABLE
The following table provides selected information on accrued interest receivable at December 31, 2006 and 2005.

	2006		2005
	Amount	% of Total	Amount	% of Total
Interest-Bearing Deposits	$28	0.24%	$20	0.20%
Investment Securities	2,646	22.88%	2,509	25.02%
Loans	8,891	76.88%	7,499	74.78%
Total Accrured Interest Receivable	$11,565	100.00%	$10,028	100.00%

7.	PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2006 and 2005 consist of the following:

	2006	2005

Land	$3,764	$2,035
Bank premises	18,366	15,793
Furniture, fixtures and equipment	21,123	20,705
Leasehold improvements	10,082	8,880
Construction in progress	1,778	5,158
Total	55,113	52,571
Accumulated depreciation and amortization	(21,945)	(21,105)
Total	$33,168	$31,466

Depreciation and amortization expense amounted to $3,520, $3,522 and $3,062 for the years ended December 31, 2006, 2005 and 2004, respectively.

8.	GOODWILL AND OTHER INTANGIBLES

On January 14, 2005, the Company acquired the assets and assumed the liabilities of Paul Hertel & Co., Inc., an insurance broker. As a result of the transaction, $2,790 of other intangibles and $6,679 of goodwill were recorded. For purposes of impairment testing, the goodwill and intangibles are to be assigned to a reporting unit and segment. Management views all of the Company’s business, which includes the insurance agency activity, as one reporting unit.

The following table summarizes intangible assets at December 31, 2006 and 2005:

	2006	2005
Amortizing Intangibles:
Customer relationships and other
Gross	$2,790	$2,790
Accumulated Amortization	(834)	(408)
Net	$1,956	$2,382

The following table summarizes the changes in goodwill:

	2006	2005
Balance at beginning of year	$6,679	$—
Goodwill acquired	—	6,679
Balance at end of year	$6,679	$6,679

9.	OTHER ASSETS

The following table provides selected information on other assets at December 31, 2006 and 2005.

	2006	2005
Investments in affordable housing and other partnerships	$5,004	$5,271
Cash surrender value of life insurance	12,392	11,077
Prepaid assets	2,304	1,732
Net deferred tax asset	11,954	—
All other assets	15,822	25,449
Total other assets	$47,476	$43,529

10.	DEPOSITS

At December 31, 2006 and 2005, the weighted average cost of deposits were 2.82% and 2.12%, respectively.

Time deposit accounts outstanding at December 31, 2006 and 2005, mature as follows:

	2006	2005
0 to 6 months	$520,725	$254,972
7 to 12 months	225,369	246,142
13 to 24 months	115,109	280,468
Over 25 months	32,703	66,333
	$893,906	$847,915

The aggregate amount of certificate accounts in denominations of $100 or more totaled $163,927 and $140,666 at December 31, 2006 and 2005, respectively. Deposits in excess of $100 are not federally insured.

Deposits consist of the following major classifications:

		% of total		% of total
	2006	assets	2005	assets
Noninterest bearing deposits	$79,862	3.47%	$84,989	3.55%
Interest earning checking accounts	162,955	7.09%	170,712	7.14%
Money market accounts	281,044	12.22%	263,973	11.03%
Savings accounts	250,109	10.87%	287,444	12.02%
Time deposits	893,906	38.86%	847,915	35.44%

Total deposits	$1,667,876	72.51%	$1,655,033	69.18%

11.	BORROWED FUNDS

A summary of borrowings is as follows:

	December 31,
	2006	2005
Fed Funds purchased	$7,250	$
FHLB advances	196,550		262,897
Repurchase agreements	88,600		92,918
FHLB overnight borrowings			49,900
Other	2,496		2,496
Total borrowings	$294,896		$408,211

Advances from the FHLB bear fixed interest rates with remaining periods until maturity, summarized as follows:

	December 31,
	2006	2005
Due in one year or less	$43,300	$29,347
Due after one year through five years	118,250	188,550
Due after five years through ten years	35,000	45,000
Total	$196,550	$262,897

Included in the above FHLB Advance table at December 31, 2006 and 2005 are FHLB borrowings whereby the FHLB has the option at predetermined times to convert the fixed interest rate to an adjustable rate tied to the London Interbank Offered Rate (LIBOR). The Company then has the option to prepay these advances without penalty if the FHLB converts the interest rate. These advances are included in the periods in which they mature. At December 31, 2006, $132,250 or 67% of the FHLB advances are convertible at the option of the FHLB of which $127,250 are convertible in 2007.

FHLB of Pittsburgh advances are collateralized under a blanket collateral lien agreement.

The Company enters into sales of securities under agreements to repurchase. These agreements are recorded as financing transactions, and the obligation to repurchase is reflected as a liability in the consolidated statements of financial condition. The dollar amount of securities underlying the agreements remains recorded as an asset and carried in the Company’s securities portfolio.

At December 31, 2006 and 2005, outstanding repurchase agreements were $88,600 and $92,918, respectively,  with a weighted average maturity of 2.14  and 1.98 years, respectively and a weighted average cost of 4.93% and 4.43%, respectively.  The average balance of repurchase agreements during the year ended December 31, 2006 and 2005 was $101,883 and $45,650, respectively.   The maximum amount outstanding at any month end period during 2006 and 2005 was $125,350 and $92,918, respectively.

At December 31, 2006 and 2005, outstanding repurchase agreements were secured by GSE Notes and GSE Mortgage-Backed Securities. At December 31, 2006 and 2005, the market value of the securities held as collateral for repurchase agreements was $93,558  and $96,516, respectively.

12.	REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2006 and 2005, the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2006 the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the Bank’s categorization since the most recent notification from the FDIC.

The Bank’s actual capital amounts and ratios (under rules established by the FDIC) are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio
	(dollars in thousands)
As of December 31, 2006:
Tier 1 Capital (to average
assets)	$273,711	11.73%	$70,027	3.00%	$116,712	5.00%
Tier 1 Capital (to risk
weighted assets)	273,711	17.66%	61,983	4.00%	92,974	6.00%
Total Capital (to risk
weighted assets)	291,079	18.78%	123,965	8.00%	154,956	10.00%

As of December 31, 2005:
Tier 1 Capital (to average
assets)	$269,364	11.37%	$71,100	3.00%	$118,500	5.00%
Tier 1 Capital (to risk
weighted assets)	269,364	16.83%	64,033	4.00%	96,050	6.00%
Total Capital (to risk
weighted assets)	286,711	17.91%	128,066	8.00%	160,084	10.00%

The Company’s capital at December 31, 2006 and 2005 for financial statement purposes was greater than the Tier-1 Capital amounts by $6,704 and $9,061, respectively, due to the inclusion for regulatory capital purposes of unrealized losses on securities available for sale, the accumulated other comprehensive loss adjustment related to adopting SFAS No. 158 (see Note 14 ) and the exclusion of goodwill and other intangibles. The amounts in the above table are for the Bank only. See table below for a detailed reconcilement of regulatory capital to consolidated GAAP capital as it is presented in the consolidated statement of condition.

	2006		2005

	Tier 1 Capital	Total Capital	Tier 1 Capital	Total Capital

As of December 31,	$ 273,711	$ 291,079	$ 269,364	$ 286,711
SFAS 158 Implementation	(10,247)	(10,247)	0	0
Unrealized Gain/(Loss) - on available for sale securities - Bank only	(3,629)	(3,629)	(3,335)	(3,335)
Goodwill and other intangibles	8,635	8,635	9,061	9,061
Equity pertaining to Bancorp and other	11,945	11,945	3,282	3,031
Allowance for Loan Loss	0	(17,368)	0	(17,096)

GAAP Equity as of December 31,	$ 280,415	$ 280,415	$ 278,372	$ 278,372

13.	INCOME TAXES

The Company files a consolidated federal income tax return. The Company uses the specific charge-off method for computing reserves for bad debts. Generally, this method allows the Company to deduct an annual addition to the reserve for bad debt equal to its net charge-offs.

The provision for income taxes for the years ended December 31, 2006, 2005 and 2004 includes the following:

	2006	2005	2004
Current federal taxes	$14,773	$17,539	$11,162
Current state and local taxes	46	1,234	812
Deferred federal and state taxes	(12,497)	(14,045)	(7,270)
Total	$2,322	$4,728	$4,704

Items that gave rise to significant portions of the deferred tax accounts, calculated at 35%, at December 31, 2006 and 2005, are as follows:

	2006	2005

Deferred tax assets:
Reserve for bad debts	$5,668	$5,573
Pension liabilities	6,485	1,840
Postretirement benefits	3,827	2,020
Available for sale securities	1,343	1,701
Other	1,133	1,917

Total	18,456	13,051

Deferred tax liabilities:
Automobile leasing activities	4,440	16,427
Property	465	850
Goodwill	131	55
Other	1,466	1,422

Total	6,502	18,754

Net deferred tax asset (liability)	$11,954	$(5,703)

A reconciliation of income tax computed at the statutory federal income tax rate to the expense included in the consolidated statements of income is as follows:

	2006		2005		2004

Tax at statutory rate	$4,881	35.0%	$6,275	35.0%	$5,715	35.0%
Increase (reduction) in taxes resulting from:
Tax-exempt income	(957)	(6.9)	(698)	(3.9)	(624)	(3.8)
State and local income tax	30	0.2	802	4.5	527	3.2
Employee benefit programs	85	0.6	67	0.4	74	0.4
Federal income tax credits	(1,586)	(11.4)	(1,528)	(8.5)	(1,311)	(8.0)
Other	(131)	(0.9)	(190)	(1.1)	323	2.0

Total	$2,322	16.6%	$4,728	26.4%	$4,704	28.8%

From time to time, the Company may be subject to examination by various tax authorities in jurisdictions in which the Company has its business operations. The Company regularly assesses the likelihood of additional assessments in each of the tax jurisdictions resulting from these examinations. Tax reserves have been established, which the Company believes to be adequate in relation to the potential for additional assessments. Once established, reserves are adjusted as information becomes available or when an event requiring a change to the reserve occurs. The resolution of tax matters could have a material impact on the Company’s income tax provision.

Pursuant to SFAS 109, the Company is not required to provide deferred taxes on its tax loan loss reserve as of December 31, 1987. The amount of this reserve on which no deferred taxes have been provided is approximately $2,300. This reserve could be recognized as taxable income and create a current and/or deferred tax liability using the income tax rates then in effect if one of the following occur: (1) the Company’s retained earnings represented by this reserve are used for distributions in liquidation or for any other purpose other than to absorb losses from bad debts; (2) the company fails to qualify as a Bank, as provided by the Internal Revenue Code; or (3) there is a change in federal tax law.

The Company believes that it is more likely than not that the deferred tax assets will be realized through taxable earnings or alternative tax strategies.

14.	BENEFIT PLANS

The Bank has a noncontributory defined benefit pension plan (“Qualified Plan”) covering most of its employees. Additionally, the Company sponsors nonqualified supplemental employee retirement plans for certain participants. The Bank also provides certain postretirement benefits to qualified retired employees. These postretirement benefits principally pertain to certain health insurance coverage. Information relating to these plans is included in the tables that follow.

On December 31, 2006, the Company adopted SFAS No. 158 , Employers’ Accounting for Defined Benefit Pension and Other   Post Retirement Plans, which requires recognition of the funded status of these plans in the consolidated statement of financial condition. At December 31, 2006, the incremental effect of applying SFAS No. 158 on individual line items in the consolidated statement of financial condition is reflected in the following table:

	Before		After
	Application of		Application of
	Statement 158	Adjustments	Statement 158
Deferred Income Tax Asset	$6,436	$5,518	$11,954
Total Assets	2,294,701	5,518	2,300,219
Liability for Pension Benefits	7,100	11,534	18,634
Liability for Postretirement Benefits	6,704	4,231	10,935
Total Liabilities	2,004,039	15,765	2,019,804
Accumulated Other Comprehensive Income	(2,495)	(10,247)	(12,742)
Total Retained Earnings	$290,662	($10,247)	280,415

The following tables present a reconciliation of beginning and ending balances of benefit obligations and assets at December 31, 2006 and 2005:
			Postretirement
	Pension Benefits		Benefits
Change in Benefit Obligation	2006	2005	2006	2005
Benefit obligation at beginning of year	$52,816	$50,499	$9,486	$9,377
Service cost	1,492	1,409	180	181
Interest cost	3,501	3,305	621	620
Participants ’ contributions	0	0	7	4
Actuarial (gain)/loss	7,008	(729)	873	(381)
Benefits paid	(1,697)	(1,668)	(232)	(315)
Benefit obligation at end of year	$63,120	$52,816	$10,935	$9,486

Change in Assets
Fair value of assets at beginning of year	$40,676	$40,757	$0	$0
Actual return on assets	4,998	1,371	0	0
Employer contribution	509	216	225	311
Participants’ contributions	0	0	7	4
Benefits paid	(1,697)	(1,668)	(232)	(315)
Fair value of assets at end of year	$44,486	$40,676	$0	$0

Amounts recognized in other liabilities in the consolidated statements of financial condition at December 31, 2006:

Pension	Postretirement
Benefits	Benefits
$18,634	$10,935

Amounts recognized in accumulated other comprehensive income at December 31, 2006:

	Pension	Postretirement
	Benefits	Benefits

Net loss	$7,380	$1,241
Prior service cost	117	658
Transition obligation	0	851

The Company’s total accumulated pension benefit obligations at December 31, 2006 and December 31, 2005 were $46,746 and $39,590, respectively.

Significant assumptions as of December 31, 2006, 2005 and 2004 are as follows:

	Pension Benefits			Postretirement Benefits
	2006	2005	2004	2006	2005	2004
Discount rate for periodic pension cost	6.75%	6.75%	6.75%	6.75%	6.75%	6.75%
Discount rate for benefit obligation	6.00%	6.75%	6.75%	6.00%	6.75%	6.75%

Rate of increase in compensation levels and social security wage base	5.50%	5.50%	5.50%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%

The components of net pension cost are as follows:

	Pension Benefits			Postretirement Benefits
Component of Net Periodic Benefit Cost	2006	2005	2004	2006	2005	2004
Service cost	$1,491	$1,409	$1,260	$180	$181	$173
Interest cost	3,501	3,305	3,143	621	620	591
Expected return on assets	(3,186)	(3,193)	(2,974)	0	0	0
Amortization of transition obligation				164	164	164
Amortization of prior service cost	36	36	36	188	188	188
Recognized net actuarial loss	111	91	76	0	34	20
Net periodic pension cost	$1,953	$1,648	$1,541	$1,153	$1,187	$1,136

For benefit obligation measurement purposes, the annual rate of increase in the per capita cost of postretirement health care costs was as follows:

Before age 65: 2006, rates decrease from 11.0 percent to 6.0 percent for 2011 and remain level thereafter. For 2005, rates decrease from 12.0 percent to an ultimate rate of 6.0 percent for 2011 and remain level thereafter. For 2004, rates decrease from 7.5 percent to an ultimate rate of 6.0 percent for 2007 and remain level thereafter.

After age 65: 2006, rates decrease from 13.0 percent to 6.0 percent for 2013 and remain level thereafter. For 2005, rates decrease from 10.0 percent to an ultimate rate of 6.0 percent for 2011 and remain level thereafter. For 2004, rates decrease from 6.9 percent to an ultimate rate of 6.0 percent for 2007 and remain level thereafter.

The impact of a 1.0% increase and decrease in assumed health care cost trend for each future year would be as follows:

	1.0% Increase	1.0% Decrease
Accumulated postretirement benefit obligation	$315	($300)
Service and interest cost	$26	($24)

The estimated net loss and prior service costs for the pension benefits that will be amortized from accumulated other comprehensive income into net periodic pension costs over the next fiscal year are $474 and $36, respectively. The estimated transition, net loss and prior service cost for postretirement benefits that will be amortized from accumulated other comprehensive income into periodic pension cost over the next fiscal year are $163, $58 and $188, respectively.

Future benefit payments for all plans are estimated to be paid as follows:

		Postretirement
Pension Benefits		Benefits
2007	$2,077	2007	$290
2008	$2,237	2008	$354
2009	$2,346	2009	$402
2010	$2,504	2010	$472
2011	$2,648	2011	$539
2012-2016	$16,395	2012-2016	$3,651

The Qualified Plan’s weighted-average asset allocations at December 31, 2006 and 2005, by asset category are as follows:

	Plan Assets		Target Asset
	at December 31,		Allocation
	2006	2005
Equity securities	72%	74%	70%
Cash and fixed income securities	28%	26%	30%
Total	100%	100%

The Qualified Plan invests in various securities including U.S. government securities, corporate debt instruments, mortgage-backed securities, common stocks and mutual funds. Plan assets are managed in accordance with investment guidelines approved by the Board of Directors. Expected future rates of return are determined by management based on factors such as asset allocation and actual returns over time.

The Company’s funding policy is to contribute annually an amount, as determined by consulting actuaries and approved by the Board of Directors, which can be deducted for federal income tax purposes. In 2006 and 2005, $293 and $0, respectively, was contributed to the Plan under the Bank’s funding policy. For 2007, the Bank expects to contribute $509 to the Plan.

The Company also maintains contributory savings plans (401(k) plans) covering substantially all of its employees. The Company may make contributions out of current or retained earnings. The Company made contributions of $339, $196 and $140 in 2006, 2005 and 2004, respectively.

During 2005, the Company adopted FASB Staff Position FAS 106-2 relating to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the “Act”). The Act established a prescription drug benefit under Medicare, known as “Medicare Part D” and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The benefit obligation was measured at December 31, 2005 to reflect the effects of the Act, which resulted in a reduction of the Company’s benefit obligation of $867.

15.	COMMITMENTS AND CONTINGENCIES

The Company leases a number of offices in its regular operations. Rental expense under such leases aggregated $4,123, $3,976 and $3,568 for the years ended December 31, 2006, 2005 and 2004, respectively. At December 31, 2006, the Company was committed under noncancelable operating lease agreements for minimum rental payments to lessors as follows:

2007	$4,247
2008	4,250
2009	3,784
2010	3,661
2011	1,389
Thereafter	8,540
$25,871

In the normal course of business, there are various outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not reflected in the consolidated financial statements. The Company does not anticipate losses as a result of these transactions.

At December 31, 2006, the Company had outstanding commitments to purchase or make loans aggregating approximately $55,077, of which $54,966 are adjustable rate and $111 are fixed rate. The rate for the fixed rate outstanding loan commitments was 6.75%. At December 31, 2006, the Company had commitments to customers on available lines of credit of approximately $58,275 of which $58,255 are adjustable rate and $20 are fixed rate. The rate for the fixed rate line of credit was 4.73%. Commitments are issued in accordance with the same policies and underwriting procedures as settled loans.

At December 31, 2006 and 2005, the Company had outstanding commitments to purchase or make loans aggregating approximately $55,077 and $43,680, respectively and commitments to customers on available lines of credit of $58,275 and $40,460, respectively. Commitments are issued in accordance with the same policies and underwriting procedures as settled loans.

At December 31, 2006, the Company had an unfunded investment commitment to  a limited partnership that sponsors affordable housing projects.  The Company’s future equity contributions are $1,090 in 2007, $707 in 2008, $234 in 2009, $498 in 2010 and $21 in 2011.

16 .	INTEREST RATE RISK

Interest rate risk refers to potential changes in net income and the economic value of equity resulting from changes in interest rates, product spreads and mismatches in the repricing between interest rate sensitive assets and liabilities. The goal of the Company’s interest rate risk management is to monitor, limit and control the effects of these changes on the Company’s earnings and economic value.

The Company also monitors interest rate risk by utilizing a model that analyzes net income at risk and economic value of equity. The economic value of equity analysis measures the effect on the balance sheet of instantaneous, parallel and permanent 200 basis point shifts in interest rate risks in either direction. The net income at risk analysis simulates the effect on the income statement of gradual increases and decreases in market rates over the next twelve months. These results are compared to the results obtained in a flat interest rate scenario. The Company’s interest rate risk policy indicates that the level of interest rate risk is unacceptable if the immediate 200 basis point change would result in the loss of 30% or more of the economic value of equity or the gradual change in interest rates results in a loss of 20% or more of the value of forecasted net income.

At December 31, 2006 and 2005, the Company had average interest-earning assets of approximately $2,247,436 and $2,266,758, respectively, having a weighted average yield of 5.67% and 5.17%, respectively, and average interest-bearing liabilities of approximately $1,956,747 and $1,974,481, respectively with a weighted average cost of 3.21% and 2.60%, respectively. The Company’s assets that earned interest at fixed and variable interest rates were funded primarily with liabilities that have interest rates that are fixed.

The results at December 31, 2006 and 2005 indicate an acceptable level of risk. The net interest income at risk results indicate a slightly liability sensitive profile, which provides net interest margin benefits and a decline in risk in declining rate scenarios. The economic value at risk remains limited in magnitude and indicates potential moderate exposures in increasing rate environments.

17 .	DERIVATIVE FINANCIAL INSTRUMENTS

The Company’s derivative instruments outstanding at December 31, 2006 include commitments to fund loans available-for-sale and forward loan sale agreements. The Company originates single-family residential loans for sale pursuant to a program with FNMA. At the time the interest rate is locked in by the borrower, the Company concurrently enters into a forward loan sale agreement with respect to the sale of such loan at a set price in an effort to manage the interest rate risk inherent in the locked loan commitment. Any change in the fair value of the loan commitment after the borrower locks in the interest rate is substantially offset by the corresponding change in the fair value of the forward loan sale agreement related to such loan. The period from the time the borrower locks in the interest rate to the time the Bank funds the loan and sells it to FNMA is generally within 60 days.

At December 31, 2006 and 2005, the Company had $29 and $100, respectively, of loan commitments outstanding related to loans being originated for sale of which all were subject to interest rate locks. Also, at December 31, 2006 and 2005, the Bank had entered into $28 and $99, respectively, of forward loan sale agreements related to loan commitments with interest rate locks. The Company concluded that the fair value of these derivative instruments involving loan commitments was not material to the consolidated statements of the financial condition and operations of the Company as of and for the years ended December 31, 2006 and 2005.

18 .	FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company’s financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

	2006		2005
	(In thousands)
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Assets:
Cash and cash equivalents	23,147	23,147	$32,930	$32,930
Investment securities	476,768	473,644	522,761	519,392
Loans - net	1,671,457	1,646,826	1,716,057	1,713,848

Liabilities:
Checking deposits	242,817	242,817	255,701	255,701
Money market and savings accounts	531,153	531,153	551,417	551,417
Time deposits	893,906	898,368	847,915	851,623
Borrowed funds	294,896	294,230	408,211	410,701

Cash and Cash Equivalents  - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investments - The fair value of investment securities, mortgage-backed securities and collateralized mortgage obligations is based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. The fair value of Federal Home Loan Bank stock is not determinable since there is no active market for the stock.

Loans Receivable - The fair value of loans is estimated based on the present value using approximate current entry-value interest rates applicable to each category of such financial instruments.

Checking and Money Market Deposits, Savings Accounts, and Time Deposits - The fair value of checking and money market deposits and savings accounts is the amount reported in the consolidated financial statements. The fair value of time deposits is based on a present value estimate using rates currently offered for deposits of similar remaining maturity.

Borrowed Funds - The fair value of borrowed funds is based on a present value estimate using rates currently offered.

Commitments to Extend Credit and Letters of Credit - The majority of the Company’s commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts, which are not significant.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2006 and 2005. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since December 31, 2006 and 2005, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

19 .	Variable Interest Entities

The Company is involved with various entities in the normal course of business that may be deemed to be Variable Interest Entities (VIE). The Company has consolidated one VIE effective in 2005 for which the Company was determined to be the primary beneficiary.

At December 31, 2006 and 2005, the aggregate assets and liabilities of the VIE that the Company consolidated in the financial statements are as follows:

Consolidated VIEs-Primary Beneficiary

	Aggregate Assets	Aggregate Liabilities
December 31, 2006

Affordable housing projects	$7,910	$2,924

December 31, 2005

Affordable housing projects	$8,166	$3,174

The Company makes certain equity investments in various limited partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit pursuant to Section 42 of the Internal Revenue Code. The purpose of these investments is to achieve a satisfactory return on capital, to facilitate affordable housing project offerings and to assist the Company in achieving goals associated with the Community Reinvestment Act. The primary activities of the limited partnerships include the identification, development and operation of housing that is leased to qualifying residential tenants. Generally, these types of investments are funded through a combination of debt and equity. The Company consolidated one partnership in 2006 and 2005 for which it owns the majority of limited partnership interest. As a limited partner, the Company’s credit and investment are protected from any liabilities that occur within the low income housing operations.

The Company also holds interests in other VIEs that have not been consolidated because the Company is not considered the primary beneficiary. The Company’s total investment in these VIEs is $3,815 and $3,959 as of 2006 and 2005, respectively, which are accounted for under the equity or cost methods of accounting as applicable to the individual investments. These investments were included in Other Assets in the consolidated statements of financial condition.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
FMS Financial Corporation

We have audited the accompanying consolidated statement of financial condition of FMS Financial Corporation and Subsidiary (the “Company”) as of December 31, 2006 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FMS Financial Corporation and Subsidiary as of December 31, 2006 and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company has adopted Financial Accounting Standards Board Statement (FASB) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R) in 2006.

/s/ Grant Thornton LLP

Grant Thornton LLP
Philadelphia, PA
March 12, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of FMS Financial Corporation:

In our opinion, the accompanying consolidated statement of financial condition and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows present fairly, in all material respects, the financial position of FMS Financial Corporation and its subsidiaries (“the Company”) at December 31, 2005, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material  misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, N.Y.
March 24, 2006

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31,	2006	2005

ASSETS

Cash and amounts due from depository institutions	$55,269,961	$54,544,693
Interest-bearing deposits	1,052,911	27,874
Short term funds	53,438,325	39,268,382

Total cash and cash equivalents	109,761,197	93,840,949

Investment securities held to maturity	428,441,417	483,536,309
Investment securities available for sale	146,005,715	155,632,095
Total investment securities	574,447,132	639,168,404

Loans, net	450,099,184	442,571,357
Accrued interest receivable	6,372,354	6,224,371
Federal Home Loan Bank stock	6,313,520	8,248,420
Office properties and equipment, net	33,738,928	34,801,087
Deferred income taxes	4,094,838	2,607,641
Core deposit intangible	1,159,614	1,875,822
Prepaid expenses and other assets	2,125,656	1,925,324
TOTAL ASSETS	$1,188,112,423	$1,231,263,375

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Interest-bearing deposits	$738,896,140	$759,991,442
Noninterest-bearing deposits	194,206,626	187,075,982
Total deposits	933,102,766	947,067,424
Securities sold under agreements to repurchase	115,000,000	175,000,000
FMS Statutory Trust I and II debentures	51,548,000	25,774,000
Advances by borrowers for taxes and insurance	2,086,128	2,132,320
Accrued interest payable	1,467,745	1,378,353
Dividends payable	195,849	195,486
Other liabilities	6,351,377	4,633,516
Total liabilities	1,109,751,865	1,156,181,099

Commitments and contingencies (Note 17)
Stockholders’ Equity:
Preferred stock - $.10 par value 5,000,000 shares authorized; none issued
Common stock - $.10 par value 10,000,000 shares authorized; shares issued 8,022,892 and 8,006,392 and shares outstanding 6,529,313
and 6,515,110 as of December 31, 2006 and 2005, respectively	802,289	800,639
Additional paid-in capital	8,930,731	8,767,381
Accumulated other comprehensive loss- net of deferred income taxes	(2,485,410)	(1,099,630)
Retained earnings	82,120,391	77,583,683
Less: Treasury stock (1,493,579 and 1,491,282 shares, at cost, as of
December 31, 2006 and 2005 respectively)	(11,007,443)	(10,969,797)
Total stockholders’ equity	78,360,558	75,082,276

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,188,112,423	$1,231,263,375

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31,	2006	2005	2004
INTEREST INCOME:
Interest income on:
Loans	$27,801,801	$25,906,502	$24,634,462
Mortgage-backed securities	12,559,180	14,629,526	17,388,728
Investments
Taxable	20,254,674	17,192,737	13,758,077
Tax exempt	377,265	177,550	38,143
Total interest income	60,992,920	57,906,315	55,819,410

INTEREST EXPENSE:
Interest expense on:
Deposits	16,083,899	11,418,289	7,754,391
Borrowings	7,753,044	8,293,015	9,290,862
Long-term debt	3,577,511	1,826,092	1,368,591
Total interest expense	27,414,454	21,537,396	18,413,844

NET INTEREST INCOME	33,578,466	36,368,919	37,405,566
PROVISION FOR LOAN LOSSES	330,000	360,000	330,000
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	33,248,466	36,008,919	37,075,566

NON-INTEREST INCOME:
Service charges on accounts	5,811,341	5,274,330	5,197,949
Gain (Loss) on sale/disposal of fixed assets	837,335	(6,769)	46,080
Gain on sale of investment securities	364,621	—	682,880
Other income	150,118	155,667	132,779
Total non-interest income	7,163,415	5,423,228	6,059,688

NON-INTEREST EXPENSE:
Salaries and employee benefits	19,027,244	18,012,670	16,877,722
Occupancy and equipment	6,103,445	5,587,270	5,383,883
Purchased services	2,869,212	2,810,218	2,850,118
Professional fees	770,702	754,127	662,180
Amortization of core deposit intangible	716,208	716,208	716,208
Office supplies	618,608	669,130	573,447
Other expenses	609,707	632,481	588,887
Telecommunications	555,701	456,107	303,586
Advertising	455,268	429,263	429,093
Total non-interest expense	31,726,095	30,067,474	28,385,124

INCOME BEFORE INCOME TAXES	8,685,786	11,364,673	14,750,130

INCOME TAXES	3,366,746	4,646,441	5,981,901
NET INCOME	$5,319,040	$6,718,232	$8,768,229

BASIC EARNINGS PER COMMON SHARE	$0.82	$1.03	$1.35
DILUTED EARNINGS PER COMMON SHARE	$0.81	$1.03	$1.34
DIVIDENDS DECLARED PER COMMON SHARE	$0.12	$0.12	$0.12

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2006	2005	2004
OPERATING ACTIVITIES:
Net income	$5,319,040	$6,718,232	$8,768,229
Adjustments to reconcile net income to net cash by provided operating activities:
Provision for loan losses	330,000	360,000	330,000
Amortization and accretion of premiums and discounts on investments, net	309,693	1,751,762	4,382,268
Amortization and accretion of other fees and costs	763,006	807,312	769,567
Depreciation	2,003,485	2,007,918	1,965,197
Realized (gains) and losses on:
Sale of loans	—	—	(229)
Sale and disposal of fixed assets	(837,335)	6,769	(46,080)
Sale of investment securities	(364,621)	—	(682,880)
Sale of real estate owned	455	—	(654)
(Increase) Decrease in accrued interest receivable	(147,983)	97,736	(1,118,359)
(Increase) Decrease in prepaid expenses and other assets	(200,332)	510,056	(347,619)
Increase (Decrease) in accrued interest payable	89,392	131,692	(72,840)
(Decrease) Increase in other liabilities	562,791	1,833,368	(21,078)
Benefit for deferred income taxes	(1,487,197)	(457,199)	(106,533)
Net cash provided by operating activities	6,340,394	13,767,646	13,818,989
INVESTING ACTIVITIES:
Proceeds from sale of:
Education loans	—	—	60,279
Real estate owned	157,761	—	48,948
Office property and equipment	1,640,592	3,111	238,871
Investment securities	12,206,808	—	22,870,336
Principal collected and proceeds from maturities of investment securities held to maturity	59,104,971	266,172,752	250,288,555
Principal collected and proceeds from maturities of investment securities available for sale	19,248,254	112,499,244	71,614,876
Principal collected on loans, net	97,047,011	93,277,149	110,121,450
Loans originated or acquired	(105,109,852)	(117,423,133)	(126,679,593)
Purchase of investment securities and mortgage-backed securities held to maturity	(16,014,543)	(226,985,664)	(232,157,961)
Purchase of investment securities and mortgage-backed securities available for sale	(10,000,000)	(128,868,417)	(88,703,074)
Redemption of Federal Home Loan Bank stock	1,934,900	2,001,700	1,559,500
Purchase of office property and equipment	(1,744,583)	(6,071,651)	(1,476,146)
Net cash provided (used) by investing activities	58,471,319	(5,394,909)	7,786,041
FINANCING ACTIVITIES:
Net (decrease) increase in demand deposits and savings accounts	(33,865,777)	4,417,156	65,584,898
Net increase (decrease) in time deposits	19,901,119	1,143,448	(17,084,576)
Net decrease in FHLB advances	—	(10,000,000)	(1,191,047)
Repayment of securities sold under agreement to repurchase, net	(60,000,000)	(20,000,000)	(30,000,000)
Net proceeds from issuance of trust capital securities	25,774,000	—	—
(Decrease) Increase in advances from borrowers for taxes and insurance	(46,192)	(68,037)	57,858
Purchase of treasury stock	(37,646)	(34,798)	—
Dividends paid on common stock	(781,969)	(780,298)	(779,240)
Net proceeds from issuance of common stock	165,000	213,385	49,796
Net cash (used) provided by financing activities	(48,891,465)	(25,109,144)	16,637,689
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	15,920,248	(16,736,407)	38,242,719
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	93,840,949	110,577,356	72,334,637
CASH AND CASH EQUIVALENTS, END OF YEAR	$109,761,197	$93,840,949	$110,577,356
Supplemental Disclosures:
Cash paid for:
Interest on deposits, advances, and other borrowings	27,325,062	21,405,704	18,486,684
Income taxes	3,538,800	4,727,200	5,450,000
Non-cash investing and financing activities:
Dividends declared and not paid at year end	195,849	195,486	195,063
Non-monetary transfers from loans to real estate owned through foreclosure	158,216	—	—

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common shares outstanding	Common stock	Paid-in Capital	Accumulated comprehensive income (loss)	Retained earnings	Treasury Stock	Total Stockholders’ Equity
Balances at December 31, 2003	6,485,877	$797,506	$8,507,333	$802,239	$63,657,664	$(10,934,999)	$62,829,743
Net Income					8,768,229		8,768,229
Other comprehensive loss,
net of tax benefit of $331,228
Unrealized loss on securities
available for sale				(531,455)			(531,455)
Total comprehensive income							8,236,774

Dividends declared					(779,694)		(779,694)
Exercise of stock options	16,233	1,623	48,173				49,796
Balances at December 31, 2004	6,502,110	799,129	8,555,506	270,784	71,646,199	(10,934,999)	70,336,619
Net Income					6,718,232		6,718,232
Other comprehensive loss,
net of tax benefit of $946,428
Unrealized loss on securities
available for sale				(1,370,414)			(1,370,414)
Total comprehensive income							5,347,818

Dividends declared					(780,748)		(780,748)
Exercise of stock options	15,100	1,510	211,875				213,385
Purchase of common stock	(2,100)					(34,798)	(34,798)
Balances at December 31, 2005	6,515,110	800,639	8,767,381	(1,099,630)	77,583,683	(10,969,797)	75,082,276
Net Income					5,319,040		5,319,040
Other comprehensive loss,
Unrealized loss on securities
available for sale, net of tax				(136,465)			(136,465)
benefit of $94,246
Total comprehensive income							5,182,575
Adjustment to initially apply
SFAS 158, net of tax
benefit of $862,799				(1,249,315)			(1,249,315)

Dividends declared					(782,332)		(782,332)
Exercise of stock options	16,500	1,650	163,350				165,000
Purchase of common stock	(2,297)					(37,646)	(37,646)
Balances at December 31, 2006	6,529,313	$802,289	$8,930,731	$(2,485,410)	$82,120,391	$(11,007,443)	$78,360,558

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION AND SUBIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

FMS Financial Corporation, a New Jersey corporation, headquartered in Burlington, New Jersey, is the holding company for Farmers & Mechanics Bank (“Bank”). The Bank’s principal business is attracting customer deposits from the general public through its forty-two branches and investing these deposits, together with funds generated from operations, primarily in residential and commercial mortgage loans, consumer, commercial business and construction loans and U.S. Government agency notes and mortgage-related securities.

Principles of Consolidation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America. The consolidated financial statements include the accounts of FMS Financial Corporation (“Corporation”) and Farmers & Mechanics Bank. Material intercompany accounts and transactions have been eliminated from the consolidated financial statements.

Regulatory Authorities

The regulatory agency overseeing savings institutions is the Office of Thrift Supervision (“OTS”) and the deposits of the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”).

At periodic intervals, both the OTS and the FDIC routinely examine the Corporation as part of their legally prescribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct that the Corporation’s financial statements be adjusted in accordance with their findings. In addition, the Corporation is subject to regulations of the Securities and Exchange Commission (“SEC”).

Cash and Cash Equivalents

Cash and cash equivalents include cash and interest-bearing amounts due from depository institutions and short-term funds. Interest-bearing deposits are deposits with banks that have an original maturity of 90 days or less. Short-term funds are money market funds and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Cash and cash equivalents exclude reverse repurchase agreements, which are generally classified as investments held to maturity. The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those balances for the reserve computation periods, which include December 31, 2006 and 2005, were $24.2 million and $21.8 million, respectively. These requirements were satisfied through the balance of vault cash and a balance at the Federal Home Loan Bank.

Investments and Mortgage-Backed Securities

 Investments classified as available for sale are reported at the current market value with net unrealized gains and losses, net of applicable tax effects, added to or deducted from the Corporation’s total stockholders’ equity and comprehensive income until realized. Gains and losses on the sale of investment securities are recognized utilizing the specific identification method.

Investment and mortgage-backed securities classified as held to maturity are recorded at cost, adjusted for amortization of premiums or accretion of discounts. Premiums and discounts are amortized using a method which in total approximates the interest method. The Corporation has the intent and ability to hold these securities to maturity.

Securities Purchased under Agreements to Resell

The Bank invests excess funds in securities purchased under agreements to resell (reverse repurchase agreements). Generally, the maturity date of the reverse repurchase agreement is less than 90 days. Due to the short-term nature of the agreement, the Bank does not take possession of the securities; instead, the securities are held in safekeeping by the Bank’s agent. The carrying value of the agreements approximates fair market value because of the short maturity of the investment.

Loans, net

Loans are reported at principal outstanding balance net of deferred loan origination costs and the allowance for loan losses. The Bank recognizes interest income on loans when earned. All loans which are 90 days delinquent as to principal and/or interest are placed on a non-accrual status and all previously accrued interest is reversed. Such interest ultimately collected is recorded as income in the period of recovery. Loans classified as impaired or trouble debt restructured, excluding loans classified as non-accrual, accrue interest daily under their original or modified terms.

Allowance for Loan Losses

In accordance with SFAS No. 5 “Accounting for Contingencies,” an allowance for loan losses is maintained at a level that management considers adequate to provide for probable losses inherent in the portfolio based upon the portfolio’s past loss experience, current economic conditions and other relevant factors. When collection of a loan’s principal balance or portion thereof is considered doubtful, management charges the allowance for loan losses based on their assessment of the loan’s underlying collateral, if collateral dependent, or present value of estimated future cash flows. While management uses the best information available to make evaluations about the adequacy of the allowance for loan losses, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

In accordance with SFAS No. 114 “Accounting by Creditors for Impairment of a Loan — an amendment to FASB No. 5 and 15,” the Bank considers a loan impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments on principal or interest when due according to the contractual terms of the loan agreement. Loans are measured based on the loans underlying collateral, if collateral dependent, or present value of estimated future cash flows. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

Real Estate Owned

Real estate owned consists of properties acquired by, or in-lieu of, foreclosure. These assets are carried at the lower of cost or estimated fair value at the time the loan is foreclosed less estimated cost to sell. The amounts recoverable from real estate owned could differ materially from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond the control of the Bank. Costs to improve the property are capitalized, whereas costs of holding the property are charged to expense.

Office Properties and Equipment

Office properties and equipment are recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives of the assets as follows: buildings and improvements range from 10 to 30 years, furniture, fixtures, and equipment range from 3 to 10 years, computers are 3 years and leasehold improvements are over the shorter of the useful life or the term of the lease. The costs of maintenance and repairs are expensed as they are incurred. Renewal and improvement costs are capitalized. In accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” long-lived assets are evaluated for impairment by management on an ongoing basis. Impairment may occur whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Deferred Loan Fees

All loan fees and related direct loan origination costs are deferred. Deferred loan fees and costs are capitalized and amortized as a yield adjustment over the contractual life of the loan using the interest method. Amortization of deferred loan fees cease while a loan is on non-accrual status.

Core Deposit Intangible

Core deposit intangible assets of $3.6 million are amortized over their useful life of five years using the straight-line method. Accumulated amortization was $2.4 million and $1.7 million as of December 31, 2006 and 2005, respectively.  Amortization expenses for each of the years ended December 31, 2006, 2005 and 2004 was $716 thousand.  Amortization expense is expected to be $716 thousand and $443 thousand for the yeras ended December 31, 2007 and 2008, respectively.  Intangibles are tested for impairment annually. There has been no impairment recorded.

Income Taxes

The Corporation computes its taxable income for both financial reporting and federal and state tax purposes on the accrual basis. Income taxes for financial reporting purposes are recorded in accordance with SFAS No. 109, “Accounting for Income Taxes”. The asset and liability approach underlying SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of the Company’s assets and liabilities. These differences between pretax accounting income and taxable income for return purposes consist primarily of the calculations for loan loss allowance, real estate losses, depreciation, recognition of income and expenses associated with loan origination, profit recognition on discounted mortgages and securities income. Management believes the existing net deductible temporary differences which give rise to the net deferred income tax assets are realizable on a more likely than not basis.

Securities Sold under Agreements to Repurchase

Securities sold under agreements to repurchase are treated as debt and are reflected as a liability in the Consolidated Statements of Financial Condition. The book value of securities pledged to secure the repurchase agreements remain in the securities portfolio.

Advertising Costs

Advertising costs are expensed as incurred.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the way business enterprises report information about operating segments in annual financial statements.  The Bank has one operating segment and, accordingly, has one reportable segment, “Community Banking.”  All of the Bank’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Bank supports the others.  For example, commercial lending is dependent upon the ability of the Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk.  This situation is also similar for consumer, residential and multi-family/non-residential mortgage lending.  Accordingly, all significant operating decisions are based upon analysis of the Bank as one operating segment.

Reclassifications

Certain items in the 2005 and 2004 consolidated financial statements have been reclassified to conform with the presentation in the 2006 consolidated financial statements. There was no impact on net income or stockholders’ equity for the reclassifications.

Reclassification of Consolidated Statements of Changes in Stockholders’ Equity

The Corporation reclassified the $1.4 million adjustment to initially apply SFAS No. 158 from the 2006 total comprehensive income as reported in the FMS Financial Corporation 2006 Form 10-K into a separate adjustment of accumulated comprehensive loss as reported in the FMS Financial Corporation Form 2006 10-K/A. There was no impact on net income or total stockholders’ equity for the reclassification.

Earnings Per Share

Statement of Financial Accounting Standards No. 128 (SFAS No. 128), “Earnings per Share” (“EPS”), requires the dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Corporation has presented both basic and diluted earnings per share in the consolidated statements of operations. The reconciliation of the outstanding shares is presented in the earnings per share footnote.

Repurchase Plan

The Corporation announced a Stock Repurchase Plan on September 28, 2005. The Board of Directors of the Corporation authorized the repurchase of up to 200,000 shares of common stock in the open market. The timing of shares repurchased will depend on a number of factors including, without limitation, price, corporate and regulatory requirements and market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated without prior notice.

Recently Issued Accounting Standards

  In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share-Based Payment” (SFAS 123R). This statement is a revision of SFAS 123, “Accounting for Stock-Based Compensation,” and supersedes APR Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The adoption of this standard had no effect on the Company’s consolidated financial statements as no stock options have been issued since 1998 and all outstanding stock options are fully vested.

In May 2005, the FASB issued Statement No. 154 (SFAS 154), “Accounting Changes and Error Corrections”.  SFAS 154 applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement when the pronouncement does not include specific transition provisions.  SFAS 154 requires retrospective application of changes in accounting principle to prior periods’ financial statements unless it is impracticable to determine either the period-specific effects or the cumulative effect or the change.  SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, with early adoption permitted.  The Corporation’s adoption of SFAS 154 did not have a material impact on the Company’s consolidated financial statements.

In November 2005, the FASB issued FASB Staff Position (“FSP”) SFAS 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This FSP nullifies certain requirements of EITF-03-01 on this topic and provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-

temporary and recognized as a loss in earnings. Specifically, the guidance clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. The FSP also required certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP SFAS 115-1 and 124-1 was effective for reporting periods beginning after December 15, 2005. Adoption of the FSP did not have a material impact on the Company’s consolidated financial statements.

In March 2006, the FASB issued Statement No. 156 (SFAS 156), “Accounting for Servicing of Financial Assets”. SFAS 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 156 permits, but does not require, an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities. SFAS 156 is effective for fiscal years beginning after September 15, 2006 and will not have a material impact on the Company’s consolidated financial statements.

In July 2006, FASB issued FASB Interpretation (FIN 48), “Accounting for Uncertainty in Income Taxes: an interpretation of FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with Statement of SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006 and is currently under evaluation by the Company and is not expected to have a material impact on the Company’s consolidated financial statements.

  In September 2006, FASB issued Statement No. 157 (SFAS 157), “Fair Value Measurements”. SFAS 157 defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles. This Statement does not require any new fair value measurements; however, it may change current practices related to the definition of fair value, the methods used to measure fair value and expanded disclosures about fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years and is not expected to have a material impact on the Company’s consolidated financial statements.

In September 2006, FASB Issued Statement No. 158 (SFAS 158), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The Company adopted this Statement effective December 31, 2006. The impact on the Company’s consolidated financial statement was to recognize and record a liability of $2.1 million for the underfunded pension and postretirement costs at December 31, 2006.

In September 2006, the SEC staff issued Staff Accounting Bulletin No.108 (SAB 108) “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”. SAB 108 was issued to provide consistency among registrants in the quantification of financial statement misstatements. SAB 108 established an approach that requires quantification of financial statement misstatements based on the effects of the misstatement on each of the Company’s financial statements and the related disclosures. SAB 108 allows registrants to initially apply the approach either by (1) retroactively adjusting prior financial statements as if the approach had always been used or (2) recording the cumulative effect of initially applying the approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with the related offset recorded to the opening balance of retained earnings. Use of the “cumulative effect” transition requires full disclosure as to the nature and amount of each individual error being corrected. The Company is currently evaluating the impact the adoption of SAB No. 108 will have on its consolidated financial statements. SAB 108 was adopted by the Company during 2006 and did not have  material impact on the Company ’s consolidated financial statements.

In February 2007, FASB Issued Statement No. 159 (SFAS 159), “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB No. 115”. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is effective for the beginning of the first fiscal year that begins after November 15, 2007. Management is currently evaluating the impact on the Company’s consolidated financial statements.

Merger Announced

FMS Financial Corporation announced on October 13, 2006 that it has agreed to merge with Philadelphia based Beneficial Mutual Savings Bank (“Beneficial”). Under the terms of the merger agreement, Beneficial will conduct a minority stock offering to its depositors, our shareholders and the public and immediately thereafter will acquire FMS Financial Corporation. Upon completion of the merger, Farmers & Mechanics Bank will be merged with and into Beneficial Mutual Savings Bank. The merger, which is expected to close mid-year 2007, will significantly expand the network of neighborhood branches and ATM locations available to our customers across the greater Delaware Valley area.

The completion of the merger is subject to the approval of the Office of Thrift Supervision, Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking. Beneficial Mutual Bancorp, Inc. will file a registration statement, which will include a prospectus for the minority stock offering and a proxy statement/prospectus to be mailed to shareholders of FMS in connection with the solicitation of their approval of the merger agreement and their merger, and other relevant documents with the Securities and Exchange Commission and the Office of Thrift Supervision with respect to the minority stock offering and the merger.

2. EARNINGS PER SHARE

The following table sets forth the calculation of basic and diluted earnings per share for the years ended December 31, 2006, 2005 and 2004.

	For the year ended December 31,
	2006	2005	2004
Basic Earnings per share:
Net income available to common shareholders	$5,319,040	$6,718,232	$8,768,229

Average common shares outstanding	6,517,747	6,504,143	6,495,218

Net income per common share	$0.82	$1.03	$1.35

Diluted Earnings per share:
Net income available to common shareholders on a diluted basis	$5,319,040	$6,718,232	$8,768,229

Average common shares outstanding	6,517,747	6,504,143	6,495,218
Additional shares considered in diluted computation assuming exercise of stock options	9,185	16,495	34,251
Adjusted weighted average common shares outstanding	6,526,932	6,520,638	6,529,469

Net income per common share	$0.81	$1.03	$1.34

3. INVESTMENT SECURITIES HELD TO MATURITY

A comparison of amortized cost and estimated market value of investment securities held to maturity at December 31, 2006 and 2005 are as follows:

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Gov’t agencies	$197,325,677	$—	$(2,778,005)	$194,547,672
Agency MBS’s	118,913,950	538,065	(1,472,350)	117,979,665
CMO’S	60,057,762	—	(1,903,220)	58,154,542
Pass through certificates	45,553,222	4,323	(1,204,033)	44,353,512
Municipal bonds	6,590,806	1,136	—	6,591,942
Total	$428,441,417	$543,524	$(7,357,608)	$421,627,333

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Gov’t agencies	$192,328,423	$20,699	$(2,164,668)	$190,184,454
Agency MBS’s	157,095,589	1,310,736	(1,790,650)	156,615,675
CMO’S	71,621,287	—	(1,973,989)	69,647,298
Pass through certificates	51,100,285	9,879	(1,250,682)	49,859,482
Municipal bonds	11,390,725	2,302	—	11,393,027
Total	$483,536,309	$1,343,616	$(7,179,989)	$477,699,936

Investments in CMO’s are issued by Fannie Mae (FNMA), Freddie Mac (FHLMC) and private label non-agencies issued by major financial institutions, which are rated AAA or AA. During 2006, the Bank sold $11.8 million of MBS’s held to maturity, which resulted in a realized gain of $365 thousand. The sale of these securities qualified as maturities in accordance with FASB No. 115 “Accounting for Certain Investments in Debt and Equity Securities”, as the Bank had already collected a substantial portion (in excess of 85%) of the principal due of the scheduled payments and prepayments. The Bank has the intent and ability to hold these securities to maturity. The amortized cost and estimated market value of investments held to maturity at December 31, 2006, by contractual maturity, are shown in the following table. Expected maturities may differ as borrowers have the right to call or prepay certain obligations.

	December 31, 2006
	Amortized Cost	Estimated Market Value
Due one year or less	$16,490,167	$16,400,156
Due one to five years	40,176,616	39,526,711
Due five to ten years	87,122,082	85,674,523
Due after ten years	284,652,552	280,025,943
	$428,441,417	$421,627,333

4.   INVESTMENT SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated market value of investment securities available for sale at December 31, 2006 and 2005 are as follows:

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Gov’t agencies	$65,398,776	$—	$(917,439)	$64,481,337
Agency MBS’s	44,251,261	54,318	(499,770)	43,805,809
Pass through certificates	19,586,361	—	(288,237)	19,298,124
CMO’S	18,859,081	—	(438,636)	18,420,445
Total	$148,095,479	$54,318	$(2,144,082)	$146,005,715

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Gov’t agencies	$60,411,063	$—	$(829,667)	$59,581,396
Agency MBS’s	52,082,272	79,909	(519,495)	51,642,686
Pass through certificates	22,647,193	2,042	(231,589)	22,417,646
CMO’S	22,350,620	—	(360,253)	21,990,367
Total	$157,491,148	$81,951	$(1,941,004)	$155,632,095

Investments in CMO’s are issued by Fannie Mae (FNMA), Freddie Mac (FHLMC) and private label non-agencies issued by major financial institutions, which are rated AAA or AA. The amortized cost and estimated market value of investments available for sale at December 31, 2006, by contractual maturity, are shown in the following table. Expected maturities may differ as borrowers have the right to call or prepay certain obligations.

	December 31, 2006
	Amortized Cost	Estimated Market Value
Due one year or less	$—	$—
Due one to five years	37,924,492	37,528,226
Due five to ten years	19,087,756	18,703,043
Due after ten years	91,083,231	89,774,446
	$148,095,479	$146,005,715

There were no sales of investment securities available for sale during 2006 or 2005. During 2004, the Bank sold $17.0 million of MBSs, CMOs and equity securities available for sale, which resulted in a realized gain of $683 thousand.

The following table presents the gross unrealized losses and fair value of the Bank’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that the individual securities have been in continuous unrealized position at December 31, 2006. The unrealized losses are due to changes in market value stemming from changes in the general level of interest rates and are considered to be temporary.

	December 31, 2006
	Less Than 12 Months		12 Months or Greater		Total
Investment Securities Available for Sale:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Gov’t agencies	$4,950,000	$(50,000)	$59,531,337	$(867,439)	$64,481,337	$(917,439)
Agency MBS’s	7,976,824	(27,402)	29,261,754	(472,368)	37,238,578	(499,770)
Pass through certificates	3,708,209	(63,448)	15,589,915	(224,789)	19,298,124	(288,237)
CMO’s	—	—	18,420,445	(438,636)	18,420,445	(438,636)
Total Investment Securities
Available for Sale	$16,635,033	$(140,850)	$122,803,451	$(2,003,232)	$139,438,484	$(2,144,082)

Investment Securities Held to Maturity:
U.S. Gov’t agencies	$14,832,850	$(110,666)	$179,714,822	$(2,667,339)	$194,547,672	$(2,778,005)
Agency MBS’s	4,948,808	(16,494)	74,259,528	(1,455,856)	79,208,336	(1,472,350)
Pass through certificates	249,692	(1,101)	43,498,235	(1,202,932)	43,747,927	(1,204,033)
CMO’s	1,188,885	(1,443)	56,965,657	(1,901,777)	58,154,542	(1,903,220)
Total Investment Securities
Held to Maturity	$21,220,235	$(129,704)	$354,438,242	$(7,227,904)	$375,658,477	$(7,357,608)

Total	$37,855,268	$(270,554)	$477,241,693	$(9,231,136)	$515,096,961	$(9,501,690)

5.   LOANS, NET

Loans, net at December 31, 2006 and 2005 consist of the following:

	December 31,
	2006	2005
Mortgage Loans	$288,052,449	$286,476,251
Construction Loans	3,759,783	1,774,630
Commercial Construction	2,955,926	6,942,091
Consumer Loans	2,250,836	2,355,697
Commercial Real Estate	132,217,307	127,704,281
Commercial Business	26,276,040	22,550,190
Subtotal	455,512,341	447,803,140
Less:
Deferred loan fees	22,587	168,998
Allowance for
possible loan losses	5,390,570	5,062,785
Total loans, net	$450,099,184	$442,571,357

At December 31, 2006 and 2005 the recorded investment in loans for which impairment had been recognized in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan”, amended by SFAS No. 118, “Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures”, totaled $2.9 million and $1.8 million, respectively. At December 31, 2006, impaired loans of $985 thousand related to loans that were individually measured for impairment with a valuation allowance of $414 thousand and $1.9 million of loans that were collectively measured for impairment with a valuation allowance of $210 thousand. At December 31, 2005, impaired loans of $985 thousand related to loans that were individually measured for impairment with a valuation allowance of $414 thousand and $794 thousand of loans that were collectively measured for impairment with a valuation allowance of $16 thousand. For the years ended December 31, 2006 and 2005, the average recorded investment in impaired loans was approximately $2.1 million and $2.2 million, respectively. During the years ended December 31, 2006 and 2005, the Corporation recognized $186 thousand and $231 thousand, respectively, of interest on impaired loans.

The principal amount of non-accrual loans at December 31, 2006 and 2005 was $2.9 million and $1.8 million, respectively. Interest income on non-accrual loans that would have been recorded in 2006 under the original terms of such loans was $184 thousand, and the interest income actually recognized in 2006 for such loans was $142 thousand. Interest income on non-accrual loans that would have been recorded in 2005 under the original terms of such loans was $133 thousand, and the actual interest income recognized in 2005 for such loans was $101 thousand.

Loans pledged as collateral for advances and lines of credit from the Federal Home Loan Bank totaled $82.6 million and $41.4 million, at December 31, 2006 and 2005, respectively.

The Bank originates and purchases both adjustable and fixed interest rate loans. At December 31, 2006, the composition of these loans is as follows:

(In Thousands)	Maturing during 2007	Maturing from 2008 through 2011	Maturing after 2011	Total
Mortgage Loans	$2,603	$12,551	$272,898	$288,052
Construction Loans	3,760	0	0	3,760
Commercial Construction	2,493	463	0	2,956
Consumer Loans	876	785	590	2,251
Commercial Real Estate	5,095	7,759	119,363	132,217
Commercial Business	13,635	6,692	5,949	26,276
Total	$28,462	$28,250	$398,800	$455,512

Interest sensitivity on the above loans:
Loans with predetermined rates	$14,678	$25,689	$282,424	$322,791
Loans with adjustable or
floating rates	13,784	2,561	116,376	132,721
Total	$28,462	$28,250	$398,800	$455,512

Changes in the allowance for loan losses are as follows:

	Years ended December 31,
	2006	2005	2004
Balance at beginning of year	$5,062,785	$4,719,192	$4,407,552
Provision charged to operations	330,000	360,000	330,000
Charge-offs	(9,311)	(58,587)	(22,860)
Recoveries	7,096	42,180	4,500
Balance at end of year	$5,390,570	$5,062,785	$4,719,192

6 .	ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at December 31, 2006 and 2005 are summarized by major classification, as follows:

	December 31,
	2006	2005
Accrued interest on loans	$2,016,923	$1,833,297
Accrued interest on investment securities held to maturity	3,231,833	3,361,066
Accrued interest on investment securities available for sale	1,123,598	1,030,008
Total accrued interest receivable	$6,372,354	$6,224,371

7 .	OFFICE PROPERTIES AND EQUIPMENT, NET

Office properties and equipment at December 31, 2006 and 2005 are summarized by major classification, as follows:

	December 31,
	2006	2005
Land, buildings and improvements	$39,892,255	$39,687,711
Furniture and equipment	8,319,452	7,945,004
Computers	6,438,325	6,318,293
Total	54,650,032	53,951,008
Less accumulated depreciation	(20,911,104)	(19,149,921)
Office properties and equipment, net	$33,738,928	$34,801,087

Depreciation expense totaled $2.0 million for the years ended December 31, 2006, 2005 and 2004.

8 .	DEPOSITS

Deposits at December 31, 2006 and 2005 consisted of the following major classifications and weighted average interest rates:

	December 31, 2006
	Weighted		Percent
	Average Rate	Amount	of Total

Non-interest checking	0.00%	$194,206,626	20.81%
Checking accounts	2.93%	217,387,796	23.30%
Savings accounts	0.61%	175,056,992	18.76%
Money market accounts	1.22%	114,658,464	12.29%
Time deposits	3.31%	231,792,888	24.84%
Total	1.73%	$933,102,766	100.00%

	December 31, 2005
	Weighted		Percent
	Average Rate	Amount	of Total

Non-interest checking	0.00%	$187,075,982	19.75%
Checking accounts	1.88%	226,271,954	23.89%
Savings accounts	0.59%	188,866,936	19.94%
Money market accounts	0.89%	132,960,782	14.04%
Time deposits	2.34%	211,891,770	22.38%
Total	1.21%	$947,067,424	100.00%

The aggregate amount of time deposits in excess of $100 thousand totaled $43.9 million at December 31, 2006. Generally, deposits greater than $100 thousand are not federally insured. Deposits from related parties , including directors and named executive officers, totaled $1.7 million and $1.2 million at December 31, 2006 and 2005, respectively. A summary of time deposits by maturity at December 31, 2006 is as follows:

Years ended December 31,	Amount
2007	$180,369,639
2008	27,257,113
2009	10,771,793
2010	5,661,231
2011	7,719,241
Thereafter	13,871
Total	$231,792,888

A summary of interest expense on deposits is as follows:

	Years ended December 31,
	2006	2005	2004
Checking accounts	$6,293,415	$4,124,244	$1,717,164
Savings accounts	1,137,763	1,149,484	1,070,861
Money market accounts	1,547,516	1,266,737	1,001,238
Time deposits	7,105,205	4,877,824	3,965,128
Total interest expense	$16,083,899	$11,418,289	$7,754,391

9 .	SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

At December 31, 2006, the Bank had securities sold under the agreements to repurchase (repurchase agreements) in the aggregate amount of $115.0 million. The repurchase agreements are collateralized by U.S. Government agency notes, MBSs, CMOs and loans with a market value of $119.4 million. Accrued interest payable totaled $600 thousand and $1.0 million, at December 31, 2006 and 2005, respectively.

Year ended December 31, 2006
Counter party	Amount	Weighted Average Rate	Maturity Date	Call Feature
FHLB	$20,000,000	5.72%	12/19/07	03/19/07
FHLB	20,000,000	5.95%	08/30/10	03/01/07
FHLB	20,000,000	5.54%	10/18/10	01/17/07
FHLB	20,000,000	4.85%	12/20/10	03/20/07
FHLB	20,000,000	5.22%	12/20/10	03/20/07
FHLB	5,000,000	3.73%	01/05/16	01/05/07
Merrill Lynch	10,000,000	3.90%	01/06/16	01/06/08
Total	$115,000,000	5.24%

Year ended December 31, 2005
Counter party	Amount	Weighted Average Rate	Maturity Date	Call Feature
FHLB	$20,000,000	5.72%	12/19/07	03/19/06
FHLB	20,000,000	5.13%	01/14/08	01/14/06
FHLB	20,000,000	5.95%	08/30/10	03/01/06
FHLB	20,000,000	5.54%	10/18/10	01/18/06
FHLB	20,000,000	4.85%	12/20/10	03/20/06
FHLB	20,000,000	5.22%	12/20/10	03/20/06
FHLB	10,000,000	4.18%	02/28/11	02/28/06
FHLB	15,000,000	3.84%	04/06/11	01/06/06
Merrill Lynch	10,000,000	3.81%	11/02/15	11/02/06
Merrill Lynch	10,000,000	3.89%	11/04/15	11/04/06
Merrill Lynch	10,000,000	3.91%	11/08/15	11/08/06
Total	$175,000,000	4.93%

10 .	ACCRUED INTEREST PAYABLE

Accrued interest payable at December 31, 2006 and 2005 are summarized by major classification, as follows:

	December 31,
	2006	2005
Accrued interest on deposits	$758,371	$324,676
Accrued interest on repurchase agreements	600,025	1,024,636
Accrued interest on FMS Statutory Trust I and II	109,349	29,041
Total accrued interest payable	$1,467,745	$1,378,353

11 .	INCOME TAXES

The Corporation’s provision for income taxes differs from that computed by applying the statutory federal income tax rate to income taxes as follows:

	December 31,
	2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent

Tax at Federal tax rate:	$2,953,167	34.00%	$3,863,989	34.00%	$5,162,546	35.00%
Increase (decrease) from:
State income taxes,
net of federal income tax benefit	624,702	7.19	813,465	7.16	925,297	6.27
Tax exempt interest income	(96,203)	(1.11)	(45,275)	(.40)	(10,680)	(.07)
Other	(114,920)	(1.32)	14,262.13		(95,262)	(.65)
Total	$3,366,746	38.76%	$4,646,441	40.89%	$5,981,901	40.55%

The temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

	December 31
	2006	2005

Deferred income tax assets:
Allowance for possible loan losses	$2,202,048	$2,068,148
Compensation and pension asset	167,931	82,876
Amortization of deposit premiums	789,262	635,674
Pension and postretirement benefits	1,067,049	204,250
Accrued expenses	168,888	137,566
Other	32,412	24,461
Gross deferred tax assets	$4,427,590	$3,152,975
Deferred income tax liabilities:
Prepaid deposit insurance premium	$13,129	$13,129
Depreciation	(102,697)	168,544
Deferred loan fees - net	422,320	363,661
Gross deferred tax liabilities	$332,752	$545,334
Deferred income tax asset, net	$4,094,838	$2,607,641

There was no change in the valuation allowance for the year ended December 31, 2006, 2005 and 2004.

The following represents the components of income tax expense for the years ended December 31, 2006, 2005 and 2004, respectively.

	December 31,
	2006	2005	2004
Current Federal tax provision	$2,975,624	$3,831,359	$4,645,184
Current State tax provision	1,015,520	1,272,280	1,443,252
Total Current provision	$3,991,144	$5,103,639	$6,088,436

Deferred Federal tax provision (benefit)	$(555,395)	$(417,440)	$(86,817)
Deferred State tax provision (benefit)	(69,003)	(39,758)	(19,718)
Total deferred provision (benefit)	(624,398)	(457,198)	(106,535)
Total	$3,366,746	$4,646,441	$5,981,901

12 .	LEASES

The Bank leases eleven branch locations, which expire over the next 13 years. These leases generally provide for the payment of taxes and maintenance by the lessee. Most of these operating leases provide the Bank with the option to renew the lease after the initial lease term. Future minimum rental payments under existing leases as of December 31, 2006 are as follows:

Year ending December 31,	Amount
2007	$375,505
2008	305,974
2009	250,850
2010	216,325
2011 and beyond	609,317
Total	$1,757,971

The leases contain cost of living adjustments based on changes in the consumer price index. The minimum lease payments shown above include base rentals exclusive of any future adjustments. Total rent expense for all operating leases amounted to $442 thousand, $363 thousand and $329 thousand for fiscal years 2006, 2005 and 2004, respectively.

13 .	STOCKHOLDERS’ EQUITY

On December 14, 1988, the Bank converted to a state chartered stock savings bank and simultaneously formed FMS Financial Corporation. At the time of conversion, eligible deposit account holders were granted priority in the unlikely event of a future liquidation of the Bank. Retained earnings have been restricted and a special reserve was established for these deposits. This special reserve has been decreased to the extent that the balances of eligible account holders were reduced at annual determination dates. The Bank converted its charter to that of a Federal savings bank on October 15, 1993.

The ability of the Corporation to pay dividends to stockholders is directly dependent upon the ability of the Bank to pay dividends to the Corporation. OTS regulations restrict the ability of the Bank to pay dividends to the Corporation if such dividends reduce the net worth of the Bank below the amount required in the special reserve account and based on the Bank’s net income and capital position.

The Bank is considered “well capitalized” by OTS regulation at December 31, 2006 and 2005. The following table presents the capital ratios of the Bank at December 31, 2006 and 2005.

	Actual		Minimum Capital Requirement		Minimum to be well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2006 (thousands)

Tier 1 (Core) Capital:	$94,800	7.98%	$47,511	4.0%	$59,389	5.0%
.
Risk-Based Capital:	$99,777	19.27%	$41,416	8.0%	$51,770	10.0%

Tier 1 Risked-Based Capital:	$94,800	18.31%	$20,708	4.0%	$31,062	6.0%

Tangible Capital:	$94,800	7.98%	$17,817	1.5%	$24,377	2.0%
December 31, 2005 (thousands)

Tier 1 (Core) Capital:	$89,616	7.29%	$49,170	4.0%	$61,463	5.0%

Risk-Based Capital:	$94,265	18.13%	$41,572	8.0%	$51,966	10.0%

Tier 1 Risked-Based Capital:	$89,616	17.24%	$20,794	4.0%	$31,191	6.0%

Tangible Capital:	$89,616	7.29%	$18,442	1.5%	$24,589	2.0%

A reconciliation of the Bank’s GAAP capital to the regulatory capital amounts is provided in the following table:

	December 31, 2006	December 31, 2005
Bank GAAP Capital	$ 94,220,043	$ 91,137,726
Accumulated other comprehensive loss	2,485,410	1,099,630
Less:
Subsidiary investments not includable	(745,645)	(745,645)
Core deposit intangible	(1,159,614)	(1,875,822)
Tier 1, Tier 1 Risk-Based and Tangible Capital	$ 94,800,194	$ 89,615,889
General valuation allowance	4,977,001	4,649,217
Risk-Based Capital	$ 99,777,195	$ 94,265,106

14 .	RETIREMENT PLANS

The Bank has a defined benefit pension plan for active employees. The Bank also provides certain health care and life insurance benefits to certain retired employees.

As of December 31, 2006, the Corporation adopted SFAS 158, “Employers’ Accounting for Defined Benefit and Other Postretirement Plans”, which requires recognition of the funded status of these plans in the consolidated statement of financial condition. At December 31, 2006, the incremental effect of applying SFAS 158 on individual line items in the Consolidated Statement of Financial Condition are as follows:

Consolidated Statement of Financial Condition-Line Items	Before Application of SFAS 158	Adjustments	After Application of SFAS 158

Deferred income taxes	$3,232,039	$862,799	$4,094,838
Total assets	$1,187,249,624	$862,799	$1,188,112,423
Pension benefit liability	$319,092	$1,968,131	$2,287,223
Postretirement liability	$500,000	$143,983	$643,983
Other liabilities (includes pension benefit and postretirement liability shown above)	$4,239,263	$2,112,114	$6,351,377
Total liabilities	$1,107,639,751	$2,112,114	$1,109,751,865
Accumulated other comprehensive loss-net of deferred income taxes	$(1,236,095)	$(1,249,315)	$(2,485,410)
Total stockholders’ equity	$79,609,873	$(1,249,315)	$78,360,558
Total liabilities and stockholders’ equity	$1,187,249,624	$862,799	$1,188,112,423

Amounts recognized is accumulated other comprehensive income at December 31, 2006 are as follows:

	Pension	Post-retirement
	Plan	Plan

Net loss	$515,113	$143,983
Prior service cost	1,453,018	-
The estimated net loss, net prior service cost, and net transition obligation for the pension benefits that will be amortized from accumulated other comprehensive income into net periodic pension costs over the next fiscal year are $0, $98 thousand and $0, respectively. It is estimated that there will not be any net loss, net prior service cost or net transition obligation for the post-retirement benefits that will be amortized from accumulated other comprehensive income into periodic post-retirement benefit costs over the next fiscal year.

Net pension expense was $1.0 million, $1.0 million and $822 thousand for years ended December 31, 2006, 2005 and 2004, respectively. The components of net pension cost are as follows:

	Years ended December 31,
	2006	2005	2004
Service cost	$1,025,847	$947,524	$871,039
Interest cost	744,708	742,271	563,963
Return on assets	(1,537,656)	(487,280)	(659,381)
Net amortization
and deferral	786,636	(191,135)	46,634
Net periodic
pension cost	$1,019,535	$1,011,380	$822,255

The following table presents a reconciliation of the funded status of the defined benefit pension plan at December 31, 2006 and 2005:

	December 31,
	2006	2005
Accumulated benefit obligation
Projected benefit obligation	$16,100,982	$13,952,999
Fair value of plan assets	13,813,759	12,146,662
Unfunded of plan assets over
projected benefit obligation	2,287,223	1,806,337
Unrecognized net loss	—	(21,883)
Unrecognized prior service cost	—	(1,551,445)
Accrued pension cost
included in the consolidated
balance sheet	$2,287,223	$233,009

The following table presents a reconciliation of beginning and ending balances of benefit obligations and plan assets:

	December 31,
Change in Projected Benefit Obligation	2006	2005
Projected benefit obligation
at beginning of year	$13,952,889	$10,844,831
Service cost	1,025,847	947,524
Interest cost	744,708	742,271
Actuarial loss	1,211,309	1,570,235
Benefits paid	(833,771)	(151,972)
Projected benefit obligation
at end of year	16,100,982	13,952,889
Change in Plan Assets
Fair value of plan assets
at beginning of year	12,146,662	10,712,030
Actual return of plan assets	1,537,656	487,280
Employer contribution	963,212	1,099,324
Benefits paid	(833,771)	(151,972)
Fair value of plan assets
at end of year	$13,813,759	$12,146,662

Actuarial assumptions used in determining pension amounts are as follows:

	Years ended December 31,
	2006	2005	2004
Discount rate for periodic
pension cost	5.50%	6.00%	6.00%
Discount rate for
benefit obligation	5.50%	5.50%	6.00%
Rate of increase in
compensation levels
and social security
wage base	4.00%	4.00%	4.00%
Expected long-term
rate of return on
plan assets	7.00%	7.00%	7.00%

In accordance with the provisions to the Statement of Financial Accounting Standards No. 132 (revised) “Employer’s Disclosure about Pension and Other Postretirement Benefits” disclosures have been increased to include investment strategy, asset allocation mix, contributions, measurement dates and accumulated benefit obligation levels for pension plans.

The Pension Investment Committee of the Corporation in conjunction with the Board of Directors oversees the investment of the plan assets. During 2006, the committee conducted a review of the portfolio structure and the strategic asset allocation including the relationship of plan assets to plan liabilities. The goals of the asset investment strategy are to:

* Maximize the return on assets, over the long-term, by investing primarily in equities. The inclusion of additional asset classes with differing rates of return, volatility and correlation are utilized to reduce risk by providing diversification relative to equities.

* Diversify investments within asset classes to maximize preservation of principal and minimize over-exposure to any one investment, thereby minimizing the impact of losses in single investments.

*Provide a total return that, over the long-term, provides sufficient assets to fund its liabilities subject to an appropriate level of risk, contributions and pension expense.

The plan asset allocation percentage and market values at December 31, 2006 are as follows:

	Market Value	% of Assets
Cash	$831,635	6.0%
Equity securities	12,931,179	93.6%
Preferred stock securities	30,438	0.2%
Closed-end funds	20,507	0.2%
Total Plan Assets	$13,813,759	100.00%

The Bank regularly monitors our pension asset allocation. Senior management review performance results at least quarterly. As of December 31, 2006, our target asset allocation was 94% U.S. common stock equities, 0.2% preferred stock equities, 0.2% mutual funds and 5.5% in cash and cash equivalents.

Funding policy for the qualified plan is to make annual contributions that satisfy the minimum funding requirements of Employee Retirement Income Security Act 1974 (“ERISA”) but that do not exceed the maximum deductible limits of the Internal Revenue Code. The contributions to the pension plan are determined each year as a result of an actuarial valuation of the plan. In 2006 and 2005, $955 thousand and $1.0 million, respectively were contributed by the Corporation to meet the pension funding requirements. The contribution to the pension plan for 2007 is expected to be approximately $779 thousand. The pension plan will maintain compliance with the ERISA as amended, and any applicable regulations and laws. Total pension benefits expected to be paid in each year from 2007 through 2011 are $287 thousand, $349 thousand, $408 thousand, $439 thousand, and $477 thousand, respectively. The aggregate expected benefits to be paid in the five years from 2012 through 2016 are $3.0 million.

The Bank also maintains a 401(k) plan, which is a defined contribution plan established in 2003. All employees are eligible to participate in this plan after completing one year of service and are age twenty one or older. The Bank’s contribution equals the first 3% of the employee’s contributions and match 50% above 3% up to 7% of their compensation for the plan year. Participant’s are vested in their and the Bank’s contribution immediately. Plan expense, included in salaries and employee benefits was $285 thousand, $302 thousand and $281 thousand for the years ended December 31, 2006, 2005 and 2004.

In addition to providing retirement plan benefits, the Bank provides certain health care and life insurance benefits to certain retired employees. In accordance with the provisions of Statement of Financial Accounting Standards No. 106, “Employer Accounting for Postretirement Benefits other than Pensions” (SFAS No. 106) the expected cost of such benefits must be actuarially determined and accrued ratably from the date of hire to the date the employee is fully eligible to receive benefits. The accumulated postretirement benefit obligations are not funded but are reflected in the statement of financial condition in other liabilities.

The net periodic postretirement benefit costs includes the following components:

	December 31,
	2006	2005	2004
Interest cost	$24,520	$25,163	$51,547
Amortization of prior service cost	(7,064)	(11,339)	(11,339)
Amortization of loss	(3,860)	19,517	15,776
Net periodic post-retirement
benefit cost	$13,596	$33,341	$55,984

The assumed discount rate used in the calculation for net periodic postretirement benefit costs was 5.50% for 2006 and 2005. The assumed health care cost trend rate for 2006 was 10.0% and was graded down in 0.5% increments per year to an ultimate rate of 5.0% per year. The impact of a 1.0% increase and decreases in the assumed health care cost trend for each future year would be as follows:

	December 31, 2006
	1.0% Increase	1.0% Decrease
Accumulated postretirement obligation	$47,674	$42,860
Service and interest Cost	$2,485	$2,234

The following table summarizes the amounts recognized in the Bank’s balance sheet:
	December 31,
	2006	2005
Accumulated post-retirement
benefit obligation	$(643,983)	$(480,053)
Unrecognized prior service cost	—	(7,063)
Unrecognized net gain	—	(70,969)
Accrued post-retirement benefit
cost	$(643,983)	$(558,085)

The assumed discount rate used in the calculation for the accumulated postretirement benefit obligations was 5.50% as of December 31, 2006 and 2005.

The following table presents a reconciliation of beginning and ending balance of benefit obligations and plan assets:

	December 31,
Change in Projected Benefit Obligation	2006	2005
Projected benefit obligation
at beginning of year	$480,053	$744,827
Service cost	$—	$—
Interest cost	$24,520	$25,163
Actuarial loss (gain)	$207,892	$(246,625)
Benefits paid	$(68,482)	$(43,312)
Projected benefit obligation
at end of year	$643,983	$480,053
Change in Plan Assets
Fair value of plan assets
at beginning of year	$—	$—
Actual return of plan assets	$—	$—
Employer contribution	$68,482	$43,312
Benefits paid	$(68,482)	$(43,312)
Fair value of plan assets
at end of year	$—	$—

The expected cost of postretirement benefits in each year from 2007 through 2011 are $71 thousand, $72 thousand, $71 thousand, $70 thousand and $68 thousand, respectively. The aggregate expected benefits to be paid in the five years from 2012 through 2016 are $293 thousand.

15 .	LONG-TERM DEBT

The Corporation established FMS Statutory Trust 1 (“Trust I”) in March 2002. The trust issued $25.0 million of floating rate capital securities to institutional investors and $774 thousand of common securities to the Corporation. The proceeds of these were used by the Trust to purchase subordinated debentures issued by the Corporation. The Corporation used the debenture proceeds to pay down the $10.0 million of 10% subordinated debentures, expansion of the Bank’s operations and general corporate purposes. The Trust’s capital securities are fully guaranteed by the Corporation’s debentures. The interest rates reset every three months to LIBOR plus 360 basis points and will not exceed 11.0% through the first five years from issuance. As of December 31, 2006 and 2005, the interest rate was 8.97% and 8.12%, respectively. The debentures are redeemable at the Corporation’s option any time after March 2007. The redemption of the debentures would result in the mandatory redemption of the Trust’s capital and common securities at par.

The Corporation established FMS Statutory Trust II (“Trust II”) in June 2006. The trust issued $25.0 million of floating rate capital securities to institutional investors and $774 thousand of common securities to the Corporation. The proceeds of these were used by the Trust for general corporate purposes. The Trust’s capital securities are fully guaranteed by the Corporation’s debentures. The interest rates reset every three months to LIBOR plus 158 basis points. As of December 31, 2006 the interest rate was 6.94%. The debentures are redeemable at the Corporation’s option any time after June 2011. The redemption of the debentures would result in the mandatory redemption of the Trust’s capital and common securities at par.

As a result of the deconsolidation of the Trust under FIN 46R as of December 31, 2003, the Corporation recognized in its Consolidated Statement of Financial Condition its investment in FMS Statutory Trust I and II, which is presented in other assets and the subordinated debenture liability owed to the Trust. The deconsolidation of the Trust did not have any other impact in the consolidated financial statements.

16 .	FAIR VALUE OF FINANCIAL INSTRUMENTS

The disclosure of the fair value of all financial instruments is required, whether or not recognized on the balance sheet, for which it is practical to estimate fair value. In cases where quoted market prices are not available, fair values are based on assumptions including future cash flows and discount rates. Accordingly, the fair value estimates cannot be substantiated, may not be realized, and do not represent the underlying value of the Corporation.

The Corporation uses the following methods and assumptions to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents: The carrying value is a reasonable estimate of fair value.

Investment securities held to maturity and securities available for sale: Fair value is equal to quoted market prices.

FHLB Stock: The stock of FHLB is issued only to FHLB member institutions and is redeemable only by another member institution or the FHLB at its $100 per share par value.

Loans: For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as fixed rate residential mortgages, commercial and consumer loans, fair value is estimated based on discounting the estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities.

Deposits: For checking, savings and money market accounts, fair value is the amount payable on demand at the reporting date. For time deposits, fair value is estimated using the rates currently offered for deposits with similar remaining maturities.

Securities sold under agreements to repurchase: For investment securities with a quoted market price, fair value is equal to quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

FMS Statutory Trust I and II debentures: Fair value is estimated using quoted market prices for similar securities.

Commitments to extend credit and standby letters of credit: For commitments and standby letters of credit expiring within 90 days or with a variable rate, the settlement amount is a reasonable estimate of fair value. For commitments and standby letters of credit expiring beyond 90 days or with a fixed rate, the fair value is the present value of the obligations based on current loan rates.

At December 31, 2006 and December 31, 2005, the carrying amount and the estimated market value of Corporation’s financial instruments are as follows:

	December 31, 2006		December 31, 2005
	Carrying	Estimated	Carrying	Estimated
	Amount	Market Value	Amount	Market Value
Financial assets:
Cash and cash equivalents	$109,761,197	$109,761,197	$93,840,949	$93,840,949
Investment securities held to maturity and investment
securities available for sale	$574,447,132	$567,633,048	$639,168,404	$633,332,032
FHLB Stock	$6,313,520	$6,313,520	$8,248,420	$8,248,420

Loans, net of unearned income	$455,489,754	$449,681,000	$447,634,142	$445,616,000
Less: Allowance for loan losses	$(5,390,570)	$(5,390,570)	$(5,062,785)	$(5,062,785)
Loans, net	$450,099,184	$444,290,430	$442,571,357	$440,553,215
Financial liabilities:
Deposits
Checking, passbook, and money market accounts	$701,309,878	$701,309,878	$735,175,654	$735,175,655
Certificates	$231,792,888	$230,923,000	$211,891,770	$210,789,000
Securities sold under agreements to repurchase	$115,000,000	$116,690,444	$175,000,000	$178,419,000
Trust capital securities-FMS Statutory Trust I and II	$51,548,000	$51,403,666	$25,774,000	$26,670,935
Off-balance sheet financial instruments:
Commitments to extend credit	$35,547,494	$35,547,494	$54,113,170	$54,113,170
Standby letters of credit	$6,568,883	$6,568,883	$6,905,486	$6,905,486

17 .	COMMITMENTS AND CONTINGENCIES

The Bank has outstanding loan commitments of $35.5 million as of December 31, 2006. Of these commitments outstanding, the breakdown between fixed and variable rate loans is as follows:

	December 31, 2006
	Fixed	Variable		Interest Rate Range –
	Rate	Rate	Total	Fixed Rate Commitments
Commitments to:
fund loans	$2,445,572	$3,571,000	$6,016,572	6.125% – 7.50%
Unused lines:
Construction	1,722,940	3,901,232	5,624,172	5.75% – 8.75%
Equity line of
credit loans	—	23,906,750	23,906,750	—
Total	$4,168,512	$31,378,982	$35,547,494	5.75% – 8.75%

In addition to outstanding loan commitments, the Bank as of December 31, 2006, issued $6.6 million in standby letters of credit to guarantee performance of bank customers to third parties.

Commitments and standby letters of credit are issued in accordance with the same loan policies and underwriting standards, including collateral as settled loans. Since some commitments and standby letters of credit are expected to expire without being drawn down, these amounts do not necessarily represent future cash requirements.

18 .	LITIGATION

In the normal course of business, the Corporation is subjected to various legal proceedings. There were no significant pending legal proceedings at December 31, 2006, which are expected to have a material impact on the Corporation’s financial position or results of operations.

19 .	LOANS TO EXECUTIVE OFFICERS AND DIRECTORS

Regulation O provides that all loans to executive officers and directors be made on substantially the same terms and conditions as are available to the general public. However, executive officers are permitted to participate in rate discount programs available to all employees. The rate discounts are available to employees as long as they are employed at the Bank. If employment is terminated, the rate discount ceases from the date of termination. At December 31, 2006 and 2005, loans made to directors and executive officers whose indebtedness exceeded $60 thousand amounted to $3.3 million and $5.2 million, respectively. During 2006, new loans to these individuals totaled $722 thousand and repayments totaled $2.6 million.

20 .	STOCK OPTIONS

The Corporation has established a stock compensation plan (the “Plan”) for executive officers and other selected employees of the Corporation. The Plan consists of incentive stock options intended to qualify under Section 422A of the Internal Revenue Code of 1986. These stock options may be surrendered and stock appreciation rights may be granted in their place, with the approval of the Corporation.

The option price per share for options granted may not be less than the fair market value of the common stock on the date of grant. All stock options are dilutive and included in the calculation of earnings per share. All stock options have been adjusted for all stock splits. At December 31, 2006, the option exercise prices were $10.00.

Options are fully vested at the date of grant and must be exercised within ten years. There were no options granted during 2006, 2005 and 2004.

The following table summarizes information about stock options outstanding at December 31, 2006.

Exercise	Outstanding	Average	Exercisable
Price	Options	Life *	Options

$ 10.00	17,500	1.8	17,500

* Average contractual life in years

A summary of the status of the Corporation’s Stock Option Plan as of December 31, 2006, 2005 and 2004 and changes during the years ending on those dates is presented below.

	Years Ended December 31,
	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at the
Beginning of the year	36,500	$10.00	65,600	$8.31	75,250	$8.06
Options exercised	(16,500)	10.00	(15,100)	5.90	(4,650)	7.49
Options surrendered	(2,500)	10.00	(14,000)	6.50	(5,000)	5.33
Outstanding at the
End of the year	17,500	$10.00	36,500	$10.00	65,600	$8.31

21 .	RISKS AND UNCERTAINTIES

Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates. Significant estimates are made by management in determining the allowance for loan losses, pension benefit obligations, postretirement benefits, income taxes, and carrying values of real estate owned.

The earnings of the Corporation depend on the earnings of the Bank. The earnings of the Bank depend primarily upon the level of net interest income, which is the difference between interest earned on its interest-earning assets, such as loans and investments and the interest paid on its interest-bearing liabilities, such as deposits and borrowings. Accordingly, the operations of the Bank are subject to risks and uncertainties surrounding its exposure to changes in the interest rate environment.

Consideration is given to a variety of factors in establishing the estimate for allowance for loan losses including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of loan reviews, borrowers’ perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows and other relevant factors. Since the allowance for loan losses and carrying value of real estate assets and real estate held for development is dependent, to a great extent, on the general economy and other conditions that may be beyond the Bank’s control, it is at least reasonably possible that the estimates of the allowance for loan losses and the carrying values of the real estate assets could differ materially in the near term.

The Bank sponsors pension and other retirement plans. The Bank’s external actuarial consultants use certain statistical factors to estimate the future benefit obligations. The assumptions used could differ materially from actual results and may impact the amount of pension expense recorded by the Bank.

The Bank is self insured for a portion of its current years’ losses related to its medical programs. In estimating the Bank’s self-insurance accruals, the Bank utilizes estimates of expected losses, which are based on statistical analysis of historical data. These assumptions are closely monitored and adjusted when warranted by changing circumstances. Should a greater amount of claims occur compared to what was estimated or medical costs increase beyond what was expected, accruals might not be sufficient, and additional expenses may be recorded. Medical costs are anticipated to increase very modestly in fiscal year 2007.

The Bank is subject to claims and lawsuits in the ordinary course of its business. A determination of the amount accrued, if any, for these contingencies is made after analysis of each matter. The Bank continually evaluates such accruals and may increase or decrease accrued amounts, as we deem appropriate.

22 .	PARENT COMPANY FINANCIAL INFORMATION

The financial statements for FMS Financial Corporation are as follows:

	December 31,
FMS Financial Corporation Statements of Financial Condition	2006	2005
Assets:
Cash and cash equivalents	$1,502,610	$1,337,624
Investment in subsidiary	95,768,042	91,911,725
Intercompany receivable, net	32,151,523	7,172,564
FMS Statutory Trust 1 issue costs, net	78,582	484,467
Other	712,999	174,423

Total Assets	$130,213,756	$101,080,803

Liabilities:
FMS Statutory Trust I and II debentures	$51,548,000	$25,774,000
Dividends payable	195,849	195,486
Accrued interest payable	109,349	29,041

Total Liabilities	51,853,198	25,998,527

Stockholders’ Equity:
Preferred stock - $.10 par value 5,000,000 shares authorized; none issued
Common stock - $.10 par value 10,000,000 shares authorized; shares issued 8,022,892 and 8,006,392 and shares outstanding 6,529,313 and 6,515,110 as
of December 31, 2006 and 2005, respectively	802,289	800,639
Paid-in capital in excess of par	8,930,731	8,767,381
Accumulated comprehensive loss - net of deferred income taxes	(2,485,410)	(1,099,630)
Retained earnings	82,120,391	77,583,683
Less: Treasury Stock (1,493,579 and 1,491,282 shares, at cost at December 31, 2006 and
2005, respectively)	(11,007,443)	(10,969,797)

Total Stockholders’ Equity	78,360,558	75,082,276

Total Liabilities and Stockholders’ Equity	$130,213,756	$101,080,803

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

	December 31,
FMS Financial Corporation Statements of Operations	2006	2005	2004
Interest income	$2,559	$—	$—
Intercompany interest income	1,478,959	414,140	320,582
Interest expense	(3,566,290)	(1,834,528)	(1,368,591)
Other expense	(12,284)	—	—
Dividends from subsidiary	2,400,000	1,200,000	2,400,000
Equity in undistributed income of subsidiary	4,303,097	6,442,469	7,056,742
Income before taxes	4,606,041	6,222,081	8,408,733
Income tax benefit	712,999	496,151	359,496
Net Income	$5,319,040	$6,718,232	$8,768,229

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

	December 31,
FMS Financial Corporation Statements of Cash Flows	2006	2005	2004

Operating Activities
Net income	$5,319,040	$6,718,232	$8,768,229
Adjustments to reconcile net income to net cash provided
by operating activities:
Equity in undistributed earnings of the subsidiary	(4,303,097)	(6,442,469)	(7,056,742)
Amortization of issue costs	405,885	77,844	77,843
Increase in interest payable	80,308	7,050	4,915
Increase in intercompany receivable, net	(24,978,959)	(414,140)	(1,320,582)
Other	(538,576)	513,708	(359,496)

Net cash provided by operating activities	(24,015,399)	460,225	114,167

Financing Activities
Purchase of treasury stock	(37,646)	(34,798)	—
Proceeds from issuance of trust capital securities	25,000,000	—	—
Investment in subsidiary	(165,000)	(213,385)	(49,796)
Cash dividends paid on common stock	(781,969)	(780,298)	(779,240)
Proceeds from issuance of stock	165,000	213,385	49,796

Net cash provided (used) by financing activities	24,180,385	(815,096)	(779,240)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	164,986	(354,871)	(665,073)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,337,624	1,692,495	2,357,568

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,502,610	$1,337,624	$1,692,495

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

23. Consolidated Summary of Quarterly Earnings (Unaudited)

The following table presents summarized quarterly data for 2006 and 2005:

2006	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total Year
	(In Thousands, except per amounts)
Total interest income	$15,177	$15,294	$15,436	$15,086	$60,993
Total interest expense	6,345	6,710	7,129	7,231	27,415
Net interest income	8,832	8,584	8,307	7,855	33,578
Provision for loan losses	90	90	90	60	330
Net interest income after provision for loan losses	8,742	8,494	8,217	7,795	33,248
Total non-interest income	1,398	1,922	1,793	2,051	7,164
Total non-interest expense	7,944	7,945	8,027	7,810	31,726
Income before income taxes	2,196	2,471	1,983	2,036	8,686
Federal and state income taxes	862	961	736	808	3,367
Net income	$1,334	$1,510	$1,247	$1,228	$5,319
Basic earnings per common share	$0.20	$0.23	$0.19	$0.20	$0.82
Diluted earnings per common share	$0.20	$0.23	$0.19	$0.19	$0.81

2005	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total Year
	(In Thousands, except per share amounts)
Total interest income	$14,017	$14,327	$14,598	$14,964	$57,906
Total interest expense	4,967	5,134	5,420	6,016	21,537
Net interest income	9,050	9,193	9,178	8,948	36,369
Provision for loan losses	90	90	90	90	360
Net interest income after provision for loan losses	8,960	9,103	9,088	8,858	36,009
Total non-interest income	1,308	1,416	1,373	1,326	5,423
Total non-interest expense	7,382	7,395	7,585	7,705	30,067
Income before income taxes	2,886	3,124	2,876	2,479	11,365
Federal and state income taxes	1,185	1,282	1,170	1,010	4,647
Net income	$1,701	$1,842	$1,706	$1,469	$6,718
Basic earnings per common share	$0.26	$0.28	$0.26	$0.23	$1.03
Diluted earnings per common share	$0.26	$0.28	$0.26	$0.23	$1.03

24 .	Subsequent Event (Unaudited)

On March 7, 2007, the Company  announced that it intends to close eleven New Jersey Branch locations of its wholly-owned bank subsidiary, Farmers & Mechanics Bank, including all seven Wal-Mart branch locations, at an estimated net cost of approximately $1.5 million or $.23 per share, substantially all of which is expected to be incurred and recorded during the quarter ending June 30, 2007.  The costs associated with the branch closing consist primarily of employee costs, fixed assets and early lease cancellation fees as all of the Wal-Mart branches are operated under long-term leases.  The Company also announced that it had entered into an agreement with the Beneficial Mutual Saving Bank “Beneficial ” to indemnify the Company for any and all costs associated with the branch closures in the event that the proposed merger with Beneficial is not consummated for any reason.

You should rely only on the information contained in this prospectus. Neither Beneficial Mutual Savings Bank nor Beneficial Mutual Bancorp has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

[LOGO]

(Holding Company for Beneficial Mutual Savings Bank)

20,527,500 Shares
(Anticipated Maximum, Subject to Increase)

COMMON STOCK

Prospectus

Sandler O’Neill + Partners, L.P.

__________, 2007

Until _________, 2007, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

EXPLANATORY NOTE

The following pages constitute the preliminary proxy statement of FMS Financial Corporation. Such proxy statement will “wrap-around” the prospectus of Beneficial Mutual Bancorp, Inc. enclosed in this registration statement.

The information in this proxy statement-prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement-prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

BENEFICIAL MUTUAL BANCORP, INC.	FMS FINANCIAL CORPORATION

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Beneficial Mutual Bancorp, Inc. and FMS Financial Corporation have agreed to the merger of FMS Financial with Beneficial Mutual Bancorp. In order for the merger to occur, Beneficial Mutual Bancorp will conduct an offering of its common stock. If the merger is completed, each share of FMS Financial common stock will be converted, at your election, into the right to receive 2.80 shares of Beneficial Mutual Bancorp common stock, $28.00 in cash or a combination thereof, subject to the proration and allocation procedures set forth in the merger agreement and described herein. The closing price of FMS Financial’s common stock on October 12, 2006, the business day preceding public announcement of the signing of the merger agreement, was $26.75.

This proxy statement-prospectus also constitutes a prospectus of Beneficial Mutual Bancorp. Beneficial Mutual Bancorp is concurrently offering common stock for sale in its initial public offering as well as the merger. The stock offering is described in detail in the Beneficial Mutual Bancorp prospectus that accompanies this proxy statement-prospectus. This prospectus is sometimes referred to herein for additional information. If the offering is not consummated, the merger will not occur.

Beneficial Mutual Bancorp will issue an aggregate of between 15,172,500 shares and 20,527,500 shares, which may be increased to 23,606,625 shares, in the offering. The exact number of shares to be issued in each offering will depend on regulatory considerations, demand for the shares and changes in market conditions.

For a discussion of risks in connection with the merger, see “Risk Factors” beginning on page ___ of this document as well as on page ____ of the Beneficial Mutual Bancorp offering prospectus that accompanies this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this proxy statement-prospectus. Any representation to the contrary is a criminal offense.

This proxy statement-prospectus is dated ___________, 2007 and is first being mailed to FMS Financial stockholders on or about _____________, 2007.

FMS FINANCIAL CORPORATION

3 SUNSET ROAD

BURLINGTON, NEW JERSEY 08016

(609) 386-2400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“annual meeting”) of FMS Financial Corporation will be held on June 28, 2007 at 10:30 a.m., local time, at Riverton Country Club, 1416 Highland Avenue, Riverton, New Jersey 08077, for the following purposes:

1.	To elect three directors to a three-year term of office;

2.	To ratify the appointment of Grant Thornton LLP as independent auditors for FMS Financial for the 2007 fiscal year;

3.

To approve and adopt the Agreement and Plan of Merger, dated as of October 12, 2006, by and among Beneficial Savings Bank MHC, Beneficial Mutual Bancorp, Inc., Beneficial Mutual Savings Bank, FMS Financial Corporation and Farmers & Mechanics Bank (a copy of which accompanies this Notice) pursuant to which FMS Financial Corporation will merge with Beneficial Mutual Bancorp and each outstanding share of FMS Financial common stock will be converted into the right to receive, at the election of the holder (i) $28.00 in cash, (ii) 2.80 shares of Beneficial Mutual Bancorp common stock; or (iii) a combination thereof, all on and subject to the terms and conditions including proration and allocation contained therein;

4.

To approve the adjournment of the annual meeting, if necessary, to solicit additional votes in the event there are not sufficient votes, in person or by proxy, to approve and adopt the Agreement and Plan of Merger; and

5.	To transact any other business as may properly come before the meeting.

Note: The board of directors is not aware of any other business to come before the Annual Meeting.

Only stockholders of record at the close of business on May 15, 2007 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting.

By Order of the Board of Directors

Thomas M. Topley
Secretary

Burlington, New Jersey

May __, 2007

FMS Financial Corporation’s board of directors unanimously recommends that you vote “FOR” the listed proposals. Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

TABLE OF CONTENTS

Questions and Answers About of the Merger	Page
Summary
The Merger
The Companies
The Merger Agreement
The FMS Financial Annual Meeting of Stockholders
Comparative Per Share Data
Market Price and Dividend Information
Risk Factors
A Warning About Forward-Looking Statements
Annual Meeting of FMS Financial Stockholders
Ownership of FMS Financial Common Stock
Proposal 1 – Election of Directors
Corporate Governance
Compensation Discussion and Analysis
Compensation Committee Report
Executive Compensation
Director Compensation
Related Party Transactions
Relationship With Independent Auditors
Proposal 2 – Ratification of Auditors
Report of the Audit Committee
Section 16(a) Beneficial Ownership Reporting Compliance
Proposal 3 – Approval and Adoption of the Merger Agreement
The Merger
The Merger Agreement
Proposal 4 – Adjournment of the Annual Meeting
Comparison of Rights of Stockholders
Submission of Future Stockholder Proposals and Nominations to FMS Financial
Miscellaneous
Legal Matters
Appendix A – Agreement and Plan of Merger	A-1
Appendix B – Opinion of Ryan Beck	B-1
Appendix C – Audit Committee Charter	C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on and how does my board of directors recommend that I vote?

A:	FMS Financial stockholders are being asked to vote on four matters:

•	the election of three directors to a three-year term;
•	the ratification of the appointment of Grant Thornton LLP as independent auditors for the year ended December 31, 2007;
•	the approval and adoption of the merger agreement providing for the merger of FMS Financial with Beneficial Mutual Bancorp; and
•

the approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes, in person or by proxy, to approve and adopt the merger agreement.

FMS Financial’s board of directors has determined that the proposed merger is advisable and in the best interests of FMS Financial’s stockholders, has approved the merger agreement and recommends that FMS Financial’s stockholders vote “FOR” the approval of the merger agreement, “FOR” the proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the merger agreement, “FOR” the election of the three director nominees and “FOR” the ratification of the appointment of auditors.

Q:	Can I change my vote after I have delivered my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways.

•	by submitting a written statement that you would like to revoke your proxy to the Secretary of FMS Financial before the meeting;

•	by submitting a new proxy before the meeting; or

•	if you are a holder of record, by attending the meeting and voting in person.

Attendance at the meeting in and of itself will not revoke the proxy. If your shares are held in an account at a broker, you should contact your broker to change your vote.

Q:	What vote is required to adopt the merger agreement?

A:	The adoption of the merger agreement requires the affirmative vote of a majority of the votes cast at the annual meeting.

Q:	How do I elect to receive cash or stock for my FMS Financial stock?

A:

An election form will be sent to you separately on or about the date this document is mailed. For your election to be effective, your properly completed election form must be received by the exchange agent on or before 5:00 p.m., Eastern time, on June __, 2007. Do not send your

1

election form together with your proxy card. Instead, use the separate envelopes specifically provided for the election form and your stock certificates. If you do not make a timely election you will be allocated Beneficial Mutual Bancorp common stock and/or cash based on the merger agreement’s allocation and proration procedures.

Q:	Are stockholders guaranteed to receive the amount of cash and/or stock they elect?

A:

No. Pursuant to the merger agreement, the number of shares of FMS Financial common stock that may be exchanged for cash or stock is subject to limits. Elections to receive FMS Financial common stock in the merger are subject to the requirement that the number of shares of FMS Financial common stock to be exchanged for shares of Beneficial Mutual Bancorp common stock will be limited to 57.5% of the outstanding shares of FMS Financial common stock immediately prior to the effective time with the remaining 42.5% to be exchanged for cash. The percentage of shares to be exchanged for stock may be increased to as much as 65% (and the percentage to be converted into cash correspondingly reduced) in order to satisfy the requirement that the aggregate pro forma book value of the shares of Beneficial Mutual Bancorp common stock to be issued in the merger equals at least $65.609 million. Under no circumstance, however, will FMS Financial stockholders receive more than 49% of the Beneficial Mutual Bancorp shares issued to persons other than Beneficial Savings Bank MHC.

Q:	How do I exchange my FMS Financial stock certificates?

A:

In order to elect to receive cash, shares or a combination thereof, you will be required to tender the stock certificates representing your shares along with the election form. For those stockholders who do not complete an election form, shortly after the merger, ___________________, the exchange agent, will send you a letter indicating how and where to surrender your stock certificates in exchange for the merger consideration. In any event, you should not send your FMS Financial stock certificates with your proxy card.

Q:	When is the merger expected to be completed?

A:

We expect to complete the merger as soon as practicable after receiving FMS Financial stockholder approval of the merger and all required regulatory approvals, and upon the completion of Beneficial Mutual Bancorp’s minority stock offering (as described in the stock offering prospectus that accompanies this proxy statement-prospectus). We currently expect that the approvals will be received and the offering completed early in the third calendar quarter of 2007.

Q:	What should I do now?

A:

After you have read this document, please indicate on your proxy card how you want to vote. Sign and mail the proxy card in the enclosed postage prepaid envelope as soon as possible, so that your shares will be represented at the stockholder meeting.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:

With respect to the merger agreement, your broker will not be able to vote your shares of FMS Financial common stock unless you provide instructions on how to vote. You should instruct your broker as to how to vote your shares following the directions your broker provides. If you do not provide instructions to your broker on the proposal to approve the merger agreement, your

2

shares will not be voted. Please check the voting form used by your broker to see if telephone or Internet voting is available.

With respect to the election of directors and the other proposals to be considered at the annual meeting, your broker has the power to vote in its discretion if you do not provide timely voting instructions.

Q.	Do I have dissenters’ appraisal rights?

A.	No. Dissenters’ appraisal rights are not available to FMS Financial stockholders under New Jersey law.

Q:	Who can help answer my questions?

A:	If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

Thomas M. Topley

FMS Financial Corporation

3 Sunset Road

Burlington, New Jersey 08016

(609) 386-2400

3

SUMMARY

This summary highlights material information from the proxy statement- prospectus. This summary does not contain all of the information that is important to you. You should carefully read this entire document and the other documents that accompany this document or to which this document refers you in order to fully understand the merger. In certain instances where appropriate, the terms “we,” “us” and “our” collectively refer to FMS Financial Corporation and Farmers & Mechanics Bank. The Beneficial Mutual Bancorp prospectus used in connection with its stock offering accompanies this proxy statement- prospectus and in certain circumstances we refer you to that document as well. See “Where You Can Find More Information” on page _____ of the Beneficial Mutual Bancorp stock offering prospectus.

The Merger

Overview of the Transaction (page ______)

FMS Financial is merging with Beneficial Mutual Bancorp. Immediately thereafter, Farmers & Mechanics Bank will merge with and into Beneficial Mutual Savings Bank. As a result of the merger, each outstanding share of FMS Financial common stock will be converted into the right to receive, at the election of the holder (i) $28.00, (ii) 2.80 shares of Beneficial Mutual Bancorp common stock (a $28.00 value based upon the $10.00 per share price at which Beneficial Mutual Bancorp is selling its stock in its offering), or (iii) a combination thereof, subject to certain limits and the proration and allocation procedures described herein.

Beneficial Mutual Bancorp is also offering common stock for sale in a public offering. The offering is described in detail in the Beneficial Mutual Bancorp prospectus that accompanies this proxy statement-prospectus. Beneficial Mutual Bancorp will also contribute up to $500,000 and issue 950,000 shares of its common stock to The Beneficial Foundation, a charitable foundation that is being formed in connection with the offering. Beneficial will use up to $___ of the proceeds of the offering to finance the cash consideration to be paid to FMS Financial stockholders. The merger will occur only if the offering is completed.

After the offering and the merger, up to 49% of Beneficial Mutual Bancorp’s common stock will be owned by the public (i.e., persons other than Beneficial Savings Bank MHC) and the remaining shares will be owned by Beneficial Savings Bank MHC. The public stockholders will consist of subscribers for Beneficial Mutual Bancorp common stock in the offering, including the Beneficial Mutual Savings Bank employee stock ownership plan, and former FMS Financial stockholders who receive Beneficial Mutual Bancorp common stock in the merger and The Beneficial Foundation.

Each Share of FMS Financial Common Stock Will Be Exchanged for 2.80 Shares of Beneficial Mutual Bancorp Common Stock, $28.00 in Cash or a Combination of Cash and Shares (page ___)

As a FMS Financial stockholder, upon the completion of the merger, each of your shares of FMS Financial common stock will automatically be converted into the right to receive $28.00 in cash, 2.80 shares of Beneficial Mutual Bancorp common stock (a $28.00 value based upon the $10.00 purchase price at which Beneficial Mutual Bancorp is selling its stock in its offering) or a combination thereof. Cash will be paid in lieu of any fractional share a stockholder might otherwise be entitled to receive in an amount equal to the fraction multiplied by $28.00.

However, the relative amounts of stock and/or cash you receive may differ from the amounts you elect to receive due to the allocation and proration procedures in the merger agreement. Elections to

4

receive FMS Financial common stock in the merger are subject to the requirement that the number of shares of FMS Financial common stock to be exchanged for shares of Beneficial Mutual Bancorp common stock be limited to 57.5% of the outstanding shares of FMS Financial common stock immediately prior to the effective time with the remaining 42.5% to be exchanged for cash. The percentage of shares to be exchanged for stock may be increased to as much as 65% (and the percentage to be converted into cash correspondingly reduced) in order to satisfy the requirement that the aggregate pro forma book value of the shares of Beneficial Mutual Bancorp common stock to be issued in the merger equals at least $65.609 million. Under no circumstance, however, will FMS Financial stockholders receive more than 49% of the Beneficial Mutual Bancorp shares issued to persons other than Beneficial Savings Bank MHC.

Please see the table on page 48 of this document that details the number of shares of Beneficial Mutual Bancorp common stock that will be issued in the merger at the minimum, midpoint, maximum and adjusted maximum of the offering range for the Beneficial Mutual Bancorp stock offering.

The merger agreement provides for the allocation of the merger consideration to achieve the minimum and maximum results, meaning that if FMS Financial stockholders elect to receive more Beneficial Mutual Bancorp stock than the parties agreed Beneficial Mutual Bancorp would issue in the merger, then persons who elected to receive stock would, instead, receive a combination of Beneficial Mutual Bancorp stock and cash in exchange for their shares of FMS Financial common stock. It also means that if FMS Financial stockholders elect to receive fewer than the minimum number of shares of Beneficial Mutual Bancorp common stock that must be issued in the merger then persons electing to receive cash and/or persons who made no election would instead, receive a combination of Beneficial Mutual Bancorp stock and cash based on the merger agreement’s allocation and proration procedures.

The total value of the merger consideration to be paid to FMS Financial stockholders will be approximately $______ million and approximately $_______ will be paid to holders of options to purchase FMS Financial stock options in exchange for the cancellation of such options. At the minimum of the offering range, the aggregate merger consideration, based on ________ FMS Financial shares outstanding as of __________, 2007 and including payment for the cancellation of stock options, would consist of __________ shares (_____%) of Beneficial Mutual Bancorp common stock and $_____ million in cash. At the maximum of the offering range, the aggregate merger consideration, based on ________ FMS Financial shares outstanding as of __________, 2007 and including payment for the cancellation of stock options, would consist of __________ shares (_____%) of Beneficial Mutual Bancorp common stock and $_____ million in cash.

Please note that if you do not properly complete and return your election form or if you indicate that you have no election preference, then each share of your FMS Financial common stock will be exchanged for Beneficial Mutual Bancorp common stock and/or cash based on the merger agreement’s allocation and proration procedures.

We make no recommendation as to whether FMS Financial stockholders should elect to receive cash or Beneficial Mutual Bancorp common stock in the merger. FMS Financial stockholders must make their own decision with respect to their election.

Outstanding options to purchase FMS Financial common stock that have been granted under FMS Financial’s stock option plan will be cancelled and option holders will receive a cash payment equal to the difference between $28.00 and the exercise price of each stock option.

How to Elect to Receive Beneficial Mutual Bancorp Common Stock or Cash in Exchange for Your FMS Financial Stock Certificates (page ___)

The exchange agent, or, if your FMS Financial common stock is held in “street name,” your broker, bank or nominee, will send you a form for making the election. The election form will be sent to you separate from this document and will be sent on or about the date this proxy statement-prospectus is

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being mailed. The election form allows you to elect to receive Beneficial Mutual Bancorp common stock or cash in exchange for your FMS Financial stock.

For your election to be effective, your properly completed election form, along with your FMS Financial stock certificates or an appropriate guarantee of delivery must be received by _________________ on or before _:___ _.m., Eastern time, on June __, 2007. _________________ will act as exchange agent in the merger and in that role will process the exchange of FMS Financial stock certificates for either cash or Beneficial Mutual Bancorp common stock. Shortly after the merger, the exchange agent will allocate cash and stock among FMS Financial’s stockholders, consistent with their elections and the allocation and proration procedures set forth in the merger agreement. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your FMS Financial stock certificates after the merger is completed. In any event, you should not forward your election form or your FMS Financial stock certificates with your proxy card.

If you have a preference for receiving either Beneficial Mutual Bancorp common stock or cash for your FMS Financial stock, you should complete and return the enclosed election form. If you do not make an election you will be allocated Beneficial Mutual Bancorp common stock or cash based on the merger agreement’s allocation and proration procedures. Please remember, however, that even if you do make an election, you might not receive the amount of cash or stock that you elect.

We are not recommending whether you should elect to receive Beneficial Mutual Bancorp stock or cash in the merger. You must make your own decision with respect to your election.

Tax Consequences of the Merger (page ___)

The United States federal income tax treatment will depend primarily on whether you exchange your FMS Financial common stock solely for Beneficial Mutual Bancorp common stock, solely for cash, or for a combination of Beneficial Mutual Bancorp common stock and cash. If you exchange your FMS Financial shares solely for Beneficial Mutual Bancorp common stock, you should recognize no gain or loss except with respect to the cash you receive instead of a fractional share. If you exchange your FMS Financial shares solely for cash, you should recognize gain or loss on the exchange. If you receive a combination of Beneficial Mutual Bancorp common stock and cash in exchange for shares of FMS Financial common stock, you will recognize capital gain, but not loss, equal to the lesser of (1) the amount of cash received, or (2) the amount of gain realized in the transaction.

The actual U.S. federal income tax consequences to you will depend on whether your shares of FMS Financial common stock were purchased at different times and at different prices and the character of the gain, if any, as either capital gain or ordinary income. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you. Please refer to “Material Federal Income Tax Consequences of the Merger” beginning on page ___ for a more detailed discussion of the possible tax consequences of the merger.

We Recommend that Stockholders Approve the Merger (page ___)

FMS Financial’s board of directors believes that the merger is fair to you and in your best interests and recommends that you vote “FOR” the proposal to approve the merger agreement. In deciding to enter into the merger agreement, the board considered a variety of positive and negative factors. Positive factors that were considered included:

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•	the value of the merger consideration being offered by Beneficial Mutual Bancorp relative to the book value, earnings per share and historical trading prices of FMS Financial common stock;

•	its belief that pursuing the merger would be more advantageous to stockholders than remaining independent; and

•	its positive perception of Beneficial Mutual Bancorp and its prospects and the prospects for its stock.

Negative factors that the Board considered included:

•

the fact that FMS Financial stockholders will have much less influence in voting decisions of Beneficial Mutual Bancorp due in part to Beneficial Savings Bank MHC’s majority ownership of Beneficial Mutual Bancorp; and

•	the provisions in the merger agreement limiting the number of shares that may be exchanged for cash and stock and limiting FMS Financial’s ability to consider alternative transactions.

For a complete discussion of the circumstances surrounding the merger and the factors considered by the FMS Financial board of directors in approving the merger agreement, see page ____.

Our Financial Advisor Believes the Merger Consideration Is Fair to FMS Financial Stockholders (page ____)

Ryan Beck & Co., Inc. has delivered to FMS Financial’s board of directors its opinion that, as of the date the merger agreement was approved by the board of directors, the merger consideration was fair to the holders of FMS Financial common stock from a financial point of view. This opinion was subsequently updated as of the date of this document. A copy of the updated opinion is provided as Appendix B to this document. You should read it completely to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review made by Ryan Beck in providing this opinion. FMS Financial has agreed to pay Ryan Beck a fee equal to 1.0% of the aggregate value of the merger consideration, which is estimated to be $1.8 million. One-third of this fee was paid upon signing of the merger agreement and the remainder would be due at and contingent upon closing of the merger. FMS Financial also agreed to reimburse Ryan Beck for its expenses in connection with the merger.

FMS Financial Stockholders Do Not Have Appraisal Rights in the FMS Financial Merger (page ____)

FMS Financial is a New Jersey corporation. Under New Jersey law, stockholders of a New Jersey corporation party to a merger do not have the right to dissent from a proposed merger if the shares of stock are traded on a national securities exchange or held of record by not less than 1,000 holders of record on the record date for the meeting at which the merger will be voted upon by stockholders. FMS Financial common stock is traded on the Nasdaq Global Market, a national securities exchange and consequently no dissenters’ rights of appraisal are available to FMS Financial stockholders.

Certain of FMS Financial’s Officers and Directors Have Additional Financial Interests in the Merger (page ____)

Certain members of the management and the board of directors of FMS Financial have financial interests in the merger that are in addition to, and may be different from, any interests they may have as

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stockholders of FMS Financial generally. These interests include, among others, provisions in the merger agreement relating to indemnification of the directors and officers of FMS Financial, board seats, advisory board, certain employee benefits and severance and retention payments. Retention bonuses aggregating $2.8 million will be paid to various officers and employees of FMS Financial of which Messrs. Yates, Igo, Topley and Smith will receive $205,000, $244,000, $234,000 and $200,000, respectively and $1.16 million in the aggregate will be paid to other non-executive officers and key employees. It is anticipated that those members of the FMS Financial board other than Messrs. Craig Yates and Roy Yates will become advisory board members and will receive annual fees equal to the fees they currently receive as directors of FMS Financial and Farmers & Mechanics Bank ($10,000). The FMS Financial board was aware of these interests in approving the merger agreement and the merger.

We Need to Obtain Various Regulatory Approvals in Order to Complete the Merger and the Offering (page _____)

We cannot complete the merger unless Beneficial Mutual Bancorp receives the approval of the Office of Thrift Supervision, Federal Deposit Insurance Corporation and Pennsylvania Department of Banking. In addition, the Office of Thrift Supervision must approve Beneficial Mutual Bancorp’s stock offering. We have made the necessary filings with the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking but there can be no assurance when or if such approvals will be obtained.

Comparison of Stockholders’ Rights (page _____)

Holders of FMS Financial common stock who receive shares of Beneficial Mutual Bancorp common stock in the merger will become stockholders in Beneficial Mutual Bancorp. The rights of Beneficial Mutual Bancorp stockholders will be governed by federal law and Beneficial Mutual Bancorp’s charter and bylaws rather than New Jersey corporate law and the certificate of incorporation and bylaws of FMS Financial. The rights of a stockholder of Beneficial Mutual Bancorp differ from the rights of FMS Financial stockholders with respect to certain matters.

Accounting Treatment

Beneficial Mutual Bancorp will use the purchase method of accounting for the merger. Under this method of accounting, the assets and liabilities of FMS Financial will be recorded on Beneficial Mutual Bancorp’s consolidated balance sheet at their estimated fair values at the effective date of the merger. The amount by which the purchase price exceeds the fair value of the net tangible and identifiable intangible assets acquired by Beneficial Mutual Bancorp through the merger will be recorded as goodwill. Goodwill will not be amortized, but will instead be subject to assessment for impairment, and identifiable intangible assets will be amortized over their estimated useful lives. Beneficial Mutual Bancorp currently expects that, based on preliminary accounting estimates, the merger would result in the recording of goodwill of approximately $_______ million and a core deposit intangible of approximately $______.

Our Directors and Executive Officers Have Agreed to Vote in Favor of the Merger

In connection with the signing of the merger agreement, directors and executive officers entered into voting agreements with Beneficial Mutual Bancorp agreeing to vote their shares in favor of approval of the merger agreement. In addition, one significant stockholder who is not a director or executive officer also agreed to sign a voting agreement. A total of 2,557,632 shares or 39.05% of the outstanding shares of FMS Financial common stock are subject to these voting agreements.

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Management and Operations After the Merger (page _____)

The existing boards of directors of Beneficial Mutual Bancorp and Beneficial Savings Bank MHC and the existing board of trustees of Beneficial Mutual Savings Bank will continue in place. In addition, two current members of the FMS Financial board, Craig Yates and Roy Yates will become directors/trustees of these companies after completion of the merger. The existing management team of Beneficial will remain in place.

The Companies

FMS Financial Corporation

Farmers & Mechanics Bank

3 Sunset Road

Burlington, New Jersey 08016

(609) 386-2400

FMS Financial, a New Jersey corporation, headquartered in Burlington, New Jersey, is the holding company for Farmers & Mechanics Bank (the "Bank"), which was founded in 1871 under the name of Farmers’ and Mechanics’ Building and Loan Association. FMS Financial conducts no significant business or operations of its own other than holding all of the outstanding common stock of the Bank. As a result, references to the FMS Financial generally refer to the consolidated entity, which includes the main operating company, the Bank, unless the context indicates otherwise.

FMS Financial principally operates through its forty-two banking offices located in Burlington, Camden and Mercer Counties, New Jersey. FMS Financial is primarily engaged in the business of attracting deposits from the general public and originating loans, which are generally secured by residential real estate. To a lesser extent, FMS Financial also originates consumer, commercial business loans and construction loans and invests in U.S. government securities and mortgage-related securities. At December 31, 2006, FMS Financial had total consolidated assets of $1.2 billion, total deposits of $933.1 million and total stockholders’ equity of $78.4 million.

Beneficial Savings Bank MHC

Beneficial Mutual Bancorp, Inc.

Beneficial Mutual Savings Bank

510 Walnut Street

Philadelphia, Pennsylvania 19106

(215) 864-6000

Beneficial Savings Bank MHC is the federally chartered mutual holding company parent of Beneficial Mutual Savings Bank and Beneficial Mutual Bancorp. As a mutual holding company, Beneficial Savings Bank MHC is a non-stock company. Upon completion of the public offering and merger, Beneficial Savings Bank MHC will own at least a majority of Beneficial Mutual Bancorp’s common stock. So long as Beneficial Savings Bank MHC exists, it will own a majority of the voting stock of Beneficial Mutual Bancorp and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. Following the public offering and merger, Beneficial Savings Bank MHC will not engage in any business activity other than owning a majority of the common stock of Beneficial Mutual Bancorp. The officers of Beneficial Savings Bank MHC are also the officers of Beneficial Mutual Bancorp and, along with others, are the officers of Beneficial Mutual Savings Bank. The directors of Beneficial Savings Bank MHC are the directors of Beneficial Mutual Bancorp and Beneficial Mutual Savings Bank.

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Beneficial Mutual Bancorp, Inc. is a federally chartered mid-tier stock holding company that was formed in 2004 by Beneficial Mutual Savings Bank to be its holding company. Beneficial Mutual Bancorp owns all of Beneficial Mutual Savings Bank’s capital stock and directs, plans and coordinates Beneficial Mutual Savings Bank’s business activities.

In addition to the merger, in the future, Beneficial Mutual Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so. At December 31, 2006, Beneficial Mutual Bancorp had total assets of $2.3 billion, deposits of $1.7 billion and total equity of $280.6 million on a consolidated basis.

Beneficial Mutual Savings Bank is a Pennsylvania chartered savings bank that operates from 41 full-service locations in Chester, Delaware, Montgomery, Philadelphia and Bucks Counties in Pennsylvania and one full-service location in each of Burlington and Camden Counties, New Jersey. Beneficial Mutual Savings Bank offers a variety of deposit and loan products to individuals and small businesses, most of which are located in our primary market, which consists of Chester, Delaware, Montgomery, Philadelphia and Bucks Counties, Pennsylvania and Burlington, Camden and Gloucester Counties, New Jersey. The acquisition of FMS Financial and its wholly owned subsidiary, Farmers & Mechanics Bank, will expand its market presence in Burlington and Camden Counties, New Jersey.

The Merger Agreement

There are Various Conditions to Completing the Merger (page ___)

The completion of the merger depends on a number of conditions being met, including approval of the merger agreement by FMS Financial’s stockholders and receipt of all required regulatory approvals. The merger is also subject to satisfaction of various other conditions specified in the merger agreement.

Where the law permits, the parties could decide to complete the merger even though one or more of these conditions has not been met. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

For a complete discussion of all of the conditions to closing, see page ____.

The Merger Agreement May be Terminated in Certain Circumstances (page ____)

FMS Financial and Beneficial Mutual Bancorp can agree at any time not to complete the merger, even if the FMS Financial stockholders have approved it. If the offering is not completed, the merger agreement will be terminated. Also, the merger agreement may be terminated in a number of other circumstances including if either party fails to comply with all of its obligations under the merger agreement or if its representations and warranties contained in the merger agreement have been breached in a material way. The parties may also terminate the merger agreement if requisite stockholder and regulatory approvals are not obtained or if the other conditions to closing cannot be satisfied. In addition, FMS Financial may terminate the merger agreement in certain circumstances to accept a superior proposal.

For a complete discussion of the circumstances in which this merger agreement may be terminated, see page ____.

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Termination Fees May be Due in Certain Circumstances (page ____)

The merger agreement provides that FMS Financial and Beneficial Mutual Bancorp may be obligated to pay the other a termination fee if the merger agreement is terminated in certain circumstances. Specifically, FMS Financial would be obligated to pay Beneficial Mutual Bancorp a $7.3 million termination fee it fails to call and hold the meeting to vote on the merger agreement or its board fails to recommend that stockholders approve the merger agreement . FMS Financial would also be obligated to pay the fee in certain other circumstances generally involving its receipt of an alternative proposal.

The merger agreement also provides that Beneficial Mutual Bancorp could be obligated to pay FMS Financial a fee of up to $5.5 million if the merger agreement is terminated because all requisite regulatory approvals cannot be obtained or it is unable to complete its stock offering.

For a complete discussion of the circumstances in which a party may be obligated to pay a termination fee, see page ____.

FMS Financial and Beneficial Mutual Bancorp May Amend the Terms of the Merger and Waive Some Conditions (page ___)

FMS Financial and Beneficial Mutual Bancorp can agree to amend the merger agreement, and each party to the merger agreement can waive its right to require the other party to adhere to the terms and conditions of the merger agreement, where the law allows. However, after FMS Financial’s stockholders approve the merger agreement, any alteration of the following must be approved by FMS Financial stockholders:

•	the consideration to be received by FMS Financial stockholders in the merger;
•	any alteration of Beneficial Mutual Bancorp’s charter; or
•	the terms and conditions of the merger agreement if they would adversely affect FMS Financial stockholders.

The FMS Financial Annual Meeting of Stockholders

General (page ____)

FMS Financial’s annual meeting will be held at Riverton Country Club located at 1416 Highland Avenue, Riverton, New Jersey on June 28, 2007 at 10:30 a.m., local time.

Purpose of the Meeting (page ___)

At the annual meeting, FMS Financial stockholders will be asked to approve the merger agreement with Beneficial Mutual Bancorp; to elect three directors for three-year terms (such terms to be fully served only in the event the merger is not consummated); to ratify the appointment of auditors; to approve a proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the merger agreement; and to transact any other business that may properly come before the meeting.

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Record Date for Voting (page _____)

You can vote at the meeting of FMS Financial’s stockholders if you owned FMS Financial common stock at the close of business on May 15, 2007. You will be able to cast one vote for each share of FMS Financial common stock you owned at that time. As of May 15, 2007, there were ___________ shares of FMS Financial common stock issued and outstanding.

Votes Required (page ___)

To approve the merger agreement, the holders of a majority of the votes cast at the annual meeting must vote in its favor. Directors will be elected by a plurality of votes cast. To approve the proposals to ratify the appointment of auditors and to adjourn the annual meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in person or by proxy, to approve the merger agreement, the holders of a majority of the votes cast must vote in its favor. You can vote your shares by attending the annual meeting and voting in person or by completing and mailing the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to complete, sign and return your proxy card to ensure that your shares are represented.

Comparative Per Share Data

The following table shows information, for the periods indicated, about FMS Financial’s historical net income per share, dividends per share and stockholders’ equity per share. The table also contains pro forma information that reflects Beneficial Mutual Bancorp’s offering at the midpoint of the offering range and its acquisition of FMS Financial. The table assumes that, as of December 31, 2006, Beneficial Mutual Bancorp sells _________ shares in the offering at the midpoint of the offering range and issues ___________ shares to FMS Financial stockholders in the merger. In presenting the comparative pro forma information for certain time periods, we assumed that FMS Financial and Beneficial Mutual Bancorp have been merged throughout those periods.

The information listed as “Equivalent Pro Forma Per Share of FMS Financial” was obtained by multiplying the pro forma combined amounts by the exchange ratio of 2.80. We present this information to reflect the fact that each FMS Financial stockholder will receive shares of Beneficial Mutual Bancorp common stock for each share of FMS Financial common stock exchanged in the merger. We also assumed that the average Beneficial Mutual Bancorp stock price on the dates presented was $10.00, its offering price; however, there has been no historic market in Beneficial Mutual Bancorp stock and there can be no assurance that the market prices will not be lower. See “Market Price and Dividend Information.” We also anticipate that the combined company will derive financial benefits from the merger that may include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information and with the condensed combined pro forma financial statements presented in Beneficial Mutual Bancorp’s prospectus attached to this proxy statement.

The pro forma net income per share amounts are calculated by totaling the historical net income (adjusted for pro forma adjustment(s) of Beneficial Mutual Bancorp and FMS Financial) and dividing the resulting amount by the average pro forma shares of Beneficial Mutual Bancorp and FMS Financial

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giving effect to the offering and the merger. The average pro forma shares of Beneficial Mutual Bancorp and FMS Financial reflect historical basic and diluted shares, plus historical basic and diluted average shares of FMS Financial as adjusted for an exchange ratio of 2.80 shares of Beneficial Mutual Bancorp common stock for each share of FMS Financial common stock. The pro forma net income per share amounts do not take into consideration any operating efficiencies that may be realized as a result of the merger.

	Beneficial Mutual Bancorp Historical	FMS Financial Historical	Pro Forma Combined	Equivalent Pro Forma FMS Financial
Book value per share
12/31/2006	N/A	$12.00	$8.18	$22.90

Tangible book value per share
12/31/2006	N/A	$11.82	$5.99	$16.77

Cash dividends declared per share
Year Ended 12/31/2006	N/A	$0.12	N/A	N/A

Basic net income per share from continuing operations
Year Ended 12/31/2006	N/A	$0.82	$0.22	$0.62

Diluted net income per share from continuing operations
Year Ended 12/31/2006	N/A	$0.81	$0.22	$0.62

MARKET PRICE AND DIVIDEND INFORMATION

Beneficial Mutual Bancorp common stock does not yet publicly trade, but Beneficial Mutual Bancorp has applied for listing on the Nasdaq Global Select Market. FMS Financial common stock is listed on the Nasdaq Global Market under the symbol “FMCO.” The following table lists the range of closing prices for FMS Financial common stock and the cash dividends declared by FMS Financial for the periods indicated. The last reported sale price per share of FMS Financial common stock on (1) October 12, 2006, the business day preceding public announcement of the signing of the merger agreement, and (2) May 15, 2007, the last practicable date prior to mailing this document, were $26.75 and $_____ respectively.

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	2007

QUARTER ENDED	HIGH		LOW		DIVIDENDS DECLARED

March 31,		$33.50		$30.89	0.03
June 30, (Through May __, 2007)	$		$

	2006

QUARTER ENDED	HIGH	LOW	DIVIDENDS DECLARED

March 31,	$19.64	$17.50	0.03
June 30,	$19.84	$16.12	0.03
September 30,	$21.90	$16.25	0.03
December 31,	$31.87	$22.56	0.03

	2005

QUARTER ENDED	HIGH	LOW	DIVIDENDS DECLARED

March 31,	$22.73	$19.72	0.03
June 30,	$19.80	$16.52	0.03
September 30,	$18.00	$16.78	0.03
December 31,	$18.09	$16.02	0.03

FMS Financial’s sole operating assets are derived from its subsidiary, Farmers & Mechanics Bank. Consequently, the ability of FMS Financial to accumulate cash for payment of cash dividends to stockholders is directly dependent upon the ability of Farmers & Mechanics Bank to pay dividends to FMS Financial. Farmers & Mechanics Bank may not declare or pay a cash dividend on any of its stock if the effect of the declaration or payment of dividends would cause their regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the mutual to stock conversion or (2) the regulatory capital requirements imposed by the OTS. Additionally, FMS Financial must pay interest to holders of its trust capital securities before payment of cash dividends to its stockholders.

As of December 31, 2006 Farmers & Mechanics Bank was a Tier 1 capital compliant institution and had available $30.3 million for dividends to FMS Financial, subject to nonobjection by the OTS. It is not likely that FMS Financial would request a dividend of that magnitude. FMS Financial is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, but is subject to the requirements of New Jersey law, which prohibits FMS Financial from paying dividends if, after giving effect thereto, it would either be unable to pay its debts as they come due in the usual course of its business or its total assets would be less than its total liabilities to pay dividends in cash on shares out of FMS Financial’s surplus, defined as the excess of net assets of FMS Financial over stated capital.

Prior to the merger and the Beneficial Mutual Bancorp stock offering, there will not be any trading market for Beneficial Mutual Bancorp common stock. The Beneficial Mutual Bancorp common stock will be sold in the stock offering for $10.00 per share. However, Beneficial Mutual Bancorp cannot assure that the stock will trade at this price afterward.

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RISK FACTORS

In considering whether to approve the merger agreement and receive Beneficial Mutual Bancorp common stock, you should consider, among other things, the following matters:

If the Beneficial Mutual Bancorp Offering Does Not Occur, We Will Terminate the Merger

We anticipate that the Beneficial Mutual Bancorp offering and the merger will both be completed in the third calendar quarter of 2007. At this time, we are not aware of any circumstances that are likely to cause the offering or the merger not to occur. However, certain conditions to the merger have not yet been satisfied, including receipt of all regulatory approvals, approval of the merger by FMS Financial stockholders and completion by Beneficial Mutual Bancorp of the offering. Completion of the offering is also subject to a number of conditions including the requirement that a minimum number of shares of Beneficial Mutual Bancorp be sold. If the offering cannot be completed, the merger will not occur.

The Consideration Which You Receive May Be Prorated

Even though FMS Financial stockholders may elect to receive cash, Beneficial Mutual Bancorp common stock, or a combination of cash and stock, more stockholders may choose to receive more Beneficial Mutual Bancorp common stock than is available in the transaction. If more stockholders choose Beneficial Mutual Bancorp common stock than is available, you may receive some cash, and that receipt of cash would be taxable. Additionally, if the stockholders elect to receive fewer than the minimum number of shares of Beneficial Mutual Bancorp stock that must be issued in the merger, then persons electing to receive cash and/or persons who made no election would, instead receive a combination of Beneficial Mutual Bancorp stock and cash based on the merger agreement’s allocation and proration procedures.

The Consideration Which You Receive May Be Taxable

Generally, the United States federal income tax treatment will depend on whether you exchange your FMS Financial common stock solely for Beneficial Mutual Bancorp common stock, solely for cash, or for a combination of Beneficial Mutual Bancorp common stock and cash. If you exchange your FMS Financial shares solely for Beneficial Mutual Bancorp common stock, you should recognize no gain or loss except with respect to the cash you receive instead of a fractional share. If you exchange your FMS Financial shares solely for cash, you should recognize gain or loss on the exchange. If you receive a combination of Beneficial Mutual Bancorp common stock and cash in exchange for shares of FMS Financial common stock, you will recognize capital gain, but not loss, equal to the lesser of (1) the amount of cash received, or (2) the amount of gain realized in the transaction.

Stockholders Who Make Elections Will Be Unable to Sell Their Stock in the Market Pending the Merger

FMS Financial stockholders may elect to receive cash or stock in the transaction. Elections will require that stockholders making the election turn in their FMS Financial stock certificates. During the time between when the election is made and the merger is completed, FMS Financial stockholders will be unable to sell their FMS Financial stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. FMS Financial stockholders can reduce the period during which they cannot sell their shares by delivering their election shortly before the close of the election period, but elections received after the close of the election period will not be accepted or honored.

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You Will Have Less Influence as a Stockholder of Beneficial Mutual Bancorp than as a Stockholder of FMS Financial

As a stockholder of FMS Financial, you currently have the right to vote in the election of directors of FMS Financial and on other matters affecting FMS Financial. The merger will result in the transfer of control of FMS Financial to Beneficial Mutual Bancorp. Although you may become a stockholder of Beneficial Mutual Bancorp as a result of the merger, your percentage ownership of Beneficial Mutual Bancorp will be smaller than your percentage ownership of FMS Financial. Moreover, as Beneficial Savings Bank MHC will own a majority of Beneficial Mutual Bancorp’s common stock, through its board of directors, it will be able to exercise voting control over most matters put to a vote of stockholders. As a federally chartered mutual holding company, the board of directors of Beneficial Savings Bank MHC must ensure that the interests of depositors of Beneficial Mutual Savings Bank are represented and considered in matters put to a vote of stockholders of Beneficial Mutual Bancorp. Therefore, the votes cast by Beneficial Savings Bank MHC may not be in your personal best interests as a stockholder.

Risk Factors Relating to Beneficial Mutual Bancorp and its Offering

Before you vote on the merger agreement, you should read the section captioned “Risk Factors” in the accompanying Beneficial Mutual Bancorp stock offering prospectus for risks relating to Beneficial Mutual Bancorp and its offering.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus contains certain forward-looking statements which can be identified by the use of words such as “believes,” “expects,” “anticipate,” “estimates,” or similar expressions as well as certain information relating to the merger. Forward-looking statements include:

•	statements of Beneficial Mutual Bancorp and FMS Financial’s goals, intentions and expectations;
•	statements regarding Beneficial Mutual Bancorp and FMS Financial’s business plans, prospects, growth and operating strategies;
•	statements regarding the quality of Beneficial Mutual Bancorp and FMS Financial’s loan and investment portfolios; and
•	estimates of Beneficial Mutual Bancorp and FMS Financial’s risks and future costs and benefits.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in Beneficial Mutual Bancorp and FMS Financial’s market areas, that are worse than expected;
•	changes in the interest rate environment that reduce either party’s interest margins or reduce the fair value of financial instruments;
•	increased competitive pressures among financial services companies;

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•	changes in consumer spending, borrowing and savings habits;
•	legislative or regulatory changes that adversely affect their business;
•	adverse changes in the securities markets;
•	the ability of Beneficial Mutual Bancorp to integrate successfully the operations of FMS Financial following the merger; and
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies or the Financial Accounting Standards Board.

See “Where You Can Find More Information” on page ___ of the attached Beneficial Mutual Bancorp prospectus.

ANNUAL MEETING OF FMS FINANCIAL STOCKHOLDERS

General

This proxy statement-prospectus is furnished in connection with the solicitation of proxies by the board of directors of FMS Financial, for use at the annual meeting of stockholders of FMS Financial to be held at Riverton Country Club, 1416 Highland Avenue, Riverton, New Jersey at 10:30 a.m., local time on June 28, 2007, and any adjournments or postponements thereof, for the purposes set forth in this proxy statement-prospectus.

Purpose of the Meeting

At the annual meeting, stockholders of FMS Financial will be asked to consider and vote upon:

•	the merger agreement and the transactions contemplated by that agreement, including the merger,
•	the election of three directors to three-year terms;
•	the ratification of the appointment of auditors; and
•	the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in person or by proxy, to approve the merger agreement,

and to act on any other matters properly submitted to a vote at the annual meeting. At this time, the board of directors is not aware of any other matters to be considered at the annual meeting.

Record Date for Voting at the Meeting

The board of directors has fixed the close of business on May 15, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. Only holders of FMS Financial common stock at that time will be entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. As of the record date, there were __________ shares of FMS Financial common stock issued and outstanding, and each such share is entitled to one vote at the annual meeting.

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Quorum and Stockholder Vote Required

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum for transaction of business at the annual meeting. Abstentions and “broker non-votes” will be counted as present for determining the presence or absence of a quorum for the transaction of business at the annual meeting. A “broker non-vote” is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Your broker cannot vote your shares of FMS Financial common stock on the proposal to approve the merger agreement without specific instructions from you.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. On all other matters to be considered at the annual meeting including approval of the merger agreement, the affirmative vote of a majority of the votes cast at the annual meeting is required for approval. Votes that are withheld and broker non-votes will have no effect on the outcome of any of the proposals.

Voting of Proxies

Shares represented by proxy will be voted at the annual meeting as specified in the proxy.

Proxies Without Voting Instructions. Proxies that are properly signed and dated but that do not contain voting instructions will be voted for election of each of the nominees for directors, for the ratification of auditors, for approval and adoption of the merger agreement, and for approval of the proposal to adjourn the annual meeting to solicit additional proxies in favor of the merger agreement, if necessary, at the discretion of the persons named as proxies with respect to any other matters to properly come before the stockholders.

Broker Non-Votes. If you hold your shares of FMS Financial common stock in “street name” through a brokerage account you should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of FMS Financial common stock on the proposal to approve the merger agreement without specific instructions from you.

Please note that if you hold FMS Financial common stock in the name of a broker or other custodian and wish to vote those shares in person at the annual meeting, you must obtain from the nominee holding the FMS Financial common stock a properly executed “legal proxy” identifying you as a FMS Financial stockholder, authorizing you to act on behalf of the nominee at the annual meeting and identifying the number of shares with respect to which the authorization is granted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this document.

Other Matters. The proxy card gives authority to the holders of the proxy to vote in their discretion on any other matters that may properly come before the annual meeting.

How to Revoke a Proxy

You may revoke your proxy at any time before the vote is taken at the annual meeting. To revoke your proxy you must either advise the Secretary of FMS Financial in writing before shares have been

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voted at the annual meeting, deliver proxy instructions with a later date, or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

This solicitation of proxies for use at the annual meeting is being made by the board of directors of FMS Financial. The cost of soliciting proxies will be borne by FMS Financial. Proxies may be solicited, in person or by telephone, by officers and other employees of FMS Financial, who will receive no compensation for their services other than their normal salaries. Brokerage houses, nominees, fiduciaries, and other custodians are requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses in doing so.

Shares Held by FMS Financial Directors and Executive Officers and by Directors and Executive Officers of Beneficial Mutual Bancorp

As of May 15, 2007, directors and executive officers of FMS Financial beneficially owned 1,960,932 shares of FMS Financial common stock, not including shares that may be acquired upon the exercise of stock options. This equals 29.95% of the outstanding shares of FMS Financial common stock. Directors and Executive Officers and certain other stockholders who own in the aggregate 39.05% of the outstanding shares of FMS Financial common stock have entered into voting agreements agreeing to vote these shares in favor of approval of the merger agreement. As of the same date, Beneficial Mutual Bancorp and its directors and executive officers owned ____ shares of FMS Financial common stock which equaled ___% of the outstanding shares.

Recommendation of FMS Financial’s Board of Directors

FMS Financial’s board of directors has approved the merger agreement and the transactions contemplated by that agreement, including the merger. FMS Financial’s board of directors believes that the merger agreement is in the best interests of FMS Financial and its stockholders and unanimously recommends that the FMS Financial stockholders vote “FOR” approval of the merger agreement. See “The Merger-Recommendation of the FMS Financial Board; FMS Financial’s Reasons for the Merger.” FMS Financial’s board of directors also recommends that you vote “FOR” election of the three nominees for director, for approval of the ratification of auditors and for the proposal to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in person or by proxy, to approve the merger agreement.

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OWNERSHIP OF FMS FINANCIAL COMMON STOCK

The following table sets forth, as of May 15, 2007, persons or groups who own more than 5% of the FMS Financial common stock and the ownership of executive officers and directors of FMS Financial. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of FMS Financial common stock at May 15, 2007.

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding(%)

Craig W. Yates
440 Addison Park Lane
Boca Raton, Florida 33432	1,386,889	(1)(2)	21.18%

Frances E. Yates
30 Anna Street
Ocean Ridge, Florida 33435	596,700	(1)(3)	9.11%

Roy D. Yates
26 Navajo Road
E. Brunswick, NJ 08816	467,156	(4)	7.14%

Vincent R. Farias	4,525		*
George J. Barber	21,157		*
Dominic W. Flamini	1,100		*
Joseph W. Clarke, Jr.	200		*
Edward J. Staats, Jr.	10,000		*
Mary Wells	835		*
James E. Igo	34,747	(5)	*
Thomas M. Topley	15,655		*
Channing L. Smith	18,668		*

All Executive Officers and Directors As a Group (11 persons)	1,960,932	(6)	29.95%

__________

*	Less than 1% of FMS Financial common stock outstanding.
(1)	Frances E. Yates is the sister of Craig W. Yates. Pursuant to Schedules 13D filed by each individual, each disclaims beneficial ownership of FMS Financial common stock owned by the other.
(2)	Excludes 210,000 shares owned by adult children. Craig W. Yates disclaims beneficial ownership of shares held by his adult children.
(3)

The information as to Frances E. Yates is derived from a Schedule 13D, dated March 1, 2000. Frances Yates has direct ownership of 388,500 shares with sole voting and dispositive power. She also has shared voting and dispositive power for 148,200 shares held in trusts for her two sons. In addition, her former husband, Edward Ackerman, owns 60,000 shares. Mr. Ackerman disclaims beneficial ownership of any shares other than the 60,000 shares he owns.

(4)	Roy D. Yates is the nephew of Craig W. Yates. Includes 169,800 shares held as Co-Executor of Estate of Charles B. Yates and 36,606 shares held by minor children of Mr. Roy D. Yates.
(5)	Includes options to acquire 3,000 shares that may be exercised within 60 days of May 15, 2007 for Mr. Igo.

(6)

Includes shares of FMS Financial common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power, unless otherwise indicated. Includes options to purchase 3,000 shares of FMS Financial common stock that may be exercised within 60 days of May 15, 2007 to purchase shares of FMS Financial common stock under the 1988 stock option plan.

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PROPOSAL 1 – ELECTION OF DIRECTORS

The Certificate of Incorporation requires that directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three year term, with approximately one-third of the directors elected each year. The board of directors currently consists of eight members, each of whom also serves as a director of Farmers & Mechanics Bank. Three directors will be elected at the annual meeting, each to serve for a three-year term or until his or her successor has been elected and qualified or until completion of the merger.

George J. Barber, Dominic W. Flamini and Roy D. Yates (the “nominees”) have been nominated by the board of directors, each for a term of three years. The nominees currently serve as directors of FMS Financial.

The persons named as proxies in the enclosed proxy card intend to vote for the election of the nominees, unless the proxy card is marked to indicate that such authorization is expressly withheld. Should the nominees withdraw or be unable to serve (which the board of directors does not expect) or should any other vacancy occur in the board of directors, it is the intention of the persons named in the enclosed proxy card to vote for the election of such person as may be recommended to the board of directors by the Nominating Committee of the board. If there are no substitute nominees, the size of the board of directors may be reduced.

The following table sets forth the names, ages, terms of, and length of board service for the persons nominated for election as directors of FMS Financial at the annual meeting, of each other director of FMS Financial who will continue to serve as a director after the annual meeting and of each executive officer who is not serving on the board of directors. Beneficial ownership of executive officers and directors of FMS Financial is set forth under the caption “Ownership of FMS Financial Common Stock.”

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Name	Age at December 31, 2006	Year First Elected or Appointed	Current Term To Expire

Board Nominees for Terms to Expire in 2010

George J. Barber	85	1973	2007
Dominic W. Flamini	68	1986	2007
Roy D. Yates	44	2000	2007

Directors Continuing in Office

Joseph W. Clarke, Jr.	69	2001	2008
Edward J. Staats, Jr.	62	1996	2008
Mary Wells	64	1998	2008
Craig W. Yates	64	1990	2008
Vincent R. Farias	60	1996	2009

Named Executive Officers Who Are Not Directors

James E. Igo	50	N/A	N/A
Thomas M. Topley	46	N/A	N/A
Channing L. Smith	63	N/A	N/A

Biographical Information

The principal occupation of each director and nominee of FMS Financial for the last five years is set forth below.

George J. Barber serves as a director of FMS Financial. Previously, he was Chairman of the board of FMS Financial and was President of Farmers & Mechanics Bank from 1973 until his retirement in 1986.

Dominic W. Flamini is the President and owner of First U.S. Management Corporation, a real estate development and property management corporation located in Moorestown, New Jersey. Mr. Flamini is a residential and commercial mortgage broker for the Avis Mortgage Group located in Haddon Township, New Jersey.

Roy D. Yates serves as Chairman of the Board. Mr. Yates is a Professor of Electrical and Computer Engineering at Rutgers University in Piscataway, New Jersey. Roy D. Yates is the nephew of Craig W. Yates.

Joseph W. Clarke, Jr. is an attorney with Clarke Law Offices, PA located in Haddonfield, New Jersey.

Edward J. Staats, Jr. is Superintendent of Bridges for Burlington County.

Mary Wells is the President Emeritus of Family Service of Burlington County.

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Craig W. Yates serves as President and Chief Executive Officer of FMS Financial and Farmers & Mechanics Bank. He became a director of Farmers & Mechanics Bank in January 1990, a director of FMS Financial in April 1990 and President of FMS Financial and Farmers & Mechanics Bank on December 31, 1990. In his capacity as President, Mr. Yates is responsible for the operations of FMS Financial pursuant to the policies and procedures adopted by the board of directors.

Vincent R. Farias is the President and owner of Farias Surf and Sport, a retail/rental establishment located in Beverly, New Jersey with facilities in several New Jersey coastal towns. Mr. Farias is a member of the Burlington County Board of Freeholders.

James E. Igo has served as Senior Vice President and Senior Mortgage Lending Officer of FMS Financial and Farmers & Mechanics Bank since November 1991.

Thomas M. Topley has served as Senior Vice President of Operations since April 1993 and as Corporate Secretary of FMS Financial and Farmers & Mechanics Bank since April 1992. From June 1990 to April 1993, Mr. Topley served as Vice President and Controller for Farmers & Mechanics Bank.

Channing L. Smith has served as Vice President and Chief Financial Officer of FMS Financial and Farmers & Mechanics Bank since October 1994. In this capacity, he is responsible for the management of the accounting, treasury, and investments of FMS Financial and Farmers & Mechanics Bank. From April 1993 to October 1994, Mr. Smith served as Controller of FMS Financial and Farmers & Mechanics Bank.

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that all of its members other than Mr. Craig W. Yates are “independent directors” in accordance with the standards of the Nasdaq Global Market. In making this determination, the board considered all deposit and loan relationships and determined they did not impact these directors’ independence. In addition, with respect to Director Roy Yates, the board considered the familial relationship with Mr. Craig W. Yates and determined that his independence was not affected by this. There are no directors that are members of the Audit, Compensation or Nominating Committees that are not independent in accordance with the standards established by the Nasdaq Global Market.

Meetings and Committees of the Board of Directors

FMS Financial is governed by a board of directors and various committees of the board which meet regularly throughout the year. During the fiscal year ended December 31, 2006, the board of directors held 10 meetings. No director of FMS Financial attended fewer than 75% of the total meetings of the board of directors and committee meetings on which such board member served during this period. The board maintains a Compensation Committee, as well as an Audit Committee and a Nominating Committee.

The Compensation Committee, currently composed of Directors Staats, Wells, Farias, Flamini, Barber, Clarke and Roy D. Yates, who have been determined to be independent in accordance with the requirements of the Nasdaq Stock Market, meets at least annually to review and recommend salary increases and/or salary adjustments. The Compensation Committee met one time during the year ended December 31, 2006. The Compensation Committee has not adopted a written charter.

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The Audit Committee currently consists of Directors Staats, Wells, Farias, Flamini, Barber, Clarke and Roy D. Yates, each of whom has been determined to be independent in accordance with the rules of the Nasdaq Stock Market. The board of directors has determined that Mr. Barber is an “audit committee financial expert” as defined in the regulations of the Securities and Exchange Commission.

The Audit Committee is responsible for recommending the appointment of FMS Financial’s independent accountants and meeting with such accountants with respect to the scope and review of the annual audit. Additional responsibilities of the Audit Committee are to ensure that the board of directors receives objective information regarding policies, procedures and activities of FMS Financial with respect to auditing, accounting, internal accounting controls, financial reporting, regulatory matters and such other activities of FMS Financial as may be directed by the board of directors. The Audit Committee met five times during the year ended December 31, 2006.

The board of directors has adopted a formal written Audit Committee charter and has reviewed and assessed the adequacy of this formal written charter on an annual basis. A copy of this charter is attached hereto as Appendix C. The Audit Committee charter is not available on our website.

Compensation Committee, Interlocks and Insider Participation

FMS Financial’s Compensation Committee serves as the Compensation Committee for executive officers of FMS Financial and Farmers & Mechanics Bank. George J. Barber, a director and member of the Compensation Committee, served as President of Farmers & Mechanics Bank from 1973 until his retirement in 1986.

No member of the Committee is, or was during 2006, an executive officer of another corporation whose board of directors has a comparable committee on which one of FMS Financial's executive officers serves. None of the executive officers of FMS Financial is, or was during 2006, a member of a comparable compensation committee of a corporation of which any of the directors of FMS Financial is an executive officer.

Director Nomination Process

The Nominating Committee consists of Directors Staats, Wells, Farias, Flamini, Barber, Clarke and Roy D. Yates. The Nominating Committee, which is a standing committee, met one time during the year ended December 31, 2006. As defined by Nasdaq, each member of the Nominating Committee is an independent director. The responsibilities of the members of the Nominating Committee are set forth in a charter, a copy of which is posted on FMS Financial’s web site at www.FMSbank.net.

FMS Financial does not currently pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Nominating Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from directors and officers of FMS Financial and its wholly-owned subsidiary, Farmers & Mechanics Bank. Additionally, the Nominating Committee will consider persons recommended by stockholders of FMS Financial in selecting the board’s nominees for election as directors. There is no difference in the manner in which the Nominating Committee evaluates persons recommended by directors or officers and persons recommended by stockholders in selecting board nominees.

In order for nominations by stockholders to be voted upon at an annual meeting, the nomination(s) must be in writing and delivered to the secretary of FMS Financial at least 30 days nor more than 60 days prior to the date of the annual meeting. However, if less than 31 days notice of the meeting is given to stockholders, such written notice shall be delivered or mailed to the Secretary of FMS

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Financial not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders. Notice to FMS Financial of such nominations must include certain information required pursuant to FMS Financial’s Certificate of Incorporation. A copy of FMS Financial’s Certificate of Incorporation may be obtained by writing to the Secretary of FMS Financial at FMS Financial Corporation, 3 Sunset Road, Burlington, New Jersey 08016. In addition, the Nominating Committee believes potential directors should be knowledgeable about the business activities and market areas in which FMS Financial and its subsidiaries engage.

Stockholder Communications

The board of directors does not have a formal process for stockholders to send communications to the board. In view of the infrequency of stockholder communications to the board of directors, the board does not believe that a formal process is necessary. Written communications received by FMS Financial from stockholders are shared with the full board no later than the next regularly scheduled board meeting. In addition, stockholders may communicate with the board of directors via electronic mail correspondence. The board encourages but does not have a formal policy that requires directors to attend the annual meeting of stockholders. All of the board's members attended the 2006 annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

The responsibility of the Compensation Committee of FMS Financial is to determine the compensation levels of the executive officers. The overall policy of the executive compensation program is to closely align the compensation paid to executive officers with the short-term and long-term performance goals of FMS Financial and to allow Farmers & Mechanics Bank to attract and retain key executives who will drive long-term success and create stockholder value.

The executive compensation program has in the past included three elements that taken together constitute a flexible and balanced method of establishing a total compensation opportunity for executive officers. These elements are (1) base salary, (2) annual bonus plan award, and (3) long-term incentive award, which in the past have been stock option grants. The Committee determines the level of compensation for each executive annually after reviewing various surveys of compensation paid to executives performing similar duties for depository institutions and their holding companies, with particular focus on the level of compensation paid by comparable institutions in and around FMS Financial’s market area.

Base Salary – Base Salaries of executive officers are established based on the scope of responsibility and competitive market compensation. Based on 2006 performance, all executives received salary increases for 2007 except for Mr. Craig W. Yates. The salary increases for executive officers were increased using the same merit increase percentages applicable to other Farmers & Mechanics Bank employees ranging from 3% to 5%.

Annual Bonus Plan – The purpose of the annual bonus plan is to provide motivation, and to reward and retain individuals by providing a competitive compensation package. The actual bonus awards for 2006 are shown in the “Bonus” column of the Summary Compensation Table.

Long-term Incentive Plan – In past years prior to the expiration of the FMS Financial stock option plan in 1998, stock options had been granted to officers, including executive officers and certain other employees to motivate and to reward them for increases in stockholder value and to align their personal financial interests with those of the stockholders of FMS Financial. All stock options were

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granted with an exercise price equal to the closing price of FMS Financial Corporation Common Stock on the date of grant. Accordingly, those stock options had value only if the market price of the common stock increases after that date. No options have been granted since 1998.

The Compensation Committee anticipates that all compensation paid by FMS Financial is deductible for federal income tax purposes in accordance with the limitations included under the Internal Revenue Code of 1968, as amended, including Section 162(m) (limitations on compensation in excess of $1 and $280 thousand) (limitations on payments made in conjunction with a change in control).

FMS Financial does not maintain employment contracts, severance agreements or change in control agreements for its executive officers. Annually, the President makes his recommendation to the Compensation Committee with respect to salary increases, bonus awards and stock option awards for FMS Financial’s executive officers. The Compensation Committee makes a final determination on such matters as well as any compensation actions regarding the President. The President does not participate in the Compensation Committee’s deliberations with respect to his compensation arrangements.

COMPENSATION COMMITTEE REPORT

FMS Financial's executive officers consist of Craig W. Yates (President and Chief Executive Officer), Channing L. Smith (Vice President and Chief Financial Officer), James E. Igo (Senior Vice President and Senior Lending Officer) and Thomas M. Topley (Senior Vice President of Operations and Corporate Secretary). The Compensation Committee of FMS Financial determines the compensation of the executive officers. This committee meets at the end of each year to determine the level of any salary increase to take effect as of the beginning of the following year. The committee also approves any perquisites payable to these executive officers. All of the directors, except Craig W. Yates, serve on the Compensation Committee.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K.

Compensation Committee:

Dominic W. Flamini
George J. Barber
Edward Staats
Vincent R. Farias
Mary Wells

Roy D. Yates

Joseph W. Clarke, Jr.

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EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth the cash and non-cash compensation for each of the year ended December 31, 2006 awarded to the chief executive office, the principal financial officer and other named executive officers (collectively, the “Named Executive Officers”) who served in such capacity during such period and received total compensation in excess of $100,000 during the year ended December 31, 2006.

Name and Principal Position	Year	Salary	Bonus	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Craig W. Yates President and CEO	2006	$205,000	$10,000	$ 124,703	$ 10,000	$349,703

Channing L. Smith Vice President and Chief Financial Officer	2006	$100,452	$7,000	$ 46,461	$ 5,128	$159,041

James E. Igo Senior Vice President and Senior Lending Officer	2006	$123,505	$10,000	$ 27,657	$ 7,377	$168,539

Thomas M. Topley Senior Vice President of Operations and Corporate Secretary	2006	$117,084	$10,000	$ 19,292	$ 7,927	$154,303

All Other Compensation consists of the value of FMS Financial’s matching contribution to the 401(k) retirement plan and amounts paid for unused vacation:

Name	Year	401(k) Matching Contribution	Unused Vacation

Craig W. Yates	2006	$10,000	$0
Channing L. Smith	2006	$5,128	$0
James E. Igo	2006	$6,625	$752
Thomas M. Topley	2006	$7,927	$0

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Grants of Plan Based Awards During 2006. There were no grants of any plan-based awards during the year ended December 31, 2006.

Outstanding Equity Awards At December 31, 2006. The following table sets forth information concerning the exercise of options by the Chief Executive Officer and the other Named Executive Officers during the last fiscal year, as well as the value of such options held by such persons at the end of the fiscal year.

	Option Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date

Craig W. Yates	0	0	0	$0.00
Channing L. Smith	5,000	0	0	10.00	10/27/2007
James E. Igo	3,000	0	0	10.00	10/27/2007
Thomas M. Topley	0	0	0	0.00

Exercises Of Options And Vesting Of Shares During 2006. The following table sets forth information regarding the exercise of options during 2006. All options were previously vested.

	Option Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise

Craig W. Yates	0	$ 0
Channing L. Smith	0	0
James E. Igo	0	0
Thomas M. Topley	SAR	22,810

Pension Benefits. The following table sets forth information regarding pension benefits for the named executive officers.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

Craig W. Yates	Farmers & Mechanics Bank Pension Plan	16	$864,852	$0
Channing L. Smith	Farmers & Mechanics Bank Pension Plan	13	280,423	0
James E. Igo	Farmers & Mechanics Bank Pension Plan	15	188,953	0
Thomas M. Topley	Farmers & Mechanics Bank Pension Plan	15	126,085	0

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Nonqualified Defined Contribution And Other Nonqualified Deferred Compensation Plans. FMS Financial does not maintain any nonqualified defined contribution or other nonqualified deferred compensation plans.

DIRECTOR COMPENSATION

Set forth below is a table providing information concerning the compensation of the directors of FMS Financial who are not Named Executive Officers for the last completed fiscal year (2006).

Name	Fees Earned or Paid in Cash	Stock Awards	Option Award	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(1)	Total

Roy D. Yates	$18,000	$—	$—	$—	$—	$ —	$18,000
George J. Barber	12,000	—	—	—	—	12,417	24,417
Joseph W. Clarke, Jr.	12,000	—	—	—	—	—	12,000
Vincent R. Farias	12,000	—	—	—	—	—	12,000
Dominic W. Flamini	12,000	—	—	—	—	12,413	24,413
Edward J. Staats, Jr.	12,000	—	—	—	—	—	12,000
Mary Wells	12,000	—	—	—	—	—	12,000
Wayne H. Page	8,000	—	—	—	—	12,413	20,413

__________

(1)	Amounts paid for health insurance premiums.

Directors’ Compensation

For 2006, Directors received $12,000 as directors of FMS Financial and Farmers & Mechanics Bank. The President does not receive director fees for attendance at Board or committee meetings. The Chairman of the Board received $6,000 in addition to director’s fees for serving as Chairman for the fiscal year ended December 31, 2006. Total fees paid to directors for the fiscal year ended December 31, 2006 were $98,000. In addition to cash fees received, FMS Financial provides certain health care benefits to certain Directors. Total health insurance premiums paid for directors for the fiscal year ended December 31, 2006 were $37,243.

RELATED PARTY TRANSACTIONS

Farmers & Mechanics Bank, like many financial institutions, grants loans to its officers and directors. All loans by Farmers & Mechanics Bank to its directors and executive officers are subject to OTS regulations restricting loans and other transactions with affiliated persons of FMS Financial. Savings institutions are permitted to make loans to executive officers, directors and principal stockholders (“insiders”) on preferential terms, provided the extension of credit is made pursuant to a benefit or compensation program of Farmers & Mechanics Bank that is widely available to employees of Farmers & Mechanics Bank or its affiliates and does not give preference to any insider over other employees of Farmers & Mechanics Bank or affiliate. Farmers & Mechanics Bank maintains a benefits program whereby mortgage loans are offered to all employees and directors at a discount of the then-prevailing rate at the time of grant. This rate is only available during the term of the employee's employment or the director's board membership. Upon termination, resignation or retirement, the rate reverts to the market rate that existed at the time the loan is granted. All other loans to insiders have been made in the ordinary

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course of business, and on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with Farmers & Mechanics Bank's other customers, and do not involve more than the normal risk of collectibility, nor present other unfavorable features.

Set forth below is certain information relating to loans made on preferential terms to executive officers and directors of FMS Financial and its subsidiaries whose total aggregate loan balances exceeded $120,000 at any time during the year ended December 31, 2006.

Name and Position	Loan Type	Date Originated	Original Loan Amount	Highest Unpaid Balance Since 12/31/05	Balance at 12/31/06	Interest Rate Paid	Prevailing Market Interest Rate at Date Originated
James E. Igo Senior Vice President and Senior Lending Officer	First mortgage on primary residence	08/01/03	169,000	$129,854	$112,405	3.625%	4.625%
Thomas M. Topley Senior Vice President of Operations and Corporate Secretary	First mortgage on primary residence	04/08/03	200,000	$159,640	$151,254	3.750%	4.750%

RELATIONSHIP WITH INDEPENDENT AUDITORS

On June 19, 2006, the Audit Committee of the board of directors of FMS Financial dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm.

PwC’s reports on FMS Financial’s consolidated financial statements for the fiscal years ended December 31, 2005 and 2004, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2005 and 2004 and through June 19, 2006, there were no disagreements with PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PwC, would have caused them to make a reference thereto in their reports on the consolidated financial statements for such years. During the fiscal years ended December 31, 2005 and 2004 and through June 19, 2006, there were no reportable events described in Item 304(a)(1)(v) of Regulation S-K. FMS Financial has received a letter from PwC stating that it agrees with the foregoing disclosure, which letter was filed as Exhibit 16 to the Form 8-K filed by FMS Financial with the Securities and Exchange Commission on June 23, 2006.

Effective June 19, 2006, the Audit Committee of FMS Financial’s board of directors approved the engagement of Grant Thornton LLP as its independent registered public accounting firm. During the fiscal years ended December 31, 2005 and 2004 and through June 19, 2006, FMS Financial did not consult with Grant Thornton LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Effective July 30, 2002, the Securities and Exchange Act of 1934 was amended by the Sarbanes-Oxley Act of 2002 to require all auditing services and non-audit services provided by an issuer's independent auditor to be approved by the issuer's audit committee prior to such services being rendered or to be approved pursuant to pre-approval policies and procedures established by the issuer's audit committee. The Audit Committee has not adopted any pre-approval policies and procedures for audit and non-audit services to be performed by the independent accountants. Such services are approved in

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advance by the Audit Committee itself. No services were approved pursuant to the de minimus exception of the Sarbanes-Oxley Act of 2002.

Audit Fees. The aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of FMS Financial’s annual consolidated financial statements and for the review of the consolidated financial statements included in FMS Financial’s Quarterly Reports on Form 10-Q for the fiscal year ended December 31, 2006 were $183,750.

The aggregate fees billed by PwC for professional services rendered for the audit of FMS Financial’s annual consolidated financial statements and for the review of the consolidated financial statements included in FMS Financial’s Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2006 and 2005 were $22,000 and $210,536, respectively.

Audit Related Fees. There were no fees billed by Grant Thornton LLP for assurance and related services related to the audit of the annual financial statements or to the review of the quarterly financial statements for the year ended December 31, 2006.

There were no fees billed by PwC for assurance and related services related to the audit of the annual financial statements or to the review of the quarterly financial statements for the years ended December 31, 2006 and 2005.

Tax Fees. There were no fees billed by Grant Thornton LLP for professional services rendered for tax compliance, tax advice or tax planning for the year ended December 31, 2006. There were no fees billed by PwC for professional services rendered for tax compliance, tax advice or tax planning for the years ended December 31, 2006 and 2005.

All Other Fees. There were no fees billed by Grant Thornton LLP for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the year ended December 31, 2006.

There were no fees billed by PwC for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the year ended December 31, 2006 and 2005.

PROPOSAL 2 — RATIFICATION OF AUDITORS

Grant Thornton LLP was FMS Financial’s independent auditors for the 2006 fiscal year. The board of directors has appointed Grant Thornton LLP to be its independent accountants for the fiscal year ending December 31, 2007, subject to ratification by FMS Financial’s stockholders. The engagement of Grant Thornton LLP was approved in advance by the Audit Committee. A representative of Grant Thornton LLP is expected to be present at the annual meeting to respond to stockholders' questions and will have the opportunity to make a statement if the representative so desires.

REPORT OF THE AUDIT COMMITTEE

For the fiscal year ended December 31, 2006, the Audit Committee (i) reviewed and discussed FMS Financial’s audited financial statements with management, (ii) discussed with FMS Financial’s independent accountants, Grant Thornton LLP, all matters required to be discussed under Statement on Auditing Standards No. 61., and (iii) received from Grant Thornton LLP disclosures regarding Grant Thornton LLP’s independence as required by Independence Standards Board Standard No. 1 and

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discussed with Grant Thornton LLP its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the board of directors that the audited financial statements be included in FMS Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Audit Committee:

Edward J. Staats
Vincent R. Farias
George J. Barber
Dominic W. Flamini
Mary Wells

Roy D. Yates

Joseph W. Clarke, Jr.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires FMS Financial's directors and executive officers to file reports of ownership and changes in ownership of their equity securities of FMS Financial with the Securities and Exchange Commission and to furnish FMS Financial with copies of such reports. To the best of our knowledge, all of the filings by the our directors and executive officers, with the exception of the filing of two Form 4’s by Mr. Roy D. Yates, were made on a timely basis during the 2006 fiscal year. We not aware of any other beneficial owners, as defined in the Exchange Act regulations, of more then ten percent of the FMS Financial Common Stock.

PROPOSAL 3 — APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

The Merger

The following discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement-prospectus as Appendix A. You should read the entire merger agreement carefully. It is the legal document that governs the merger.

Background of the Merger

The FMS Financial board has from time to time evaluated the strategic alternatives available to it so as to attempt to maximize stockholder value.

In April, 2006, Craig Yates, FMS Financial President and Chief Executive Officer was contacted by a representative of Ryan Beck, an investment banking firm. Mr. Yates discussed informally with Ryan Beck various alternatives available to FMS Financial including a possible merger with another entity. At its regularly scheduled meeting on April 25, 2006, Mr. Yates informed the board of his conversation with Ryan Beck. The board discussed at length the possibilities available to the company and ultimately authorized management at that meeting to engage Ryan Beck to assist the board in seeking out a potential merger partner as a means of evaluating all of its strategic alternatives. The primary reason for the board’s determination was its understanding of the results that could be expected to be obtained by FMS Financial if it continued to operate independently and the likely benefit and risks to stockholders of such course as compared with the value of a merger suggested by Ryan Beck.

FMS Financial formally engaged Ryan Beck on May 15, 2006. On that day a meeting was held at the Bank’s offices with representatives of Ryan Beck and various members of senior management to

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discuss potential merger candidates. A subsequent meeting between Ryan Beck and representatives of senior management was held on May 24, 2006 at which the preparation of a confidential information memorandum was discussed and parts prepared. The confidential information memorandum was the book of information to be given to various parties identified by Ryan Beck and FMS Financial who were interested in exploring a possible merger transaction with FMS Financial. The parties continued work on the confidential information memorandum through early July, 2006. During this time, the board of directors was regularly advised on the progress of the preparation of the confidential memorandum and related matters.

On July 10, 2006, management of FMS Financial met to review the final version of the confidential information memorandum. Management authorized the document to be distributed by Ryan Beck to potentially interested parties. Ryan Beck contacted a total of 16 institutions of which 12 expressed an interest in receiving the confidential memorandum and ultimately received it after execution of a standard confidentiality agreement.

The FMS Financial board met on July 25, 2006 for its regularly scheduled meeting and was advised that the memorandum had been distributed and Ryan Beck was having discussions with certain parties who were expected to make proposals. The board also reviewed a legal memorandum prepared by Malizia Spidi & Fisch, PC, outside counsel regarding the board’s fiduciary duties and the procedures to be observed in evaluating possible merger candidates. Ryan Beck received written initial indications of interest from three parties and Beneficial Mutual Bancorp informed Ryan Beck verbally that it was interested in submitting a competitive proposal but did not submit a written proposal until August 22, 2006. These initial indications of interest were reviewed with management on July 26, 2006. After reviewing the initial indications of interest, management authorized Ryan Beck to have further discussions with the two parties who were offering the highest value, both of which would be permitted to conduct due diligence. One of these parties was Beneficial Mutual Bancorp.

The two parties each provided Ryan Beck with due diligence request lists which were reviewed with management of FMS Financial during the week of August 14-21, 2006. During this time, Ryan Beck also continued to have discussions with the two parties regarding the terms of their initial proposals. On August 22, 2006, representatives of Ryan Beck met with the board of directors to update them on the process and the terms of the two indications of interest being considered including the terms of the written proposal from Beneficial Mutual Bancorp. The other party conducted on-site due diligence on August 23rd and 24th. Beneficial Mutual Bancorp conducted due diligence on-site from August 30, 2006 through September 1, 2006.

Subsequent to due diligence, Ryan Beck had numerous telephone conversations with the other party and Beneficial Mutual Bancorp regarding the terms of their proposals and the results of due diligence. Both parties were advised to submit revised proposals which would constitute their best and final proposals. Each submitted revised written proposals to Ryan Beck on September 26, 2006. Ryan Beck then met with the board of FMS Financial on September 26, 2006 to discuss these two proposals. Outside counsel also met with the board that day to discuss the legal aspects of the two proposals, in particular, the impact of the minority stock offering Beneficial Mutual Bancorp would have to conduct on the process. After lengthy discussion, the board authorized management, legal counsel and Ryan Beck to proceed towards negotiating a definitive merger agreement with Beneficial Mutual Bancorp as its proposal at $28 per share represented the higher value of the two. In addition, the board believed that its common stock would have a greater likelihood of future price appreciation.

Counsel for Beneficial Mutual Bancorp distributed an initial draft of a merger agreement on September 28, 2006. On-site due diligence of Beneficial Mutual Bancorp was conducted by management, outside counsel and Ryan Beck on October 5, 2006. During the period from September 28,

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2006 through October 12, 2006, the parties negotiated the terms of the definitive agreement and various revised drafts were distributed to the parties. In particular, during this period, the parties negotiated the amount of and circumstances in which a party would be obligated to pay the other a termination fee; the various restrictive covenants on the operations of FMS Financial during the pendancy of the merger agreement, including the non-solicitation provisions, the termination provisions of the merger agreement and various aspects of the minority stock offering and its impact on the stock portion of the merger consideration. A final draft was distributed to all board members on October 12, 2006. The board of directors of FMS Financial met in the late afternoon on October 12, 2006 to review the final version of the merger agreement. Legal counsel reviewed with the board the terms of the agreement and responded to questions from board members. Ryan Beck discussed the financial terms of the transaction and issued its opinion to the board that the transaction was fair from a financial point of view. The board subsequently approved the agreement that evening and the transaction was announced by a joint press release on October 13, 2006.

Recommendation of the FMS Financial Board; FMS Financial’s Reasons for the Merger

The FMS Financial board has unanimously determined that the merger is fair to, and in the best interests of, FMS Financial and its stockholders. In arriving at this determination and approving and recommending the merger agreement, the FMS Financial board, among other things, consulted with Ryan Beck with respect to the financial aspects and fairness of the merger consideration to the FMS Financial stockholders from a financial point of view and with its legal counsel as to the legal duties and the other terms of the merger agreement. The primary reason for the board's determination was its understanding of the results that could be expected to be obtained by FMS Financial if it continued to operate independently and the likely benefits and risks to stockholders of such course as compared with the value of the merger consideration being offered by Beneficial Mutual Bancorp. Additionally, the board considered the opinion of FMS Financial's financial advisor that the merger consideration is fair, from a financial point of view, to the holders of FMS Financial common stock.

In connection with its review and approval of the merger agreement, the board also considered numerous factors, including the following positive and negative factors:

Positive Factors

•	The value of the merger consideration being offered as compared to the book value, earnings per share and historical trading prices of the FMS Financial common stock;
•

FMS Financial's positive perception about Beneficial Mutual Bancorp and its prospects due to its understanding of and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Beneficial Mutual Bancorp including the results of its due diligence review of Beneficial Mutual Bancorp;

•

The FMS Financial board's belief that pursuing the merger with Beneficial Mutual Bancorp would be more advantageous to stockholders than remaining independent due to the current and prospective environment in which FMS Financial operates, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry and the likely effects of these factors of FMS Financial in light of, and in the absence of, the proposed merger with Beneficial Mutual Bancorp;

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•

The perceived likelihood that the market value of the Beneficial Mutual Bancorp common stock to be received in the merger would increase post-closing based upon historical price increases for stock sold in a minority offering;

•

The fact that FMS Financial depositors and others would become members of Beneficial Mutual Bancorp Savings Bank MHC and would likely have the opportunity to purchase stock on a priority basis in the event of any future conversion of Beneficial Savings Bank MHC;

•

The perceived ability of Beneficial Mutual Bancorp to receive the requisite regulatory approvals in a timely manner and its agreement to pay FMS Financial a termination fee in the amount of $5.5 million in the event it is unable to do so; and

•

The terms and conditions of the merger agreement, including the parties' respective representations and warranties, the conditions to closing and termination provisions which the board believed provided adequate assurances about the current operations of Beneficial Mutual Bancorp.

Negative Factors

•

The provisions in the merger agreement limiting the number of shares that may be exchanged for cash and for stock which is likely to result in some stockholders receiving a form of merger consideration other than what they actually elected;

•

The fact that former FMS stockholders would own a much smaller percentage of Beneficial Mutual Bancorp than they did of FMS Financial and as such would have less influence in the outcome of any stockholder votes particularly due to the fact that Beneficial Savings Bank MHC would be able to control the outcome of most stockholder votes.

•

The fact that the merger agreement provides for FMS Financial's payment of a termination fee of $5.5 million to Beneficial Mutual Bancorp if the merger agreement is terminated under certain limited circumstances although this factor was mitigated somewhat by the fact that such circumstances would generally involve the receipt of an acquisition proposal with a third party; and

•

The fact that the merger agreement limits FMS Financial's ability to solicit or discuss alternative transactions during the pendancy of the merger, although this was mitigated by the fact that FMS Financial's board is permitted, in certain circumstances in the exercise of its fiduciary duties, to engage in discussions with parties who submit an unsolicited proposal.

The FMS Financial board of directors also considered the fact that some of our officers and directors have interests in the merger described under “—Interests of Management and Others in the Merger” that are in addition to and different from their interests as FMS Financial stockholders. The discussion of the information and factors considered by the FMS Financial board is not exhaustive, but includes all material factors considered by the FMS Financial board of directors. In view of the wide variety of factors considered by the FMS Financial board of directors in connection with its evaluation of the merger and the complexity of these matters, the FMS Financial board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The FMS Financial board of directors evaluated the factors

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described above, including asking questions of FMS Financial’s management and FMS Financial’s legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of FMS Financial and FMS Financial’s stockholders. In considering the factors described above, individual members of the FMS Financial board of directors may have given different weights to different factors. The FMS Financial board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

The FMS Financial board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of FMS Financial and its stockholders. Accordingly, the FMS Financial board of directors unanimously approved and adopted the merger agreement and unanimously recommends that FMS Financial stockholders vote “FOR” the approval and of the merger agreement.

Opinion of FMS Financial’s Financial Advisor

Ryan Beck acted as financial advisor to FMS Financial in connection with FMS Financial’s potential acquisition by Beneficial Mutual Bancorp pursuant to the merger agreement. On May 4, 2006, FMS Financial formally retained Ryan Beck to act as financial advisor with respect to the possible sale, merger or other business combination or acquisition with or by certain other entities. Ryan Beck, as a customary part of its business, is continually engaged in the valuation of commercial banks, bank holding companies, savings and loan associations, savings banks and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. Ryan Beck has knowledge of, and experience with, the banking market in which FMS Financial operates and the banking organizations that operate within and around FMS Financial’s market, and was selected by FMS Financial because of Ryan Beck’s knowledge of, experience with, and reputation in the financial services industry.

On October 12, 2006, FMS Financial’s board of directors held a meeting to evaluate the proposed transaction with Beneficial Mutual Bancorp. In its capacity as FMS Financial’s financial advisor, Ryan Beck participated in the negotiations with respect to the pricing and other terms and conditions of the merger, but the decision as to whether to accept the Beneficial Mutual Bancorp proposal and the pricing of the merger was made by FMS Financial’s board of directors. At that meeting, Ryan Beck rendered an oral fairness opinion to FMS Financial’s board which was confirmed in writing as of __________, 2007, (a copy of which is attached as Appendix B), that based on and subject to the assumptions, factors, and limitations as set forth in the opinion and as described below, the consideration offered to FMS Financial’s shareholders is fair from a financial point of view. No limitations were imposed by FMS Financial’s board upon Ryan Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.

The full text of Ryan Beck’s opinion, which sets forth assumptions made and matters considered, is attached as Appendix B to this proxy statement-prospectus. Shareholders of FMS Financial are urged to read the attached Ryan Beck opinion in its entirety. The Ryan Beck opinion is directed only to the financial fairness of the consideration to be paid to FMS Financial shareholders in the merger as provided and described in the merger agreement and does not constitute a recommendation to any shareholder as to how that shareholder should vote at the special meeting. Ryan Beck is not expressing any opinion herein with respect to, the pending appraisal value range of Beneficial Mutual Bancorp to be determined by an independent appraiser in connection with its stock offering. Ryan Beck has not considered and is not expressing any opinion herein with respect to the price at which Beneficial Mutual Bancorp common stock will trade following the consummation of the stock offering and the merger. The summary of the Ryan Beck opinion set forth in this proxy statement-prospectus is qualified in its entirety by reference to the full text of the Ryan Beck opinion. In rendering its opinion, Ryan Beck does not admit that it is an expert within the meaning of the term “expert” as used within the Securities Act and the rules and

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regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

Material and Information Considered with Respect to the Proposed Merger. In connection with its opinion, Ryan Beck reviewed the following information:

•	the merger agreement and related documents;
•	Beneficial Mutual Bancorp’s Annual Reports for the years ended December 31, 2005 and 2004;
•	FMS Financial’s Form 10-K for the years ended December 31, 2005, 2004 and 2003, Form 10-Q for the periods ended June 30, 2006 and March 31, 2006;
•	FMS Financial’s Proxy Statement dated March 24, 2006;
•	The historical stock prices and trading volume of FMS Financial’s common stock;
•	certain operating and financial information provided to Ryan Beck by the management of Beneficial Mutual Bancorp relating to its business and prospects;
•	the publicly available financial data of mutual thrift organizations which Ryan Beck deemed generally comparable to Beneficial Mutual Bancorp;
•	certain operating and financial information provided to Ryan Beck by the management of FMS Financial relating to its business and prospects;
•	the publicly available financial data of thrift organizations which Ryan Beck deemed generally comparable to FMS Financial; and
•	the terms of recent acquisitions of thrift organizations which Ryan Beck deemed generally comparable in whole or in part to FMS Financial.

Additionally, Ryan Beck:

•	conducted or reviewed such other studies, analyses, inquiries and examinations as it deemed appropriate;
•	analyzed Beneficial Mutual Bancorp’s financial capacity to consummate the merger assuming a successful conversion from mutual to stock form of organization (MHC);
•	considered FMS Financial’s future prospects in the event FMS Financial remained independent; and
•

met with certain members of FMS Financial’s senior management and the senior management of Beneficial Mutual Bancorp to discuss past and current business operations, regulatory standing, financial condition, strategic plans and future prospects, including any potential operating efficiencies and synergies, which may arise from the merger.

In connection with its review, Ryan Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding FMS Financial, Beneficial Mutual Bancorp and their respective subsidiaries that was publicly available or provided to Ryan Beck by FMS Financial, Beneficial Mutual Bancorp or their respective representatives. Ryan Beck is not an expert in the evaluation of allowance for loan losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the consolidated balance sheets of FMS Financial and Beneficial Mutual Bancorp as of September 30, 2006, and Ryan Beck assumed those allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of those financial statements. Ryan Beck discussed certain operating forecasts and financial projections (and the assumptions and bases therefore) with the managements of both FMS Financial and Beneficial Mutual Bancorp. Ryan Beck assumed that those

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forecasts and projections reflected the best estimates and judgments of both managements then available. In certain instances, for the purposes of its analyses, Ryan Beck made adjustments to those forecasts and projections, which in Ryan Beck’s judgment were appropriate under the circumstances. Ryan Beck was not retained to nor did it make any independent evaluation or appraisal of FMS Financial’s assets or liabilities nor did Ryan Beck review any loan files of FMS Financial or Beneficial Mutual Bancorp or their respective subsidiaries. Ryan Beck also assumed that the merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Beneficial Mutual Bancorp and FMS Financial and that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger and related stock offering, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Beneficial Mutual Bancorp, FMS Financial, or the combined entity, as the case may be, or on the contemplated benefits of the merger, including the expected synergies.

The preparation of a fairness opinion for a transaction such as the merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, Ryan Beck’s opinion is not readily susceptible to summary description. In arriving at its opinion, Ryan Beck performed a variety of financial analyses. Ryan Beck believes that its analyses must be considered as a whole and the consideration of portions of those analyses and the factors considered in those analyses, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan Beck’s opinion. No one method of analysis was assigned a greater significance than any other.

The financial forecasts and projections discussed with Ryan Beck were prepared by the managements of both FMS Financial and Beneficial Mutual Bancorp. FMS Financial and Beneficial Mutual Bancorp do not publicly disclose internal management projections of the type provided to Ryan Beck in connection with the review of the merger. The projections were not prepared with a view towards public disclosure. The public disclosure of the projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

In its analyses, Ryan Beck made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of FMS Financial or Beneficial Mutual Bancorp. Any estimates contained in Ryan Beck’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

Ryan Beck’s opinion was based solely upon the information available to it and the economic, market, regulatory and other circumstances, as they existed as of the date of its opinion. Events occurring after that date could materially affect the assumptions and conclusions contained in Ryan Beck’s opinion. Ryan Beck has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion. Ryan Beck did not and does not express any opinion as to the price at which Beneficial Mutual Bancorp Mutual Bancorp common stock might trade subsequent to the conversion and merger.

The following is a summary of the material analyses and procedures performed by Ryan Beck in the course of arriving at its opinion. The following summary does not purport to be a complete description of the analyses and procedures performed by Ryan Beck in the course of arriving at its opinion.

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Analysis of Selected Companies. Ryan Beck compared FMS Financial’s financial data as of June 30, 2006 to a peer group of nine selected thrift holding companies with assets between $750 million and $2.3 billion located in Mid-Atlantic region. Ryan Beck deemed this group to be generally comparable to FMS Financial.

The results of the comparisons are reflected in the following table.

Capitalization	FMS Financial (1)	Peer Average (1)	Peer Median (1)

Total Assets (000s)	$1,244,639	$1,484,784	$1,576,735
Total Deposits (000s)	946,263	935,264	809,264
Total Shareholders’ Equity (000s)	75,604	116,962	122,704
Total Equity / Assets	6.07%	8.43%	6.60%
Tangible Equity / Tangible Assets	5.96	7.15	6.33
Tier I Capital / Risk-Adj Assets	17.70	11.93	11.90
Total Capital / Risk-Adj Assets	18.62	13.86	13.40
Total Borrowings / Total Assets	17.40	26.91	24.28

Asset Quality

Non-Performing Loans / Loans	0.40	0.34	0.23
Non-Performing Loans + 90 Days Past Due / Loans	0.65	0.36	0.17
Loan Loss Reserves / NPLs	283.28	327.28	319.83
Loan Loss Reserves / NPLs + 90 Days Past Due	176.62	459.07	415.47
Loan Loss Reserves / Loans	1.14	0.83	0.78
Non-Performing Assets / Assets	0.15	0.23	0.18
Non-Performing Assets + 90 Days Past Due / Assets	0.24	0.24	0.14
Non-Performing Assets / Equity	2.44	2.44	1.51

Loan & Deposit Composition

Total Loans / Total Assets	36.85	65.77	68.54
Total Loans / Deposits	48.47	102.56	109.68
1-4 Family Loans / Total Loans	67.13	63.72	67.66
5+ Family Loans / Total Loans	1.31	2.94	1.91
Construction & Developmental Loans / Total Loans	2.89	8.46	2.08
Commercial Real Estate Loans / Total Loans	25.76	15.06	12.96
Real Estate Loans/Total Loans	97.09	90.17	94.39
Consumer Loans / Total Loans	0.52	6.31	1.79
Commercial Loans / Total Loans	2.39	3.12	2.62
Non-Interest Bearing Deposits/Total Deposits	20.72	6.71	5.06
Time Deposits > $100,000 / Total Deposits	3.96	12.27	10.77

Performance

Return on Average Assets	0.49%	0.81	0.67
Return on Average Equity	8.04	10.64	10.22
Net Interest Margin	3.16	2.71	2.46
Yield / Cost Spread	2.75	2.23	2.29
Yield on Interest Earning Assets	5.33	5.54	5.55

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	FMS Financial (1)		Peer Average (1)		Peer Median (1)

Cost of Interest Bearing Liabilities	2.58		3.38		3.31
Non Interest Income / Average Assets	0.47		0.48		0.40
Non Interest Expense/Avg Assets	2.56		1.73		1.54
Salary Expense/Total Revenue	45.22		33.11		33.25
Occupancy & Equipment Expense/Avg Assets	0.47		0.30		0.27
Efficiency Ratio	73.95		56.87		58.38

Growth Rates

Asset Growth	2.25		13.87		7.27
Loan Growth Rate	4.59		20.09		13.20
Deposit Growth Rate	(0.91)		13.01		5.35
Revenue Growth Rate	(3.69)		11.91		3.66
EPS Growth Rate	(25.80)		0.33		1.95

Market Statistics

Stock Price at October 5, 2006	$24.95
Price / LTM EPS	27.10	x	18.39	x	15.40	x
Price / Book Value	215.10%		162.18%		148.80%
Price / Tangible Book Value	219.40		193.09		201.10
Market Capitalization ($M)	$162.60		$183.63		$182.80
Dividend Yield	0.48%		2.32%		2.48%

(1) As of or for the latest twelve months period.

Ryan Beck noted that FMS Financial’s capital levels as measured by total equity to total assets were below the peer group average and median. Tier I capital and total capital to risk adjusted assets were above the peer group average and median. Ryan Beck also noted that FMS Financial’s loan mix was similar to that of the peer group. Approximately 1.31% of FMS Financial’s total loans are multi family loans versus 2.94% for the peer average. Commercial real estate loans comprised 25.76% of FMS Financial’s loan portfolio versus 15.06% for the peer group average. FMS Financial’s commercial and industrial loans represented 2.39% of total loans compared to the peer average of 3.12%. Approximately 67.13% of FMS Financial’s total loans were residential mortgages (1-4 family loans) versus 63.72% for the peer group average. FMS Financial’s level of non-interest bearing deposits, at 20.72% of total deposits, was well above the peer average of 6.71%. FMS Financial’s level of time deposits at 3.96% of total deposits was lower than the peer average of 12.27%.

Ryan Beck noted that FMS Financial’s performance as measured by return on average assets and return on average equity (0.49% and 8.04%, respectively) were below the peer group averages of 0.81% and 10.64%, respectively. FMS Financial’s net interest margin at 3.16% was above the peer average of 2.71% and FMS Financial’s non-interest income as a percentage of average assets at 0.47% was about equal to the peer average of 0.48%. Offsetting FMS Financial’s above average net interest margin and non-interest income, FMS Financial’s non-interest expense to average assets at 2.56% was higher than the peer average of 1.73%.

Additionally Ryan Beck noted that FMS Financial had non-performing loans as a percentage of total loans of 0.40% and non-performing assets as a percentage of total assets of 0.15 whereas the peer averages of non-performing loans as a percentage of total loans and non-performing assets as a percentage of total assets were 0.34% and 0.23%, respectively.

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Ryan Beck compared Beneficial Mutual Bancorp’s financial data as of June 30, 2004 to a peer group of six selected mutual thrift organizations with assets between $1 billion and $4 billion located in Mid-Atlantic region. Beneficial Mutual Bancorp financials do not reflect the impact of its anticipated conversion from a mutual to a stock form of organization.

The results of the comparisons are reflected in the following table.

Capitalization	Beneficial Mutual Bancorp (1)	Peer Average (1)	Peer Median (1)

Total Assets (000s)	$2,361,337	$2,040,536	$1,503,573
Total Deposits (000s)	1,679,763	1,441,857	1,074,427
Total Loans (000s)	1,742,641	1,222,959	1,058,800
Loans / Deposits	103.74%	81.28%	82.40%

Total Equity	$ 276,254	$ 292,447	$ 268,866
Total Equity / Assets	11.70%	15.62%	14.05%
Tier I Capital / Risk-Adj. Assets	17.19	31.08	26.95
Total Capital / Risk-Adj. Assets	18.30	31.75	27.46
Leverage Ratio	11.56	15.72	14.23

Asset Quality

Non-Performing Loans / Total Loans	—	0.16	0.17
Non-Performing Assets / Total Assets	0.12	0.10	0.08
Loan Loss Reserve / Non-Performing Loans	NA	596.43	300.04
Net Charge-Offs / Average Loans	0.10	0.00	—
Loan Loss Provision / Net Charge-Offs	104.41	6,683.15	214.09

Loan & Deposit Composition

1-4 Family Loans / Gross Loans	40.30	67.60	68.93
Multi-Family Loans / Gross Loans	1.65	11.83	11.67
Construction & Developmental Loans / Gross Loans	5.20	4.58	3.49
Other Real Estate Loans / Gross Loans	16.97	14.33	14.46
Total Real Estate Loans / Gross Loans	64.11	98.34	99.09
Commercial Loans / Gross Loans	2.13	1.15	0.18
Consumer Loans / Gross Loans	30.79	0.50	0.10
Non-Interest Bearing Deposits / Deposits	5.70	3.09	2.78
Transaction Accounts / Deposits	4.47	5.28	4.94
MMDA & Other Savings Accounts / Deposits	43.90	41.10	40.64
Time Deposits >=$100k / Deposits	10.03	20.07	10.59
Time Deposits <$100k / Deposits	41.60	39.38	37.76
Core Deposits / Deposits	89.97	79.93	89.41

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Performance	Beneficial Mutual Bancorp (1)	Peer Average (1)	Peer Median (1)

LTM Return on Average Assets	0.60	1.05	0.94
LTM Return on Average Equity	5.29	6.96	6.90
Net Interest Income / Average Assets	2.73	2.96	2.77
Non Interest Income / Average Assets	0.42	0.22	0.17
Non Interest Expense / Average Assets	2.42	1.50	1.57
Efficiency Ratio	76.83	47.56	53.05
Net Interest Margin	2.91	3.08	2.93
Yield / Cost Spread	2.62	2.69	2.60

(1)	As of or for the latest twelve months period.

Ryan Beck noted that Beneficial Mutual Bancorp’s capital levels measured by total equity to total assets and tier I capital and total capital to risk adjusted assets were below the peer group average. The composition of Beneficial Mutual Bancorp’s loan portfolio was dissimilar to its peers. Approximately 64.11% of Beneficial Mutual Bancorp’s total loans were real estate versus 98.34% for the peer group average. Beneficial Mutual Bancorp had 30.79% of its total loans in consumer loans, which far exceed the 0.50% peer group average. Its level of MMDA and other savings account deposits at approximately 43.90% of total deposits was comparable to the peer average of 41.10% and its level of total time deposits at 51.63% of total deposits was comparable to the peer average of 59.45%.

Ryan Beck noted that Beneficial Mutual Bancorp’s performance as measured by return on average assets and return on average equity (0.60% and 5.29%, respectively) was well below the peer group averages of 1.05% and 6.96%, respectively. Contributing to the below peer level returns on average assets and equity, Beneficial Mutual Bancorp’s net interest margin was below the peer average (2.91% versus 3.08%) and its non-interest expense to average assets was above the peer average (2.42% versus 1.50%).

Additionally, Ryan Beck noted that Beneficial Mutual Bancorp had no non-performing loans and non-performing assets as a percentage of total assets of 0.12% whereas the peer averages of non-performing loans measured as a percentage of total loans and non-performing assets as a percentage of total assets were 0.16% and 0.10%, respectively.

Summary of Proposal. FMS Financial shareholders have the right to elect to receive either $28.00 in cash or 2.8 shares of new Beneficial Mutual Bancorp common stock (based on the anticipated initial offering price of $10 per share in Beneficial Mutual Bancorp mutual-to-stock conversion) for each share of FMS Financial common stock. The elections of FMS Financial stockholders will be subject to allocation procedures to ensure that aggregate consideration is comprised of between 35% and 45.5% cash and between 54.5% and 65% Beneficial Mutual Bancorp common stock, depending on the final appraised value of Beneficial Mutual Bancorp.

For those FMS Financial shares receiving shares of Beneficial Mutual Bancorp common stock in the proposed merger, the consideration amount was determined by multiplying the anticipated initial public offering price of $10.00 for shares of Beneficial Mutual Bancorp common stock by the merger exchange ratio for the stock component of the proposed merger of 2.8 Beneficial Mutual Bancorp shares for one FMS Financial share. The merger agreement provides that if the initial offering price of Beneficial Mutual Bancorp shares is not $10.00, the merger exchange ratio will be adjusted to equal $28.00 divided by the initial public offering price of Beneficial Mutual Bancorp common stock.

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Analysis of Selected Transactions. Ryan Beck compared FMS Financial’s financial data as of September 30, 2006 with that of a group of sellers in eight acquisition transactions in which the acquired organizations were thrifts with assets between $700 million and $1.5 billion, intangibles/equity less than 10% and ROAA less than or equal to 1%, located in the United States. Ryan Beck selected transactions announced since February 1, 2004 for which pricing data pertaining to the transactions was publicly available.

The following table compares selected financial data of FMS Financial as of and for the nine months ended September 30, 2006 with the median and average ratios for the eight sellers in the announced acquisition transactions:

	FMS Financial	Peer Average (1)	Peer Median (1)
Total Assets (000s)	$1,244,639	$858,203	$807,620
Tangible Equity/Tangible Assets	5.96%	9.41%	9.06%
Return on Average Assets YTD	0.46	0.68	0.70
Return on Average Equity YTD	7.55	7.09	6.75
Non-Performing Assets/Total Assets	0.14	0.22	0.18
Efficiency Ratio	73.95	66.34	67.60

(1) Based on YTD period available prior to announcement

Ryan Beck noted that FMS Financial’s financial performance as measured by return on average assets was below that of the peer group of companies with announced transactions.

Beneficial Mutual Bancorp common stock will be a newly issued security at the completion of the merger and conversion. Consequently, it has no trading history. Therefore, this analysis assumes that the Beneficial Mutual Bancorp common stock will trade at its original issue price. As previously noted, Ryan Beck did not and does not express any opinion as to the price at which Beneficial Mutual Bancorp common stock might trade subsequent to the stock offering and the merger. For those FMS Financial shareholders receiving cash from Beneficial Mutual Bancorp for their FMS Financial common shares, the consideration amount of $28.00 used in this analysis is based upon the fixed cash consideration amount of $28.00 per FMS Financial common share. Based on a consideration amount of $28.00 per share, Ryan Beck calculated the transaction value as a multiple of FMS Financial’s September 30, 2006 stated book value, tangible book value, LTM earnings per share and tangible book premium over core deposits as:

Price to stated book value	2.42x
Price to tangible book value	2.47x
Price to LTM earnings per share	30.4x
Tangible book premium over core deposits	12.1%

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The average and median pricing multiples for the comparable transactions are illustrated in the table below:

	Price/Book Value	Price/Tangible Book Value	Price/LTM Earnings	Tangible Book Premium Over Core Deposits
Average	1.88x	1.92x	25.1x	16.5%
Median	1.83x	1.85x	23.9x	16.3%

Note: Based on the last twelve-month period available prior to announcement.

FMS Financial’s range of imputed values per share, based upon the average and median ratios of the comparable transactions, as adjusted, can be seen in the table below:

	Price/Book Value	Price/Tangible Book Value	Price/LTM Earnings	Tangible Book Premium Over Core Deposits	Median Value
Median	$23.01	$22.56	$24.59	$36.43	$23.80

Ryan Beck noted that the value of the consideration being offered to FMS Financial’s stockholders, at $28.00 per share, was higher than the imputed values derived from the comparable transactions. No company or transaction used in the Analysis of Selected Companies and Analysis of Selected Transactions is identical to FMS Financial or the merger. Accordingly, an analysis of these results is not purely mathematical. Rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, market areas in which the companies operate and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

Discounted Dividend Analysis. Using a discounted dividend analysis, Ryan Beck estimated the present value of the future dividend stream that FMS Financial could produce. As a basis for performing this analysis, Ryan Beck utilized certain earnings per share estimates and growth rates provided by management. These projections were based upon various factors and assumptions, many of which are beyond FMS Financial’s control. These projections are, by their nature, forward-looking and may differ materially from actual future values or results for the reasons discussed above. Actual future values or results may be significantly more or less favorable than suggested by those projections. In producing a range of FMS Financial’s estimated per share value, Ryan Beck utilized the following assumptions: discount rates ranging from 11% to 13%, terminal price/earnings multiples range from 14x to 16x (which, when applied to terminal year estimated earnings, produced values which approximate the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated savings in FMS Financial’s non-interest expense equal to 35% in year one following the merger, 40% in year two following the merger, with 5% growth thereafter. The discounted dividend analysis produced the range of net present values per share of FMS Financial’s common stock illustrated in the table below:

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Terminal Year Multiple of Earnings		Discount Rates
		11%	12%	13%
	14x	$23.29	$22.19	$21.16
	15x	$24.59	$23.43	$22.33
	16x	$25.90	$24.67	$23.51

Ryan Beck noted that the merger consideration offered by Beneficial Mutual Bancorp of $28.00 per share of FMS Financial common stock exceeds the estimated values derived from the discounted dividend analysis.

These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of FMS Financial’s common stock. The discounted dividend analysis is a widely used valuation methodology, but Ryan Beck noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.

Financial Impact Analysis: In order to measure the impact of the conversion and merger on the combined company’s operating results and financial position after the merger, Ryan Beck analyzed the pro forma effects of the conversion and merger for calendar year 2007. In performing this analysis Ryan Beck utilized a pro forma summary balance sheet and income statement for Beneficial Mutual Bancorp based on historical balance sheets and income statements of both FMS Financial and Beneficial Mutual Bancorp. Ryan Beck also used certain earnings estimates provided by FMS Financial and Beneficial Mutual Bancorp management. Ryan Beck utilized certain merger related adjustments and cost savings assumptions.

Ryan Beck utilized this information to estimate the amount of hypothetical gross proceeds to be raised in Beneficial Mutual Bancorp’s conversion from mutual form of ownership to stock form of ownership. Based on recent market conditions, Ryan Beck estimated that a hypothetical range of proceeds from the stock offering under then current market conditions might be between $93 million at the minimum and $190 million at the super maximum of the offering range, in part depending upon how much demand from potential shareholders there might be for the common stock of the new Beneficial Mutual Bancorp. After taking into account the effects of all assumptions, the new Beneficial Mutual Bancorp should maintain “well capitalized” status under regulatory guidelines if the conversion proceeds are within or in excess of the estimated range of proceeds above.

For those FMS Financial shareholders who receive all common stock as merger consideration, Ryan Beck analyzed the impact of the merger on Beneficial Mutual Bancorp values per FMS Financial share based on the stock component exchange ratio of 2.8 shares of Beneficial Mutual Bancorp conversion common stock for each share of FMS Financial common stock, assuming an initial issue price of $10.00 per share, in an offering at the maximum of Ryan Beck’s estimated offering range representing gross proceeds of $122 million. That analysis found that based on such exchange ratio with assumed cost savings equal to 35% of FMS Financial’s non interest expense, FMS Financial’s equivalent projected 2007 earnings per share would increase by approximately 30.9%, stated book value would increase by approximately 130.2% and tangible book value would increase by approximately 73.1%. Ryan Beck noted that as a mutual, Beneficial Mutual Bancorp does not pay a dividend and further, that the pro forma company is not obligated to pay a dividend in the future. The actual results achieved may vary materially from the projected results.

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Assuming gross proceeds of $122 million from the stock offering (at the midpoint range of the valuation) and cost savings equal to 35% of FMS Financial’s non-interest expense, the estimated initial pro forma pricing multiples of Beneficial Mutual Bancorp common stock are as follows:

	Price/Book Value	Price/Tangible Book Value	Price/LTM Earnings
Pro Forma Beneficial Mutual Bancorp (1)	111.43%	155.96%	43.14x
(1)	Based on estimated 9/30/06 pro forma financials.

Ryan Beck noted that if the gross proceeds exceed $122 million, then the anticipated price to earnings, price to book value and price to tangible book value multiples would increase. Ryan Beck did not and does not make any recommendation as to whether a FMS Financial shareholder should elect to receive common stock or cash as merger consideration.

With regard to Ryan Beck’s services in connection with the merger, FMS Financial will pay an advisory fee equal to 1.00% of the final aggregate transaction value, a significant portion of which is contingent upon the consummation of the merger. Based upon the aggregate value of the merger consideration on October 13, 2006, the date of announcement of the merger, Ryan Beck’s total fee would be approximately $1.8 million of which $604,405 was paid shortly after signing the merger agreement. In addition, FMS Financial has agreed to reimburse Ryan Beck for its reasonable out-of-pocket expenses, including the fees and disbursements of Ryan Beck’s legal counsel, which will not exceed $10,000 without FMS Financial’s prior consent. FMS Financial has also agreed to indemnify Ryan Beck and related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services.

Ryan Beck has had no prior investment banking relationship with FMS Financial. Ryan Beck’s research department does not provide published investment analysis on FMS Financial. Ryan Beck acts as a market maker in FMS Financial’s common stock. Aside from this transaction none of FMS Financial and its affiliates has paid Ryan Beck or any of its affiliates any fees during the last two years.

Ryan Beck has previously acted as financial advisor to Beneficial Mutual Bancorp. Currently, Ryan Beck has no advisory relationship with Beneficial Mutual Bancorp.

Under certain circumstances, pursuant to terms of the merger agreement, FMS Financial may be required to address any unsolicited bona fide written acquisition proposal(s) from a party(s) other than Beneficial Mutual Bancorp. In such circumstances, Ryan Beck has agreed not to counsel FMS Financial or opine on the financial merits of any such competing offer. FMS Financial would seek professional financial advice from a second independent financial advisor.

In the ordinary course of Ryan Beck’s business as a broker-dealer, Ryan Beck may trade FMS Financial’s equity securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

Form of the Merger

The boards of directors of FMS Financial and Beneficial Mutual Bancorp have approved a merger agreement that provides for the merger of FMS Financial with a merger subsidiary of Beneficial Mutual Bancorp. Upon completion of the merger, each share of FMS Financial common stock will be

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converted into the right to receive either 2.80 shares of Beneficial Mutual Bancorp common stock or $28.00 in cash, without interest.

The common stock of Beneficial Mutual Bancorp is expected to trade on the Nasdaq Global Select Market under the symbol “BNCL” after completion of the merger.

Conversion of FMS Financial Common Stock

When the merger becomes effective, each share of FMS Financial common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, at the holder’s election, (1) $28.00 in cash, without interest, (2) 2.80 shares of Beneficial Mutual Bancorp common stock (with cash being paid instead of fractional shares) or (3) a combination of cash and shares. An FMS Financial stockholder’s receipt of cash or stock, however, is subject to the allocation and proration procedures as well as other provisions in the merger agreement. See “—Cash or Stock Election.”

Cash or Stock Election

Under the terms of the merger agreement, FMS Financial stockholders may elect to convert their shares into cash, shares of Beneficial Mutual Bancorp common stock or a combination thereof or indicate on the election form that they have no preference. All elections of FMS Financial stockholders are further subject to the allocation and proration procedures described in the merger agreement. The merger agreement provides the minimum and maximum number of shares that will be converted into cash or shares of Beneficial Mutual Bancorp common stock. In general, the total number of shares of FMS Financial common stock to be converted into cash (the “Cash Conversion Number”) will be equal to 42.5% of the outstanding shares of FMS Financial common stock immediately prior to the effective time of the merger (__________ shares based on the number of shares of FMS Financial common stock outstanding as of the record date for the annual meeting) and the number of shares to be converted into shares of Beneficial Mutual Bancorp common stock (the “Stock Conversion Number”) will be equal to 57.5% of the outstanding shares of FMS Financial common stock immediately prior to the effective time of the merger (_____________ shares based on the number of shares of FMS Financial common stock outstanding as of the record date.

The merger agreement also provides that the Cash Conversion Number and Stock Conversion Number may be adjusted to ensure that the OTS requirement that the percentage of Beneficial Mutual Bancorp common stock to be issued to FMS Financial stockholders in the merger is less than 50% of the amount of stock Beneficial Mutual Bancorp issues in its offering. In addition, to the extent necessary to maintain the aggregate pro forma tangible book value of the shares of Beneficial Mutual Bancorp common stock to be issued in the merger at not less than $65.609 million, the Cash Conversion Number may decrease to no less than 35% of the number of shares of FMS Financial common stock outstanding immediately prior to the effective time and the Stock Conversion Number would increase to no more than 65% of the number of shares of FMS Financial common stock outstanding immediately prior to the effective time of the merger.

The following table shows the number of shares of Beneficial Mutual Bancorp common stock to be issued and cash to be paid in exchange for FMS Financial common stock at the minimum, midpoint, maximum and adjusted maximum of the offering range for the Beneficial Mutual Bancorp offering as well as the percentage of outstanding shares of Beneficial Mutual Bancorp common stock to be owned by former FMS stockholders after completion of the offering and the merger.

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	Shares to be Issued	Cash to be Paid	Percentage of Merger Consideration in the Form of Stock	Percentage Ownership Of Entity by FMS Stockholders

		(In thousands)
Minimum	10,512,194	$77,904	57.80%	18.74%
Midpoint	10,953,103	$73,494	59.912%	17.01%
Maximum	11,550,890	$67,517	63.182%	15.85%
Adjusted Maximum	11,883,350	$64,192	65.0%	14.45%

If FMS Financial stockholder elections exceed the Stock Conversion Number (i.e., they elect to receive more Beneficial Mutual Bancorp stock than the parties agreed Beneficial Mutual Bancorp would issue in the merger), then persons who elected to receive stock would, instead, receive a combination of Beneficial Mutual Bancorp stock and cash based on the merger agreement’s allocation and proration procedures. If FMS Financial stockholder elections do not satisfy the minimum stock number (i.e., they elect to receive less than the number of shares of Beneficial Mutual Bancorp stock that they must receive in the merger), then persons electing to receive cash and/or persons not making elections would, instead, receive a combination of Beneficial Mutual Bancorp stock and cash based on the merger agreement’s allocation and proration procedures described below. If FMS Financial stockholder elections fall between the minimum and maximum stock numbers, then stockholders electing Beneficial Mutual Bancorp stock will receive stock and stockholders electing cash or who make no election will receive cash.

See _________ on page ____ of the attached Beneficial Mutual Bancorp prospectus for a more detailed discussion on the number of shares to be issued in the offering and the merger, as well as the percentages of the shares of Beneficial Mutual Bancorp common stock that will be outstanding following the offering and the merger at the different points of the offering range. We are not making any recommendation as to whether FMS Financial stockholders should elect to receive Beneficial Mutual Bancorp common stock or cash in the merger. Each holder of FMS Financial common stock must make his or her own decision with respect to such election.

It is unlikely that elections will be made in the exact proportion provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if FMS Financial stockholders, in the aggregate, elect to receive more shares of Beneficial Mutual Bancorp common stock than Beneficial Mutual Bancorp has agreed to issue in the merger or fewer shares of Beneficial Mutual Bancorp common stock than must be issued in the merger. These procedures are summarized below.

•

If Beneficial Mutual Bancorp Stock Is Oversubscribed: If FMS Financial stockholders elect to receive more Beneficial Mutual Bancorp common stock than the parties have agreed Beneficial Mutual Bancorp may issue in the merger, then all of the FMS Financial stockholders who have elected to receive cash or who have made no election will receive cash for their FMS Financial’s shares and all stockholders who elected to receive Beneficial Mutual Bancorp common stock will receive a pro rata portion of the available Beneficial Mutual Bancorp shares, plus cash for those shares not converted into Beneficial Mutual Bancorp common stock

•

If Beneficial Mutual Bancorp Stock is Undersubscribed: If FMS Financial stockholders elect to receive fewer shares of Beneficial Mutual Bancorp common stock than the parties have agreed Beneficial Mutual Bancorp must issue in the merger, then all FMS Financial stockholders who have elected to receive Beneficial Mutual Bancorp common stock will receive Beneficial Mutual Bancorp common stock, and FMS Financial

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stockholders who elected to receive cash or have made no election will be treated in the following manner:
(1)

If the number of shares held by FMS Financial stockholders who have made no election is sufficient to make up the shortfall in the number of Beneficial Mutual Bancorp shares that Beneficial Mutual Bancorp is required to issue in the merger, then all FMS Financial stockholders who elected cash will receive cash, and those stockholders who made no election will receive both cash and Beneficial Mutual Bancorp common stock in whatever proportion is necessary to make up the shortfall.

(2)

If the number of shares held by FMS Financial stockholders who have made no election is insufficient to make up the shortfall, then all FMS Financial stockholders who made no election will receive Beneficial Mutual Bancorp common stock and those FMS Financial stockholders who elected to receive cash will receive cash and common stock in whatever proportion is necessary to make up the shortfall.

No guarantee can be made that you will receive the amount of Beneficial Mutual Bancorp stock or cash you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive Beneficial Mutual Bancorp common stock and/or cash in an amount that varies from the amount you elect to receive.

Election Procedures; Surrender of Stock Certificates

A form for making an election of the consideration you wish to receive in the merger will be sent to you separately. The election form allows you to elect to receive Beneficial Mutual Bancorp common stock or cash, or make no election with respect to the merger consideration you wish to receive. For your election to be effective, your properly completed election form, along with your FMS Financial stock certificates or an appropriate guarantee of delivery, must be received by ____________ on or before 5:00 p.m., Eastern time, on ____________, 2007. _______________ will act as exchange agent in the merger and in that role will process the exchange of FMS Financial stock certificates for cash and/or Beneficial Mutual Bancorp common stock. Shortly after the merger, the exchange agent will allocate cash and stock among FMS Financial stockholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your FMS Financial stock certificates after the merger is completed. In any event, you should not forward your FMS Financial stock certificates with your proxy cards.

If you have a preference for receiving either Beneficial Mutual Bancorp common stock or cash in exchange for your FMS Financial stock, you should complete and return the election form. If you do not make an election or indicate that you have no preference, you will be allocated Beneficial Mutual Bancorp common stock and/or cash based on the merger agreement’s allocation and proration procedures.

We are not recommending whether you should elect to receive Beneficial Mutual Bancorp common stock or cash in the merger. You must make your own decision with respect to your election. The United States federal income tax treatment will depend primarily on whether you exchange your FMS Financial common stock solely for Beneficial Mutual Bancorp common stock, solely for cash, or for a combination of Beneficial Mutual Bancorp common stock and cash. See “-Material Federal Income Tax Consequences of the Merger.”

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If certificates for FMS Financial common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, FMS Financial shares may be properly exchanged, and an election will be effective, if:

•

such exchanges are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States;

•

the exchange agent receives, prior to the election deadline, a properly completed and duly executed Notice of Guaranteed Delivery (delivered by hand, mail, telegram, telex or facsimile transmission); and

•

the exchange agent receives, within three (3) business days after the election deadline, the certificates for all exchanged FMS Financial shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

FMS Financial stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of FMS Financial common stock designated as “nonelection” shares. FMS Financial stock certificates represented by elections that have been revoked will be promptly returned without charge to the FMS Financial stockholder submitting the election form upon written request. After the completion of the merger, the exchange agent will allocate cash and Beneficial Mutual Bancorp common stock among the stockholders of FMS Financial common stock according to the allocation procedures outlined above.

After the completion of the merger, the exchange agent will mail to FMS Financial stockholders who do not submit election forms a letter of transmittal, together with instructions for the exchange of their FMS Financial common stock certificates for the merger consideration. Until you surrender your FMS Financial stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Beneficial Mutual Bancorp common stock into which your FMS Financial shares have been converted. When you surrender your FMS Financial stock certificates, Beneficial Mutual Bancorp will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of FMS Financial common stock. FMS Financial stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your FMS Financial stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, ____________ will send you instructions and appropriate forms for this purpose.

Treatment of FMS Financial Stock Options

Immediately prior to the effective time of the merger (after all of the conditions to the consummation of the merger, as described in the merger agreement, have been satisfied) each outstanding option to purchase shares of FMS Financial common stock granted under FMS Financial’s stock option plan will be cancelled in exchange for a cash payment from FMS Financial. The cash payment for each option will be equal to the excess of the $28.00 merger consideration over the exercise price per share of

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each option multiplied by the number of shares subject to such option, net of any cash that must be withheld under the federal and state income and employment tax requirements.

Material Federal Income Tax Consequences of the Merger

The following discussion addresses the material United States federal income tax consequences of the merger to holders of FMS Financial common stock. This discussion applies only to FMS Financial stockholders that hold their FMS Financial common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of his or her personal circumstances or to stockholders subject to special treatment under the United States federal income tax laws including: banks or trusts; tax-exempt organizations; insurance companies; regulated investment companies or mutual funds; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; stockholders who hold FMS Financial common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and to stockholders of FMS Financial common stock who acquired their shares of FMS Financial common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

This discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement-prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Tax considerations under state, local and foreign laws are not addressed in this document. The tax consequences of the merger to you may vary depending upon your particular circumstances. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state and/or local taxes.

In connection with the filing of the registration statement, Muldoon Murphy & Aguggia LLP, counsel to Beneficial Mutual Bancorp, has delivered to Beneficial Mutual Bancorp its opinion, dated the date of this proxy statement-prospectus, that the merger will qualify as a “tax-free reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. A copy of the tax opinion is attached as Exhibit 8.2 of the registration statement of which this proxy statement-prospectus forms a part. Such opinion has been rendered on the basis of facts, representations or assumptions set forth or referred to in such opinion and the factual representations contained in certificates of officers of Beneficial Mutual Bancorp, all of which must continue to be true and accurate in all material respects as of the effective time of the merger.

No ruling has been sought from the Internal Revenue Service regarding the tax consequences of the merger. In order for the merger to qualify as a tax-free reorganization, the transaction must satisfy a judicially-created doctrine whereby the stockholders of FMS Financial must retain a significant ongoing interest in the combined entity. Under Internal Revenue Service rulings and guidelines, this “continuity of interest” test would require that the aggregate value of Beneficial Mutual Bancorp common stock issued in the merger to FMS Financial stockholders is not less than 50% of the value of formerly outstanding shares of FMS Financial common stock, in order for the Service to make an advance ruling that the merger would qualify as a tax-free reorganization. However, although the Service applies a 50% guideline for private ruling purposes, the Service has acknowledged that the 50% guideline does not define, as a matter of law, the minimum stock consideration required to meet the continuity of interest test. The Internal Revenue Service issued regulations in 2005 adopting a 40% continuity of interest. The Service has, in private letter rulings, found sufficient continuity of interest at the 45% level, and the courts have accepted lower levels of continuity, including thresholds of 38% and 25% stock consideration.

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Receipt of Beneficial Mutual Bancorp Common Stock in Exchange for FMS Financial Common Stock. No gain or loss will be recognized by a FMS Financial stockholder who receives solely shares of Beneficial Mutual Bancorp common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of FMS Financial common stock. The tax basis of the shares of Beneficial Mutual Bancorp common stock received by a FMS Financial stockholder in such exchange will be equal (except for the basis attributable to any fractional shares of Beneficial Mutual Bancorp common stock, as discussed below) to the basis of the FMS Financial common stock surrendered in exchange for the Beneficial Mutual Bancorp common stock. The holding period of the Beneficial Mutual Bancorp common stock received will include the holding period of shares of FMS Financial common stock surrendered in exchange for the Beneficial Mutual Bancorp common stock, provided that such shares were held as capital assets of the FMS Financial stockholder at the effective time of the merger.

Receipt of Cash in Exchange for FMS Financial Common Stock. A FMS Financial stockholder who receives solely cash in exchange for all of his or her shares of FMS Financial common stock (and is not treated as constructively owning Beneficial Mutual Bancorp common stock after the merger under the circumstances referred to below under “-Possible Dividend Treatment ”) will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such stockholder’s tax basis in the FMS Financial common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the FMS Financial stockholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the FMS Financial stockholder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Exchange for Beneficial Mutual Bancorp Common Stock and Cash. As a result of receiving a combination of Beneficial Mutual Bancorp common stock and cash in exchange for shares of FMS Financial common stock, a FMS Financial stockholder will recognize gain, but not loss, equal to the lesser of (1) the amount of cash received, or (2) the amount of gain “realized” in the merger. The amount of gain a FMS Financial stockholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of the Beneficial Mutual Bancorp common stock received exceeds (b) the stockholders’ tax basis in the FMS Financial common stock surrendered in the merger. If a stockholder of FMS Financial common stock purchased his or her shares of FMS Financial common stock at different prices, such FMS Financial stockholder will have to compute his or her recognized gain or loss separately for the shares of FMS Financial common stock with a different adjusted basis in accordance with the applicable tax rules described in the previous sentences. Any recognized loss disallowed will be included in the adjusted basis of the holders of Beneficial Mutual Bancorp common stock received in the merger, as discussed below. Any recognized gain would be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of Beneficial Mutual Bancorp common stock received in the merger will be the same as the tax basis of the shares of FMS Financial common stock surrendered in the merger decreased by the amount of cash received in the merger and increased by the (i) gain recognized in the merger, if any, and (ii) recognized loss disallowed in the merger, if any. The holding period for shares of Beneficial Mutual Bancorp common stock received by such FMS Financial stockholder will include such stockholder’s holding period for the FMS Financial common stock surrendered in exchange for the Beneficial Mutual Bancorp common stock, provided that such shares of FMS Financial common stock were held as capital assets of the stockholder at the effective time of the merger.

Possible Dividend Treatment. In certain circumstances, an FMS Financial stockholder may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized in the merger if the receipt of the cash portion of the merger consideration “has the effect of the distribution

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of a “dividend” under the principles of Section 302 of the Internal Revenue Code.” The determination of whether a cash payment has such effect is based on a comparison of the FMS Financial stockholder’s proportionate interest in Beneficial Mutual Bancorp after the merger with the proportionate interest the FMS Financial stockholder would have had if the stockholder had received solely Beneficial Mutual Bancorp common stock in the merger. For purposes of this comparison, the FMS Financial stockholder may constructively own shares of Beneficial Mutual Bancorp common stock held by certain members of the FMS Financial stockholder’s family or certain entities in which the FMS Financial stockholder has an ownership or beneficial interest and certain stock options may be aggregated with the FMS Financial stockholder’s shares of Beneficial Mutual Bancorp common stock. The amount of the cash payment that may be treated as a dividend is limited to the stockholder’s ratable share of the accumulated earnings and profits of FMS Financial at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the FMS Financial stockholder’s common stock was held as a capital asset at the effective time of the merger. Capital gain or loss recognized by a FMS Financial stockholder in the merger will be long-term capital gain or loss if the holding period of the shares of FMS Financial common stock exceeds one year at the completion of the merger. In the case of individuals, the maximum federal income tax rate applicable to long-term capital gains generally is 15%. If a FMS Financial stockholder has to recognize ordinary income, such income for individuals is currently taxed at the maximum rate of 35%. The determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each FMS Financial stockholder. FMS Financial stockholders are urged to consult their own tax advisors regarding the tax treatment of the cash received in the merger.

Cash in Lieu of Fractional Shares. An FMS Financial stockholder who holds FMS Financial common stock as a capital asset and who receives in the merger, in exchange for such stock, cash in lieu of a fractional share interest in Beneficial Mutual Bancorp common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Backup Withholding. Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a FMS Financial stockholder is entitled pursuant to the merger, unless the FMS Financial stockholder provides the appropriate form. An FMS Financial stockholder should complete and sign the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the FMS Financial stockholder’s taxpayer identification number, and certification necessary to avoid backup withholding.

The foregoing is a summary discussion of material federal income tax consequences of the merger. The discussion is included for general information purposes only and may not apply to a particular FMS Financial stockholder in light of such stockholder’s particular circumstances. FMS Financial stockholders should consult their own tax advisors as to the particular tax consequences to them of the merger, including the application of state, local and foreign tax laws and possible future changes in federal income tax laws and the interpretation thereof, which can have retroactive effects.

Dissenters’ Rights

FMS Financial is a New Jersey corporation. Under New Jersey corporate law, stockholders of a corporation party to a merger are not entitled to exercise dissenters’ rights of appraisal in connection with a merger if the corporation’s stock is listed on a national securities exchange or held of record by 1,000 or more stockholders as of the record date for voting at the meeting at which the merger agreement will be

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considered or stockholders will receive cash or securities listed on a national securities exchange or held of record by 1,000 or more stockholders. The common stock of FMS Financial is traded on the Nasdaq Global Market which is a national securities exchange. As such, no dissenters’ rights of appraisal are available to FMS Financial stockholders in connection with the merger.

Financial Interests of Certain Persons in the Merger

General. Certain members of the management and the board of directors of FMS Financial have interests in the merger that are in addition to, and may be different from, any interests they may have as stockholders of FMS Financial generally. These interests include, among others, provisions in the merger agreement relating to indemnification of the directors and officers of FMS Financial, board seats, the creation of an advisory board, certain employee benefits and severance and retention severance payments, as described below. The FMS Financial board was aware of these interests in approving the merger Agreement and the merger.

Indemnification. FMS Financial and Beneficial Mutual Bancorp have agreed in the merger agreement that for a period of six years after the merger is completed, they will indemnify, defend and hold harmless each person entitled to indemnification from FMS Financial against all liabilities arising out of actions or omissions occurring at or prior to completion of the merger to the maximum extent permitted by law (including advancement of expenses) resulting from their service prior to the effective time of the merger in accordance with the certificate of incorporation and bylaws of FMS Financial in effect as of the signing of the merger agreement and applicable provisions of law. Subject to certain conditions, Beneficial Mutual Bancorp and FMS Financial have further agreed in the merger agreement to use their best efforts to maintain in effect for six years after completion of the merger FMS Financial's existing directors' and officers' liability insurance policy.

Board Seats. Beneficial Mutual Bancorp and FMS Financial have agreed to appoint Craig W. Yates and Roy Yates, both of whom currently serve on the board of FMS Financial to the boards of directors of Beneficial Mutual Bancorp, Beneficial Savings Bank MHC and Beneficial Mutual Savings Bank upon completion of the merger.

Cancellation of Options. FMS Financial has issued options to directors and officers under the 1988 Stock Option and Incentive Plan. At or immediately prior to the effective time of the merger, any unvested stock options become immediately vested and exercisable. Immediately prior to the closing of the merger, all outstanding options will be cancelled and each option holder will be entitled to receive a cash payment from FMS Financial in an amount equal to the excess of $28.00 over the per share exercise price of the option multiplied by the number of shares that may be purchased pursuant to such options, less required withholding taxes.

The following table reflects the number of options held by each executive officer (who has options) and the payment that each will receive in exchange for their options (before deduction of any applicable withholding taxes), assuming the individuals do not exercise any options prior to the merger closing.

Name	Number of Options	Total Payment for Options

James E. Igo	3,000	$54,000

Retention/Change in Control Bonuses. In connection with the merger, Beneficial Mutual Bancorp has agreed to pay change in control bonuses or retention bonuses to certain officers and key

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employees of FMS Financial or Farmers & Mechanics Bank (including Chief Executive Officer Craig Yates and other senior officers) totaling $2.05 million in aggregate. In addition, by June 1, 2007 or an otherwise mutually agreed upon time, FMS Financial will identify to Beneficial Mutual Bancorp certain additional employees of FMS Financial or Farmers & Mechanics Bank to receive change in control or retention bonuses in an aggregate amount not to exceed an additional $750,000. No such determination has been made yet.

With respect to officers and employees scheduled to receive a change in control bonus, Beneficial Mutual Bancorp expects to enter into a separate agreement prior to the closing of the merger related to the payment of the agreed upon bonus within 30 days of the effective time of the merger. Such agreements will be guaranteed as long as the employee continues employment through the effective time of the merger. However, no change in control bonus would be payable to any officer or employee who terminates employment with FMS Financial or Farmers & Mechanics Bank prior to the effective time of the merger.

With respect to officers and employees scheduled to receive a retention bonus, Beneficial Mutual Bancorp expects to enter into a separate retention agreement prior to the closing of the merger relating to the payment of the agreed upon bonus upon the completion of a period of employment specified by Beneficial Mutual Bancorp, in its sole discretion, but not to exceed six months after the merger. Such agreement will provide for payment of the bonus upon completion of the specified period of employment except in the event of the employee’s termination for cause on terms to be specified in the agreement. The agreement will further provide for payment of the bonus in the event of the employee’s termination without cause or by reason of death or disability prior to the expiration of the specified employment period. Except to the extent of any specific rights created by an individual retention agreement, an officer or employee covered by a retention bonus agreement would be an at-will employee of Beneficial Mutual Bancorp or one of its subsidiaries following the effective time of the merger. However, no retention bonus would be payable to any officer or employee covered by an agreement who terminates employment with FMS Financial or Farmers & Mechanics Bank prior to the effective time of the merger.

The following estimated retention payments will be made to executive officers of FMS Financial:

Craig Yates	$205,000
Jim Igo	$244,000
Tom Topley	$234,000
Channing Smith	$200,000
Non-executive officers
and key employees	$1,167,000

Employee Severance. Except in the circumstances described below, an employee of FMS Financial or Farmers & Mechanics Bank who continues as an employee of Beneficial Mutual Bancorp or any of its subsidiaries but is involuntarily terminated, other than for cause (as defined in the preceding section), within twelve months of the effective time of the merger, will receive a lump sum payment within five business days of their termination date equal to the product of two weeks base pay (as defined below) and the employee’s years of service with FMS Financial, Farmers & Mechanics Bank and Beneficial Mutual Bancorp or any of its subsidiaries (including partial years of service), but not exceeding a total severance amount equal to 26 weeks of base pay. However, unless otherwise specified in an individual retention agreement or change in control bonus agreement, a senior officer or officer of FMS Financial or Farmers & Mechanics Bank who is eligible to receive a retention bonus or a change in control bonus will not be eligible to receive a separate severance benefit regardless of when such officer terminates employment with FMS Financial, Farmers & Mechanics Bank, Beneficial Mutual Bancorp or any of its subsidiaries and without regard to the reasons for such termination. Beneficial Mutual Bancorp currently anticipates retaining Channing L. Smith as an officer through December 31, 2007. James E. Igo and Thomas M. Topley are also expected to continue as officers of Beneficial Mutual Bancorp following the merger, but will not be executive officers.

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With respect to the severance benefits described above, “base pay” means (i) the employee’s weekly salary at the rate in effect immediately prior to the termination date or (ii) in the case of an hourly employee, an amount equal to the product of the employee’s hourly wage rate at the rate in effect immediately prior to the termination date and the average number of hours such employee worked in each of the six weeks of 2007.

Advisory Board. Beneficial Mutual Bancorp will create an advisory board for such members of the FMS Financial board of directors immediately before the effective time of the merger (other than Craig Yates and Roy Yates). In exchange for their service, the advisory board members will receive annualized compensation equal to the aggregate annual fees they received as members of the boards of directors of FMS Financial and Farmers & Mechanics Bank during the 12 months immediately prior to the effective time of the merger or approximately $____.

Regulatory Approvals Required to Complete the Merger and the Offering

General. The merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement that no regulatory approval contain a burdensome condition.

The approval of an application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting FMS Financial common stock to Beneficial Mutual Bancorp common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Merger Approvals. Completion of the merger is subject to prior approval of the Federal Deposit Insurance Corporation, the Office of Thrift Supervision and the Pennsylvania Department of Banking. In reviewing applications for transactions of this type, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, and competitive factors. Similarly, the Pennsylvania Department of Banking must consider, among other factors, whether the merger will be consistent with adequate and sound banking practices and in the public interest on the basis of the following: (i) the financial history and condition of the parties; (ii) their prospects; (iii) the character of their management; (iv) the potential effect of the merger on competition; and (v) the convenience and needs of the area primarily to be served by the resulting institution. In addition, the Federal Deposit Insurance Corporation may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. Beneficial Mutual Bancorp filed applications with the Federal Deposit Insurance Corporation, the Office of Thrift Supervision and the Pennsylvania Department of Banking on _______________, 2007.

Under the Community Reinvestment Act of 1977, the Federal Deposit Insurance Corporation must take into account the record of performance of Farmers & Mechanics Bank and Beneficial Mutual Savings Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. Farmers & Mechanics Bank received an “Outstanding” rating during its last Community Reinvestment Act examination by the Office of Thrift Supervision and Beneficial Mutual Savings Bank received a “Satisfactory” rating during its last Community Reinvestment Act examination conducted by the Federal Deposit Insurance Corporation.

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In addition, a period of 15 to 30 days must expire following approval by the Federal Deposit Insurance Corporation before completion of the merger of Beneficial Mutual Savings Bank and Farmers & Mechanics Bank is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While FMS Financial and Beneficial Mutual Bancorp believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger of the two banks, or that the Attorney General of the State of Pennsylvania will not challenge the merger of the two banks, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

Offering Approvals. Beneficial Mutual Bancorp has adopted a plan of stock issuance pursuant to which it is offering a minority of shares to the public and stockholders of FMS Financial. Consummation of the merger is subject to certain conditions, including the receipt of Beneficial Mutual Bancorp of all approvals necessary to complete its stock offering. Specifically, the offering must be approved by the Office of Thrift Supervision. Beneficial Mutual Bancorp’s offering applications were filed with the Office of Thrift Supervision on _________________, 2007. Beneficial Mutual Bancorp also filed a Registration Statement on Form S-1 with the Securities and Exchange Commission on ______________, 2007.

Accounting Treatment of the Merger

Beneficial Mutual Bancorp will use the purchase method of accounting for the merger. Under this method of accounting, the assets and liabilities of FMS Financial will be recorded on Beneficial Mutual Bancorp’s consolidated balance sheet at their estimated fair values at the effective date of the merger. The amount by which the purchase price exceeds the fair value of the net tangible and identifiable intangible assets acquired by Beneficial Mutual Bancorp through the merger will be recorded as goodwill. Goodwill will not be amortized, but will instead be subject to assessment for impairment, and identifiable intangible assets will be amortized over their estimated useful lives. Beneficial Mutual Bancorp currently expects that, based on preliminary accounting estimates, the merger would result in the recording of goodwill of approximately $_______ million and a core deposit intangible of approximately $______.

Resale of Beneficial Mutual Bancorp Common Stock

The shares of Beneficial Mutual Bancorp common stock to be issued to stockholders of FMS Financial in the merger have been registered under the Securities Act of 1933. Shares of Beneficial Mutual Bancorp common stock issued in the merger may be traded freely and without restriction by those stockholders not deemed to be “affiliates” of FMS Financial, as that term is defined in the rules under the Securities Act of 1933. Beneficial Mutual Bancorp common stock received by those stockholders of FMS Financial who are deemed to be “affiliates” of FMS Financial at the time the merger is submitted for vote of the stockholders of FMS Financial may be resold without registration under the Securities Act of 1933 only to the extent provided for by Rule 145 promulgated under the Securities Act of 1933. Rule 145 permits limited sales under certain circumstances, or pursuant to another exemption from registration. An affiliate of FMS Financial is an individual or entity that controls, is controlled by, or is under common control with, FMS Financial, as the case may be, and may include the executive officers and directors of FMS Financial, as well as certain principal stockholders of FMS Financial. The same restrictions apply to certain relatives or the spouses of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial interest.

Pursuant to the terms of the merger agreement FMS Financial has caused each person who may be deemed an affiliate of FMS Financial for purposes of Rule 145 under the Securities Act of 1933 to

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Beneficial Mutual Bancorp a written agreement intended to ensure compliance with the Securities Act of 1933.

THE MERGER AGREEMENT

The following describes material provisions of the merger agreement. This description does not purport to be complete and is qualified by reference to the merger agreement, which is attached as Appendix A and is incorporated by reference into this proxy statement-prospectus.

Terms of the Merger

The merger agreement provides for a business combination in which FMS Financial will merge with a wholly owned merger subsidiary of Beneficial Mutual Bancorp with FMS Financial as the surviving corporation in the merger, after which it will be liquidated and cease to exist.

As a result of the merger, except as noted below, each outstanding share of FMS Financial common stock will be converted into the right to receive (i) 2.80 shares of Beneficial Mutual Bancorp common stock, (ii) $28.00 in cash, or (iii) a combination thereof. Beneficial Mutual Bancorp will not issue fractions of shares of Beneficial Mutual Bancorp common stock, but instead will pay each holder of FMS Financial common stock who would otherwise be entitled to a fraction of a share of Beneficial Mutual Bancorp common stock an amount in cash determined by multiplying that fraction by $28.00. The maximum aggregate value of all consideration (and cash) to be paid to stockholders of FMS Financial is approximately $______ million including the payment of $____ million to holders options to purchase FMS Financial common stock in exchange for the cancellation of such options. All elections of FMS Financial Stockholders are subject to the allocation and proration procedures described in the merger agreement. See “The Merger – Cash or Stock Election” . If there is a change in the number or classification of shares of Beneficial Mutual Bancorp outstanding as a result of a stock split, stock dividend, reclassification, recapitalization, or other similar transaction, the exchange ratio will be equitably adjusted.

When Will the Merger Be Completed

The closing of the merger will take place on a date the parties agree upon that occurs as promptly as practicable following the date on which the conditions to closing as described in the merger agreement have been satisfied.

We expect to complete the merger in the third calendar quarter of 2007. However, we cannot guarantee when or if the required regulatory approvals will be obtained. See “The Merger—Regulatory Approvals Needed to Complete the Merger and the Offering.” Furthermore, either company may terminate the merger agreement if, among other reasons, the merger has not been completed on or before December 31, 2007, unless failure to complete the merger by that time is due to a failure to fulfill any material obligation under the merger agreement by the party seeking to terminate the agreement. See “—Terminating the Merger Agreement.”

Conditions to Completion of the Merger

Each of the parties’ obligation to complete the merger is subject to the satisfaction or waiver of a number of conditions. These conditions include:

•	FMS Financial obtaining approval of the merger from its stockholders;

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•	the receipt of all requisite regulatory approvals for the merger and for Beneficial Mutual Bancorp’s minority stock offering and the expiration of all related waiting periods;
•

none of the regulatory approvals containing any condition applicable to Beneficial Mutual Bancorp which, in the reasonable judgment of Beneficial Mutual Bancorp would be materially burdensome on its business so as to render it inadvisable for it to complete the merger;

•

the absence of any legal proceedings concerning the merger agreement or the merger which is likely to have a material adverse effect on the interests of either Beneficial Mutual Bancorp or FMS Financial;

•	the completion of the minority stock offering;
•	the effectiveness of the registration statement filed by Beneficial Mutual Bancorp to register the shares of its common stock to be issued in the merger;
•

the other party having performed and complied in all material respects with all of its covenants, agreements and other obligations under the merger agreement which are to be performed or complied with by it prior to the closing date;

•

the other party having properly taken all corporate action in connection with the merger agreement and delivered all documentation that the other party may reasonably request in connection with the merger and the merger agreement;

•

the continuing truth and accuracy of the other party’s representations and warranties contained in the merger agreement as of the closing date except to the extent it would not constitute a material adverse effect;

•	the other party having delivered such certificates and documents of officers and public officials as shall have been reasonably requested by the other party;
•	the receipt by the other party of all required third-party consents or approvals necessary in connection with the merger; and
•	the absence of any material adverse change in the other party during the period from the date of the merger agreement to the closing date.

FMS Financial’s obligation to complete the merger is subject to the following additional conditions:

•	its receipt of an updated fairness opinion from its financial advisor dated the date on which this proxy statement-prospectus is first mailed to FMS Financial stockholders;
•	Beneficial Mutual Bancorp’s common stock being approved for quotation on the Nasdaq Global Select Market;
•	the exchange agent certifying its receipt of the aggregate merger consideration for all shares of FMS Financial common stock; and

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•

the receipt by both FMS Financial and Beneficial Mutual Bancorp of an opinion of Beneficial Mutual Bancorp’s counsel to the effect that the merger will constitute a reorganization under Section 368 of the Internal Revenue Code and FMS Financial stockholders will not recognize any gain or loss to the extent that such stockholders exchange their shares of FMS Financial common stock solely for shares of Beneficial Mutual Bancorp common stock.

Beneficial Mutual Bancorp’s obligations to complete the merger are subject to the following additional conditions:

•	FMS Financial’s common stock remaining listed on the Nasdaq Global Market;
•	all outstanding FMS Financial stock options being terminated or cancelled as required by the merger agreement;
•	the receipt by Beneficial Mutual Bancorp of customary “comfort” letters from FMS Financial’s independent auditors and prior auditors regarding the financial condition of FMS Financial, and
•	the payment for all outstanding options to purchase FMS Financial common stock having been made by FMS Financial and the execution by all former optionees of a requisite option cancellation agreement.

We cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before December 31, 2007, either party may terminate the merger agreement by a vote of a majority of its board of directors.

Conduct of Business Before the Merger

FMS Financial has agreed that, until the completion of the merger, FMS Financial and each FMS Financial subsidiary will:

•	conduct their affairs only in the ordinary course of business consistent with past practices;
•

use their best efforts to preserve their business organizations intact, to retain the services of their present officers and key employees and to preserve the goodwill of depositors, borrowers and other customers, suppliers, creditors and others with business relationships;

•	comply with applicable laws relative to the merger;
•	use their best efforts to obtain all required consents needed in connection with the merger and cooperate with Beneficial Mutual Bancorp in obtaining any required consents;
•	maintain their properties and assets in repair;
•	keep their insurance policies in full force and effect;
•	promptly advise Beneficial Mutual Bancorp of any transaction or event that would constitute a material adverse effect;

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•	repay any existing intercompany indebtedness;

FMS Financial has also agreed that, neither it nor any FMS Financial subsidiary will:

•	take any action that would adversely affect the ability of any of the parties to perform its obligations under the merger agreement;
•	declare any cash dividends in excess of its regular quarterly cash dividends of up to $0.03 per share nor make any changes in its normal practice of declaring and paying cash dividends;

•	sell, lease or otherwise dispose of any material assets other than in the ordinary course of business;

•	acquire any other business;

•	make any changes in their capital structure other than the issuance of shares upon the exercise of options or grant any new options;

•	incur any indebtedness in excess of $50,000 other than deposits and other liabilities incurred in the ordinary course of business;

•

grant any salary increases, pay any bonus, make any contributions to employee benefit plans other than in the ordinary course of business and provided that FMS Financial is entitled to pay out accrued but unused vacation time in excess of 5 days for the 2006 calendar year;

•	increase any severance pay or enter into any new compensation-related agreement;

•	enter into, renew or extend any license or lease with a term of more than 1 year or payments greater than $50,000;

•	enter into or amend any contracts in excess of $50,000 not terminable without cause with less than 90 days’ notice and no termination penalty;

•	amend their respective governing documents;

•	enter into, renew or amend any loans other than in the ordinary course of business consistent with their lending policies or in excess of certain dollar limits set forth in the merger agreement;

•	take any action that would cause the merger to fail to qualify as a reorganization under the Internal Revenue Code;

•

materially restructure its investment securities portfolio through purchases or sales of securities or purchase any investment security in excess of $50,000 other than individual investment and mortgage-backed securities purchases will be limited to $3.0 million per issue, will be of the two highest investment grades and no fixed-rate, non-mortgage related security may have a final maturity of more than two years and no fixed rate mortgage related security may have an average life of greater than three years;

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•	except as required by law or regulation, implement any material change in its interest rate and other risk management related policies;

•	enter into or modify the terms of any derivative product or other hedging mechanism;

•	enter into, increase or renew any loan to any director or executive officer or 5% or greater stockholder;

•	enter into any contract to buy or sell tangible assets in excess of $75,000;

•	make any capital expenditures in excess of $75,000;

•	file any applications to relocate any existing offices;

•	incur any liens in excess of $75,000;

•	settle any claim or litigation in excess of $75,000;

•	make any material changes in their existing policies; or

•	knowingly take any action that would constitute a default under the merger agreement.

Agreement Not to Solicit Other Proposals

FMS Financial has agreed that it will not authorize or permit its directors, officers, employees, agents and representatives, to initiate, solicit or knowingly encourage or take any action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, or provide any information to or negotiate with any other party in furtherance of, any proposal that could reasonably be expected to lead to the merger, consolidation, acquisition or sale of all or substantially all of the assets or any shares of capital stock of FMS Financial to a third party. However, FMS Financial may engage in these actions in response to an unsolicited proposal if all of the following conditions are satisfied:

•

The board of directors determines in good faith after consultation with outside counsel that such action is required in order for the board to comply with its fiduciary duties under applicable law; and

•

The board of directors determines in good faith after consultation with its financial advisor that the proposed transaction is at least as reasonably likely to be consummated as the merger and, if consummated, would result in a transaction more favorable to the FMS Financial stockholders from a financial point of view.

A transaction that satisfies the foregoing conditions is referred to in the merger agreement as a “superior proposal.” If FMS Financial determines in good faith that it desires to accept a superior proposal, FMS Financial must notify Beneficial Mutual Bancorp in writing of its intent to terminate the merger agreement in order to enter into an acquisition agreement with respect to the superior proposal. The notice must specify all the material terms and conditions of the superior proposal as well as the identity of the party making the superior proposal. Beneficial Mutual Bancorp will than have three calendar days to respond to the notice. FMS Financial would only be able to terminate the merger agreement and enter

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into an acquisition agreement for the superior proposal if Beneficial Mutual Bancorp fails to increase the merger consideration being offered in the merger agreement to equal that of the superior proposal. Beneficial Mutual Bancorp must notify FMS Financial of its intent to increase the merger consideration within three calendar days of receiving FMS Financial’s notice.

Certain Other Agreements

The merger agreement also contains other agreements that address our conduct in connection with the execution of the merger agreement and our conduct and obligations following the execution of the agreement but before consummation of the merger. These agreements include:

•	the confidential treatment of information exchanged in the merger process;
•

the preparation and delivery of disclosure schedules by each party to the other party as required by the merger agreement or as necessary to qualify certain representations and/or warranties made by the parties in the merger agreement;

•	the coordination of announcements relating to the merger;
•

the obligation of each party to use best efforts to cause their respective representations and warranties to be true and correct at the effective time of the merger, to use best efforts to cause all of the conditions precedent in the agreement to be satisfied, and to use best efforts to take all actions necessary to consummate the transactions contemplated by the merger agreement and Beneficial Mutual Bancorp’s offering; and

•

FMS Financial’s obligation to advise its affiliates of the resale restrictions imposed on them by certain federal securities laws and to use reasonable best efforts to obtain a written commitment from each affiliate to comply with such laws.

These other agreements also address the following matters:

•	The exchange of significant reports or other documents filed or received by a party under federal or state banking or securities laws;

•	The exchange of consolidated monthly financial statements and a summary of board actions and all other significant information concerning the business of each party.

Beneficial Mutual Bancorp and FMS Financial have also agreed to consult with one another on a regular basis to report on operational matters, and will also consult regarding regulatory matters directly affecting either party. The parties will also consult regarding any litigation that may be commenced, threatened or proposed by any person relating to the merger and shall cooperate in all respects in connection with such litigation.

Comfort Letters. FMS Financial has agreed to use its best efforts to cause its present and former independent auditors to deliver to Beneficial Mutual Bancorp a letter, in form and substance reasonably satisfactory to it and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the registration Beneficial Mutual Bancorp is filing. These “comfort letters” are to be delivered within three business days before Beneficial Mutual Bancorp’s Registration Statement on Form S-1 is to be declared effective.

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Legal Conditions to the Merger. Beneficial Mutual Bancorp and FMS Financial have each agreed to take all reasonable actions necessary to comply with all legal requirements relating to the merger (including filings and other matters relating to the regulatory applications), to furnish each other with information necessary to satisfy such requirements, and to obtain all third party consents necessary to undertake the transactions contemplated by the merger.

Stock Listings. FMS Financial has agreed to use its best efforts to maintain the listing of its common stock on the Nasdaq Global Market. Beneficial Mutual Bancorp will use all reasonable efforts to cause the shares of Beneficial Mutual Bancorp to be listed on the Nasdaq Global Select Market.

Employee Matters. Under the terms of the merger agreement, following the merger, Beneficial Mutual Bancorp will continue to employ substantially all employees without employment agreements as employees at will. The FMS Financial defined benefit plan and its health and welfare benefit plans, programs, insurance and policies will continue after the merger until such time as Beneficial Mutual Bancorp’s board of directors elects to take alternative action. To the extent that any such plan is replaced after the merger, employees of FMS Financial (or its affiliates) will be entitled to credit for prior service with FMS Financial or Farmers & Mechanics Bank for purposes of determining eligibility to participate and vesting, unless such service results in the duplication of benefits. Any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs will be waived with respect to each FMS Financial employee and their eligible dependents.

Beneficial Mutual Bancorp will also provide full credit to each continuing FMS Financial employee and their eligible dependents under Beneficial Mutual Bancorp’s corresponding benefit plans for any deductibles incurred by the continuing employees and their covered dependents during the portion of the calendar year prior to the closing of the merger. After the merger, Beneficial Mutual Bancorp will be liable for all obligations for continued health coverage under Sections 601 through 609 of ERISA (“COBRA”) with respect to each FMS Financial qualified beneficiary who incurs a qualifying event and for continued health coverage under COBRA from and after the merger, and for continued health coverage under COBRA from and after the merger for each FMS Financial qualified beneficiary who incurs a qualifying event before the merger. FMS Financial and Farmers & Mechanics Bank employees who continue as employees of Beneficial Mutual Bancorp or Beneficial Mutual Savings Bank after the effective time of the merger will immediately be eligible to participate in any employee stock ownership plan that purchases Beneficial Mutual Bancorp common stock in its offering on the same basis as other employees of Beneficial Mutual Bancorp and shall also be eligible to participate in any 401(k) or other tax-qualified defined contribution plan to the same extent as existing employees of Beneficial Mutual Bancorp.

Conduct of Beneficial Mutual Bancorp’s Business. Beneficial Mutual Bancorp has agreed to maintain its corporate existence in good standing and conduct its business so as to be able to consummate the transactions contemplated by the merger agreement. It has also agreed to give prompt written notice to FMS Financial of, and to use its best efforts to prevent or promptly remedy, an impending or threatened occurrence of any event or condition which would cause or constitute a breach of any of its representations or obligations under the merger agreement or would be reasonably likely to cause it not to be able to satisfy any condition precedent to consummation of the merger.

Representations and Warranties Made by Beneficial Mutual Bancorp and FMS Financial in the Merger Agreement

We have made certain customary representations and warranties to each other in the merger agreement relating to our businesses. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties must be true in

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all material respects (except to the extent any breaches of a representation or warranty, either individually or in the aggregate, do not or would not be reasonably likely to have a material adverse effect on the other party) through the completion of the merger. See “—Conditions to Completing the Merger.”

Terminating the Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the merger, either before or after approval of the merger agreement by FMS Financial stockholders, as follows:

•	by the mutual agreement of Beneficial Mutual Bancorp and FMS Financial;
•

by either party, if the merger is not consummated by December 31, 2007, unless failure to complete the merger by that time is due to the failure to perform an obligation by the party seeking to terminate the agreement;

•

by either party, if (1) the other party has not satisfied any of its obligations to close under the merger agreement, or (2) within 30 days after receiving notice from the other party that it has sustained a material adverse effect which cannot be reasonably expected to be cured;

•

by FMS Financial, if FMS Financial enters into a definitive agreement or letter of intent for an acquisition proposal with a third party that the board of directors makes a good faith determination, in consultation with its legal counsel, is necessary to comply with its fiduciary duties to stockholders imposed by applicable laws (provided that FMS Financial has complied with its obligations to notify and furnish information to Beneficial Mutual Bancorp);

•

by Beneficial Mutual Bancorp, if: (1) the FMS Financial board of directors resolves, publicly announces or discloses to any third party its intention to accept an acquisition proposal from a third party; (2) the FMS Financial board of directors recommends to its stockholders (or resolves to recommend) that they tender their shares in a tender or exchange offer commenced by a third party; (3) if a tender offer or exchange offer for 25% of more of FMS Financial’s common stock is commenced or a registration statement with respect thereto is filed and, within 10 days, the FMS Financial board of directors either fails to recommend against such offer or takes no position with respect to such offer; or (4) FMS Financial’s board of directors withdraws or modifies its recommendation of approval of the merger agreement to its stockholders in a manner adverse to Beneficial Mutual Bancorp or recommends (or resolves to recommend) to FMS Financial stockholders that they approve an acquisition proposal from a third party.

•

by either party, if any suit, action or proceeding is pending or threatened before any court in which the consummation of the merger is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the merger and, in the reasonable judgment of either party, such action suit, action or proceeding is likely to have a material adverse effect with respect to such party’s interest;

•

by either party, upon disapproval by any regulatory authority whose approval is required to consummate the merger or Beneficial Mutual Bancorp’s offering, or if an approval contains a condition applicable to Beneficial Mutual Bancorp which is, in its reasonable judgment, materially burdensome upon the conduct of its business or which would so

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adversely impact the economic and business benefits of the merger to Beneficial Mutual Bancorp so as to render it inadvisable to proceed with the merger;
•	by either party, if FMS Financial stockholders fail to approve the merger agreement; and
•	by either party, if Beneficial Mutual Bancorp’s offering has not occurred (except for any part of the offering which can occur simultaneously with or subsequent to the merger).

Termination Fees

The merger agreement provides that FMS Financial and Beneficial Mutual Bancorp may be obligated to pay the other a termination fee if the merger agreement is terminated in certain circumstances. Specifically, FMS Financial would be obligated to pay Beneficial Mutual Bancorp a $7.3 million termination fee in the following circumstances:

•

Beneficial Mutual Bancorp terminates the merger agreement prior to the FMS Financial stockholders meeting due to the failure of the FMS Financial board to recommend to its stockholders that they approve the merger agreement or due to a change in such recommendation;

•	Beneficial Mutual Bancorp terminates the merger agreement due to the failure of the FMS Financial board to call and hold the meeting of stockholders to consider the merger agreement;

•

Beneficial Mutual Bancorp terminates the merger agreement as a result of a tender offer or exchange offer having been commenced for 25% or more of the outstanding shares of FMS Financial common stock and the FMS Financial board recommends that FMS Financial stockholders tender their shares in such offering or does not recommend that stockholders reject the offer;

•	FMS Financial terminates the merger agreement in order to enter into an alternative agreement for a superior proposal;

•

Beneficial Mutual Bancorp terminates the merger agreement due to an intentional or willful breach by FMS Financial of its representations and warranties in the merger agreement or a breach resulting from gross negligence on the part of FMS Financial and such breach constitutes a material adverse effect;

•

Beneficial Mutual Bancorp terminates the merger agreement due to the material failure by FMS Financial to comply with its obligations under the merger agreement that is a result of intentional or willful conduct or gross negligence;

•

Beneficial Mutual Bancorp terminates the merger agreement due to a breach of a representation or warranty that constitutes a material adverse effect or due to a material failure by FMS Financial to comply with its obligations under the merger agreement and both of the following conditions are satisfied:

1.	The breach is not the result of intentional or willful conduct or gross negligence on the part of FMS Financial;

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2.	Within 18 months thereafter, FMS Financial enters into an agreement for or consummates an alternative transaction.

•

Either FMS Financial or Beneficial Mutual Bancorp terminate the merger agreement due to the failure of the FMS Financial stockholders to approve the merger agreement if prior to the FMS Financial meeting an acquisition proposal with respect to FMS Financial has been publicly announced or otherwise made known to senior management of FMS Financial.

Payment of one-half of the termination fee would be due within three business days of termination of the agreement with the remainder due prior to FMS Financial entering into a written definitive agreement with a third party with respect to an acquisition proposal within 18 months after termination of the merger agreement or within such 18-month period any third-party person or entity acquires 25% or more of the FMS Financial’s outstanding common stock. However, in the circumstance where the merger agreement is terminated by FMS Financial in order to accept a superior proposal, the entire fee would be due and payable.

In the event FMS Financial was to terminate the merger agreement due to the failure by the OTS to consent or issue a non-objection to any change in control notice, if required, FMS Financial would be obligated to pay Beneficial Mutual Bancorp a termination fee of $1.8 million if within 18 months thereafter, FMS Financial enters into an agreement or consummates an alternative acquisition but in no event would Beneficial Mutual Bancorp be entitled to receive both termination fees.

The merger agreement also provides that Beneficial Mutual Bancorp would be obligated to pay to FMS Financial a termination fee in the following circumstances:

•

Either party terminates the merger agreement due to the failure to obtain all required regulatory consents and approvals including all required approvals in connection with Beneficial Mutual Bancorp’s stock offering;

•	Beneficial Mutual Bancorp does not consummate its stock offering or is otherwise unable to close the merger by December 31, 2007 or such later date as the parties may agree; or
•

FMS Financial terminates the merger agreement due to the intentional or willful breach by Beneficial Mutual Bancorp of its representations and warranties that would constitute a material adverse effect or an intentional and willful material breach of its obligations under the merger agreement.

A termination fee of $5.5 million would be due in the first two circumstances and a termination fee of $3.7 million would be due in the last circumstance. Any payment would be required to be made within three business days after demand by FMS Financial.

Expenses

Each party will pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Merger Agreement

Before the completion of the merger, the parties may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by FMS Financial stockholders, the parties cannot do the following without the approval of FMS Financial stockholders:

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•	change the merger consideration to be received by FMS Financial stockholders under the terms of the merger agreement;
•	alter or change any term of Beneficial Mutual Bancorp’s Charter other than as contemplated by the merger agreement; or
•	alter or change any of the terms and conditions of the merger agreement if such change or alteration would adversely affect FMS Financial stockholders.

Any amendment of the merger agreement or waiver of any of its provisions will only be effective if signed by the party to be bound thereto.

Management and Operations Following the Merger

Board of Directors. Two individuals currently serving on the board of directors of FMS Financial, Craig W. Yates and Roy D. Yates, will become directors of Beneficial Mutual Bancorp, Beneficial Savings Bank MHC and trustees of Beneficial Mutual Savings Bank following completion of the merger.

Management. The current management team of Beneficial Mutual Bancorp will remain unchanged as a result of the merger.

Voting Agreements

As a condition to Beneficial Mutual Bancorp entering into the merger agreement, each of the directors and executive officers of FMS Financial were required to enter into voting agreements in which they agreed to vote all of their shares in favor of the merger agreement. One other non-director stockholder also entered into a voting agreement. A total of 2,557,632 shares or 39.06% of the outstanding shares of FMS Financial common stock are subject to these voting agreements.

PROPOSAL 4 — ADJOURNMENT OF THE ANNUAL MEETING

In the event that there are not sufficient votes to approve and adopt the merger agreement at the time of the annual meeting, FMS Financial may propose adjournment of the meeting to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by FMS Financial at the time of the annual meeting to be voted for an adjournment, if necessary, FMS Financial is submitting the question of adjournment to its stockholders as a separate matter for their consideration. If it is necessary to adjourn the annual meeting, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the annual meeting of the place, date and time to which the annual meeting is adjourned, if the annual meeting is adjourned for ___ days or less.

The board of directors of FMS Financial unanimously recommends that stockholders vote “FOR” the adjournment proposal.

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COMPARISON OF RIGHTS OF STOCKHOLDERS

Introduction

Upon consummation of the merger, holders of FMS Financial common stock whose shares are converted into shares of Beneficial Mutual Bancorp common stock will become shareholders of Beneficial Mutual Bancorp. Accordingly, their rights will be governed by Beneficial Mutual Bancorp’s charter and bylaws and federal law while currently their rights are governed by the certificate of incorporation and bylaws of FMS Financial and the New Jersey Business Corporation Act. Certain differences arise from differences between the companies’ respective governing documents and between federal law and New Jersey corporate law. The following discussion is not intended to be a complete statement of all differences affecting the rights of stockholders, but summarizes material differences and is qualified in its entirety by reference to applicable laws and the key corporate documents of FMS Financial and Beneficial Mutual Bancorp.

Capitalization

FMS Financial. The authorized capital stock of FMS Financial consists of:

•	10,000,000 shares of common stock, $0.10 par value per share; and

•	5,000,000 shares of preferred stock, $0.10 par value per share.

Beneficial Mutual Bancorp. The authorized capital stock of Beneficial Mutual Bancorp consists of:

•	300,000,000 shares of common stock, $0.01 par value per share; and

•	100,000,000 shares of preferred stock, $0.01 par value per share.

No shares of Beneficial Mutual Bancorp common stock or preferred stock or FMS Financial preferred stock have been issued.

Voting Rights Generally

FMS Financial. FMS Financial’s certificate of incorporation provides that holders of its common stock are entitled to one vote per share. Holders of common stock do not have cumulative voting rights.

Beneficial Mutual Bancorp. Beneficial Mutual Bancorp’s charter similarly provides that holders of common stock are entitled to one vote per share and its bylaws provide that there is no cumulative voting in the election of directors.

Action Without A Meeting

FMS Financial. FMS Financial’s certificate of incorporation provides that stockholders cannot act by written consent without a meeting.

Beneficial Mutual Bancorp. Beneficial Mutual Bancorp’s bylaws permit stockholders to act informally but only if a consent in writing setting forth the action to be taken shall be given by the stockholders entitled to vote with respect to the subject matter.

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Board of Directors

FMS Financial. FMS Financial’s certificate of incorporation provides that its board must be between five and 15 members with the precise number to be set from time in or in accordance with its bylaws. Currently there are eight directors. Directors are divided into three classes with staggered terms, so that the terms of the classes are scheduled to expire in successive years. At each annual meeting, FMS Financial’s stockholders elect the members of a single class of directors who are elected to three-year terms. Directors are elected by a plurality of the votes cast.

Under its certificate of incorporation, the board has the authority to fill vacancies that occur on the board, including vacancies caused by an increase in the number of directors, although any such newly appointed director would serve only until the next annual meeting. Pursuant to FMS Financial’s certificate of incorporation, directors may be removed only for cause and then only by the affirmative vote of at least 80% of the outstanding shares entitled to vote in the election of directors and cast on the matter at a meeting called for such purpose.

Beneficial Mutual Bancorp. Beneficial Mutual Bancorp’s charter provides that the board of directors shall consist of not fewer than 10 nor more than 15 members with the precise number to be set in the Bylaws. The charter further provides, however, that the maximum number may be increased to as many as 18 on a temporary basis but no such increase above 15 shall last for more than 2 years. The bylaws currently set 17 as the number of directors. Beneficial Mutual Bancorp also has a classified board with a single class elected at each annual meeting, Vacancies on the board may also be filled by a majority vote of the board of directors with any such new director serving only until to the next annual meeting. Beneficial Mutual Bancorp’s bylaws provide that directors may be removed for cause by a majority vote of the outstanding shares of common stock.

Beneficial Mutual Bancorp’s bylaws include certain other provisions governing the board of directors. Specifically, the bylaws impose a maximum age limit of 75 for directors although this limit will not serve to shorten the term of any director who may reach this age during his or her term. The bylaws further provide that a person is not qualified to serve as director if he or she:

•	Is under indictment for or has ever been convicted of a criminal offense involving dishonesty, breach of trust or where the penalty for such offense could be imprisonment for more than one year;

•	Is a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or a breach of trust; or

•

Has been found by a regulatory agency to have breached a fiduciary duty involving personal profit or willfully violated any law or regulation governing banking, securities, commodities or insurance or any final cease and desist order.

Nominations of Directors and Proposals for New Business

FMS Financial. FMS Financial’s certificate of incorporation requires that a stockholder who intends to nominate a candidate for election as a director of FMS Financial or propose any new business to be taken up at a meeting notify its secretary in writing not less than 30 nor more than 60 days prior to any such annual meeting; provided, if less than 30 days’ notice is given of the meeting, notification would be timely if delivered to FMS Financial no later than the 10th day following the day on which notice of the meeting was given. The notification must contain information regarding:

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•	the name, business and residential address, age, principal employment and FMS Financial stock ownership of the nominee;

•	any other information regarding the nominee that would be required to be included in a solicitation of proxies for the election of such nominee; and

•

the name, address as it appears on FMS Financial’s books and FMS Financial stock ownership of the stockholder submitting the nomination and, to the extent known, of any other stockholder supporting such nominee.

Beneficial Mutual Bancorp. Nominations for director by stockholders must be made in writing and be delivered to the Secretary of Beneficial Mutual Bancorp at least 30 days prior to the annual meeting. However, in the event less than 40 days’ notice or prior public announcement of the date of the annual meeting is given, notice of a nomination may be made not later than the close of business on the 10th day following the day on which notice was mailed. New business proposals by stockholders are also subject to these deadlines. Proposals for new business must set forth a brief description of the proposal as well as certain other additional information.

Amendments to the Certificate of Incorporation or Charter

FMS Financial. Except with respect to the provisions regarding the company’s capital structure and general provisions regarding such matters as powers and principal office, which require approval by the board of directors and the holders of a majority of the company’s outstanding shares entitled to vote, amendments to existing provisions of FMS Financial’s certificate of incorporation, including with respect to such matters as the board of directors, limitation of liability and indemnification, lack of preemptive rights and cumulative voting, stockholder meetings and proposals and stockholder approval of business combinations, require approval of at least 80% of the shares outstanding and entitled to vote.

Beneficial Mutual Bancorp. Beneficial Mutual Bancorp’s charter provides that no amendment may be made unless first proposed by the board of directors, approved by a majority vote of the shares eligible to be cast and approved or pre-approved by the Office of Thrift Supervision.

Amendments to Bylaws

FMS Financial. Amendments to FMS Financial’s bylaws may be made by either the board of directors or by the affirmative vote of at least 80% of the outstanding shares of its stock entitled to vote.

Beneficial Mutual Bancorp. Beneficial Mutual Bancorp’s bylaws may be amended by a majority vote of the board of directors or by a majority vote of the votes cast by stockholders at any legal meeting and upon receipt of any requisite regulatory approval.

Limited Liability

FMS Financial. FMS Financial’s certificate of incorporation provides that its officers and directors are not liable to FMS Financial or its stockholders except to the extent of any act or omission:

•	in breach of the party’s duty of loyalty to FMS Financial and its stockholders;

•	not in good faith or involving a knowing violation of law; or

•	resulting in receipt by such party of an improper personal benefit.

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Beneficial Mutual Bancorp. Neither the charter nor the bylaws of Beneficial Mutual Bancorp included any similar provision.

Indemnification

FMS Financial. FMS Financial’s certificate of incorporation provides that it will indemnify officers, directors, employees and agents although the extent to which it will indemnify depends on the type of action involved. In the case of a derivative suit, FMS Financial will indemnify the party for expenses actually and reasonably incurred by the party in connection with the defense or settlement of a proceeding (excluding settlement amounts) provided that the party is (i) successful on the merits or otherwise or (ii) it is determined that the party acted in good faith in the transaction that is the subject of the action and in a manner the party reasonably believed to be in, or not opposed to, the best interests of FMS Financial. No indemnification will be paid in the event the party is found liable to FMS Financial unless the court further finds that the party is fairly and reasonably entitled to indemnification.

In the case of non-derivative actions, an indemnified party will be reimbursed for amounts actually and reasonably incurred including expenses, amounts paid in settlement, judgments and fines and penalties provided the same standard is met as for derivative actions.

Beneficial Mutual Bancorp. Beneficial Mutual Bancorp’s bylaws also provide for indemnification to the fullest extent permissible by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of FMS Financial or Beneficial Mutual Bancorp pursuant to the foregoing provisions, or otherwise, the companies have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Special Stockholders’ Meetings

FMS Financial. Special meetings of FMS Financial’s stockholders may be called at any time by the chairman of the board, the president or a majority of its board of directors. Stockholders do not have the right to call special meetings.

Beneficial Mutual Bancorp. The bylaws provide that generally special meetings of stockholders may be called at any time by the president, a majority of the board of directors or upon request of the holders of not less than one-tenth of the outstanding shares. However, the charter provides that special meetings of stockholders relating to changes in control or amendments to the charter may only be called at the direction of the board of directors.

Anti-Takeover Matters and Required Stockholder Votes

In addition to the classification of their boards of directors (as discussed above under “Board of directors”), both FMS Financial’ and Beneficial Mutual Bancorp’s governing documents and applicable corporation law contain provisions that may be considered to be “anti-takeover” in nature because they may have the effect of discouraging or making more difficult the acquisition of control over the respective company by means of a hostile tender offer, exchange offer, proxy contest or similar transaction.

FMS Financial. FMS Financial’s certificate of incorporation provides that unless exempted by board resolution, FMS Financial may not engage in business combinations, including mergers,

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dispositions of 10% or more of its assets, issuances of shares of stock or other specified transactions, with a “related person” or an affiliate of a related person unless certain criteria specified therein are met. These criteria include approval by an 80% supermajority vote of the stockholders and a majority vote of stockholders other than the interested stockholders unless the transaction has received the prior approval of a majority of the “continuing directors” at a meeting at which two-thirds of the “continuing directors” are present. A continuing director is defined in the certificate of incorporation to be any member of the board who is unaffiliated with the related party and was a member of the board of directors prior to the date the related person became a related person.

In addition, FMS Financial’s certificate of incorporation provides that, when evaluating any tender or exchange offer for FMS Financial’s securities, offer to merge or consolidate the company, or offer to purchase or otherwise acquire all or substantially all of its assets or properties, the board of directors, in determining what is in the best interest of the company and its stockholders, shall consider all relevant factors, including, but not limited to, the social and economic effects of acceptance of such an offer on:

•	FMS Financial’s present and future customers and employees and those of its subsidiaries; and

•	the communities in which it and its subsidiaries operate or are located.

The board shall also consider the business and financial condition and prospects of the acquiring party as well as the competence, experience and integrity of the party and its management.

Another potential “anti-takeover” provision in FMS Financial’s certificate of incorporation is the authorization to issue additional shares of common and preferred stock. With respect to the preferred stock, the board of directors may authorize the issuance of such shares with such terms and conditions as it may establish without having to seek further stockholder approval. As a general matter, the existence of unissued and unreserved shares of capital stock provides a board of directors with the ability to cause the issuance of shares of capital stock under circumstances that might prevent or render more difficult or costly the completion of a takeover by diluting the voting or other rights of any proposed acquiror, by creating a substantial voting block in institutional or other hands that might undertake to support the position of a board of directors, or by effecting an acquisition that might complicate or preclude a takeover.

Beneficial Mutual Bancorp. Beneficial Mutual Bancorp’s charter includes a provision restricting any party from acquiring beneficial ownership of more than 10% of any equity security for a period of five years from the date of the completion of the minority stock offering. In the event shares in excess of that limit are acquired, such excess shares may not be voted or counted as voting shares in connection with any matters submitted to a vote of stockholders.

While Beneficial Mutual Bancorp does not have any similar provision requiring the board to consider certain non-price factors in its evaluation of certain business combinations, like FMS Financial, it does have a substantial number of authorized shares that could be issued in the future without stockholder approval in most circumstances.

Inspection Rights

FMS Financial. The New Jersey Business Corporation Act provides that FMS Financial’s stockholders have the right to receive a copy upon request of the bylaws, minutes of the proceedings of the stockholders, annual statements of affairs and voting trust agreements on file at the company’s principal office. Further, FMS Financial stockholders who hold at least 5% of its outstanding stock or

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have been a stockholder for at least six months have the right to inspect and copy during usual business hours its books of account and stock ledger and to obtain upon request from the company a statement of its affairs.

Beneficial Mutual Bancorp. Beneficial Mutual Bancorp’s bylaws provide that it must prepare a list of stockholders eligible to vote in advance of any meeting of stockholders. Any stockholder of record is entitled to inspect such list during a 20 day period in advance of a meeting and at the meeting itself.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

AND NOMINATIONS TO FMS FINANCIAL

FMS Financial would hold an annual meeting of stockholders in 2008 only if the merger is not consummated. In order to be considered for inclusion in FMS Financial’s proxy statement for any such annual meeting, all stockholder proposals must be submitted to the Secretary of FMS Financial at its offices at 3 Sunset Road, P.O. Box 397, Burlington, New Jersey 08016, on or before _____________, 2007. Under the Certificate of Incorporation, stockholder proposals not included in FMS Financial’s proxy statement, in order to be considered for possible action by stockholders at the 2008 annual meeting of stockholders (if any is held), must be submitted to the Secretary of FMS Financial, at the address set forth above by ________, 2008. In addition, stockholder proposals must meet other applicable criteria set forth in the Certificate of Incorporation of FMS Financial in order to be considered at any such 2008 annual meeting.

MISCELLANEOUS

A copy of FMS Financial’s Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the SEC, will be provided on written request without charge to any stockholder whose proxy is being solicited by the board of directors. The written request should be directed to: Mr. Thomas M. Topley, Secretary, FMS Financial Corporation, 3 Sunset Road, Burlington, New Jersey 08016.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one proxy statement-prospectus to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report or proxy statements, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

LEGAL MATTERS

The validity of the shares of Beneficial Mutual Bancorp common stock to be issued in connection with the merger will be passed upon for Beneficial Mutual Bancorp by Muldoon Murphy & Aguggia LLP, Washington, DC. The federal tax consequences of the merger have been opined upon by Muldoon Murphy & Aguggia LLP, Washington, DC. Certain legal matters will be passed upon for FMS Financial and Farmers & Mechanics Bank by Malizia Spidi & Fisch, PC, Washington, DC.

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Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BENEFICIAL SAVINGS BANK MHC

BENEFICIAL MUTUAL BANCORP, INC.

AND

BENEFICIAL MUTUAL SAVINGS BANK

AND

FMS FINANCIAL CORPORATION

AND

FARMERS AND MECHANICS BANK

DATED AS OF OCTOBER 12, 2006

		Page

9.7	Severability	62
9.8	Specific Performance	63
9.9	No Reliance	63
9.10	Further Assurances	63

EXHIBITS
Exhibit A	Corporate Merger Agreement
Exhibit B	Mid-Tier Merger Agreement
Exhibit C	Bank Merger Agreement
Exhibit D	Form of Voting Agreement
Exhibit E	Form of Affiliate’s Letters
Exhibit F	Directors and Officers of Bancorp

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 12, 2006, by and among Beneficial Savings Bank, MHC, a federally chartered mutual holding company, Beneficial Mutual Bancorp, Inc., a federally chartered mid-tier holding company and wholly owned subsidiary of Beneficial MHC, Beneficial Mutual Savings Bank, a Pennsylvania-chartered savings bank and wholly owned subsidiary of Bancorp, FMS Financial Corporation, a New Jersey chartered corporation and savings and loan holding company, and Farmers and Mechanics Bank, a federally chartered savings bank and wholly owned subsidiary of FMS.

RECITALS

WHEREAS, the respective Boards of Directors of Beneficial MHC, Bancorp, BMSB, FMS and FMB have determined that it is in the best interest of their respective companies and shareholders or depositors, as the case may be, to consummate the business combination transactions provided for herein, subject to the terms and conditions set forth herein;

WHEREAS, FMS will merge with and into Merger Corp., a federally chartered interim corporation to be formed as a subsidiary of Bancorp, with Merger Corp. being the surviving entity and simultaneously with, or as soon thereafter as practicable, Merger Corp. will be merged with and liquidated into Bancorp;

WHEREAS, FMB will merge with and into BMSB with BMSB as the surviving entity;

WHEREAS, all of the directors and executive officers of FMS have agreed, in their capacity as shareholders of FMS, to vote their shares of FMS Common Stock in favor of this Agreement pursuant to separate voting agreements (in the form attached as Exhibit D hereto);

WHEREAS, the Merger will be conducted immediately following a Minority Stock Offering by Bancorp; and

WHEREAS, the transactions provided herein are subject to various regulatory approvals and other conditions specified herein.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that:

ARTICLE I
DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

Acquisition .  “Acquisition” shall mean any of the following involving FMS or FMB on the one hand, or Beneficial MHC, Bancorp or BMSB on the other hand, other than the Merger and the Minority Stock Offering:

(a)      any merger, consolidation, share exchange, business combination or other similar transaction;

(b)      any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 24.9% or more of assets in a single transaction or series of related transactions, excluding from this calculation any such transactions undertaken in the ordinary course of business and consistent with past practice;

(c)      any sale of 24.9% or more of the outstanding shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or an agreement or instrument evidencing, the right to acquire capital stock);

(d)      the filing of an acquisition application (or the giving of acquisition notice), whether in draft or final form, under HOLA or under any other applicable Law with respect to it;

(e)      any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 24.9% or more of the then outstanding shares of capital stock; or

(f)      any public announcement of a proposal, plan or intention to do any of the foregoing.

Acquisition Proposal ..  “Acquisition Proposal” shall mean the making of any proposal by any Person concerning an Acquisition.

Affiliate .  “Affiliate” shall mean, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first Person, including without limitation all directors and executive officers of the first Person.

Affiliate Letter ..  “Affiliate Letter” shall mean a letter from each Affiliate of FMS substantially in the form of Exhibit E attached to this Agreement.

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Agreement .  “Agreement” shall mean this Agreement and Plan of Merger, together with the Exhibits attached hereto and together with the Disclosure Schedules, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

Bancorp .  “Bancorp” shall mean Beneficial Mutual Bancorp, Inc., a federally chartered mid-tier holding company and wholly owned subsidiary of Beneficial Savings Bank MHC.

Bancorp Common Stock ..  “Bancorp Common Stock” shall mean the common stock, $1.00 par value per share of Bancorp.

Bancorp Disclosure Schedule ..  “Bancorp Disclosure Schedule” shall mean the disclosure schedule, dated the date of this Agreement, delivered by Bancorp to FMS contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

Bancorp Subsidiaries ..  “Bancorp Subsidiaries” shall mean BMSB, a wholly-owned subsidiary of Bancorp, and the following wholly-owned subsidiaries of BMSB: Beneficial Investment Center, LLC, Neumann Corporation, Beneficial Insurance Services, LLC and BSB Union Corporation, which constitute all of the direct and indirect subsidiaries of Bancorp.

Beneficial MHC ..  “Beneficial MHC” shall mean Beneficial Savings Bank MHC, a federally chartered mutual holding company.

BMSB .  “BMSB” shall mean Beneficial Mutual Savings Bank, a Pennsylvania-chartered savings bank headquartered in Philadelphia, Pennsylvania, which is a wholly owned subsidiary of Bancorp.

Buildings .  “Buildings” shall mean all buildings, fixtures, structures and improvements (including without limitation stand-alone automated teller machines or similar devices) used by a Person or an Affiliate and located on the Person’s Real Estate.

CERCLA .  “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may be in effect from time to time.

Closing .  “Closing” shall mean the conference to be held at 9:00 a.m., Eastern Time, on the Closing Date at the offices of Muldoon Murphy & Aguggia LLP, 5101 Wisconsin Avenue, NW, Washington, DC 20016, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

Closing Date.  “Closing Date” shall mean the date of the Effective Time or such other date as the parties may mutually agree to in writing.

Code .  “Code” shall mean the Internal Revenue Code of 1986, as amended, as the same may be in effect from time to time.

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Contracts .  “Contracts” shall mean all of the contracts, agreements, leases, relationships and commitments, written or oral, to which the relevant Person is a party or by which it is bound.

Control .  “Control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  “Control,” as used with respect to securities or other property, shall mean the power to exercise or direct the exercise of any voting rights associated therewith, or the power to dispose or direct the disposition thereof, or both.

Disclosure Schedules ..  “Disclosure Schedules” shall mean the FMS Disclosure Schedule and the Bancorp Disclosure Schedule.

Employee Benefit Plans ..  “Employee Benefit Plans” shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, deferred compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of the relevant Person.

Environmental Claim ..  “Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence, or release into the environment, of any Hazardous Materials at any location, whether or not owned by a Person or any of its Subsidiaries; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

Environmental Laws ..  “Environmental Laws” shall mean all federal, state, local or foreign statutes, Laws, rules, ordinances, codes, policies, guidelines, and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

Environmental Permits ..  “Environmental Permits” shall mean environmental, health and safety permits and governmental authorizations necessary for their operations of a Person under Environmental Laws.

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Equipment .  “Equipment” shall mean all equipment, boilers, furniture, fixtures, motor vehicles, furnishings, office equipment, computers and other items of tangible personal property owned by the relevant Person which are either presently used, or are used on the Closing Date, by the relevant Person in the conduct of its business.

ERISA .  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, as the same may be in effect from time to time.

FDIA .  “FDIA” shall mean the Federal Deposit Insurance Act, as the same my be in effect from time to time.

FDIC .  “FDIC” shall mean the Federal Deposit Insurance Corporation.

FHLB of New York ..  “FHLB of New York” shall mean the Federal Home Loan Bank of New York.

FHLB of Pittsburgh ..  “FHLB of Pittsburgh” shall mean the Federal Home Loan Bank of Pittsburgh.

FMB .  “FMB” shall mean Farmers and Mechanics Bank, a federally chartered stock savings bank headquartered in Burlington, New Jersey.

FMS .  “FMS” shall mean FMS Financial Corporation, a New Jersey chartered corporation headquartered in Burlington, New Jersey, which is registered as a unitary savings and loan holding company under HOLA and the rules and regulations of the OTS promulgated thereunder.

FMS Common Stock ..  “FMS Common Stock” shall mean all of the authorized shares of common stock, $.10 par value per share, of FMS.

FMS Disclosure Schedule ..  “FMS Disclosure Schedule” shall mean the disclosure schedule, dated the date of this Agreement, delivered by FMS to Bancorp contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

FMS Executives ..  “FMS Executives” shall mean the individuals who serve as executive officers of FMS or FMB.

FMS Existing Indebtedness ..  “FMS Existing Indebtedness” shall mean all Indebtedness of FMS and the FMS Subsidiaries, all of which is listed on the FMS Disclosure Schedule.

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FMS Existing Liens ..  “FMS Existing Liens” shall mean all Liens affecting any of the assets and properties of FMS or any FMS Subsidiary (except for Liens for current taxes not yet due and payable, pledges to secure deposits and such imperfections of title, easements and other encumbrances, if any, as do not materially detract from the value of or substantially interfere with the present use of the property affected thereby), all of which are listed and briefly described on the FMS Disclosure Schedule.

FMS Existing Litigation ..  “FMS Existing Litigation” shall mean all pending or, to the Knowledge of FMS, threatened claims, suits, audit inquiries, charges, workers compensation claims, litigation, arbitrations, proceedings, governmental investigations, citations and actions of any kind against FMS or any FMS Subsidiary, or affecting any assets or the business of FMS or any FMS Subsidiary, all of which are listed and briefly described on the FMS Disclosure Schedule.

FMS Existing Plans ..  “FMS Existing Plans” shall mean all Employee Benefit Plans of FMS and the FMS Subsidiaries including any tax-qualified Benefit Plans of such entities that have been terminated since December 31, 2004, all of which are listed on the FMS Disclosure Schedule.

FMS Meeting.  “FMS Meeting” shall mean the special or annual meeting of the FMS Shareholders for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement, and for such other purposes as may be necessary or desirable.

FMS Real Estate ..  “FMS Real Estate” shall mean the parcels of real property identified in the legal descriptions set forth in the FMS Disclosure Schedule.

FMS Shareholders ..  “FMS Shareholders” shall mean all Persons owning shares of FMS Common Stock on the relevant date of inquiry.

FMS Stock Option Plan ..  “FMS Stock Option Plan” shall mean the FMS Financial Corporation Stock Option Plan.

FMS Stock Options ..  “FMS Stock Options” shall mean all options to purchase shares of FMS Common Stock granted pursuant to the FMS Stock Option Plan that are outstanding as of the relevant time of inquiry, whether or not such options are exercisable prior to the Effective Time.

FMS Subsidiaries ..  “FMS Subsidiaries” shall mean those Subsidiaries of FMS listed on the FMS Disclosure Schedule pursuant to Section 4.1(c) of this Agreement.

Fraction Payment ..  “Fraction Payment” shall mean any cash paid for fractional share interests paid pursuant to Section 2.6(c) of this Agreement.

Hazardous Materials ..  “Hazardous Materials” shall mean:  (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs) and radon gas; (b) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes, restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any governmental authority.

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HOLA .  “HOLA” shall mean the Home Owners’ Loan Act, as the same may be in effect from time to time, including the rules and regulations of the OTS promulgated thereunder.

Indebtedness .  “Indebtedness” shall mean all liabilities or obligations (except deposit accounts) of the relevant Person, whether primary or secondary, absolute or contingent: (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of the relevant Person.

Investment Securities ..  “Investment Securities” shall mean all investment securities of the relevant Person permitted to be held by the relevant Person under Law.

IRS .  “IRS” shall mean the United States Internal Revenue Service.

Knowledge .  “Knowledge” of a Person shall mean, for purposes of this Agreement, when any fact or matter is stated to be “to the Knowledge” of that Person or words of similar import, the actual knowledge of the existence or nonexistence of such fact or matter by the executive officers and the Person and its Subsidiaries.

Law .  “Law” shall mean any federal, state, local or other law, rule, regulation, policy or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder by any regulatory agencies or other Persons.

Lien .  “Lien” shall mean, with respect to any asset: (a) any mortgage, pledge, lien, charge, claim, restriction, reservation, condition, easement, covenant, lease, encroachment, title defect, imposition, security interest or other encumbrance of any kind; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

Material Adverse Effect ..  “Material Adverse Effect” shall mean any change or effect that is or is reasonably likely to be materially adverse to the financial condition or results of operations of the relevant Person and its Subsidiaries, taken as a whole or that would reasonably be expected to materially and adversely affect the ability of the relevant Person to consummate the transactions contemplated in this Agreement or to perform their material obligations hereunder; provided, however, that “Material Adverse Effect” shall not be deemed to include (i) the impact of actions or omissions of a Party taken with the prior written consent of the other in contemplation of the transactions contemplated by this Agreement, (ii) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings institutions industries, (iii) changes in generally accepted accounting principles, (iv) expenses incurred in connection with this Agreement and the Merger including payments to be made pursuant to employment and severance agreements and the termination of other benefit plans, or (v) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions including changes in interest rates.

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Material Contract ..  “Material Contract” shall mean any Contract of a Person or any of its subsidiaries which constitutes:

(a)      a lease of, or agreement to purchase or sell, any capital assets involving in excess of $25,000 as to any asset or $100,000 in the aggregate;

(b)      any management, consulting, employment, personal service, severance, agency or other contract or contracts providing for employment or rendition of services and which: (i) are in writing, or (ii) create other than an at will employment relationship; or (iii) provide for any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation;

(c)      any agreements or notes evidencing any Indebtedness;

(d)      a power of attorney (whether revocable or irrevocable) given to any other person by the Person that is in force;

(e)      an agreement by the Person not to compete in any business or in any geographical area;

(f)      an agreement restricting the Person’s right to use or disclose any information in its possession;

(g)      a partnership, joint venture or similar arrangement;

(h)      a license involving payments in excess of $10,000;

(i)      an agreement or arrangement with any Affiliate which is not a Subsidiary;

(j)      an agreement for data processing services;

(k)      any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or other regulatory order or decree with or by the SEC, OTS, FDIC, P.D.B. or any other regulatory authority; or

(l)      any other agreement or set of related agreements or series of agreements which: (i) involve an amount in excess of $25,000 on an annual basis or $100,000 in the aggregate; or (ii) is not in the ordinary course of business of the Person or any Subsidiary of the Person.

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Merger .  “Merger” shall mean collectively the Corporate Merger, the Mid-Tier Merger, the Bank Merger and any other mergers by interim corporate entities necessary to effectuate the transactions contemplated by this Agreement.

Merger Corp. “Merger Corp.” shall mean a federally chartered corporation to be formed by Bancorp for the purpose of effecting the transactions contemplated by this Agreement.

N.J.S.A.   “N.J.S.A.” shall mean the New Jersey Statutes Annotated.

OTS .  “OTS” shall mean the Office of Thrift Supervision, United States Department of the Treasury, or any successor agency.

Permits .  “Permits” shall mean all licenses, permits, approvals, franchises, qualifications, permissions, agreements, orders and governmental authorizations required for the conduct of the business of the relevant Person.

Permitted Liens ..  “Permitted Liens” shall mean those FMS or FMB Existing Liens which are expressly noted as Permitted Liens on a Disclosure Schedule.

Person .  “Person” shall mean a natural person, corporation, bank, trust, partnership, association, governmental entity, agency or branch or department thereof, or any other legal entity.

P.D.B.   “P.D.B.” shall mean the Pennsylvania Department of Banking.

Proxy Statement ..  “Proxy Statement” shall mean the proxy statement of FMS to be filed with the SEC and to be distributed to the FMS Shareholders in connection with the FMS Special Meeting and the approval of the Merger by the FMS Shareholders and which shall also constitute a prospectus with respect to the shares of Bancorp Common Stock to be issued in the Merger.

Registration Statement ..  “Registration Statement” shall mean a registration statement on Form S-1 (or other appropriate form) to be filed under the Securities Act by Bancorp in connection with the Merger for purposes of registering the shares of Bancorp Common Stock to be issued in the Merger pursuant to this Agreement and in connection with the Minority Stock Offering for purposes of registering the shares of Bancorp Common Stock to be issued in the Minority Stock Offering.

Regulatory Approvals ..  “Regulatory Approvals” shall mean all of the approvals which are conditions precedent to consummating the Merger and the Minority Stock Offering, as specified in Section 7.1(c) of this Agreement.

Release .  “Release” shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

SEC .  “SEC” shall mean the United States Securities and Exchange Commission.

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Securities Act ..  “Securities Act” shall mean the Securities Act of 1933, as amended, as the same may be in effect from time to time.

Subsidiary .  “Subsidiary” shall mean any corporation, financial institution, joint venture, partnership, limited liability company, trust or other business entity: (i) 25% or more of any outstanding class of whose voting interests is directly or indirectly owned by the relevant Person, or is held by it with power to vote; (ii) the election of a majority of whose directors, trustees, general partners or comparable governing body is controlled in any manner by the relevant Person; or (iii) with respect to the management or policies of which the relevant Person has the power, directly or indirectly, to exercise a controlling influence.  Subsidiary shall include an indirect Subsidiary of the relevant Person which is controlled in any manner specified above through one or more corporations or financial institutions which are themselves Subsidiaries.

Other Defined Terms.  The following additional terms are defined in the specific Section to which they relate:

TERM	SECTION
Acquisition Agreement	8.1(k)
Bank Merger	2.2(b)
Bancorp Proposal	6.2(b)
Bancorp Reports	5.9(a)
Benchmark Price	8.3(d)
Cash Consideration	2.5(a)(i)
Cash Conversion Number	2.5(b)(i)
Cash Election	2.5(d)(iii)
Cash Election Number	2.5(d)(iii)
Cash Election Shares	2.5(d)(iii)
Cash Proration Factor	2.5(e)(ii)
Certificates	2.5(d)(ii)
COBRA	3.12(d)
Corporate Merger	2.2 (a)
Costs	8.2(c)
Disclosure Schedule Change	3.2(d)
Effective Time	2.1
Election Deadline	2.5(d)(ii)
Election Form	2.5(d)(i)
Exchange Agent	2.6(a)
Exchange Fund	2.6(e)
Exchange Ratio	2.5(a)(ii)
Bancorp Reports	5.9
FMS Approvals	4.1(a)
FMS Reports	4.8
Indemnified Parties	3.5(a)
Minority Stock Offering	2.9(a)
Mixed Election	2.5(d)(iii)
Merger Consideration	2.5(a)
Non-Election	2.5(d)(iii)
Non-Election Shares	2.5(d)(iii)
Non-Election Proration Factor	2.5(e)(ii)
Representative	2.5(d)(i)
Shortfall Number	2.5(e)(ii)
Special Payment	8.3(a)
Special Payment Event	8.3(a)
Stock Consideration	2.5(a)(ii)
Stock Conversion Number	2.5(b)(ii)
Stock Election	2.5(d)(iii)
Stock Election Number	2.5(d)(iii)
Stock Election Shares	2.5(d)(iii)
Stock Proration Factor	2.5(e)(i)
Superior Proposal	6.2(a)

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ARTICLE II
THE MERGER

2.1          The Merger.   This Agreement provides for the merger of FMS with and into Merger Corp., whereby the stock of FMS and Merger Corp. outstanding as of the Effective Time will be converted as described herein.  The consummation of the Merger shall be effected as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII of this Agreement.  The Merger shall become effective on the later of the date and time specified in Articles of Merger filed with the OTS and the date and time specified in the Certificate of Merger to be filed with the New Jersey Office of the Secretary of State pursuant to the N.J.S.A. The date and time on which the Merger shall become effective is referred to in this Agreement as the “Effective Time.”

2.2	Effect of the Merger.

(a)      The Corporate Merger.  FMS shall merge with and into Merger Corp. with Merger Corp. as the surviving entity (the “Corporate Merger”).  Merger Corp. and FMS shall enter into the Corporate Merger Agreement substantially in the form of Exhibit A attached hereto.  Immediately thereafter, Merger Corp. shall merge with and into Bancorp with Bancorp as the surviving entity in accordance with the Mid-Tier Merger Agreement substantially in the form of Exhibit B attached hereto.

(b)      FMB shall merge with and into BMSB with BMSB as the surviving institution (the “Bank Merger”).  The Bank Merger shall be effected pursuant to the Bank Merger Agreement substantially in the form of Exhibit C attached hereto.  As a result of the Bank Merger, the existence of FMB shall cease and BMSB shall be the surviving association and continue to existence as a savings bank under the laws of Pennsylvania.

(c)      Charter and Bylaws of Bancorp ..  The Charter of Bancorp as in effect immediately prior to the Effective Time shall be the Charter of Bancorp immediately after the Effective Time.  The Bylaws of Bancorp as in effect immediately prior to the Effective Time shall be the Bylaws of Bancorp immediately after the Effective Time.

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(d)      Directors and Officers of Bancorp ..  As of the Effective Time, the directors and officers of Bancorp shall be the directors and officers of Bancorp serving immediately prior the Effective Time, plus the current members of FMS’s Board appointed to Bancorp’s Board pursuant to Section 3.16.

2.3     Conversion of Shares Upon Merger ..     At the Effective Time, by virtue of the Merger and without any action on the part of Bancorp, FMS or holders of FMS Common Stock, the following shall occur:

(a)      FMS Common Stock.   Subject to Section 2.3(b) and Section 2.6(c), each share of FMS Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration, as defined and pursuant to Section 2.5.

(b)      FMS Common Stock Held by FMS ..  All shares of FMS Common Stock (other than shares of FMS Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties) that are (i) owned by FMS as treasury stock, or (ii) owned directly or indirectly by FMS or any of its wholly owned subsidiaries, shall be cancelled and no Merger Consideration or other consideration shall be delivered in exchange therefore.

2.4     FMS Stock Options.  Upon the satisfaction of all conditions set forth in Article VII of this Agreement, immediately prior to the Effective Time, each holder of an option that is outstanding under the FMS Stock Option Plan immediately prior to the Effective Time, whether or not the option is then exercisable, shall receive from FMS in cancellation of such option (such cancellation to be reflected in a written agreement) a cash payment in an amount determined by multiplying the number of shares of FMS Common Stock subject to option by such holder by an amount equal to the difference between the Cash Consideration and the per share exercise price of such option, net of any cash which must be withheld under federal and state income tax requirements.  Immediately thereafter, FMS shall cancel each such option.

2.5	Merger Consideration.

(a)     Subject to the provisions of this Section 2.5, each share of FMS Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.3(b)) shall be converted at the election of the holder thereof, subject to and in accordance with the procedures set forth in this Agreement, into:

(i)     the right to receive in cash from Bancorp, without interest, an amount equal to $28.00 (the “Cash Consideration”);

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(ii)     the right to receive from Bancorp that number of shares of Bancorp Common Stock equal to the Exchange Ratio (as defined below) (the “Stock Consideration”).  The “Exchange Ratio” shall be equal to 2.80; or

(iii)     the right to receive a combination of the foregoing in accordance with the procedures set forth in this Agreement.

“ Merger Consideration” means the Stock Consideration, the Cash Consideration or any combination thereof.

(b)     Maximum Conversion Numbers ..  Subject to adjustment pursuant to Section 2.5(c):  (i) the total number of shares of FMS Common Stock to be converted into the right to receive Cash Consideration for such shares (including any such shares subject to the cash portion of a Mixed Election (as defined below)), shall be 42.5% of the number of shares of FMS Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.3(b)) (the “Cash Conversion Number”); (ii) the total number of shares of FMS Common Stock to be converted into the right to receive Stock Consideration for such shares (including any such shares subject to the stock portion of a Mixed Election) shall be 57.5% of the number of shares of FMS Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.3(b)) (the “Stock Conversion Number”); and (iii) the maximum number of shares of Bancorp Common Stock which may be issued as Stock Consideration will be equal to the Exchange Ratio multiplied by the Stock Conversion Number and the maximum amount of cash which will be paid as Cash Consideration will be equal to the Cash Consideration multiplied by Cash Conversion Number.

(c)           Adjustments .

(i)      Adjustments To the Cash Conversion Number and the Stock Conversion Number Dependent Upon Minority Offering Appraisal ..  The Cash Conversion Number and Stock Conversion Number will be adjusted to ensure the OTS’ requirement that the percentage of Stock Consideration issued to FMS Shareholders as Merger Consideration is less than 50% of the amount of stock issued by Bancorp publicly in the Minority Stock Offering is satisfied.  In addition, to the extent necessary to maintain the aggregate pro forma tangible book value of the shares of Bancorp Common Stock to be issued in the Merger at not less than $65.609 million:  (A) the Cash Conversion Number will decrease to no lower than 35% of the number of shares of FMS Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.3(b)); and (B) the Stock Conversion Number will increase to no greater than 65% of the number of shares of FMS Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 2.3(b)).  For purposes of this provision, pro forma tangible book value per share shall be as disclosed in the final appraisal as approved by the OTS in connection with the Minority Stock Offering.

(ii)      Adjustment for Dilution and Other Matters ..  If, between the date of this Agreement and the Effective Time, each of the outstanding shares of FMS Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of FMS Common Stock the same economic effect as contemplated by this agreement prior to such event.

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(d)           Election Procedures.

(i)     All elections contemplated by Section 2.5(a) shall be made on a form designed for that purpose prepared by FMS and reasonably acceptable to Bancorp (an “Election Form”).  Holders of record of shares of FMS Common stock who hold such shares as nominees, trustees or in other representative capacities (“Representatives”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of FMS Common Stock held by each such Representative for a particular beneficial owner.

(ii)     The Election Form shall be mailed on the same date as the date on which the Proxy Statement is mailed to all holders of record of shares of FMS Common Stock as of the record date of the FMS Meeting.  Thereafter FMS and Bancorp shall each use its reasonable and diligent efforts to mail the Election Form to all persons who become record holders of shares of FMS Common Stock during the period between the record date for the Stockholders’ Meeting and 5:00 p.m., Eastern Time, on the day five (5) business days prior to the date of the FMS Meeting.  In order to be effective, an Election Form must be received by the Exchange Agent (as defined below), on or before 5:00 p.m., Eastern Time, on the business day prior to the FMS Meeting (the “Election Deadline”).  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more certificates theretofore representing FMS Common Stock (“Certificate(s)”) (or customary affidavits and, if required by Bancorp pursuant to Section 2.6(a), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of FMS Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine wither any election has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  All elections will be revocable unit the Election Deadline and thereafter shall be irrevocable.

(iii)     Each Election Form shall entitle the holder of shares of FMS Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”); (ii) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (iii) elect to receive the Cash Consideration with respect to some of such holder’s shares and the Stock Consideration with respect to such holder’s remaining shares (a “Mixed Election”), or (iv) make no election or indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”).  Shares of FMS Common Stock as to which a valid Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” The aggregate number of shares of FMS Common Stock as to which a valid Cash Election is made is referred to herein as the “Cash Election Number.”  Shares of FMS Common Stock as to which a valid Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.”  The aggregate number of shares of FMS Common Stock as to which a valid Stock Election is made is referred to herein as the “Stock Election Number.”  Shares of FMS Common Stock as to which a Non-Election is deemed in effect are referred to as “Non-Election Shares.”  All shares of FMS Common Stock of a holder whose properly completed Election Form is not received by the Exchange Agent prior to the Election Deadline shall be deemed to be Non-Election Shares.  If the Exchange Agent shall have determined that any purported election was not properly made, such purported election shall be deemed to be of no force and effect and the shares of FMS Common Stock subject to such purported election shall for purposes hereof be deemed to be Non-Election Shares.

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(e)          Proration Procedures.  As soon as practicable after the Election Deadline, Bancorp shall cause the Exchange Agent to effect the allocation among holders of FMS Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)     If the Stock Election Number exceeds the Stock Conversion Number, then:

(A)     all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and

(B)     each holder of Stock Election Shares shall have the right to receive:

(1)     the number of shares of FMS Common Stock equal to the product obtained by multiplying (a) the number of Stock Election Shares held by such holder by (b) the Exchange Ratio by (c) a fraction (rounded to four decimal places) the numerator of which is the Stock Conversion Number (as adjusted pursuant to Section 2.5(c)) and the denominator of which is the Stock Election Number (the “Stock Proration Factor”), and

(2)     cash in an amount equal to the product obtained by multiplying (a) the number of Stock Election shares held by such holder by (b) the Cash Consideration by (c) one minus the Stock Proration Factor.

Except as provided herein and except as may be required by Section 2.5(c)(ii), no other change shall be made with respect to the number of shares of Bancorp Common Stock that may be received in respect to shares of FMS Common Stock as to which a Stock Election has been made.

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(ii)     If the Stock Election Number is less than the Stock Conversion Number (as adjusted pursuant to Section 2.5(c)) (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)     if the Shortfall Number is less than or equal to the number of Non-Election Shares, then

(1)     all Cash Election Shares shall be converted into the right to receive the Cash Consideration; and

(2)     each holder of Non-Election Shares shall have the right to receive (a) the number of shares of Bancorp Common Stock equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction (rounded to four decimal places) the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (the “Non-Election Proration Factor”) and (b) cash in an amount equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Non-Election Proration Factor; or

(B)     if the Shortfall Number exceeds the number of Non-Election Shares, then:

(1)     all Non-Election Shares shall be converted into the right to receive the Stock Consideration; and

(2)     each holder of Cash Election Shares shall have the right to receive (a) the number of shares of Bancorp Common Stock equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction (rounded to four decimal places) the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the Cash Election Number (the “Cash Proration Factor”) and (b) cash in an amount equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Cash Proration Factor.

2.6           Exchange of FMS Common Stock.

(a)      Surrender of Certificates.  As soon as practicable after the Effective Time but in no event later than five (5) business days following the Effective Time a firm selected by Bancorp and reasonably acceptable to FMS (the “Exchange Agent”), pursuant to documentation reasonably acceptable to Bancorp and FMS consistent with the terms hereof, shall mail to each holder of record of a Certificate who did not previously submit a properly completed Election Form together with duly executed transmittal materials prior to the Election Deadline:

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(i)     a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent) to the Exchange Agent; and

(ii)     instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (in the form or forms determined in accordance with the provisions of Section 2.5).  Upon surrender of a Certificate for cancellation to the Exchange Agent) or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent), together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive, in exchange therfor, (i) a certificate evidencing the whole number of shares of Bancorp Common Stock into which the shares of FMS Common Stock theretofore represented by the Certificate so surrendered, shall have been converted pursuant to the provisions of Section 2.5, if any, plus (ii) a check for the aggregate amount of cash, without interest, which such holder would be entitled to receive pursuant to Section 2.5, if any, including any cash amount payable in lieu of fractional shares in accordance with Section 2.6(c).  Certificates so surrendered shall be cancelled.  Bancorp shall direct the Exchange Agent to make such deliveries within five (5) business days of the receipt of all required documentation.  If any Bancorp Common Stock to be exchanged for shares of FMS Common Stock is to be delivered in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition to the exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company or other financial institution acceptable to Bancorp having an office in the United States, and that the person requesting the payment shall either (a) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or (b) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.  From and after the Effective Time, there shall be no transfers on the stock transfer books of FMS of any shares of FMS Common Stock outstanding immediately prior to the Effective Time and any such shares of FMS Common Stock presented to the Exchange Agent shall be cancelled in exchange for the Merger Consideration payable with respect thereto as provided in Section 2.5 above.

(b)      Failure to Exchange FMS Common Stock ..  No dividends or other distributions declared after the Effective Time with respect to Bancorp Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Bancorp Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any holder until the holder of record shall surrender such Certificate.  Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to the Bancorp Common Stock represented by such Certificate.  All dividends or other distributions declared on or after the Effective Time with respect to the Bancorp Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Certificate not theretofore surrendered and exchanged for Bancorp Common Stock pursuant to this Section 2.6(b) shall be paid or delivered by Bancorp to the Exchange Agent, in trust, for the benefit of such holders.  All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed at the end of one (1) year from the Effective Time shall be repaid or redelivered by the Exchange Agent to Bancorp after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look only to Bancorp for payment or delivery of such dividends or distributions, as the case may be.  Any shares of Bancorp Common Stock or other consideration delivered or made available to the Exchange Agent pursuant to this Section 2.6(b) and not exchanged for Certificates within one (1) year after the Effective Time shall be returned by the Exchange Agent to Bancorp which shall thereafter act as exchange agent subject to the rights of holders of unsurrendered Certificates hereunder.

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(c)      Fractional Shares.  No certificates or scrip representing fractional shares of Bancorp Common Stock shall be issued upon the surrender or exchange of Certificates, no dividend or distribution of Bancorp shall relate to any fractional shares, and such fractional shares interests will not entitle the owner thereof to vote or assert any rights of a stockholder of Bancorp.  In lieu of any fractional share of Bancorp Common Stock, Bancorp shall cause to be paid to each holder of shares of FMS Common Stock who otherwise would be entitled to receive a fractional share of Bancorp Common Stock an amount of cash, rounded to the nearest cent (without interest), equal to the product of such fraction multiplied by the Cash Consideration.

(d)      Escheat .  Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of FMS Common Stock for any consideration delivered to a public official pursuant to applicable escheat or abandoned property laws.

(e)      Exchange Fund.  On the date the Effective Time occurs, Bancorp shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of FMS Common Stock, for exchange in accordance with the terms of this Agreement, an aggregate amount of cash, sufficient to pay the aggregate Cash Consideration payable pursuant to Section 2.5 of this Agreement (plus an additional amount of cash sufficient to cover amounts payable in lieu of any fractional shares of FMS Common Stock (“Election Fund”)).

(f)      Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Bancorp.  Any interest and other income resulting from such investments shall be paid to Bancorp.  In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, then Bancorp shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

2.7          Tax-Free Reorganization.  The parties intend that this Agreement be a plan of reorganization within the meaning of Section 368(a) of the Code and that the Merger be a tax-free reorganization under Section 368(a) of the Code to the extent that shares of FMS Common Stock are exchanged for shares of Bancorp Common Stock as described in this Agreement.  No party shall voluntarily take or cause to be taken any action which would disqualify the Merger as a tax-free reorganization under Section 368 of the Code.

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2.8          Reserved .

2.9          Minority Stock Offering.

In connection with the Merger and subject to the requirements of Section 6.3 of this Agreement, Bancorp will take all steps necessary to conduct an offering of shares of Bancorp Common Stock in accordance with the applicable regulations of the OTS (“Minority Stock Offering”).  Such shares shall be offered for sale at a price of $10.00 per share.  Following the Minority Stock Offering and the Merger, no more than 49% of the outstanding shares of Bancorp Common Stock shall be owned by parties other than Beneficial MHC.

Following the Minority Stock Offering and the Merger, Beneficial MHC will own at least 51% of Bancorp Common Stock issued and outstanding, and the Bancorp Common Stock issued in the Minority Stock Offering to parties other than Beneficial MHC and in the Merger to the former FMS Shareholders shall constitute up to 49% of the issued and outstanding shares of Bancorp Common Stock.

The amount of Bancorp Common Stock to be offered to parties other than Beneficial MHC will be determined so that the total of Bancorp Common Stock issued to parties other than Beneficial MHC in the Minority Stock Offering, plus shares of Bancorp Common Stock issued to FMS Shareholders in the Merger as well as shares reserved for options or the other future compensation programs for directors and employees of Bancorp and its Subsidiaries, would constitute less than 50% of the total Bancorp Common Stock issued and outstanding, and the balance would be owned by Beneficial MHC.

2.10       Alternative Structure ..  Notwithstanding anything in this Agreement to the contrary, Bancorp may specify (subject to FMS’s approval, which shall not be unreasonably withheld) that any of its or Beneficial MHC’s direct or indirect subsidiaries, and FMS and any of its direct or indirect subsidiaries shall enter into transactions other than those described in this Article II, in order to effect the purposes of this Agreement, and Bancorp and FMS shall take all action necessary and appropriate to effect, or cause to be affected, such transactions; provided, however, that (i) other than a change in structure required by a regulatory agency having jurisdiction over the transactions contemplated by this Agreement, no such specification shall materially and adversely affect the timing of the consummation of the transactions contemplated herein; or (ii) no such specifications shall materially and adversely affect the tax treatment or economic benefits of the Merger to the holders of FMS Common Stock or to Beneficial MHC, its members or Subsidiaries.

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ARTICLE III
OTHER AGREEMENTS

3.1          Confidentiality; Access.  The Confidentiality Agreement previously entered into between Bancorp and FMS shall remain in full force and effect.  Upon reasonable notice, each party shall afford to the other’s officers, employees, accountants, legal counsel and other representatives access, during normal business hours, to all of its and its Subsidiaries’ properties, books, contracts, commitments and records; provided that FMS shall have the right to redact any information from such materials which relates to assessments, analyses or discussions of a possible Acquisition engaged in by it prior to the date of this Agreement, or which, relates to matters or issues concerning its evaluation of the Merger or its obligations under this Agreement, or that would impair its Board of Directors’ ability to discharge its fiduciary duties.

3.2          Disclosure Schedules.

(a)     Contemporaneously with the execution and delivery of this Agreement, FMS is delivering to Bancorp the FMS Disclosure Schedule.  The FMS Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of FMS contained in this Agreement to the extent that such representations, warranties, covenants or agreements expressly refer to the FMS Disclosure Schedule.

(b)     Contemporaneously with the execution and delivery of this Agreement, Bancorp is delivering to FMS the Bancorp Disclosure Schedule.  The Bancorp Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of Bancorp contained in this Agreement to the extent that such representations, warranties, covenants or agreements expressly refer to the Bancorp Disclosure Schedule.

(c)     All capitalized terms used in the Disclosure Schedules shall have the definitions specified in this Agreement.  All descriptions or listings of documents contained in the Disclosure Schedules are qualified in their entirety by reference to the documents so described, true copies of which heretofore have been delivered or made available to the other.  Except as expressly stated to the contrary in the Disclosure Schedules, disclosure of a matter or document in a Disclosure Schedule shall not be deemed to be an acknowledgment that such matter is material or outside the ordinary course of business of the disclosing party.  Disclosure of any matter or event in any of the schedules included in Disclosure Schedule shall be deemed disclosure for purposes of any and all other schedules included therein without the need of specific cross reference or duplication, provided, however, that disclosure of an agreement or other document in a listing of agreements or documents without any summary or description of the substance thereof shall be deemed disclosure only for purposes of the schedule in which such agreement or other document is listed.

(d)      Updates .  At least 15 days prior to the Closing Date and immediately prior to the Closing Date, each party shall, to the extent a matter required to be reported occurs, update its Disclosure Schedule by written notice to the other to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described in the Disclosure Schedule.

3.3          Duties Concerning Representations ..  Each party to this Agreement shall: (a) to the extent within its control, use best efforts to cause all of its representations and warranties contained in this Agreement to be true and correct in all material respects at the Effective Time with the same force and effect as if such representations and warranties had been made on and as of the Effective Time; and (b) use best efforts to cause all of the conditions precedent set forth in Article VII of this Agreement to be satisfied.  Neither party shall take any action, nor agree to commit to take any action, which would or reasonably can be expected to: (i) adversely affect the ability of either Bancorp or FMS to obtain the Regulatory Approvals; (ii) adversely affect a party’s ability to perform its covenants or agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Article VII not being satisfied.

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3.4          Deliveries of Information; Consultation ..  From time to time prior to the Effective Time, and subject to the limitations on access rights under Section 3.1 of this Agreement and to the Confidentiality Agreement:

(a)      Deliveries .  FMS and Bancorp shall furnish promptly to the other: (i) a copy of each significant report, schedule and other document filed by or received by it or its Subsidiaries pursuant to the requirements of federal or state securities or banking Laws promptly after such documents are available; (ii) its consolidated monthly financial statements (as prepared in accordance with its normal accounting procedures) promptly after such financial statements are available; (iii) a summary of any action taken by its, or its Subsidiaries’, Boards of Directors, or any committee thereof; and (iv) all other significant information concerning it and its Subsidiaries’ business, properties and personnel as the other may reasonably request.

(b)      Consultation .  Representatives of FMS and Bancorp shall confer and consult with one another on a regular and frequent basis to report on operational matters and the general status of their respective ongoing business operations.

(c)      Regulatory Matters ..  Representatives of FMS and Bancorp shall discuss with one another any matters directly affecting them in which any state or federal regulator of FMS or Bancorp or any of their respective Subsidiaries, is involved.

(d)      Litigation .  FMS and Bancorp shall provide prompt notice to the other of any litigation, arbitration, proceeding, governmental investigation, citation or action of any kind which may be commenced, threatened or proposed by any Person concerning the legality, validity or propriety of the transactions contemplated by this Agreement.  If any such litigation is commenced against any party to this Agreement, the parties shall cooperate in all respects in connection with such litigation.

3.5           Directors’ and Officers’ Indemnification and Insurance .

(a)      Indemnification .  For a period of six (6) years following the Effective Time, Bancorp shall indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors or officers of FMS or FMB or any FMS Subsidiaries on or before the Effective Time (“Indemnified Parties”) with respect to liabilities and claims (and related expenses, including fees and disbursements of counsel) made against them resulting from their service as such prior to the Effective Time in accordance with and subject to the requirements and other provisions of the Certificate of Incorporation and Bylaws of FMS in effect as of the date hereof and applicable provisions of Law.

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(b)      Director and Officer Liability Insurance ..  Bancorp shall purchase or cause FMS to purchase and keep in force for a period of six (6) years following the Effective Time directors’ and officers’ liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by FMS’s and the FMB’s existing directors’ and officers’ liability insurance for acts or omissions occurring on or prior to the Effective Time.

(c)      Parties Benefited.  The provisions of this Section 3.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and shall survive the Effective Time and any merger, consolidation or reorganization of Bancorp.

3.6          Letter(s) of Accountants.  FMS shall use its best efforts to cause to be delivered to Bancorp a letter of Grant Thornton LLP, FMS’s independent auditors, and/or a letter of PricewaterhouseCoopers LLP, FMS’s former independent auditors, each dated a date within three (3) business days before the date on which the Registration Statement is declared effective, and each addressed to Bancorp, in form and substance reasonably satisfactory to Bancorp and each customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and proxy statements similar to the Proxy Statement.

3.7          Legal Conditions to Merger ..  Each party to this Agreement will: (a) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including making all filings and requests in connection with the Regulatory Approvals and furnishing all information required in connection therewith); (b) promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon any of them in connection with the Merger; and (c) take all reasonable actions necessary to obtain (and will cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private Person, required to be obtained by the parties to this Agreement in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

3.8          Stock Listings.  FMS shall use its reasonable best efforts to maintain the listing of FMS Common Stock on the Nasdaq Global Market through the Effective Time.

3.9          Announcements .  Subject to each party’s disclosure obligations imposed by Law, FMS and Bancorp will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect thereto prior to consultation with the other party.

3.10        Best Efforts.  Subject to the terms and conditions of this Agreement and subject to the fiduciary duties of the Board of Directors of each party, each of the parties agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary or advisable to consummate the transactions contemplated by this Agreement including, but not limited to, the Merger.

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3.11        Employee and Managerial Matters.

(a)      Employees .  FMB will continue to employ substantially all present employees who are employed without employment contracts as employees at will, subject to the determinations of FMB management and the FMB’s and Bancorp’s boards of directors.

(b)      Bancorp Executive Officers ..  Following the Effective Time, the Executive Officers of Bancorp shall be as set forth in Exhibit F.

(c)      Bonus and Retention Program ..  Officers and employees of FMB and/or FMS will be paid bonus and retention awards as disclosed on FMS Disclosure Schedule 3.11(c).

(d)      Employee Severance.  Employees of FMS and FMB who continue as employees after the Effective Time will be eligible to receive severance benefits on the terms set forth on FMS Disclosure Schedule 3.11(d).

3.12        Employee Benefit Matters.

(a)      FMS Defined Benefit Plan ..  The FMS Defined Benefit Plan shall continue, except to the extent inconsistent with Law, after the Merger for employees of FMB until such time as Bancorp’s Board of Directors elects to take alternative action.

(b)      Health and Welfare Benefits ..  After the Merger, Bancorp shall continue, except to the extent not consistent with Law, FMB’s health and welfare benefit plans, programs, insurance and policies until such time as Bancorp’s Board of Directors elects to take alternative action.

(c)      Replacement .  With respect to each employee and health and welfare benefit plan or program that replaces a FMS or FMB Existing Plan, for purposes of determining eligibility to participate and vesting, service with FMS or an Affiliate of FMS shall be treated as service with Bancorp; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.  Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements, and evidence of insurability requirements.  No pre-existing condition limitations will apply to any of FMB’s employees or their dependents who were participants in the FMS or FMB Existing Plans comparable to the plan in question at the Closing Date.  Each of the FMB’s continuing employees and their dependents shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been in accordance with the terms and conditions of the corresponding FMS Existing Plan.

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(d)      COBRA .  Until the Effective Time, FMS shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) with respect to each FMS qualifying beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) before the Effective Time.  Bancorp shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each FMS qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each FMS qualified beneficiary who incurs a qualifying event before the Effective Time.

(e)     As of the Effective Time, FMB employees that shall continue as Bancorp or BMSB employees immediately thereafter shall be eligible to participate in any employee stock ownership plan (“ESOP”) that is purchasing Bancorp Common Stock in the Minority Stock Offering or immediately thereafter, on the same basis as all other Bancorp or BMSB employees as of the Effective Time, and such FMB employees shall receive credit for employment service with FMB prior to the Effective Time in the same manner as other Bancorp or BMSB employees shall receive credit for employment service with Bancorp and BMSB prior to the Effective Time for purposes of eligibility to participate in such ESOP and the vesting of benefits under such ESOP.

(f)     As of the Effective Time, FMB employees that shall continue as Bancorp or BMSB employees immediately thereafter shall be eligible to participate in any tax-qualified defined contribution plan, including any 401k plan then maintained or thereafter established by Bancorp or BMSB on the same basis as all other Bancorp or BMSB employees employed as of the Effective Time, and such FMB employees shall receive credit for employment service with FMB prior to the Effective Time for purposes of eligibility to participate in such  plan and vesting of benefits under such plan.

3.13        Listing of Bancorp Common Stock ..  Bancorp shall use its best efforts to cause the shares of Bancorp Common Stock to be issued pursuant to this Agreement to be approved for listing on the Nasdaq Global Market subject to official notice of issuance, prior to the Effective Time.

3.14         Affiliates.  FMS shall use its best efforts to obtain and deliver to Bancorp on the date hereof a signed representation letter as to certain restrictions on resale substantially in the form of Exhibit E hereto from each executive officer and director of FMS and each stockholder of FMS who may be deemed an “affiliate” of FMS within the meaning of such term as used in Rule 145 under the Securities Act, and shall use best efforts to obtain and deliver to Bancorp a signed representation letter substantially in the form of Exhibit E from any person who becomes an executive officer or director of FMS or any stockholder who becomes such an “affiliate” after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five (5) business days after) such person achieves such status.

3.15         Disclosure Controls.  (a) Between the date of this Agreement and the Effective Time, FMS shall maintain disclosure controls and procedures that are effective to ensure that material information relating to FMS and FMS Subsidiaries is made known to the President and Chief Executive Officer and Chief Financial Officer of FMS to permit FMS to record, process, summarize and report financial data in a timely and accurate manner; (ii) such officers shall promptly disclose to FMS’ auditors and audit committee any significant deficiencies in the design or operation of internal controls which could adversely affect FMS’ ability to record process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in FMS’ internal controls; and (iii) FMS shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

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(b)     Between the date of this Agreement and the Effective Time, FMS shall, upon reasonable notice during normal business hours, permit Bancorp (a) to meet with the officers of FMS and any FMS Subsidiary responsible for the financial statements of FMS and each FMS Subsidiary and the internal control over financial reporting of FMS and each FMS Subsidiary to discuss such matters as Bancorp may deem reasonably necessary or appropriate concerning Bancorp’s obligations under Sections 302 and 906 of the Sarbanes-Oxley Act; and (b) to meet with officers of FMS and FMS Subsidiaries to discuss the integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to FMS and each FMS Subsidiary’s operations with the controls and procedures and internal control over financial reporting of Bancorp for purposes of assisting Bancorp in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Effective Time.  FMS shall, and shall cause its and each FMS Subsidiary’s respective employees and accountants to, fully cooperate with Bancorp in the preparation, documentation, review, testing and all other actions Bancorp deems reasonably necessary to satisfy the internal control certification requirements of Section 404 of the Sarbanes-Oxley Act.

(c)          Between the date of this Agreement and the Effective Time, Bancorp shall maintain an adequate internal control structure and procedures for financial reporting as required by the rules and regulations of the FDIC (12 C.F.R. Part 363).

3.16         Appointment to Bancorp Board of Directors ..  Bancorp shall, as of the Effective Time, cause Craig W. Yates and one other director to be designated by FMS and approved by Bancorp to be appointed to the Board of Directors of each of Bancorp, Beneficial MHC and BMSB.

3.17        Advisory Board.  Bancorp shall cause BMSB to create an advisory board (the “ Advisory Board”) to (a) assist in and advise with respect to integration of the operations of FMB with and into those of BMSB, and (b) advise with respect to the operations of BMSB.  Other than the directors identified in Section 3.16 above, BMSB will invite all current members of the Board of Directors of FMS who are members of such Board of Directors as of the Effective Time to serve on the Advisory Board.  The Advisory Board will have a term of one year and during the one-year term each Advisory director will earn an amount equal to the aggregate regular Board fees paid to a FMS Board member for service on both the FMS and FMB boards for the twelve month period immediately prior to the Effective Time.

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3.18        Meeting of FMS Shareholders.

(a)     FMS will promptly take all steps necessary to cause the FMS Meeting to be duly called, noticed, and held as soon as practicable after the Registration Statement is declared effective for the purpose of voting to approve this Agreement, the Merger and all matters related thereto.  FMS will use its best efforts to secure the required approval of its Shareholders.

(b)     FMS will prepare and file with the SEC a Proxy Statement as soon as reasonably practicable after the date of this Agreement.  FMS shall use reasonable best efforts to cause the Proxy Statement to be cleared for mailing as promptly as practicable after such filing.  FMS will cause to be mailed to its Shareholders a notice of the Meeting and the Proxy Statement as soon as practicable thereafter.  Each party to this Agreement will furnish to the other parties all information concerning itself as each such other party or its counsel may reasonably request and which is required or customary for inclusion in the Proxy Statement.

(c)     The Proxy Statement shall include the recommendation of the Board of Directors of FMS in favor of the Merger; provided, however, that if the Board of Directors of FMS shall, in good faith and after consulting with its legal counsel, determine that to make such a recommendation would be a violation of its fiduciary obligations under applicable Law, then the Board of Directors of FMS shall not be obligated to make any such recommendation.

3.19        Voting Agreement.  FMS shall use its best efforts to have Frances E. Yates enter into a Voting Agreement in the form attached hereto as Exhibit D as soon as practicable following the execution of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FMS

FMS hereby represents and warrants to Bancorp that:

4.1          Organization and Qualification; Subsidiaries ..

(a)     FMS is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is a registered savings and loan holding company under HOLA.  FMB is a federally chartered capital stock savings bank duly organized and validly existing under the HOLA.  The deposits of FMB are insured by the Deposit Insurance Fund of the FDIC to the extent provided by the FDIA, and FMB has paid all premiums and assessments required thereunder.  FMB is a member in good standing of the FHLB of New York.  Each of the other FMS Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation.  Each of FMS and the FMS Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“FMS Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the OTS and the FDIC, except where a failure to be so organized, existing and in good standing or to have such power, authority and FMS Approvals would not, individually or in the aggregate, have a Material Adverse Effect on FMS, and neither FMS nor any FMS Subsidiary has received any notice of proceedings relating to the revocation or modification of any FMS Approvals.

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(b)     Each of FMS and FMB is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing (or the equivalent thereof) in each jurisdiction where the character of the properties it owns, leases or operates or the nature of the activities it conducts make such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on FMS.

(c)     A true and complete list of all Subsidiaries of FMS (the “FMS Subsidiaries”), together with (i) FMS’s direct or indirect percentage ownership of each FMS Subsidiary; (ii) the jurisdiction in which the FMS Subsidiaries are incorporated; and (iii) a description of the principal business activities conducted by each FMS Subsidiary, is set forth in the FMS Disclosure Schedule.  FMS and/or one or more of the FMS Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the FMS Subsidiaries.  Except for the Subsidiaries identified in the FMS Disclosure Schedule, FMS does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 10% of the outstanding equity or voting securities of such entity.

4.2          Certificate of Incorporation and Bylaws ..  FMS heretofore has furnished to Bancorp a complete and correct copy of the Certificate of Incorporation or other chartering documents and Bylaws, as amended or restated, of FMS and of FMB.  Each such Certificate of Incorporation or other chartering document and Bylaws are in full force and effect.  Neither FMS nor FMB is in violation of any of the provisions of its Certificate of Incorporation or other chartering document or Bylaws.

4.3          Capitalization .  The authorized capital stock of FMS consists of 10,000,000 shares of FMS Common Stock and 5,000,000 shares of serial preferred stock.  As of the date of this Agreement, (a) 6,515,813 shares of FMS Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any FMS Shareholder, (b) 1,493,579 shares of FMS Common Stock are held in the treasury of FMS, (c) 31,000 shares of FMS Common Stock are subject to issuance pursuant to outstanding Stock Options, and (d) no shares of FMS Common Stock are reserved for future issuance pursuant to the FMS Stock Option Plan.  As of the date of this Agreement, no shares of FMS’s preferred stock are issued and outstanding.  Except as set forth in clauses (c) and (d) above, as of the date of this Agreement FMS has not granted any options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of FMS or FMB or obligating FMS or FMB to issue or sell any shares of capital stock of, or other equity interests in, FMS or FMB.  All shares of FMS Common Stock subject to issuance as described in the foregoing, upon issue on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive right of any FMS Shareholder.  Except as described in the FMS Disclosure Schedule, there are no obligations, contingent or otherwise, of FMS or FMB to repurchase, redeem or otherwise acquire any shares of FMS Common Stock or the capital stock of FMB or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in FMB or any other entity.  Each of the outstanding shares of capital stock of FMB is duly authorized, validly issued, fully paid and nonassessable, and such shares owned by FMS are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of FMS’ voting rights, charges or other encumbrances of any nature whatsoever.

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4.4          Authorization; Enforceability.  The execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by FMS are within the corporate power of FMS, and: (a) have been duly and validly authorized by the requisite vote of the Board of Directors of FMS; and (b) upon the approval of the FMS Shareholders and receipt of all Regulatory Approvals, shall be duly and validly authorized by all necessary corporate action.  This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by FMS or FMB will be, when executed and delivered by FMS and FMB, the valid and binding obligations of FMS and FMB, enforceable against each of them in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

4.5          No Violation or Conflict ..  Except as set forth in the FMS Disclosure Schedule, subject to the receipt of the Regulatory Approvals and the receipt of the approval of the FMS Shareholders, the execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by FMS do not and will not conflict with or result in a breach of any Law, the Certificate of Incorporation or Bylaws of FMS, or the Charter or Bylaws of FMB, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any FMS Existing Contract or any FMS Permit, or the creation of any Lien upon any of the properties or assets of FMS or FMB, in each case which would have a Material Adverse Effect on FMS.

4.6          Title to Assets; Leases ..  Except for the FMS Existing Liens, which are listed in the FMS Disclosure Schedule, Liens for current taxes not yet due and payable, pledges to secure deposits and such imperfections of title, easements and other encumbrances, if any, as do not materially detract from the value of or substantially interfere with the present use of the property affected thereby, FMS owns good and, with respect to real property, marketable title to the assets and properties which it owns or purports to own, free and clear of any and all Liens.  There is not, under any leases pursuant to which FMS or FMB leases from others real or personal property, any default by FMS, FMB or, to the best of FMS’s Knowledge, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default in each case which would have a Material Adverse Effect on FMS.

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4.7          Litigation .  Except as disclosed on the FMS Disclosure Schedule, (a) neither FMS nor FMB is subject to any material continuing order of, or written agreement or memorandum of understanding with, or, to the Knowledge of FMS, any continuing material investigation by the OTS or insurance authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease and desist or other orders of any savings and loan regulatory authority; (b) there is no claim, litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of FMS, proposed or threatened, against or relating to FMS or FMB, nor to the Knowledge of FMS is there any basis known for any such material action which could result in a Material Adverse Effect; (c) there are no actions, suits or proceedings pending or, to the knowledge of FMS, proposed or threatened, against FMS by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement; and (d) there are no uncured material violations or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to FMS or FMB as a result of an examination by any regulatory authority which could result in a Material Adverse Effect.

4.8          Securities and Banking Reports; Books and Records .

(a)     Since December 31, 2003, FMS and FMB have filed all reports, registration statements, definitive proxy statements and prospectuses, together with any amendments required to be made with respect thereto, that were and are required to be filed under the Securities Act, Exchange Act or any other Law with: (i) the SEC; (ii) the OTS; (iii) the FHLB of New York; (iv) the FDIC; and (v) any other applicable state securities or savings and loan authorities (all such reports, statements and prospectuses are collectively referred to herein as the “FMS Reports”).  When filed, each of the FMS Reports complied as to form and substance in all material respects with the requirements of applicable Laws.

(b)     Each of the consolidated audited financial statements and consolidated unaudited interim financial statements (including, in each case, any related notes thereto) of FMS included in the FMS Reports filed with the SEC have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to consolidated unaudited interim statements as permitted by SEC Form 10-Q) and each fairly presents the consolidated financial condition of FMS as of the respective dates thereof and the consolidated income, equity and cash flows for the periods then ended, subject, in the case of the consolidated unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

(c)     The minute books of FMS and FMB contain accurate and complete records of all meetings and actions taken by written consent by their respective shareholders and Boards of Directors (including all committees of such Boards), and all signatures contained therein are the true signatures of the Persons whose signatures they purport to be.  To the Knowledge of FMS, the share transfer books of FMS are correct, complete and current in all respects.  Except as set forth in the FMS Disclosure Schedule, the accounting books and records of FMS: (i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; and (iii) have recorded therein all the properties and assets and liabilities of FMS.

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4.9          Absence of Certain Changes ..  Except as set forth in the FMS Disclosure Schedule or otherwise provided in this Agreement, since June 30, 2006 there has not been any:

(a)     change in the financial condition, properties, business or results of operations of FMS or FMB having a Material Adverse Effect on FMS;

(b)     damage, destruction or loss (whether or not covered by insurance) with respect to any assets of FMS or FMB having a Material Adverse Effect on FMS;

(c)     transactions by FMS or FMB outside the ordinary course of their respective businesses or inconsistent with past practices, except for the transactions contemplated by this Agreement;

(d)     except for regular quarterly cash dividends of $0.03 per share on FMS Common Stock with usual record and payment dates, declaration or payment or setting aside the payment of any dividend or any distribution in respect of the capital stock of FMS or, except as set forth on the FMS Disclosure Schedule, any direct or indirect redemption, purchase or other acquisition of any such stock by FMS;

(e)     allocations to the accounts of any directors, officers or employees of FMS or FMB pursuant to any of the FMS Existing Plans other than in the normal course and in accordance with the terms of the FMS Existing Plans (none of which have been amended or established subsequent to June 30, 2006);

(f)     contribution to, increase in, or establishment of any Employee Benefit Plan (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), or any other increase in the compensation payable or to become payable to any officers, directors or key employees of FMS or FMB other than in the normal course and in accordance with the terms of the FMS Existing Plans (none of which have been amended or established subsequent to June 30, 2006); or

(g)     change in the method of accounting or accounting practices of FMS or any FMS Subsidiary.

4.10         Buildings and Equipment.  Except as set forth in the FMS Disclosure Schedule: (a) the Buildings and the Equipment of FMS and FMB are in good operating condition and repair, reasonable wear and tear excepted; (b) are adequately insured for the nature of FMS’ business with the self-insured retentions specified on the FMS Disclosure Schedule; (c) to the Knowledge of FMS, such assets and their use conform in all material respects to applicable Laws; and (d) no notice of any violation of any building, zoning or other Law relating to such assets or their use has been received by FMS or FMB.

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4.11        FMS Existing Contracts ..  The FMS Disclosure Schedule lists and briefly describes each Material Contract (the “FMS Existing Contracts”) to which FMS or FMB is a party or by which its assets are bound.  Each of FMS and FMB has fully performed each term, covenant and condition of each FMS Existing Contract which is to be performed by it at or before the date hereof, except where such non-performance would not have a Material Adverse Effect on FMS.

4.12        Investment Securities.  Except as set forth on the FMS Disclosure Schedule, FMS and FMB do not own, and do not have any right or obligation to acquire, any Investment Securities.

4.13        Contingent and Undisclosed Liabilities ..  FMS and FMB have no material liabilities of any nature (contingent or otherwise) except for those which: (a) are disclosed in the FMS Reports or in the FMS Disclosure Schedule or in this Agreement; or (b) arise in the ordinary course of business since June 30, 2006 and are not required to be disclosed in the FMS Reports or arise pursuant to this Agreement or the FMS Disclosure Schedule.

4.14        Insurance Policies.  All real and personal property owned or leased by FMS or FMB has been and is being insured against, and FMS or FMB maintains liability insurance against, such insurable risks and in such amounts as set forth in the FMS Disclosure Schedule.  Such Insurance Policies constitute all insurance coverage owned by FMS or FMB and are in full force and effect and neither FMS nor FMB has received notice of or is otherwise aware of any cancellation or threat of cancellation of such insurance.  Except as described in the FMS Disclosure Schedule, no property damage, personal injury or liability claims have been made, or are pending, against FMS or FMB that are not covered by insurance.  Within the past two (2) years, no insurance company has canceled any insurance (of any type) maintained by FMS or FMB.  Neither FMS nor FMB has any liability for unpaid premiums or premium adjustments for any insurance policy.  To the Knowledge of FMS, the cost of any insurance currently maintained by FMS or FMB will not increase significantly upon renewal other than increases consistent with the general upward trend in the cost of obtaining insurance.

4.15        Employee Benefit Plans.

(a)     Except for the FMS Existing Plans, which are listed in the FMS Disclosure Schedule, FMS does not maintain, nor is it bound by, any Employee Benefit Plan.  FMS has furnished Bancorp with a complete and accurate copy of each FMS Existing Plan and a complete and accurate copy of each material document prepared in connection with each such FMS Existing Plan, including, without limitation and where applicable, a copy of (i) each trust or other funding arrangement, (ii) the most recent summary plan description and all summaries of material modifications applicable thereto, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter, and (v) the most recently prepared actuarial report and financial statement.

(b)     Neither FMS nor FMB maintains or contributes to, or within the two years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA other than its defined benefit plan.  Except as indicated on the FMS Disclosure Schedule, none of the FMS Existing Plans or FMS Existing Contracts obligates FMS or FMB to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code.  Except as indicated on the FMS Disclosure Schedule, none of the FMS Existing Plans or the FMS Existing Contracts provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of FMS or FMB.

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(c)     To the Knowledge of FMS, each FMS Existing Plan has always been operated in material compliance with the requirements of all applicable Law.  FMS and FMB have performed in all material respects all obligations required to be performed by either of them under, are not in any material respect in default under or in violation of, and have no Knowledge of any material default or violation by any party to, any FMS Existing Plan.  No legal action, suit or claim is pending or, to the Knowledge of FMS, threatened with respect to any FMS Existing Plan (other than claims for benefits in the ordinary course) and no fact or event exists to the knowledge of FMS that could give rise to any such action, suit or claim.

(d)     Except as set forth on the FMS Disclosure Schedule, each FMS Existing Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified, and to the Knowledge of FMS no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such FMS Existing Plan.  No trust maintained or contributed to by FMS or FMB is intended to be qualified as a voluntary employees’ beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

(e)     To the Knowledge of FMS, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any FMS Existing Plan.  Neither FMS nor FMB has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code and no fact or event exists that could give rise to any such liability.

(f)     All contributions, premiums or payments required to be made with respect to any FMS Existing Plan have been made on or before their due dates.  To the Knowledge of FMS, there is no accumulated funding deficiency, within the meaning of ERISA or the Code, in connection with the FMS Existing Plans and no reportable event, as defined in ERISA, has occurred in connection with the FMS Existing Plans.

4.16        No Violation of Law ..  Except as set forth in the FMS Disclosure Schedule, neither FMS, FMB nor any of the assets of FMS or FMB materially violate or conflict with (i) any Law, including, without limitation, the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation;, any FMS Permits, or any decree, judgment or order, or, to the Knowledge of FMS, any zoning, building line restriction, planning, use or other similar restriction, in each case which would have a Material Adverse Effect on FMS.

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4.17        Brokers .  Except for fees to Ryan Beck & Co., FMS’ financial advisor, neither FMS nor FMB has incurred any brokers’, finders’, financial advisor or any similar fee in connection with the transactions contemplated by this Agreement.  The FMS Disclosure Schedule contains a list of all fees to be paid to such advisor in connection with the transactions contemplated by this Agreement.

4.18        Taxes .

(a)     Except as disclosed in the FMS Disclosure Schedule and except as may arise as a result of the transactions contemplated by this Agreement: FMS and FMB have timely and properly filed all federal, state, local and foreign tax returns required to be filed prior to the date hereof (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed except where the failure to have filed timely or properly would not have a Material Adverse Effect on FMS; FMS and FMB have paid or made adequate provision, in reserves reflected in its financial statements included in the FMS Reports in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by them or assessable against them; no tax deficiencies have been assessed or proposed against FMS or FMB and to the Knowledge of FMS there is no basis in fact for the assessment of any tax or penalty tax against FMS or FMB.

(b)     As of the date of this Agreement, except as disclosed in the FMS Disclosure Schedule, there are no fiscal years of FMS currently under examination by the IRS or the New Jersey Department of Revenue, and none of the open years has been examined by the IRS or the New Jersey Department of Revenue.  FMS and FMB have not consented to any extension of the statute of limitation with respect to any open tax returns.

(c)     There are no tax Liens upon any property or assets of FMS or FMB except for Liens for current taxes not yet due and payable.

(d)     As soon as practicable after the date of this Agreement, FMS and FMB will deliver to Bancorp correct and complete copies of all tax returns of FMS filed for all periods not barred by the applicable statute of limitations.  No examination or audit of any tax return for any period not closed by audit or not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the Knowledge of FMS, no such examination or audit is planned.

(e)     Except where the failure to withhold, pay or file would not have a Material Adverse Effect on FMS, FMS and FMB have properly withheld and timely paid all withholding and employment taxes which they were required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to their employees or other Persons.  All Forms W-2 and 1099 required to be filed prior to the date hereof with respect thereto have been timely and properly filed.

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4.19        Real Estate.  The FMS Real Estate: (a) constitutes all real property and improvements (or interest therein, including without limitation easements, licenses or similar arrangements authorizing FMS or FMB to place, maintain, operate and/or use an automated teller machine or similar device on real property of a third-party) leased or owned by FMS or FMB; (b) other than with respect to FMS or FMB as lessee, is not subject to any leases or tenancies of any kind; (c) is not in the possession of any adverse possessors; (d) has direct access to and from a public road or street; (e) except for violations that would not have a Material Adverse Effect on FMS, is used in a manner which is consistent with applicable Law; (f) is, and has been since the date of possession thereof by FMS or FMB, in the peaceful possession of FMS or FMB; (g) is served by all water, sewer, electrical, telephone, drainage and other utilities required for the normal operations of the Buildings of FMS and FMB and the FMS Real Estate; (h) except as disclosed in the FMS Disclosure Schedule, to the Knowledge of FMS, is not located in an area designated as a flood plain or wetland; (i) is not subject to any outstanding special assessment; (j) is not subject to any zoning, ordinance, decrees or other Laws which would materially restrict or prohibit Bancorp from continuing the operations presently conducted thereon by FMS or FMB; (k) is not subject to any interest of any Person under an easement, contract, option or mineral rights or other agreements which would have a Material Adverse Effect on FMS; (l) is not subject to any presently pending condemnation proceedings, nor to FMS’ Knowledge, are such proceedings threatened against the FMS Real Estate.

4.20        Governmental Approvals.  No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by FMS or FMB, except for the Regulatory Approvals and except for any consent the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on FMS.

4.21        No Pending Acquisitions ..  Except for this Agreement, FMS is not a party to or bound by any agreement, undertaking or commitment with respect to an Acquisition on the date of this Agreement.

4.22        Labor Matters.

(a)     Except as disclosed on the FMS Disclosure Schedule (or in an updated FMS Disclosure Schedule with respect to vacations in (iii) below), there is no present or former employee of FMS or FMB who has any claim against any of such entities (whether under Law, under any employee agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve-month period immediately preceding the date of this Agreement or incurred in the ordinary course of business and appearing as a liability on the most recent financial statements included in the FMS Reports.

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(b)     There are no pending and unresolved claims by any Person against FMS or FMB arising out of any Law relating to discrimination against employees or employee practices or occupational or safety and health standards. There is no pending or, to the knowledge of FMS, threatened, nor has FMS or FMB, since December 31, 2000, experienced any, labor dispute, strike or work stoppage which affected, affects or may affect the business of FMS or FMB or which did, may or would interfere with the continued operation of FMS or FMB.

(c)     Neither FMS nor FMB is a party to any collective bargaining agreement. There is not now pending or, to the Knowledge of FMS, threatened, any charge or complaint against FMS or FMB by or before the National Labor Relations Board or any representative thereof, or any comparable state agency or authority. No union organizing activities are in process, or to FMS’s Knowledge contemplated, and no petitions have been filed for union organization or representation of employees of FMS or FMB, and FMS and FMB have not committed any unfair labor practices which have not heretofore been corrected and fully remedied.

4.23        Indebtedness. Except for the FMS Existing Indebtedness, FMS has no Indebtedness.

4.24        Permits. The Permits described on the FMS Disclosure Schedule constitute all Permits which FMS and FMB currently have and need for the conduct of their respective businesses as currently conducted, except for such Permits the failure of which to have would not have a Material Adverse Effect on FMS.

4.25        Disclosure. No statement of fact by FMS contained in this Agreement, the FMS Disclosure Schedule, or any other document furnished or to be furnished by FMS contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

4.26        Information Supplied. None of the information supplied or to be supplied by FMS for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, at the date the Registration Statement becomes effective, the date(s) the Proxy Statement is mailed to the FMS Shareholders and at the time(s) of the FMS Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

4.27        Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of FMS Common Stock is the only vote of the holders of any class or series of capital stock or other securities of FMS necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

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4.28        Opinion of Financial Advisor. FMS has received the opinion of Ryan Beck & Co. as of the date of this Agreement, to the effect that the consideration to be received in the Merger by the FMS Shareholders is fair to the FMS Shareholders from a financial point of view.

4.29        Environmental Protection.

(a)     Except as set forth in the FMS Disclosure Schedule, FMS and the FMS Subsidiaries: (i) are in material compliance with all applicable Environmental Laws; and (ii) have not received any communication (written or oral), from a governmental authority or other Person, that alleges that FMS is not in compliance with applicable Environmental Laws.

(b)     Except as set forth in the FMS Disclosure Schedule, FMS and FMB have obtained all Environmental Permits, and all such Environmental Permits are in good standing and FMS and FMB are in material compliance with all terms and conditions of their Environmental Permits.

(c)     Except as set forth in the FMS Disclosure Schedule, there is no Environmental Claim pending or, to the Knowledge of FMS, threatened against FMS, FMB or against any Person whose liability for any Environmental Claim FMS or FMB has or may have retained or assumed either contractually or by operation of Law, or against any real or personal property or operations which FMS or FMB owns, leases or manages.

(d)     Except as set forth in the FMS Disclosure Schedule, to the Knowledge of FMS there have been no Releases of any Hazardous Material by FMS or by any Person on real property owned (including REO properties of FMB), used, leased or operated by FMS or FMB.

(e)     No real property at any time owned (including REO properties of FMB), operated, used or controlled by FMS or FMB is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the CERCLA, or on any comparable state list, and, except as described in the FMS Disclosure Schedule, FMS has not received any written notice from any Person under or relating to CERCLA or any comparable state or local Law relating to potential listing on such lists.

(f)     Except as set forth in the FMS Disclosure Schedule, to the Knowledge of FMS, no off-site location at which FMS or FMB has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and neither FMS nor FMB has received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

   4.30         Controls and Procedures. (a) Each of the principal executive officer and the principal financial officer of FMS has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to FMS Reports, and FMS has delivered to Bancorp a summary of any disclosure made by management to FMS’ auditors and audit committee since January 1, 2003 referred to in such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

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(b)     FMS has (i) designed and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information required to be disclosed by FMS in the reports it files or submits under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, and (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect FMS’ ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FMS’ internal control over financial reporting. FMS has provided to Bancorp true and correct copies of any of the foregoing disclosures to the auditors or audit committee that have been made in writing from January 1, 2003 through the date hereof, and will promptly provide to Bancorp true and correct copies of any such disclosure that is made after the date hereof.

(c)     FMS has designed and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(d)     No personal loan or other extension of credit by FMS or any FMS Subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act).

(e)     Since January 1, 2003, (i) neither FMS nor any of FMS Subsidiaries nor, to the Knowledge of FMS, any director, officer, employee, auditor, accountant or representative of FMS or any of FMS Subsidiaries has received any written complaint, allegation, assertion, or claim that FMS or any FMS Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing FMS or any FMS Subsidiary, whether or not employed by FMS or any FMS Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by FMS, any of FMS Subsidiaries or any of their respective officers, directors, employees or agents to any officer of FMS, the Board of Directors of FMS or any member or committee thereof.

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4.31        Community Reinvestment Act. FMB received a rating of “satisfactory” or better on its most recent Community Reinvestment Act examination.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF BANCORP

Bancorp hereby represents and warrants to FMS that:

5.1          Organization and Capitalization; Business.

(a)     Bancorp is a federally chartered mid-tier savings and loan holding company duly organized, validly existing and in good standing under the HOLA. Beneficial MHC is a federally chartered mutual holding company duly organized and validly existing and in good standing under HOLA. BMSB is a Pennsylvania-chartered stock savings bank duly organized and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The deposits of BMSB are insured by the Deposit Insurance Fund of the FDIC to the extent provided by the FDIA and BMSB has paid all premiums and assessments required thereunder. BMSB is a member in good standing of the FHLB of Pittsburgh. Each of the other Bancorp Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Bancorp and the Bancorp Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Bancorp Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the OTS and the FDIC, except where a failure to be so organized, existing and in good standing or to have such power, authority and Bancorp Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Bancorp, and neither Bancorp nor any Bancorp Subsidiary has received any notice of proceedings relating to the revocation or modification of any Bancorp Approvals.

(b)     Each of Bancorp and BMSB is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing (or the equivalent thereof) in each jurisdiction where the character of the properties it owns, leases or operates or the nature of the activities it conducts make such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Bancorp.

(c)     Bancorp and/or one or more of the Bancorp Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the Bancorp Subsidiaries. Bancorp does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 10% of the outstanding equity or voting securities of such entity.

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(d)     Bancorp, Beneficial MHC and BMSB each have full corporate power and authority and those Permits necessary to carry on their respective business as it is now conducted and to own, lease and operate their respective assets and properties.

(e)     Copies of the Charter and Bylaws of Bancorp, Beneficial MHC and BMSB have been delivered to FMS. Such copies are complete and correct copies of such documents, and are in full force and effect. None of Bancorp, Beneficial MHC, or BMSB is in violation of any of the provisions of its Charter or Bylaws.

5.2          Authorization; Enforceability. The entering into, execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by each of Beneficial MHC, Bancorp and BMSB is within their respective corporate powers, and: (a) has been duly and validly authorized by the requisite vote of their respective Board of Directors; and (b) upon receipt of all Regulatory Approvals, shall be duly and validly authorized by all necessary corporate action on their part. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Beneficial MHC, Bancorp and BMSB will be, when executed and delivered by Beneficial MHC, Bancorp and BMSB, the valid and binding obligations of Beneficial MHC, Bancorp and BMSB, enforceable against them in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

5.3          No Violation or Conflict. Subject to the receipt of the Regulatory Approvals, the execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by Beneficial MHC, Bancorp or BMSB do not and will not conflict with or result in a breach of any Law or their respective Charter or Bylaws or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract of Beneficial MHC, Bancorp or BMSB or any Permit held by any of them or the creation of any Lien upon any of their respective properties or assets which would have a Material Adverse Effect on Bancorp.

5.4          Litigation. (a) Neither Bancorp nor any Bancorp Subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or, to the Knowledge of Bancorp, any continuing material investigation by, any federal or state savings and loan, banking or insurance authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease and desist or other orders of any savings and loan regulatory authority; (b) there is no claim, litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Bancorp, proposed or threatened, against or relating to Bancorp or any Bancorp Subsidiary, nor is to the Knowledge of Bancorp is there any basis for any such material action; (c) there are no actions, suits or proceedings pending or, to the Knowledge of Bancorp, proposed or threatened, against Bancorp by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement; and (d) there are no uncured material violations or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Bancorp or any Bancorp Subsidiary as a result of an examination by any regulatory authority.

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5.5          Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Bancorp except for the Regulatory Approvals and except for any consent the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Bancorp.

5.6          Cash Payment. Bancorp has sufficient funds or has financing arranged as part of the Minority Stock Offering to pay the cash payment required under Section 2.5 of this Agreement and such payment will not cause BMSB to fail to meet any regulatory capital requirements to which it is subject.

5.7          Compliance with Laws. Bancorp is in compliance in all material respects with all applicable Laws including, without limitation, the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation.

5.8          Consummation. Bancorp has no reason to believe that it will be unable to obtain the Regulatory Approvals on a timely basis.

5.9          Banking Reports; Books and Records.

(a)     Since January 1, 2005, Beneficial MHC, Bancorp and BMSB have filed all reports, together with any amendments required to be made with respect thereto, that were and are required to be filed under any Law with: (i) the OTS; (ii) the FHLB of Pittsburgh; (iii) the FDIC; and (iv) any other applicable state securities or savings bank authorities (all such reports and other documents are collectively referred to herein as the “Bancorp Reports”). When filed, each of the Bancorp Reports complied as to form and substance in all material respects with the requirements of applicable Laws.

(b)     Each of the consolidated audited financial statements and consolidated unaudited interim financial statements (including, in each case, any related notes thereto) of Bancorp included in the Bancorp Reports have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to consolidated unaudited interim statements) and each fairly presents the consolidated financial condition of Bancorp as of the respective dates thereof and the consolidated income, equity and cash flows for the periods then ended, subject, in the case of the consolidated unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

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(c)     The minute books of Beneficial MHC, Bancorp and the Bancorp Subsidiaries contain accurate and complete records of all meetings and actions taken by written consent by their respective shareholders and Boards of Directors (including all committees of such Boards), and all signatures contained therein are the true signatures of the Persons whose signatures they purport to be. The accounting books and records of Bancorp: (i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; and (iii) have recorded therein all the properties and assets and liabilities of Bancorp.

5.10        Absence of Certain Changes. Since June 30, 2006 there has not been any:

(a)     change in the financial condition, properties, business or results of operations of Bancorp or any Bancorp Subsidiary having a Material Adverse Effect on Bancorp;

(b)     damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Bancorp or any Bancorp Subsidiary having a Material Adverse Effect on Bancorp;

(c)     transactions by Bancorp or any Bancorp Subsidiary outside the ordinary course of their respective businesses or inconsistent with past practices, except for the transactions contemplated by this Agreement; or

(d)     change in the method of accounting or accounting practices of Bancorp or any Bancorp Subsidiary.

5.11        Taxes.

(a)     Except as may arise as a result of the transactions contemplated by this Agreement: Beneficial MHC, Bancorp and the Bancorp Subsidiaries have timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed except where the failure to have filed timely or properly would not have a Material Adverse Effect on Bancorp; Beneficial MHC, Bancorp and the Bancorp Subsidiaries have paid or made adequate provision, in reserves reflected in its financial statements included in the Bancorp Reports in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by them or assessable against them; no tax deficiencies have been assessed or proposed against Bancorp or any Bancorp Subsidiary and to the Knowledge of Bancorp there is no basis in fact for the assessment of any tax or penalty tax against Beneficial MHC, Bancorp or any Bancorp Subsidiary.

(b)     As of the date of this Agreement, there are no fiscal years of Bancorp currently under examination by the IRS or the New Jersey or Pennsylvania Departments of Revenue, and none of the open years has been examined by the IRS or the New Jersey or Pennsylvania Departments of Revenue. Bancorp and the Bancorp Subsidiaries have not consented to any extension of the statute of limitation with respect to any open tax returns.

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(c)     There are no tax Liens upon any property or assets of Bancorp or any Bancorp Subsidiary except for Liens for current taxes not yet due and payable.

(d)     As soon as practicable after the date of this Agreement, Bancorp and the Bancorp Subsidiaries will deliver to FMS correct and complete copies of all tax returns and reports of Bancorp filed for all periods not barred by the applicable statute of limitations. No examination or audit of any tax return or report for any period not closed by audit or not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the Knowledge of Bancorp, no such examination or audit is planned.

(e)     Except where the failure to withhold, pay or file would not have a Material Adverse Effect on Bancorp, Bancorp and the Bancorp Subsidiaries have properly withheld and timely paid all withholding and employment taxes which they were required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to their employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

5.12        Title to Assets; Leases. Except for Liens for current taxes not yet due and payable, pledges to secure deposits and such imperfections of title, easements and other encumbrances, if any, as do not materially detract from the value of or substantially interfere with the present use of the property affected thereby, Bancorp owns good and, with respect to real property, marketable title to the assets and properties which it owns or purports to own, free and clear of any and all Liens. There is not, under any leases pursuant to which Bancorp or BMSB leases from others real or personal property, any default by Bancorp, BMSB or, to the best of Bancorp’s Knowledge, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default in each case which would have a Material Adverse Effect on Bancorp.

5.13        Contingent and Undisclosed Liabilities. Bancorp and BMSB have no material liabilities of any nature (contingent or otherwise) except for those which: (a) are disclosed in the Bancorp Reports; or (b) arise in the ordinary course of business since June 30, 2006 and are not required to be disclosed in the Bancorp Reports or arise pursuant to this Agreement.

5.14        Insurance Policies. All real and personal property owned or leased by Bancorp or BMSB has been and is being insured against, and Bancorp or BMSB maintains liability insurance against, such insurable risks. Such Insurance Policies constitute all insurance coverage owned by Bancorp or BMSB and are in full force and effect and neither Bancorp nor BMSB has received notice of or is otherwise aware of any cancellation or threat of cancellation of such insurance. No property damage, personal injury or liability claims have been made, or are pending, against Bancorp or BMSB that are not covered by insurance. Within the past two (2) years, no insurance company has canceled any insurance (of any type) maintained by Bancorp or BMSB. Neither Bancorp nor BMSB has any liability for unpaid premiums or premium adjustments for any insurance policy. To the Knowledge of Bancorp, the cost of any insurance currently maintained by Bancorp or BMSB will not increase significantly upon renewal other than increases consistent with the general upward trend in the cost of obtaining insurance.

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5.15         Employee Benefit Plans.

(a)     Bancorp has furnished FMS with a complete and accurate copy of each Bancorp Existing Plan and a complete and accurate copy of each material document prepared in connection with each such Bancorp Existing Plan, including, without limitation and where applicable, a copy of (i) each trust or other funding arrangement, (ii) the most recent summary plan description and all summaries of material modifications applicable thereto, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter, and (v) the most recently prepared actuarial report and financial statement.

(b)     Neither Bancorp nor BMSB maintains or contributes to, or within the two years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA other than its defined benefit plan. None of the Bancorp Existing Plans or Bancorp Existing Contracts obligates Bancorp or BMSB to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code. None of the Bancorp Existing Plans or the Bancorp Existing Contracts provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Bancorp or BMSB.

(c)     To the Knowledge of Bancorp, each Bancorp Existing Plan has always been operated in material compliance with the requirements of all applicable Law. Bancorp and BMSB have performed in all material respects all obligations required to be performed by either of them under, are not in any material respect in default under or in violation of, and have no Knowledge of any material default or violation by any party to, any Bancorp Existing Plan. No legal action, suit or claim is pending or, to the Knowledge of Bancorp, threatened with respect to any Bancorp Existing Plan (other than claims for benefits in the ordinary course) and no fact or event exists to the knowledge of Bancorp that could give rise to any such action, suit or claim other than as a result of the transactions contemplated by this Agreement.

(d)     Each Bancorp Existing Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified, and to the Knowledge of Bancorp no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Bancorp Existing Plan. No trust maintained or contributed to by Bancorp or BMSB is intended to be qualified as a voluntary employees’ beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

(e)     To the Knowledge of Bancorp, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Bancorp Existing Plan. Neither Bancorp nor BMSB has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code and no fact or event exists that could give rise to any such liability.

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(f)     All contributions, premiums or payments required to be made with respect to any Bancorp Existing Plan have been made on or before their due dates. To the Knowledge of Bancorp, there is no accumulated funding deficiency, within the meaning of ERISA or the Code, in connection with the Bancorp Existing Plans and no reportable event, as defined in ERISA, has occurred in connection with the Bancorp Existing Plans.

5.16         Labor Matters.

(a)     There is no present or former employee of Bancorp or BMSB who has any claim against any of such entities (whether under Law, under any employee agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve-month period immediately preceding the date of this Agreement or incurred in the ordinary course of business and appearing as a liability on the most recent financial statements included in the Bancorp Reports.

(b)     There are no pending and unresolved claims by any Person against Bancorp or BMSB arising out of any Law relating to discrimination against employees or employee practices or occupational or safety and health standards. There is no pending or, to the knowledge of Bancorp, threatened, nor has Bancorp or BMSB, since December 31, 2000, experienced any, labor dispute, strike or work stoppage which affected, affects or may affect the business of Bancorp or BMSB or which did, may or would interfere with the continued operation of Bancorp or BMSB.

(c)     Neither Bancorp nor BMSB is a party to any collective bargaining agreement. There is not now pending or, to the Knowledge of Bancorp, threatened, any charge or complaint against Bancorp or BMSB by or before the National Labor Relations Board or any representative thereof, or any comparable state agency or authority. No union organizing activities are in process, or to Bancorp’s Knowledge contemplated, and no petitions have been filed for union organization or representation of employees of Bancorp or BMSB, and Bancorp and BMSB have not committed any unfair labor practices which have not heretofore been corrected and fully remedied.

5.17        Disclosure. No statement of fact by Bancorp contained in this Agreement or any other document furnished or to be furnished by Bancorp contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

5.18        Information Supplied. None of the information supplied or to be supplied by Bancorp for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, at the date the Registration Statement becomes effective, the date(s) the Proxy Statement is mailed to the FMS Shareholders and at the time(s) of the FMS Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations of the SEC thereunder.

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5.19        Environmental Protection.

(a)     Bancorp and the Bancorp Subsidiaries: (i) are in material compliance with all applicable Environmental Laws; and (ii) have not received any communication (written or oral), from a governmental authority or other Person, that alleges that Bancorp is not in compliance with applicable Environmental Laws.

(b)     Bancorp and BMSB have obtained all Environmental Permits, and all such Environmental Permits are in good standing and Bancorp and BMSB are in material compliance with all terms and conditions of their Environmental Permits.

(c)     There is no Environmental Claim pending or, to the Knowledge of Bancorp, threatened against Bancorp, BMSB or against any Person whose liability for any Environmental Claim Bancorp or BMSB has or may have retained or assumed either contractually or by operation of Law, or against any real or personal property or operations which Bancorp or BMSB owns, leases or manages.

(d)     To the Knowledge of Bancorp there have been no Releases of any Hazardous Material by Bancorp or by any Person on real property owned (including REO properties of BMSB), used, leased or operated by Bancorp or BMSB.

(e)     No real property at any time owned (including REO properties of BMSB), operated, used or controlled by Bancorp or BMSB is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the CERCLA, or on any comparable state list, and Bancorp has not received any written notice from any Person under or relating to CERCLA or any comparable state or local Law relating to potential listing on such lists.

(f)     To the Knowledge of Bancorp, no off-site location at which Bancorp or BMSB has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and neither Bancorp nor BMSB has received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

5.20        Community Reinvestment Act. BMSB received a rating of “satisfactory” or better on its most recent Community Reinvestment Act examination.

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ARTICLE VI
CONDUCT OF BUSINESS OF THE PARTIES PENDING THE MERGER

6.1          Conduct of Business by FMS Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, FMS agrees (except as expressly contemplated by this Agreement or to the extent that Bancorp shall otherwise consent in writing which consent shall not be unreasonably withheld) that:

(a)     Except as contemplated by this Agreement, FMS and each FMS Subsidiary will carry on their respective businesses in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted (including ongoing review, testing, maintenance and assessment of disclosure controls and procedures and internal control over financial reporting), maintain their respective books in accordance with GAAP, conduct their respective business and operations only in accordance with safe and sound banking and business practices, and, except as set forth on Schedule 6.1(a) of the FMS Disclosure Schedule, use all reasonable efforts to (i) preserve intact their present business organizations, (ii) generally keep available the services of their present officers and employees, and (iii) preserve their relationships with customers, suppliers, agents, brokers and others having business dealing with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

(b)     FMS will, and will cause each FMS Subsidiary to, use their best efforts to comply promptly with all requirements which Federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to Bancorp in connection with any such requirements imposed upon any of them in connection with the Merger.

(c)     FMS will, and will cause each FMS Subsidiary to, use their best efforts to obtain (and to cooperate with Bancorp in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. FMS will not, nor will it permit any of FMS Subsidiaries to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement.

(d)     FMS will not declare or pay any cash dividends on or make other distributions with respect to capital stock, except that until the Effective Date occurs, FMS will be permitted to declare and pay a regular quarterly cash dividend not exceeding $0.03 per share, so long as no dividend would be payable for that quarter on any Bancorp Common Stock to be issued as a result of the Merger. FMS shall not make any changes in its normal practice of declaring dividends or establishing dividend record or dividend payment dates.

(e)     FMS will not, and will not permit any FMS Subsidiary to, sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of FMS on a consolidated basis.

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(f)     FMS will not, and will not permit any FMS Subsidiary to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

(g)     Except as otherwise contemplated by this Agreement or pursuant to the exercise of outstanding options, FMS will not, and will not permit any FMS Subsidiary to, or enter into any agreement to, issue, sell, grant, authorize or propose the issuance or sale of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of their respective capital stocks or any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend, stock split or change in par or stated value. No additional shares of FMS Common Stock shall become subject to new grants of employee stock options, stock appreciation rights, limited rights, stock grants or similar stock-based employee compensation rights.

(h)     FMS will not, and will not permit any FMS Subsidiary to, create or incur any liabilities, in a single transaction or a series of related transactions, in excess of $50,000 other than the taking of deposits and other liabilities incurred in the ordinary course of business or consistent with past practices, or permit or suffer the imposition on any shares of stock held by it or by any FMS Subsidiary of any material lien, charge or encumbrance. Notwithstanding the foregoing, in no event will FMS or any FMS Subsidiary incur any liabilities or indebtedness relating to: (i) brokered deposits or internet deposits; (ii) borrowed money other than fixed-rate Federal Home Loan Bank advances in the ordinary course of business with a term not in excess of two and one-half (2.5) years. In addition, such advances shall not have embedded options in their terms that are exercisable by the Federal Home Loan Bank.

(i)     FMS will not, and will not permit any FMS Subsidiary to, (i) grant to any director, officer or employee any increase in compensation (except in accordance with past practices for those employees who are not executive or senior management), (ii) make contributions to any FMS Existing Plans (except in accordance with past practices or the terms of such plans or agreements as currently in effect as of the date of this Agreement provided that no contributions shall be made to any FMS plan that is a defined benefit plan), or (iii) pay any bonus (except in accordance with past practices or plans or agreements with respect to employees other than executive or senior management) or increase any severance or termination pay, or enter into or amend any employment, special termination, change in control, retention, covenant not to compete, severance, SERP or other compensation related agreement with any such person except as contemplated in this Agreement; provided, however, that nothing shall prevent FMS from paying out accrued but unused vacation time in excess of five (5) days for the 2006 calendar year consistent with past practice.

(j)     Neither FMS, nor any FMS Subsidiary, will enter into, renew, extend, amend or modify any lease or license with respect to any property, whether real or personal with a term of more than one (1) year or payments greater than $50,000.

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(k)     Except as set forth on Schedule 6.1(k) to the FMS Disclosure Schedule, neither FMS, nor any FMS Subsidiary, will enter into or amend any continuing contract or series of related contracts involving in excess of $50,000 for the purchase of materials, supplies, equipment or services which cannot be terminated without cause with less than ninety (90) days’ notice and without payment of any amount as a penalty, bonus, premium or other compensation for such termination except as contemplated or permitted by this Agreement.

(l)     FMS will not, and will not permit any FMS Subsidiary to, adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, employee stock ownership, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as contemplated herein.

(m)     FMS will, and will cause each FMS Subsidiary to, use their best efforts to maintain their respective properties and assets in their present states of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC. FMS will, and will cause each FMS Subsidiary to, take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to their directors’ and officers’ liability insurance policies in order to preserve all rights thereunder with respect to all matters known by FMS which could reasonably give rise to a claim prior to the Effective Time.

(n)     FMS will not, and will not permit any FMS Subsidiary to, amend their respective Certificate of Incorporation, Charters, or Bylaws, except as contemplated by this Agreement.

(o)     Except as contemplated on Schedule 6.1(o) to the FMS Disclosure Schedule, FMS will not, and will not permit any FMS Subsidiary to, enter into, renew, modify or increase: (i) any loan secured by lease receivables, (ii) any loan secured by commercial real estate involving an amount in excess of $1,250,000, or any amount which, when aggregated with any and all loans to the same or related borrowers, would be in excess of $2,500,000 (and in any event only if such loan has an existing debt service coverage ratio of not less than 1.20 and a loan value ratio in accordance with regulatory guidelines), (iii) any business loan involving an amount in excess of $250,000, or in any amount which, when aggregated with any and all loans to the same or related borrowers, would be in excess of $500,000 (and in any event only if such loan has an existing debt service coverage ratio of not less than 1.20), (iv) any loan or credit commitment (including letters of credit) which is secured by property located outside of New Jersey and Pennsylvania; and (v) any loan or credit commitment (including letters of credit) to, or make any investment or agree to make an investment in, any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan, credit commitment or investment: (A) to any person or entity involving an amount in excess of $1,250,000 or in any amount which, when aggregated with any and all loans or credit commitments of FMS and FMB to such person or entity or related entities, would be in excess of $2,500,000 (and in any event only if such loan has a loan to value ratio of not greater than 80% unless private mortgage insurance is purchased); (B) to any person other than in accordance with its lending policies as in effect on the date hereof; or (C) to any person or entity any of the loans or other extensions of credit to which, or investments in which, are delinquent, non-performing or on a “watch list” or similar internal report of FMS or FMB; provided, however, that nothing in this subsection shall prohibit FMS or FMB from honoring any contractual obligation in existence on the date of this Agreement.

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(p)     FMS will not, and will not permit any FMS Subsidiary to (i) make any fixed rate loan, loan commitment or renewal or extension with a term longer than ten (10) years, except on such terms and in such amounts as are consistent with past practice and in any event no more than $2.0 million in aggregate principal amount on average in any month of fixed rate loans with terms 30 years or longer unless such loans confirm to the FNMA/FHLMC standards, or (ii) purchase any loan or loan participation except FMS may purchase up to $5.0 million per month of adjustable rate loans or loan participations with initial fixed rate periods of five (5) years or less that are secured by 1-4 family residences and have loan to value ratios of not greater than 80% unless private mortgage insurance is purchased.

(q)     FMS will not, and will not permit any FMS Subsidiary to, take any action which would, or fail to take any action contemplated by this Agreement if such failure would, disqualify the Merger as a tax-free reorganization under Section 368(a) of the Code.

(r)     FMS will not, and will not permit any FMS Subsidiary to, materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or change the manner in which the portfolio is classified or reported (in accordance with FAS 115 or otherwise), or execute individual investment transactions in excess of $50,000, except that individual investment and mortgage-backed securities purchases will be limited to $3.0 million per issue, will be of the two highest investment grade categories, and no fixed-rate non-mortgage related security should have a final maturity of more than two (2) years and no fixed-rate mortgage-related security should have an average life of greater than three (3) years at Bloomberg consensus prepayment speeds.

(s)     Except as required by applicable law or regulation, FMS (i) will not, and will not permit any FMS Subsidiary to, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, and (ii) will, and will cause each FMS Subsidiary to, follow its existing policies and practices with respect to managing its exposure to interest rate and other risk and to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest risk.

(t)     FMS will not, and will not permit any FMS Subsidiary to, enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, derivative or synthetic mortgage product or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

(u)     FMS will not, and will not permit any FMS Subsidiary to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of FMS or any FMS Subsidiary, any five percent stockholder of FMS, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C. 371c and 12 U.S.C. 371c-1. For purposes of this Subsection, “control” shall have the meaning associated with that term under 12 U.S.C. 371c.

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(v)     FMS will promptly advise Bancorp orally and in writing of any event or series of events which has a FMS Material Adverse Effect.

(w)     Notwithstanding any of the foregoing, at or immediately prior to the Effective Time, if and as so required by Bancorp, FMS and FMB (i) shall cause any outstanding inter-company debt to be repaid to the extent permitted by the instrument or indenture governing such debt, and (ii) cause dividends to be paid to FMS in such amounts as specified by Bancorp, subject to any regulatory notice or approval requirement.

(x)     Except as set forth in the FMS Disclosure Schedule, neither FMS, nor any FMS Subsidiary, will enter into any contract or agreement to buy, sell, exchange or otherwise deal in any tangible assets in a single transaction or a series of related transactions in excess of $75,000 in aggregate value.

(y)     Neither FMS, nor any FMS Subsidiary, will make any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which (as the case may be) is in excess of $75,000; provided, further, any computer or network equipment acquired by FMS or FMB shall satisfy certain standards and specifications acceptable to Bancorp.

(z)     Neither FMS, nor any FMS Subsidiary, will file any application to relocate operations from existing locations.

(aa)     Neither FMS, nor any FMS Subsidiary, will create or incur any mortgage, lien, pledge, or security interest, against or in respect of any property or right of FMS or any FMS Subsidiary securing any obligation in excess of $75,000, except for any pledge or security interests given in connection with the acceptance of repurchase agreements or government deposits or if in the ordinary course of business consistent with past practice.

(bb)     Neither FMS, nor any FMS Subsidiary, will discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with the terms thereof, or except in the ordinary course of business, if the cost to FMS or any FMS Subsidiary to discharge or satisfy any such mortgage, lien, charge or encumbrance is in excess of $75,000, unless such discharge or satisfaction is covered by general or specific reserves.

(cc)     Neither FMS, nor any FMS Subsidiary, will settle or agree to settle any claim, action or proceeding, whether or not initiated in a court of law, involving an expenditure in excess of $75,000.

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(dd)     Neither FMS, nor any FMS Subsidiary, will change in any material respect any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspects of its business or operations, except for such changes as may be required by the rules of the AICPA or the FASB or by Governmental Authorities or by law.

(ee)     Neither FMS, nor any FMS Subsidiary, will knowingly or intentionally default under the terms of any material agreement to which FMS or any FMS Subsidiary is party.

6.2          Acquisition Transactions. (a) Promptly following the execution of this Agreement, FMS shall take affirmative steps necessary to discontinue, and thereafter not initiate, solicit or knowingly encourage (including by way of furnishing any information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or negotiate with any person in furtherance of such inquires or to obtain an Acquisition Proposal, or agree to endorse, or endorse, any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by FMS or any of the FMS Subsidiaries to take any such action, and FMS shall promptly notify Bancorp orally, and confirm in writing, subject to disclosure being consistent with the fiduciary duties of the Board of Directors of FMS, all of the relevant details relating to all inquiries and proposals which FMS or a FMS Subsidiary may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.14 shall prohibit the Board of Directors of FMS from: (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if the FMS Board of Directors receives from the Person so requesting such information an executed confidentiality agreement substantially similar to that entered into with Bancorp; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of FMS, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the FMS Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, and (ii) the FMS Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is at least as reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and, if consummated, would result in a transaction more favorable to the FMS shareholders from a financial point of view than the Merger. An Acquisition Proposal which is received and considered by FMS in compliance with this section 6.14 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a “Superior Proposal.” FMS agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. FMS agrees that it will notify Bancorp immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with FMS or any of its representatives after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep Bancorp informed of any material developments with respect thereto immediately upon the occurrence thereof.

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(b)     In the event that the Board of Directors of FMS determines in good faith, after consultation with its financial advisor and upon advice from outside counsel, that it desires to accept a Superior Proposal, it shall notify Bancorp in writing of its intent to terminate this Agreement in order to enter into an acquisition agreement with respect to, or recommend acceptance of, the Superior Proposal. Such notice shall specify all of the material terms and conditions of such Superior Proposal and identify the Person making such Superior Proposal. Bancorp shall have three calendar days to evaluate and respond to FMS’ notice. If Bancorp notifies FMS in writing prior to the expiration of the three calendar day period provided above that it shall increase the Merger Consideration to an amount at least equal to that of such Superior Proposal (the “Bancorp Proposal”), then FMS shall not be permitted to enter into an acquisition agreement with respect to, or permit its Board to recommend acceptance to its shareholders of, such Superior Proposal. Such notice by Bancorp shall specify the new Merger Consideration. FMS shall have three calendar days to evaluate the Bancorp Proposal.

(c)     In the event that the Board of Directors FMS determines in good faith, upon the advice of its financial advisor and outside counsel, that the Bancorp Proposal is not at least equal to the Superior Proposal, FMS can terminate this Agreement in order to execute an acquisition agreement with respect to, or to allow its Board to adopt a resolution recommending acceptance to FMS’ shareholders of, the Superior Proposal as provided in Section 8.1(k).

6.3          Minority Stock Offering. Within 60 days of the date hereof, Bancorp shall adopt a Plan of Minority Stock Issuance in connection with the Minority Stock Offering. Such Plan shall conform in all respects with HOLA and the requirements and regulations of the OTS. Subject to the terms and conditions of this Agreement, including without limitation Section 2.5(b), such Plan shall provide for a percentage of shares of Bancorp Common Stock to be issued in the Minority Stock Offering to persons other than Beneficial MHC so as to permit the maximum number of shares of Bancorp Common Stock to be issued in the Merger to FMS Shareholders. Bancorp shall promptly prepare and file with the OTS a Form MHC-2 and shall prepare and file with the SEC a registration statement on Form S-1 (the “S-1”) in connection with the Minority Stock Offering. The initial filings of the MHC-2 and the S-1 shall contain financial information for both Bancorp and FMS at and for the year ended December 31, 2006. Bancorp shall promptly respond to any and all comments it receives on such filings from the respective staffs of the OTS and SEC and shall use its best efforts to obtain approval of the MHC-2 and have the S-1 declared effective. Bancorp will commence the Minority Stock Offering promptly after receipt of all requisite regulatory clearances and approvals.

6.4          Formation of Merger Corp. Bancorp shall take all actions necessary to incorporate and organize Merger Corp.

6.5          Change in Bank Control Act Filings. In the event that an FMS shareholder who is requested to execute a Voting Agreement is required to or may elect to make any filings pursuant to 12 C.F.R. Part 574, Bancorp shall cooperate with any such filings and use its best efforts to assist in obtaining the requisite approval or non-objection from the OTS.

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6.6          FMS Options. FMS shall use its best efforts to cause each holder of an option outstanding under the FMS Stock Option Plan to agree in writing to cancel any of their outstanding options to acquire shares of FMS Common Stock in exchange for the consideration set forth in Section 2.5 herein.

ARTICLE VII
CONDITIONS PRECEDENT TO THE MERGER

7.1          Conditions to Each Parties Obligations to Effect the Merger. The respective obligations of Bancorp and FMS to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing and as of the Effective Time of the following conditions precedent:

(a)     No Litigation. No suit, action or other proceeding shall be pending or overtly threatened before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement and, in either case, where in the reasonable judgment of either Bancorp or FMS, such suit, action or other proceeding, is likely to have a Material Adverse Effect with respect to such party’s interest.

(b)     Approval of FMS Shareholders. This Agreement and the Merger shall have received the requisite approval and authorization of the FMS Shareholders.

(c)     Regulatory Approvals.

  (i)     The Merger, this Agreement, the transactions contemplated hereby, shall have been approved by the OTS and any other governmental entities whose approval is necessary, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied, and all waiting periods relating to such approvals shall have expired. The Minority Stock Offering also shall have been approved by the OTS and any other governmental entity whose approval is necessary in order for Bancorp to proceed with the Minority Stock Offering.

   (ii)     No permission, approval, determination, consent or waiver received pursuant to Section 7.1(c)(i) of this Agreement shall contain any condition applicable to Bancorp which is, in the reasonable judgment of Bancorp, materially burdensome upon the conduct of Bancorp’s business or which would so adversely impact the economic and business benefits of the Merger to Bancorp so as to render it inadvisable to proceed with the Merger.

(d)     Minority Stock Offering. The Minority Stock Offering shall have occurred. All such events which shall occur simultaneously with the Closing shall occur simultaneously with Closing.

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(e)     Registration Statement. The Registration Statement shall have been declared effective and no stop order shall have been instituted or threatened.

7.2          Conditions to Obligation of Bancorp. The obligation of Bancorp to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing and as of the Effective Time of the following additional conditions precedent:

(a)     Compliance with Agreement. FMS shall have performed and complied in all material respects with all of its covenants, agreements and other obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date and as of the Effective Time.

(b)     Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Bancorp, and FMS shall have made available to Bancorp for examination the originals or true and correct copies of all documents Bancorp may reasonably request in connection with the transactions contemplated by this Agreement.

(c)     Representations and Warranties of FMS. Each of the representations and warranties of FMS contained in Article IV of this Agreement, after giving effect to any update to the FMS Disclosure Schedule Change, shall be true and correct, as of the Effective Time with the same force and effect as though made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and except for those breaches which individually or in the aggregate do not or would not be reasonably likely to have a Material Adverse Effect on FMS.

(d)     No Material Adverse Change. During the period from the date of this Agreement to the Closing Date and as of the Effective Time there shall not have occurred, and there shall not exist on the Closing Date and as of the Effective Time, any condition(s) or fact(s) having individually or in the aggregate a Material Adverse Effect on FMS.

(e)     Deliveries at Closing. FMS shall have delivered to Bancorp such certificates and documents of officers of FMS and public officials as shall be reasonably requested by Bancorp to establish the existence of FMS and the due authorization of this Agreement and the transactions contemplated by this Agreement by FMS.

(f)     Accountant(s) Letters. Bancorp shall have received a copy of the following letter(s) from PricewaterhouseCoopers LLP and/or Grant Thornton LLP, which shall be in form and substance reasonably satisfactory to Bancorp and shall contain information concerning the financial condition of FMS: (i) the letter(s) described in Section 3.6 of this Agreement; (ii) similar letter(s) dated the Closing Date.

(g)     Stock Listing. FMS Common Stock shall continue to have been listed on the Nasdaq Global Market.

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(h)     Stock Options. FMS shall have used its best efforts to cause all of the FMS Stock Options outstanding immediately prior to the Effective Time to have been terminated or canceled as contemplated in Section 2.4 herein.

(i)      Cash in Lieu of Options. The cash payment contemplated in Section 6.15 herein shall have been made, and the written agreement contemplated in Section 6.15 herein shall have been entered into.

(j)      Required Consents.     In addition to Regulatory Approvals, FMS and Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect FMS and FMS Subsidiaries, taken as a whole.

7.3          Conditions to Obligation of FMS. The obligation of FMS to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing and as of the Effective Time of the following additional conditions precedent:

(a)     Compliance with Agreement. Bancorp shall have performed and complied in all material respects with all of its covenants, agreements and other obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date and as of the Effective Time.

(b)     Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to FMS, and Bancorp shall have made available to FMS for examination the originals or true and correct copies of all documents which FMS may reasonably request in connection with the transactions contemplated by this Agreement.

(c)     Representations and Warranties of Bancorp. Each of the representations and warranties of Bancorp contained in Article V of this Agreement, after giving effect to any Bancorp Disclosure Schedule Change, shall be true and correct as of the Effective Time with the same force and effect as though made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and except for those breaches which individually or in the aggregate do not or would not be reasonably likely to have a Material Adverse Effect on Bancorp.

(d)     No Material Adverse Change. During the period from the date of this Agreement to the Closing Date and as of the Effective Time there shall not have occurred, and there shall not exist on the Closing Date and as of the Effective Time, any condition(s) or fact(s) having individually or in the aggregate a Material Adverse Effect (irrespective of whether any such condition or fact was disclosed in a Bancorp Disclosure Schedule Change) on Bancorp.

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(e)     Deliveries at Closing. Bancorp shall have delivered to FMS such certificates and documents of officers of Bancorp and of public officials as shall be reasonably requested by FMS to establish the existence of Bancorp and the due authorization of this Agreement and the transactions contemplated by this Agreement by Bancorp.

(f)     Opinion of Financial Advisor. FMS shall have received the opinion of Ryan Beck & Co. dated the date on which the FMS Proxy Statement is first mailed to FMS Shareholders, to the effect that the consideration to be received in the Merger by the FMS Shareholders is fair to the FMS Shareholders from a financial point of view and such opinion shall not have been withdrawn as of the Closing Date.

(g)     Stock Listing. Shares of Bancorp Common Stock shall have been approved for quotation on the Nasdaq Global Market.

(h)     Receipt of Merger Consideration. The Exchange Agent in its fiduciary capacity shall have certified receipt of the aggregate Merger Consideration for all shares of FMS Common Stock to be acquired hereunder.

(i)     Required Consents. In addition to Regulatory Approvals, Bancorp shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Bancorp and Bancorp Subsidiaries, taken as a whole.

(j)     Tax Opinion. FMS and Bancorp shall have received an opinion of Bancorp’s counsel, in form and substance reasonably acceptable to FMS and Bancorp, to the effect that the Merger will constitute a reorganization under Section 368 of the Code and the shareholders of FMS will not recognize any gain or loss to the extent that such shareholders exchange their FMS Shares for Bancorp Shares. Each of FMS and Bancorp shall upon request execute and deliver to such counsel a certificate or certificates setting forth certain factual matters necessary to for the basis for such opinions.

ARTICLE VIII
TERMINATION

8.1          Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of FMS:

(a)     By the mutual written agreement of Bancorp and FMS;

(b)     By either Bancorp or FMS (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party such that the conditions set forth in Sections 7.2(c) or 7.3(c), as the case may be, would not be satisfied and such breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice by Bancorp to FMS (or by FMS to Bancorp) of such breach;

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(c)     By either Bancorp or FMS (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party such that the conditions set forth in Sections 7.2(a) or 7.3(a), as the case may be, would not be satisfied and such failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice by Bancorp to FMS (or by FMS to Bancorp) of such failure;

(d)     By either Bancorp or FMS, if the Closing shall not have occurred by December 31, 2007 or such later date as shall have been agreed to in writing by Bancorp and FMS; provided, that no party may terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s breach of any of its obligations under this Agreement;

(e)     By either Bancorp or FMS if the shareholders of FMS shall have voted at the FMS Meeting and such vote shall not have been sufficient to approve the Agreement;

(f)     By either Bancorp or FMS (i) if final action has been taken by a Government Entity whose approval or non-objection is required in connection with this Agreement and the transactions contemplated hereby or thereby (other than the Minority Offering), which final action (x) has become unappealable, and (y) does not approve or state a non-objection to this Agreement or the transactions contemplated hereby or thereby, (ii) if any regulatory authority whose approval or non-objection is required in connection with this Agreement and the transactions contemplated hereby or thereby (other than the Minority Offering) has stated in writing that it will not issue the required approval or non-objection, or (iii) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g)     By either Bancorp or FMS (i) if final action has been taken by a Government Entity whose approval or non-objection is required in connection with the Minority Offering, which final action (x) has become unappealable, and (y) does not approve or state a non-objection to the Minority Offering, or (ii) if any regulatory authority whose approval or non-objection is required in connection with the Minority Offering has stated in writing that it will not issue the required approval or non-objection, (iii) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Minority Offering an such order, decree, ruling or other action shall have become final and nonappealable;

(h)     By either Bancorp or FMS (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger, as set forth in Article VII, cannot be satisfied or fulfilled by December 31, 2007.

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(i)     By Bancorp if (a) at any time prior to the FMS Meeting, the FMS Board of Directors shall have failed for any reason to make its recommendation referred to in Section 3.18, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Bancorp, or (ii) the FMS Board of Directors shall have failed for any reason to call, give notice of, convene and hold the FMS Meeting;

(j)     By Bancorp if a tender offer or exchange offer for 25% or more of the outstanding shares of FMS Common Stock is commenced (other than by Bancorp), and the FMS Board of Directors recommends that the shareholders of FMS tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act;

(k)     At any time prior to the FMS Meeting, by FMS in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by FMS and the FMS Board of Directors in compliance with Section 6.2 hereof, provided, however, that this Agreement may be terminated by FMS pursuant to this Section 8.1(k) only after the third calendar day following Bancorp’s receipt of written notice from FMS advising Bancorp that FMS is prepared to enter into an Acquisition Agreement with respect to a Superior Proposal, and only if, during such three-calendar day period, Bancorp does not, in its sole discretion, make an offer to FMS that Bancorp’s Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal; or

(l)     By FMS if any requisite approval or non-objection of the OTS contemplated in Section 6.5 shall have not been obtained.

8.2          Effect of Termination.

(a)     In the event of termination of this Agreement pursuant to any provision of Section 8.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Section 3.1 and Article VIII, and (ii) any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b)     In recognition of the efforts, expenses and other opportunities foregone by Bancorp while structuring and pursuing the Merger, the parties hereto agree that FMS shall pay to Bancorp a termination fee of seven million three hundred thousand dollars ($7,300,000) (the “FMS Termination Fee”) in the manner and subject to the conditions set forth below if:

(i)     this Agreement is terminated by Bancorp pursuant to Section 8.1(i) or 8.1 (j);

(ii)     this Agreement is terminated by Bancorp pursuant to Sections 8.1(b) or 8.1(c) and, in each case, within 18 months after such termination FMS or a FMS Subsidiary enters into any agreement with respect to, or consummates, any Acquisition;

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(iii)     this Agreement is terminated by Bancorp pursuant to Sections 8.1(b) or 8.1(c) resulting from the intentional or willful conduct or gross negligence of FMS;

(iv)     this Agreement is terminated by either Bancorp or FMS pursuant to Section 8.1(e), and an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of FMS or the FMS Board of Directors (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of FMS contemplated by this Agreement at the FMS Meeting; or

(v)     this Agreement is terminated by FMS pursuant to Section 8.1(k).

In the event the FMS Termination Fee shall become payable pursuant to Section 8.2(b)(i), (iii) or (iv), (x) FMS shall pay to Bancorp an amount equal to three million seven hundred thousand dollars ($3,700,000) on or before the third Business Day following termination of this Agreement, and (y) if within 18 months after such termination FMS or a FMS Subsidiary enters into any agreement with respect to, or consummates, any Acquisition, FMS shall pay to Bancorp the FMS Termination Fee (net of any payment made pursuant to clause (x) above) on the earliest of the date of execution of such agreement or consummation of the Acquisition. In the event the FMS Termination Fee shall become payable pursuant to Section 8.2(b)(ii), FMS shall pay to Bancorp the entire FMS Termination Fee on the earliest of the date of execution of such agreement or consummation of the Acquisition. In the event the FMS Termination Fee shall become payable pursuant to Section 8.2(v), FMS shall pay to Bancorp the entire FMS Termination Fee within three Business Days following the date of termination of this Agreement. Any amount that becomes payable pursuant to this Section 8.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Bancorp.

(c)     In recognition of the efforts, expenses and other opportunities foregone by Bancorp while structuring and pursuing the Merger, the parties hereto agree that FMS shall pay to Bancorp a termination fee of one million eight hundred thousand dollars ($1,800,000) if FMS terminates this Agreement pursuant to Section 8.1(l) and within 18 months after such termination FMS or a FMS Subsidiary enters into any agreement with respect to, or consummates, any Acquisition (the “FMS Section 8.1(l) Termination Fee”). In the event the FMS Section 8.1(l) Termination Fee shall become payable pursuant to this Section 8.2(c), FMS shall pay to Bancorp the entire FMS Section 8.1(l) Termination Fee on the earliest of the date of execution of such agreement or consummation of the Acquisition. Any amount that becomes payable pursuant to this Section 8.2(c) shall be paid by wire transfer of immediately available funds to an account designated by Bancorp.

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(d)     Except as provided in Sections 8.2(b) and 8.3, whether or not the Merger is consummated, all out of pocket expenses, including, without limitation, reasonable legal accounting and investment banking expenses incurred by such other party in connection with the entering into this Agreement and the carrying out of all acts contemplated hereunder (collectively referred to hereunder as the “Costs”) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such Costs.

(e)     In no event shall any officer, agent, or director of FMS, any FMS Subsidiary, Bancorp or any Bancorp Subsidiary, be personally liable thereunder for any default by any party in any of its obligations hereunder unless any such default was intentionally caused by such officer, agent or director.

(f)     In no event shall Bancorp be entitled to receive both the FMS Termination Fee and the FMS Section 8.1(1) Termination Fee.

8.3          Bancorp Termination Payment.

(a)     Bancorp Special Payment. As a condition of FMS’ willingness to, and in order to induce FMS to, enter into this Agreement, and to reimburse FMS for incurring the damages, costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Bancorp hereby agrees to pay to FMS, as liquidated damages and in lieu of any other rights or remedies under this Agreement, a cash payment (the “Special Payment”) only if (i) the Agreement is terminated pursuant to Section 8.1(f) or Section 8.1(g), or (ii) Bancorp does not consummate the Minority Offering and is otherwise unable to consummate the Merger by December 31, 2007 or such later date agreed to as contemplated in Section 8.1(d) other than as a result of the failure to obtain any requisite approval or non-objection of the OTS contemplated in Section 6.5; provided, however, that Bancorp shall not have breached its obligation set forth in Section 6.5, or (iii) FMS has terminated this Agreement in accordance with Section 8.1(b) or 8.1(c) because Bancorp has intentionally and willfully breached any of its representations or warranties herein or intentionally and willfully failed to perform or comply with any of its covenants or agreements herein, to such extent as to permit such termination (each of such reasons for termination being hereinafter referred to as the “Special Payment Event”). If the Special Payment Event is pursuant to subsection (i) or (ii) of this Section 8.3(a), then the Special Payment shall amount to five million five hundred thousand dollars ($5,500,000). If the Special Payment Event is pursuant to subsection (iii) of this Section 8.3(a), then the Special Payment shall amount to three million seven hundred thousand dollars ($3,700,000). Notwithstanding the foregoing, Bancorp shall have no obligation to make the Special Payment to FMS if the Special Payment Event is primarily due to a breach of a representation or warranty of FMS (subject to the standard set forth in Section 7.2(c) of this Agreement) or a breach by FMS of one or more covenants in this Agreement, which breach of representation, warranty or covenant is the principal cause of the occurrence of the Special Payment Event.

(b)     Payment Required. Any payment required to be made under this Section 8.3 shall be paid by Bancorp to FMS by wire transfer of immediately available funds to an account designated by FMS within three (3) Business Days after demand by FMS.

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(c)     Exclusivity of Remedy. Notwithstanding anything to the contrary set forth in this Agreement, if Bancorp pays or causes to be paid to FMS the Special Payment, Bancorp will not have any further obligations or liabilities to FMS with respect to this Agreement or the transactions contemplated by this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1          Entire Agreement; Amendment. This Agreement, the Confidentiality Agreement and the other documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. This Agreement may be amended by the parties at any time before or after approval of this Agreement by the FMS Shareholders, except that after such approval no amendment shall be made without the further approval of the FMS Shareholders if such amendment: (a) alters or changes the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of FMS Common Stock, (b) alters or changes any term of Bancorp’s Charter other than as provided herein, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the FMS Shareholders. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.2          Governing Law. This Agreement shall be construed and interpreted according to the Laws of the Commonwealth of Pennsylvania except to the extent federal law may apply.

9.3          Assignment. This Agreement shall not be assigned by operation of law or otherwise.

9.4          Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission (receipt electronically confirmed) or two days after deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

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IF TO BANCORP:	Beneficial Mutual Bancorp, Inc.
George W. Nise
President and Chief Executive Officer
510 Walnut Street
Philadelphia, Pennsylvania 19106
Fax No.: (215) 864-1770
with a copy to:

Gary R. Bronstein, Esq.
Muldoon Murphy & Aguggia LLP
5101 Wisconsin Avenue, NW
Washington, DC 20016
Fax No.: (202) 966-9409

IF TO FMS:	FMS Financial Corporation Craig W. Yates President and Chief Executive Officer 3 Sunset Road Burlington, New Jersey 08016 Fax No.: (609) 386-1979 with a copy to:
John J. Spidi, Esq. Malizia Spidi & Fisch, PC 901 New York Avenue, NW Suite 210 East Washington, DC 20001 Fax No.: (202) 434-4661

9.5          Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

9.6          Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

9.7          Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement. If, however, any provision of this Agreement is held invalid by a court of competent jurisdiction, then the parties hereto shall in good faith amend this Agreement to include an alternative provision that accomplishes a result which is not materially different.

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9.8          Specific Performance. The parties agree that the assets and business of FMS as a going concern constitute unique property. There is no adequate remedy at Law for the damage which any party might sustain for failure of the other parties to consummate the Merger and the transactions contemplated by this Agreement, and accordingly, each party shall be entitled, at its option, to the remedy of specific performance to enforce the Merger pursuant to this Agreement.

9.9          No Reliance. Except for the parties to this Agreement and any Indemnified Parties under Section 3.5 of this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

9.10        Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Bancorp with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of FMS, the officers of Bancorp are fully authorized to take any such action in the name of FMS.

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IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

BENEFICIAL SAVINGS BANK MHC

By:	/s/ George W. Nise

George W. Nise President and Chief Executive Officer

BENEFICIAL MUTUAL BANCORP, INC.

By:	/s/ George W. Nise

George W. Nise President and Chief Executive Officer

BENEFICIAL MUTUAL SAVINGS BANK

By:	/s/ George W. Nise

George W. Nise President and Chief Executive Officer

FMS FINANCIAL CORPORATION

By:	/s/ Craig W. Yates

Craig W. Yates President and Chief Executive Officer

FARMERS AND MECHANICS BANK

By:	/s/ Craig W. Yates

Craig W. Yates President and Chief Executive Officer

64

EXHIBIT A

CORPORATE MERGER AGREEMENT

of

FMS FINANCIAL CORPORATION

with and into

MERGER CORP.

THIS CORPORATE MERGER AGREEMENT ("Plan of Merger") is entered into as of the ___ day of ________, 200__ by and between FMS FINANCIAL CORP. (“FMS”), a corporation existing under the laws of the State of New Jersey, and MERGER CORP. (“Interim”), an interim corporation organized under the laws of the United States of America by Beneficial Mutual Bancorp, Inc., a subsidiary holding company chartered and existing under the laws of the United States of America.

WHEREAS, this Plan of Merger is being entered into pursuant to the Agreement and Plan of Merger dated as of _________, 2006 (the “Merger Agreement”) by and among Beneficial Savings Bank MHC, Beneficial Mutual Bancorp, Inc., Beneficial Mutual Savings Bank, FMS Financial Corporation and Farmers and Mechanics Bank; and

WHEREAS, this Plan of Merger has been approved by the required vote of the directors of each of FMS and Interim.

NOW, THEREFORE, in consideration of the covenants and agreements of the parties contained herein, the parties hereto hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of FMS with and into Interim (the “Merger”).

1.
Effective Time of the Merger. The Merger shall not be effective unless and until the Merger receives any necessary approvals from the Office of Thrift Supervision pursuant to 12 C.F.R. 563.22 or such other later time specified on the Articles of Combination filed with the Office of Thrift Supervision and the Cerificate of Merger filed with the New Jersey Secretary of State (the “Effective Time”).

2.	Constituent Institutions. The name of each constituent institution to the Merger is FMS Financial Corporation and Merger Corp.

3.	Name of the Resulting Institution . The resulting institution in the Merger shall be Merger Corp. (Interim is sometimes referred to herein as the “Resulting Institution”).

1

4.
Terms and Conditions of Merger . Subject to the terms and conditions of this Plan of Merger, at the Effective Time, FMS shall be merged with and into Interim pursuant to the provisions of, and with the effect provided under the laws of the United States of America and the State of New Jersey. At the Effective Time, the separate existence of FMS shall cease and Interim as the resulting institution, shall continue unaffected and unimpaired by the Merger.

5.
Charter . At the Effective Time, the charter of Interim, as in effect immediately prior to the Effective Time, shall constitute the charter of the Resulting Institution unless and until the same shall be amended as provided by law and the terms of such charter.

6.
Bylaws . At the Effective Time, the bylaws of Interim, as in effect immediately prior to the Effective Time, shall be the bylaws of the Resulting Institution, unless and until amended or repealed as provided by law, its charter and such bylaws.

7.
Directors of Resulting Institution .   The names of the persons who shall constitute the Board of Directors of the Resulting Institution after the Effective Time are listed in Appendix A hereto attached.

8.
Effect on Outstanding Shares of FMS Common Stock . At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $.10 per share, of FMS shall automatically be converted into one share of common stock, par value $1.00 share, of Interim (“Interim Common Stock”).

9.
Conditions to Each Party’s Obligation to Effect the Merger . The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the conditions set forth in the Agreement and Plan of Merger.

10.	Termination . This Plan of Merger shall terminate automatically upon termination of the Agreement and Plan of Merger.

11.	Amendment . This Plan of Merger may not be amended except by an agreement in writing signed on behalf of each of the parties hereto.

12.	Governing Law. This Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the United States of America.

13.	Captions . The captions heading the sections in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

14.
Counterparts . This Plan of Merger may be executed in two or more counterparts, any of which may be facsimile copies, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

2

IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be duly executed and delivered by its duly authorized officers as of the date first above written.

ATTEST:	FMS FINANCIAL CORP.

___________________________

By: ___________________________
Craig W. Yates
Its:President and Chief Executive Officer

ATTEST:	BENEFICIAL MUTUAL BANCORP, INC.

___________________________	By: ___________________________
George W. Nise
Its:President and Chief Executive Officer

3

EXHIBIT B

MID-TIER MERGER AGREEMENT

of

MERGER CORP.

with and into

BENEFICIAL MUTUAL BANCORP, INC.

THIS MID-TIER MERGER AGREEMENT (“Plan of Merger”) is entered into as of the ___ day of ____________, ____ by and between MERGER CORP., an interim stock corporation chartered and existing under the laws of the United States of America (“Interim”), and BENEFICIAL MUTUAL BANCORP, INC. , a stock mid-tier company chartered and existing under the laws of the United States of America (the “Beneficial”).

WHEREAS , this Plan of Merger is being entered into pursuant to the Agreement and Plan of Merger dated as of ____________ among Beneficial Savings Bank MHC, Beneficial Mutual Bancorp, Inc., Beneficial Mutual Savings Bank, FMS Financial Corporation and Farmers and Mechanics Bank (the “Agreement and Plan of Merger”); and

WHEREAS , this Plan of Merger has been approved by the required vote of the directors of each of Interim and Beneficial.

NOW, THEREFORE, in consideration of the covenants and agreements of the parties contained herein, the parties hereto hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of Interim with and into Beneficial.

1.	The Merger. On the date on which the Effective Time (as defined below) shall occur, Interim shall merge with and into Beneficial (the “Merger”).

2.
Effective Time of the Merger. The Merger shall not be effective unless and until the Merger receives any necessary approvals from the Office of Thrift Supervision pursuant to 12 C.F.R. 563.22 or such other later time specified on the Articles of Combination filed with the Office of Thrift Supervision (the “Effective Time”).

3.	Constituent Institutions. The name of each constituent institution to the Merger is Merger Corp. and Beneficial Mutual Bancorp, Inc.

4.
Name of the Resulting Institution . The resulting corporation in the Merger shall be Beneficial Mutual Bancorp, Inc. (Beneficial Mutual Bancorp, Inc. is sometimes referred to herein as the “Resulting Institution”).

1

5.	Location of Home Office and Other Offices of Resulting Institution . The location of the Resulting Institution shall be 510 Walnut Street, Philadelphia, Pennsylvania 19106.

6.
Terms and Conditions of Merger . Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Interim shall be merged with and into Beneficial pursuant to the provisions of, and with the effect provided under the laws of the United States of America. At the Effective Time, the separate existence of Interim shall cease and Beneficial as the resulting institution, shall continue unaffected and unimpaired by the Merger.

7.
Charter . At the Effective Time, the federal stock charter of Beneficial, as in effect immediately prior to the Effective Time, shall constitute the charter of the Resulting Institution, unless and until the same shall be amended as provided by law and the terms of such charter.

8.
Bylaws . At the Effective Time, the federal stock bylaws of Beneficial, as in effect immediately prior to the Effective Time, shall be the bylaws of the Resulting Institution, unless and until amended or repealed as provided by law, its charter and such bylaws.

9.
Directors of Resulting Institution . The names of the persons who shall constitute the Board of Directors of the Resulting Institution after the Effective Time are listed in Appendix A hereto attached.

10.
Effect on Outstanding Shares of Merger Corp. Common Stock . At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $1.00 per share, of Interim that is outstanding as of the Effective Time shall automatically be converted into the right to receive Merger Consideration as defined in the Agreement and Plan of Merger.

11.
Conditions to Each Party’s Obligation to Effect the Merger . The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the conditions set forth in the Agreement and Plan of Merger.

12.	Termination . This Plan of Merger shall terminate automatically upon termination of the Agreement and Plan of Merger.

13.	Amendment . This Plan of Merger may not be amended except by an agreement in writing signed on behalf of each of the parties hereto.

14.	Governing Law. This Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the United States of America.

2

15.	Captions . The captions heading the sections in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

16.
Counterparts . This Plan of Merger may be executed in two or more counterparts, any of which may be facsimile copies, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

3

IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be duly executed and delivered by its duly authorized officers as of the date first above written.

ATTEST:	BENEFICIAL MUTUAL BANCORP, INC.

___________________________	By: ___________________________
George W. Nise
Its: President and Chief Executive Officer

ATTEST:	MERGER CORP.

___________________________	By: ___________________________
George W. Nise
Its: President and Chief Executive Officer

4

APPENDIX A

Directors of Resulting Institution

Name	Residence Address	Year Term Expires

5

EXHIBIT C

BANK MERGER AGREEMENT

of

FARMERS AND MECHANICS BANK

with and into

BENEFICIAL MUTUAL SAVINGS BANK

THIS BANK MERGER AGREEMENT (“Plan of Bank Merger”) is entered into as of the __ day of _________, 200__ by and between FARMERS AND MECHANICS BANK, a stock savings bank chartered and existing under the laws of the United States of America, (“FMB”) and BENEFICIAL MUTUAL SAVINGS BANK , a stock savings bank chartered and existing under the laws of the Commonwealth of Pennsylvania (“BMSB”); and

WHEREAS, this Plan of Bank Merger is being entered into pursuant to the Agreement and Plan of Merger dated as of _____________, 2006 (the “Merger Agreement”) by and between Beneficial Savings Bank MHC, Beneficial Mutual Bancorp, Inc., Beneficial Mutual Savings Bank, FMS Financial Corporation and Farmers and Mechanics Bank; and

WHEREAS, this Plan of Bank Merger has been approved by the required vote of the directors of each of FMB and BMSB.

NOW, THEREFORE, in consideration of the covenants and agreements of the parties contained herein, the parties hereto hereby make, adopt and approve this Plan of Bank Merger in order to set forth the terms and conditions for the merger of FMB with and into BMSB (the “Merger”).

1.
Effective Time of the Merger. The Merger shall not be effective unless and until the Merger receives any necessary approvals from the Office of Thrift Supervision pursuant to 12 C.F.R. 563.22 or such other later time specified on the Articles of Combination filed with the Office of Thrift Supervision and the Certificate of Merger issued by the Pennsylvania Department of State (the “Effective Time”).

2.	Constituent Institutions. The name of each constituent institution to the Merger is Beneficial Mutual Savings Bank and Farmers and Mechanics Bank.

3.	Name of the Resulting Institution . The resulting institution in the Merger shall be Beneficial Mutual Savings Bank (BMSB is sometimes referred to herein as the “Resulting Institution”).

1

4.	Location of Home Office and Other Offices of Resulting Institution . The location of the principal office and other offices of the Resulting Institution are listed in Appendix A hereto attached.

5.
Terms and Conditions of Merger . Subject to the terms and conditions of this Plan of Bank Merger, at the Effective Time, FMB shall be merged with and into BMSB pursuant to the provisions of, and with the effect provided under the laws of, the United States of America and the State of Pennsylvania. At the Effective Time, the separate existence of FMB shall cease and BMSB as the resulting institution, shall continue unaffected and unimpaired by the Merger.

6.
Charter . At the Effective Time, the charter of BMSB, as in effect immediately prior to the Effective Time, shall constitute the charter of the Resulting Institution, unless and until the same shall be amended as provided by law and the terms of such charter.

7.
Bylaws . At the Effective Time, the bylaws of BMSB, as in effect immediately prior to the Effective Time, shall be the bylaws of the Resulting Institution, unless and until amended or repealed as provided by law, its charter and such bylaws.

8.
Savings Account Issuance by Resulting Institution . After the Effective Time, the Resulting Institution will continue to issue deposit accounts, including savings accounts, on the same basis as immediately prior to the Effective Time.

9.
Directors of Resulting Institution . The names of the persons who shall constitute the Board of Directors of the Resulting Institution after the Effective Time are listed in Appendix B hereto attached.

10.
Conditions to Each Party’s Obligation to Effect the Merger . The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the conditions set forth in the Merger Agreement.

11.	Termination . This Plan of Bank Merger shall terminate automatically upon termination of the Merger Agreement.

12.	Amendment . This Plan of Bank Merger may not be amended except by an agreement in writing signed on behalf of each of the parties hereto.

13.	Governing Law. This Plan of Bank Merger shall be governed by and construed and enforced in accordance with the laws of the United States of America.

14.	Captions . The captions heading the sections in this Plan of Bank Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Bank Merger.

15.
Counterparts . This Plan of Bank Merger may be executed in two or more counterparts, any of which may be facsimile copies, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

2

IN WITNESS WHEREOF, each of the Parties has caused this Plan of Bank Merger to be duly executed and delivered by its duly authorized officers as of the date first above written.

ATTEST:	BENEFICIAL MUTUAL SAVINGS BANK

___________________________	By: __________________________
George W. Nise
Its: President and Chief Executive Officer

ATTEST:	FARMERS AND MECHANICS BANK

___________________________	By: ___________________________
Craig W. Yates
Its: President and Chief Executive Officer

3

APPENDIX A

Location of Home Office and Other Offices of Resulting Institution

Main Office:

Branch Offices:

4

APPENDIX B

Directors of Resulting Institution

Name	Residence Address	Year Term Expires

5

EXHIBIT D

[Form of Voting Agreement for Directors]

October 12, 2006

Beneficial Mutual Bancorp, Inc.
510 Walnut Street
Philadelphia, Pennsylvania 19106

To the Board of Directors:

The undersigned is a director of FMS Financial Corporation (“FMS”) and the beneficial holder of shares of common stock of FMS (the “FMS Common Stock”).

Beneficial Mutual Bancorp, Inc. (“Bancorp”) and FMS have entered into an Agreement and Plan of Merger (the “Agreement”) that provides for the acquisition of FMS through the merger of FMS with and into a federally chartered interim company to be formed by Bancorp to effect the transactions contemplated by the Agreement (the “Merger”).

In consideration of the substantial expenses that Bancorp will incur in connection with the transactions contemplated by the Agreement and to induce Bancorp to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a stockholder of FMS, and not in his capacity as a director of FMS, as follows:

1.      While this letter agreement is in effect the undersigned shall not, directly or indirectly, except with the prior approval of Bancorp (a) sell or otherwise dispose of or encumber prior to the record date of the FMS Meeting (as defined in the Agreement) any or all of his shares of FMS Common Stock, or (b) deposit any shares of FMS Common Stock into a voting trust or enter into a voting agreement (other than this letter agreement) or arrangement with respect to any shares of FMS Common Stock or grant any proxy with respect thereto, other than to other members of the Board of Directors of FMS for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2.      While this letter agreement is in effect the undersigned shall vote or cause to be voted all of the shares of FMS Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the FMS Meeting; and (b) against any Acquisition Proposal (as defined in the Agreement) (other than the Merger).

3.      The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Bancorp shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

1

4.      The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting or dispositive power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a stockholder of FMS and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of FMS.

5.      This letter agreement shall automatically terminate upon the earlier of (i) the favorable vote of FMS’s shareholders with respect to the approval of the Agreement and the Merger, (ii) the termination of the Agreement in accordance with its terms, or (iii) the Effective Time (as that term is defined in the Agreement) of the Merger.

6.      As of the date hereof; the undersigned has voting power with respect to ______________ shares of FMS Common Stock.

[ Signature page follows ]

2

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Accepted and agreed to as of
the date first above written:

Beneficial Mutual Bancorp, Inc.

By: George W. Nise Its: President and Chief Executive Officer
3

[Form of Voting Agreement for Non-director Officer/Shareholder]

October 12, 2006

Beneficial Mutual Bancorp, Inc.
510 Walnut Street
Philadelphia, Pennsylvania 19106

To the Board of Directors:

The undersigned is the beneficial holder of greater than 5% of the shares of common stock of FMS (the “FMS Common Stock”).

Beneficial Mutual Bancorp, Inc. (“Bancorp”) and FMS have entered into an Agreement and Plan of Merger (the “Agreement”) that provides for the acquisition of FMS through the merger of FMS with and into a federally chartered interim company to be formed by Bancorp to effect the transactions contemplated by the Agreement (the “Merger”).

In consideration of the substantial expenses that Bancorp will incur in connection with the transactions contemplated by the Agreement and to induce Bancorp to proceed to incur such expenses, the undersigned agrees and undertakes, in her capacity as a stockholder of FMS, as follows:

1.     While this letter agreement is in effect the undersigned shall not, directly or indirectly, except with the prior approval of Bancorp (a) sell or otherwise dispose of or encumber prior to the record date of the FMS Meeting (as defined in the Agreement) any or all of her shares of FMS Common Stock, or (b) deposit any shares of FMS Common Stock into a voting trust or enter into a voting agreement (other than this letter agreement) or arrangement with respect to any shares of FMS Common Stock or grant any proxy with respect thereto for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2.     While this letter agreement is in effect the undersigned shall vote or cause to be voted all of the shares of FMS Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the FMS Meeting; and (b) against any Acquisition Proposal (as defined in the Agreement) (other than the Merger).

3.     The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Bancorp shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

1

4.     The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others.

5.     This letter agreement shall automatically terminate upon the earlier of (i) the favorable vote of FMS’ stockholders with respect to the approval of the Agreement and the Merger, (ii) the termination of the Agreement in accordance with its terms, or (iii) the Effective Time (as that term is defined in the Agreement) of the Merger.

6.     As of the date hereof; the undersigned has voting power with respect to ______________ shares of FMS Common Stock.

[ Signature page follows ]

2

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Accepted and agreed to as of
the date first above written:

Beneficial Mutual Bancorp, Inc.

By: George W. Nise Its: President and Chief Executive Officer

3

EXHIBIT E

October 12, 2006

Beneficial Mutual Bancorp, Inc.
510 Walnut Street
Philadelphia, Pennsylvania 19106

Ladies and Gentlemen:

I have been advised that I may be deemed to be, but do not admit that I am, an “affiliate” of FMS Financial Corporation (“FMS”), a New Jersey corporation, as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of __________, 2006 (the “Merger Agreement”), by and among FMS, Farmers and Mechanics Bank, Beneficial Savings Bank, MHC, Beneficial Mutual Bancorp, Inc. and Beneficial Mutual Savings Bank, FMS will be acquired by Bancorp by means of a merger (the “Merger”).

I further understand that as a result of the Merger, I may receive shares of common stock, par value $1.00 per share, of Beneficial Mutual Bancorp, Inc. (“Beneficial Mutual Common Stock”) in exchange for shares of common stock, par value $0.10 per share, of FMS (“FMS Common Stock”).

I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Beneficial Mutual Common Stock, to the extent I felt necessary, with my counsel or counsel for FMS.

I represent, warrant and covenant with and to Beneficial Mutual Bancorp, Inc. that in the event I receive any shares of Beneficial Mutual Common Stock as a result of the Merger:

1.      I shall not make any sale, transfer, or other disposition of such shares of Beneficial Mutual Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, which is not anticipated, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Beneficial Mutual Bancorp, Inc., or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.

1

2.      I understand that, subject to the last paragraph of this letter, Beneficial Mutual Bancorp, Inc. is under no obligation to register the sale, transfer or other disposition of shares of Beneficial Mutual Common Stock by me or on my behalf under the Securities Act or to take any other action necessary to make compliance with an exemption from such registration available.

3.      I understand that stop transfer instructions will be given to Beneficial Mutual Bancorp, Inc.’s transfer agent with respect to shares of Beneficial Mutual Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued as a result of the merger of FMS Financial Corporation with and into a subsidiary of Beneficial Mutual Bancorp, Inc., in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Beneficial Mutual Bancorp, Inc., a copy of which agreement is on file at the principal offices of Beneficial Mutual Bancorp, Inc.”

4.      I understand that, unless the transfer by me of the Beneficial Mutual Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Beneficial Mutual Bancorp, Inc. reserves the right, in its sole discretion, to place the following legend on the certificates for such shares, or any substitutions therefor, issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of FMS Financial Corporation with and into a subsidiary of Beneficial Mutual Bancorp Inc., in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Beneficial Mutual Bancorp, Inc. (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Beneficial Mutual Bancorp, Inc., to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to Beneficial Mutual Bancorp, Inc. that Beneficial Mutual Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

I further understand and agree that the provisions of Rule 145 shall apply to all shares of Beneficial Mutual Common Stock that my spouse, any relative of mine, or any relative of my spouse, any one of whom has the same home as me, receives as a result of the Merger.

2

By acceptance hereof, Beneficial Mutual Bancorp, Inc. agrees, for a period of two years after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that it will use commercially reasonable efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me if I desire to transfer any Beneficial Mutual Common Stock issued to me in the Merger. In addition, Beneficial Mutual Bancorp, Inc. shall cause its legal counsel to respond promptly to any requests from Beneficial Mutual Bancorp Inc.’s transfer agent for the issuance of an opinion that any transfer by me that complies with the requirements of Rule 145 and 144 may be made provided such counsel receives customary representation letters and all other information and documentation reasonably required by Beneficial Mutual Bancorp from me. Further, if at any point in time I hold certificates representing shares of Beneficial Mutual Bancorp, Inc. Common Stock received by me in the Merger and such certificates bear a restrictive legend, upon expiration of the restrictions set forth in Rule 145 and applicable to me, upon my request, Beneficial Mutual Bancorp, Inc. shall cause its legal counsel to promptly issue an opinion to the transfer agent or provide other documentation reasonably acceptable to the transfer agent so as to cause such certificates to be reissued without such restrictive legend.

[ Signature page follows ]

3

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Accepted and agreed to as of
the date first above written:

Beneficial Mutual Bancorp, Inc.

By: George W. Nise Its: President and Chief Executive Officer

4

EXHIBIT F

Directors and Officers of BANCORP

Directors:

George W. Nise
R. Joseph Barnes, Jr.
Edward G. Boehne
Frank A. Farnesi
Elizabeth H. Gemmill
Thomas F. Hayes
Paul M. Henkels
William J. Henrich, Jr., Esq.
Charles Kahn, Jr.
Thomas J. Lewis
James J. Maguire
Joseph J. McLaughlin
Michael J. Morris
Donald F. O’Neill

Officers:

Name	Title

George W. Nise	President and Chief Executive Officer
Robert W. Keddie, Jr.	Senior Executive Vice President, Secretary and Chief Information Officer
Joseph F. Conners	Executive Vice President and Chief Financial Officer
Paul R. Driscoll	Executive Vice President
Andrew J. Miller	Executive Vice President and Chief Lending Officer

Appendix B

___________, 2007

The Board of Directors
FMS Financial Corporation
3 Sunset Road
Burlington, New Jersey 08016

Members of the Board:

You have requested our opinion as investment bankers that the consideration offered pursuant to the Agreement and Plan of Merger, dated as of October 12, 2006, by and between Beneficial Savings Bank, MHC (“Beneficial MHC”), Beneficial Mutual Bancorp, Inc. (“Bancorp”), Beneficial Mutual Savings Bank (“BMSB”), FMS Financial Corporation (“FMS”), and Farmers & Mechanics Bank (“FMB”) (the “Agreement”), to the holders of FMS common stock, par value $0.10 per share (the “FMS Common Stock”), is fair from a financial point of view.

Pursuant to the Agreement, immediately following a minority stock offering by Bancorp (Minority Stock Offering”), FMS shall be merged with and into Merger Corp. (a subsidiary of Bancorp created for the purpose of effecting this transaction) and FMB shall be merged with and into BMSB and each issued and outstanding share of FMS Common Stock will be converted into the right to receive, at the election of the holder, subject to certain procedures and limitations set forth in the Agreement, (i) 2.80 shares of Bancorp Common Stock, (ii) $28.00 in cash, or (iii) a combination of the Bancorp Common Stock and cash (the “Merger”).  The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

Ryan Beck & Co. (“Ryan Beck”) as a customary part of its investment banking business is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In conducting our investigation and analysis of the Merger, we have met with members of senior management of both Bancorp and FMS to discuss their operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Agreement and related documents; (ii) Bancorp’s Annual Report for the years ended December 31, 2005 and 2004; (iii) FMS’ Forms 10-K for the years ended December 31, 2005, 2004 and 2003, Form 10-Q for the periods ended September 30, 2006, June 30, 2006 and March 31, 2006; (iv) FMS’ Proxy Statement dated March 24, 2006;   (v) the historical stock prices and trading volume of FMS’ common stock; (vi) certain operating and financial information provided to Ryan Beck by the management of Bancorp relating to its business and prospects; (vii) the publicly available financial data of thrift organizations which Ryan Beck deemed generally comparable to Bancorp; (viii) certain operating and financial information provided to Ryan Beck by the management of FMS relating to its business and prospects; (ix) the publicly available financial data of thrift organizations which Ryan Beck deemed generally comparable to FMS; and (x) the terms of recent acquisitions of thrift organizations which Ryan Beck deemed generally comparable in whole or in part to FMS. We also conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate.

FMS Financial Corporation
____________, 2007

While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by the respective institutions or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the management of FMS and Bancorp as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us and in certain instances we have made certain adjustments to such financial and operating forecasts, which in our judgment were appropriate under the circumstances. In addition, we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of management. Ryan Beck is not an expert in evaluating loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheets of Bancorp and FMS at June 30, 2006, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. We also assumed that the Merger in all respects is, and will be consummated in compliance with all laws and regulations applicable to Beneficial MHC, Bancorp, BMSB, FMS and FMB and that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Beneficial MHC, Bancorp, BMSB, FMS, FMB or the combined entity, as the case may be, or on the contemplated benefits of the Merger, including any expected synergies. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of either Bancorp or FMS or their respective subsidiaries, nor have we reviewed any loan files of Bancorp or FMS or their respective subsidiaries. We have not made any independent evaluation or appraisal, nor do we express any opinion, with respect to the value of the Bancorp Common Stock to be received by FMS Common Stock stockholders, and we do not express any opinion as to any appraisal or valuation with respect to the Bancorp Common Stock to be issued in connection with the Minority Stock Offering or its market value following completion of the Minority Stock Offering.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances.  Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof.

FMS Financial Corporation
____________, 2007

We have been retained by the Board of Directors of FMS as an independent contractor to determine whether the consideration offered to FMS shareholders in the Merger as provided and described in the Agreement is fair, from a financial point of view, to FMS shareholders. Ryan Beck will receive a fee for its services, a significant portion of which is due upon consummation of the Merger. Ryan Beck has had a prior investment banking relationship with FMS. Ryan Beck’s research department does not provide published investment analysis on FMS. Ryan Beck acts as a market maker in FMS’ common stock. Over the past three years, Ryan Beck has had a prior investment banking relationship with Bancorp. Ryan Beck has disclosed to FMS that Ryan Beck intends to propose its services to act as offering selling agent to Bancorp in the Minority Stock Offering. As of the date of this opinion, Ryan Beck is not engaged to act in such capacity and there are no assurances that Bancorp will choose Ryan Beck as its selling agent in the offering.

In the ordinary course of our business as a broker-dealer, we may actively trade equity securities of FMS for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

While we are under no obligation to perform further services or monitor developments with respect to the Merger after the date of this opinion, we reserve the right to withdraw, revise or modify our opinion based upon additional information which may be provided to us by Bancorp, FMS and their respective affiliates or legal counsel, which suggests, in our judgment, a material change in the assumptions upon which our opinion is based.

Our opinion is directed to the Board of Directors of FMS and does not constitute a recommendation to any director or shareholder of FMS as to how such director or shareholder should vote at any directors’ or shareholders’ meeting held for the purpose of approving or otherwise in connection with the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent. We have not considered, nor are we expressing any opinion herein with respect to, the price at which Bancorp common stock will trade following the consummation of the Minority Stock Offering or the Merger.

Based upon and subject to the foregoing, it is our opinion that the consideration offered to FMS shareholders in the Merger as provided and described in the Agreement is fair to the holders of FMS common stock from a financial point of view.

Very truly yours,

Ryan Beck & Co., Inc.

Appendix C

AUDIT COMMITTEE CHARTER
FMS Financial Corporation
Farmers & Mechanics Bank
Revised as of January 2004

MISSION STATEMENT

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Bank’s financial reporting process and systems of internal controls regarding finance, accounting, risk management and regulatory compliance.
•	Monitor the independence and performance of the Bank’s independent auditors and outsourced internal auditing department.
•	Provide an avenue of communication among the independent auditors, management, the outsourced internal auditing department and the Board of Directors.

To effectively perform his or her role, each Committee member will obtain an understanding of the detailed responsibilities of Audit Committee membership.

COMMITTEE COMPOSITION

The Audit Committee and its members shall meet all applicable requirements of the National Securities Exchange or National Securities Association on which the corporation is listed, or shall have received an exemption there from.

The audit committee will consist of at least three and no more than seven members of the Board of Directors. The Board nominating committee will appoint committee members and the committee chair.

Each committee member will be both independent and financially literate. No committee member shall simultaneously serve on the audit committees of more than two other public companies.

MEETINGS

The committee will meet at least four times a year, with authority to convene additional meetings, as circumstances require. All committee members are expected to attend each meeting. The committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. It will meet periodically, with management, internal, and external auditors and separately in executive session with internal auditors and with external auditors. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes will be prepared and approved by the committee at the next scheduled meeting.

ROLES AND RESPONSIBILITIES

The committee will carry out the following responsibilities:

Financial Statements

1.	Review significant accounting and reporting issues and understand their impact on the financial statements. These issues include:

•	Complex or unusual transactions and highly judgmental areas
•	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Bank’s selection or application of accounting principles
•	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Bank

2.
Review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

3.
Review with management and the external auditors the results of the audit, including any difficulties encountered. This review will include any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management.

4.
Discuss the annual audited financial statements and quarterly financial statements with management and the external auditors, including the Bank’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

5.
Review disclosures made by the CEO and the CFO during the Forms 10-K and 10-Q certification process about significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Bank’s internal controls.

6.
Discuss earnings press releases (particularly use of “pro-forma,” or adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies. This review may be general (i.e., the types of information to be disclosed and the type of presentations to be made). The Audit Committee Chairman should discuss with the external auditors each release in advance.

Internal Control

1.	Consider the effectiveness of the Bank’s risk management program and internal control system, including information technology security and control.

2.
Understand the scope of internal and external auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

Internal Audit

1.
Review with management and the outsourced internal audit department, the committee charter, audit schedule and approach, recommendation follow-up matrix, staffing and organizational structure of the internal audit function.

2.	Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement or dismissal of the outsourcing firm providing the internal audit services.

3.	Review the effectiveness of the internal audit function, including the audit risk assessment and compliance with internal audit policy and procedures manual.

4.	On a periodic basis, meet separately with internal audit to discuss any matters that the committee or internal audit believes should be discussed privately.

External Audit

1.	Review the external auditors’ audit scope and approach, including coordination of audit effort with internal audit.

2.	Review the performance of the external auditors, and exercise final approval on the appointment or discharge of the auditors. In performing this review, the committee will:

•
At least annually, obtain and review a report by the independent auditor describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Bank.

•	Take into account the opinions of management and internal audit.
•	Review and evaluate the lead partner of the independent auditor.
•	Present its conclusions with respect to the external auditor to the Board.

3.	Ensure the rotation of the lead audit partner every five years and other audit partners every seven years.

4.	Present its conclusions with respect to the independent auditor to the full Board.

5.	On a regular basis, meet separately with the external auditors to discuss any matters that the committee or auditors believe should be discussed privately.

6.
Review and discuss with the independent accountants, as may be required by law or regulation, (1) all critical accounting policies and practices to be used; (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications or the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountant, and; (3) other material written communications between the independent accountant and management, such as any management letter or schedule of unadjusted differences.

Compliance

1.
Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

2.
Establish procedures for: (1) The receipt, retention, and treatment of complaints received by the listed issuer regarding accounting, internal accounting controls or auditing matters; and (2) the confidential, anonymous submission by employees of the listed issuer of concerns regarding questionable accounting or auditing matters.

3.	Review the findings of any examinations by regulatory agencies, and any auditor observations.

4.	Review the process for communicating the code of conduct to Bank personnel, and for monitoring compliance therewith.

5.	Obtain regular updates from management and Bank legal counsel regarding compliance matters.

Reporting Responsibilities

1.
Regularly report to the Board of Directors about committee activities and issues that arise with respect to the quality or integrity of the Bank’s financial statements, and Bank’s compliance with legal or regulatory requirements, the performance and independence of the Bank’s independent auditors, and the performance of the internal audit function.

2.	Provide an open avenue of communication between internal audit, the external auditors, and the Board of Directors.

3.
Report annually to the shareholders, describing the committee’s composition, responsibilities and how they were discharged, and any other information required by rule, including approval of non-audit services.

4.	Review any other reports the Bank issues that relate to committee responsibilities.

Other Responsibilities

1.	Discuss with management the Bank’s major policies with respect to risk assessment and risk management.

2.	Perform other activities related to this charter as requested by the Board of Directors.

3.	Institute and oversee special investigations as needed.

4.	Review and assess the adequacy of the committee charter annually, requesting Board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.

5.	Confirm annually that all responsibilities outlined in this charter have been carried out.

6.	Evaluate the committee’s and individual members’ performance at least annually.

This Audit Committee Charter was presented and approved by the Audit Committee and the Board of Directors of FMS Financial Corporation on February 24, 2004.

/s/ George J. Barber	/ s/ Roy D. Yates
George J. Barber	Roy D. Yates
Audit Committee Chairman	Chairman of the Board

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

SEC filing fee (1)	$11,187
OTS filing fee	28,800
NASD filing fee (1)	36,940
Pennsylvania filing fee	2,500
Nasdaq application fee	5,000
Nasdaq Stock Market listing fee	150,000
EDGAR, printing, postage and mailing	600,000
Legal fees and expenses (2)	5 50,000
Underwriter’s expenses including counsel fees	75,000
Accounting fees and expenses (3)	5 00,000
Appraiser’s fees and expenses	200 ,000
Reorganization agent fees and expenses	75,000
Transfer agent and registrar fees and expenses	3 0,000
Certificate printing	10,000
Business plan	37,500
Miscellaneous	133,573
Total (4)	$2,445,000
_________________

(1)	Estimated expenses based on the registration of 36,439,975 shares at $10.00 per share.
(2)	Excludes $500,000 related to merger expenses.
(3)	Excludes $200,000 related to merger expenses.
(4)	Excludes $665,000 of financial advisory fees related to the merger.

In addition to the fees set forth above, Sandler O’Neill & Partners, L.P. will receive a fee equal to 0.65% of the total dollar amount of stock sold in the offering, excluding shares purchased by officers, directors, employees, their immediate household family members and ESOP purchases, shares contributed to the foundation and shares exchanged in the merger.

Item 14. Indemnification of Directors and Officers.

Article XII of the Registrant’s Bylaws provide:

Section 1. Indemnification. The Company shall indemnify its directors, officers and employees to the fullest extent authorized by applicable law and regulations as the same exists or may hereafter be amended.

Section 2. Payment of Expenses. If a majority of the directors of the Company concludes that, in connection with an action, any person ultimately may become entitled to indemnification as authorized in Section 1 of this Article, the directors shall authorize payment of reasonable costs and expenses, including reasonable attorney’s fee, arising from defense or settlement of such action. This obligation shall; however, not prevent the directors of the Company from imposing such conditions on a payment of expenses as they deem warranted and in the best interest of the Company. Before making an advance under this section of these bylaws, the Company shall obtain an agreement that the Company will be repaid if the person on whose behalf payment is made is later determined not to be entitled to such indemnification.

Section 3. Insurance. The Company shall have the power to purchase and maintain insurance to protect it and any person who is or was a member of the board of directors, officer or employee of the Company from potential losses arising from claims against any of them for alleged wrongful acts, or wrongful acts, committed in their capacity as a director, officer or employee of the Company. However, the Company may not obtain insurance which provides for payment of losses of any person incurred as a consequence of his or her willful or criminal misconduct.

In addition, generally, federal law provides indemnity coverage for:

(a)      Any person against whom any action is brought or threatened because that person is or was a director or officer of the association, for:

(i)	Any amount for which that person becomes liable under a judgment in such action; and

(ii)
Reasonable costs and expenses, including reasonable attorneys’ fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

(b)      Indemnification shall be made to such person only if:

(i)	Final judgment on the merits is in his or her favor; or

(ii)
In case of:

a. Settlement;
b. Final judgment against him or her; or
c. Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the savings association or its members.

However, no indemnification shall be made unless the association gives the Office of Thrift Supervision at least 60 days’ notice of its intention to make such indemnification. No such indemnification shall be made if the Office of Thrift Supervision advises the association in writing, within such notice period, of its objection thereto.

(c)	As used in this paragraph:

(i)	“Action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review.

(ii)	“Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought.

(iii)	“Final judgment” means a judgment, decree or order which is not appealable or as to which the period for appeal has expired with no appeal taken.

(iv)	“Settlement” includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

Beneficial Mutual Bancorp also maintains directors and officers insurance to insure its directors and officers and the directors and officers of its subsidiaries against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a)	List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Beneficial Mutual Savings Bank, Beneficial Savings Bank, MHC, Beneficial Mutual Bancorp, Inc. and Sandler O’Neill & Partners, L.P. *
1.2	Draft Agency Agreement *
2.1	Plan of Stock Issuance of Beneficial Mutual Bancorp, Inc., as amended and restated
2.2	Agreement and Plan of Merger by and among Beneficial Savings Bank, MHC, Beneficial Mutual Bancorp, Inc., Beneficial Mutual Savings Bank, FMS Financial Corporation and Farmers & Mechanics Bank (1) *
3.1	Charter of Beneficial Mutual Bancorp, Inc. *
3.2	Amended and Restated Bylaws of Beneficial Mutual Bancorp, Inc. *
4.1	Specimen Stock Certificate of Beneficial Mutual Bancorp, Inc. *
5.1	Opinion of Muldoon Murphy & Aguggia LLP re: Legality
8.1	Opinion of Muldoon Murphy & Aguggia LLP re: Federal and State Tax Matters regarding the stock offering
8.2	Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters regarding the merger
10.1(a)	Form of Beneficial Mutual Savings Bank Employee Stock Ownership Plan *
10.1(b)	Form of Beneficial Mutual Savings Bank Employee Stock Ownership Plan Trust Agreement *
10.2	Form of ESOP Loan Documents *
10.3 (a)	Beneficial Mutual Savings Bank 401(k) Plan and Trust Agreement *
10.3(b)	Beneficial Insurance Services, LLC 401(k) Plan and Trust Agreement *
10.4	Employment Agreement between Beneficial Mutual Savings Bank and Gerard P. Cuddy *
10.5	Form of Employment Agreement between Beneficial Mutual Savings Bank, Beneficial Mutual Bancorp, Inc. and Gerard P. Cuddy *
10.6	Form of Salary Continuation Agreements between Beneficial Mutual Savings Bank and Joseph F. Conners, Paul R. Driscoll, Andrew J. Miller, George W. Nise and Robert W. Keddie, Jr. *
10.7	Amended and Restated Beneficial Mutual Savings Bank Elective Deferred Compensation Plan *
10.8	Supplemental Pension and Retirement Plan of Beneficial Mutual Savings Bank *
10.9	Beneficial Mutual Savings Bank Board of Trustees’ Non-vested Deferred Compensation Plan *
10.10	Employment Agreement between Beneficial Mutual Savings Bank, Beneficial Insurance Services, LLC and Robert J. Bush *
10.11	Beneficial Mutual Savings Bank Stock-Based Deferral Plan *
23.1	Consent of Muldoon Murphy & Aguggia LLP (included in Exhibits 5.1, 8.1 and 8.2 filed herewith)
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Grant Thornton LLP

23.4	Consent of PricewaterhouseCoopers LLP
23.5	Consent of RP Financial, L.C. *
23.6	Consent of Ryan Beck & Co., Inc. *
23.7	Consent of Craig W. Yates identified as a proposed director *
23.8	Consent of Roy D. Yates identified as a proposed director *
24.1	Powers of Attorney *
99.1	Appraisal Report of RP Financial, L.C. (P) *
99.2	Draft Marketing Materials *
99.3	Form of Subscription Order Form and Instructions *
99.4	Form of Beneficial Foundation Gift Instrument *
__________________
(P)	The supporting financial schedules are filed in paper pursuant to Rule 202 of Regulation S-T.
*	Previously filed
(1)	The following schedules to the Merger Agreement are omitted and the Registrant agrees to supplementally furnish a copy of any omitted schedules to the Commission upon request:

SCHEDULES

3.11(c)	Retention Bonus Program
3.11(d)	Employee Severance
4.1 (c)	Subsidiaries
4.3 (c)	Capitalization
4.5	Capitalization
4.7	Litigation
4.10	Buildings and Equipment
4.11	Contracts
4.12	Investment Securities
4.14	Insurance Policies
4.15	Employee Benefit Plans
4.17	Brokers
4.19	Real Estate
4.29	Environmental Protection
6.1(i)	Salary Increases and Bonuses

(b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to

Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on May 14, 2007.

Beneficial Mutual Bancorp, Inc.

By: /s/ Gerard P. Cuddy
Gerard P. Cuddy
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gerard P. Cuddy	President, Chief Executive Officer	May 14, 2007
Gerard P. Cuddy	and Director
(principal executive officer)

/s/ Joseph F. Conners	Chief Financial Officer	May 14, 2007
Joseph F. Conners	(principal accounting and financial officer)

*	Director
R. Joseph Barnes, Jr.

*	Director
Edward G. Boehne

*	Director
Frank A. Farnesi

*	Director
Elizabeth H. Gemmill

*	Director
Thomas F. Hayes

*	Director
Paul M. Henkels

*	Director
William J. Henrich, Jr.

*	Director
Charles Kahn, Jr.

*	Director
Thomas J. Lewis

*	Director
Joseph J. McLaughlin

*	Director
Michael J. Morris

*	Director
George W. Nise

*	Director
Donald F. O’Neill

*	Pursuant to the Powers of Attorney filed as Exhibit 24.1 to the Registration Statement on Form S-1 for Beneficial Mutual Bancorp, Inc. filed on March 14, 2007.

/s/ Gerard P. Cuddy	May 14, 2007
Gerard P. Cuddy Attorney-in-Fact